UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

COMVERSE TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock of Comverse, Inc.

	(2)	Aggregate number of securities to which transaction applies: 219,042,641

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined). Because the issuer has an accumulated capital deficit as of its most recent balance sheet (dated January 31, 2012), under Rule 0-11(a)(4) the deemed par value of the securities is to be used:

             $0.01 per share

	(4)	Proposed maximum aggregate value of transaction: $730,142.14 (one third of aggregate par value)

	(5)	Total fee paid: $83.68

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

COMVERSE TECHNOLOGY, INC.

810 Seventh Avenue

New York, NY 10019

                    , 2012

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Comverse Technology, Inc. (or CTI) to be held on                     , 2012, at 10:00 a.m., New York City time, at                     .

At the special meeting, you will be asked to approve (1) the spin–off of Comverse, Inc. (or Comverse), which is a wholly–owned subsidiary of CTI, to be effected by means of a pro rata distribution of 100% of the outstanding shares of Comverse common stock to CTI shareholders (referred to as the share distribution), (2) the Comverse, Inc. 2012 Stock Incentive Compensation Plan, (3) a contingent amendment to CTI’s certificate of incorporation to effect a contingent reverse stock split of CTI’s outstanding common stock (referred to as the reverse stock split) and (4) the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals. We believe the share distribution will create value for CTI shareholders through direct share ownership in an independent Comverse while allowing CTI shareholders to maintain ownership in CTI. Following the share distribution, we will be a significantly smaller company focused on our remaining business, Verint Systems Inc. (or Verint).

As previously disclosed, our Board of Directors have analyzed and considered strategic alternatives for Comverse as well as our company as a whole. Based on these analyses and considerations, our Board of Directors believes that the proposed share distribution to our shareholders offers the most effective means of maximizing shareholder value. Goldman, Sachs & Co. and Rothschild Inc. are acting as financial advisors to CTI in connection with our Board of Directors’ consideration of strategic alternatives.

Following the share distribution and consistent with its fiduciary duties, our Board of Directors will continue to evaluate strategic opportunities for our company as a whole as well as for the Verint business as they may arise.

After careful consideration, our Board of Directors has approved the proposal to spin off Comverse as described in the enclosed proxy statement, as well as the other proposals described in the enclosed proxy statement, and recommends that you vote “FOR” each of these proposals.

Your vote is very important, regardless of the number of shares of common stock that you own. The share distribution cannot be completed without the affirmative vote of at least two-thirds of our outstanding shares of common stock. Accordingly, we urge you to please complete, sign and date the enclosed proxy card and return it as promptly as possible, even if you intend to attend the special meeting.

Please review in detail the enclosed proxy statement and its annexes, which we strongly encourage you to read in their entirety, for a more complete statement regarding the proposal to complete the share distribution.

On behalf of our Board of Directors, I thank you for your support and urge you to vote “FOR” the proposals described in the enclosed proxy statement.

Sincerely,

[—]

Charles J. Burdick

Chairman of the Board and Chief Executive Officer

COMVERSE TECHNOLOGY, INC.

810 Seventh Avenue

New York, NY 10019

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on                     , 2012

To the Shareholders of Comverse Technology, Inc.:

A special meeting of shareholders of Comverse Technology, Inc. (or CTI) will be held on                     , 2012, at 10:00 a.m., New York City time, at                                          (referred to as the Special Meeting). At the Special Meeting, you will be requested to consider and vote upon the following proposals:

1.	To consider and vote upon the authorization of the distribution to CTI shareholders, based on a distribution ratio of one share of common stock, with no par value per share, of Comverse, Inc., a Delaware corporation and wholly–owned subsidiary of CTI (or Comverse), for every CTI common shares outstanding as of the record date for the share distribution (which record date is expected to be established by CTI’s Board of Directors shortly following the Special Meeting), of 100% of the outstanding shares of Comverse common stock (referred to as the share distribution).

2.	To approve the Comverse, Inc. 2012 Stock Incentive Compensation Plan.

3.	To approve a contingent amendment to CTI’s certificate of incorporation to effect a contingent reverse stock split of issued and outstanding CTI common shares.

4.	To approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals.

5.	To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

These items are more fully described in the following pages. Shareholders of record at the close of business on                     , 2012 are entitled to attend and vote at the Special Meeting. Because of the significance of the share distribution, your participation in the Special Meeting, in person or by proxy, as well as your vote are especially important.

Shareholders who do not vote in favor of the share distribution will have the right to seek appraisal and receive the fair value of their shares in lieu of receiving the shares of Comverse common stock if the share distribution is completed, but only if they perfect their appraisal rights by complying with the required procedures under New York law, which are summarized in the accompanying proxy statement.

Shareholders of record may vote their shares by using the Internet or the telephone. Instructions for using these convenient services are set forth on the enclosed proxy card. You may also vote your shares by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the enclosed postage-paid envelope. Any shareholder attending the Special Meeting may vote in person, even if you have already voted on the proposal described in this proxy statement, and proof of identification will be required to enter the Special Meeting. If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on                     , 2012, the record date for the Special Meeting. If you hold your shares through a broker, bank or other nominee and wish to vote your shares at the Special Meeting, you must obtain a legal proxy from your broker, bank or other nominee. Please note that cameras and other recording equipment will not be permitted at the Special Meeting.

By Order of the Board of Directors,

[—]
New York, New York , 2012	Shefali A. Shah Senior Vice President, General Counsel and Corporate Secretary

Page

INTRODUCTION AND Q&A	1

SUMMARY OF THE SHARE DISTRIBUTION	14

SELECTED HISTORICAL FINANCIAL DATA FOR COMVERSE TECHNOLOGY, INC.	23

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF COMVERSE, INC.	25

UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF COMVERSE TECHNOLOGY, INC.	26

RISK FACTORS RELATING TO THE SHARE DISTRIBUTION AND THE REVERSE STOCK SPLIT	35

FORWARD-LOOKING STATEMENTS	44

THE SPECIAL MEETING OF SHAREHOLDERS	47

PROPOSAL 1 AUTHORIZATION OF THE SHARE DISTRIBUTION	51

PROPOSAL 2 APPROVAL OF THE COMVERSE, INC. 2012 INCENTIVE PLAN	81

PROPOSAL 3 CONTINGENT REVERSE STOCK SPLIT OF CTI COMMON SHARES AND AMENDMENT TO CTI’S CERTIFICATE OF INCORPORATION TO EFFECT THE CONTINGENT REVERSE STOCK SPLIT OF THE ISSUED AND OUTSTANDING CTI COMMON SHARES	87

PROPOSAL 4 ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING	95

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	96

OTHER MATTERS	99

LIST OF ANNEXES

Annex A	Preliminary Information Statement of Comverse, Inc. as filed with the Securities and Exchange Commission on June 7, 2012.

Annex B*	Comverse, Inc. 2012 Stock Incentive Compensation Plan

Annex C*	Form of Award Agreement under the Comverse, Inc. 2012 Stock Incentive Compensation Plan

Annex D*	Sections 623 and 910 of the New York Business Corporation Law

Annex E*	Form of Distribution Agreement between Comverse Technology, Inc. and Comverse, Inc.

Annex F*	Form of Transition Services Agreement between Comverse Technology, Inc. and Comverse, Inc.

Annex G*	Form of Tax Disaffiliation Agreement between Comverse Technology, Inc. and Comverse, Inc.

Annex H*	Form of Employee Matters Agreement between Comverse Technology, Inc. and Comverse, Inc.

Annex I*	Form of Amendment to Certificate of Incorporation of Comverse Technology, Inc.

*	To be filed by amendment.

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INTRODUCTION AND Q&A

Introduction and definitions

The following summary is an overview of selected information contained in this proxy statement about proposals that our shareholders are being asked to consider:

(1)	to authorize the share distribution of 100% of the outstanding shares of Comverse common stock to CTI shareholders;

(2)	to approve the Comverse, Inc. 2012 Stock Incentive Compensation Plan;

(3)	to approve a contingent amendment to CTI’s certificate of incorporation to effect a contingent reverse stock split of issued and outstanding CTI common shares; and

(4)	to approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals.

This proxy statement is first being mailed to shareholders on or about                     , 2012.

Except as otherwise indicated, the information included in this proxy statement, including all financial statements, assumes the completion of all the transactions referred to in this proxy statement as the share distribution, including the contribution to Comverse of Exalink Ltd. by CTI immediately prior to the share distribution.

Use in this proxy statement of the terms:

•

“Comverse” refers to Comverse, Inc., a Delaware corporation, and, unless the context otherwise requires, its consolidated subsidiaries and Exalink Ltd., a CTI wholly-owned subsidiary that will be contributed to Comverse immediately prior to the share distribution. Other than holding certain intellectual property rights, Exalink Ltd. has no operations. “Comverse common stock” refers to the shares of common stock of Comverse, Inc.

•

“CTI,” “we,” “us,” “our” and “our company” refers to Comverse Technology, Inc., a New York corporation, and, unless the context otherwise requires, its consolidated subsidiaries other than Comverse, its subsidiaries and Exalink Ltd. “CTI common shares” and “our common shares” refer to the shares of common stock of Comverse Technology, Inc.

•	“Verint” refers to Verint Systems Inc., a Delaware corporation, and, unless the context otherwise requires, its consolidated subsidiaries.

•	“Starhome” refers to Starhome B.V.

•	“fiscal year” refers to a twelve month period ended January 31.

•

“SEC” refers to the U.S. Securities and Exchange Commission; “Exchange Act” refers to the Securities Exchange Act of 1934, as amended; “Securities Act” refers to the Securities Act of 1933, as amended; and “Code” refers to the Internal Revenue Code of 1986, as amended.

Questions & Answers about the Special Meeting

ABOUT THE SHARE DISTRIBUTION

Q:	Why am I receiving this document?

A:	CTI’s Board of Directors has determined that it is in the best interests of CTI and its shareholders to pursue separating and spinning-off Comverse into an independent, publicly-traded company, which it intends to accomplish through a pro rata distribution of 100% of the outstanding shares of common stock of Comverse, a wholly-owned subsidiary of CTI, to CTI’s shareholders, to be made in the form of a special dividend. We refer to this separation and spin-off of Comverse as the share distribution throughout this proxy statement.

Under New York corporate law, in order for CTI to effect this share distribution and the corresponding separation, approval of the share distribution must be obtained from CTI shareholders holding at least two-thirds of the outstanding CTI common shares. CTI is holding the Special Meeting in order to obtain this shareholder approval.

This proxy statement contains important information about the Special Meeting and the proposed share distribution, including information relating to the share distribution, certain matters required to be undertaken by CTI in anticipation of the share distribution, information relating to certain agreements and arrangements to be entered into between CTI and Comverse in connection with the share distribution, and information relating to CTI on a pro forma basis giving effect to the share distribution.

In connection with the share distribution, Comverse is also required to file, and has filed with the SEC, a Registration Statement on Form 10 which contains important information about the share distribution, including audited combined financial statements of Comverse, information relating to Comverse on a pro forma basis giving effect to the share distribution and other information regarding Comverse, as well as certain risks involved in holding Comverse common stock following the share distribution and risks associated with Comverse’s business generally. The Registration Statement on Form 10 includes an information statement setting forth such information. Assuming shareholder approval required to effect the share distribution is obtained at the Special Meeting, the final version of the Information Statement will be distributed to CTI shareholders who hold CTI common shares as of the record date for the share distribution, which is expected to be within             days after the Special Meeting. A copy of the preliminary version of the information statement, on file with the SEC as of the date of this proxy statement, is included in this proxy statement as Annex A. We refer to this preliminary information statement as the “Preliminary Information Statement” throughout this proxy statement.

You should read this proxy statement and the annexes hereto, including the Information Statement, carefully and in their entirety.

Your vote is very important. We encourage you to vote as soon as possible. For more information on how to vote your shares, please see “THE SPECIAL MEETING OF SHAREHOLDERS” below.

Q:	What are the reasons for the share distribution?

A:	CTI’s Board of Directors has determined that pursuing the share distribution is in the best interests of CTI and its shareholders, and that separating Comverse from CTI would provide benefits to both CTI and Comverse, including the following:

•

Focused Management. The share distribution will allow Comverse’s management to devote its entire time and attention to maximizing Comverse’s shareholder value by focusing on Comverse’s business growth, improving its operational performance and profitability, implementing its strategies and achieving its business objectives. The share distribution will also allow CTI’s management to focus exclusively on eliminating the holding company structure and seeking ways to maximize shareholder value for CTI’s holdings in Verint.

•

Enhanced Investor Choices by Offering Investment Opportunities in Separate Entities. The CTI Board of Directors believes that the share distribution will increase investor understanding of Comverse and

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its market position within its industry, thereby facilitating the creation of a more natural and interested investor base. The share distribution also will provide investors with two individual investment options that may be more appealing to them than an investment in the current combined company. Separating the businesses will result in each company representing more of a pure-play investment that our Board of Directors believes will appeal to the respective investor bases due to each company’s more defined business and assets—an operating business in the case of Comverse and ownership interests in Verint in the case of CTI. As Comverse and CTI do not share any meaningful synergies, the share distribution will allow investors to make independent decisions with respect to each of Comverse and CTI (and its underlying interests in Verint) based on, among other factors, their different business models, strategies and industries.

•

Enhanced Value. The CTI Board of Directors believes that following the share distribution, the combined value of CTI and Comverse common shares should, over time and assuming the same market conditions, be greater than the value of our common shares prior to the share distribution, thus resulting in greater long-term value to our shareholders.

•

Enhanced Flexibility in Evaluating Acquisitions, including in Using Stock as an Acquisition Consideration. The share distribution will provide Comverse with enhanced flexibility to use its stock as consideration in pursuing certain financial and strategic objectives, including mergers and acquisitions involving other companies or businesses engaged in its industry. We expect that Comverse will be able to more easily facilitate future strategic transactions with similar businesses through the use of its stand-alone stock as consideration. In evaluating such transactions, following the share distribution the Comverse board will be able to focus solely on the benefits of a proposed transaction to Comverse and its shareholders and will no longer be required to evaluate the impact of such transaction on CTI as a whole and CTI shareholders, who may hold CTI common shares because of our majority interest in Verint.

•

Direct and Differentiated Access to Capital Resources. As an independent company, Comverse will no longer need to compete internally for capital, and will have direct access to capital markets to fund its own capital needs. Comverse will have complete control over decisions related to the allocation and raising of capital resources and will be able to make decisions related to strategic investments in its business without the need to consider the effect these decisions would have on CTI and its subsidiaries and its holding company structure. With respect to CTI, following the share distribution, its capital resources will no longer be impacted by Comverse’s liquidity needs and may be used in their entirety to fund CTI’s operations, including its previously disclosed efforts to eliminate the holding company structure.

•

Improved Management Incentive Tools. We expect Comverse to use share-based incentive awards to compensate current and future employees. Following the share distribution, appreciation in the value of shares underlying share-based awards granted to Comverse employees will no longer be impacted by the performance of CTI’s other subsidiaries. Share-based incentive awards granted to employees of Comverse following the share distribution will be tied directly to Comverse’s performance, providing employees with incentives more closely linked to the achievement of Comverse’s specific performance objectives. This will better align employee interests with the interests of shareholders. We also believe that equity-based compensation arrangements tied more closely to Comverse’s performance will improve Comverse’s ability to attract, retain and motivate qualified personnel.

Q:	What am I being asked to vote on?

A:	You are being asked to vote upon the:

•

Approval of the pro rata distribution to CTI shareholders of 100% of the outstanding shares of Comverse common stock, to be made in the form of a special dividend, as further described in this proxy statement;

•	Approval of the Comverse, Inc. 2012 Stock Incentive Compensation Plan;

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•	Approval of a contingent amendment to CTI’s certificate of incorporation to effect a contingent reverse stock split of issued and outstanding CTI common shares; and

•	Approval of the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals.

Q:	What vote is required to approve each matter and how are votes counted?

A:	For each proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

•

Proposal 1—To authorize the share distribution to CTI shareholders of 100% of the outstanding shares of Comverse: Shareholders as of the close of business on the record date for the Special Meeting holding shares representing at least two-thirds of our outstanding shares of common stock must vote “FOR” the approval of this proposal in order for us to complete the share distribution. Accordingly, any abstention or broker non–vote will count as a vote cast “AGAINST” this proposal.

•

Proposal 2—To approve the Comverse, Inc. 2012 Stock Incentive Compensation Plan: A majority of the CTI common shares present or represented at the Special Meeting and entitled to vote as of the record date for the Special Meeting will be required to vote “FOR” this proposal in order for Comverse to adopt the Comverse, Inc. 2012 Stock Incentive Compensation Plan. Abstentions and broker non–votes will have no effect on this proposal.

•

Proposal 3—To approve a contingent amendment to CTI’s certificate of incorporation to effect a contingent reverse stock split of issued and outstanding CTI common shares: Shareholders as of the close of business on the record date for the Special Meeting holding shares representing a majority of our outstanding shares of common stock must vote “FOR” the approval of this proposal in order for us to amend CTI’s certificate of incorporation and effect a reverse stock split of issued and outstanding CTI common shares. Accordingly, any abstention or broker non–vote will count as a vote cast “AGAINST” this proposal.

•

Proposal 4—To adjourn or postpone the Special Meeting: A majority of the CTI common shares present or represented at the Special Meeting and entitled to vote as of the record date for the Special Meeting will be required to vote “FOR” this proposal in order for the chairman of the Special Meeting to be permitted to adjourn or postpone the Special Meeting, once a quorum is present, if necessary or appropriate to solicit additional proxies if there are not sufficient votes in favor of the proposals to distribute to CTI shareholders the outstanding shares of Comverse common stock, approve the Comverse, Inc. 2012 Stock Incentive Compensation Plan or approve a contingent amendment to CTI’s certificate of incorporation to effect a contingent reverse stock split of issued and outstanding CTI common shares. Abstentions and broker non-votes will have no effect on this proposal.

If you sign your proxy card without indicating your vote, your shares of common stock will be voted “FOR” the authorization of the share distribution, “FOR” approval of the Comverse, Inc. 2012 Stock Incentive Compensation Plan, “FOR” the contingent amendment of CTI’s certificate of incorporation to effect a contingent reverse stock split of issued and outstanding CTI common shares, “FOR” adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals and in accordance with the best judgment of the persons appointed as proxies on any other matters properly brought before the Special Meeting for a vote.

Q	What will happen in the share distribution?

A:

If the share distribution is approved at the Special Meeting and certain other conditions to the effectiveness of the share distribution are met, then all of the outstanding shares of Comverse common stock will be distributed to holders of CTI common shares on the distribution date. Every              CTI common shares outstanding as of 5:00 p.m., New York City time, on                     , 2012, the record date for the share distribution, will entitle their holder to receive one share of Comverse common stock. If necessary to satisfy the tax withholding obligations, the distribution agent will hold back a certain number of shares of Comverse common stock (or

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proceeds from sale of such shares) that would otherwise be distributed to you and sell those shares on the market. Your proportionate ownership interest in CTI will not change as a result of the share distribution. Following the share distribution, CTI will no longer hold any outstanding capital stock of Comverse, all of which will be held by CTI shareholders as of the record date for the share distribution, and Comverse will be an independent, publicly-traded company. Comverse intends to apply to list its common stock on the NASDAQ stock exchange (or NASDAQ ) under the symbol “CNSI.”

Q:	How will fractional shares be treated in connection with the share distribution?

A:	Fractional shares of Comverse common stock will not be distributed. Fractional shares of Comverse common stock to which holders of record of CTI common shares would otherwise be entitled will be aggregated and sold in the public market by the distribution agent at prevailing market prices. The distribution agent, in its sole discretion, will determine when, how and at what prices to sell these shares. The aggregate net cash proceeds of the sales will be distributed ratably to those holders of record of CTI common shares who would otherwise have received fractional shares of Comverse common stock.

Q:	What is the record date for the share distribution?

A:	Record ownership will be determined as of 5:00 p.m., New York City time, on , 2012, which we refer to as the record date for the share distribution.

Q:	When will the share distribution be completed?

A:	If the matters required to be approved in connection with the share distribution are approved by CTI shareholders at the Special Meeting, the distribution date, which is the date on which shares of Comverse common stock will be distributed to our shareholders, is expected to be a date within days of the Special Meeting. We expect that it will take the distribution agent, acting on our behalf, up to 10 days after the distribution date to fully distribute the shares of Comverse common stock to our shareholders which will be accomplished through direct registration in book-entry form. It is also possible that factors outside our control, or a decision by us to terminate the Distribution Agreement pursuant to its terms, could require us to complete the share distribution at a later time or not to complete it at all. See “PROPOSAL 1 AUTHORIZATION OF THE SHARE DISTRIBUTION—General Summary of the Share Distribution” below.

Q:	What do I have to do to participate in the share distribution?

A:	Other than shareholder approval of the share distribution, no action will be required of CTI shareholders to receive shares of Comverse common stock, which means that (1) you will not be required to pay for the shares of Comverse common stock that you receive in the share distribution, and (2) you do not need to surrender or exchange any CTI common shares in order to receive shares of Comverse common stock, or take any other action in connection with the share distribution.

Q:	What if I want to sell my CTI common shares prior to the distribution date?

A:

If the share distribution is approved at the Special Meeting and you hold your shares in “street name” and decide to sell any of your CTI common shares on or before the date on which shares of Comverse common stock will be distributed to our shareholders, or the distribution date, you should consult with your broker, bank or other nominee and discuss whether you want to sell only your CTI common shares or your CTI common shares along with the Comverse common stock that you would otherwise receive in the share distribution. If you decide to sell any of your CTI common shares on or before the distribution date, you should make sure your broker, bank or other nominee understands whether you want to sell only your CTI common shares or your CTI common shares along with the shares of Comverse common stock that you would otherwise receive in the share distribution. Beginning on or shortly before the record date for the

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share distribution and continuing up to and including the distribution date, CTI common stock will begin to trade in two markets on NASDAQ: a “regular-way” market and an “ex-distribution” market. If you hold CTI common shares as of the record date for the share distribution and choose to sell those shares in the regular-way market after the record date for the share distribution and on or before the distribution date, you also will be selling the right to receive the shares of Comverse common stock in connection with the share distribution. If you hold CTI common shares as of the record date for the share distribution and choose to sell those shares in the ex-distribution market after the record date for the share distribution and on or before the distribution date, you will still receive the shares of Comverse common stock in the share distribution.

See “PROPOSAL 1 AUTHORIZATION OF THE SHARE DISTRIBUTION—General Summary of the Share Distribution—Listing of Comverse Common Stock and Trading of CTI Common Shares” for more information.

Q:	What are the material U.S. federal income tax consequences to me of the share distribution?

A:	The fair market value of the Comverse common stock distributed will generally constitute a dividend, taxable as ordinary income, to the extent of CTI’s current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes. CTI believes that it does not have any accumulated earnings and profits as of the end of its fiscal year ended January 31, 2012. CTI’s current earnings and profits will be determined as of the end of its fiscal year ending January 31, 2013.

In the case of a U.S. holder of CTI common stock that is an individual, dividend income should generally be subject to U.S. federal income tax at a maximum rate of 15% (provided that certain holding period requirements are met). To the extent that the fair market value of the Comverse common stock distributed exceeds a holder’s share of CTI’s current and accumulated earnings and profits, the excess will not constitute a dividend but will instead be treated first as a tax-free return of capital, to the extent of the holder’s adjusted basis in its CTI common stock (with a corresponding reduction in such basis), and thereafter as capital gain. Any capital gain recognized by a U.S. holder will generally be long-term capital gain if the holder has held its CTI common stock for more than one year. In the case of a U.S. holder that is an individual, long-term capital gains should generally be subject to U.S. federal income tax at a maximum rate of 15%.

A holder’s tax basis in the Comverse common stock received in the share distribution will be equal to the fair market value of the Comverse common stock received on the date of the share distribution. Your receipt of cash in lieu of fractional shares of Comverse common stock generally will result in a taxable gain or loss for U.S. federal income tax purposes.

See “PROPOSAL 1 AUTHORIZATION OF THE SHARE DISTRIBUTION—Certain Material U.S. Federal Income Tax Consequences” below for a more detailed description of the U.S. federal income tax consequences of the share distribution, including the U.S. federal income tax consequences to non-U.S. holders.

Q:	Will the share distribution affect the trading price of my CTI common shares?

A:	Yes, the trading price of CTI common shares immediately following the share distribution is expected to change because its trading price will no longer reflect the value of Comverse. However, we cannot provide you with any guarantees as to the price at which the CTI common shares will trade following the share distribution.

Q:	What is the expected impact of the share distribution on CTI’s financial performance?

A:

Following the share distribution, CTI will no longer own Comverse, and accordingly, CTI’s results of operations will no longer include the results of Comverse and certain other adjustments will be made. We will no longer have the dual streams of revenues, costs and cash flows that currently exist due to our

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ownership of both Comverse and our majority interest in Verint. The share distribution would separate Comverse’s business from us, which represents significant value and almost all of our cash flow. As a result, it is possible that our results of operations, cash flows, and working capital will decrease and our financing requirements may be subject to increased instability. Our operations may also be impacted by a limited ability to attract new employees in a timely manner. See “UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF COMVERSE TECHNOLOGY, INC.”

Q:	What indebtedness will Comverse have following the share distribution?

A:	It is anticipated that, immediately following the completion of the share distribution, Comverse will have no indebtedness. Comverse will continue to maintain an $8.0 million line of credit in Israel that may be used for borrowings. All intercompany borrowings payable by Comverse to CTI are expected to be settled through a capital contribution by CTI to Comverse immediately prior to the share distribution.

Q:	What adjustments will be made to equity awards and other compensation awards and programs held by, or established for the benefit of, CTI employees or directors as a result of the share distribution?

A:	In connection with the share distribution, we currently expect that, subject to approval of CTI’s board of directors, CTI’s equity based-compensation awards will generally be treated as follows:

Stock Option Awards:

As of the distribution date, CTI options held by Comverse officers and employees and CTI officers and employees who become Comverse officers or employees will be converted to options for shares of Comverse common stock. The exercise price and the number of shares subject to these options will be adjusted such that the economic value of the options is not less than the value of the CTI options. All other terms of the options will remain the same. The formulas based on which the exercise price and the number of shares underlying the options will be adjusted will be determined by our Board prior to the mailing of this proxy statement. Once a final determination is made, we will update the preliminary proxy statement to reflect the determination.

As of the distribution date, CTI options held by CTI directors, officers and employees who remain directors, officers or employees of CTI following the share distribution will remain as options for CTI common shares. The formulas based on which the exercise price and the number of shares underlying such options will be adjusted will be determined by our Board prior to the mailing of this proxy statement. Once a final determination is made, we will update the preliminary proxy statement to reflect the determination. All other terms of the CTI options will remain the same.

Restricted Stock Units (RSUs) and Deferred Stock Units (DSUs):

We expect that as of the distribution date, CTI RSUs and CTI DSUs held by Comverse officers and employees and CTI officers and employees who become Comverse officers or employees will be converted to Comverse DSUs and RSUs. The CTI RSUs and CTI DSUs held as of the distribution date will be converted into Comverse RSUs or DSUs based on an adjustment formula to be determined by our Board prior to the mailing of the proxy statement. Once a final determination is made, we will update the preliminary proxy statement to reflect the determination. All other terms and conditions of Comverse RSUs and DSUs will be substantially similar to those applicable to the corresponding CTI RSUs and CTI DSUs converted as described.

As of the distribution date, CTI RSUs and CTI DSUs held by CTI directors, officers and employees who remain a director, officer or employee of CTI will remain CTI RSUs or DSUs.

See “SUMMARY OF THE SHARE DISTRIBUTION—Treatment of Stock–Based Awards.”

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Q:	Do I have appraisal rights in connection with the share distribution?

A:	If the share distribution is completed, you will have certain rights under New York law to dissent and demand appraisal of, and payment in cash of the fair value of, your CTI common shares. Any holder of CTI common shares who does not vote in favor of the share distribution, demands appraisal of such CTI common shares and complies with the applicable provisions of New York law will not be entitled to receive the shares of Comverse common stock distributed in the share distribution. Such appraisal rights, if the statutory procedures are complied with, will lead to a judicial determination of the fair value (excluding any increase or decrease in value arising from the completion or expectation of the share distribution) required to be paid in cash to such dissenting shareholders for their CTI common shares. The value so determined could be more or less than, or the same as, the combined market prices of Comverse common stock and CTI common shares after the share distribution. See “PROPOSAL 1 AUTHORIZATION OF THE SHARE DISTRIBUTION—Appraisal Rights.” For the full text of Sections 623 and 910 of the New York Business Corporation Law (or NYBCL), please see Annex D hereto.

Q:	Are there any risks in connection with the share distribution that I should consider?

A:	Yes. There are certain risks associated with the share distribution. These risk factors are discussed in more detail in “RISK FACTORS RELATING TO THE SHARE DISTRIBUTION” below.

ABOUT THE REVERSE STOCK SPLIT

Q:	What is the timing and procedure for effecting the reverse stock split?

A:	If our Board of Directors, following the share distribution, decides to implement the reverse stock split following the share distribution, the reverse stock split will become effective at such time following the share distribution as determined by our Board of Directors. Beginning at such effective time, each certificate representing pre-reverse stock split CTI common shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split CTI common shares. For a more complete description of this proposal, please see “PROPOSAL 3 CONTINGENT REVERSE STOCK SPLIT OF CTI COMMON SHARES AND AMENDMENT TO CTI’S CERTIFICATE OF INCORPORATION TO EFFECT THE CONTINGENT REVERSE STOCK SPLIT OF THE ISSUED AND OUTSTANDING CTI COMMON SHARES” below.

Q:	How will shares held in certificate form be treated in the reverse stock split?

A:	Some registered shareholders hold their CTI common shares in certificate form or a combination of certificate and book-entry form. If any of your CTI common shares are held in certificate form, you will receive a transmittal letter from the CTI’s transfer agent as soon as practicable after the effective date of the reverse stock split, if any. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-reverse stock split CTI common shares for a statement of holding, together with any payment of cash in lieu of fractional shares to which you are entitled. When you submit your certificate representing the pre-reverse stock split CTI common shares, your post-reverse stock split CTI common shares will be held electronically in book-entry form. This means that, instead of receiving a new stock certificate, you will receive a statement of holding that indicates the number of post-reverse stock split CTI common shares you own in book-entry form. CTI will no longer issue physical stock certificates unless you make a specific request for a share certificate representing your post-reverse stock split ownership interest.

Beginning on the effective date of the reverse stock split, each certificate representing pre-reverse stock split CTI common shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split CTI common shares.

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Q:	How will shares held in book-entry form be treated in the reverse stock split?

A:	CTI’s registered shareholders may hold some or all of their shares electronically in book–entry form. These shareholders will not have stock certificates evidencing their ownership of CTI common shares. They are, however, provided with a statement reflecting the number of CTI common shares registered in their accounts.

•

If you hold registered CTI common shares in a book-entry form, you do not need to take any action to receive your post-reverse stock split CTI common shares in registered book-entry form or your cash payment in lieu of any fractional shares, if applicable.

•

If you are entitled to post-reverse stock split CTI common shares, a transaction statement will automatically be sent to your address of record as soon as practicable after the effective date of the reverse stock split indicating the number of CTI common shares you hold.

•

If you are entitled to a payment in lieu of any fractional shares, a check will be mailed to you at your registered address as soon as practicable after the effective date of the reverse stock split. By signing and cashing this check, you will warrant that you owned the CTI common shares for which you received a cash payment.

Q:	How will shares held in street name be treated in the reverse stock split?

A:	Upon the reverse stock split, we intend to treat shareholders holding CTI common shares in “street name” (that is, held through a broker, bank or other nominee) in the same manner as registered shareholders whose CTI common shares are registered in their names. Brokers, banks or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding CTI common shares in “street name;” however, these brokers, banks or other nominees may apply their own specific procedures for processing the reverse stock split. If you hold your CTI common shares with a broker, bank or other nominee, and have any questions in this regard, we encourage you to contact your nominee.

Q:	How will fractional shares be treated in connection with the reverse stock split?

A:	We do not intend to issue fractional post-reverse stock split shares in connection with the reverse stock split. Shareholders who would otherwise hold fractional shares because the number of CTI common shares they hold before the reverse stock split is not evenly divisible by the split ratio selected by our Board of Directors will receive cash (without interest) in lieu of such fractional shares in an amount equal to the product obtained by multiplying (a) the closing price per CTI common shares as reported on NASDAQ as of the effective time of the reverse stock split, by (b) the fraction of one CTI common share owned by the shareholder.

Q:	Do I have appraisal rights in connection with the reverse stock split?

A:	Shareholders will not have dissenters’ or appraisal rights under New York corporate law or under CTI’s certificate of incorporation in connection with the proposed reverse stock split.

Q:	What are the material U.S. federal income tax consequences to me of the reverse stock split?

A:	Other than in respect of the cash payments for fractional shares discussed below, no gain or loss should be recognized by a U.S. Holder upon the exchange of pre-reverse stock split CTI common shares for post-reverse stock split CTI common shares. The aggregate tax basis of the post-reverse stock split CTI common shares should be the same as the aggregate tax basis of the pre-reverse stock split CTI common shares exchanged in the reverse stock split, reduced by any amount allocable to a fractional share for which cash is received. A shareholder’s holding period in the post-reverse stock split CTI common shares should include the period during which the shareholder held the pre-reverse stock split CTI common shares exchanged in the reverse stock split.

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In general, the receipt of cash by a U.S. Holder instead of a fractional share generally will result in taxable gain or loss for U.S. federal income tax purposes.

See “PROPOSAL 3 CONTINGENT REVERSE STOCK SPLIT OF CTI COMMON SHARES AND AMENDMENT TO CTI’S CERTIFICATE OF INCORPORATION TO EFFECT THE CONTINGENT REVERSE STOCK SPLIT OF THE ISSUED AND OUTSTANDING CTI COMMON SHARES—Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split” below for a more detailed description of the U.S. federal income tax consequences of the reverse stock split, including the U.S. federal income tax consequences to non-U.S. holders.

ABOUT THE SPECIAL GENERAL MEETING

Q:	Who is receiving this document?

A:	CTI has sent the Notice of Special Meeting and this proxy statement, together with the enclosed proxy card or voting instruction card to CTI shareholders, because our Board of Directors is soliciting your proxy to vote at the Special Meeting on , 2012, at 10:00 a.m., New York City time, at . This proxy statement contains information about the items being voted on at the Special Meeting.

CTI has sent these materials to each person who is registered as a holder of its shares of common stock in its register of shareholders (such owners are often referred to as “holders of record” or “registered shareholders”) as of the close of business on                     , 2012, the record date for the Special Meeting. Any CTI shareholder as of the record date for the Special Meeting who does not receive a copy of the Notice of Special Meeting and this proxy statement, together with the enclosed proxy card or voting instruction card, may obtain a copy at the Special Meeting or by contacting CTI at (212) 739-1000. In addition, CTI shareholders may contact D.F. King & Co., Inc., our proxy solicitor in connection with the Special Meeting, at (888) 605-1958.

CTI has requested that banks, brokerage firms and other nominees who hold CTI common shares on behalf of the owners of such common shares (such owners are often referred to as “beneficial shareholders” or “street name holders”) as of the close of business on                     , 2012 forward these materials, together with a proxy card or voting instruction card, to those beneficial shareholders. CTI has agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.

Q:	When and where will the Special Meeting be held?

A:	The Special Meeting of our shareholders will be held on , 2012, at 10:00 a.m., New York City time, at .

Q:	Who is soliciting my proxy?

A:	Our Board of Directors.

Q:	Who is entitled to vote?

A:	Shareholders of record at the close of business on , 2012 (referred to in this proxy statement as the record date for the Special Meeting) may attend and vote at the Special Meeting. Each shareholder is entitled to one vote for each CTI common share held on all matters to be voted. As of the close of business on the record date for the Special Meeting, CTI common shares were outstanding. A list of our shareholders entitled to vote at the Special Meeting will be available for inspection at our corporate offices at 810 Seventh Avenue, New York, New York prior to the Special Meeting.

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Q:	How many shares must be present to hold the Special Meeting?

A:	A majority of our issued and outstanding shares of common stock that are entitled to vote as of the record date for the Special Meeting must be present at the Special Meeting in order to hold the Special Meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are properly represented in person at the Special Meeting or that are represented by a valid proxy properly submitted over the Internet, by telephone or by mail. Further, for purposes of establishing a quorum, we will count as present shares that a shareholder holds even if the shareholder does not vote on one or more of the matters to be voted upon.

Q:	How many votes do I have?

A:	Every holder of CTI common shares on the record date for the Special Meeting will be entitled to one vote per share on each matter presented at the Special Meeting.

On                     , 2012, there were approximately                      CTI common shares outstanding and entitled to vote at the Special Meeting.

Q:	What are broker non–votes and what is the effect of broker non–votes?

A:	Brokers have the discretion to vote shares held in “street name”—a term that means the shares are held in the name of the broker on behalf of its customer, the beneficial owner—on routine matters, such as ratification of independent registered public accounting firms, but not on other, non-routine matters. Generally, broker non–votes occur when shares held by a broker for a beneficial owner are not voted with respect to a non-routine matter because the broker has not received voting instructions from the beneficial owner and the broker therefore lacks discretionary authority to vote the shares. Each of Proposal 1, Proposal 2, Proposal 3 and Proposal 4 is a “non-routine” matter for which brokers may not exercise discretionary voting power without instructions from the beneficial owner. Abstentions and broker non–votes are counted as shares present for purposes of determining the presence of a quorum for the transaction of business, are therefore counted as votes cast “AGAINST” Proposal 1 and Proposal 3 and have no effect with respect to Proposal 2 and Proposal 4. Your vote is very important, whether you hold your shares directly or through a broker, bank or other custodian. We encourage you to read this proxy statement carefully and if you are a beneficial owner, please be sure to give voting instructions to your broker, bank or other nominee if you want your votes to count.

Q:	How does the Board of Directors recommend that I vote on the proposals?

A:	Our Board of Directors recommends that you vote:

•	“FOR” Proposal 1 to authorize the pro rata distribution of 100% of the outstanding shares of Comverse common stock to CTI shareholders;

•	“FOR” Proposal 2 to approve the Comverse, Inc. 2012 Stock Incentive Compensation Plan;

•	“FOR” Proposal 3 to approve a contingent amendment to CTI’s certificate of incorporation to effect a contingent reverse stock split of issued and outstanding CTI common shares; and

•	“FOR” Proposal 4 to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals.

Q:	How can I vote my shares in person at the Special Meeting?

A:

Shares held directly in your name as the shareholder of record may be voted in person at the Special Meeting. If you choose to attend the Special Meeting, please bring the enclosed proxy card and proof of identification for entrance to the Special Meeting. If you hold your shares in street name (for example, the

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shares are held for you by a broker, bank or other nominee), in order to attend the meeting, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the record date for the Special Meeting ( , 2012). If you hold your shares in street name and you would like to vote your shares in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee.

Even if you plan to be present at the Special Meeting, we encourage you to complete and mail the enclosed card to vote your CTI common shares by proxy. Telephone and Internet voting facilities for shareholders will be available 24 hours a day and will close at 11:59 p.m. New York City time on                     , 2012.

Q:	How can I vote my shares without attending the Special Meeting?

A:	Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote without attending the Special Meeting. If you are a shareholder of record, you may vote in any of the following ways:

•

You may vote by mail. You may complete, date and sign the proxy card and promptly mail it in the postage-prepaid envelope that you received. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you return. If you return the proxy card but do not give any instructions on a particular matter described in this proxy statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our Board of Directors.

•

You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world by following the instructions set forth on your proxy card. If you vote on the Internet, you do not need to return your proxy card.

•

You may vote by telephone. If you are located in the United States or Canada, you may vote your shares by following the instructions set forth on your proxy card. If you vote by telephone, you do not need to return your proxy card.

Proxy cards must be received by no later than 10:00 a.m. (New York City time) on                     , 2012. Telephone and Internet voting will be available until 11:59 p.m., New York City time, on                     , 2012.

If your shares are held in the name of a broker, bank or other nominee, please follow the voting instructions on the forms you receive from your record holder. The availability of voting by Internet or telephone will depend upon their voting procedures.

Q:	How can I change my vote?

A:	You may revoke your proxy and change your vote at any time before the final vote at the Special Meeting. You may do this by signing and submitting a new proxy card with a later date, voting by telephone or using the Internet (your latest telephone or Internet proxy is counted), by attending the Special Meeting and voting in person or by notifying the inspectors of election in writing of such revocation. Attending the Special Meeting will not revoke your proxy unless you specifically request it.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within CTI or to third parties, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation and certification of votes; and

•	to facilitate a successful proxy solicitation.

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Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to management and our Board of Directors.

Q:	What does it mean if I get more than one proxy card?

A:	If you hold your shares in multiple registrations, or in both registered and street names, you will receive a proxy card for each account. Please sign, date and return all proxy cards you receive. If you choose to vote by phone or Internet, please vote each proxy card you receive. Only your latest dated proxy for each account will be counted.

Q:	For purposes of voting at the Special Meeting, what happens if I sell my shares after the record date for the Special Meeting but before the Special Meeting?

A:	You should be aware that the record date for purposes of voting at the Special Meeting is a different and earlier date than the record date for the share distribution. That being said, solely for purposes of voting at the Special Meeting, shareholders who have sold their shares prior to the Special Meeting, even if they have sold such shares after the record date for purposes of voting at the Special Meeting, will not be entitled to vote those shares.

Q:	Who pays for this proxy solicitation?

A:	Your proxy is being solicited by our Board of Directors on behalf of CTI. CTI pays the cost of soliciting your proxy and reimburses brokerage costs and other fees for forwarding proxy materials to you. CTI has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $8,000 plus reimbursement of expenses.

Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of CTI, none of whom will receive additional compensation therefor.

Q:	Whom should I call if I have any questions?

A:	If you have any questions or need assistance in voting your common shares, please call D.F. King & Co., Inc., our proxy solicitor assisting us in connection with the Special Meeting. Shareholders may call toll-free: (888) 605-1958. All others may call collect: (212) 269-5550.

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SUMMARY OF THE SHARE DISTRIBUTION

This summary contains selected information from this proxy statement relating to the share distribution and may not contain all of the information that is important to you. To fully understand the share distribution and the transactions contemplated by it, and to obtain a more complete description of the legal terms thereof, you should carefully read this entire document, including the annexes, and the documents to which we refer you. See “OTHER MATTERS—Where You Can Find Additional Information.”

The Share Distribution

CTI’s Board of Directors has determined that it is in the best interests of CTI and its shareholders to pursue the share distribution and the spin–off of Comverse into a separate, independent, publicly–traded company, which it intends to accomplish through a pro rata distribution to CTI’s shareholders of 100% of the outstanding common stock of Comverse. Following the share distribution, Comverse will be an independent, publicly–traded company owned by the holders of CTI common shares. CTI will not own any capital stock of Comverse following completion of the share distribution. In connection with the share distribution, Comverse intends to apply to list its common stock on NASDAQ under the symbol “CNSI.” In connection with the share distribution, we will also contribute Exalink Ltd., our wholly–owned subsidiary, to Comverse. Other than holding certain intellectual property rights, Exalink Ltd. has no operations. This contribution will occur immediately prior to the completion of the share distribution.

Before the share distribution, we will enter into a Distribution Agreement and other agreements with Comverse to effect the share distribution and provide a framework for our relationship with Comverse after the share distribution. These agreements will govern the relationship between Comverse and CTI up to and subsequent to the completion of the share distribution and provide for the allocation between Comverse and us of various assets, liabilities and obligations attributable to periods prior to the share distribution. See “PROPOSAL 1 AUTHORIZATION OF THE SHARE DISTRIBUTION—Agreements between CTI and Comverse Relating to the Share Distribution” below and the Preliminary Information Statement for further information regarding the share distribution and the agreements to be entered into between CTI and Comverse in connection with the share distribution.

The Companies

Comverse Technology, Inc.

CTI is a holding company and conducts business through its subsidiaries, principally, its wholly–owned subsidiary, Comverse, and its majority–owned subsidiaries, Verint and Starhome.

CTI’s common stock is traded on NASDAQ under the symbol “CMVT.” CTI was incorporated in the State of New York in October 1984. CTI’s principal executive offices are located at 810 Seventh Avenue, New York, New York 10019 and its telephone number at that location is (212) 739-1000.

CTI’s Internet address is www.cmvt.com. The information contained on CTI’s website is not included as a part of, or incorporated by reference into, this proxy statement. CTI makes available, free of charge, on its website, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and amendments to such reports filed or furnished pursuant to Section 13(a), 14 or 15(d) of the Exchange Act, as soon as reasonably practicable after CTI has electronically filed such material with, or furnished such material to, the SEC.

Comverse, Inc.

Comverse is a leading provider of software–based products, systems and related services that:

•	provide converged, prepaid and postpaid billing and active customer management systems (referred to as Business Support Systems or BSS) for wireless, wireline and cable network operators delivering a

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value proposition designed to ensure timely and efficient service monetization, consistent customer experience, reduced complexity and cost, and enable real-time marketing based on all relevant customer profile information;

•

enable wireless and wireline (including cable) network-based Value-Added Services (or VAS), comprised of two categories—Voice and Messaging—that include voicemail, visual voicemail, call completion, short messaging service (or SMS) text messaging (or texting), multimedia picture and video messaging, and Internet Protocol (or IP) communications; and

•	provide wireless users with optimized access to Internet websites, content and applications, manage and enforce policy and generate data usage and revenue for wireless operators.

Comverse’s products and services are used by more than 450 wireless, wireline and cable network communication service providers in more than 125 countries, including the majority of the world’s 100 largest wireless network operators. Comverse’s products and services are designed to generate voice and data network traffic, increase revenue and customer loyalty, monetize services and improve operational efficiency.

Risk Factors

There are risks associated with the share distribution, which are described in “RISK FACTORS RELATING TO THE SHARE DISTRIBUTION” below. You should carefully read and consider these risks, which include, without limitation, the following:

•	we may be unable to realize the benefits of the share distribution;

•

the share distribution would separate Comverse’s business from us, which represents significant value and almost all of our cash flow, in a transaction that produces no direct economic consideration for us;

•

following the completion of the share distribution, Comverse will no longer be able to rely on or benefit from our capital resources, including our significant equity interest in Verint, to cover any shortfall in its working capital, if any;

•

following the share distribution, CTI common shares and Comverse common stock may collectively trade at an aggregate price less than that at which CTI common shares might trade had the share distribution not occurred; and

•

following the share distribution, CTI shareholders who receive shares of Comverse common stock in the share distribution will, in addition to holding CTI common shares, hold shares of Comverse common stock. Comverse, as a Delaware corporation, will be governed by different laws than CTI, a New York corporation.

There are also certain risks related to holding Comverse common stock following the share distribution and risks related to Comverse’s business. For further information regarding these risks, you should read carefully the section titled “Risk Factors” in the Preliminary Information Statement included as Annex A to this proxy statement.

The Special Meeting

When and Where. The Special Meeting of our shareholders will be held on                     , 2012, at 10:00 a.m., New York City time, at                     .

Purpose of the Special Meeting. The purpose of the Special Meeting is to consider and vote on:

•

A proposal to approve the pro rata distribution to CTI shareholders of 100% of the outstanding shares of Comverse common stock, to be made in the form of a special dividend, as further described in this proxy statement;

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•	A proposal to approve the Comverse, Inc. 2012 Stock Incentive Compensation Plan;

•	A proposal to approve a contingent amendment to CTI’s certificate of incorporation to effect a contingent reverse stock split of issued and outstanding CTI common shares; and

•

A proposal to approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals.

Record Date for the Special Meeting; Shares Entitled to Vote. CTI has fixed the close of business on                     , 2012 as the record date for the determination of holders of CTI common shares entitled to notice of the Special Meeting. Shareholders registered in CTI’s share register with voting rights at the close of business on                     , 2012 are entitled to vote at the Special Meeting, except as provided below. A shareholder who purchases shares from a registered holder after                     , 2012, but before                     , 2012, and who (1) is registered as a shareholder with respect to such shares in CTI’s share register prior to                     , 2012 and (2) obtains a proxy from the registered voting rights record holder of those shares as of the record date for the Special Meeting will be entitled to the voting rights of such purchased shares in lieu of the holder as of the record date for the Special Meeting. At the close of business on the record date for the Special Meeting, there were                      CTI common shares outstanding and entitled to vote at the Special Meeting. Every holder of a CTI common share on the record date for the Special Meeting will be entitled to one vote per share on each matter presented at the Special Meeting.

Required Votes. The affirmative vote of at least two-thirds of our outstanding shares of common stock is required to approve Proposal 1, the affirmative vote of a majority of the votes present (in person or by proxy) at the Special Meeting is required to approve Proposal 2 and Proposal 4 and the affirmative vote of a majority of our outstanding shares of common stock is required to approve Proposal 3.

CTI’s Reasons for the Share Distribution; Recommendation of the CTI Board of Directors

CTI has been evaluating potential transactions involving, and structural alternatives for, Comverse. CTI’s Board of Directors has determined that pursuing the share distribution is in the best interests of CTI and its shareholders, and that separating Comverse from CTI would provide benefits to both CTI and Comverse, including the following:

•

Focused Management. The share distribution will allow Comverse’s management to devote its entire time and attention to maximizing Comverse’s shareholder value by focusing on Comverse’s business growth, improving its operational performance and profitability, implementing its strategies and achieving its business objectives. The share distribution will also allow CTI’s management to focus exclusively on eliminating the holding company structure and seeking ways to maximize shareholder value for CTI’s holdings in Verint.

•

Enhanced Investor Choices by Offering Investment Opportunities in Separate Entities. The CTI Board of Directors believes that the share distribution will increase investor understanding of Comverse and its market position within its industry, thereby facilitating the creation of a more natural and interested investor base. The share distribution also will provide investors with two individual investment options that may be more appealing to them than an investment in the current combined company. Separating the businesses will result in each company representing more of a pure-play investment that our Board of Directors believes will appeal to the respective investor bases due to each company’s more defined business and assets – an operating business in the case of Comverse and ownership interests in Verint in the case of CTI. As Comverse and CTI do not share any meaningful synergies, the share distribution will allow investors to make independent decisions with respect to each of Comverse and CTI (and its underlying interests in Verint) based on, among other factors, their different business models, strategies and industries.

•	Enhanced Value. The CTI Board of Directors believes that following the share distribution, the combined value of CTI and Comverse common shares should, over time and assuming the same

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market conditions, be greater than the value of our common shares prior to the share distribution, thus resulting in greater long-term value to our shareholders.

•

Enhanced Flexibility in Evaluating Acquisitions, including in Using Stock as an Acquisition Consideration. The share distribution will provide Comverse with enhanced flexibility to use its stock as consideration in pursuing certain financial and strategic objectives, including mergers and acquisitions involving other companies or businesses engaged in its industry. We expect that Comverse will be able to more easily facilitate future strategic transactions with similar businesses through the use of its stand-alone stock as consideration. In evaluating such transactions, following the share distribution the Comverse board will be able to focus solely on the benefits of a proposed transaction to Comverse and its shareholders and will no longer be required to evaluate the impact of such transaction on CTI as a whole and CTI shareholders, who may hold CTI common shares because of our majority interest in Verint.

•

Direct and Differentiated Access to Capital Resources. As an independent company, Comverse will no longer need to compete internally for capital, and will have direct access to capital markets to fund its own capital needs. Comverse will have complete control over decisions related to the allocation and raising of capital resources and will be able to make decisions related to strategic investments in its business without the need to consider the effect these decisions would have on CTI and its subsidiaries and its holding company structure. With respect to CTI, following the share distribution, its capital resources will no longer be impacted by Comverse’s liquidity needs and may be used in their entirety to fund CTI’s operations, including its previously disclosed efforts to eliminate the holding company structure.

•

Improved Management Incentive Tools. We expect Comverse to use share-based incentive awards to compensate current and future employees. Following the share distribution, appreciation in the value of shares underlying share-based awards granted to Comverse employees will no longer be impacted by the performance of CTI’s other subsidiaries. Share-based incentive awards granted to employees of Comverse following the share distribution will be tied directly to Comverse’s performance, providing employees with incentives more closely linked to the achievement of Comverse’s specific performance objectives. This will better align employee interests with interests of shareholders. We also believe that equity-based compensation arrangements tied more closely to Comverse’s performance will improve Comverse’s ability to attract, retain and motivate qualified personnel.

The Board of Directors has deemed it advisable to complete the share distribution. The CTI Board of Directors unanimously recommends that you vote “FOR” the approval to complete the share distribution.

CTI’s Reasons for the Reverse Stock Split; Recommendation of the CTI Board of Directors

CTI’s Board of Directors has determined that pursuing the reverse stock split is in the best interests of CTI and its shareholders, and that the reverse stock split would provide benefits to CTI and its shareholders, including the following:

•

Listing Standards. The primary intent of the reverse stock split is to increase the per share price of the CTI common shares in order to facilitate our ability to meet the closing per share price criteria required to be listed on NASDAQ following the share distribution. CTI common shares are traded on NASDAQ, which has listing criteria that require companies to satisfy minimum average closing prices over a threshold level during a consecutive trading period in order to gain or maintain listing eligibility. The reverse stock split would give the Company additional flexibility and ability to reach this level if excessive selling of our common shares following the completion of the share distribution causes the market price of our common shares to decrease.

•

Broader Range of Investors. If completed, the reverse stock split should make our common shares more attractive to a broader range of institutional and other investors, as the market price of our common shares following the share distribution may affect their acceptability to certain institutional

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investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low–priced stocks or tend to discourage individual brokers from recommending low–priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low–priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low–priced stocks generally represent a higher percentage of the stock price than commissions on higher–priced stocks, a lower average price per share of common stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher, which could also reduce interest in our common shares following the share distribution.

The Board of Directors has deemed it advisable to complete the reverse stock split. The CTI Board of Directors unanimously recommends that you vote “FOR” the approval to complete the reverse stock split.

Distribution and Other Agreements Related to the Share Distribution

The proposed Distribution Agreement, together with the other agreements we intend to enter into with Comverse in connection with the share distribution, are described in “PROPOSAL 1 AUTHORIZATION OF THE SHARE DISTRIBUTION—Agreements between CTI and Comverse Relating to the Share Distribution” below and in the Preliminary Information Statement included as Annex A to this proxy statement. As reflected on these pages, we are still in the process of finalizing the forms of the agreements we will enter into with Comverse in connection with the share distribution and will modify this proxy statement, and Comverse will amend its Registration Statement on Form 10 and the Preliminary Information Statement filed therewith, with further details regarding such agreements as they become available and in advance of the mailing of this proxy statement to CTI shareholders. The forms of each of the agreements we will enter into with Comverse in connection with the share distribution will be filed as exhibits to Comverse’s Registration Statement on Form 10 and will be included as annexes to this proxy statement prior to the mailing of this proxy statement. We urge you to read each of the agreements in its entirety because they will be the legal documents governing the relationships between CTI and Comverse following completion of the share distribution.

Expected Timing of the Share Distribution

Assuming the Special Meeting is not adjourned or postponed and that CTI shareholders approve the proposal required to complete the share distribution, we would expect to complete the share distribution within days of the Special Meeting. We expect that it will take the distribution agent up to 10 days after the distribution date to fully distribute the shares of Comverse common stock to CTI shareholders. The ability to trade Comverse common stock will not be affected during that time. The share distribution will be accomplished through direct registration in book-entry form.

Treatment of Stock-Based Awards

In connection with the share distribution, we currently expect that, subject to approval of CTI’s board of directors, CTI’s equity based-compensation awards will generally be treated as follows:

Stock Option Awards

As of the distribution date, CTI options held by Comverse officers and employees and CTI officers and employees who become Comverse officers or employees will be converted to options for shares of Comverse common stock. The exercise price and the number of shares subject to these options will be adjusted such that the economic value of the options is not less than the value of the CTI options. All other terms of the options will remain the same. The formulas based on which the exercise price and the number of shares underlying the options will be adjusted will be determined by our Board prior to the mailing of this proxy statement. Once a final determination is made, we will update the preliminary proxy statement to reflect the determination.

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As of the distribution date, CTI options held by CTI directors, officers and employees who remain directors, officers or employees of CTI following the share distribution will remain as options for CTI common shares. The formulas based on which the exercise price and the number of shares underlying such options will be adjusted will be determined by our Board prior to the mailing of this proxy statement. Once a final determination is made, we will update the preliminary proxy statement to reflect the determination. All other terms of the CTI options will remain the same.

Restricted Stock Units (RSUs) and Deferred Stock Units (DSUs)

We expect that as of the distribution date, CTI RSUs and CTI DSUs held by Comverse officers and employees and CTI officers and employees who become Comverse officers or employees will be converted to Comverse DSUs and RSUs. The CTI RSUs and CTI DSUs held as of the distribution date will be converted into Comverse RSUs or DSUs based on an adjustment formula to be determined by our board prior to mailing of this proxy statement. Once a final determination is made, we will update this preliminary proxy statement to reflect the determination. All other terms and conditions of Comverse RSUs and DSUs will be substantially similar to those applicable to the corresponding CTI RSUs and CTI DSUs converted as described.

As of the distribution date, CTI RSUs and CTI DSUs held by CTI directors, officers and employees who remain a director, officer or employee of CTI will remain CTI RSUs or DSUs.

Material U.S. Federal Income Tax Consequences of the Share Distribution

The fair market value of the Comverse common stock distributed will generally constitute a dividend, taxable as ordinary income, to the extent of CTI’s current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes. CTI believes that it does not have any accumulated earnings and profits as of the end of its fiscal year ended January 31, 2012. CTI’s current earnings and profits will be determined as of the end of its fiscal year ending January 31, 2013.

In the case of a U.S. holder of CTI common stock that is an individual, dividend income should generally be subject to U.S. federal income tax at a maximum rate of 15% (provided that certain holding period requirements are met). To the extent that the fair market value of the Comverse common stock distributed exceeds a holder’s share of CTI’s current and accumulated earnings and profits, the excess will not constitute a dividend but will instead be treated first as a tax-free return of capital, to the extent of the holder’s adjusted basis in its CTI common stock (with a corresponding reduction in such basis), and thereafter as capital gain. Any capital gain recognized by a U.S. holder will generally be long-term capital gain if the holder has held its CTI common stock for more than one year. In the case of a U.S. holder that is an individual, long-term capital gains should generally be subject to U.S. federal income tax at a maximum rate of 15%.

A holder’s tax basis in the Comverse common stock received in the share distribution will be equal to the fair market value of the Comverse common stock received on the date of the share distribution. Your receipt of cash in lieu of fractional shares of Comverse common stock generally will result in a taxable gain or loss for U.S. federal income tax purposes.

CTI believes that the share distribution should be treated as a separate distribution that is not integrated with the reverse stock split. If the share distribution were to be integrated with the reverse stock split, the tax consequences of the share distribution could differ.

See “PROPOSAL 1 AUTHORIZATION OF THE SHARE DISTRIBUTION—Certain Material U.S. Federal Income Tax Consequences” below for a more detailed description of the U.S. federal income tax consequences of the share distribution, including the U.S. federal income tax consequences to non-U.S. holders.

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Regulatory Approvals

In connection with the share distribution, apart from the filing of this proxy statement with the SEC and distribution of this proxy statement to CTI shareholders in connection with the Special Meeting, Comverse is required to file with the SEC a Registration Statement on Form 10 together with certain exhibits thereto, including the final version of the Information Statement, in order to register Comverse’s common stock under the Exchange Act. The final version of the Information Statement will be delivered to CTI shareholders holding CTI common shares on or about the record date for the share distribution. A copy of the Preliminary Information Statement on file with the SEC as of the date of this proxy statement is included in this proxy statement in Annex A hereto. In addition, in connection with the share distribution, Comverse intends to apply to list its common stock on NASDAQ under the trading symbol “CNSI.” The declaration by the SEC of the effectiveness of Comverse’s Registration Statement on Form 10 (and the absence of a stop order suspending the effectiveness of the Registration Statement) must occur prior to the completion of the share distribution. You are urged to read carefully and in its entirety the Preliminary Information Statement included as Annex A to this proxy statement as it contains additional important information relating to the share distribution and Comverse. We expect that one or more amendments to the Preliminary Information Statement may be filed with the SEC between the date of this proxy statement and the date of the Special Meeting. CTI shareholders holding CTI common shares as of the record date for the share distribution (assuming shareholder approval is received at the Special Meeting) are also encouraged to read the final Information Statement to be mailed to CTI shareholders as of such date.

Apart from the matters described above, CTI is not aware of any other material state or federal regulatory requirements or approvals that must be complied with or obtained in connection with the share distribution.

Appraisal Rights

If the share distribution is completed, you will have certain rights under New York law to dissent and demand appraisal of, and payment in cash of the fair value of, your CTI common shares. Any holder of CTI common shares who does not vote in favor of the share distribution, demands appraisal of such CTI common shares and complies with the applicable provisions of New York law will not be entitled to receive the shares of Comverse common stock distributed in the share distribution. Such appraisal rights, if the statutory procedures are complied with, will lead to a judicial determination of the fair value (excluding any increase or decrease in value arising from the completion or expectation of the share distribution) required to be paid in cash to such dissenting shareholders for their CTI common shares. The value so determined could be more or less than, or the same as, the combined market prices of Comverse common stock and CTI common shares after the share distribution. See “PROPOSAL 1 AUTHORIZATION OF THE SHARE DISTRIBUTION—Appraisal Rights.” For the full text of Sections 623 and 910 of the NYBCL, please see Annex D hereto.

Accounting Treatment and Cost of the Share Distribution

Upon completion of the share distribution, Comverse is expected to be treated as a discontinued operation for CTI’s financial reporting purposes. The measurement date for discontinued operations for accounting purposes will be on the date of the share distribution. After the share distribution, the assets and liabilities of Comverse will be accounted for at the historical values carried by CTI prior to the share distribution. Total costs relating to the share distribution are estimated at $        , which will be borne by CTI. CTI has incurred approximately $         of these costs through April 30, 2012.

Description of Comverse Common Stock; Rights of Comverse Shareholders

The rights of CTI shareholders are currently governed by CTI’s certificate of incorporation, CTI’s bylaws and New York law. In the event that CTI shareholders approve the proposals set forth in this proxy statement and the share distribution is completed, those CTI shareholders who receive Comverse common stock in the share distribution will also become shareholders of Comverse upon completion of the share distribution. The rights

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afforded to shareholders of Comverse common stock will be governed by Comverse’s certificate of incorporation, Comverse’s bylaws, and Delaware law. As a result, you will have different rights with respect to your CTI shares relative to your Comverse shares due to the differences in the governing documents of and laws applicable to CTI and Comverse. The key differences are described in “PROPOSAL 1 AUTHORIZATION OF THE SHARE DISTRIBUTION—Comparison of Rights of Current CTI Shareholders and Comverse Shareholders following the Share Distribution” in this proxy statement.

Interests of our Directors and Executive Officers in the Share Distribution

In considering the recommendation of our Board of Directors with respect to the share distribution, you should be aware that some of CTI’s directors and executive officers have interests in the share distribution that may be different from, or in addition to, the interests of our shareholders generally. Such interests include the treatment of stock options, restricted stock units and deferred stock units held by such directors and officers. These interests, to the extent material, are described in this proxy statement. Our Board of Directors was aware of these interests and considered them, among other matters, in approving the share distribution. For a more complete description of the interests of our directors and executive officers in the share distribution, please see “PROPOSAL 1 AUTHORIZATION OF THE SHARE DISTRIBUTION—Interests of our Directors and Executive Officers in the Share Distribution” below.

Proposal to Approve the Comverse, Inc. 2012 Stock Incentive Compensation Plan

Prior to the completion of the share distribution, Comverse expects to adopt the Comverse, Inc. 2012 Stock Incentive Compensation Plan (or the 2012 Incentive Plan). The purpose of the 2012 Incentive Plan will be to provide Comverse with a competitive advantage in attracting, retaining and motivating employees, non-employee directors and consultants. Comverse’s business requires a highly talented and seasoned team of communication and business professionals capable of managing a sophisticated global business in a rapidly changing industry. The 2012 Incentive Plan is intended to align the interests of Comverse’s employees, non-employee directors and consultants with those of its shareholders through the issuance of equity-based compensation and enhance their focus on improvements in operating performance and the creation of shareholder value. For a more complete description of this proposal, please see “PROPOSAL 2 APPROVAL OF THE COMVERSE, INC. 2012 INCENTIVE PLAN” below.

Proposal to Approve a Contingent Amendment to CTI’s Certificate of Incorporation to Effect a Contingent Reverse Stock Split of Issued and Outstanding CTI Common Shares

Our Board of Directors is recommending a contingent reverse stock split of the CTI common shares with the primary intent of increasing the per share price of the CTI common shares in order to facilitate our ability to meet the closing per share price criteria required to be listed on NASDAQ following the share distribution and to make CTI common shares more attractive to a broader range of institutional and other investors. Accordingly, for these and the other reasons discussed below, we believe that authorizing our Board of Directors to effect the reverse stock split, in the discretion of our Board of Directors, is in CTI’s and the CTI shareholders’ best interests following completion of the share distribution.

Accordingly, we have decided that it is in the best interests of CTI shareholders to (a) authorize our Board of Directors to effect, in its discretion immediately following the share distribution, a reverse stock split of the outstanding CTI common shares, par value $0.10, at a reverse stock split ratio ranging from 1-for-         to 1-for-        , as determined by our Board of Directors and (b) approve a corresponding amendment to CTI’s certificate of incorporation, in substantially the form attached to this proxy statement as Annex I, to effect the reverse stock split, subject to our Board of Directors’ authority to abandon such amendment. Upon the effectiveness of the amendment to the certificate of incorporation effecting the reverse stock split at such time following the share distribution as determined by our Board of Directors, the issued and outstanding CTI common shares immediately prior to such effective time will be reclassified into a smaller number of shares such

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that a CTI shareholder will own one new CTI common share for each          to          shares of issued and outstanding CTI common shares held by that shareholder immediately prior to the effective time. The exact split ratio within the 1-for-         to 1-for-         range will be determined by our Board of Directors prior to the effective time and will be publicly announced.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

Other than in respect of the cash payments for fractional shares discussed below, no gain or loss should be recognized by a U.S. Holder upon the exchange of pre-reverse stock split CTI common shares for post-reverse stock split CTI common shares. The aggregate tax basis of the post-reverse stock split CTI common shares should be the same as the aggregate tax basis of the pre-reverse stock split CTI common shares exchanged in the reverse stock split, reduced by any amount allocable to a fractional share for which cash is received. A shareholder’s holding period in the post-reverse stock split CTI common shares should include the period during which the shareholder held the pre-reverse stock split CTI common shares exchanged in the reverse stock split.

In general, the receipt of cash by a U.S. Holder instead of a fractional share generally will result in taxable gain or loss for U.S. federal income tax purposes.

See “PROPOSAL 3 CONTINGENT REVERSE STOCK SPLIT OF CTI COMMON SHARES AND AMENDMENT TO CTI’S CERTIFICATE OF INCORPORATION TO EFFECT THE CONTINGENT REVERSE STOCK SPLIT OF THE ISSUED AND OUTSTANDING CTI COMMON SHARES—Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split” below for a more detailed description of the U.S. federal income tax consequences of the reverse stock split, including the U.S. federal income tax consequences to non-U.S. holders.

For a more complete description of this proposal, please see “PROPOSAL 3 REVERSE STOCK SPLIT OF CTI’S COMMON SHARES AND AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT THE CONTINGENT REVERSE STOCK SPLIT OF THE ISSUED AND OUTSTANDING CTI COMMON SHARES” below.

Proposal to Adjourn or Postpone the Special Meeting

Although it is not currently expected (and assuming a quorum is present), the Special Meeting may be adjourned or postponed, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to authorize the share distribution or to approve the Comverse, Inc. 2012 Stock Incentive Compensation Plan. You should note, however, that if a quorum is not present, then the chairman of the Special Meeting will be entitled to adjourn the Special Meeting to another place, date or time. For a more complete description of this proposal, please see “PROPOSAL 4 ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING” below.

Requests for additional information

If, after reading this proxy statement, you have additional questions about the share distribution or other matters discussed in this proxy statement, please contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Shareholders please call toll-free: (888) 605-1958

All others please call collect: (212) 269-5550

or

Paul D. Baker

Comverse Technology, Inc.

paul.baker@cmvt.com

(212) 739-1060

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SELECTED HISTORICAL FINANCIAL DATA FOR COMVERSE TECHNOLOGY, INC.

The following table presents selected consolidated financial data for CTI as of and for the fiscal years ended January 31, 2012, 2011, 2010, 2009 and 2008. The selected consolidated financial data as of January 31, 2012 and 2011 and for the fiscal years ended January 31, 2012, 2011 and 2010 were derived from the consolidated financial statements included in Item 15 of our Annual Report on Form 10-K for the fiscal year ended January 31, 2012 filed with the SEC on April 2, 2012 (referred to as the Annual Report). The selected consolidated financial data as of January 31, 2010, 2009 and 2008 and for the fiscal years ended January 31, 2009 and 2008 were derived from audited consolidated financial statements that are not included in the Annual Report.

The selected financial data reflects the impact of the sale of Ulticom to a third party on December 3, 2010 (referred to as the Ulticom Sale). As a result of the Ulticom Sale, the results of operations of Ulticom, including the gain on the Ulticom Sale, are reflected in discontinued operations, less applicable income taxes, as a separate component of net loss in the consolidated statement of operations data for the fiscal years ended January 31, 2011, 2010, 2009 and 2008, and the assets and liabilities of Ulticom are reflected in discontinued operations in the consolidated balance sheet data as of January 31, 2010, 2009, and 2008 presented below.

The comparability of the selected consolidated financial data as of and for the fiscal years ended January 31, 2012, 2011, 2010, 2009 and 2008 has been materially affected primarily by Verint’s acquisition of Witness in May 2007, the impairment of goodwill, intangible assets and short-term investments, in each of the fiscal years ended January 31, 2009 and 2008, the incurrence of significant compliance-related professional fees and compliance-related compensation and other expenses recorded in connection with the investigations conducted by a Special Committee of our Board of Directors, the revenue recognition evaluations and efforts to become current in periodic reporting obligations under the federal securities laws, our adoption of the new accounting guidance relating to revenue recognition for the fiscal year ended January 31, 2012, the repurchase by CTI of $417.3 million aggregate principal amount of certain convertible debt obligations as required under the terms of the applicable indenture in the fiscal year ended January 31, 2010 and the Ulticom Sale on December 3, 2010. The selected consolidated financial data presented should be read together with Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes included in Item 15 of the Annual Report.

	Fiscal Years Ended January 31,
	2012	2011	2010	2009 (1)	2008 (1)
	(In thousands, except per share data)
Consolidated Statement of Operations Data:
Total revenue (2)	$1,594,397	$1,623,427	$1,533,937	$1,628,627	$1,669,975
Income (loss) from operations (3) (4)	27,035	(49,915)	(193,101)	(193,805)	(407,589)
Net loss from continuing operations	(31,019)	(107,463)	(221,190)	(351,417)	(470,374)
Loss from discontinued operations, net of tax	—	(11,039)	(43,062)	(7,371)	(1,625)
Net Loss	(31,019)	(118,502)	(264,252)	(358,788)	(471,999)
Less: Net (income) loss attributable to noncontrolling interest	(27,707)	(13,820)	(7,783)	33,536	82,757
Net loss attributable to Comverse Technology, Inc.	(58,726)	(132,322)	(272,035)	(325,252)	(389,242)
Loss per share attributable to Comverse Technology, Inc.’s shareholders:
Basic loss per share
Continuing operations	$(0.28)	$(0.61)	$(1.13)	$(1.56)	$(1.90)
Discontinued operations	—	(0.03)	(0.20)	(0.03)	(0.01)

Basic loss per share	$(0.28)	$(0.64)	$(1.33)	$(1.59)	$(1.91)

Diluted loss per share
Continuing operations	$(0.28)	$(0.62)	$(1.13)	$(1.56)	$(1.90)
Discontinued operations	—	(0.03)	(0.20)	(0.03)	(0.01)

Diluted loss per share	$(0.28)	$(0.65)	$(1.33)	$(1.59)	$(1.91)

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	As of January 31,
	2012	2011 (5)	2010	2009	2008
	(In thousands)
Consolidated Balance Sheet Data:
Total assets (6)	$2,649,174	$2,813,922	$3,101,211	$3,748,268	$4,169,884
Indebtedness, including current maturities (7)	599,574	591,429	623,107	1,044,477	1,024,815
Comverse Technology, Inc. shareholders’ equity (8)	441,508	413,008	422,486	653,258	985,071
Total equity	552,752	485,887	509,722	763,187	1,123,710
Accumulated deficit	(1,766,364)	(1,707,638)	(1,575,316)	(1,303,281)	(978,029)

(1)	Includes the results of operations of Witness (i) for the entire fiscal year ended January 31, 2009 and (ii) from its acquisition by Verint in May 2007 for the fiscal year ended January 31, 2008.
(2)	Total revenue for the fiscal year ended January 31, 2012 includes an additional $63.4 million of revenue recognized as a result of the adoption of the new revenue recognition guidance.
(3)	For the fiscal years ended January 31, 2012, 2011, 2010, 2009 and 2008, we recorded compliance-related professional fees of $37.2 million, $161.7 million, $183.6 million, $74.3 million and $83.4 million, respectively.
(4)	For the fiscal years ended January 31, 2012, 2011, 2010, 2009 and 2008, we recorded compliance-related compensation and other expenses of $6.7 million, $4.6 million, $10.7 million, $10.1 million and $53.1 million, respectively.
(5)	Excludes the balance sheet data of Ulticom which was sold on December 3, 2010.
(6)	Includes assets of discontinued operations of approximately $106.8 million, $315.0 million, and $317.8 million as of January 31, 2010, 2009, and 2008, respectively.
(7)	Includes (i) outstanding secured borrowings under (a) Verint’s new credit agreement as of January 31, 2012, and (b) Verint’s prior facility as of January 31, 2011, 2010, 2009, and 2008, respectively, and (ii) aggregate principal amount of convertible debt obligations outstanding as of January 31, 2012, 2011, 2010, 2009, and 2008, respectively.
(8)	CTI has not declared a dividend during the fiscal years presented.

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SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF COMVERSE, INC.

The following table presents selected historical combined financial data for Comverse as of and for the fiscal years ended January 31, 2012, 2011, 2010, 2009 and 2008. The selected historical combined financial data as of January 31, 2012 and 2011 and for the fiscal years ended January 31, 2012, 2011 and 2010 were derived from the combined financial statements appearing in the Preliminary Information Statement included as Annex A. The selected historical combined financial data as of January 31, 2010, 2009 and 2008 and for the fiscal years ended January 31, 2009 and 2008 were derived from our unaudited combined financial statements that are not included in this proxy statement or the Preliminary Information Statement included as Annex A. Comverse’s historical financial statements combine, on the basis of common control, the results of operations and financial position of Comverse, Inc. and its subsidiaries with Exalink Ltd., a CTI wholly–owned subsidiary that will be contributed to Comverse by CTI immediately prior to the share distribution. Other than holding certain intellectual property rights, Exalink Ltd. has no operations. See note 1 to the combined financial statements appearing in the Preliminary Information Statement included as Annex A. Comverse’s financial information reflects historical results and may not be indicative of its future performance.

The comparability of the selected historical combined financial data as of and for the fiscal years ended January 31, 2012, 2011, 2010, 2009 and 2008 has been materially affected primarily by significant compliance-related professional fees and compliance-related compensation and other expenses recorded for each of the fiscal years presented in connection with the investigations conducted by a Special Committee of CTI’s Board of Directors, evaluations of Comverse’s revenue recognition practices and the preparation of its financial information as part of CTI’s efforts to become current in periodic reporting obligations under the federal securities laws, the impairment of goodwill and intangible assets in each of the fiscal years ended January 31, 2009 and 2008, and Comverse’s adoption of the new accounting guidance relating to revenue recognition for the fiscal year ended January 31, 2012. The selected combined financial data presented should be read together with the section of the Preliminary Information Statement included in Annex A captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements appearing in the Preliminary Information Statement included as Annex A.

	Fiscal Years Ended January 31,
	2012	2011	2010	2009	2008
				(UNAUDITED)	(UNAUDITED)
	(In thousands)
Combined Statement of Operations Data:
Total revenue (1)	$771,157	$862,836	$794,787	$920,605	$1,093,229
Income (loss) from operations	11,442	(59,776)	(214,216)	(160,243)	(258,656)
Net loss	(20,648)	(92,741)	(221,970)	(76,841)	(255,734)

	As of January 31,
	2012	2011	2010	2009	2008
			(UNAUDITED)	(UNAUDITED)	(UNAUDITED)
	(In thousands)
Combined Balance Sheet Data:
Total assets	$853,213	$1,004,183	$1,278,752	$1,507,399	$1,866,724
Indebtedness, including note payable to CTI	8,536	13,019	—	—	—

(1)	Total revenue for the fiscal year ended January 31, 2012 includes an additional $48.9 million of revenue recognized as a result of the adoption of the new revenue recognition guidance. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Executive Summary—Adoption of New Revenue Recognition Guidance” in the Preliminary Information Statement included as Annex A.
(2)	For the fiscal years ended January 31, 2012, 2011, 2010, 2009 and 2008, Comverse recorded compliance-related professional fees of $10.9 million, $82.1 million, $113.3 million, $32.3 million and $43.0 million, respectively.
(3)	For the fiscal years ended January 31, 2012, 2011, 2010, 2009 and 2008, Comverse recorded compliance-related compensation and other expenses of $6.7 million, $4.5 million, $10.7 million, $11.9 million and $35.5 million, respectively.

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UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF COMVERSE TECHNOLOGY, INC.

The following unaudited pro forma financial statements give effect to the share distribution and related transactions described below, based on assumptions and adjustments set forth in the accompanying notes.

CTI’s unaudited pro forma financial statements presented below consist of an unaudited pro forma consolidated balance sheet as of January 31, 2012 and unaudited pro forma statements of operations for the fiscal years ended January 31, 2012, 2011 and 2010. The following unaudited pro forma financial statements should be read in conjunction with CTI’s audited historical consolidated financial statements and accompanying notes included in the Annual Report and Comverse’s audited combined financial statements, included in the Preliminary Information Statement attached as Annex A.

CTI’s unaudited pro forma financial statements have been derived from CTI’s historical consolidated financial statements and Comverse’s audited combined financial statements, and are not intended to be a complete presentation of CTI’s financial condition or results of operations had the share distribution and related transactions occurred as of that date and for the periods presented. In addition, they are provided for illustrative and informational purposes only and are not necessarily indicative of CTI’s future financial condition or results of operations. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable, that reflect the expected impacts of events directly attributable to the share distribution and related transactions, and that are factually supportable and for purposes of the statements of operations, are expected to have a continuing impact. However, such adjustments are subject to change based on the finalization of the terms of the share distribution and related transactions.

The unaudited pro forma balance sheet as of January 31, 2012 has been prepared as if the share distribution and related transactions occurred on January 31, 2012. The unaudited pro forma statements of operations for the fiscal years ended January 31, 2012, 2011 and 2010 have been prepared as if the share distribution and related transactions had occurred as of February 1, 2009.

The unaudited pro forma financial statements give effect to the following significant transactions:

•	the elimination of the operations of Comverse;

•	cash and asset capital contributions to Comverse;

•	the settlement of borrowings under a note payable by Comverse to CTI dated January 11, 2011 through a capital contribution to Comverse by CTI; and

•	estimated transaction costs associated with the share distribution.

We have not yet determined the treatment of outstanding share-based awards and we intend to update this proxy statement, including the unaudited pro forma financial statements, to reflect this information after such treatment is finalized. See “SUMMARY OF THE SHARE DISTRIBUTION—Treatment of Stock–Based Awards.”

The following unaudited pro forma financial statements do not give pro forma effect to settlement of borrowings by Comverse, if any, under the revolving loan agreement between Comverse and CTI dated May 9, 2012 through a capital contribution to Comverse by CTI or the proposed contingent reverse stock split. Any borrowings contributed will have the effect of reducing CTI’s cash capital contribution presented as a pro forma adjustment to cash and cash equivalents in the unaudited pro forma balance sheet.

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Unaudited Pro Forma Balance Sheet as of January 31, 2012

	Historical	Historical Comverse	Pro forma adjustments		Note	Pro forma
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$515,637	$(160,726)	$		a	$	[354,911	]
Restricted cash and bank time deposits	41,756	(28,893)		—			12,863
Auction rate securities	272	—		—			272
Accounts receivable, net	290,599	(132,003)		—			158,596
Inventories, net	44,405	(27,275)		—			17,130
Deferred cost of revenue	47,203	(34,364)		—			12,839
Deferred income taxes	23,555	(8,441)			g		15,114
Prepaid expenses and other current assets	100,799	(53,074)		—			47,725
Receivables from affiliates	—	(2,576)		2,576	b		—

Total current assets	1,064,226	(447,352)		2,576			619,450
Property and equipment, net	75,713	(44,687)		(1,564)	c		29,462
Goodwill	1,060,160	(155,517)		—			904,643
Intangible assets, net	206,907	(22,034)		—			184,873
Deferred cost of revenue	121,392	(107,878)		—			13,514
Deferred income taxes	19,321	(10,153)			g		[9,168	]
Other assets	101,455	(65,592)		(785)	d		35,078

Total assets	$2,649,174	$(853,213)		$227			$1,796,188

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$383,831	$(187,773)	$		e
				(2,360)	f	$	[193,698	]
Convertible debt obligations	2,195	—		—			2,195
Deferred revenue	522,575	(347,891)		—			174,684
Deferred income taxes	9,798	(8,742)			g		[1,056	]
Bank loans	6,228	—		—			6,228
Income taxes payable	8,820	(2,647)		—			6,173
Other current liabilities	41,950	—		—			41,950
Payable to affiliates	—	—		2,576	b		2,576

Total current liabilities	975,397	(547,053)		216			428,560
Bank loans	591,151	—		—			591,151
Deferred revenue	230,668	(201,998)		—			28,670
Deferred income taxes	85,015	(40,595)			g		44,420
Note Payable to CTI	—	(8,536)		8,536	h		—
Other long-term liabilities	214,191	(147,438)			g		[66,753	]

Total liabilities	2,096,422	(945,620)		8,752			1,159,554

Equity:
Comverse Technology, Inc. shareholders’ equity:
Common stock, $0.10 par value—authorized, 600,000,000 shares; issued, 219,708,779; outstanding, 218,636,842	21,971	—		—			21,971
Treasury stock, at cost, 1,071,937 shares	(8,011)	—		—			(8,011)
Additional paid-in capital	2,198,086	—		—			2,198,086
Net Investment of CTI	—	113,408		(113,408)	i		—
Accumulated deficit	(1,766,364)			104,883	i		(1,661,481)
Accumulated other comprehensive income	(4,174)	(21,001)		—			(25,175)

Total Comverse Technology, Inc. shareholders’ equity	441,508	92,407		(8,525)			525,390
Noncontrolling interest	111,244	—		—			111,244

Total equity	552,752	92,407		(8,525)			636,634

Total liabilities and equity	$2,649,174	$(853,213)		$227			$1,796,188

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Notes to Unaudited Pro Forma Balance Sheet

a.	Reflects a cash contribution to Comverse by CTI concurrently with or prior to the share distribution.

b.	Reflects amounts payable to Comverse by affiliates.

c.	Reflects the contribution to Comverse of property and equipment by CTI concurrently with or prior to the share distribution. The assets primarily consist of equipment, software and leasehold improvements of facilities.

d.	Reflects the transfer to Comverse of lease deposits from CTI concurrently with or prior to the share distribution.

e.	Reflects estimated transaction costs, primarily related to financial advisory, accounting, tax, consulting and legal fees, which will be paid by CTI.

f.	Reflects the assumption by Comverse of employee-related liabilities attributable to employees expected to be transferred to Comverse from CTI concurrently with or prior to the share distribution.

g.	Reflects the adjustment to tax assets and liabilities for the tax effect of the pro forma adjustments discussed above using the statutory tax rate in effect in the respective tax jurisdictions adjusted for the impact of non-deductible items and valuation allowances. Upon the share distribution, tax law allocations in conjunction with the Tax Disaffiliation Agreement may result in changes to CTI’s reported tax amounts.

h.	Reflects the settlement of borrowings under a note payable by Comverse to CTI through a capital contribution to Comverse by CTI concurrently with or prior to the share distribution.

i.	Reflects a decrease in equity due to the adjustments identified in notes a. through h. above and the reclassification of net investment of CTI in Comverse into accumulated deficit.

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Unaudited Pro Forma Statement of Operations for the Fiscal Year Ended January 31, 2012

	Historical	Historical Comverse	Pro forma adjustments	Note	Pro forma
	(In thousands, except share and per share data)
Revenue:
Product revenue	$689,046	$(276,459)	$4,457	a		$417,044
Service revenue	905,351	(494,698)				410,653

Total revenue	1,594,397	(771,157)	4,457			827,697

Costs and expenses:
Product costs	279,942	(136,024)	4,457	a		148,375
Service costs	465,222	(332,843)	—			132,379
Research and development, net	213,712	(94,238)	—			119,474
Selling, general and administrative	582,878	(175,882)	(202)	b		406,794
Other operating expenses:
Litigation settlements	4,880	—	—			4,880
Restructuring charges	20,728	(20,728)	—			—

Total other operating expense	25,608	(20,728)	—			4,880

Total costs and expenses	1,567,362	(759,715)	4,255			811,902

Income from operations	27,035	(11,442)	202			15,795
Interest income	4,334	(1,755)	—			2,579
Interest expense	(33,332)	953	—			(32,379)
Interest expense on note payable to CTI	—	409	(409)	c		—
Loss on extinguishment of debt	(8,136)	—	—			(8,136)
Other income, net	22,031	7,192	—			29,223

Income before income tax provision	11,932	(4,643)	(207)			7,082
Income tax provision	(42,951)	25,291		d		[(17,660)]

Net loss from continuing operations	$(31,019)	$20,648	$(207)			$(10,578)

Weighted average common shares outstanding:
Basic and diluted	208,301,686			e

Loss per share attributable to Comverse Technology, Inc.’s shareholders:
Basic	$(0.28)			e	$

Diluted	$(0.28)			e	$

29

Notes to Unaudited Pro Forma Statement of Operations for the Fiscal Year Ended January 31, 2012

a.	Reflects adjustments to product revenue and product costs related to transactions with affiliates that were eliminated in CTI’s consolidation.

b.	Reflects the annual depreciation of property and equipment that will be contributed to Comverse by CTI concurrently with or prior to the share distribution.

c.	Reflects the elimination of interest expense on borrowings under a note payable by Comverse to CTI that will be settled through a capital contribution to Comverse by CTI concurrently with or prior to the share distribution.

d.	Reflects the tax effect of the pro forma adjustments discussed above using the statutory tax rate in effect in the respective tax jurisdictions adjusted for the impact of non-deductible items and the valuation allowances.

e.	The number of shares used to compute pro forma basic and diluted loss per share attributable to Comverse Technology, Inc.’s shareholders is based on the weighted average shares of our common stock outstanding on January 31, 2012 adjusted to reflect the share distribution and the reverse stock split. As a result of net loss, the diluted loss per share computation excludes of contingently issuable shares of our common stock issuable upon exercise of outstanding stock options or in settlement of other share-based awards granted under our equity-based compensation plans, because the effect would be antidilutive. The dilutive impact of subsidiary stock–based awards on CTI’s reported net loss is recorded as an adjustment to net loss for the purposes of calculating loss per share. Pro forma basic and diluted loss per share attributable to Comverse Technology, Inc.’s shareholders reflects the impact of noncontrolling interest.

30

Unaudited Pro Forma Statement of Operations for the Fiscal Year Ended January 31, 2011

	Historical	Historical Comverse	Pro forma adjustments	Note	Pro forma
	(In thousands, except share and per share data)
Revenue:
Product revenue	$692,448	$(300,902)	$3,409	a		$394,955
Service revenue	930,979	(561,934)	—			369,045

Total revenue	1,623,427	(862,836)	3,409			764,000

Costs and expenses:
Product costs	263,429	(138,378)	3,922	a		128,973
Service costs	455,084	(335,510)	—			119,574
Research and development, net	253,089	(148,817)	—			104,272
Selling, general and administrative	689,306	(269,973)	(253)	b		419,080
Other operating expense (income):
Litigation settlements	(17,500)	—	—			(17,500)
Restructuring charges	29,934	(29,934)	—			—

Total other operating expense (income)	12,434	(29,934)	—			(17,500)

Total costs and expenses	1,673,342	(922,612)	3,669			754,399

(Loss) income from operations	(49,915)	59,776	(260)			9,601
Interest income	4,105	(1,717)	—			2,388
Interest expense	(30,813)	900	—			(29,913)
Interest expense on note payable to CTI	—	19	(19)	c		—
Other income, net	6,392	3,645	—			10,037

Loss before income tax provision	(70,231)	62,623	(279)			(7,887)
Income tax provision	(37,232)	30,118		d		[(7,114)]

Net loss from continuing operations	$(107,463)	$92,741	$(279)			$(15,001)

Weighted average common shares outstanding:
Basic and diluted	205,162,720			e

Loss per share attributable to Comverse Technology, Inc.’s shareholders:
Basic	$(0.61)			e	$

Diluted	$(0.62)			e	$

31

Notes to Unaudited Pro Forma Statement of Operations for the Fiscal Year Ended January 31, 2011

a.	Reflects adjustments to product revenue and product costs related to transactions with affiliates that were eliminated in CTI’s consolidation.

b.	Reflects the annual depreciation of property and equipment that will be contributed to Comverse by CTI concurrently with or prior to the share distribution.

c.	Reflects the elimination of interest expense on borrowings under a note payable by Comverse to CTI that will be settled through a capital contribution to Comverse by CTI concurrently with or prior to the share distribution.

d.	Reflects the tax effect of the pro forma adjustments discussed above using the statutory tax rate in effect in the respective tax jurisdictions adjusted for the impact of non-deductible items and the valuation allowances.

e.	The number of shares used to compute pro forma basic and diluted loss per share attributable to Comverse Technology, Inc.’s shareholders is based on the weighted average shares of our common stock outstanding on January 31, 2011 adjusted to reflect the share distribution and the reverse stock split. As a result of net loss, the diluted loss per share computation excludes of contingently issuable shares of our common stock issuable upon exercise of outstanding stock options or in settlement of other share-based awards granted under our equity-based compensation plans, because the effect would be antidilutive. The dilutive impact of subsidiary stock–based awards on CTI’s reported net loss is recorded as an adjustment to net loss for the purposes of calculating loss per share. Pro forma basic and diluted loss per share attributable to Comverse Technology, Inc.’s shareholders reflects the impact of noncontrolling interest.

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Unaudited Pro Forma Statement of Operations for the Fiscal Year Ended January 31, 2010

	Historical	Historical Comverse	Pro forma adjustments	Note	Pro forma
	(In thousands, except share and per share data)
Revenue:
Product revenue	$635,057	$(244,417)	$1,954	a		$392,594
Service revenue	898,880	(550,370)	—			348,510

Total revenue	1,533,937	(794,787)	1,954			741,104

Costs and expenses:
Product costs	251,800	(117,412)	4,249	a		138,637
Service costs	467,399	(355,720)	—			111,679
Research and development, net	267,211	(175,949)	—			91,262
Selling, general and administrative	721,731	(341,294)	(149)	b		380,288
Other operating expense:
Impairment of goodwill and other intangible assets	3,356	(3,356)	—			—
Restructuring charges	15,541	(15,272)	—			269

Total other operating expense	18,897	(18,628)	—			269

Total costs and expenses	1,727,038	(1,009,003)	4,100			722,135

(Loss) income from operations	(193,101)	214,216	(2,146)			18,969
Interest income	7,059	(3,169)	—			3,890
Interest expense	(25,381)	314	—			(25,067)
Interest expense on note payable to CTI	—	(4,845)	4,845	c		—
Other (expense), net	(16,792)	(476)	—			(17,268)

Loss before income tax benefit	(228,215)	206,040	2,699			(19,476)
Income tax benefit	7,025	15,930		d		[22,955 ]

						—
Net (loss) income from continuing operations	$(221,190)	$221,970	$2,699			$3,479

Weighted average common shares outstanding:
Basic	204,513,420			e

Diluted	204,513,420			f

(Loss) earnings per share attributable to Comverse Technology, Inc.’s shareholders:
Basic	$(1.13)			e	$

Diluted	$(1.13)			f	$

33

Notes to Unaudited Pro Forma Statement of Operations for the Fiscal Year Ended January 31, 2010

a.	Reflects adjustments to product revenue and product costs related to transactions with affiliates that were eliminated in CTI’s consolidation.

b.	Reflects the annual depreciation of property and equipment that will be contributed to Comverse by CTI concurrently with or prior to the share distribution.

c.	Reflects the elimination of interest expense on borrowings under a note payable by Comverse to CTI that will be settled through a capital contribution to Comverse by CTI concurrently with or prior to the share distribution.

d.	Reflects the tax effect of the pro forma adjustments discussed above using the statutory tax rate in effect in the respective tax jurisdictions adjusted for the impact of non-deductible items and the valuation allowances.

e.	The number of shares used to compute pro forma basic earnings per share attributable to Comverse Technology, Inc.’s shareholders is based on the weighted average shares of our common stock outstanding on January 31, 2010 adjusted to reflect the share distribution and the reverse stock split.

f.	The number of shares used to compute pro forma diluted earnings per share attributable to Comverse Technology, Inc.’s shareholders is based on the weighted average shares of our common stock outstanding on January 31, 2010 adjusted to reflect the share distribution and the reverse stock split, plus the estimated potential dilution that could have resulted from the issuance of shares of our common stock upon exercise or settlement of share-based awards granted under our equity-based compensation plans. The dilutive impact of subsidiary stock–based awards on CTI’s reported net loss is recorded as an adjustment to net loss for the purposes of calculating loss per share. Pro forma basic and diluted (loss) earnings per share attributable to Comverse Technology, Inc.’s shareholders reflects the impact of noncontrolling interest.

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RISK FACTORS RELATING TO THE SHARE DISTRIBUTION AND THE REVERSE STOCK SPLIT

In addition to the other information included or incorporated by reference in this proxy statement, you should carefully consider the matters described below relating to the proposed share distribution in deciding whether to vote for approval of the proposals presented in this proxy statement. Additional risks and uncertainties not presently known to CTI or that are not currently believed to be material, if they occur, also may adversely affect the share distribution and CTI and/or Comverse as independent companies.

In addition to the matters described below, you should also carefully consider the matters described under the section titled “Risk Factors” in the Preliminary Information Statement included as Annex A to this proxy statement for certain additional risks relating to the share distribution, Comverse’s business and Comverse’s common stock following the share distribution, assuming approval of the proposals required for the share distribution is obtained from CTI shareholders at the Special Meeting.

We may be unable to achieve some or all of the benefits that we expect to achieve from the share distribution.

Although we believe that separating Comverse by means of the share distribution will provide financial, operational, managerial and other benefits to CTI, including those discussed under “PROPOSAL 1 AUTHORIZATION OF THE SHARE DISTRIBUTION—CTI’s Reasons for the Share Distribution,” the share distribution may not provide the results on the scope or on the scale anticipated by CTI, and the assumed benefits of the share distribution may not be fully realized. Accordingly, the share distribution might not provide CTI with the benefits or generate value for its shareholders in excess of the benefits and value that might have been created or realized had CTI retained Comverse as a wholly–owned subsidiary or undertaken another strategic alternative involving Comverse and its businesses.

If the share distribution is completed, our operational and financial profile will change, and we will be a smaller company whose assets consist primarily of our majority equity interest in Verint.

If completed, the share distribution will result in CTI being a smaller company subject to increased instability whose assets consist primarily of a majority equity interest in Verint. The share distribution would separate Comverse’s business from us, which represents significant value and almost all of our cash flow, in a transaction that produces no direct economic consideration for us. We will have a more limited business with a narrower focus and may be more vulnerable to changing market conditions that affect Verint and changes in its results of operations. In addition, we will rely on cash on hand at the time of the share distribution and access to the capital markets to fund our liquidity needs.

If the share distribution is completed, there may be substantial changes in our shareholder base, which may cause the price of our common shares to fluctuate following the share distribution.

Investors holding our common shares may have decided to invest in our company due to our holdings in both Comverse and Verint. If the share distribution is completed, our common shares will represent an investment in a smaller company that holds primarily a majority equity interest in Verint. This change in our business may cause certain shareholders that invested in our company because of our holdings in Comverse to sell our common shares held by them. Excessive selling of our common shares following the completion of the share distribution could cause the market price of our common shares to decrease.

In connection with the share distribution, we will rely on Comverse’s performance under various agreements.

We expect to enter into various agreements with Comverse in connection with the share distribution, including a distribution agreement, a tax disaffiliation agreement, a transition services agreement and certain

35

other agreements necessary to complete the share distribution. These agreements will govern our relationship with Comverse up to and subsequent to the share distribution, provide for the allocation of taxes, employee benefits and certain other obligations related to periods prior to the share distribution, as well as create arrangements with respect to transition services and the newly-separated companies’ ongoing relationship. Under these agreements, we will rely on Comverse to provide us with, among others, treasury, accounting and financial reporting functions. It is possible that if Comverse were to fail to fulfill its obligations under these agreements, we could suffer operational difficulties or significant losses, each of which could have a significant adverse effect on our liquidity. In addition, pursuant to these agreements, Comverse will agree to indemnify us from certain liabilities with respect to events that took place prior to, on or after the distribution date. The potential liabilities subject to the indemnity Comverse will provide to us cannot be predicted or quantified, and such indemnification obligation may be significant. To the extent Comverse does not fulfill its obligations to indemnify us for a claim or significant loss for which indemnification may be sought from Comverse under these agreements, our business, results of operation and liquidity could be adversely affected.

See “PROPOSAL 1 AUTHORIZATION OF THE SHARE DISTRIBUTION—Agreements between CTI and Comverse Relating to the Share Distribution.”

Comverse may have difficulty operating as an independent, publicly–traded company.

As an independent, publicly–traded company, we believe that Comverse’s business will benefit from, among other things, allowing Comverse to better focus its financial and operational resources on its specific business, allowing its management to design and implement corporate strategies and policies that are based primarily on the business characteristics and strategic decisions of Comverse’s business, allowing it to more effectively respond to industry dynamics and allowing the creation of effective incentives for its management and employees that are more closely tied to Comverse’s business performance. However, Comverse may not be able to achieve some or all of the benefits that we believe it can achieve as an independent, publicly–traded company in the time we expect, if at all. Because Comverse’s business has previously operated as part of the wider CTI organization, it may not be able to successfully implement the changes necessary to operate independently and may incur additional costs that could adversely affect its business.

As an independent, publicly–traded company, Comverse may not enjoy the same benefits that it did as a subsidiary of CTI.

There is a risk that, by separating from CTI, Comverse may become more susceptible to market fluctuations and other adverse events than it would have been if it were still a part of the current CTI organizational structure. As part of CTI, Comverse has been able to enjoy certain benefits from CTI’s available capital for investments. As an independent, publicly–traded company, Comverse will not have similar available capital and may not have similar access to capital markets. For instance, Comverse will no longer be able to rely on or benefit from the capital resources of CTI, including CTI’s significant equity interest in Verint, to cover any shortfall in Comverse’s working capital, if any. To the extent Comverse has a shortfall in working capital, it may need to sell equity or issue debt in capital market transactions to cover such shortfall. However, we cannot assure you that Comverse would be able to access the debt or equity capital markets on commercially reasonable terms or at all. Furthermore, because Comverse’s capital structure will be different from CTI’s when it is an independent company, Comverse’s credit rating is likely to be lower than CTI’s would be, which may affect Comverse’s ability to access the capital markets on acceptable terms or at all.

36

Our unaudited pro forma financial statements is not necessarily representative of the results we would have achieved had we not owned Comverse for the periods indicated and may not be a reliable indicator of our future results.

Our unaudited pro forma financial statements included in this proxy statement do not necessarily reflect the financial condition, results of operations or cash flows we would have achieved had we not owned Comverse during the periods presented or that we may achieve in the future. This is primarily a result of the following factors:

•	significant changes will occur in our cost structure and management as a result of the share distribution; and

•

we will rely on Comverse to provide us with most of our administrative and reporting functions after the share distribution whereas prior to the share distribution we did not rely on or pay a third party to provide us with these functions.

We have made adjustments based upon available information and assumptions that we believe are reasonable to reflect this change in cost structure, among others, in our pro forma financial statements. However, our assumptions may prove not to be accurate, and accordingly, the condensed financial information presented in this proxy statement should not be assumed to be indicative of what our financial condition or results of operations actually would have been had we not owned Comverse for the periods indicated nor to be a reliable indicator of what our financial condition or results of operations actually may be in the future.

Comverse’s historical and unaudited pro forma combined financial information is not necessarily representative of the results it would have achieved as an independent company and may not be a reliable indicator of its future results.

Comverse’s historical and unaudited pro forma combined financial information included in the Preliminary Information Statement included as Annex A of this proxy statement does not reflect the financial condition, results of operations or cash flows it would have achieved as an independent, publicly–traded company during the periods presented or that it may achieve in the future. This is primarily a result of the following factors:

•

Comverse’s historical combined financial results reflect allocations of corporate expenses from CTI, which allocations may be different from the comparable expenses it would have actually incurred as an independent, publicly–traded company;

•	Comverse’s working capital requirements historically have been satisfied as part of CTI’s corporate-wide cash management policies; and

•	significant changes will occur in Comverse’s cost structure, management and financing as a result of its separation from CTI.

Comverse has made adjustments based upon available information and assumptions that it believes are reasonable to reflect these factors, among others, in Comverse’s historical and pro forma combined financial information. However, Comverse’s assumptions may prove not to be accurate, and accordingly, the combined financial information presented in the Preliminary Information Statement included as Annex A of this proxy statement should not be assumed to be indicative of what Comverse’s financial condition or results of operations actually would have been as an independent company nor to be a reliable indicator of what Comverse’s financial condition or results of operations actually may be in the future.

Comverse will experience increased costs as a result of the share distribution.

CTI performs many important corporate functions for the operations of Comverse, including treasury, accounting, financial reporting and other services. Comverse currently pays us for these services on a cost-allocation basis. Following the share distribution, Comverse intends to operate these functions independently with systems and employees previously used by us to provide the services and will provide us with certain of

37

these functions pursuant to the Transition Services Agreement. Comverse may not be able to operate such functions effectively or at comparable costs, and, as a result, Comverse’s profitability may decline. Further, to the extent that we suffer a loss due to Comverse’s performance under the Transition Services Agreement, Comverse may be required to indemnify us for such loss or may be subject to claims made by us arising from such loss. To the extent Comverse does not fulfill its obligations to indemnify us for such loss, our business, results of operation and liquidity could be adversely affected.

The cost of compliance or failure to comply with the Sarbanes-Oxley Act of 2002 may adversely affect Comverse’s business.

As a new reporting company under the Exchange Act, Comverse will be subject to certain provisions of the Sarbanes-Oxley Act of 2002, which may result in higher compliance costs and may adversely affect its financial results. The Sarbanes-Oxley Act affects corporate governance, securities disclosure, compliance practices, internal audits, disclosure controls and procedures, financial reporting and accounting systems. Section 404 of the Sarbanes-Oxley Act, for example, requires companies subject to the reporting requirements of the U.S. securities laws to conduct a comprehensive evaluation of their internal control over financial reporting. Comverse will be required to provide its Section 404 evaluation beginning with its annual report on Form 10-K for the fiscal year ending January 31, 2014. The failure to comply with Section 404, when Comverse is required to comply, may result in investors losing confidence in the reliability of its financial statements (which may result in a decrease in the trading price of Comverse common stock), prevent it from providing the required financial information in a timely manner (which could materially and adversely impact its business, its financial condition, the trading price of Comverse common stock and its ability to access capital markets, if necessary), prevent it from otherwise complying with the standards applicable to it as an independent, publicly–traded company and subject it to adverse regulatory consequences.

CTI’s management concluded that, as of January 31, 2012, a material weakness in internal control over financial reporting existed, including at Comverse, as a result of not having adequate personnel with sufficient technical expertise to properly account for and disclose income taxes in accordance with U.S. GAAP and ineffective policies and procedures for its income tax provision.

As part of its assessment, CTI’s management concluded that, as of January 31, 2012, a material weakness in internal control over financial reporting existed, including at Comverse, as a result of not having adequate personnel with sufficient technical expertise to properly account for and disclose income taxes in accordance with accounting principles generally accepted in the United States of America (or U.S. GAAP) and ineffective policies and procedures for Comverse’s income tax provision. We and Comverse have adopted, and are in the process of implementing, certain remedial measures that we believe will enable both us and Comverse to address this material weakness by January 31, 2013. However, we and Comverse may not be able to successfully complete the implementation of these remedial measures by such date. In addition, even if these measures are successfully implemented, the effectiveness of any system of disclosure controls and procedures is subject to limitations, including the exercise of judgment in designing, implementing and evaluating the controls and procedures, the assumptions used in identifying the likelihood of future events and the inability to eliminate misconduct completely. Moreover, additional material weaknesses in Comverse’s internal control over financial reporting may be identified in the future.

In addition, the inadequacy of internal controls creates an environment that hinders the ability to prepare tax returns in a timely manner and may impact the amounts that Comverse may owe taxing jurisdictions in the U.S. and non-U.S. jurisdictions. Comverse may be subject to material penalties and interest as a result of audits from these taxing jurisdictions.

We and Comverse may face challenges in producing accurate financial statements and periodic reports as required on a timely basis.

As part of CTI’s efforts to become current in its periodic reporting obligations, we and Comverse have made changes to our respective finance organization, adopted new accounting policies, and enhanced many aspects of

38

our internal control over financial reporting. We and Comverse are still in the process of assimilating these complex and pervasive changes, continue to have a material weakness in internal control over financial reporting and, as a result, cannot assure you that we and Comverse will not experience delays in filing our respective periodic reports in the future. In addition, we and Comverse have engaged external accounting consulting firms to assist in completing the preparation of certain portions of our financial statements and preparing Comverse’s registration statement on Form 10. We and Comverse have hired and intend to continue to hire experienced finance personnel with a view toward continuing to diminish and ultimately eliminating the use of external consultants in the preparation of financial statements and the timely filing of periodic reports with the SEC. Replacing these consultants with new employees may result in the loss of important institutional knowledge or otherwise create transitional issues that could delay the preparation of financial statements and the filing of periodic reports.

We and Comverse may continue to incur significant expenses for professional fees in connection with the preparation of our respective periodic reports.

We and Comverse engaged outside accounting consulting firms and other external consultants to assist our finance and accounting personnel in the preparation of financial statements and periodic reports and incurred and continue to incur significant expenses for their services, in addition to incurring substantial expenses for external legal, tax and other professional services. External consultants were initially engaged to assist Comverse and us in preparing financial information required for us to become current in our periodic reporting obligations under the federal securities laws and for the remediation of material weaknesses in internal control over financial reporting, but have remained to assist with the timely filing of periodic reports and the filing of Comverse’s registration statement on Form 10 and other activities related to the share distribution. Although we expect these expenses to decline and be eliminated over time as Comverse enhances its internal finance and accounting personnel to replace such external consultants and build these functions as an independent, publicly–traded company, we and Comverse may continue to incur in the near term significant expenses relating to professional fees in connection with the preparation of periodic reports, which may materially adversely affect its financial condition and cash flows.

The continued ownership of CTI common shares by Comverse’s post-distribution executive officers and some of its expected directors and the expected membership of some members of the CTI Board on the Comverse board after the share distribution may create, or may create the appearance of, conflicts of interest.

Because of their current or former positions with CTI, substantially all of Comverse’s executive officers and CTI’s non-employee directors that we expect will become members of Comverse’s board of directors, own our common shares. These holdings in CTI common shares may be significant for some of these persons compared to that person’s total assets. Ownership of CTI common shares by Comverse’s directors and officers after the share distribution may create, or may create the appearance of, conflicts of interest when these directors and executive officers are faced with decisions that could have different implications for CTI than they do for Comverse.

In addition, it is currently expected that after the share distribution certain members of the Comverse board will also be members of our Board. These common directorships could create, or appear to create, potential conflicts of interest when we and Comverse’s management and directors face decisions that could have different implications for the two companies.

Future changes in stock ownership could limit our use of net operating loss carryforwards.

As of January 31, 2012, we had net operating loss carryforwards of approximately $947.0 million available to offset future federal taxable income. Similarly, we had net operating loss carryforwards to offset state taxable income in varying amounts. These net operating loss carryforwards will be allocated between CTI and Comverse in accordance with applicable tax law and the Tax Disaffiliation Agreement. As a result of changes in stock

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ownership that may take place after the share distribution, there may be limitations on CTI’s and Comverse’s ability to use net operating loss carryforwards. Limitations on CTI’s and Comverse’s ability to use net operating loss carryforwards to offset future taxable income could reduce the benefit of CTI’s and Comverse’s net operating loss carryforwards by requiring CTI and/or Comverse, as applicable, to pay federal and state income taxes earlier than otherwise would be required, and causing part of CTI’s and/or Comverse’s net operating loss carryforwards to expire without having been fully utilized. These various limitations resulting from an ownership change could have a material adverse effect on CTI’s and/or Comverse’s cash flow and results of operations. We cannot predict the extent to which our net operating loss carryforwards will be limited or the ultimate impact of other limitations that may be caused by future changes in stock ownership, which will depend on various factors.

Under certain circumstances Comverse could be liable for payments related to income taxes owed by CTI’s consolidated group.

Comverse and its controlled domestic subsidiaries are currently members of CTI’s consolidated group for U.S. federal income tax purposes. The share distribution will result in the deconsolidation of Comverse and its controlled domestic subsidiaries from the CTI consolidated group. U.S. federal tax law provides that each member of a consolidated group is jointly and severally liable for the consolidated group’s entire federal income tax obligation. Thus, to the extent CTI fails to make any U.S. federal income tax payments required by law for the period in which Comverse and its controlled domestic subsidiaries were part of the CTI consolidated group, Comverse could be liable for the shortfall. Similar principles may apply for foreign, state or local income tax purposes where CTI had previously filed or may be determined to have been required to file combined, consolidated or unitary returns with Comverse or its subsidiaries for foreign, state or local income tax purposes.

The share distribution may expose us and Comverse to potential liabilities arising out of state and federal fraudulent conveyance laws and legal dividend requirements.

The share distribution is subject to review under various state and federal fraudulent conveyance laws. Fraudulent conveyance laws generally provide that an entity engages in a constructive fraudulent conveyance when (1) the entity transfers assets and does not receive fair consideration or reasonably equivalent value in return, and (2) the entity (a) is insolvent at the time of the transfer or is rendered insolvent by the transfer, (b) has unreasonably small capital with which to carry on its business, or (c) intends to incur or believes it will incur debts beyond its ability to repay its debts as they mature. An unpaid creditor or an entity acting on behalf of a creditor (including without limitation a trustee or debtor-in-possession in a bankruptcy by us or Comverse or any of our respective subsidiaries) may bring an action alleging that the share distribution or any of the related transactions constituted a constructive fraudulent conveyance. If a court accepts these allegations, it could impose a number of remedies, including without limitation, voiding Comverse’s claims against us, requiring Comverse’s shareholders to return to us some or all of the shares of its common stock issued in the share distribution, or providing us with a claim for money damages against Comverse in an amount equal to the difference between the consideration received by us and the fair market value of Comverse at the time of the share distribution.

The measure of insolvency for purposes of the fraudulent conveyance laws will vary depending on which jurisdiction’s law is applied. Generally, an entity would be considered insolvent if (1) the present fair saleable value of its assets is less than the amount of its liabilities (including contingent liabilities); (2) the present fair saleable value of its assets is less than its probable liabilities on its debts as such debts become absolute and matured; (3) it cannot pay its debts and other liabilities (including contingent liabilities and other commitments) as they mature; or (4) it has unreasonably small capital for the business in which it is engaged. We cannot assure you what standard a court would apply to determine insolvency or that a court would determine that we, Comverse or any of our respective subsidiaries were solvent at the time of or after giving effect to the share distribution.

Prior to the share distribution, our Board expects that we and Comverse each will be solvent at the time of the share distribution, will be able to repay our respective debts and obligations as they mature following the

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share distribution and will have sufficient capital to carry on our respective businesses. We cannot assure you, however, that a court would reach the same conclusions in determining whether Comverse or we were insolvent at the time of, or after giving effect to, the share distribution.

There is no existing market for Comverse common stock and we cannot be certain that an active trading market will develop or be sustained after the share distribution, and following the share distribution, Comverse’s stock price may fluctuate significantly.

There is currently no public market for Comverse common stock. It is anticipated that on or shortly prior to the distribution record date, trading of shares of Comverse common stock would begin on a “when-issued” basis and such trading would continue up to and including the distribution date. We have not set an initial price for Comverse common stock. The price will be established by the market. However, there can be no assurance that an active trading market for Comverse common stock will develop as a result of the share distribution or be sustained in the future. The lack of an active market may make it more difficult for you to sell Comverse common stock and could lead to the share price of Comverse common stock being depressed or more volatile.

We cannot predict the prices at which Comverse common stock may trade after the share distribution. Indeed, the combined market prices of Comverse common stock and CTI common shares after the share distribution may not equal or exceed the market value of CTI common shares immediately prior to the share distribution. The market price of Comverse common stock may fluctuate widely, depending upon many factors, some of which may be beyond our and Comverse’s control, including:

•

changes in expectations concerning Comverse’s future financial performance and the future performance of the communication industry in general, including financial estimates and recommendations by securities analysts;

•	differences between Comverse’s actual financial and operating results and those expected by investors and analysts;

•	strategic moves by Comverse or its competitors, such as acquisitions or restructurings;

•	changes in the regulatory framework affecting Comverse’s domestic or international operations; and

•	changes in general economic or market conditions.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of Comverse common stock.

The trading price of CTI common shares may experience volatility and will decline after the share distribution.

We expect the trading price of CTI common shares immediately following the share distribution to be lower than immediately prior to the share distribution because the trading price will no longer reflect the value of Comverse. In addition, until the market has fully analyzed the value of CTI without Comverse, the price of CTI common shares may fluctuate.

Substantial sales of shares of Comverse common stock may occur in connection with the share distribution, which could cause Comverse’s stock price to decline.

The shares of Comverse common stock that CTI will distribute to its shareholders in the share distribution generally may be sold immediately in the public market. Although we have no actual knowledge of any plan or intention on the part of any significant shareholder to sell shares of Comverse common stock immediately following the share distribution, it is likely that some of CTI’s shareholders will sell shares of Comverse common

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stock received in the share distribution if, for reasons such as Comverse’s business profile or market capitalization as an independent company, Comverse does not fit their investment objectives. The sales of significant amounts of Comverse common stock or the perception in the market that this will occur may result in the lowering of the market price of Comverse common stock.

Shares of Comverse common stock to be received by CTI shareholders as a result of the share distribution will have different rights from CTI common shares.

Following completion of the share distribution, CTI shareholders receiving Comverse common stock will be shareholders of Comverse, a Delaware corporation, in addition to being shareholders of CTI, a New York corporation. There are important differences between the rights of CTI shareholders and the rights of Comverse shareholders. See “PROPOSAL 1 AUTHORIZATION OF THE SHARE DISTRIBUTION—Comparison of Rights of Current CTI Shareholders and Comverse Shareholders following the Share Distribution” for a discussion of the different rights associated with CTI common shares and Comverse common stock.

There can be no assurance that following the reverse stock split the market price of CTI common shares will increase in proposition to the reduction in the number of shares issued and outstanding before the proposed contingent reverse stock split.

There can be no assurance that following the reverse stock split the market price of CTI common shares will increase in proportion to the reduction in the number of CTI common shares issued and outstanding before the proposed contingent reverse stock split. Even if we effect a reverse stock split, the market price of CTI’s common shares may decrease due to the reverse split or for other reasons related to CTI or the industries in which we operate, the economy or the stock market in general. Other factors, such as our financial results, market conditions and the market perception of our business may harm the market price of our common shares. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits, or that the market price of our common shares will increase following the reverse stock split or that the market price of our common shares will remain at such higher value for any significant length of time.

Following the reverse stock split, if we fail to continue to meet all applicable NASDAQ listing requirements and NASDAQ determines to delist our common shares, the market liquidity and market price of our common shares could decline, and our ability to access the capital markets could be negatively affected.

CTI common shares are traded on NASDAQ, which has listing criteria that require companies to satisfy minimum average closing prices over a threshold amount during a consecutive trading period in order to gain or maintain listing eligibility. NASDAQ currently requires that a company’s common stock have an average closing price that is greater than or equal to $1.00 per share over any consecutive 30 trading-day period in order to list on its exchange. Following the reverse stock split, if we fail to reach this level due to excessive selling of our common shares following the completion of the share distribution causing the market price of our common shares to decrease, or for any other reason, or if we fail to meet other requirements for continued listing on NASDAQ, and we are unable to cure the events of noncompliance in a timely or effective manner, our common stock could be delisted from NASDAQ. Any delisting could adversely affect the market liquidity of our common shares and the market price of our common shares could decrease. In addition, the delisting of our common stock could materially adversely affect our access to the capital markets. Following the reverse stock split, any limitation on market liquidity or reduction in the price of our common shares as a result of delisting could adversely affect our ability to raise capital on terms acceptable to us, or at all.

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Failure to complete the share distribution could negatively impact the stock price and future business and financial results of CTI.

If the share distribution is not completed, our ongoing businesses may be adversely affected and we will be subject to certain risks and consequences, including the following:

•	we will be required to pay certain costs and expenses relating to the share distribution, whether or not the share distribution is completed, such as legal and accounting fees; and

•

matters relating to the share distribution may require substantial commitments of time and resources by CTI and Comverse management, which could otherwise have been devoted to other opportunities that may have been beneficial to CTI and Comverse.

•	In addition, if the share distribution is not completed, we may experience negative reactions from the financial markets.

Holders of Comverse common stock may be adversely affected through dilution.

Comverse may need to issue equity in order to fund working capital, capital expenditures and product development requirements or to make acquisitions and other investments. If Comverse chooses to raise funds through the issuance of common equity, the issuance will dilute Comverse shareholder’s ownership interest.

There can be no assurance that Comverse will pay any dividends.

There can be no assurance that Comverse will pay any dividends, or that if it does decide to pay dividends, what the amount of dividends will be or that it will have sufficient surplus under Delaware law to be able to pay any dividends. This may result from extraordinary cash expenses, actual expenses exceeding contemplated costs, funding of capital expenditures, or increases in reserves. If Comverse does not pay dividends, the price of its common stock that you receive in the distribution must appreciate for you to receive a gain on your investment in Comverse. This appreciation may not occur.

Anti-takeover provisions in Comverse’s organizational documents and Delaware law and in its agreements with us could delay or prevent a change in control.

Provisions of Comverse’s charter and bylaws may delay or prevent a merger or acquisition that a shareholder may consider favorable. For example, its charter and bylaws will authorize its board to issue one or more series of preferred stock. This provision may also discourage acquisition proposals or delay or prevent a change in control, which could harm its stock price. In addition, Delaware law also imposes some restrictions on mergers and other business combinations between any holder of 15 percent or more of Comverse’s outstanding common stock and Comverse. See “PROPOSAL 1 AUTHORIZATION FOR THE SHARE DISTRIBUTION—Description of Comverse Capital Stock” for additional information.

As a result, Comverse’s obligations may discourage, delay or prevent a change of control of the company.

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FORWARD-LOOKING STATEMENTS

Certain statements appearing in this proxy statement constitute “forward-looking statements.” Forward-looking statements include financial projections, statements of plans and objectives for future operations, statements of future economic performance, and statements of assumptions relating thereto. In some cases, forward-looking statements can be identified by the use of terminology such as “may,” “expects,” “plans,” “anticipates,” “estimates,” “believes,” “potential,” “projects,” “forecasts,” “intends,” or the negative thereof or other comparable terminology. By their very nature, forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause actual results, performance and the timing of events to differ materially from those anticipated, expressed or implied by the forward-looking statements in this proxy statement. Such risks or uncertainties may give rise to future claims and increase exposure to contingent liabilities. These risks and uncertainties arise from (among other factors) the following:

•

the risk that we will not be able to complete the share distribution due to our inability to satisfy the requisite conditions thereto, including, among others, completion of the review process of the related registration statement by the SEC or for any other reason, including a decision of our Board of Directors not to proceed with the share distribution;

•	the effect of the share distribution on our and Comverse’s business relationships, operating results and business generally;

•	general competitive, economic, political and market conditions and fluctuations;

•	actions taken or conditions imposed by the United States and foreign governments;

•

the risk of diminishment in our capital resources as a result of, among other things, potential future negative cash flows, the continued incurrence of professional fees in connection with the filing of periodic reports under the federal securities laws and the remediation of material weaknesses in internal control over financial reporting and the costs associated with the share distribution;

•

the risk that if Comverse BSS customer solution order activity does not increase, Comverse’s revenue and profitability would likely be materially adversely affected and we, if the share distribution is not completed and Comverse, if the share distribution is completed, may be required to implement further cost reduction measures to preserve or enhance Comverse’s cash position;

•

risks related to the implementation of Comverse’s strategy to expand its BSS business and pursue primarily higher margin VAS projects that resulted and may continue to result in lower Comverse VAS revenue, which may not be offset by increases in BSS revenue, if any;

•

Comverse’s advanced offerings may not be widely adopted by existing and potential customers and increases in revenue from Comverse’s advanced offerings, if any, may not exceed or fully offset potential declines in revenue from traditional solutions;

•	the potential loss of business opportunities due to continued concern on the part of customers and partners about our or Comverse’s financial condition, as the case may be;

•

the difficulty in predicting quarterly and annual operating results as a result of a high percentage of orders typically generated late in fiscal quarters and in fiscal years, lengthy and variable sales cycles, the competitive bidding process required by customers, Comverse’s focus on large customers and installations and short delivery windows required by customers;

•

the effects of any potential decline or weakness in the global economy (due to among other things, the downgrade of the U.S. credit rating and European sovereign debt crisis) on the telecommunications industry, which may result in reduced information technology (or IT) spending and reduced demand for our subsidiaries’ or Comverse’s products and services, as the case may be;

•

risks associated with the share distribution, including the potential harm to our business as a result of management’s distraction from our business due to our efforts to complete the share distribution, the

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incurrence of expenses in connection therewith in excess of our expectations, and the risks that if the share distribution is completed, each of CTI and Comverse will be smaller companies that may be subject to increased instability, our share price may decline if there are excessive sales of our stock by shareholders that invested in our company because of our holdings in Comverse and, prior to any elimination of the CTI holding company structure, our dependence on Comverse’s performance of various transition services agreements necessary for our ongoing operations;

•

the risk that, if we cease to maintain a majority of the voting power of Verint Systems’ outstanding equity securities and ceases to maintain control over Verint’s operations, we may be required to no longer consolidate Verint’s financial statements within our consolidated financial statements and, in such event, the presentation of our consolidated financial statements would be materially different from the presentation for the fiscal years covered by this proxy statement and the Annual Report;

•

the continuation of a material weakness related to income taxes or the discovery of additional material weaknesses in our internal control over financial reporting and any delay in the implementation of remedial measures;

•	the risk of disruption in the credit and capital markets which may limit our or Comverse’s ability to access capital;

•	rapidly changing technology in our and Comverse’s subsidiaries’ industries and our or Comverse’s subsidiaries’ ability to enhance existing products and develop and market new products;

•

our subsidiaries’ dependence on contracts for large systems and large installations for a significant portion of their sales and operating results, including, among other things, the lengthy, complex and highly competitive bidding and selection process, the difficulty predicting their ability to obtain particular contracts and the timing and scope of these opportunities;

•

the deferral or loss of one or more significant orders or customers or a delay in an expected implementation of such an order could materially and adversely affect our or Comverse’s results of operations in any fiscal period, particularly if there are significant sales and marketing expenses associated with the deferred, lost or delayed sales;

•

the potential incurrence by our subsidiaries of penalties if our subsidiaries’ solutions develop operational problems and significant costs to correct previously undetected operational problems in their complex solutions;

•	our subsidiaries’ dependence on a limited number of suppliers and manufacturers for certain components and third-party software could cause a supply shortage and/or interruptions in product supply;

•

the risk that increased competition could force our subsidiaries to lower their prices or take other actions to differentiate their products and changes in the competitive environment in the telecommunications industry worldwide could seriously affect our and Comverse’s business;

•

the risk that increased costs or reduced demand for our subsidiaries’ products resulting from compliance with evolving telecommunications regulations and the implementation of new standards may adversely affect our or Comverse’s business and financial condition;

•	the risk that the failure or delay in achieving interoperability of Comverse’s products with its customers’ systems could impair its ability to sell its products;

•	the competitive bidding process used to generate sales requires our subsidiaries to expend significant resources with no guarantee of recoupment;

•

third parties’ infringement of our subsidiaries’ proprietary technology and the infringement by our subsidiaries of the intellectual property of third parties, including through the use of free or open source software;

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•	risks of certain of our contractual obligations of our subsidiaries exposing them to uncapped or other significant liabilities;

•

the impact of mergers and acquisitions, including, but not limited to, difficulties relating to integration, the achievement of anticipated synergies and the implementation of required controls, procedures and policies at the acquired company;

•	we may need to recognize future impairment of goodwill and intangible assets;

•

risks associated with significant foreign operations and international sales, including the impact of geopolitical, economic and military conditions in foreign countries, conducting operations in countries with a history of corruption, entering into transactions with foreign governments and ensuring compliance with laws that prohibit improper payments;

•	potential adverse fluctuations of currency exchange rates;

•

risks relating to our and Comverse’s significant operations in Israel, including economic, political and/or military conditions in Israel and the Middle East, and uncertainties relating to research and development grants, tax benefits and the ability of our Israeli subsidiaries to pay dividends;

•	risks that our credit ratings and the credit ratings of our subsidiaries could be downgraded or placed on a credit watch based on, among other things, our or Comverse’s financial results;

•

risks associated with Verint’s significant leverage resulting from its current debt position, including Verint’s ability to maintain compliance with the leverage ratio covenant, limitations imposed by covenants, fluctuations in interest rates and Verint’s ability to maintain its credit ratings;

•	the ability of Verint to pay its indebtedness as it becomes due or refinance its indebtedness as well as comply with the financial and other restrictive covenants contained therein;

•	risks that Verint may be unable to maintain and enhance relationships with key resellers, partner and system integrators;

•	risks associated with a significant amount of Verint’s business coming from domestic and foreign government customers, including the ability to maintain security clearances for certain projects;

•	risks associated with the mishandling or perceived mishandling by Verint of sensitive or confidential information, security lapses, or with information technology system failures or disruptions; and

•	Verint’s ability to receive or retain necessary export licenses or authorizations.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this proxy statement. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this proxy statement are made only as of the date of this proxy statement, and we undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances or otherwise.

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THE SPECIAL MEETING OF SHAREHOLDERS

This proxy statement is being furnished to our shareholders as part of the solicitation by our Board of Directors for use at the Special Meeting of shareholders of CTI, and any adjournment or postponement thereof.

Time and Place

The Special Meeting of our shareholders will be held on                     , 2012, at 10:00 a.m., New York City time, at                     .

Proposals to be Considered at the Special Meeting

You will be asked to consider and approve the following proposals:

(1)	to authorize the share distribution of 100% of the outstanding shares of Comverse common stock to CTI shareholders;

(2)	to approve the Comverse, Inc. 2012 Stock Incentive Compensation Plan;

(3)	to approve a contingent amendment to CTI’s certificate of incorporation to effect a contingent reverse stock split of issued and outstanding CTI common shares; and

(4)	to approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals.

Our Board of Directors knows of no other matters to be presented for action at the Special Meeting. If any other matters properly come before the Special Meeting, however, the persons named in the proxy will vote on such other matters in accordance with their best judgment.

Recommendation of our Board of Directors

Our Board of Directors recommends that you vote:

(1)	“FOR” Proposal 1 to authorize the share distribution of 100% of the outstanding shares of Comverse common stock to CTI shareholders.

(2)	“FOR” Proposal 2 to approve the Comverse, Inc. 2012 Stock Incentive Compensation Plan;

(3)	“FOR” Proposal 3 to approve a contingent amendment to CTI’s certificate of incorporation to effect a contingent reverse stock split of issued and outstanding CTI common shares; and

(4)	“FOR” Proposal 4 to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals.

Record Date and Quorum

Shareholders of record at the close of business on                     , 2012 (referred to as the record date for the Special Meeting) may attend and vote at the Special Meeting. Each shareholder is entitled to one vote for each share of common stock held on all matters to be voted. As of the close of business on the record date for the Special Meeting,                  shares of our common stock were outstanding. A list of our shareholders entitled to vote at the Special Meeting will be available for inspection at our corporate offices at 810 Seventh Avenue, New York, New York prior to the meeting.

A majority of our issued and outstanding shares of common stock that are entitled to vote as of the record date for the Special Meeting must be present at the Special Meeting in order to hold the Special Meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as

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present any shares that are properly represented in person at the Special Meeting or that are represented by a valid proxy properly submitted over the Internet, by telephone or by mail. Further, for purposes of establishing a quorum, we will count as present shares that a shareholder holds even if the shareholder does not vote on one or more of the matters to be voted upon.

How Proxies are Counted

For each proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

(1)	Proposal 1—To authorize the share distribution of 100% of the outstanding shares of Comverse common stock to CTI shareholders: Shareholders as of the close of business on the record date for the Special Meeting holding shares representing at least two-thirds of our outstanding shares of common stock must vote “FOR” the approval of this proposal in order for us to complete the spin–off of Comverse, to be effected by means of a pro rata distribution of 100% of the outstanding shares of Comverse common stock to CTI shareholders. Accordingly, any abstention or broker non–vote will count as a vote cast “AGAINST” this proposal.

(2)	Proposal 2—To approve the Comverse, Inc. 2012 Stock Incentive Compensation Plan: A majority of the CTI common shares present or represented at the Special Meeting and entitled to vote as of the record date for the Special Meeting will be required to vote “FOR” this proposal in order for Comverse to adopt the Comverse, Inc. 2012 Stock Incentive Compensation Plan. Abstentions and broker non–votes will have no effect on this proposal.

(3)	Proposal 3—To approve a contingent amendment to CTI’s certificate of incorporation to effect a contingent reverse stock split of issued and outstanding CTI common shares: Shareholders as of the close of business on the record date for the Special Meeting holding shares representing a majority of our outstanding shares of common stock must vote “FOR” the approval of this proposal in order for us to amend CTI’s certificate of incorporation and effect a reverse stock split of issued and outstanding CTI common shares. Accordingly, any abstention or broker non–vote will count as a vote cast “AGAINST” this proposal.

(4)	Proposal 4—To adjourn or postpone the Special Meeting: A majority of the CTI common shares present or represented at the Special Meeting and entitled to vote as of the record date for the Special Meeting will be required to vote “FOR” this proposal in order for the chairman of the Special Meeting to be permitted to adjourn or postpone the Special Meeting, once a quorum is present, if necessary or appropriate to solicit additional proxies if there are not sufficient votes in favor of the proposals to distribute to CTI shareholders the outstanding shares of Comverse common stock, approve the Comverse, Inc. 2012 Stock Incentive Compensation Plan or approve a contingent amendment to CTI’s certificate of incorporation to effect a contingent reverse stock split of issued and outstanding CTI common shares. Abstentions and broker non–votes will have no effect on this proposal.

If you sign your proxy card without indicating your vote, your shares of common stock will be voted “FOR” the authorization of the share distribution, “FOR” approval of the Comverse, Inc. 2012 Stock Incentive Compensation Plan, “FOR” the contingent amendment of CTI’s certificate of incorporation to effect a contingent reverse stock split of issued and outstanding CTI common shares, “FOR” adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals and in accordance with the best judgment of the persons appointed as proxies on any other matters properly brought before the Special Meeting for a vote.

Brokers have the discretion to vote shares held in “street name”—a term that means the shares are held in the name of the broker on behalf of its customer, the beneficial owner—on routine matters, such as ratification of independent registered public accounting firms, but not on other, non-routine matters. Generally, broker non–votes occur when shares held by a broker for a beneficial owner are not voted with respect to a non-routine matter because the broker has not received voting instructions from the beneficial owner and the broker therefore

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lacks discretionary authority to vote the shares. Abstentions and broker non–votes are counted as shares present for purposes of determining the presence of a quorum for the transaction of business. Each of Proposal 1, Proposal 2, Proposal 3 and Proposal 4 is a “non-routine” matter for which brokers may not exercise discretionary voting power without instructions from the beneficial owner. Your vote is very important, whether you hold your shares directly or through a broker, bank or other custodian. We encourage you to read this proxy statement carefully and if you are a beneficial owner, please be sure to give voting instructions to your broker, bank or other nominee if you want your votes to count.

Voting Shares of Common Stock at the Special Meeting

Voting in person at the Special Meeting: Shares held directly in your name as the shareholder of record may be voted in person at the Special Meeting. If you choose to attend the Special Meeting, please bring the enclosed proxy card and proof of identification for entrance to the Special Meeting. If you hold your shares in “street name” (for example, the shares are held for you in a brokerage, bank or other nominee), you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the record date for the Special Meeting (                    , 2012). You must also obtain a legal proxy from your broker, bank or other nominee and bring it to the Special Meeting if you wish to vote your shares in person at the Special Meeting.

Whether you hold shares directly as a shareholder of record or beneficially in “street name,” you may vote without attending the Special Meeting. If you are a shareholder of record, you may vote in any of the following ways:

•

You may vote by mail. You may complete, date and sign the proxy card and promptly mail it in the postage-prepaid envelope that you received. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you return. If you return the proxy card but do not give any instructions on a particular matter described in this proxy statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our Board of Directors.

•

You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world by following the instructions set forth on your proxy card. If you vote on the Internet, please do not return your proxy card.

•

You may vote by telephone. If you are located in the United States or Canada, you may vote your shares by following the instructions set forth on your proxy card. If you vote by telephone, please do not return your proxy card.

Proxy cards must be received by no later than 10:00 a.m., New York City time, on                     , 2012. Telephone and Internet voting will be available until 11:59 p.m., New York City time, on                     , 2012.

If your shares are held in the name of a broker, bank or other nominee, please follow the voting instructions on the forms you receive from your record holder. The availability of voting by Internet or telephone will depend upon their voting procedures.

Revocation of Proxies

You may revoke your proxy and change your vote at any time before the final vote at the Special Meeting. You may do this by signing and submitting a new proxy card with a later date, voting by telephone or using the Internet (your latest telephone or Internet proxy is counted), by attending the Special Meeting and voting in person or by notifying the inspectors of election in writing of such revocation. Attending the Special Meeting will not revoke your proxy unless you specifically request it.

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Solicitation of Proxies; Costs of Solicitation

Your proxy is being solicited by our Board of Directors on behalf of CTI. CTI pays the cost of soliciting your proxy and reimburses brokerage costs and other fees for forwarding proxy materials to you. CTI has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $8,000 plus reimbursement of expenses.

Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of CTI, none of whom will receive additional compensation therefor.

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PROPOSAL 1

AUTHORIZATION OF THE SHARE DISTRIBUTION

This section of the proxy statement describes certain aspects of the share distribution, to be effected by means of a pro rata distribution of 100% of the outstanding shares of Comverse common stock to CTI shareholders.

Our Board of Directors unanimously recommends that you vote “FOR” the proposal to authorize the share distribution to CTI shareholders of 100% of the outstanding shares of Comverse common stock.

Parties to the Share Distribution

Comverse Technology, Inc.

CTI is a holding company and conducts business through its subsidiaries, principally, its wholly–owned subsidiary, Comverse, and its majority–owned subsidiaries, Verint and Starhome.

Comverse is described in greater detail below.

Verint is a global leader in Actionable Intelligence solutions and value-added services. Verint’s solutions enable organizations of all sizes to make more timely and effective decisions to improve enterprise performance and enhance safety. More than 10,000 organizations in over 150 countries—including more than 85% of the Fortune 100—use Verint’s Actionable Intelligence solutions to capture, distill, and analyze complex and underused information sources, such as voice, video and unstructured text.

In the enterprise intelligence market, Verint’s workforce optimization and voice of the customer solutions help organizations enhance customer service operations in contact centers, branches and back-office environments to increase customer satisfaction, reduce operating costs, identify revenue opportunities, and improve profitability. In the security intelligence market, Verint’s communications and cyber intelligence, video and situation intelligence and public safety solutions help government and commercial organizations in their efforts to protect people and property and neutralize terrorism and crime.

As of April 30, 2012, CTI held 41.6% of the outstanding shares of Verint Systems’ common stock and 100% of the outstanding shares of Series A Convertible Perpetual Preferred Stock, par value $0.001 per share, of Verint (or the preferred stock), giving CTI aggregate beneficial ownership of 54.3% of Verint’s outstanding share capital. The common stock of Verint is publicly–traded on NASDAQ (NASDAQ Global Market) under the symbol “VRNT” and Verint Systems files separate periodic and current reports with the SEC, which are available on its website, www.verint.com, and on the SEC’s website at www.sec.gov.

Starhome is a provider of wireless service mobility solutions that enhance international roaming. Wireless operators use Starhome’s software–based solutions to generate additional revenue and to improve profitability by directing international roaming traffic to preferred networks and by providing a wide range of services to subscribers traveling outside their home network.

As of April 30, 2012, CTI held 66.5% of Starhome’s outstanding share capital.

CTI’s common stock is traded on NASDAQ under the symbol “CMVT.” CTI was incorporated in the State of New York in October 1984. CTI’s principal executive offices are located at 810 Seventh Avenue, New York, New York 10019 and its telephone number at that location is (212) 739-1000.

CTI’s Internet address is www.cmvt.com. The information contained on CTI’s website is not included as a part of, or incorporated by reference into, this proxy statement. CTI makes available, free of charge, on its

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website, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and amendments to such reports filed or furnished pursuant to Section 13(a), 14 or 15(d) of the Exchange Act, as soon as reasonably practicable after CTI has electronically filed such material with, or furnished such material to, the SEC.

Comverse, Inc.

Comverse is a leading provider of software–based products, systems and related services that:

•

provide converged, prepaid and postpaid billing and active customer management systems (referred to as Business Support Systems or BSS) for wireless, wireline and cable network operators delivering a value proposition designed to ensure timely and efficient service monetization, consistent customer experience, reduced complexity and cost, and enable real–time marketing based on all relevant customer profile information;

•

enable wireless and wireline (including cable) network–based Value–Added Services (or VAS), comprised of two categories—Voice and Messaging—that include voicemail, visual voicemail, call completion, short messaging service (or SMS) text messaging (or texting), multimedia picture and video messaging, and Internet Protocol (or IP) communications; and

•	provide wireless users with optimized access to Internet websites, content and applications, manage and enforce policy and generate data usage and revenue for wireless operators.

Comverse’s products and services are used by more than 450 wireless, wireline and cable network communication service providers in more than 125 countries, including the majority of the world’s 100 largest wireless network operators. Comverse’s products and services are designed to generate voice and data network traffic, increase revenue and customer loyalty, monetize services and improve operational efficiency.

Following the share distribution, it is anticipated that the persons listed below will serve as the executive officers of Comverse. Certain additional biographical information concerning these officers is included in the Preliminary Information Statement included as Annex A to this proxy statement.

Name	Age	Position
Philippe Tartavull	54	President and Chief Executive Officer
John Bunyan	59	Senior Vice President, Strategy & Planning
Oded Golan	42	Senior Vice President, Chief Operating Officer
Eric S. Koza	38	Senior Vice President, Corporate Development and Financial Strategy
Joel E. Legon	61	Senior Vice President, Chief Financial Officer
Aharon Levy	52	Senior Vice President, BSS General Manager
Gabriel Matsliach	45	Senior Vice President, Chief Product Officer
Shefali A. Shah	40	Senior Vice President, General Counsel and Secretary

Comverse’s board of directors currently consists of certain executive officers of CTI, including Mr. Tartavull.

On May 30, 2012, CTI’s Board of Directors entered into a letter agreement, referred to as the Letter Agreement, with Cadian Capital Management, LLC and certain of its affiliates (referred to collectively as the Cadian Group) with respect to the Cadian Group’s solicitation for the election of CTI director nominees at the upcoming election of directors at CTI’s Annual Meeting of Shareholders scheduled for June 28, 2012 (referred to as the CTI AGM) pursuant to the proxy statement filed with the SEC on May 18, 2012. For a more detailed discussion of the Letter Agreement, see note 24 to the combined financial statements included in the Information Statement included as Annex A to this proxy statement.

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In general, pursuant to the terms and conditions of the Letter Agreement, the parties agreed, among other things, to take various actions with respect to the composition of the Board of Directors of each of CTI, Verint and, if the share distribution is consummated, Comverse. More specifically:

•

With respect to the Comverse board of directors, CTI has agreed that, immediately prior to the share distribution, CTI will cause the Comverse board of directors to be comprised of seven directors, one of whom will be the Comverse chief executive officer, Mr. Tartavull, three of whom will be designated by our Board of Directors (initially Charles J. Burdick, Susan D. Bowick and Mark C. Terrell, each of whom currently serves, and is expected to continue to serve, on our Board of Directors after the share distribution), and three of whom shall be designated by Cadian Capital and acceptable to our Board of Directors acting reasonably and in good faith but in no event constrained from exercising its fiduciary duties (initially expected to be James Budge, Steven Andrews and Doron Inbar).

•

In the event that prior to the share distribution, the rights and obligations of our Board of Directors under the Letter Agreement are terminated for any reason, including but not limited to the Cadian Group ceasing to own, in the aggregate, at least 1,000,000 CTI common shares or in the event that any member of the Cadian Group breaches in any material respect certain of its obligations under the Letter Agreement and the breach remains uncured after receipt of notice, we expect that Ms. Bowick, Messrs. Burdick, Tartavull and Terrell, and Robert Dubner, Augustus K. Oliver and Theodore H. Schell, all of whom (other than Mr. Tartavull) are on our current Board of Directors, will be appointed to serve on the Comverse board of directors.

Certain additional biographical information concerning these expected or potential directors, as well as certain additional information regarding the terms of the Letter Agreement as they relate to the composition of Comverse’s initial board of directors, is included in the Preliminary Information Statement included as Annex A to this proxy statement.

Comverse’s principal executive offices are located at 810 Seventh Avenue, New York, New York 10019.

For additional information regarding Comverse, see the Preliminary Information Statement included as Annex A in this proxy statement.

General Summary of the Share Distribution

Manner of Effecting the Share Distribution

Assuming shareholder approval of the share distribution and satisfaction of the conditions described in “—Conditions to the Share Distribution,” on the distribution date, CTI will distribute its Comverse common stock and each shareholder holding CTI common shares that were outstanding as of the record date for the share distribution (which record date is expected to be established by the Board of Directors shortly following the Special Meeting) will be entitled to receive, in respect of every                      CTI common shares, one share of Comverse common stock. If necessary to satisfy any withholding obligations, the distribution agent will hold back a certain number of shares of Comverse common stock and sell those shares on the market. The distribution agent, in its sole discretion, will determine when, how and at what price to sell these shares. Any excess proceeds will be distributed to the applicable shareholder. Comverse will be responsible for the payment of any brokerage fees, which we do not expect will be material to it. Notwithstanding shareholder approval of the share distribution, CTI’s Board of Directors may abandon the share distribution without further action by the shareholders.

See “—Certain Material U.S. Federal Income Tax Consequences” below for an explanation of the tax consequences of the share distribution.

If you own CTI common shares as of the close of business on the record date for the share distribution, the shares of Comverse common stock that you are entitled to receive in the share distribution will be issued

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electronically, as of the distribution date, to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. Direct registration refers to a method of recording share ownership when no physical share certificates are issued to shareholders, as is the case in this distribution. We expect that it will take the distribution agent up to 10 days after the distribution date to fully distribute the shares of Comverse common stock to CTI shareholders, but that the ability to trade Comverse common stock will not be affected during that time.

Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your CTI common shares and you are the registered holder of the CTI common shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of shares of Comverse common stock that have been electronically registered in your name.

Most CTI shareholders hold their CTI common shares through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your CTI common shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares of Comverse common stock that you are entitled to receive in the share distribution. If you have any questions concerning the mechanics of having shares held in “street name,” we encourage you to contact your bank or brokerage firm at any time following the approval of the share distribution.

The share distribution will be made pro rata to shareholders holding CTI common shares which are outstanding as of the record date for the share distribution. CTI’s Board of Directors has established a distribution ratio of one share of Comverse common stock for every                      CTI common shares outstanding as of the record date for the share distribution, subject to the holdback of a certain number of shares of Comverse common stock by the distribution agent if necessary to satisfy its withholding obligations. Accordingly, assuming approximately                      CTI common shares are outstanding as of the record date for the share distribution, the number of shares of Comverse common stock to be distributed in the share distribution, and the number of shares of Comverse common stock which will be outstanding immediately following the share distribution, will be approximately                     . The share distribution will not affect the number of outstanding CTI common shares or any rights of CTI’s shareholders with respect to such shares.

The distribution agent will not distribute any fractional shares of Comverse common stock in the share distribution. Instead, as soon as practicable on or after the distribution date, the distribution agent will aggregate fractional shares of Comverse common stock allocable to holders of record into whole shares, sell them in the open market at the prevailing market prices and then distribute the aggregate sale proceeds ratably to holders of CTI common shares who would otherwise have received fractional shares of Comverse common stock. The amount of this payment will depend on the prices at which the distribution agent sells the aggregated fractional shares of Comverse common stock in the open market shortly after the distribution date. The distribution agent, in its sole discretion, will determine when, how and at what prices to sell these shares. Comverse will be responsible for payment of any brokerage fees, which Comverse does not expect will be material to it.

Relationship of CTI and Comverse Following the Share Distribution

Prior to the share distribution, CTI will enter into a Distribution Agreement and other agreements with Comverse to effect the share distribution and provide a framework for the relationship between CTI and Comverse upon completion of the share distribution. These agreements will also provide for the allocation between CTI and Comverse of certain assets, liabilities and obligations attributable to periods prior to the share distribution and will also govern our relationship with Comverse up to and subsequent to the share distribution. For a more detailed description of these agreements, see “—Agreements between CTI and Comverse Relating to the Share Distribution” below.

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Conditions to the Share Distribution

The share distribution is subject to a number of conditions, including receipt of an opinion with respect to the capital adequacy of CTI and Comverse from a nationally recognized provider of such opinions, final approval of the transaction by CTI’s Board of Directors, the approval of the share distribution by holders of at least two-thirds of CTI’s outstanding common shares, final approval of certain material agreements by the boards of CTI and Comverse and completion of the review process of Comverse’s registration statement on Form 10 by the SEC. Notwithstanding shareholder approval of the share distribution, CTI’s Board of Directors may abandon the share distribution without further action by the shareholders, subject to the rights, if any, of third parties under any contract relating to the share distribution.

Listing of Comverse Common Stock and Trading of CTI Common Shares

Comverse intends to apply to list its common stock on NASDAQ under the symbol “CNSI.” We also expect that a “when-issued” market in Comverse common stock may develop on or shortly prior to the record date for the share distribution, and we will announce the when-issued trading symbol when and if it becomes available. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The when-issued trading market will be a market for the shares of Comverse common stock that will be distributed to CTI shareholders on the distribution date. If you own CTI common shares at the close of business on the record date for the share distribution, you will be entitled to shares of Comverse common stock to be distributed in the share distribution, unless traded in the “regular-way” market as described below. You may trade this entitlement to shares of Comverse common stock, without the CTI common shares you own, on the when-issued market. On the first trading day following the distribution date, we expect that when-issued trading with respect to Comverse common stock will end and regular-way trading will begin.

It is also anticipated that, on or shortly before the record date for the share distribution and continuing up to and including the distribution date, there will be two markets in CTI common shares: a “regular-way” market and an “ex-distribution” market. CTI common shares that trade on the regular-way market will trade with an entitlement to shares of Comverse common stock to be distributed in the share distribution. Shares that trade on the ex-distribution market will trade without an entitlement to shares of Comverse common stock to be distributed in the share distribution. Therefore, if you sell CTI common shares in the regular-way market up to and including the distribution date, you will be selling your right to receive shares of Comverse common stock in the share distribution. However, if you own CTI common shares at the close of business on the record date for the share distribution and sell those shares on the ex-distribution market up to and including the distribution date, you will still receive the shares of Comverse common stock that you would otherwise be entitled to receive in the share distribution.

Background of the Share Distribution

CTI’s Board of Directors periodically reviews CTI’s organizational structure to consider the strategic, operational and financial requirements of a holding company operating in several businesses and regularly considers the performance and outlook for CTI as a whole as well as its individual businesses, particularly Comverse and Verint.

As a result of its periodic reviews of CTI’s operational and financial requirements, during the second half of the fiscal year ended January 31, 2011, CTI commenced certain initiatives to improve its cash position, including a plan to restructure the operations of Comverse with a view towards aligning operating costs and expenses with anticipated revenue. Comverse successfully implemented the first phase of such plan commencing in the third quarter of the fiscal year ended January 31, 2011, significantly reducing its annualized operating costs. During the fiscal year ended January 31, 2012, Comverse implemented a second phase of measures that focuses on process reengineering to maximize business performance, productivity and operational efficiency.

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In addition, and as a result of its periodic reviews of CTI’s strategic alternatives, CTI’s Board of Directors and senior management consider various strategic alternatives relating to CTI as a whole as well as its individual businesses. In anticipation of CTI’s becoming current in its periodic reporting obligations under the federal securities laws in September 2011, CTI commenced the review of various strategic alternatives that would have been significantly difficult to implement prior to becoming current in such reporting obligations based upon advice of its financial and legal advisors. CTI’s Board of Directors and management began to regularly meet with Goldman, Sachs & Co. (“Goldman”) and Rothschild Inc., financial advisors to CTI, and outside legal advisors to consider various alternative strategies for CTI as a whole as well as for its individual businesses.

CTI determined that, primarily in view of the absence of synergies between Comverse and Verint and the implied low market value attributable to Comverse’s business based on CTI’s share price, its holding company structure was inefficient and that Comverse and Verint should be separated. Based on the advice of its financial advisors as well as the experience of soliciting indications of interest in 2010, CTI’s Board of Directors concluded that a sale of CTI as a whole would not be in its shareholders’ best interest as few, if any, potential acquirors would likely be interested in acquiring both the Comverse and Verint businesses. CTI’s Board of Directors considered various methods for separating such businesses, including a sale of Comverse, a spin-off of Comverse by means of the share distribution and a spin-off of Verint (which would require a complicated series of transactions to implement such a transaction in a tax efficient manner). With a view to determining whether a sale of Comverse would maximize shareholder value in comparison to the other alternatives, CTI’s Board of Directors authorized a process pursuant to which Goldman contacted a large number of potential bidders for Comverse in September 2011, several of which conducted extensive due diligence and engaged in numerous discussions with CTI’s management. As of December 2011, however, because the process had not yielded any attractive offers, after consultation with its financial and legal advisors, CTI’s Board of Directors determined to discontinue the Comverse sales process as it did not represent the best means by which to maximize value for CTI’s shareholders and determined to continue to explore other strategic alternatives.

On January 5, 2012, CTI’s Board of Directors reviewed the other strategic alternatives available to CTI, including the feasibility, rationale and considerations for a Comverse share distribution as well as pursuing alternatives to eliminate the CTI holding company structure. In connection with its consideration of whether consummating the share distribution would be in the best interests of CTI and its shareholders, CTI’s Board of Directors consulted with its financial and legal advisors, and considered various factors, including the potential benefits of the share distribution, certain tax considerations and various risks and uncertainties, including those associated with the share distribution and the ongoing businesses of each of CTI and Comverse following the share distribution. CTI’s Board of Directors also considered its available capital resources in concluding that it would be appropriate to proceed with the share distribution.

On January 11, CTI issued a press release announcing its intention to distribute 100% of the shares of Comverse to CTI shareholders and CTI’s ongoing exploration of alternatives to eliminate its holding company structure either simultaneous with or shortly after the share distribution.

CTI’s Reasons for the Share Distribution

CTI’s Board of Directors has determined that the share distribution and the spin–off of Comverse’s businesses from our other business are in the best interests of CTI and its shareholders, and that separating Comverse from CTI would provide benefits to both CTI and Comverse. The potential benefits considered by CTI’s Board of Directors in making the determination to consummate the share distribution included the following:

•

Focused Management. The share distribution will allow Comverse’s management to devote its entire time and attention to maximizing Comverse’s shareholder value by focusing on Comverse’s business growth, improving its operational performance and profitability, implementing its strategies and achieving its business objectives. The share distribution will also allow CTI management to focus exclusively on eliminating the holding company structure and seeking ways to maximize shareholder value for CTI’s holdings in Verint.

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•

Enhanced Investor Choices by Offering Investment Opportunities in Separate Entities. The CTI Board of Directors believes that the share distribution will increase investor understanding of Comverse and its market position within its industry, thereby facilitating the creation of a more natural and interested investor base. The share distribution also will provide investors with two individual investment options that may be more appealing to them than an investment in the current combined company. Separating the businesses will result in each company representing more of a pure-play investment that our Board of Directors believes will appeal to the respective investor bases due to each company’s more defined business and assets – an operating business in the case of Comverse and ownership interests in Verint in the case of CTI. As Comverse and CTI do not share any meaningful synergies, the share distribution will allow investors to make independent decisions with respect to each of Comverse and CTI (and its underlying interests in Verint) based on, among other factors, their different business models, strategies and industries.

•

Enhanced Value. The CTI Board of Directors believes that following the share distribution, the combined value of CTI and Comverse common shares should, over time and assuming the same market conditions, be greater than the value of our common shares prior to the share distribution, thus resulting in greater long-term value to our shareholders.

•

Enhanced Flexibility in Evaluating Acquisitions, including in Using Stock as an Acquisition Consideration. The share distribution will provide Comverse with enhanced flexibility to use its stock as consideration in pursuing certain financial and strategic objectives, including mergers and acquisitions involving other companies or businesses engaged in its industry. We expect that Comverse will be able to more easily facilitate future strategic transactions with similar businesses through the use of its stand-alone stock as consideration. In evaluating such transactions, following the share distribution the Comverse board will be able to focus solely on the benefits of a proposed transaction to Comverse and its shareholders and will no longer be required to evaluate the impact of such transaction on CTI as a whole and CTI shareholders, who may hold CTI common shares because of our majority interest in Verint.

•

Direct and Differentiated Access to Capital Resources. As an independent company, Comverse will no longer need to compete internally for capital, and will have direct access to capital markets to fund its own capital needs. Comverse will have complete control over decisions related to the allocation and raising of capital resources and will be able to make decisions related to strategic investments in its business without the need to consider the effect these decisions would have on CTI and its subsidiaries and its holding company structure. With respect to CTI, following the share distribution, its capital resources will no longer be impacted by Comverse’s liquidity needs and may be used in their entirety to fund CTI’s operations, including its previously disclosed efforts to eliminate the holding company structure.

•

Improved Management Incentive Tools. We expect Comverse to use share-based incentive awards to compensate current and future employees. Following the share distribution, appreciation in the value of shares underlying share-based awards granted to Comverse employees will no longer be impacted by the performance of CTI’s other subsidiaries. Share-based incentive awards granted to employees of Comverse following the share distribution will be tied directly to Comverse’s performance, providing employees with incentives more closely linked to the achievement of Comverse’s specific performance objectives. This will better align employee interests with the interests of shareholders. We also believe that equity-based compensation arrangements tied more closely to Comverse’s performance will improve Comverse’s ability to attract, retain and motivate qualified personnel.

CTI’s Board of Directors also considered a number of potentially negative factors in evaluating the share distribution, including in the case of both companies, increased costs, disruptions to the businesses as a result of the share distribution, the risk of being unable to achieve expected benefits from the share distribution, the risk that the share distribution might not be completed, the one-time costs of the share distribution, and the ongoing incremental costs of operating Comverse as an independent, publicly–traded company.

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CTI’s Board of Directors considered several factors that might have a negative effect on CTI in particular as a result of the share distribution, including loss of an operating business to generate cash flow. The share distribution would separate from us Comverse’s business, which represents significant value and almost all of our cash flow, in a transaction that produces no direct economic consideration for us.

CTI’s Board of Directors considered certain aspects of the share distribution that may be adverse to Comverse, including the loss of ability to obtain capital resources from CTI and other agreements it is expected to enter into with us in connection with the share distribution. In addition, Comverse common stock may come under initial selling pressure as certain of our shareholders sell their shares of Comverse common stock because they are not interested in holding an investment in Comverse’s businesses.

Notwithstanding these potentially negative factors, however, CTI’s Board of Directors determined that the share distribution was the best alternative to enhance shareholder value taking into account the factors discussed above.

In view of the wide variety of factors considered in connection with the evaluation of the share distribution and the complexity of these matters, CTI’s Board of Directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to the factors considered.

Certain Material U.S. Federal Income Tax Consequences

This section summarizes certain material U.S. federal income tax consequences to CTI and to the holders of CTI common stock in connection with the share distribution. This summary does not describe all the U.S. federal income tax consequences that may be relevant to holder in light of its particular circumstance or to holders subject to special rules, such as:

•	dealers and certain traders in securities or currencies,

•	banks, regulated investment companies, real estate investment trusts, and financial institutions,

•	insurance companies,

•	tax-exempt organizations,

•	persons who acquired CTI common stock pursuant to the exercise of employee stock options or otherwise as compensation,

•	persons holding CTI common shares as part of a “straddle,” “hedge,” “conversion” or similar transaction,

•	certain former citizens or long-term residents of the United States,

•	a U.S. Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or

•	persons who own CTI common stock through partnerships or other pass-through entities.

In addition, this summary does not address alternative minimum taxes or state, local or foreign taxes.

This section is based on the Code, judicial decisions, final, temporary and proposed Treasury regulations, published rulings and other administrative pronouncements, changes to any of which subsequent to the date of this proxy may affect the tax consequences described herein, possibly with retroactive effect.

Please consult your own tax advisor with respect to the U.S. federal, state and local and non-U.S. tax consequences of the share distribution.

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Consequences to CTI

In general, a corporation will recognize gain, but not loss, on the distribution of property to its shareholders. CTI expects that its adjusted basis in the Comverse common stock to be distributed will exceed the fair market value of such shares on the date of the share distribution and thus it does not expect to recognize any gain or loss for the share distribution.

U.S. Holders

This subsection describes certain material U.S. income tax consequences to a U.S. Holder. You are a “U.S. Holder” if you are a beneficial owner of CTI common stock and you are:

•	an individual who is a citizen or resident of the United States;

•	a U.S. domestic corporation;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (x) a court within the United States is able to exercise primary supervision over the administration or the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) that has a valid election under applicable Treasury regulations to be treated as a U.S. person.

If you are not a U.S. Holder, this subsection does not apply to you and you should refer to “Non-U.S. Holders” below.

The fair market value of the Comverse common stock distributed will generally constitute a dividend, taxable as ordinary income, to the extent of CTI’s current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes. CTI believes that it does not have any accumulated earnings and profits as of the end of the fiscal year ended January 31, 2012. CTI’s current earnings and profits will be determined as of the end of the fiscal year ending January 31, 2013.

In the case of a U.S. holder of CTI common stock that is an individual, dividend income should generally be subject to U.S. federal income tax at a maximum rate of 15% (provided that certain holding period requirements are met). To the extent that the fair market value of the Comverse common stock distributed exceeds a holder’s share of CTI’s current and accumulated earnings and profits, the excess will not constitute a dividend but will instead be treated first as a tax-free return of capital, to the extent of the holder’s adjusted basis in its CTI common stock (with a corresponding reduction in such basis), and thereafter as capital gain. Any capital gain recognized by a U.S. holder will generally be long-term capital gain if the holder has held its CTI common stock for more than one year. In the case of a U.S. holder that is an individual, long-term capital gains should generally be subject to U.S. federal income tax at a maximum rate of 15%.

A holder’s tax basis in the Comverse common stock received in the share distribution will be equal to the fair market value of the Comverse common stock received on the date of the share distribution. Your receipt of cash in lieu of fractional shares of Comverse common stock generally will result in a taxable gain or loss for U.S. federal income tax purposes.

CTI believes that the share distribution should be treated as a separate distribution that is not integrated with the reverse stock split. If the share distribution were to be integrated with the reverse stock split, the tax consequences of the share distribution could differ.

Dividends Received Deduction

Corporate shareholders of CTI should be eligible for the dividends received deduction provided by Section 243(a)(1) of the Code equal to 70% of the amount of the share distribution to the extent treated as a dividend as described above (subject to certain holding period requirements).

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The benefit of the dividends received deduction to a corporate holder of CTI common stock may be effectively reduced or eliminated by operation of the “extraordinary dividend” provisions of section 1059 of the Code, which require the U.S. corporate recipient to reduce its adjusted tax basis in its stock by the amount excluded from income as a result of the dividends received deduction in certain circumstances. Corporate holders of CTI common stock should consult their tax advisors to determine whether the extraordinary dividend provisions of section 1059 of the Code could apply to the share distribution. In addition, the dividends received deduction is reduced or eliminated for a U.S. corporate recipient that has indebtedness that is “directly attributable” to its investment in CTI common stock.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to the share distribution to U.S. Holders that are not exempt recipients (such as corporations). A backup withholding tax, currently at a rate of 28%, will apply to such payments if the U.S. Holder (i) fails to provide to us or our distribution agent a taxpayer identification number, (ii) furnishes an incorrect taxpayer identification number, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the IRS that it is subject to backup withholding.

If necessary to satisfy any backup withholding obligation, the distribution agent will hold back a certain number of shares of Comverse common stock (or proceeds from sale of such shares) and sell those shares on the market. Such U.S. Holders will recognize short-term capital gain or loss, equal to the difference between the sale price of the shares withheld and sold and the fair market value of such shares upon the share distribution.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

Non-U.S. Holders

The following is a general discussion of the material U.S. federal income tax consequences to Non-U.S. Holders of CTI common stock in connection with the share distribution. A “Non-U.S. Holder” is an individual, corporation, trust or estate that is a beneficial owner of CTI common stock, holds such stock as a capital asset and is not a U.S. Holder.

U.S. Trade or Business Income

For purposes of the discussion below, dividends and gain in respect of the share distribution will be considered “U.S. trade or business income” to a Non-U.S. Holder if such dividends or gains are:

•	effectively connected with the Non-U.S. Holder’s conduct of a U.S trade or business; or

•	in the case of a treaty resident, attributable to a U.S. permanent establishment (or in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States.

Generally, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates. Moreover, U.S. trade or business income received by a Non-U.S. Holder that is a corporation may, under specific circumstances, be subject to an additional tax—the “branch profits tax”—at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Share Distribution

The fair market value of the Comverse common stock distributed will generally constitute a dividend to the extent CTI’s current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes. To

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the extent that the fair market value of the Comverse common stock distributed exceeds a holder’s share of CTI’s current and accumulated earnings and profits, the excess will not constitute a dividend but will instead be treated first as a return of capital, to the extent of the holder’s adjusted basis in its CTI common stock (with a corresponding reduction in such basis), and thereafter as capital gain.

Dividends paid to a Non-U.S. Holder generally are subject to withholding of U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). However, if such dividends are U.S. trade or business income, they are not subject to withholding, provided the Non-U.S. Holder provides the certification described below.

In order to secure an exemption from withholding or a reduction in the rate of withholding, a Non-U.S. Holder must provide to us or our distribution agent, prior to the share distribution, a properly executed IRS form. In the case of a claimed exemption by reason of U.S. trade or business income, the required form is IRS Form W-8ECI (or any successor form specified by the IRS). In the case of a claimed exemption from or reduction in the rate of withholding on the grounds of an applicable income tax treaty, the required form is IRS Form W-8BEN. A Non-U.S. Holder that claims benefits under an applicable tax treaty may, in certain circumstances, in lieu of providing the required IRS Form, claim treaty benefits by demonstrating residence in a foreign jurisdiction by providing documentation issued by the government of such jurisdiction. Also, applicable Treasury regulations require special procedures for payments through qualified intermediaries.

If necessary to satisfy withholding obligations, the distribution agent will hold back a certain number of shares of Comverse common stock (or proceeds from sale of such shares) and sell those shares on the market.

Except as described below under the foregoing discussion concerning backup withholding, gain realized by a Non-U.S. Holder on the share distribution (including gain realized on the sale of fractional shares) generally will not be subject to U.S. federal income tax or withholding, unless:

•	the gain is U.S. trade or business income;

•

subject to certain exceptions, the Non-U.S. Holder is an individual who holds CTI common stock as a capital asset, is present in the United States for 183 days or more in the taxable year of the share distribution and meets certain other requirements; or

•

CTI is or has been a “U.S. real property holding corporation” for federal income tax purposes at any time during the shorter of the five-year period ending on the date of the share distribution and the Non-U.S. Holder’s holding period in the CTI common stock, and the Non-U.S. Holder does not fall within a de minimis exemption.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses from the same taxable year (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

We believe that we have not been and are not currently a U.S. real property holding corporation.

Information Reporting and Backup Withholding

We must provide information returns to the IRS and to each Non-U.S. Holder concerning any dividend that has been paid to such Non-U.S. Holder. In addition, a specific treaty or other agreement may require that copies

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of these information returns be made available to the tax authorities of the foreign jurisdiction in which the Non-U.S. Holder resides. Treasury regulations provide that backup withholding (currently at a rate of 28%) and certain information reporting will not apply to the share distribution provided that the Non-U.S. Holder, prior to the share distribution, provides a properly executed IRS Form W-8BEN certifying that the Non-U.S. Holder is not a U.S. person, or otherwise establishes an exemption, and provided that neither we nor our distribution agent have actual knowledge, or reason to know, that the purported Non-U.S. Holder is actually a U.S. person or that the conditions of any other exemption are not in fact satisfied.

The making of the share distribution to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. holder, prior to the share distribution, certifies as to its non-U.S. status under penalties or perjury or otherwise establishes an exemption, and provided that the broker does not have actual knowledge, or reason to know, that the purported Non-U.S. Holder is actually a U.S. person or that the conditions of any other exemption are not in fact satisfied. The making of the share distribution to or through a non-U.S. office of a non-U.S. broker, will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S.-related person”). The making of the share distribution to or through a non-U.S. office of a broker that is either a U.S. person or a U.S.-related person, Treasury regulations do not require backup withholding but do require information reporting on the distribution unless the broker, prior to the share distribution (a) has documentary evidence in its files that the owner is a Non-U.S. Holder, and (b) has no knowledge, or reason to know, to the contrary.

If necessary to satisfy withholding obligations, the distribution agent will hold back some number of shares of Comverse common stock (or proceeds from sale of such shares) and sell those common shares on the market.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

The preceding discussion of certain material U.S. federal income tax consequences is general information only and is not tax advice. Accordingly, each holder of CTI common stock should consult that holder’s own tax advisor as to the particular tax consequences to that holder of the share distribution, including the applicability and effect of any state, local or non-U.S. tax laws and of any changes or proposed changes to applicable law.

Anticipated Accounting Treatment

Upon completion of the share distribution, Comverse is expected to be treated as a discontinued operation for CTI’s financial reporting purposes. The measurement date for discontinued operations for accounting purposes will be on the date of the share distribution. After the share distribution, the assets and liabilities of Comverse will be accounted for at the historical values carried by CTI prior to the share distribution. Total costs relating to the share distribution are estimated at $        , which will be borne by CTI. CTI has incurred approximately $         of these costs through April 30, 2012.

Regulatory Matters Related to the Share Distribution

In connection with the share distribution, apart from the filing of this proxy statement with the SEC and the distribution of this proxy statement to CTI shareholders in connection with the Special Meeting, Comverse is required to file with the SEC a Registration Statement on Form 10 together with certain exhibits thereto, including the final version of the Information Statement to be delivered to CTI shareholders holding CTI common shares on the record date for the share distribution, in order to register Comverse’s common stock under the Exchange Act. A copy of the Preliminary Information Statement on file with the SEC as of the date of this

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proxy statement is included in this proxy statement in Annex A hereto. In addition, in connection with the share distribution, Comverse intends to apply to list its common stock on NASDAQ under the trading symbol “CNSI.” The declaration by the SEC of the effectiveness of Comverse’s Registration Statement on Form 10 (and the absence of a stop order suspending the effectiveness of the Registration Statement) prior to the completion of the share distribution. You are urged to read carefully and in its entirety the Preliminary Information Statement included as Annex A to this proxy statement as it contains additional important information relating to the share distribution and Comverse. We expect that one or more amendments to the Preliminary Information Statement may be filed with the SEC between the date of this proxy statement and the date of the Special Meeting. CTI shareholders holding CTI common shares as of the record date for the share distribution (assuming approval shareholder approval is received at the Special Meeting) are also encouraged to read the final information statement to be mailed to CTI shareholders as of such date.

Apart from the matters described above, CTI is not aware of any other material state or federal regulatory requirements or approvals that must be complied with or obtained in connection with the share distribution.

Appraisal Rights

Holders of CTI common shares entitled to vote on the share distribution have rights to dissent from the share distribution and obtain the fair value of their CTI common shares in cash in accordance with the procedures established by New York law.

Sections 623 and 910 of the NYBCL provide that if the share distribution is completed, holders of our common shares entitled to vote on the share distribution who object to the share distribution in writing prior to the Special Meeting or at the Special Meeting, but before the vote and who follow the procedures specified in Section 623 (summarized below) will have the right to receive cash payment of the fair value of their CTI common shares. The express procedures of Section 623 must be followed precisely; if they are not, holders of our common shares will lose their right to dissent. As described more fully below, such “fair value” would potentially be determined in judicial proceedings, the result of which cannot be predicted. We cannot assure you that holders of our common shares exercising dissenters’ rights will receive consideration equal to or greater than the combined market prices of Comverse common stock and CTI common shares after the share distribution.

The statutory procedures outlined below are complex. What follows is a summary and is qualified in its entirety by reference to the full text of Section 623 and Section 910 of the NYBCL, which is attached hereto as Annex D. Holders of CTI common shares wishing to exercise their dissenters’ rights should consult their own legal advisors to ensure that they fully and properly comply with the requirements of New York law.

Any holder of CTI common shares who is entitled to vote on the share distribution will have the right to receive cash payment of the fair value of his or her CTI common shares and the other rights and benefits provided in Section 623 if such shareholder:

•

files with CTI a written objection to the share distribution prior to the vote by the CTI shareholders on the share distribution. The written objection must include: (1) notice of the shareholder’s election to dissent; (2) the shareholder’s name and residence address; (3) the number of CTI common shares as to which the shareholder dissents; and (4) a demand for payment of the fair value of such CTI common shares if the share distribution is completed; and

•	does not vote in favor of the share distribution.

A vote against the share distribution will not satisfy the requirement of filing a written objection. Failure to vote against the share distribution will not waive the right of a holder of CTI common shares to receive payment if such holder has filed a written objection in accordance with Section 623 and has not voted in favor of the share distribution. If a holder of CTI common shares abstains from voting on the share distribution, this will not waive his or her dissenters’ rights so long as the appropriate written objection to the share distribution is properly and

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timely filed. Since a proxy left blank will be voted for the share distribution, any holder of CTI common shares who wishes to exercise his or her dissenters’ rights must either vote against the share distribution or abstain. Written objection prior to the vote by the CTI shareholders on the share distribution may not be required from any holder of CTI common shares to whom CTI did not give proper notice of the Special Meeting.

A holder of CTI common shares may not dissent as to less than all CTI common shares held of record by him or her that he or she owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner of CTI common shares as to less than all CTI common shares of such owner held of record by the nominee or fiduciary.

All written objections to the share distribution and notices of election to dissent should be addressed to:

Comverse Technology, Inc.

810 Seventh Avenue

New York, New York 10019

Attention: Chairman

If the share distribution is approved by CTI’s shareholders, within 10 days after such action the we will give written notice of such approval by registered mail to each holder of CTI common shares who filed a timely written objection, except for any holder of CTI common shares who voted in favor of the share distribution. Any holder of CTI common shares from whom objection was not required and who elects to dissent must file with us, within 20 days after the giving of notice to him or her, a written notice of election to dissent, stating his or her name and residence address, the number of CTI common shares as to which he or she dissents and a demand for payment of the fair value for his or her CTI common shares.

Either at the time of filing of the notice of election to dissent or within one month after the filing of the notice of election to dissent, a dissenting holder of CTI common shares must submit the certificates representing the dissenting CTI common shares to us, or to our transfer agent, which shall note conspicuously on the certificates that a notice of election has been filed and will then return such certificates to such holder. Any holder of CTI common shares who fails to submit his or her certificates for notation within one month after the filing of the notice of election to dissent shall, at the option of CTI upon written notice to such holder of CTI common shares within 45 days from the date of filing such notice of election to dissent, lose his or her dissenters’ rights unless a court, for good cause shown, otherwise directs.

Within 15 days after the expiration of the period within which holders of CTI common shares may file their notices of election to dissent, or within 15 days after the completion of the share distribution, whichever is later (but in no case later than 90 days after the CTI shareholders approve the share distribution), CTI will make a written offer by registered mail to each holder of CTI common shares who has filed a notice of election to pay for his or her dissenting shares at a specified price which CTI considers to be their fair value. If the share distribution has occurred, CTI must accompany the offer by an advance payment to each holder of CTI common shares who has submitted his or her share certificates to CTI of an amount equal to 80% of the amount of the offer or, if such holder has not submitted his or her share certificates, a statement that an advance payment equal to 80% of the offer will be made by CTI promptly upon submission of his or her certificates.

Acceptance of such payment does not constitute a waiver of any dissenters’ rights. The offer must be made at the same price per share to all the dissenting holders of CTI common shares. If, within 30 days after the making of an offer, CTI and any dissenting holder of CTI common shares agree on the price to be paid for dissenting shares, the balance of payment for such shares must be made within 60 days after the making of the offer or the completion of the share distribution, whichever is later, and upon surrender of the certificates representing such CTI common shares.

If CTI fails to make an offer to dissenting holders of CTI common shares within the 15–day period described above, or if it makes the offer and any dissenting holder of CTI common shares fails to agree with CTI

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within 30 days thereafter upon the price to be paid for his or her shares, CTI is required, within 20 days after the expiration of whichever is the applicable of the two periods, to institute a special proceeding in the Supreme Court of the State of New York in the judicial district required by New York corporate law to determine the rights of dissenting holders of CTI common shares and to fix the fair value of their CTI common shares. If CTI fails to institute a proceeding within the 20–day period, any dissenting holder of CTI common shares may institute a proceeding for the same purpose not later than 30 days after the expiration of the 20–day period. If a dissenting holder of CTI common shares does not institute a proceeding within the 30–day period, all dissenters’ rights are lost unless the court, for good cause shown, otherwise directs.

During each proceeding, the court will determine whether each dissenting holder of CTI common shares who has not agreed to an offer by CTI is entitled to receive payment for his or her shares and, if so, will fix the value of such shares as of the close of business on the day prior to the date the CTI shareholders voted to approve the share distribution, taking into consideration the nature of the transactions giving rise to the right of the holder of CTI common shares to receive payment for his or her dissenting shares and its effect on CTI and its shareholders, the concepts and methods then customary in relevant securities and financial markets for determining the fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the CTI common shares without a jury and without referral to an appraiser or referee. The court will also award interest on such amount to be paid from the date of the completion of the share distribution to the date of payment unless the court finds that the refusal by a holder of CTI common shares to accept CTI’s offer of payment was arbitrary, vexatious or otherwise not in good faith. Each party to such proceeding will bear its own costs and expenses unless the court finds the refusal of payment by the holders of CTI common shares arbitrary, vexatious or otherwise not in good faith, in which case CTI’s costs will be assessed against any or all dissenting holders of CTI common shares who are party to such proceeding. The court, in its discretion, may also apportion or assess any part of the costs of dissenting holders of CTI common shares against CTI if it finds that the fair value of the shares as determined materially exceeds the amount which CTI offered to pay, or that no offer or advance payment was made by CTI, or that CTI failed to institute such special proceeding within the specified period, or that the actions of CTI in complying with its obligations under Section 623 were arbitrary, vexatious or otherwise not in good faith. Within 60 days following the final determination of the applicable proceeding, CTI shall pay to each dissenting holder of CTI common shares the amount found to be due him or her upon the surrender by such holder of all certificates representing dissenting shares.

The enforcement by a holder of CTI common shares of his or her right to receive payment for shares in accordance with Section 623 excludes the enforcement by such holder of CTI common shares of any other right to which he or she might otherwise be entitled by virtue of his or her ownership of CTI common shares (unless such holder of CTI common shares withdraws his or her notice of election or the share distribution is abandoned), except that the holder of CTI common shares will retain the right to bring or maintain an appropriate action to obtain relief on the grounds that the share distribution will be or is unlawful or fraudulent as to him or her. A notice of election by a holder of CTI common shares may be withdrawn at any time prior to his or her acceptance in writing of an offer to purchase his or her dissenting CTI common shares by CTI, but no withdrawal may be made later than 60 days from the completion of the share distribution (unless CTI failed to make a timely offer) without the consent of CTI.

In view of the complexity of Sections 623 and 910 of the NYBCL, shareholders who may wish to dissent from the share distribution and pursue appraisal rights should consult their legal advisors.

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Treatment of Stock–Based Awards

In connection with the share distribution, we currently expect that, subject to approval of CTI’s board of directors, CTI’s equity-based compensation awards will generally be treated as follows:

Stock Option Awards

As of the distribution date, CTI options held by Comverse officers and employees and CTI officers and employees who become Comverse officers or employees will be converted to options for shares of Comverse common stock. The exercise price and the number of shares subject to these options will be adjusted such that the economic value of the options is not less than the value of the CTI options. All other terms of the options will remain the same. The adjustments to the exercise price and the number of shares underlying the options will be determined by our Board prior to the mailing of this proxy statement. Once a final determination is made, we will update the preliminary proxy statement to reflect the determination.

As of the distribution date, CTI options held by CTI directors, officers and employees who remain directors, officers or employees of CTI following the share distribution will remain as options for CTI common shares. The adjustments to the exercise price and the number of shares underlying such options will be determined by our Board prior to the mailing of this proxy statement. All other terms of the CTI options will remain the same. Once a final determination is made, we will update the preliminary proxy statement to reflect the determination.

Restricted Stock Units (RSUs) and Deferred Stock Units (DSUs)

We expect that as of the distribution date, CTI RSUs and CTI DSUs held by Comverse officers and employees and CTI officers and employees who become Comverse officers or employees will be converted to Comverse DSUs and RSUs. The CTI RSUs and CTI DSUs held as of the distribution date will be converted into Comverse RSUs or DSUs based on an adjustment determined by our Board prior to the mailing of this proxy statement. Once a final determination is made, we will update the preliminary proxy statement to reflect the determination. All other terms and conditions of Comverse RSUs and DSUs will be substantially similar to those applicable to the corresponding CTI RSUs and CTI DSUs converted as described.

As of the distribution date, CTI RSUs and CTI DSUs held by CTI directors, officers and employees who remain a director, officer or employee of CTI will remain CTI RSUs or DSUs.

Agreements between CTI and Comverse Relating to the Share Distribution

Following the share distribution, CTI and Comverse will operate independently, and neither will have any ownership interest in the other. In order to govern certain ongoing relationships between CTI and Comverse after the share distribution and to provide mechanisms for an orderly transition, CTI and Comverse intend to enter into agreements pursuant to which certain services and rights will be provided for following the share distribution, and CTI and Comverse will indemnify each other against certain liabilities arising from our respective businesses and the services that will be provided thereunder. The following is a summary of the terms of the material agreements we expect to enter into with Comverse. For further information regarding these agreements, see “Certain Relationships and Related Party Transactions” in the Preliminary Information Statement included as Annex A to this proxy statement.

Neither this summary nor the summary set forth in the Preliminary Information Statement purports to be complete and may not contain all of the information about these agreements that is important to you. These summaries are subject to, and qualified in their entirety by reference to, the agreements described below, the form of each of which will be included as an annex to this proxy statement in an amendment to this proxy statement and as an exhibit to Comverse’s Registration Statement on Form 10 filed with the SEC in connection with the share distribution. You are encouraged to read each of these agreements carefully and in its entirety, as they are the primary legal documents governing the relationship between CTI and Comverse following the share distribution.

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We do not expect that any material changes will be made to the Distribution Agreement or any of the ancillary agreements following mailing of this proxy statement. In the event, however, that any material change is made to the Distribution Agreement or any ancillary agreement following mailing of this proxy statement, the parties will disclose such change in accordance with applicable law, including for example, by mailing a supplement to shareholders or by filing a Form 8-K.

Distribution Agreement

We intend to enter into a Distribution Agreement with Comverse before the share distribution to CTI’s shareholders. The Distribution Agreement will set forth our agreement with Comverse regarding the principal transactions necessary to separate Comverse from us. It also will set forth other agreements that govern certain aspects of our relationship with Comverse after the completion of the share distribution.

Except for matters covered by the Distribution Agreement, the Transition Services Agreement, the Tax Disaffiliation Agreement and the other agreements we intend to enter into with Comverse in connection with the share distribution or other arm’s-length transactions entered into in the ordinary course of business, any and all agreements, arrangements, commitments and understandings, between us and our subsidiaries and other affiliates, on the one hand, and Comverse and its subsidiaries and other affiliates, on the other hand, will terminate as of the distribution date of the Comverse common stock.

In general, we will not make any representations or warranties regarding the transactions contemplated by the Distribution Agreement or the business, assets, liabilities, condition or prospects of CTI or Comverse. Except as expressly set forth in the Distribution Agreement or in any ancillary agreement, all assets will be transferred on an “as is,” “where is” basis.

Transfer of Assets and Assumptions of Liabilities. The Distribution Agreement will identify certain transfers of assets and assumptions of liabilities that are necessary in advance of the share distribution so that each of Comverse and CTI retains the assets of, and the liabilities associated with, our respective businesses. The Distribution Agreement will also provide for the settlement or extinguishment of certain liabilities and other obligations between Comverse and CTI.

Removal of Guarantees and Releases from Liabilities. The Distribution Agreement will provide for the removal of guarantees that are necessary in advance of the share distribution. The Distribution Agreement will also provide for the settlement or extinguishment of certain liabilities and other obligations between us and Comverse.

Termination. The Distribution Agreement will provide that it may be terminated by CTI at any time prior to the share distribution in the sole discretion of CTI without the approval of Comverse or the shareholders of CTI.

Release of Claims. Comverse will agree to broad releases pursuant to which it will release CTI and its affiliates, successors and assigns from, and indemnify and hold harmless all such persons against and from, any claims against any of them that arise out of or relate to the management of the business of Comverse, certain events that took place prior to the share distribution, the share distribution, the terms of the Distribution Agreements and the other agreements being entered into in connection with the share distribution, the post-share distribution certificate of incorporation and the bylaws of Comverse, and any other decision made or action taken relating to Comverse.

Indemnification. We and Comverse will agree to indemnify each other and each of our respective affiliates and representatives, and each of the heirs, executors, successors and assigns of such representatives against certain liabilities in connection with certain events that took place prior to the share distribution, any breach by such company of the Distribution Agreement, and any untrue statements in the public filings made by that company in connection with the share distribution.

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Exchange of Information. We and Comverse will agree to provide each other with information relating to the other party or the conduct of its business prior to the share distribution, and information reasonably necessary to prepare financial statements and any reports or filings to be made with any governmental authority. We and Comverse will also agree to retain such information in accordance with our respective record retention policies as in effect on the date of the Distribution Agreement.

Further Assurances. We and Comverse will agree to take all actions reasonably necessary or desirable to consummate and make effective the transactions contemplated by the Distribution Agreement and the ancillary agreements related thereto, including using commercially reasonable efforts to promptly obtain all consents and approvals, to enter into all agreements and to make all filings and applications that may be required for the consummation of such transactions.

Transition Services Agreement

We intend to enter into a Transition Services Agreement with Comverse pursuant to which Comverse will provide us with certain services on an interim basis following the share distribution. The charges for the transition services generally are intended to allow Comverse to fully recover the costs directly associated with providing the services, plus all out-of-pocket costs and expenses, generally without profit.

Tax Disaffiliation Agreement

We intend to enter into a Tax Disaffiliation Agreement with Comverse that will govern the respective rights, responsibilities and obligations of CTI and Comverse after the share distribution with respect to tax liabilities and benefits, tax attributes, tax contests and other tax matters regarding income taxes, other taxes and related tax returns.

Employee Matters Agreement

We intend to enter into an employee matters agreement with Comverse, which will allocate liabilities and responsibilities relating to employee compensation and benefit plans and programs.

Other Agreements

Immediately prior to the share distribution, CTI will contribute to Comverse Exalink Ltd., a CTI wholly–owned subsidiary. Other than holding certain intellectual property rights, Exalink Ltd. has no operations.

We may also enter into certain other agreements with Comverse as are necessary to complete the share distribution, which will govern certain ongoing relationships between us and Comverse.

Interests of our Directors and Executive Officers in the Share Distribution

In considering the recommendation of our Board of Directors with respect to the share distribution, you should be aware that some of CTI’s directors and executive officers have interests in the share distribution that may be different from, or in addition to, the interests of our shareholders generally. Such interests include stock options, restricted stock units and deferred stock units held by such directors and officers. In addition, it is currently expected that after the share distribution members of our Board will also be members of the Comverse board. These interests, to the extent material, are described in this proxy statement. Our Board of Directors was aware of these interests and considered them, among other matters, in approving the share distribution.

Impact on Director and Executive Officer Awards

The equity awards held by directors and executive officers of CTI who continue to be directors and executive officers of CTI following the share distribution will be adjusted in the same manner as similar awards

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held by other employees of CTI who will remain with CTI following the share distribution granted under the same equity plans. Apart from such adjustments to equity awards, no other adjustments will be made to the compensation arrangements of employees of CTI following the share distribution.

See the Preliminary Information Statement included as Annex A to this proxy statement for further information regarding adjustments to CTI equity awards held by employees of CTI who will become employees of Comverse following the share distribution.

Description of Comverse Capital Stock

The following is a summary of information concerning Comverse’s capital stock following the share distribution. The summary below does not purport to be a complete statement of the relevant provisions of Comverse’s proposed certificate of incorporation or bylaws. The summary is qualified in its entirety by reference to these documents, which you must read for complete information on Comverse’s capital stock. Comverse’s certificate of incorporation and bylaws that we and Comverse’s board of directors will adopt prior to the share distribution are included as exhibits to Comverse’s Registration Statement on Form 10. You can also find further information regarding Comverse’s capital stock and certain provisions of Delaware law under “Description of Our Capital Stock” in the Preliminary Information Statement included as Annex A to this proxy statement.

Authorized Capital Stock

Immediately following the share distribution, Comverse’s authorized capital stock will consist of                      shares of common stock, with no par value per share and                 shares of preferred stock, with                 par value per share.

Common Stock

Shares Outstanding. Immediately following the share distribution, the actual number of shares of Comverse common stock outstanding will depend on the actual number of CTI common shares outstanding on the record date for the share distribution. Assuming approximately                      CTI common shares are outstanding as of the record date for the share distribution, the number of shares of Comverse common stock to be distributed in the share distribution, and the number of shares of Comverse common stock which will be outstanding immediately following the share distribution, will be approximately                     .

Dividends. Holders of shares of Comverse common stock will be entitled to receive dividends when, or if, declared by its board of directors out of funds legally available for that purpose. Future dividends will be dependent on Comverse’s earnings, financial condition, cash flow and business requirements, as determined by its board of directors.

Voting Rights. The holders of Comverse common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders.

Majority Voting for Directors. The Comverse bylaws will provide for the election of directors by a “majority of votes cast” in uncontested elections and plurality voting in any election that is contested. An election will be considered “contested” if, as determined by the Board, the number of nominees exceeds the number of directors to be elected. A “majority of votes” cast will mean that the number of shares voted “for” a director exceeds the number of votes cast “against” that director. Abstentions, if any, will not be counted as votes cast and therefore will have no effect. Comverse’s Corporate Governance Guidelines and Principles will provide that a nominee who does not receive a majority of the votes cast shall immediately tender his or her resignation, and the Board shall decide, through a process managed by the Corporate Governance and Nominating Committee and excluding the nominee in question, whether to accept the resignation at its next regularly scheduled Board meeting and in any event within 90 days after the certification of the election results. Absent a compelling reason for the director to remain on the Board, it is expected that the Board will accept the resignation. The Board’s explanation of its decision shall be promptly disclosed in a Current Report on Form 8-K filed with the SEC.

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Other Rights. Subject to any preferential liquidation rights of holders of preferred stock that may be outstanding, upon Comverse’s liquidation, dissolution or winding-up, the holders of Comverse common stock will be entitled to share ratably in Comverse’s assets legally available for distribution to its shareholders.

Fully Paid. The issued and outstanding shares of Comverse common stock are fully paid and non-assessable. Any additional shares of common stock that Comverse may issue in the future will also be fully paid and non-assessable.

Preemptive Rights. The holders of Comverse common stock will not have preemptive rights or preferential rights to subscribe for shares of Comverse capital stock.

Preferred Stock

Comverse’s certificate of incorporation will authorize the Comverse board to designate and issue from time to time one or more series of preferred stock without shareholder approval. Comverse’s board will be entitled to fix and determine the preferences, limitations and relative rights of each series of preferred stock. Comverse has no present plans to issue any shares of preferred stock.

Comparison of Rights of Current CTI Shareholders and Comverse Shareholders following the Share Distribution

The rights of CTI shareholders are currently governed by the New York Business Corporation Law (or the NYBCL), and the certificate of incorporation and bylaws of CTI. The rights of Comverse shareholders following the share distribution will be governed by the General Corporation Law of the State of Delaware (or the DGCL), and its certificate of incorporation and bylaws, certain provisions of which (in their current proposed form) are summarized elsewhere in this proxy statement. Copies of Comverse’s proposed certificate of incorporation and bylaws will be included as exhibits to Comverse’s Registration Statement on Form 10. If you are a holder of CTI common shares on the record date for the share distribution, unless you sell your shares under certain circumstances described under “General Summary of the Share Distribution—Listing of Comverse Common Stock and Trading of CTI Common Shares,” you will receive shares of Comverse common stock in the share distribution. Your rights as a shareholder of Comverse will be different from your rights as a shareholder of CTI.

This section of the proxy statement describes the material differences between the rights of CTI shareholders and the rights of Comverse shareholders following the share distribution.

This section does not include a complete description of all differences among the rights of CTI shareholders and Comverse shareholders, nor does it include a complete description of the specific rights of these shareholders. Furthermore, the identification of some of the differences in the rights of these shareholders as material is not intended to indicate that other differences do not, or may not, exist.

You are urged to read carefully the relevant provisions of the NYBCL and the DGCL, as well as the certificate of incorporation and bylaws of CTI and the proposed certificate of incorporation and bylaws of Comverse. Copies of the certificate of incorporation and bylaws of CTI are filed as exhibits to the reports of CTI incorporated by reference in this proxy statement. See “OTHER MATTERS—Where You Can Find Additional Information.” As noted above, copies of the proposed certificate of incorporation and bylaws of Comverse will be included as exhibits to Comverse’s Registration Statement on Form 10.

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	CTI	Comverse
Authorized Capital Shares

The authorized capital stock of CTI consists of (i) 600,000,000 shares of common stock, $0.10 par value per share and (ii) 2,500,000 shares of preferred stock, $0.01 par value per share.

Under CTI’s certificate of incorporation, CTI’s board of directors has the authority to issue one or more series of preferred stock with designations, rights, preferences and limitations as the board of directors may determine.

Currently, there are no classes of shares outstanding other than common stock.

The authorized capital stock of Comverse shall consist of (i)             shares of common stock, with no par value per share and (ii)             shares of preferred stock, with no par value per share.

Under Comverse’s proposed certificate of incorporation, Comverse’s board of directors has the authority to issue one or more series of preferred stock with designations, powers, preferences and rights and any qualifications, limitations or restrictions thereof, as the board of directors may determine.

Currently, there are no classes of shares outstanding other than common stock.

Voting Rights	Under the CTI bylaws, each shareholder is entitled to one vote for each common share held by such holder on each matter submitted to a vote at a meeting of shareholders.	Each outstanding share of Comverse common stock will entitle the holder of such share to one vote on each matter properly submitted to the shareholders of Comverse.

Number of Directors	The CTI bylaws provide that the CTI board of directors shall consist of no less than three and no more than eleven members. The number of directors may be changed by the board of directors. CTI currently has six directors.	Upon completion of the share distribution, Comverse’s board of directors will initially consist of seven members. Comverse’s proposed bylaws will allow its board of directors to fix the number of directors but at no time shall there be fewer than three or more than eleven directors.

Election of Directors

Under the CTI bylaws, shareholders elect directors to succeed those whose terms expire by majority of the votes cast, unless the election is contested, in which case directors will be elected by a plurality of votes cast (meaning the candidate with the most votes is elected).

For purposes of the foregoing, majority of votes cast means the number of shares voted “for” a director exceed the votes cast “against” that director.

Under Comverse’s proposed bylaws, shareholders elect directors to succeed those whose terms expire by majority of the votes cast, unless the election is contested, in which case directors will be elected by a plurality of votes cast (meaning the candidate with the most votes is elected).

For purposes of the foregoing, majority of votes cast means the number of shares voted “for” a director exceed the votes cast “against” that director.

Vacancies on the Board of Directors

Under the NYBCL, unless the certificate of incorporation or bylaws of a company provide otherwise, a majority of the directors in office can fill any vacancy or newly created directorship, other than a vacancy caused by the removal of a director without cause, which can only be

Under the DGCL, a majority of the directors in office can fill any vacancy or newly created directorship.

Comverse’s proposed bylaws provide that newly created directorships resulting from any increase in the authorized number of directors or any vacancies

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	CTI	Comverse

filled by vote of the shareholders (unless otherwise provided in the certificate of incorporation or bylaws).

CTI’s bylaws provide that newly created directorships and vacancies may be filled by a majority vote of the directors in office, although less than a quorum, or by election of the shareholders. The certificate and incorporation of CTI are silent as to the filling of vacancies caused by the removal of a director without cause, so such a vacancy can only be filled by a vote of the shareholders. A director elected to fill a newly created directorship will hold office until the next annual meeting of shareholders and until his successor is duly elected. A director elected to fill a vacancy will hold office for the unexpired portion of the term of his predecessor.

occurring on the Comverse board of directors, however caused, may be filled only by a majority vote of the remaining directors even though less than a quorum (and not by shareholders). Each director so chosen will hold office until such director’s successor is duly elected.

In addition, under the DGCL, if, at the time of the filling of any vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board of directors (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any shareholder or shareholders holding at least ten percent of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

Removal of Directors	The CTI bylaws provide that a director may be removed, with or without cause, by the vote of the shareholders at a special meeting of shareholders called for that purpose. A director may be removed for cause by the action of the directors at a special meeting of the board called for that purpose.	Under the DGCL, a director may be removed with or without cause by the affirmative vote of holders of a majority of the shares then entitled to vote at an election of directors.

Amendment of Charter Documents	Under CTI’s bylaws, the CTI bylaws may be amended by a majority vote of shareholders at a meeting if notice of the proposed amendment was contained in	Under Comverse’s proposed bylaws, the shareholders may adopt, amend and repeal bylaws by a majority vote. The Board of Directors also has the power to

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	CTI	Comverse

the notice of such meeting. The bylaws can also be amended, except for provisions adopted by shareholders, by majority vote of the board of directors, if notice of the proposed amendment has been given.

Under the NYBCL, the CTI certificate of incorporation, may be amended by vote of the board, followed by vote of a majority of shareholders, with certain exceptions.

adopt amend and repeal bylaws, but such power is subject to the power of the shareholders to adopt, amend and repeal bylaws. The certificate of incorporation states that any such adoption, amendment or repeal by the board of directors requires the approval of a majority of the total number of authorized directors.

Under the DGCL, a certificate of incorporation may be amended by a majority vote of the shareholders.

Comverse’s proposed certificate of incorporation provides that it may be amended or repealed in accordance with the DGCL. In addition to the vote required by law, the vote of at least         % of the shareholders is required to amend the provisions dealing with amendment of the certificate and bylaws; lack of written consent rights for the shareholders; and election, quorum, voting, nomination, vacancies and liability of directors.

Special Shareholder Meetings

Under the NYBCL, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the corporation’ certificate of incorporation or bylaws.

CTI’s bylaws provide that special meetings of the shareholders may be called by the chairman of the board of directors, the chief executive officer, the board of directors or holders of majority of shares.

Under the DGCL, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the corporation’s certificate of incorporation or bylaws.

Comverse’s proposed certificate of incorporation and bylaws provide that special meetings of the shareholders may be called at any time by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

Nomination of Directors	CTI’s bylaws provide that nominations for the election of directors may be made by a committee appointed by the Board of Directors or by any shareholder entitled to vote, in which case notice must be received by the Secretary (1) with respect to an election to be held at an annual meeting of shareholders, not less than 120 days prior to the first anniversary date of the proxy statement in connection with the previous annual meeting, or if no annual meeting was held in the previous year or if the date of the meeting is more than 30 days earlier or later than the first anniversary of the most recent	Comverse’s proposed bylaws provide that nominations by a shareholder of persons for election to the Board of Directors at an annual meeting may be made pursuant to the proxy materials with respect to such meeting, by the Board of Directors, or by a shareholder, in which case the Secretary must have received notice of such nomination not less than 45 or more than 75 days prior to the one-year anniversary of the date on which the proxy materials for the preceding year’s annual meeting of shareholders were first mailed, provided that if the meeting is convened more than 30 days prior to or delayed by more than

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	CTI	Comverse
	annual meeting, not later than the 10th day following the date on which public announcement of the date of such meeting is first made and (2) with respect to an election to be held at a special meeting of shareholders, no later than the 10th day following the date on which public announcement of the date of such meeting is first made.	30 days after the anniversary of the preceding year’s meeting, or if no annual meeting was held in the preceding year, the notice must be received by the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. In the event that the number of directors is increased and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the Board of Directors at least 10 days before the last day shareholder may deliver a notice of nomination, a notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary not later than the close of business on the 10th day following the day on which such public announcement is first made by Comverse.

	The notice must set forth all information relating to the nominees as would be required to be disclosed in a proxy statement pursuant to the Exchange Act, the consent of the nominee to serve as director if so elected, and certain information relating to the shareholder giving such notice.	The notice must set forth all information relating to the nominees as would be required to be disclosed in a proxy statement pursuant to the Exchange Act, the consent of the nominee to serve as director if so elected, and certain information relating to the shareholder giving such notice.

Shareholder Proposals	CTI’s bylaws provide that in order to submit business to an annual meeting of shareholders, a shareholder must give written notice to the Secretary of his or her intention to present such business not less than 120 days prior to the first anniversary date of the proxy statement in connection with the previous annual meeting, or if no annual meeting was held in the previous year or if the date of the meeting is more than 30 days earlier or later than the first anniversary of the most recent annual meeting, not later than the 10th day following the date on which public announcement of the date of such meeting is first made.	Comverse’s proposed bylaws provide that nominations of business to be brought before an annual meeting may be made by a shareholder, provided that the Secretary must have received notice of such nomination not less than 45 or more than 75 days prior to the one-year anniversary of the date on which the proxy materials for the preceding year’s annual meeting of shareholders were first mailed, provided that if the meeting is convened more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s meeting, or if no annual meeting was held in the preceding year, the notice must be received by the later of (i) the 90th day before such annual meeting or

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	CTI	Comverse
(ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

	The notice must set forth a brief description of the business, the text of the proposal, the reasons for conducting such business at the meeting, any material interest in such business of the proposing shareholder, and certain other information relating to such shareholder.	The notice must set forth a description of such business, the text of the proposal, the reasons for conducting such business at the meeting, any material interest in such business of the proposing shareholder, and certain other information relating to such shareholder.

Limitation of Liability of Directors	CTI’s certificate of incorporation provides that no director will be personally liable to CTI or its shareholders for damages for any breach of duty in such capacity, except for liability that is established to be for any act or omission (i) that was in bad faith, (ii) that involved intentional misconduct or a knowing violation of law, (iii) from which he personally gained a profit or other advantage to which he was not legally entitled or (iv) that violated Section 719 of the NYBCL.	Comverse’s proposed certificate of incorporation provides that no director will be personally liable to Comverse or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Comverse or its shareholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefits.

Indemnification of Directors and Officers	The NYBCL also permits a corporation to indemnify any person who is made a party to an action or proceeding on account of being a current or former director, officer, employee or agent of the corporation (or serving or having served at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or proceeding, if such director or officer acted, in good faith, for a purpose for which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled

The DGCL also permits a corporation to indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a current or former director, officer, employee or agent of the corporation (or serving or having served at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

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	CTI	Comverse
	to indemnity for such portion of the settlement amount and expenses which the court deems to be proper.	To the extent that a current or former director or officer is successful on the merits or otherwise in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for expenses actually and reasonably incurred thereby.

	CTI’s bylaws require CTI to indemnify and advance the expenses of each person to the full extent permitted by the NYBCL. Such indemnification and advancement of expenses is not exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, provided that no indemnification may be made if it is established the such director’s or officer’s acts were in bad faith, were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained a profit or other advantage to which he or she was not legally entitled.	Comverse’s bylaws require Comverse to indemnify, to the fullest extent currently or subsequently permitted by DGCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Comverse, or is or was serving at the request of Comverse as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, whether the basis of such proceeding is alleged action in an official or any other capacity while serving as a director or officer of Comverse.

Comverse’s bylaws also provide that reasonable expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding will be paid by Comverse in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by Comverse.

Preemptive Rights	Under the NYBCL, shareholders of a corporation do not have preemptive rights to subscribe to an additional issue of stock or to any security convertible into such stock, unless such right is expressly included in the certificate of incorporation. CTI’s certificate of incorporation does not provide for any such preemptive rights.	Under the DGCL, shareholders of a corporation do not have preemptive rights to subscribe to an additional issue of stock or to any security convertible into such stock, unless such right is expressly included in the certificate of incorporation. Comverse’s certificate of incorporation does not provide for any such preemptive rights.

Dividends	The NYBCL generally provides that, unless it is prohibited in the certificate of incorporation, a corporation may declare and pay dividends upon the shares of its capital stock, except when the corporation is insolvent or would be made insolvent by the payment of such	The DGCL generally provides that, subject to certain restrictions, the directors of every corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, in case there is no such surplus, out of its net profits for the fiscal

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	CTI	Comverse
	dividends. Such payment may be made out of surplus or, in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.	year in which the dividend is declared and/or the preceding fiscal year.

Mergers and Consolidations, Generally	Under the NYBCL, a merger, consolidation or sale of all or substantially all of a corporation’s assets must be approved by the board of directors and, in certain circumstances applying to CTI, the holders of two-thirds of the shares entitled to vote.	Under the DGCL, the board of directors and the holders of a majority of the shares entitled to vote must approve a merger, consolidation or sale of all or substantially all of a corporation’s assets. However, unless the corporation provides otherwise in its certificate of incorporation, no shareholder vote of a constituent corporation surviving a merger is required if:

• the merger agreement does not amend the constituent corporation’s articles or certificate of incorporation;

• each share of stock of the constituent corporation outstanding before the merger is an identical outstanding or treasury share of the surviving corporation after the merger; and

•    either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

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	CTI	Comverse
Restrictions on Business Combinations with Interested Shareholders

Section 912 of the NYBCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested shareholder who beneficially owns 20% or more of a corporation’s voting stock, within five years after the person or entity becomes an interested shareholder, unless the board of directors of the corporation has approved, before the person or entity becomes an interested shareholder, either the business combination or the transaction that resulted in the person becoming an interested shareholder.

In addition, Section 912 of the NYBCL prohibits business transactions with an interested shareholder who beneficially owns 20% or more of a corporation’s voting stock at any time, unless:

•    the board of directors of the corporation has approved, before the person or entity becomes an interested shareholder, either the business combination or the transaction that resulted in the person becoming an interested shareholder; or

•    the holders of a majority of the corporation’s voting stock not beneficial owned by such interested shareholder or any of its affiliates approve the business combination no earlier than five years after the stock acquisition date; or

•    certain qualifications concerning the amount and kind of consideration paid in the business combination are met.

Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested shareholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested shareholder, unless:

•    the board of directors of the corporation has approved, before the person or entity becomes an interested shareholder, either the business combination or the transaction that resulted in the person becoming an interested shareholder; or

•    upon consummation of the transaction that resulted in the person becoming an interested shareholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or

•    after the person or entity becomes an interested shareholder, the business combination is approved by the board of directors and authorized by the vote of at least two-thirds of the outstanding voting stock not owned by the interested shareholder at a meeting of shareholders.

	These restrictions on interested shareholders do not apply under some circumstances, including if the corporation’s voting stock is	These restrictions on interested shareholders do not apply under some circumstances, including if the corporation’s original

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	CTI	Comverse

not registered under the Exchange Act,

unless the certificate of incorporation provides otherwise, or if the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by these provisions of the NYBCL, or if the corporation adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by these provisions of the NYBCL (and such amendment is duly approved by the shareholders entitled to vote thereon).

certificate of incorporation contains a provision expressly electing not to be governed by the Delaware statute regulating business combinations, or if the corporation, by action of its shareholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by these provisions of the DGCL (and such amendment is duly approved by the shareholders entitled to vote thereon).

	Section 912 of the NYBCL is applicable to CTI.	Section 203 of the DGCL is applicable to Comverse.

Appraisal Rights	Under the NYBCL, a shareholder is generally entitled to receive payment of the fair value of his or her shares in the event the corporation is a party to a merger or consolidation, or if the corporation effects a sale, lease, exchange or other disposition of all or substantially of its assets and such shareholder does not assent to the taking of such action, subject to specified exceptions. The NYBCL does not confer appraisal rights in the case of a merger or consolidation, however, if the corporation’s stock is listed on a national securities exchange.	Under the DGCL, a shareholder of a Delaware corporation is generally entitled to demand appraisal of the fair value of his or her shares in the event the corporation is a party to a merger or consolidation and such shareholder has not voted for or consented in writing to such transaction, subject to specified exceptions. The DGCL does not confer appraisal rights, however, if the corporation’s stock is either (a) listed on a national securities exchange or (b) held of record by more than 2,000 holders.
Even if a corporation’s stock meets the foregoing requirements, the DGCL provides that appraisal rights generally will be permitted if shareholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (a) shares of the corporation surviving or resulting from the transaction, or those shares plus cash in lieu of fractional interests, (b) shares of any other corporation, or those shares plus cash in lieu of fractional interests, unless those shares are listed on a national securities exchange or held of record by more than 2,000 holders or (c) any combination of the foregoing.

Transactions Involving Officers and Directors	Section 714 of the NYBCL provides that a corporation may lend money to or guarantee the obligation of a director if the loan or guarantee is approved by a majority of the shares entitled to vote, excluding the shares of such director. Section 713 of the NYBCL provides that any other contract or transaction between the corporation and one or more of	Section 143 of the DGCL provides that a corporation may lend money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the board of directors, the loan or guarantee may reasonably be expected to benefit the corporation. Section 144 of the DGCL provides that any other contract or transaction

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	CTI	Comverse
	its directors is neither void nor voidable solely because the interested director was present or votes at the board or board committee meeting that authorizes the contract or transaction, if either: (i) the director’s interest is made known to the disinterested directors or the shareholders of the corporation, who thereafter approve the transaction; or (ii) the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the shareholders.	between the corporation and one or more of its directors or officers is neither void nor voidable solely because the interested director or officer was present, participates or votes at the board or board committee meeting that authorizes the contract or transaction, if either: (i) the director’s or officer’s interest is made known to the disinterested directors or the shareholders of the corporation, who thereafter approve the transaction in good faith; or (ii) the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the shareholders.

Preferred Shares	New York law allows for “blank check” preferred stock, which generally allows a company’s board of directors to create a new class of preferred stock and determine the preferences, limitations and relative rights of that class of preferred stock without shareholder approval. CTI’s certificate of incorporation permits the creation of “blank check” preferred stock.	Delaware law allows for “blank check” preferred stock, which generally allows a company’s board of directors to create a new class of preferred stock and determine the preferences, limitations and relative rights of that class of preferred stock without shareholder approval. Comverse’s proposed certificate of incorporation permits the creation of “blank check” preferred stock.

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PROPOSAL 2

APPROVAL OF THE COMVERSE, INC. 2012 INCENTIVE PLAN

Introduction

Prior to the completion of the share distribution, Comverse expects to adopt the Comverse, Inc. 2012 Stock Incentive Compensation Plan (or the 2012 Incentive Plan). The purpose of the 2012 Incentive Plan will be to provide Comverse with a competitive advantage in attracting, retaining and motivating employees, non-employee directors and consultants. Comverse’s business requires a highly talented and seasoned team of communication and business professionals capable of managing a sophisticated global business in a rapidly changing industry. The 2012 Incentive Plan is intended to align the interests of Comverse’s employees, non-employee directors and consultants with those of its shareholders through the issuance of equity-based compensation and enhance their focus on improvements in operating performance and the creation of shareholder value. The 2012 Incentive Plan permits the granting of awards that are intended to constitute performance-based compensation for certain executive officers under Section 162(m) of the Internal Revenue Code of 1986, as amended (or the Code). In addition, the 2012 Incentive Plan is expected to provide for the assumption of awards pursuant to the adjustment of awards granted under CTI’s current incentive plan. See “PROPOSAL 1 AUTHORIZATION OF THE SHARE DISTRIBUTION—Treatment of Stock-Based Awards.”

The following is a summary of the material terms of the 2012 Incentive Plan, but does not include all of the provisions of the 2012 Incentive Plan. For further information about the 2012 Incentive Plan, we refer you to a complete copy of the 2012 Incentive Plan, which is attached as Annex B to this proxy statement.

A total of              shares of Comverse common stock (referred to as the Shares) will be reserved for issuance under the 2012 Incentive Plan. The 2012 Incentive Plan provides for the issuance of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, other stock-based awards and performance-based compensation awards (referred to collectively as the Awards). Comverse’s employees, non-employee directors and consultants as well as employees and consultants of its subsidiaries and affiliates are eligible to receive Awards. The 2012 Incentive Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

Administration

The 2012 Incentive Plan is administered by the Compensation and Leadership Committee of the Comverse board or any other committee designated by the Comverse board to administer the 2012 Incentive Plan. The administrator is empowered to determine the form, amount and other terms and conditions of Awards and select the individuals to whom Awards will be granted, subject to Board Approval (as defined below). In addition, the Administrator is empowered to clarify, construe or resolve any ambiguity in any provision of the 2012 Incentive Plan or any award agreement and adopt such rules and guidelines for administering the 2012 Incentive Plan as it deems necessary or proper. All actions, interpretations and determinations by the administrator are final and binding. For purposes of the 2012 Incentive Plan, “Board Approval” means approval by the affirmative vote of a majority of the members of the Comverse board present at any meeting of the Comverse board at which a quorum is present, but must include the affirmative vote of a majority (and not less than two) “outside directors” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

Shares Available

The 2012 Incentive Plan makes available the number of Shares described above, subject to adjustments. In the event that any outstanding Award expires or terminates without the issuance of Shares (including through the withholding of Shares to satisfy the purchase price or tax obligation relating such Award) or is otherwise settled for cash, the Shares allocable to such Award, to the extent of such expiration, termination or settlement for cash, will again be available for issuance. Any Shares available for issuance pursuant to a shareholder-approved plan

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sponsored by a company acquired by Comverse or with which Comverse combines may (following appropriate adjustments to reflect the combination) be used for Awards under the 2012 Incentive Plan, subject to the requirements of applicable law. Subject to the terms of the 2012 Incentive Plan and Board Approval, if the administrator authorizes the assumption under the 2012 Incentive Plan of awards granted under another plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization, such assumption will not reduce the shares available for issuance under the 2012 Incentive Plan.

Eligibility for Participation

Comverse’s employees, non-employee directors and consultants as well as employees and consultants of its subsidiaries and affiliates are eligible to receive Awards. The selection of awardees is within the sole discretion of the administrator, but subject to Board Approval. As of             , 2012, Comverse had approximately employees, including executive officers, who are eligible to receive Awards under the 2012 Incentive Plan. Immediately following the share distribution there will be                      non-employee directors who are also eligible to receive Awards.

Award Agreement

Awards granted under the 2012 Incentive Plan will be evidenced by award agreements that provide additional terms and conditions associated with the Awards, as determined by the administrator in its discretion but subject to Board Approval. In the event of any conflict between the provisions of the 2012 Incentive Plan and any such award agreement, the provisions of the 2012 Incentive Plan will control.

Types of Awards

The 2012 Incentive Plan provides for the issuance of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, other stock-based awards and performance-based compensation awards. Subject to Board Approval, the administrator will determine the terms and conditions of each Award, including the number of Shares subject to each Award, the vesting terms, and the purchase price. Awards may be made in assumption of or in substitution for outstanding Awards previously granted by Comverse or its affiliates, or a company acquired by Comverse or with which Comverse combines.

Options

An option granted under the 2012 Incentive Plan permits the holder to purchase from Comverse a stated number of Shares at an exercise price established by the administrator. Subject to the terms of the 2012 Incentive Plan and Board Approval, the terms and conditions of any option will be determined by the administrator. Options will be designated as either nonqualified stock options or incentive stock options. An option granted as an incentive stock option will, to the extent it fails to qualify as an incentive stock option, be treated as a nonqualified option. The exercise price of an option may not be less than the fair market value of a Share on the date of grant. The term of each option will be determined prior to the date of grant, but may not exceed ten years (or, in the case of an incentive stock option granted to a 10% shareholder, five years). The maximum number of Shares with respect to which any options may be granted to any awardee in any consecutive twelve (12) month period shall be              Shares.

Stock Appreciation Rights

A stock appreciation right granted under the 2012 Incentive Plan entitles the holder to receive, upon its exercise, the excess of the fair market value of a specified number of Shares on the date of exercise over the grant price of the stock appreciation right. Payment may be in the form of cash, Shares, other property or any combination thereof, as determined by the administrator and subject to Board Approval. Subject to the terms of the 2012 Incentive Plan and Board Approval, the terms and conditions of any stock appreciation right will be

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determined by the administrator. Stock appreciation rights may also be granted in tandem with any option at the time of the option grant. The term of each stock appreciation right will not exceed ten years. The maximum number of Shares with respect to which any stock appreciation rights may be granted to any awardee in any consecutive twelve (12) month period shall be              Shares.

Restricted Stock

An Award of restricted stock granted under the 2012 Incentive Plan is a grant of a specified number of Shares, which are subject to forfeiture upon the occurrence of specified events. Each award agreement evidencing a restricted stock grant will specify the period of restriction, the conditions under which the restricted stock may be forfeited to Comverse and such other provisions as the administrator may determine, subject to the terms of the 2012 Incentive Plan and Board Approval.

Other Stock–Based Awards

Subject to Board Approval, the administrator may grant Awards of Shares and Awards that are valued, in whole or in part, by reference to Comverse common stock, including without limitation, restricted stock units, deferred stock units and other phantom awards. Subject to the terms of the 2012 Incentive Plan and Board Approval, such Awards will be in such form and subject to such terms and conditions as the administrator may determine, including, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives.

Performance-Based Compensation

To the extent permitted by Section 162(m) of the Code and subject to Board Approval, the administrator may design any Award so that the amounts or Shares payable thereunder are treated as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. The grant, vesting, crediting and/or payment of performance-based compensation will be based or conditioned on the achievement of objective performance goals established in writing by the Compensation and Leadership Committee of the Comverse board, subject to Board Approval. Performance goals may be based on one or more of the following measures: (a) sales or revenue; (b) earnings per share; (c) measurable achievement in quality, operation and compliance initiatives; (d) objectively determinable measures of non-financial operating and management performance objectives; (e) net earnings (either before or after interest, taxes, depreciation and amortization); (f) economic value-added; (g) net income (either before or after taxes); (h) operating income, segment performance and Comverse performance; (i) cash flow (including, but not limited to, operating cash flow and free cash flow); (j) cash flow return on capital; (k) return on net assets; (l) return on shareholders’ equity; (m) return on assets; (n) return on capital; (o) shareholder returns, dividends and/or other distributions; (p) return on sales; (q) gross or net profit margin; (r) productivity; (s) expenses; (t) margins; (u) operating efficiency; (v) customer satisfaction; (w) measurable achievement in quality and compliance initiatives; (x) working capital; (y) debt; (z) debt reduction; (aa) price per share of stock; (bb) market share; (cc) completion of acquisitions; (dd) business expansion; (ee) product diversification; and (ff) new or expanded market penetration. The foregoing criteria shall have any reasonable definitions that the committee may specify, which may include or exclude any or all of the following items, as the committee may specify: (i) extraordinary, unusual or non-recurring items; (ii) effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (iii) effects of currency fluctuations; (iv) effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); (v) expenses for restructuring, productivity initiatives or new business initiatives; (vi) impairment of tangible or intangible assets; (vii) litigation or claim judgments or settlements; (viii) non-operating items; (ix) acquisition expenses; (x) discontinued operations; and (xi) effects of assets sales or divestitures.

In no event may any awardee receive more than              Shares of performance-based compensation awards (other than options and stock appreciation rights) during any consecutive twelve (12) month period, or the cash

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equivalent thereof to the extent such Awards are payable in cash or property and, if such awards are denominated in cash rather than Shares, the maximum amount of performance-based compensation awards granted to any awardee in any consecutive twelve (12) month period shall be $        .

Transferability

Unless otherwise determined by the administrator and subject to Board Approval, Awards may not be transferred except in the event of death (subject to applicable laws). In addition, Awards may not be transferred for value or consideration. Any permitted transfer of the Awards to heirs or legatees of an Award holder will not be effective unless the administrator has been furnished with written notice thereof and a copy of such evidence as the administrator may deem necessary to establish the validity of the transfer.

The administrator may impose such transfer restrictions on any Shares received in connection with an Award as it may deem advisable or desirable. These restrictions may include a requirement that the awardee hold the Shares received for a specified period of time or a requirement that the awardee represent and warrant in writing that he or she is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

Shareholder Rights

Except as otherwise provided in the applicable award agreement or with respect to Awards of restricted stock, Award holders will have no rights as a shareholder with respect to Shares covered by any Award until the holder becomes the record holder of such Shares. Holders of restricted stock will have the right to vote and receive dividends with respect to the restricted stock, unless otherwise provided in the applicable award agreement. However, no dividends may be paid to an Award holder with respect to restricted stock or other stock–based Awards that vest based on the achievement of performance goals until the Awards which relate to such stock vest.

Adjustment of Awards

In the event of a corporate event or transaction involving Comverse or one of its subsidiaries or affiliates, in order to prevent dilution or enlargement of awardees’ rights under the 2012 Incentive Plan, the administrator may, in its sole discretion but subject to Board Approval, make certain adjustments to the 2012 Incentive Plan and outstanding Awards, including substitution or adjustment of the number and kind of Shares that may be issued under the 2012 Incentive Plan or under Awards, the exercise price or purchase price applicable to Awards, and other value determinations applicable to the 2012 Incentive Plan or Awards.

In the event Comverse experiences a change in control, the administrator may, subject to Board Approval, make adjustments to the terms and conditions of outstanding Awards, including, acceleration of vesting of Awards, substitution of Awards with substantially similar Awards and cancellation of Awards for fair value. In addition, unless otherwise provided in the applicable award agreement, subject to Board Approval, upon a change in control, any outstanding Awards which are not assumed will vest in full, become exercisable and all restrictions lapse, as applicable, immediately prior to the change in control.

Unless otherwise provided in the applicable award agreement, subject to Board Approval, upon a change in control, any outstanding Awards which are assumed will immediately vest, become exercisable and all restrictions lapse, as applicable, if within 24 months following a change in control, an Award holder’s service is terminated by Comverse without “cause” or by the holder for “good reason” (to the extent the holder has entered into a written employment, consulting or similar agreement with Comverse containing a definition of “good reason”) or as a result of the holder’s death or disability.

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Amendment and Termination

Subject to Board Approval, the administrator may amend or terminate the 2012 Incentive Plan or any award agreement at any time. However, no amendment or termination is permitted without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement, such amendment or termination increases the number of Shares available under the 2012 Incentive Plan or such amendment or termination results in a material increase in benefits permitted under the 2012 Incentive Plan. No amendment or termination is permitted without the consent of the awardees if such amendment or termination would materially diminish the awardees’ rights under the 2012 Incentive Plan or any Award. In addition, without shareholder approval, the administrator may not take any action with respect to any stock option or stock appreciation right that results in a reduction of the option price or grant price per share or in the cancellation of any such Award in exchange for cash, or for other Awards, with an option price or grant price per share that is less than the original option price or grant price per share. No Awards may be granted more than ten years after the date the 2012 Incentive Plan was adopted by the Comverse board.

Compliance with Law

Comverse shall have no obligation to issue Shares under the 2012 Incentive Plan prior to (i) obtaining any approvals from governmental agencies that Comverse determines necessary or advisable or (ii) satisfying the requirements of any applicable laws, rules and regulations that Comverse determines to be necessary or advisable.

Federal Income Tax Information

The following is a general description of the United States federal income tax consequences applicable to grants under the 2012 Incentive Plan, as currently in effect. Federal tax treatment may change should the Code be amended. State, local and foreign tax treatment, which is not discussed below, may vary from such federal income tax treatment. The following is not to be considered as tax advice to any Award holder, and any such persons are advised to consult their own tax counsel. Neither the administrator nor Comverse is in a position to assure any particular tax result.

Nonqualified Stock Options and Stock Appreciation Rights

A holder does not recognize taxable income upon the grant of a nonqualified stock option or stock appreciation right. Upon exercise, the option holder recognizes ordinary income equal to the amount the fair market value of the Shares underlying the option on the date of exercise exceeds the exercise or grant price. Upon subsequent sale of the acquired Shares, any additional gain or loss is capital gain or loss.

Incentive Stock Options

An incentive option holder does not recognize ordinary taxable income when an incentive stock option is granted or exercised. However, the excess of the fair market value of the underlying Shares over the exercise price on the date of exercise is an item of tax preference for alternative minimum tax purposes. If the option holder exercises the option and holds the acquired Shares for more than two years following the date of option grant and more than one year after the date of exercise, the difference between the sale price and exercise price is taxed as long-term capital gain or loss. If the option holder sells the acquired Shares before the end of the two-year and one-year holding periods, he or she generally recognizes ordinary income at the time of sale equal to the fair market value of the Shares on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain is capital gain.

Restricted Stock

In general, a restricted stock holder does not recognize taxable income upon the grant of restricted stock. Instead, the restricted stock holder recognizes ordinary income at the time of vesting equal to the fair market

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value of the Shares (or cash) received minus any purchase price paid for the Award. Any subsequent gain or loss is capital gain or loss. However, a restricted stock holder may instead elect to be taxed at the time of grant. If the restricted stock holder makes such an election, upon subsequent sale of the Shares, any additional gain or loss is capital gain or loss.

Other Stock–based Awards

The tax consequences associated with other stock–based Awards will vary depending on the specific terms of such Awards. Among the relevant factors are whether or not the other stock–based Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received under the Award and the tax basis for the Award. A restricted stock unit or deferred stock unit holder generally recognizes ordinary income at the time the restricted stock units or deferred stock units are settled equal to the fair market value of the Shares (or cash) received by the holder minus any purchase price paid for the Award.

Section 409A of the Code

Section 409A of the Code, which was enacted in 2004, treats certain Awards as “nonqualified deferred compensation.” If an Award is treated as “nonqualified deferred compensation” and the Award does not comply with or is not exempt from Section 409A of the Code, Section 409A may impose additional taxes, interest and penalties on the participant. Neither the administrator nor Comverse is obligated to ensure that Awards comply with Code Section 409A or to take any actions to ensure such compliance.

Tax Effect for Comverse

Comverse generally receives a deduction for any ordinary income recognized by a participant with respect to an Award. However, special rules limit the deductibility of compensation paid to certain Award holders, including pursuant to Section 162(m) and Section 280G of the Code.

New Plan Benefits

Because grants of Awards under the 2012 Incentive Plan are subject to the discretion of the Compensation and Leadership Committee and the approval of the Comverse board, the benefits that will be received by executive officers, directors and other employees if the 2012 Incentive Plan is approved by shareholders are not currently determinable.

Our Board of Directors unanimously recommends that you vote “FOR” the proposal to approve the Comverse, Inc. 2012 Stock Incentive Compensation Plan.

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PROPOSAL 3

CONTINGENT REVERSE STOCK SPLIT OF CTI COMMON SHARES AND AMENDMENT TO CTI’S CERTIFICATE OF INCORPORATION TO EFFECT THE CONTINGENT REVERSE STOCK SPLIT OF THE ISSUED AND OUTSTANDING CTI COMMON SHARES

We are asking our shareholders to vote on a proposal to approve an amendment of CTI’s certificate of incorporation to effect a contingent reverse stock split of the issued and outstanding CTI common shares.

Our Board of Directors is recommending the reverse stock split of the CTI common shares with the primary intent of increasing the per share price of the CTI common shares in order to facilitate our ability to meet the closing per share price criteria required to be listed on NASDAQ following the share distribution and to make CTI common shares more attractive to a broader range of institutional and other investors. Accordingly, for these and the other reasons discussed below, we believe that authorizing our Board of Directors to effect the reverse stock split, in the discretion of our Board of Directors, is in CTI’s and the CTI shareholders’ best interests following completion of the share distribution.

Accordingly, we have decided that it is in the best interests of CTI shareholders to (a) authorize our Board of Directors to effect, in its discretion following the share distribution, a reverse stock split of the outstanding CTI common shares, par value $0.10, at a reverse stock split ratio ranging from 1-for-     to 1-for-    , as determined by our Board of Directors and (b) approve a corresponding amendment to CTI’s certificate of incorporation, in substantially the form attached to this proxy statement as Annex I, to effect the reverse stock split, subject to our Board of Directors’ authority to abandon such amendment. Upon the effectiveness of the amendment to the certificate of incorporation effecting the reverse stock split at such time following the share distribution as determined by our Board of Directors, the issued and outstanding CTI common shares immediately prior to such effective time will be reclassified into a smaller number of shares such that a CTI shareholder will own one new CTI common share for each      to      shares of issued and outstanding CTI common shares held by that shareholder immediately prior to the effective time. The exact split ratio within the 1-for-     to 1-for-     range will be determined by our Board of Directors prior to the effective time and will be publicly announced.

We believe that shareholder approval of an exchange ratio range (rather than an exact exchange ratio) provides our Board of Directors with maximum flexibility to achieve the purposes of the reverse stock split. If the shareholders approve this proposal, our Board of Directors would effect the reverse stock split and cause the Certificate of Amendment to CTI’s certificate of incorporation to be filed with the Secretary of State of the State of New York only if, following the completion of the share distribution, it determines that the reverse stock split would be in the best interests of CTI and its shareholders. Following the completion of the share distribution, our Board of Directors may determine in its discretion not to effect any reverse stock split and not to file the amendment to CTI’s certificate of incorporation. No further action on the part of the shareholders will be required to either implement or abandon the reverse stock split.

Reverse Stock Split

CTI common shares are traded on NASDAQ, which has listing criteria that require companies to satisfy minimum average closing prices over a threshold amount during a consecutive trading period in order to gain or maintain listing eligibility. NASDAQ currently requires that a company’s common stock have an average closing price that is greater than or equal to $1.00 per share over any consecutive 30 trading-day period in order to list on its exchange. The reverse stock split would give the Company additional flexibility and ability to reach this level if excessive selling of our common shares following the completion of the share distribution causes the market price of our common shares to decrease.

In addition to increasing the per share price of CTI common shares following the share distribution, we also believe that the reverse stock split would, if completed, make our common shares more attractive to a broader

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range of institutional and other investors, as the market price of our common shares following the share distribution may affect their acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low–priced stocks or tend to discourage individual brokers from recommending low–priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low–priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low–priced stocks generally represent a higher percentage of the stock price than commissions on higher–priced stocks, a lower average price per share of common stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher, which could also reduce interest in our common shares following the share distribution.

Reducing the number of issued and outstanding CTI common shares through the reverse stock split is intended, absent other factors, to increase the per share market price of our common shares following the share distribution. However, other factors, such as our financial results, market conditions and the market perception of our business may harm the market price of our common shares. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, or that the market price of our common shares will increase following the reverse stock split or that the market price of our common shares will remain at such higher value for any significant length of time.

Board Discretion to Implement the Reverse Stock Split

Upon receipt of shareholder approval, our Board of Directors, in its discretion following the share distribution, may or may not elect to effect a reverse stock split within the authorized range of ratios. We believe the availability of a range of reverse stock split ratios will provide us with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits for us and our shareholders. In determining the reverse stock split ratio to implement, if any, following the receipt of shareholder approval, our Board of Directors may consider, among other factors:

•	the historical trading price and trading volume of CTI common shares;

•	the post-share distribution trading price and trading volume of both CTI common shares and Comverse common stock;

•	the anticipated impact of the reverse stock split on the trading market for CTI common shares; and

•	prevailing general market conditions.

No further action on the part of shareholders will be required to either implement or abandon the reverse stock split. If the proposal is approved by shareholders and our Board of Directors determines to implement the reverse stock split, CTI would communicate to the public, prior to the effective time of the reverse stock split, additional details regarding the reverse stock split (including the final reverse stock split ratio, as determined by our Board of Directors). Our Board of Directors reserves the right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that the proposal is no longer in the best interests of CTI or CTI shareholders.

Certain Risks Associated with the Reverse Stock Split

There can be no assurance that following the reverse stock split the market price of CTI common shares will increase in proportion to the reduction in the number of CTI common shares issued and outstanding before the proposed contingent reverse stock split. Even if we effect a reverse stock split, the market price of CTI’s common shares may decrease due to the reverse split or for other reasons related to CTI or the industries in which we operate, the economy or the stock market in general.

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Impact of the Proposed Reverse Stock Split If Implemented

The reverse stock split would affect all of CTI’s shareholders uniformly and would not affect any shareholder’s percentage ownership interest or proportionate voting power, except to the extent that the reverse stock split could result in any of CTI’s shareholders receiving cash in lieu of a fractional share. As described below, shareholders otherwise entitled to fractional shares as a result of the reverse stock split will receive cash payments in lieu of such fractional shares. These cash payments will reduce the number of post-reverse stock split shareholders to the extent there are presently shareholders who would otherwise receive less than one CTI common share after the reverse stock split. The other principal effects of the reverse stock split will be that:

•	the number of issued and outstanding CTI common shares will be reduced proportionately based on the final reverse stock split ratio as determined by our Board of Directors;

•

based on the final reverse stock split ratio, the per share exercise price of all outstanding option awards will be increased proportionately and the number of shares of the Common Stock issuable upon the exercise of all outstanding option awards will be reduced proportionately. These adjustments will result in approximately the same aggregate exercise price being required to be paid for all outstanding option awards upon exercise, although the aggregate number of shares issuable upon the exercise of such option awards will be reduced proportionately following the reverse stock split;

•

the number of shares reserved for issuance and any maximum number of shares with respect to which equity awards may be granted to any participant under the Company’s equity-based compensation plans will be reduced proportionately based on the final reverse stock split ratio as determined by our Board of Directors;

•	the number of outstanding RSU awards and DSU awards will be reduced proportionately based on the final reverse stock split ratio as determined by our Board of Directors; and

•

in addition, the reverse stock split will likely increase the number of shareholders who own odd lots (less than 100 shares). Shareholders who hold odd lots may experience an increase in the cost of selling their CTI common shares and may have greater difficulty in executing sales.

Fractional Shares

We do not intend to issue fractional post-reverse stock split shares in connection with the reverse stock split. Shareholders who would otherwise hold fractional shares because the number of CTI common shares they hold before the reverse stock split is not evenly divisible by the split ratio selected by our Board of Directors will receive cash (without interest) in lieu of such fractional shares in an amount equal to the product obtained by multiplying (a) the closing price per CTI common shares as reported on NASDAQ as of the effective time of the reverse stock split, by (b) the fraction of one CTI common share owned by the shareholder. The ownership of a fractional share interest will not give the holder any voting, dividend or other rights, except to receive the above-described cash payment. No transaction costs will be assessed on the sale. However, the proceeds will be subject to certain taxes as discussed below. In addition, shareholders will not be entitled to receive interest for the period of time between the reverse stock split and the date shareholders receive payment for the cashed-out fractional shares.

After the reverse stock split, a shareholder will have no further interest in CTI with respect to their cashed-out fractional shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above. If you believe that you may not hold sufficient CTI common shares at the effective date of the reverse stock split to receive at least one share in the reverse stock split and you want to continue to hold CTI common shares after the split, you may do so by either:

•	purchasing a sufficient number of CTI common shares; or

•

if you have CTI common shares in more than one account, consolidating your accounts, so that in each case you hold a number of CTI common shares in your account prior to the reverse stock split that would entitle you to receive at least one CTI common share on a post-reverse stock split basis. CTI

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common shares held in registered form (that is, shares held by you in your own name in the Company’s stock register records maintained by the Company’s transfer agent) and shares held in “street name” (that is, stock held by you through a broker, bank or other nominee ) for the same investor will be considered held in separate accounts and will not be aggregated when effecting the reverse stock split.

Effect on Registered and Beneficial Shareholders

Upon the reverse stock split, we intend to treat shareholders holding CTI common shares in “street name” (that is, held through a broker, bank or other nominee) in the same manner as registered shareholders whose CTI common shares are registered in their names. Brokers, banks or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding CTI common shares in “street name;” however, these brokers, banks or other nominees may apply their own specific procedures for processing the reverse stock split. If you hold your CTI common shares with a broker, bank or other nominee, and have any questions in this regard, we encourage you to contact your nominee.

Effect on Registered “Book–Entry” Shareholders

CTI’s registered shareholders may hold some or all of their shares electronically in book–entry form. These shareholders will not have stock certificates evidencing their ownership of CTI common shares. They are, however, provided with a statement reflecting the number of CTI common shares registered in their accounts.

•

If you hold registered CTI common shares in a book-entry form, you do not need to take any action to receive your post-reverse stock split CTI common shares in registered book-entry form or your cash payment in lieu of any fractional shares, if applicable.

•

If you are entitled to post-reverse stock split CTI common shares, a transaction statement will automatically be sent to your address of record as soon as practicable after the effective date of the reverse stock split indicating the number of CTI common shares you hold.

•

If you are entitled to a payment in lieu of any fractional shares, a check will be mailed to you at your registered address as soon as practicable after the effective date of the reverse stock split. By signing and cashing this check, you will warrant that you owned the CTI common shares for which you received a cash payment.

Effect on Registered Certificated Shares

Some registered shareholders hold their CTI common shares in certificate form or a combination of certificate and book-entry form. If any of your CTI common shares are held in certificate form, you will receive a transmittal letter from CTI’s transfer agent as soon as practicable after the effective date of the reverse stock split, if any. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-reverse stock split CTI common shares for a statement of holding, together with any payment of cash in lieu of fractional shares to which you are entitled. When you submit your certificate representing the pre-reverse stock split CTI common shares, your post-reverse stock split CTI common shares will be held electronically in book-entry form. This means that, instead of receiving a new stock certificate, you will receive a statement of holding that indicates the number of post-reverse stock split CTI common shares you own in book-entry form. CTI will no longer issue physical stock certificates unless you make a specific request for a share certificate representing your post-reverse stock split ownership interest.

Beginning on the effective date of the reverse stock split, each certificate representing pre-reverse stock split CTI common shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split CTI common shares. If you are entitled to a payment in lieu of any fractional shares, payment will be made as described above under “—Fractional Shares.”

SHAREHOLDERS SHOULD NOT DESTROY ANY SHARE CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

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Accounting Consequences

The par value per share of the CTI common shares will remain unchanged at $0.10 per share after the reverse stock split. As a result, on the effective date of the reverse stock split the stated capital on CTI’s balance sheet attributable to the CTI common shares will be reduced proportionately based on the final reverse stock split ratio determined by our Board of Directors, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. After the reverse stock split, net income or loss per share, and other per share amounts will be increased because there will be fewer CTI common shares outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the reverse stock split would be recast to give retroactive effect to the reverse stock split. As described above under “—Impact of the Proposed Reverse Stock Split If Implemented,” the per share exercise price of outstanding option awards would increase proportionately, and the number of CTI common shares issuable upon the exercise of outstanding options would decrease proportionately, in each case based on the final reverse stock split ratio. CTI does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Shareholders will not have dissenters’ or appraisal rights under New York corporate law or under CTI’s certificate of incorporation in connection with the proposed reverse stock split.

Amendment to Certificate of Incorporation

The form of the proposed amendment to our certificate of incorporation to effect the reverse stock split is attached to this proxy statement as Annex I. If the reverse stock split is completed, the amendment will effect a reverse stock split of CTI common shares at the ratio selected by our Board of Directors in its discretion and previously publicly announced by us, following the receipt of shareholder approval and the share distribution.

Procedure for Effecting Reverse Stock Split

If the shareholders approve the proposal and our Board of Directors decides to implement the reverse stock split following the share distribution, the reverse stock split will become effective at such time following the share distribution as determined by our Board of Directors. Beginning at such effective time, each certificate representing pre-reverse stock split CTI common shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split CTI common shares.

Certain Material Federal Income Tax Consequences of the Reverse Stock Split

This section summarizes certain material U.S. federal income tax consequences to CTI and to the holders of CTI common stock in connection with the reverse stock split. This summary does not describe all the U.S. federal income tax consequences that may be relevant to holder in light of its particular circumstance or to holders subject to special rules, such as:

•	dealers and certain traders in securities or currencies,

•	banks, regulated investment companies, real estate investment trusts, and financial institutions,

•	insurance companies,

•	tax-exempt organizations,

•	persons who acquired CTI common shares pursuant to the exercise of employee stock options or otherwise as compensation,

•	persons holding CTI common shares as part of a “straddle,” “hedge,” “conversion” or similar transaction,

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•	certain former citizens or long-term residents of the United States,

•	a U.S. Holder (as defined above) whose functional currency for tax purposes is not the U.S. dollar, or

•	persons who own CTI common shares through partnerships or other pass-through entities.

In addition, this summary does not address alternative minimum taxes or state, local or foreign taxes.

This section is based on the Code, judicial decisions, final, temporary and proposed Treasury regulations, published rulings and other administrative pronouncements, changes to any of which subsequent to the date of this proxy may affect the tax consequences described herein, possibly with retroactive effect.

Please consult your own tax advisor with respect to the U.S. federal, state and local and non-U.S. tax consequences of the share distribution.

U.S. Holders

Other than in respect to the cash payments for fractional shares discussed below, no gain or loss should be recognized by a U.S. Holder upon the exchange of pre-reverse stock split CTI common shares for post-reverse stock split CTI common shares. The aggregate tax basis of the post-reverse stock split CTI common shares should be the same as the aggregate tax basis of the pre-reverse stock split CTI common shares exchanged in the reverse stock split, reduced by any amount allocable to a fractional share for which cash is received. A shareholder’s holding period in the post-reverse stock split CTI common shares should include the period during which the shareholder held the pre-reverse stock split CTI common shares exchanged in the reverse stock split.

In general, the receipt of cash by a U.S. Holder instead of a fractional share generally will result in taxable gain or loss for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to the receipt of cash in lieu of fractional shares by a U.S. Holders that are not exempt recipients (such as corporations). A backup withholding tax, currently at a rate of 28%, may apply to such payments if the U.S. Holder (i) fails to provide to us or our distribution agent a taxpayer identification number, (ii) furnishes an incorrect taxpayer identification number, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the IRS that it is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

Non-U.S. Holders

The following is a general discussion of the material U.S. federal income tax consequences to Non-U.S. Holders of CTI common stock in connection with the reverse stock split. A “Non-U.S. Holder” is an individual, corporation, trust or estate that is a beneficial owner of CTI common stock, holds such stock as a capital asset and is not a U.S. Holder.

For purposes of the discussion below, gain on the sale of fractional shares in respect of the reverse stock split will be considered “U.S. trade or business income” to a Non-U.S. Holder if such dividends or gains are:

•	effectively connected with the Non-U.S. Holder’s conduct of a U.S trade or business; or

•	in the case of a treaty resident, attributable to a U.S. permanent establishment (or in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States.

Generally, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates. Moreover, U.S. trade or business income received by a Non-U.S.

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Holder that is a corporation may, under specific circumstances, be subject to an additional tax—the “branch profits tax”—at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Gain realized by a Non-U.S. Holder on the receipt of cash in lieu of fractional shares generally will not be subject to U.S. federal income tax or withholding, unless:

•	the gain is U.S. trade or business income;

•

subject to certain exceptions, the Non-U.S. Holder is an individual who holds CTI common stock as a capital asset, is present in the United States for 183 days or more in the taxable year of the share distribution and meets certain other requirements; or

•

CTI is or has been a “U.S. real property holding corporation” for federal income tax purposes at any time during the shorter of the five-year period ending on the date of the share distribution and the Non-U.S. Holder’s holding period in the CTI common stock, and the Non-U.S. Holder does not fall within a de minimis exemption.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses from the same taxable year (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

We believe that we have not been and are not currently a U.S. real property holding corporation.

Information Reporting and Backup Withholding

Treasury regulations provide that backup withholding (currently at a rate of 28%) and certain information reporting will not apply to the receipt of cash in lieu of fractional shares provided that the Non-U.S. Holder, prior to the receipt of such cash, provides a properly executed IRS Form W- 8BEN certifying that the Non-U.S. Holder is not a U.S. person, or otherwise establishes an exemption, and provided that neither we nor our distribution agent have actual knowledge, or reason to know, that the purported Non-U.S. Holder is actually a U.S. person or that the conditions of any other exemption are not in fact satisfied.

The payment of cash in lieu of fractional shares to or through the U.S. office of any broker, U.S. or foreign, may be subject to information reporting and possible backup withholding unless the Non-U.S. holder, prior to the share distribution, certifies as to its non-U.S. status under penalties or perjury or otherwise establishes an exemption, and provided that the broker does not have actual knowledge, or reason to know, that the purported Non-U.S. Holder is actually a U.S. person or that the conditions of any other exemption are not in fact satisfied. The payment of cash in lieu of fractional shares to or through a non-U.S. office of a non-U.S. broker, may not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S.-related person”). The payment of cash in lieu of fractional shares to or through a non-U.S. office of a broker that is either a U.S. person or a U.S.-related person, Treasury regulations do not require backup withholding but do require information reporting on the distribution unless the broker, prior to the share distribution (a) has documentary evidence in its files that the owner is a Non-U.S. Holder, and (b) has no knowledge, or reason to know, to the contrary.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

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The preceding discussion of certain material U.S. federal income tax consequences is general information only and is not tax advice. Accordingly, each holder of CTI common stock should consult that holder’s own tax advisor as to the particular tax consequences to that holder of the reverse stock split, including the applicability and effect of any state, local or non-U.S. tax laws and of any changes or proposed changes to applicable law.

Required Vote

The affirmative vote of shareholders as of the close of business on the record date for the Special Meeting holding shares representing a majority of our outstanding shares of common stock is required to approve the proposal to (a) authorize our Board of Directors to effect, in its discretion following the share distribution, a reverse stock split of the issued and outstanding CTI common shares, par value $0.10, at a reverse stock split ratio ranging from 1-for-     to 1-for-    , as determined by our Board of Directors and publicly announced by CTI, and (b) approve a corresponding amendment to CTI’s certificate of incorporation, in substantially the form attached to this proxy statement as Annex I, to effect the reverse stock split, subject to our Board of Directors’ authority to abandon such amendment.

Our Board of Directors unanimously recommends that you vote “FOR” the proposal to approve the amendment of CTI’s certificate of incorporation to effect a contingent reverse stock split of issued and outstanding CTI common shares.

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PROPOSAL 4

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

We are asking our shareholders to vote on a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to authorize the share distribution, approve the Comverse, Inc. 2012 Stock Incentive Compensation Plan or approve the contingent amendment of CTI’s certificate of incorporation to effect a contingent reverse stock split of issued and outstanding CTI common shares.

Although it is not currently expected (and assuming the establishment of a quorum), the Special Meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Special Meeting to authorize the share distribution or approve the Comverse, Inc. 2012 Stock Incentive Compensation Plan. Once a quorum is present, the affirmative vote of a majority of the holders of shares of our common stock present or represented at the Special Meeting shall be required to approve this proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies at the Special Meeting.

Any adjournment or postponement of the Special Meeting will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

Our Board of Directors unanimously recommends that you vote “FOR” the proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to authorize the share distribution, approve the Comverse, Inc. 2012 Stock Incentive Compensation Plan or approve the contingent amendment of CTI’s certificate of incorporation to effect a contingent reverse stock split of issued and outstanding CTI common shares. You should note, however, that if a quorum is not present, then the chairman of the Special Meeting will be entitled to adjourn the Special Meeting to another place, date or time.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common shares as of April 30, 2012 (unless otherwise noted), by:

•	each person or entity who is known by CTI to beneficially own more than 5% of CTI’s outstanding shares of common stock;

•	each of CTI’s current directors;

•	each of CTI’s named executive officers for the fiscal year ended January 31, 2012; and

•	all of CTI’s current directors and executive officers as a group.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

Name and Address(1)	Relationship	Amount and Nature of Beneficial Ownership(2)		Percent of Outstanding Shares(3)
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	Shareholder	29,429,937	(4)	13.4%

Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	Shareholder	16,716,857	(5)	7.6%

Artis Capital Management, L.P. Artis Capital Management, Inc. Stuart L. Peterson One Market Plaza Steuart Street Tower, Suite 2700 San Francisco, California 94105	Shareholder	14,727,053	(6)	6.7%

Soros Fund Management LLC and related parties 888 Seventh Avenue, 33rd Floor New York, New York 10106	Shareholder	14,716,666	(7)	6.7%

Susan D. Bowick	Director	39,600		*

Charles J. Burdick	Chairman of the Board and Chief Executive Officer	72,045		*

Robert Dubner	Director	25,334		*

Augustus K. Oliver	Director	1,738,105	(8)	*

Theodore H. Schell	Director	33,488		*

Mark C. Terrell	Director	43,389		*

Joel E. Legon	Senior Vice President and Interim Chief Financial Officer	45,982		*

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Name and Address(1)	Relationship	Amount and Nature of Beneficial Ownership(2)		Percent of Outstanding Shares(3)
Oded Golan	Senior Vice President, Chief Operating Officer of Comverse	77,592	(9)	*

Aharon Levy	Senior Vice President, BSS General Manager of Comverse	5,844		*

Gabriel Matsliach	Senior Vice President, Chief Product Officer of Comverse	129,814	(10)	*

Andre Dahan	Former President, Chief Executive Officer and Director		(11)	*

All current directors and executive officers as a group (14 persons)(12)		2,482,475	(13)	1.1%

*	Less than one percent.
(1)	Unless otherwise indicated, the address of each of the persons whose name appears in the table above is: c/o Comverse Technology, Inc., 810 Seventh Avenue, New York, New York 10019.
(2)	The information contained in the table above reflects “beneficial ownership” of common stock within the meaning of Rule 13d-3 under the Exchange Act. Beneficial ownership reflected in the table above includes shares (a) issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 30, 2012 and (b) deliverable in settlement of DSU awards that are scheduled to vest within 60 days of April 30, 2012.
(3)	Shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of April 30, 2012 and shares of common stock deliverable in settlement of DSU awards that are scheduled to vest within 60 days of April 30, 2012 are deemed outstanding for computing the ownership percentage of the person holding such stock options or DSU awards, as applicable, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages are based on approximately 219,042,641 shares of common stock issued and outstanding as of April 30, 2012.
(4)	Reflects beneficial ownership as reported on a Schedule 13G/A filed with the SEC on February 14, 2012 by FMR LLC (or the FMR 13G), and reports sole voting power with respect to 339,486 shares of common stock and sole dispositive power with respect to 29,429,937 shares of common stock. The FMR 13G reports beneficial ownership of shares of common stock by Fidelity Management & Research Company, Edward C. Johnson 3d, FMR LLC and Pyramis Global Advisors Trust Company. The voting and investment power of the various holders with respect to these shares of common stock is as set forth in the FMR 13G.
(5)	Reflects beneficial ownership as reported on a Schedule 13G/A filed with the SEC on February 14, 2012 by Wellington Management Company, LLP (referred to as the Wellington 13G). The Wellington 13G reports that Wellington Management Company, LLP has shared voting power and shared dispositive power with respect to 13,953,101 shares of common stock and 16,716,857 shares of common stock, respectively.
(6)	Reflects beneficial ownership as reported on a Schedule 13G/A filed with the SEC on February 14, 2012 by Artis Capital Management, L.P. (or the Artis 13G). The Artis 13G reports sole voting and dispositive power with respect to all of these shares of common stock.
(7)	Reflects beneficial ownership as reported on a Schedule 13G/A filed with the SEC on January 6, 2012 by Soros Fund Management LLC, George Soros, Robert Soros and Jonathan Soros (referred to as the Soros 13G). The Soros 13G reports that Soros Fund Management LLC, George Soros and Robert Soros share voting and dispositive power with respect to all of these shares.
(8)	Consists of 1,693,307 shares of common stock held by the entities referenced below and 44,798 shares of common stock held directly by Mr. Oliver. Mr. Oliver is the (i) Managing Member of Oliver Press Investors, LLC, a Delaware limited liability company and the general partner of each of Davenport Partners, L.P., a Delaware limited partnership (or Davenport), JE Partners, a Bermuda partnership (or JE), and Oliver Press Master Fund LP, a Cayman limited partnership, (or Master Fund and, together with Davenport and JE, the OP Partnerships), and (ii) Managing Member of Oliver Press Partners, LLC, a Delaware limited liability company and the investment adviser to each of the OP Partnerships. The OP Partnerships own certain of CTI’s securities, all of which are subject to the shared voting and investment authority of Mr. Oliver, among others.
(9)	Includes (i) 25,755 shares of common stock issuable upon exercise of stock options that are currently exercisable and options that are exercisable within 60 days of April 30, 2012 and (ii) 12,333 shares of common stock deliverable in settlement of DSU awards that are scheduled to vest within 60 days of April 30, 2012.
(10)	Includes 91,000 shares of common stock issuable upon exercise of stock options that are currently exercisable.
(11)	Mr. Dahan resigned from his positions as President and Chief Executive Officer effective March 4, 2011 and served as a consultant until June 4, 2011. Therefore, CTI is unable to provide a current address or confirm Mr. Dahan’s beneficial ownership.

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(12)	Includes (i) the following directors: Ms. Bowick, and Messrs. Burdick, Dubner, Oliver, Schell and Terrell and (ii) the following executive officers: Ms. Shah, Messrs. Bunyan, Golan, Koza, Legon, Levy and Tartavull, and Dr. Matsliach.
(13)	Includes (i) 116,755 shares of common stock issuable upon exercise of stock options that are currently exercisable and options that are exercisable within 60 days of April 30, 2012 and (ii) 38,333 shares of common stock deliverable in settlement of DSU awards scheduled to vest within 60 days of April 30, 2012.

Beneficial Ownership in Subsidiaries

Mr. Burdick, who served as the Chairman of the board of directors of Verint, was granted stock awards by Verint covering 1,814 shares of its common stock in respect of the period in which he served as an independent director of Verint prior to his appointment as CTI’s Chief Executive Officer. An award covering 1,522 shares fully vested on May 16, 2011 and an additional award covering 292 shares that was scheduled to vest on June 15, 2012 was forfeited following Mr. Burdick’s resignation from Verint’s board of directors in March 2012. None of CTI’s other current directors or executive officers hold any equity securities of our subsidiaries.

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OTHER MATTERS

Submission of Shareholder Proposals

Only such business will be conducted at this Special Meeting as will have been brought by our Board of Directors before the Special Meeting pursuant to the attached “Notice of Special Meeting of Shareholders.”

Shareholder Access to Ballot for 2013 Annual Meeting

In general, our By-Laws provide proxy access to shareholders who beneficially own 5% or more of CTI’s outstanding common stock continuously for at least two years (as of both the date the written notice of the nomination is submitted to CTI and the record date for the meeting at which directors are to be elected) to nominate directors and include such nomination(s) in CTI’s proxy materials for a shareholder meeting for the election of directors. Shareholders who wish to nominate directors at an annual meeting must follow the requirements set forth in Article IV, Section 3 of our By-Laws. Generally, and among other things, shareholders must provide notice of nominations to the Corporate Secretary at 810 Seventh Avenue, New York, NY 10019 no later than January 18, 2013 to be considered timely for inclusion at our 2013 annual meeting.

Shareholder Proposals for Inclusion in 2013 Proxy Statement

If a shareholder intends to present any proposal for inclusion in the proxy statement in accordance with Rule 14a-8 promulgated under the Exchange Act for consideration at our annual meeting of shareholders to be held in 2013, shareholder proposals must be received at our principal executive offices no later than January 18, 2013. Any such proposal must also comply with applicable state law and the requirements of the rules and regulations promulgated by the SEC relating to shareholder proposals. Such proposals must be delivered to our Corporate Secretary at our principal executive office. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies.

Other Shareholder Business for Presentation at 2013 Annual Meeting

In general, according to our By-Laws, we must receive other proposals of shareholders (including director nominations) intended to be presented at the 2013 annual meeting of shareholders but not included in the Proxy Statement at our principal executive offices on or before January 18, 2013. Such notice must be delivered to our Corporate Secretary at our principal executive offices and must comply with the requirements set forth in Article II, Section 6 or Article IV, Section 3, as applicable, of our By-Laws. Notice of any business to be brought before the 2013 annual meeting not received in accordance with the above standards may not be presented at the 2013 annual meeting of shareholders.

Other Business at the Special Meeting

Our Board knows of no other matters to be submitted at the Special Meeting. If any other matters properly come before the Special Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board may recommend.

Other Shareholder Communications

Shareholders may contact the Board electronically by sending an email to: boardofdirectors@comverse.com. Alternatively, shareholders can contact the Board by writing to: Board of Directors, Comverse Technology, Inc., 810 Seventh Avenue, New York, NY 10019. Communications received electronically or in writing are forwarded to the Chairman of the Board or other members of the Board as appropriate depending on the facts and circumstances outlined in the communication.

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Shareholders Sharing the Same Address

We have adopted a procedure called “householding.” Under this procedure, we are delivering only one copy of this proxy statement to multiple shareholders who share the same address and have the same last name, unless we have received contrary instructions from an affected shareholder. Shareholders who participate in householding will continue to receive separate proxy cards.

We will deliver promptly upon written or oral request a separate copy of this proxy statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of this proxy statement, please submit your request to Broadridge Financial Solutions by calling 1-800-579-1639 or by following the instructions on your proxy card to request delivery of paper copies through the Internet or by e-mail, or in writing addressed to Comverse Technology, Inc., 810 Seventh Avenue, New York, NY 10019 Attn: Investor Relations.

If you are a holder of record and would like to receive a separate copy of annual reports or proxy statements in the future, please contact Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717, tel. 800-542-1061. You will be removed from the householding program within 30 days of your request.

Any shareholders of record who share the same address and currently receive multiple copies of our annual report and proxy statement who wish to receive only one copy of these materials per household in the future should contact Broadridge Householding Department at the contact information listed above to participate in the householding program.

A number of brokerage firms have instituted householding. If you hold your shares through a broker, bank or other nominee in “street name,” please contact such broker, bank or other nominee to request information about householding.

Form 10-K

Our Annual Report on Form 10-K for the fiscal year ended January 31, 2012, which was filed with the SEC on April 2, 2012, and exhibits thereto are available free of charge from the SEC website, www.sec.gov. With the payment of an appropriate processing fee, we will provide copies of the exhibits to our Annual Report on Form 10-K. Please address all such requests to the Investor Relations department at our principal executive offices at 810 Seventh Avenue, New York, New York 10019.

Where You Can Find Additional Information

CTI is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, and is required to file periodic reports, proxy statements and other documents with the SEC relating to its business, financial conditions and other matters. Such reports, proxy statements and other documents may be examined and copies may be obtained from the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC’s web site at http://www.sec.gov. Copies should be available by mail upon payment of the SEC’s customary charges by writing to the SEC’s principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549.

Incorporation by Reference

The SEC allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information that is included directly in this proxy statement.

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This proxy statement incorporates by reference the documents listed below that CTI previously filed with the SEC. They contain important information about CTI and its financial condition.

•	Annual Report on Form 10-K for the fiscal year ended January 31, 2012, filed on April 2, 2012;

•	Current Reports on Form 8-K filed on April 3, 2012, April 30, 2012, May 31, 2012 and June 4, 2012; and

•	Definitive Proxy Statement on Schedule 14A, filed on May 18, 2012 and Definitive Additional Materials on Schedule 14A filed on May 31, 2012 and June 5, 2012.

In addition, CTI also incorporates by reference additional documents that CTI files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, between the date of this proxy statement and the date of the Special Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. To the extent that any information contained in any such Current Report on Form 8-K, or any exhibit thereto, was furnished, rather than filed, with the SEC, such information or exhibit is specifically not incorporated by reference into this proxy statement.

CTI has not authorized anyone to give any information or make any representation about the share distribution, CTI, or Comverse that is different from, or in addition to, that contained in this proxy statement or in any of the materials that have been incorporated by reference into this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement unless the information specifically indicates that another date applies.

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Please vote, sign and return your proxies.

If you do not intend to be present at the Special Meeting of shareholders on                     , 2012, please vote the enclosed proxy at your earliest convenience.

By Order of the Board of Directors,

[—]

Senior Vice President, General Counsel and Corporate Secretary

New York, New York

                    , 2012

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Annex A

Information included herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

PRELIMINARY INFORMATION STATEMENT

SUBJECT TO COMPLETION, DATED JUNE 7, 2012

COMVERSE, INC.

Common Stock

(no par value)

This Information Statement is being sent to you in connection with the planned distribution by Comverse Technology, Inc. (or CTI) to its shareholders of all of the outstanding shares of common stock of its wholly-owned subsidiary, Comverse, Inc. (we, us, our or Comverse).

CTI will distribute all of the outstanding shares of common stock of Comverse on a pro rata basis to holders of CTI common shares, which we refer to as the “share distribution.” Holders of CTI common shares as of 5:00 p.m., New York City time, on                     , 2012, the record date for the share distribution, will be entitled to receive one share of our common stock for every              CTI common shares held thereby, subject, if necessary, to the holdback of a certain number of shares of our common stock (or proceeds from sale of such shares) by the distribution agent to satisfy any withholding obligations. The distribution of shares will be made through direct registration in book-entry form on                     , 2012 (referred to as the distribution date). Immediately after the share distribution is completed, we will be an independent, publicly-traded company.

Approval of the share distribution is being sought from the holders of CTI common shares at a special meeting of CTI’s shareholders to be held on                     , 2012 at 10:00 a.m., New York City time, at                      (referred to as the Special Meeting). In connection with and prior to the Special Meeting, CTI will distribute a proxy statement (referred to as the CTI Proxy Statement) to all holders of its common shares. The CTI Proxy Statement will contain a proxy and will describe the procedures for voting your CTI common shares and other details regarding the Special Meeting. As a result, this Information Statement does not contain a proxy.

Other than shareholder approval of the share distribution, no action will be required of you to receive shares of our common stock, which means that:

•	you will not be required to pay for the shares of our common stock that you receive in the share distribution; and

•	you do not need to surrender or exchange any of your CTI common shares in order to receive shares of our common stock, or take any other action in connection with the share distribution.

There is currently no trading market for our common stock. However, we expect that a limited market for our common stock, commonly known as a “when-issued” trading market, will develop on or shortly prior to the record date for the share distribution, and we expect “regular-way” trading of our common stock will begin one trading day after the distribution date. We will announce the when-issued trading symbol when and if it becomes available. We intend to apply to list our common stock on the NASDAQ Stock Market, LLC (or NASDAQ) under the symbol “CNSI.”

In reviewing this Information Statement, you should carefully consider the matters described under “Risk Factors” beginning on page 19 for a discussion of certain factors that should be considered by recipients of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.

This Information Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this Information Statement is                     , 2012.

This Information Statement is being furnished solely to provide information to CTI shareholders who will receive shares of our common stock in the share distribution. It is not and is not to be construed as an inducement or encouragement to buy or sell any of our securities or any securities of CTI. This Information Statement describes our business, our relationship with CTI and how the share distribution affects CTI and its shareholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of our common stock that you will receive in the share distribution. You should be aware of certain risks relating to the share distribution, our business and ownership of our common stock, which are described in “Risk Factors.”

You should not assume that the information contained in this Information Statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this Information Statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations and practices.

QUESTIONS AND ANSWERS ABOUT COMVERSE AND THE SHARE DISTRIBUTION

Set forth below are commonly asked questions and answers about the share distribution and the transactions contemplated thereby. You should read the section titled “The Share Distribution” for a more detailed description of the matters described below.

Except as otherwise indicated, the information included in this Information Statement, including our combined financial statements, assumes the completion of all the transactions referred to in this Information Statement as the share distribution, including the contribution to us of Exalink Ltd. by CTI immediately prior to the share distribution.

Use in this Information Statement of the terms:

•

“Comverse,” “we,” “us,” “our” and “our company” refers to Comverse, Inc., a Delaware corporation, and, unless the context otherwise requires, its consolidated subsidiaries and Exalink Ltd., a CTI wholly-owned subsidiary that will be contributed to us by CTI immediately prior to the share distribution. Other than holding certain intellectual property rights, Exalink Ltd. has no operations.

•	“our common shares,” “our common stock,” “Comverse common stock” and “Comverse common shares” refers to the shares of common stock of Comverse, Inc.

•	“CTI” refers to Comverse Technology, Inc., a New York corporation, and, unless the context otherwise requires, its consolidated subsidiaries other than us, our subsidiaries and Exalink Ltd.;

•	“CTI common shares” refers to common shares of Comverse Technology, Inc.; and

•	“fiscal year” refers to a twelve-month period ended January 31.

Q:	What is the share distribution?

A:	The share distribution is the transaction of separating Comverse from CTI, which will be accomplished through the pro rata distribution of our common stock by CTI to holders of CTI common shares. If all conditions to the effectiveness of the share distribution are met, then all of our outstanding shares of common stock will be distributed to holders of CTI common shares on the distribution date. Each holder of CTI common shares outstanding as of the record date for the share distribution will be entitled to receive one share of our common stock for every CTI common shares held thereby. If necessary to satisfy any withholding obligations, the distribution agent will hold back a certain number of shares of our common stock (or proceeds from sale of such shares) and sell those shares on the market. Following the share distribution, CTI will no longer hold any of our outstanding capital stock, all of which will be held by CTI shareholders as of the record date, and we will be an independent, publicly-traded company. We intend to apply to list our common stock on NASDAQ under the symbol “CNSI.”

Q:	What are the reasons for the share distribution?

A:	CTI’s board of directors (or the CTI Board) has determined that pursuing the share distribution is in the best interests of CTI and its shareholders, and that separating Comverse from CTI would provide benefits to both CTI and Comverse, including the following:

•

Focused Management. The share distribution will allow our management to devote its entire time and attention to maximizing our shareholder value by focusing on our growth, improving our operational performance and profitability, implementing our strategies and achieving our business objectives. The share distribution will also allow CTI’s management to focus exclusively on eliminating the holding company structure and seeking ways to maximize shareholder value for CTI’s holdings in Verint Systems Inc. (or Verint).

•

Enhanced Investor Choices by Offering Investment Opportunities in Separate Entities. The CTI Board believes that the share distribution will increase investor understanding of us and our market position within our industry, thereby facilitating the creation of a more natural and interested investor base. The share distribution also will provide investors with two individual investment options that may be more appealing to them than an investment in the current combined company. Separating the businesses will result in each company representing more of a pure-play investment that the CTI Board believes will appeal to the respective investor bases due to each company’s more defined business and assets—an operating business in our case and ownership interests in Verint in the case of CTI. As we and CTI do not share any meaningful synergies, the share distribution will allow investors to make independent decisions with respect to each of us and CTI (and its underlying interests in Verint) based on, among other factors, our different business models, strategies and industries.

•

Enhanced Value. The CTI Board believes that following the share distribution, the combined value of CTI and Comverse common shares should, over time and assuming the same market conditions, be greater than the value of CTI common shares prior to the share distribution, thus resulting in greater long-term value to CTI shareholders.

•

Enhanced Flexibility in Evaluating Acquisitions, including in Using Stock as an Acquisition Consideration. The share distribution will provide us with enhanced flexibility to use our stock as consideration in pursuing certain financial and strategic objectives, including mergers and acquisitions involving other companies or businesses engaged in our industries. We expect that we will be able to more easily facilitate future strategic transactions with similar businesses through the use of our stand-alone stock as consideration. In evaluating such transactions, following the share distribution our Board will be able to focus solely on the benefits of a proposed transaction to us and our shareholders and will no longer be required to evaluate the impact of such transaction on CTI as a whole and its shareholders, who may hold CTI common shares because of its majority interest in Verint.

•

Direct and Differentiated Access to Capital Resources. As an independent company, we will no longer need to compete internally for capital, and will have direct access to capital markets to fund our capital needs. We will have complete control over decisions related to the allocation and raising of capital resources and will be able to make decisions related to strategic investments in our business without the need to consider the effect these decisions would have on CTI and its subsidiaries and its holding company structure. With respect to CTI, following the share distribution, its capital resources will no longer be impacted by our liquidity needs and may be used in their entirety to fund CTI’s operations, including its previously disclosed efforts to eliminate the holding company structure.

•

Improved Management Incentive Tools. We expect to use share-based incentive awards to compensate current and future employees. Following the share distribution, appreciation in the value of shares underlying share-based awards granted to our employees will no longer be impacted by the performance of CTI’s other subsidiaries. Share-based incentive awards granted to our employees following the share distribution will be tied directly to our performance, providing employees with incentives more closely linked to the achievement of our specific performance objectives. This will better align employee interests with the interests of shareholders. We also believe that equity-based compensation arrangements tied more closely to our performance will improve our ability to attract, retain and motivate qualified personnel.

See “The Share Distribution—Reasons for the Share Distribution.”

Q:	What are the material U.S. federal income tax consequences to me of the share distribution?

A:	The fair market value of the Comverse common stock distributed will generally constitute a dividend, taxable as ordinary income, to the extent of CTI’s current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes. CTI believes that it does not have any accumulated earnings and profits as of the end of its fiscal year ended January 31, 2012. CTI’s current earnings and profits will be determined as of the end of its fiscal year ending January 31, 2013.

In the case of a U.S. holder of CTI common shares that is an individual, dividend income should generally be subject to U.S. federal income tax at a maximum rate of 15% (provided that certain holding period requirements are met). To the extent that the fair market value of the Comverse common stock distributed exceeds a holder’s share of CTI’s current and accumulated earnings and profits, the excess will not constitute a dividend but will instead be treated first as a tax-free return of capital, to the extent of the holder’s adjusted basis in its CTI common shares (with a corresponding reduction in such basis), and thereafter as capital gain. Any capital gain recognized by a U.S. holder will generally be long-term capital gain if the holder has held its CTI common shares for more than one year. In the case of a U.S. holder that is an individual, long-term capital gains should generally be subject to U.S. federal income tax at a maximum rate of 15%.

A holder’s tax basis in our common stock received in the share distribution will be equal to the fair market value of our common stock received on the date of the share distribution. Your receipt of cash in lieu of fractional shares of our common stock generally will result in a taxable gain or loss for U.S. federal income tax purposes.

See “The Share Distribution—Certain Material U.S. Federal Income Tax Consequences” for a more detailed description of the U.S. federal income tax consequences of the share distribution, including the U.S. federal income tax consequences to non-U.S. holders.

Q:	What will I receive in the share distribution?

A:	You will receive one share of our common stock for every CTI common shares held as of 5:00 p.m., New York City time, on , 2012, the record date for the share distribution, subject, if necessary, to the holdback of a certain number of shares of our common stock (or proceeds from sale of such shares) by the distribution agent to satisfy any withholding obligations. Your proportionate ownership interest in CTI will not change as a result of the share distribution. For a more detailed description, see “The Share Distribution.”

Q:	What is the record date for the share distribution?

A:	Record ownership will be determined as of 5:00 p.m., New York City time, on , 2012, which we refer to as the record date.

Q:	What is being distributed in the share distribution?

A:	Approximately shares of our common stock will be distributed in the share distribution (including shares held back by the distribution agent), based on the number of CTI common shares outstanding as of the record date. The shares of our common stock to be distributed by CTI will constitute all of the shares of our common stock that are issued and outstanding immediately prior to the share distribution. For more information on the shares being distributed in the share distribution, see “Description of Our Capital Stock—Common Stock.”

Q:	How will fractional shares be treated?

A:	Fractional shares of our common stock will not be distributed. Fractional shares of our common stock to which holders of record of CTI common shares would otherwise be entitled will be aggregated and sold in the public market by the distribution agent at prevailing market prices. The distribution agent, in its sole discretion, will determine when, how and at what prices to sell these shares. The aggregate net cash proceeds of the sales will be distributed ratably to those holders of record of CTI common shares who would otherwise have received fractional shares of our common stock.

Q:	When will the share distribution be completed?

A:	If the matters required to be approved in connection with the share distribution are approved by CTI’s shareholders at the Special Meeting, the date on which shares of our common stock will be distributed to CTI shareholders, or the distribution date, is expected to be a date within days of the Special Meeting. We expect that it will take the distribution agent, acting on behalf of CTI, up to 10 days after the distribution date to fully distribute the shares of our common stock to CTI shareholders which will be accomplished in direct registration book-entry form. It is also possible that factors outside our control, or a decision by CTI to terminate the Distribution Agreement pursuant to its terms, could require us to complete the share distribution at a later time or not to complete it at all. See “The Share Distribution.”

Q:	What do I have to do to participate in the share distribution?

A:	The share distribution requires the approval of the holders of at least two-thirds of CTI’s common shares. Once such approval is obtained and the CTI Board declares the dividend of our shares, no action will be required of CTI shareholders to receive shares of our common stock, which means that (1) you will not be required to pay for the shares of our common stock that you receive in the share distribution, and (2) you do not need to surrender or exchange any CTI common shares in order to receive shares of our common stock, or take any other action in connection with the share distribution.

Q:	How will CTI options, deferred stock units and restricted stock units held by Comverse employees be affected as a result of the share distribution?

A:	In connection with the share distribution, we currently expect that, subject to approval of the CTI Board, CTI’s equity-based compensation awards will generally be treated as follows:

Stock Option Awards:

As of the distribution date, CTI options held by our officers and employees and CTI officers and employees who become our officers or employees will be converted to options for shares of our common stock. The exercise price and the number of shares subject to these options will be adjusted such that the economic value of the options is not less than the value of the CTI options. All other terms of the options will remain the same. The formulas based on which the exercise price and the number of shares underlying the options will be adjusted will be determined by the CTI Board prior to the mailing of the CTI Proxy Statement. Once a final determination is made, we will update this Information Statement to reflect the determination.

As of the distribution date, CTI options held by CTI directors, officers and employees who remain directors, officers or employees of CTI following the share distribution will remain as options for CTI common shares. The formulas based on which the exercise price and the number of shares underlying such options will be adjusted will be determined by the CTI Board prior to the mailing of the CTI Proxy Statement. Once a final determination is made, we will update this Information Statement to reflect the determination. All other terms of the options will remain the same.

Restricted Stock Units (RSUs) and Deferred Stock Units (DSUs):

We expect that as of the distribution date, CTI RSUs and CTI DSUs held by our officers and employees and CTI officers and employees who become our officers or employees will be converted to our DSUs and RSUs. The CTI RSUs and CTI DSUs held as of the distribution date will be converted into our RSUs or DSUs based on an adjustment formula to be determined by the CTI Board prior to the mailing of the CTI Proxy Statement. Once a final determination is made, we will update this Information Statement to reflect the determination. All other terms and conditions of our RSUs and DSUs will be substantially similar to those applicable to the corresponding CTI RSUs and CTI DSUs converted as described.

As of the distribution date, CTI RSUs and CTI DSUs held by CTI directors, officers and employees who remain a director, officer or employee of CTI will remain CTI RSUs or DSUs.

Q:	Will the Comverse common shares be listed on a stock exchange?

A:	Yes. Although there is currently not a public market for our common stock, before completion of the share distribution we intend to apply to list our common stock on NASDAQ under the symbol “CNSI.” It is anticipated that trading of our common stock will commence on a “when-issued” basis on or shortly prior to the record date for the share distribution. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. When-issued trades generally settle within four trading days after the distribution date. On the first trading day following the distribution date, when-issued trading with respect to our common stock will end and “regular-way” trading will begin. “Regular-way” trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full trading day following the date of the transaction.

Q:	Will my CTI common shares continue to trade?

A:	Yes. CTI common shares will continue to be listed and trade on NASDAQ under the symbol “CMVT.”

Q:	If I sell, on or before the distribution date, CTI common shares that I held on the record date, am I still entitled to receive shares of Comverse common stock distributable with respect to the CTI common shares I sold?

A:	Beginning on or shortly before the record date for the share distribution and continuing up to and including the distribution date, CTI common shares will begin to trade in two markets on NASDAQ: a “regular-way” market and an “ex-distribution” market. If you hold CTI common shares as of the record date for the distribution and choose to sell those shares in the regular-way market after the record date for the distribution and on or before the distribution date, you also will be selling the right to receive the shares of our common stock in connection with the share distribution. If you hold CTI common shares as of the record date for the distribution and choose to sell those shares in the ex-distribution market after the record date for the distribution and on or before the distribution date, you will still receive the shares of our common stock in the share distribution.

Q:	Will the share distribution affect the trading price of my CTI common shares?

A:	Yes, the trading price of CTI common shares immediately following the share distribution is expected to change because its trading price will no longer reflect the value of Comverse. However, we cannot provide you with any guarantees as to the price at which the CTI common shares will trade following the share distribution.

Q:	What indebtedness will Comverse have following the share distribution?

A:	It is anticipated that, immediately following the completion of the share distribution, we will have no indebtedness. We will continue to maintain an $8.0 million line of credit in Israel that may be used for borrowings. All intercompany borrowings payable by us to CTI are expected to be settled through a capital contribution by CTI to us immediately prior to the share distribution.

Q:	Do I have appraisal rights in connection with the share distribution?

A:

If the share distribution is completed, you will have certain rights under New York law to dissent and demand appraisal of, and payment in cash of the fair value of, your CTI common shares. Any holder of CTI common shares who does not vote in favor of the share distribution, demands appraisal of such CTI common shares and complies with the applicable provisions of New York law will not be entitled to receive the shares of our common stock distributed in the share distribution. Such appraisal rights, if the statutory procedures are complied with, will lead to a judicial determination of the fair value (excluding any increase or decrease in value arising from the completion or expectation of the share distribution) required to be paid in cash to such dissenting shareholders for their CTI common shares. The value so determined could be more or less than, or the same as, the combined market prices of our common stock and CTI common shares after the share distribution. See “Appraisal Rights.”

Q:	Are there any risks in connection with the share distribution that I should consider?

A:	Yes. There are certain risks associated with the share distribution. These risk factors are discussed in the section titled “Risk Factors.”

Q:	Who is the transfer agent for Comverse common shares?

A:	American Stock Transfer and Trust Company is the transfer agent for Comverse common shares.

Q:	Where can I get more information?

A:	If you have any questions relating to the mechanics of the share distribution, you should contact the distribution agent at:

American Stock Transfer and Trust Company

59 Maiden Lane, Plaza Level

New York, NY 10038

1-800-937-5449

Before the share distribution, if you have any questions relating to the share distribution, you should contact CTI at:

Paul D. Baker

Comverse Technology, Inc.

paul.baker@cmvt.com

(212) 739-1060

After the share distribution, if you have any questions relating to Comverse, you should contact us at:

Paul D. Baker

Comverse, Inc.

paul.baker@cmvt.com

(212) 739-1060

SUMMARY

This summary highlights information contained elsewhere in this Information Statement and may not contain all of the information that may be important to you. For a more complete understanding of our business and the share distribution, you should read this summary together with the more detailed information and financial statements appearing elsewhere in this Information Statement. You should read this entire Information Statement carefully, including the “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” sections.

Except as otherwise indicated, the information included in this Information Statement, including our combined financial statements, assumes the completion of all the transactions referred to in this Information Statement as the share distribution, including the contribution to us of Exalink Ltd. by CTI immediately prior to the share distribution.

Use in this Information Statement of the terms:

•

“Comverse,” “we,” “us,” “our” and “our company” refers to Comverse, Inc., a Delaware corporation, and, unless the context otherwise requires, its consolidated subsidiaries and Exalink Ltd., a CTI wholly-owned subsidiary that will be contributed to us by CTI immediately prior to the share distribution. Other than holding certain intellectual property rights, Exalink Ltd. has no operations.

•	“our common shares,” “our common stock,” “Comverse common stock” and “Comverse common shares” refers to the shares of common stock of Comverse, Inc.

•	“CTI” refers to Comverse Technology, Inc., a New York corporation, and, unless the context otherwise requires, its consolidated subsidiaries other than us, our subsidiaries and Exalink Ltd.;

•	“CTI common shares” refers to common shares of Comverse Technology, Inc.; and

•	“fiscal year” refers to a twelve-month period ended January 31.

Our Company

We are a leading provider of software-based products, systems and related services that:

•

provide converged, prepaid and postpaid billing and active customer management systems (referred to as Business Support Systems or BSS) for wireless, wireline and cable network operators delivering a value proposition designed to ensure timely and efficient service monetization, consistent customer experience, and reduced complexity and cost, and enable real-time marketing based on all relevant customer profile information;

•

enable wireless and wireline (including cable) network-based Value-Added Services (or VAS), comprised of two categories—Voice and Messaging—that include voicemail, visual voicemail, call completion, short messaging service (or SMS) text messaging (or texting), multimedia picture and video messaging, and Internet Protocol (or IP) communications; and

•	provide wireless users with optimized access to Internet websites, content and applications, manage and enforce policy and generate data usage and revenue for wireless operators.

Our products and services are used by more than 450 wireless, wireline and cable network communication service providers in more than 125 countries, including the majority of the world’s 100 largest wireless network operators. Our products and services are designed to generate voice and data network traffic, increase revenue and customer loyalty, monetize services and improve operational efficiency.

Our Strengths

We believe that the following competitive strengths will enable us to sustain our leadership position in our markets:

Leading position in the high-growth converged billing market segment. We have a leading industry position in the BSS market with over 150 customers, including more than 30 customers in the converged BSS market segment. We believe that we could leverage our leading market position and our BSS solution offering to take advantage of the growth in the emerging converged BSS market segment.

Differentiated single system converged BSS solution offering. We believe that our Comverse ONE converged billing solution is differentiated in the market through its single-system approach to BSS convergence. We also believe that our BSS solutions offer several advantages over competitors’ offerings, including faster time to market and lower total cost of ownership.

BSS integrated mobile Internet solution offering Internet policy data management and control. As part of our BSS solutions, we offer mobile Internet solutions which we believe provide the enhanced BSS systems functionality necessary for communication service providers to leverage and monetize the rapid growth in traffic and the use of advanced services, such as data services and Internet browsing.

Leadership position in the VAS market. We are a leader in voice-based value-added services, including call answering and next generation visual voicemail, and a leading provider of SMS solutions enabling text and multimedia messaging. We believe that we are well positioned to take advantage of recent market trends through our advanced VAS offering, which are designed to facilitate the transition of customers’ existing network infrastructure and attached systems to IP as part of their efforts to reduce costs and provide next generation services.

Large recurring stream of revenue, including maintenance and managed services, provide stability and enhanced future opportunity. A significant portion of our revenue is attributable to maintenance and managed services which provides a stable revenue stream from recurring renewals of contracts with our existing customer base. As part of our service offering, we offer a suite of managed services which we use to establish long-term customer relationships as well as to cross-sell additional solutions and system enhancements.

Global, established, large customer base. Our customer base is global and diverse and includes more than 450 communication service providers across more than 125 countries, including the majority of the world’s 100 largest wireless operators.

Our Strategies

There are several key elements to our overall strategy, including:

Expand relationships with existing customers. We intend to continue to offer our existing customers upgrades and expansions, enhanced maintenance plans, professional and managed services and next generation solutions and cross-sell our solution portfolio.

Expand customer base and market share. We intend to continue to expand our customer base through engagements with multinational operators seeking to acquire or establish offshore operations, newly established communication service providers and by displacing competitors.

There are several key elements to our BSS strategy, including:

Expand our presence and market share in the BSS market. We intend to focus on expanding our position in the converged billing market through new engagements with large and established communication service providers.

Upgrade our customer base to Comverse ONE. We intend to continue to aggressively market Comverse ONE to communication service providers seeking to upgrade their existing prepaid and postpaid systems to converged billing solutions.

Focus on offering managed services. We intend to continue to offer our customers managed services which represent a source of predictable revenue and long-term relationships.

There are several key elements to our VAS strategy, including:

Build on our market leadership in voice-based services. We intend to maintain our strong market leadership position in voice-based services, in part through the promotion of advanced offerings such as visual voicemail and call management.

Leverage communication service providers’ transition to IP networks. We plan to continue to market our next generation VAS products to communication service providers seeking to transition their networks to newer IP technology, such as 4G LTE.

Corporate Information

We are a wholly-owned subsidiary of CTI and after giving effect to the share distribution will be an independent, publicly-traded company. We were incorporated in the State of Delaware in November 1997. Our principal executive office is located at 810 Seventh Avenue, New York, New York 10019, and our telephone number at that location is (212) 739-1000. Our website address is www.comverse.com. Information contained on, or connected to, our website or CTI’s website does not and will not constitute part of this Information Statement or the Registration Statement on Form 10 of which this Information Statement is a part.

Summary of the Share Distribution

The following is a summary of the terms of the share distribution. See the section of this Information Statement titled “The Share Distribution” for a more detailed description of the matters described below.

Distributing company	Comverse Technology, Inc. After the share distribution, CTI will not own any shares of Comverse, Inc.

Distributed company	Comverse, Inc., a wholly-owned subsidiary of CTI. After the share distribution, we will be an independent, publicly-traded company.

Primary purposes of the share distribution	The CTI Board believes that separating Comverse from CTI is the best way to increase long-term value for CTI and its shareholders and is in the best interests of both CTI and Comverse.

Distribution ratio	CTI shareholders holding CTI common shares as of 5:00 p.m., New York City time, on , 2012, the record date for the share distribution, will be entitled to receive one share of our common stock for every CTI common shares they hold as of such date, subject, if necessary, to the holdback of a certain number of shares of our common stock (or proceeds from sale of such shares) by the distribution agent to satisfy any withholding obligations.

Securities to be distributed	All of the shares of our common stock owned by CTI, which will constitute 100% of our common stock outstanding immediately prior to the share distribution. Based on the approximately CTI common shares outstanding on , 2012 and applying the distribution ratio of one share of our common stock for every CTI common shares, approximately shares of our common stock (including shares held back by the distribution agent) will be distributed to CTI shareholders who hold CTI common shares outstanding as of the record date.

Treatment of stock-based awards	In connection with the share distribution, we currently expect that, subject to approval of the CTI Board, CTI’s equity-based compensation awards will generally be treated as follows:

Stock Option Awards:

As of the distribution date, CTI options held by our officers and employees and CTI officers and employees who become our officers or employees will be converted to options for shares of our common stock. The exercise price and the number of shares subject to these options will be adjusted such that the economic value of the options is not less than the value of the CTI options. All other terms of the options will remain the same. The formulas based on which the exercise price and the number of shares underlying the options will be adjusted will be determined by the CTI Board prior to the mailing of the CTI Proxy Statement. Once a final determination is made, we will update this Information Statement to reflect the determination.

As of the distribution date, CTI options held by CTI directors, officers and employees who remain directors, officers or employees of CTI following the share distribution will remain as options for CTI common shares. The formulas based on which the exercise price and the number of shares underlying such options will be adjusted will be determined by the CTI Board prior to the mailing of the CTI Proxy Statement. Once a final determination is made, we will update this Information Statement to reflect the determination. All other terms of the options will remain the same.

Restricted Stock Units (RSUs) and Deferred Stock Units (DSUs):

We expect that as of the distribution date, CTI RSUs and CTI DSUs held by our officers and employees and CTI officers and employees who become our officers or employees will be converted to our DSUs and RSUs. The CTI RSUs and CTI DSUs held as of the distribution date will be converted into our RSUs or DSUs based on an adjustment formula to be determined by the CTI Board prior to the mailing of the CTI Proxy Statement. Once a final determination is made, we will update this Information Statement to reflect the determination. All other terms and conditions of our RSUs and DSUs will be substantially similar to those applicable to the corresponding CTI RSUs and CTI DSUs converted as described.

As of the distribution date, CTI RSUs and CTI DSUs held by CTI directors, officers and employees who remain a director, officer or employee of CTI will remain CTI RSUs or DSUs.

Record date	The record date for the share distribution is 5:00 p.m., New York City time, on , 2012.

Distribution date	The distribution date is , 2012.

The share distribution	On the distribution date, CTI will release all of the shares of our common stock to the distribution agent to distribute to CTI shareholders. The distribution of shares of our common stock will be made in direct registration book-entry form. It is expected that it will take the distribution agent up to 10 days to electronically issue shares of our common stock to you or your bank or brokerage firm on your behalf by way of direct registration in book-entry form but trading in our common stock will not be affected during that time. If necessary to satisfy any withholding obligations, the distribution agent will hold back certain number of shares of our common stock (or proceeds from sale of such shares) and sell those shares on the market.

If the matters required to be approved in connection with the share distribution are approved by CTI’s shareholders at the Special Meeting, you will not be required to make any payment, surrender or exchange your CTI common shares or take any other action to receive your shares of our common stock.

Fractional shares	The distribution agent will not distribute any fractional CTI common shares in the share distribution, but will instead aggregate all fractional shares of our common stock to which holders of record of CTI common shares would otherwise be entitled and sell them in the public market. The distribution agent will then aggregate the net cash proceeds of the sales and distribute those proceeds ratably to those holders of record of CTI common shares who would otherwise have received fractional shares.

Appraisal rights	If the share distribution is completed, you will have certain rights under New York law to dissent and demand appraisal of, and payment in cash of the fair value of, your CTI common shares. Any holder of CTI common shares who does not vote in favor of the share distribution, demands appraisal of such CTI common shares and complies with the applicable provisions of New York law will not be entitled to receive the shares of our common stock distributed in the share distribution. Such appraisal rights, if the statutory procedures are complied with, will lead to a judicial determination of the fair value (excluding any increase or decrease in value arising from the completion or expectation of the share distribution) required to be paid in cash to such dissenting shareholders for their CTI common shares. The value so determined could be more or less than, or the same as, the combined market prices of our common stock and CTI common shares after the share distribution. See “Appraisal Rights.”

Conditions to the share distribution	The share distribution is subject to a number of conditions, including receipt of an opinion with respect to the capital adequacy of CTI and Comverse from a nationally recognized provider of such opinions, final approval of the transaction by CTI’s Board, approval of the share distribution by the holders of at least two-thirds of CTI’s common shares, final approval of certain material agreements by the boards of CTI and Comverse and completion of the review process of our registration statement on Form 10 by the U.S. Securities and Exchange Commission (or the SEC). Notwithstanding shareholder approval of the share distribution, the CTI Board may abandon the share distribution subject to certain third party rights. See “The Share Distribution—Conditions to the Share Distribution.”

Trading market and symbol	We intend to apply to list our common stock on NASDAQ under the ticker symbol “CNSI.” We anticipate that, on or shortly prior to the record date for the share distribution, trading of our common stock will begin on a “when-issued” basis and “when-issued” trading will continue up to and including the distribution date. Regular-way trading will commence one trading day after the distribution date. See “The Share Distribution—Trading and Listing of Our Common Stock.”

Dividend policy	Future dividends will be dependent on our earnings, financial condition, cash flow and business requirements, as determined by our board of directors (or our Board). There can be no assurance that we will pay a dividend in the future or continue to pay any dividend if we do commence the payment of dividends.

Tax consequences to CTI shareholders	The fair market value of our common stock distributed will generally constitute a dividend, taxable as ordinary income, to the extent of CTI’s current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes. CTI believes that it does not have any accumulated earnings and profits as of the end of its fiscal year ended January 31, 2012. CTI’s current earnings and profits will be determined as of the end of its fiscal year ending January 31, 2013.

In the case of a U.S. holder of CTI common shares that is an individual, dividend income should generally be subject to U.S. federal income tax at a maximum rate of 15% (provided that certain holding period requirements are met). To the extent that the fair market value of our common stock distributed exceeds a holder’s share of CTI’s current and accumulated earnings and profits, the excess will not constitute a dividend but will instead be treated first as a tax-free return of capital, to the extent of the holder’s adjusted basis in its CTI common shares (with a corresponding reduction in such basis), and thereafter as capital gain. Any capital gain recognized by a U.S. holder will generally be long-term capital gain if the holder has held its CTI common shares for more than one year. In the case of a U.S. holder that is an individual, long-term capital gains should generally be subject to U.S. federal income tax at a maximum rate of 15%.

A holder’s tax basis in our common stock received in the share distribution will be equal to the fair market value of our common stock received on the date of the share distribution. Your receipt of cash in lieu of fractional shares of our common stock generally will result in a taxable gain or loss for U.S. federal income tax purposes.

See “The Share Distribution—Certain Material U.S. Federal Income Tax Consequences” for a more detailed description of the U.S. federal income tax consequences of the share distribution, including the U.S. federal income tax consequences to non-U.S. holders.

Relationship with CTI following the share distribution

We will enter into a Distribution Agreement and other agreements with CTI related to the share distribution. These agreements will govern the relationship between us and CTI up to and subsequent to the completion of the share distribution and provide for the allocation between us and CTI of various assets, liabilities and obligations (including employee benefits and tax-related assets and liabilities). The Distribution Agreement, in particular, will set forth our agreement with CTI regarding the principal transactions necessary to separate us from CTI, as well as other arrangements that govern certain aspects of our relationship with CTI after the completion of the share distribution. We will enter into a Transition Services Agreement with CTI pursuant to which we will provide certain services to CTI on an interim basis following the share distribution. Further, we will enter into a Tax Disaffiliation Agreement with CTI that will govern CTI’s and our respective rights, responsibilities and obligations after the share distribution with respect to tax liabilities and benefits, tax attributes, tax contests and other tax matters regarding income taxes, other taxes and related tax returns. We will enter into an Employee Matters Agreement with CTI, which will allocate liabilities and responsibilities relating to employee compensation and benefit plans and programs. As part of these agreements, we and CTI will indemnify each other against certain liabilities arising from our respective businesses and the services that will be provided thereunder. We describe these arrangements in greater detail under “Certain Relationships and Related Party Transactions—Agreements between CTI and Comverse Relating to the Share Distribution” and describe some of the risks of these arrangements under “Risk Factors—Risks Relating to the Share Distribution and Operation as an Independent, Publicly-Traded Company.”

Distribution Agent and Transfer Agent	American Stock Transfer and Trust Company will be the distribution agent for the share distribution and will be the transfer agent for our shares after the share distribution. If you have any questions relating to the share distribution, you should contact American Stock Transfer and Trust Company at:

American Stock Transfer and Trust Company

59 Maiden Lane, Plaza Level

New York, NY 10038

1-800-937-5449

Risk factors	You should carefully consider the matters discussed under the section titled “Risk Factors.”

Summary Historical and Unaudited Pro Forma Financial Data

The following table presents summary selected historical combined financial data as of January 31, 2012 and 2011 and for the fiscal years ended January 31, 2012, 2011 and 2010. The summary selected historical combined financial data as of January 31, 2012 and 2011 and for the fiscal years ended January 31, 2012, 2011 and 2010 were derived from the combined financial statements appearing elsewhere in this Information Statement. Our historical financial statements combine, on the basis of common control, the results of operations and financial position of Comverse, Inc. and its subsidiaries with Exalink Ltd., a CTI wholly-owned subsidiary that will be contributed to us by CTI immediately prior to the share distribution. Other than holding certain intellectual property rights, Exalink Ltd. has no operations. See note 1 to the combined financial statements appearing elsewhere in this Information Statement. Our financial information reflects historical results and may not be indicative of our future performance.

The following unaudited pro forma combined financial information give effect to the share distribution and the related transactions, based on certain assumptions and adjustments. See “Unaudited Pro Forma Combined Financial Statements.”

The unaudited pro forma combined financial information presented below consist of an unaudited pro forma combined balance sheet information as of January 31, 2012 and an unaudited pro forma combined statement of operations information for the fiscal year ended January 31, 2012. The following unaudited pro forma combined financial information should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined financial statements appearing elsewhere in this Information Statement.

	Fiscal Years Ended January 31,
	2012	2012	2011	2010
	Pro Forma	Historical
	( In thousands)
Combined Statement of Operations Data:
Total revenue(1)	$771,157	$771,157	$862,836	$794,787
Income (loss) from operations(2)(3)	11,240	11,442	(59,776)	(214,216)
Net loss(2)(3)	(20,441)	(20,648)	(92,741)	(221,970)

	As of January 31,
	2012	2012	2011
	Pro Forma	Historical
		(In thousands)
Combined Balance Sheet Data:
Total assets	$855,562	$853,213	$1,004,183
Indebtedness, including note payable to CTI	—	8,536	13,019

(1)	Total revenue for the fiscal year ended January 31, 2012 includes an additional $48.9 million of revenue recognized as a result of the adoption of the new revenue recognition guidance. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Executive Summary—Adoption of New Revenue Recognition Guidance.”
(2)	For the fiscal years ended January 31, 2012, 2011 and 2010, we recorded compliance-related professional fees of $10.9 million, $82.1 million and $113.3 million, respectively.
(3)	For the fiscal years ended January 31, 2012, 2011 and 2010, we recorded compliance-related compensation and other expenses of $6.7 million, $4.5 million and $10.7 million, respectively.

Additional Combined Financial Highlights

	Fiscal Years Ended January 31,
	2012	2011	2010
	(Dollars in thousands)
Gross Margin	39.2%	45.1%	40.5%
Operating Margin	1.5%	(6.9)%	(27.0)%
Comverse performance	$73,845	$74,007	$(41,783)
Comverse performance margin	9.6%	8.6%	(5.3)%

Reconciliation of Income (Loss) from Operations to Comverse Performance

Comverse performance, a non-GAAP financial measure, represents our operating results without the impact of significant expenditures incurred by us in connection with CTI’s efforts to become or remain current in periodic reporting obligations under the federal securities laws and the remediation of material weaknesses in internal control over financial reporting, certain non-cash charges, and certain other gains and charges. For additional information relating to the use of Comverse performance, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Executive Summary—Reconciliation of Income (Loss) from Operations to Comverse Performance.” For additional information relating to expense adjustments, see “Management Discussion and Analysis of Financial Condition and Results of Operations—Executive Summary—Segment Performance.”

The following table provides a reconciliation of income (loss) from operations to Comverse performance for the fiscal years ended January 31, 2012, 2011 and 2010:

	Fiscal Years Ended January 31,
	2012	2011	2010
	(In thousands)
Income (loss) from operations	$11,442	$(59,776)	$(214,216)

Expenses Adjustments:
Stock-based compensation expense	3,660	2,439	4,170
Amortization of acquisition-related intangibles	17,308	18,505	21,958
Compliance-related professional fees	10,901	82,136	113,306
Compliance-related compensation and other expenses	6,719	4,542	10,737
Impairment charges	—	—	3,356
Impairment of property and equipment	2,331	—	2,906
Litigation settlements and related costs	804	—	—
Acquisition-related charges	—	—	(103)
Restructuring and integration charges	20,728	29,934	15,272
Gain on sale of land	—	(2,371)	—
Other	(48)	(1,402)	831

Total expense adjustments	62,403	133,783	172,433

Comverse performance	$73,845	$74,007	$(41,783)

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in this Information Statement. If any of the risks described below actually occurs, our business, financial results, financial condition and stock price could be materially adversely affected.

Risk Relating to Our Business

We are exposed to liquidity risk.

Our current ability to meet our obligations and fund our capital requirements is dependent primarily on our future financial performance, cash and cash equivalents, cash flows from operations and amounts available for borrowing under an $8.0 million existing line of credit. During the fiscal year ended January 31, 2012, we continued to experience negative cash flows from operations. In addition, during the fiscal year ended January 31, 2012, we continued to make significant cash disbursements, including payment of professional fees in connection with CTI’s efforts to become current in its periodic reporting obligations under the federal securities laws and to remediate material weaknesses in internal control over financial reporting and restructuring and other payments, including workforce reduction payments. Also, in connection with the proposed share distribution, we have begun and expect to continue to incur significant expenses related to operating as an independent, publicly-traded company, including financial advisory, accounting, tax, consulting and legal fees.

We provide certain customers in the ordinary course of business with financial performance guarantees, and in some cases were required to provide guarantees to other parties. These arrangements are backed by standby letters of credit or surety bonds, the majority of which are cash collateralized, and are accounted for as restricted cash. Our ability to access such cash balances is typically restricted for the duration of the underlying arrangements. As of January 31, 2012, we had $38.6 million of restricted cash. Certain other commercial arrangements, including property leases, require compensating cash balances as security, but these arrangements are not considered to be material.

We currently forecast that available cash and cash equivalents will be sufficient to meet our liquidity needs for at least the next 12 months. The other assumptions upon which management’s liquidity forecast is based are described more fully in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financial Condition—Liquidity Forecast.” Management believes that its assumptions are reasonable. However, should one or more of the assumptions prove incorrect, or should one or more of the risks or uncertainties described in this “Risk Factors” section materialize, we may experience a shortfall in the cash required to support working capital needs.

During the second half of the fiscal year ended January 31, 2011, we commenced certain initiatives to improve our cash position, including a plan to restructure our operations with a view towards aligning operating costs and expenses with anticipated revenue. We successfully implemented the first phase of such plan commencing in the third quarter of the fiscal year ended January 31, 2011, significantly reducing our annualized operating costs. During the fiscal year ended January 31, 2012, we implemented a second phase of measures (referred to as the Phase II Business Transformation) that focuses on process reengineering to maximize business performance, productivity and operational efficiency. One of the primary purposes of the Phase II Business Transformation is to solidify our leadership in BSS and leverage the growth in mobile data usage, while maintaining our leading market position in VAS and implementing further cost savings through operational efficiencies and strategic focus.

Although we continue to implement certain initiatives to improve our cash position, including the Phase II Business Transformation, we may continue to experience negative cash flows from operations. If the initiatives to increase our liquidity and capital resources fail to satisfy our working capital needs, our business and operations could be materially adversely affected. Negative cash flows, the payment of significant professional fees and related disbursements, including in connection with the preparation of periodic reports and the share distribution and restricted cash used as collateral or other security interest would likely diminish our capital resources or otherwise materially adversely affect our liquidity. As a result, we may need to seek new borrowings, asset sales or issuance of equity securities which may not be available or may be available only on disadvantageous terms. Further, following the completion of the share distribution, we will no longer be able to rely on or benefit from the capital resources of CTI, including its significant equity interest in Verint, to cover any shortfall in our working capital, if any.

BSS experienced a significant decline in orders for BSS customer solutions during the fiscal year ended January 31, 2012 and, if customer order activity does not increase, our revenue and profitability would likely be materially adversely affected and we may be required to implement certain measures to preserve or enhance our cash position.

We experienced a significant decline in orders for BSS customer solutions in the fiscal year ended January 31, 2012, which continued an adverse business trend that began in 2008 and was previously disclosed by CTI. We believe the decrease in orders for BSS customer solutions was attributable mainly to the deferral of BSS projects by customers, primarily in the fourth quarter, and to certain other factors. In the three months ended April 30, 2012, orders for BSS customer solutions increased compared to the three months ended April 30, 2011, and we expect orders for BSS customer solutions to continue to increase as customers make certain purchasing decisions that had been delayed. In addition, we anticipate that customers will become increasingly willing to contract with us as concerns about our financial condition are lessened, customers begin to more fully recognize that our BSS solutions offer several advantages over competitors’ offerings and as we continue to pursue growth opportunities in certain emerging markets. However, if BSS customer solutions order activity does not increase, our revenue and profitability would likely be materially adversely affected and we may be required to implement further cost reduction measures and other initiatives to preserve and enhance our cash position. Any such measures may limit or hinder our ability to execute our strategy and achieve our objectives thereby adversely affecting our business.

The implementation of our strategy to expand our BSS business and pursue primarily higher margin VAS projects resulted and may continue to result in lower VAS revenue, which may not be offset by increases in BSS revenue, if any.

As part of our strategy, we are continuing our efforts to expand our BSS business and pursue primarily higher margin VAS projects which have resulted in lower VAS revenue. Currently, we are unable to predict whether increases in BSS revenue, if any, will exceed or fully offset declines in VAS revenue. If BSS revenue does not increase, or if increases in BSS revenue do not exceed or fully offset declines in VAS revenue, our revenue, profitability and cash flows would likely be materially adversely affected.

Our advanced offerings may not be widely adopted by our existing and potential customers and increases in sales of our advanced offerings, if any, may not exceed or fully offset potential declines in sales of traditional solutions.

As part of our strategy, we continue to offer existing BSS customers upgrades to our Comverse ONE converged billing solution and to aggressively pursue opportunities to market our BSS solutions, primarily Comverse ONE, to new customers. As a result, sales of BSS’s traditional standalone prepaid and postpaid BSS solutions have declined and may continue to decline. In addition, BSS is currently beginning to experience a shift in product mix as the portion of sales of Comverse ONE continues to increase and the portion of sales of our traditional BSS solutions continues to decline.

Comverse VAS continues to maintain our market leadership in voice-based products, such as voicemail and call completion. Other services, however, such as certain voice and SMS text message services and MMS, have become relatively commoditized, resulting in reduced revenue and margins. As part of our efforts to maintain our market position, VAS is engaged in the promotion of advanced offerings, such as visual voicemail, call management, IP Engine (an IP-based messaging platform) and a Service Enablement Middleware cloud-based solution.

Due to current market trends and consumer preferences, we expect that advanced offerings of BSS and VAS solutions will account for a larger portion of revenue. However, it is unclear whether such advanced offerings will be widely adopted by existing and potential customers. Currently, we are unable to predict whether increases in sales of advanced offerings, if any, will exceed or fully offset declines that we may experience in the sale of traditional solutions. If sales of advanced offerings do not increase or if increases in sales of advanced offerings do not exceed or fully offset any declines in sales of traditional solutions, due to adverse market trends or changes in consumer preferences, our revenue, profitability and cash flows would likely be materially adversely affected.

We may have lost and may continue to lose business opportunities due to concerns on the part of customers and partners about our financial condition and the financial condition of CTI.

During the fiscal year ended January 31, 2011, CTI disclosed our and its cash position and noted a potential short-term cash shortfall. During the fiscal years ended January 31, 2012 and 2011, we and CTI resolved these liquidity issues through the implementation of management’s initiatives. Nonetheless, our financial condition has caused significant concerns on the part of customers and partners and may have resulted in the loss of potential business opportunities. Although we anticipate that these concerns will ease, primarily as a result of successful implementation of initiatives to improve our cash position, such concerns may continue and we may continue to lose business opportunities.

Operating results are difficult to predict as a result of a high percentage of customer orders typically generated late in the fiscal quarter and in the fiscal year, lengthy and variable sales cycles, focus on large customers and installations and short delivery windows required by customers. In addition, the occurrence of implementation delays or performance issues in projects accounted for using the percentage of completion (or POC) method which are not provided for in our estimates for a given fiscal period may result in significant decreases in our revenue in subsequent fiscal periods.

A high percentage of our customer orders has typically been generated late in fiscal quarters. In addition, a high percentage of our quarterly revenue has been generated in the form of “book-ship” business, where the customer places an order close to, or even on the day of, the requested delivery date. The trend of shorter periods between order date and delivery date, along with this trend of business generated late in fiscal quarters, has further complicated the process of accurately predicting our revenue or making sales forecasts on a quarterly basis. In addition, based on historical industry spending patterns of communication service providers, we typically forecast our highest customer order activity to occur in our fourth fiscal quarter. This trend makes it difficult for us to forecast our annual customer order activity, and to implement effective measures to cover any shortfalls of prior fiscal quarters if customer orders for the fourth fiscal quarter fail to meet our expectations. Furthermore, we continue to emphasize large capacity systems in our product development and marketing strategies. Contracts for BSS and VAS installations typically involve a lengthy, complex and highly competitive bidding and selection process, and our ability to obtain particular contracts is inherently difficult to predict. A delay, cancellation or other factor resulting in the postponement or cancellation of significant orders may cause us to miss our financial projections, which may not be discernible until the end of a financial reporting period.

It is difficult for us to forecast the timing of orders because our customers often need a significant amount of time to evaluate products before purchasing them. The period between initial customer contact and a purchase by a customer may vary from a few weeks to more than a year. During the evaluation period, customers may defer or scale down proposed orders of products for various reasons, including:

•	changes in budgets and purchasing priorities;

•	reduced need to upgrade existing systems;

•	deferrals in anticipation of enhancements or new products;

•	introduction of products by competitors; and

•	lower prices offered by competitors.

Our realization of anticipated gross margins on transactions is subject to risks and uncertainties. We submit bids to our customers based on information known to us at the time of bid submission. Therefore, anticipated gross margins may be adversely affected by events occurring after a bid is submitted that affect our pricing and cost structure, including increases in material and labor costs, product obsolescence, price competition, changes in distribution channels and mix of products sold or adverse currency fluctuations.

We have many significant customers and frequently receive multi-million dollar orders. The deferral or loss of one or more significant orders or customers or a delay in an expected implementation of such an order, could materially and adversely affect our results of operations in any fiscal period, particularly if there are significant sales and marketing expenses associated with the deferred, lost or delayed sales.

The significant customization and lengthy delivery pattern of certain customer projects results in the use of POC accounting for a large portion of the revenue associated with these projects. The determination of whether services entail significant customization requires judgment and is primarily based on alterations to the features and functionality to the standard release, complex or unusual interfaces as well as the amount of hours necessary to complete the customization solution relative to the size of the contract. Revenue from these arrangements is recognized on the POC method based on the ratio of total hours incurred to date compared to estimated total hours to complete the contract. We are required to make judgments to estimate the total estimated costs and progress to completion. Changes to such estimates can impact the timing of the revenue recognition period to period. We use historical experience, project plans, and an assessment of the risks and uncertainties inherent in the arrangement to establish these estimates. Uncertainties in these arrangements include implementation delays or performance issues that may or may not be within our control. The occurrence of implementation delays or performance issues which are not provided for in our estimates for a given fiscal period may result in decreases in our revenue in subsequent fiscal periods, which revenue decreases may be significant. See “Management Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates and Judgments—Revenue Recognition.”

We base our current and future expense levels on internal operating plans and sales forecasts, and operating costs are, to a large extent, fixed. As a result, we may not be able to sufficiently reduce our operating costs in any period to compensate for an unexpected near-term shortfall in revenue.

Decline or weakness in the global economy may result in reduced information technology spending and reduced demand for our products and services.

As a global company with a presence in many countries throughout the world, our sales and profitability are impacted by general economic conditions, both in the United States and internationally. In recent years, the global economy experienced a weakness that has been marked by, among other adverse factors, lower levels of consumer and corporate confidence, decreased business investment and consumer spending, increased unemployment, reduced income and asset values in many areas, currency volatility and more limited availability of credit and access to capital. In addition, during the fiscal year ended January 31, 2012, the U.S. credit rating was downgraded and certain European countries experienced and continue to experience a sovereign debt crisis.

We derive a substantial portion of our revenue from communication service providers. During the weakness in the global economy, many of our customers experienced significant declines in revenue and profitability and some customers were required to reduce excessive debt levels. In response to these challenges, many of our customers have implemented cost cutting measures, including more closely managing their operating expenses and capital investment budgets. This resulted in reduced demand for our products, services and solutions, longer customer purchasing decisions and pricing pressures that had adversely affected our revenue and profitability. More specifically, such adverse market conditions have had and could continue to have a negative impact on our business by reducing the number of contracts we are able to sign with new customers and the size of initial spending commitments, as well as decreasing the level of discretionary spending under contracts with existing customers. In addition, a slowdown in buying decisions of communication service providers may affect our business by increasing the risks of credit or business failures of suppliers, customers or distributors, by customer requirements for extended payment terms, by delays and defaults in customer or distributor payments, and by price reductions instituted by competitors to retain or acquire market share. In response to these events we, similar to other companies, engaged in significant cost savings measures.

During the fiscal year ended January 31, 2012, the global economy experienced significant volatility and uncertainty. If the global economy continues to experience volatility and uncertainty or market conditions worsen, our existing and potential customers will likely reduce their spending, which, in turn, would reduce the demand for our products and services, and materially affect our business, including our revenue, profitability and cash flows. In addition, we would likely be required to again undertake significant cost-saving measures, which measures may negatively impact our ability to implement our strategies and obtain our objectives, particularly if we are not able to invest in our businesses as a result of a protracted economic downturn.

Conditions in the telecommunications industry have harmed and may continue to harm our business, including our revenue, profitability and cash flows.

We have experienced certain adverse conditions in the telecommunications industry, including the emergence of new, lower-cost competitors from emerging markets, the proliferation of alternative messaging applications, the maturation of wireless services, the commoditization of some voice and SMS text message services, the increased dependence for growth on emerging markets with a lower average revenue per user and changes in the regulatory environment at times. These conditions have had, and could continue to have, a material adverse effect on our business, including our revenue, profitability and cash flows.

We operate in industries characterized by rapidly changing technology, and our success depends on our ability to enhance our existing products and develop and market new products.

The software and high technology industry is subject to rapid change. The introduction of new technologies and new alternatives for the delivery of services are having, and can be expected to continue to have, a profound effect on competitive conditions in the market and our success. We have executed strategies to capitalize on growth opportunities in new and emerging products and technologies to offset such pressures. While certain of these new products and technologies have proven to initially be successful, it is unclear whether they will be widely adopted by our customers and potential customers. Any increases in revenue from these new products and technologies may not, however, exceed any declines in revenue we may experience from the sale of traditional products and technologies and our revenue and profitability may be adversely affected.

Our success depends on our ability to correctly anticipate technological trends, to react quickly and effectively to such trends and to enhance our existing products accordingly. Our success also depends, in part, on the development and introduction of new products on a timely and cost-effective basis, the acceptance of these new products by customers and consumers, and the corresponding risks associated with the development, marketing and adoption of these new products. As a result, the life cycle of our products is difficult to estimate. New product offerings may not enter the market in a timely manner for their acceptance or may not properly integrate into existing platforms. The failure of new product offerings to be accepted by the market could have a material adverse effect on our business. Our revenue and profitability may be adversely affected in the event that our customers reduce our actual and planned expenditures to expand or replace equipment or if we delay and reduce the deployment of new products.

Changing industry and market conditions may dictate strategic decisions to restructure some business units and discontinue others. Discontinuing a business unit or a product line may require us to record accrued liabilities for restructuring charges. These strategic decisions could result in changes to determinations regarding a product’s useful life and the recoverability of the carrying basis of certain assets.

We must often establish and demonstrate the benefits of new and innovative products to customers.

Many of our new and innovative products are complex. In many cases, it is necessary for us to educate existing and potential customers about the benefits and value of such new and innovative products, with no assurance that the customer will ultimately purchase them. The need to educate our customers increases the difficulty and time necessary to complete transactions, makes it more difficult to efficiently deploy limited resources, and creates risk that we will have invested in an opportunity that ultimately does not come to fruition. If we are unable to establish and demonstrate to customers the benefits and value of our new and innovative products and convert these efforts into sales, our business, including our revenue, profitability and cash flows, will be adversely affected.

We are exposed to risks associated with the sale of large systems and large system installations.

We have historically derived a significant portion of our sales and operating profit from contracts for large system installations with major customers. We continue to emphasize large capacity systems in our product development and marketing strategies. Contracts for large capacity system installations typically involve a lengthy, complex and highly competitive bidding and selection process, and our ability to obtain particular contracts is inherently difficult to predict. The timing and scope of these opportunities and the pricing and margins associated with any eventual contract award are difficult to forecast, and may vary substantially from transaction to transaction. As a result, our future operating results may accordingly exhibit a high degree of volatility and may vary significantly from period to period. The degree of our dependence on large system orders, and the investment required to enable us to perform such orders, without assurance of continuing order flow from the same customers, increases the risk associated with our business. Furthermore, if our professional services employees do not provide installation services effectively and efficiently, our customers may not use our installation services or may stop using our software. This could adversely impact our revenue and harm our reputation.

We may incur significant costs to correct undetected defects, errors or operational problems in our complex products.

Our products are complex and involve sophisticated technology that performs critical functions to highly demanding standards. Our existing and future products may develop operational problems and we may incur fees and penalties in connection with such problems. In addition, when we introduce products to the market or as we release new versions of existing products, the products may contain undetected defects or errors. We may not discover such defects, errors or other operational problems until after products have been released and used by the customer. We may incur significant costs to correct undetected defects, errors or operational problems in our products, including product liability claims. In addition, defects or errors in products also may result in questions regarding the integrity of the products, which could cause adverse publicity and impair their market acceptance, resulting in lost future sales.

If our products fail to function as promised, we may be subject to claims for substantial damages. Courts may not enforce provisions in contracts that would limit our liabilities or otherwise protect us from liability for damages. Although we maintain general liability insurance coverage, including coverage for errors or omissions, this coverage may not continue to be available on reasonable terms or in sufficient amounts to cover claims against us. In addition, our insurers may disclaim coverage as to any future claim. If claims exceeding the available insurance coverage are successfully asserted against us, or our insurers impose premium increases, large deductibles or co-insurance requirements, our business, including our cash position and profitability, could be adversely affected.

We depend on a limited number of suppliers and manufacturers for certain components and are exposed to the risk that these suppliers and manufacturers will not be able to fill our orders on a timely basis and at the specifications we require.

We rely on a limited number of suppliers and manufacturers for specific components and third party software and may not be able to find alternate manufacturers or third party software providers that meet our requirements. Existing or alternative sources may not be available on favorable terms and conditions. Thus, if there is a shortage of supply for these components or third party software, we may experience an interruption in our product supply. These risks may increase because of the current financial downturn and our suppliers’ limited ability to raise capital.

Increased competition could force us to lower our prices or take other actions to differentiate our products and changes in the competitive environment in the telecommunications industry worldwide could seriously affect our business.

Our competitors may be able to develop more quickly or adapt faster to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, promotion and sale of their products. Some of our competitors have, relative to us, longer operating histories, larger customer bases, longer standing relationships with customers, greater name recognition and significantly greater financial, technical, marketing, customer service, public relations, distribution and other resources. In addition, new competitors, many of which are in emerging markets, such as China, continue to emerge and there continues to be consolidation among existing competitors, which may create pricing pressure and reduce our market share. In addition, some of our customers may in the future decide to develop internally their own solutions instead of purchasing them from us. Increased competition could force us to lower our prices or take other actions to differentiate our products.

In addition, the telecommunications industry in which we operate continues to undergo significant changes as a result of deregulation and privatization worldwide, reduced restrictions on competition in the industry and rapid and evolving technologies. The worldwide enhanced services industry is already highly competitive and we expect competition to intensify. In addition, as we enter new markets as a result of our own research and development efforts, acquisitions or changes in subscriber preferences, we are likely to encounter new competitors. Moreover, we face indirect competition from changing and evolving technology, which provides alternatives to our products and services. For example, the introduction of open access to web-based applications from wireless devices allows end users to utilize web-based services, such as Facebook, Google, Yahoo or Hotmail, to access, among other things, instant messaging and electronic mail free of charge rather than using wireless carriers’ service offerings. This may reduce demand and the price of our products and services, such as voicemail and SMS text messaging.

Our compliance with telecommunications regulations and standards may be time consuming, difficult and costly.

In order to maintain market acceptance, our products must continue to meet a significant number of regulations and standards. In the United States, our products must comply with various regulations defined by the Federal Communications Commission (or the FCC) and Underwriters Laboratories, as well as standards developed by the Internet Engineering Task Force, the 3rd Generation Partnership Project and other standards committees. Internationally, our products must comply with standards established by telecommunications authorities in various countries as well as with recommendations of the International Telecommunications Union. As these standards evolve and if new standards are implemented, we will be required to modify our products or develop and support new versions of our products, and this may negatively affect the sales of our products and increase our costs. The failure of our products to comply, or delays in compliance, with the various existing and evolving industry standards could prevent or delay introduction of our products, which could harm our business.

Government regulatory policies are likely to continue to have an impact on the pricing of existing as well as new public network services and, therefore, are expected to affect demand for such services and the communications products, including our products, which support these services. Tariff rates, the rates charged by service providers to their customers, whether determined by service providers or in response to regulatory directives, may affect the cost effectiveness of deploying and promoting certain public network services. Tariff policies are under continuous review and are subject to change. Future changes in tariffs by regulatory agencies or the application of tariff requirements to additional services could adversely affect the sales of our products to certain customers.

There may be future changes in U.S. and international telecommunications regulations that could slow the expansion of the service providers’ network infrastructure and materially adversely affect our business. User uncertainty regarding future policies may also affect demand for communications products, including our products. In addition, the convergence of circuit and packet networks could be subject to governmental regulation. Currently, few laws or regulations apply to the Internet and to matters such as voice over the Internet. Regulatory initiatives in this area could decrease demand for our products and increase the cost of our products, thereby adversely affecting our business.

Failure or delay by us to achieve interoperability of our products with the systems of our customers could impair our ability to sell our products.

In order to penetrate new target markets, it is important that we ensure the interoperability of our products with the operations, administration, maintenance and provisioning systems used by our customers. Failure or delay in achieving such interoperability could impair our ability to sell products to some segments of the communications market and would adversely affect our business, including our revenue, profitability and cash flows.

Many of our sales are made by competitive bid or other competitive process which often require us to expend significant resources with no guaranty of recoupment.

Many of our sales, particularly in larger installations, are made by competitive bid or other competitive process. Successfully competing in competitive bidding situations subjects us to risks associated with:

•	the frequent need to bid on programs in advance of the completion of our design, which may result in unforeseen technological difficulties and cost overruns;

•	incurring research and development expenses to improve or refine products in advance of winning the bid; and

•	the substantial time, money, and effort, including design, development, and marketing activities, required to prepare bids and proposals for contracts that may not be awarded to us.

If we do not ultimately win a bid, we may obtain little or no benefit from these expenditures and may not be able to recoup them on future projects.

Even where we are not involved in a competitive bidding process, due to the intense competition in our markets and increasing customer demand for shorter delivery periods, we must, in some cases, begin implementation of a project before the corresponding order has been finalized, increasing the risk that we will have to write off expenses associated with pursuing opportunities that ultimately do not come to fruition.

In addition, we sell certain products as components in large bids submitted by third parties, including systems integrators. These third parties may not be able to win these bids for reasons unrelated to our products. Accordingly, we may lose potential business, which may be significant, for reasons beyond our control.

Third parties may infringe upon our proprietary technology and we may infringe on the intellectual property rights of others.

We rely on a combination of patent, copyright, trade secret and trademark law and contractual non-disclosure and other provisions to protect our technology. These measures may not be sufficient to protect proprietary rights, and third parties may misappropriate our technologies and use for their own benefit. Also, most of these protections do not preclude competitors from independently developing products with functionality or features substantially equivalent or superior to our software. Any failure to protect our intellectual property could have a material adverse effect on our business.

While we regularly file patent applications, patents may not be issued on the basis of such applications and, if such patents are issued, they may not be sufficient to protect our technologies. In addition, any patents issued to us may be challenged, invalidated or circumvented. Despite our efforts to protect our intellectual property and proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technologies. Effectively policing the unauthorized use of our products is time-consuming and costly, and the steps taken by us may not prevent misappropriation of our technologies, particularly in foreign countries where in many instances the local laws or legal systems do not offer the same level of protection as in the United States.

If others claim that certain of our products infringe their intellectual property rights, we may be forced to seek expensive licenses, reengineer our products, engage in expensive and time-consuming litigation or stop marketing those products. We have been party to patent litigations. We attempt to avoid infringing known proprietary rights of third parties in our product development efforts. There are many issued patents as well as patent applications in the fields in which we are engaged. Because patent applications in the United States are not publicly disclosed until published or issued, applications may have been filed which relate to our software and products. If we were to discover that our products violated or potentially violated third party proprietary rights, we might not be able to continue offering these products without obtaining licenses for those products or without substantial reengineering of the products. Any reengineering effort may not be successful and such licenses may not be available. Even if such licenses were available, they may not be offered to us on commercially reasonable terms.

Substantial litigation regarding intellectual property rights exists in technology related industries, and our products may be increasingly subject to third party infringement claims as the number of competitors in our industry segments grows and the functionality of software products in different industry segments overlaps. In addition, we agreed to indemnify certain customers in certain situations should it be determined that our products infringe on the proprietary rights of third parties. Any third party infringement claims could be time consuming to defend, result in costly litigation, divert management’s attention and resources, cause product and service delays or may require us to enter into royalty or licensing agreements. Any royalty or licensing arrangements, if required, may not be available on terms acceptable to us, if at all. A successful claim of infringement against us and our failure or inability to license the infringed or similar technology could have a material adverse effect on our business, including revenue, profitability and cash flows.

Use of free or open source software could expose our products to unintended restrictions and could materially adversely affect our business.

Some of our products contain free or open source software, referred to collectively as “open source software,” and we anticipate we will make additional use of open source software in the future. Open source software is generally covered by license agreements that permit the user to use, copy, modify and distribute the software without cost, provided that the users and modifiers abide by certain licensing requirements. The original developers of the open source software generally provide no warranties on such software. Although we endeavor to monitor the use of open source software in our product development, past, present or future products may contain open source elements which impose unfavorable licensing restrictions or other requirements on our products.

Certain contractual obligations could expose us to uncapped or other significant liabilities.

Certain contract provisions, principally confidentiality and indemnification obligations in certain of our license agreements, could expose us to risks of significant loss that, in some cases, are not limited by contract to a specified maximum amount. Even where we are able to negotiate limitation of liability provisions, these provisions may not always be enforced depending on the facts and circumstances of the case at hand. If we or our products fail to perform to the standards required by our contracts, we could be subject to uncapped or other significant liability for which we may or may not have adequate insurance and our business, financial condition and results of operations, including cash position and profitability, could be materially adversely affected.

We have pursued and may continue to pursue mergers and acquisitions and strategic investments that present risks and may not be successful.

We have made acquisitions in the past and continue to examine opportunities for growth through mergers and acquisitions. Mergers and acquisitions entail a number of risks including:

•	the impact of the assumption of known potential liabilities or unknown liabilities associated with the merged or acquired companies;

•	financing the acquisition through the use of cash reserves, the incurrence of debt or the issuance of equity securities, which may be dilutive to our existing shareholders;

•	the difficulty of assimilating the operations, personnel and customers of the acquired companies into our operations and business;

•	the potential disruption of our ongoing business and distraction of management;

•	the difficulty of integrating acquired technology and rights into our services and unanticipated expenses related to such integration;

•	the difficulty of achieving the anticipated synergies from the combined businesses, including marketing, product integration, sales and distribution, product development and other synergies;

•	the failure to successfully develop acquired technology, resulting in the impairment of amounts capitalized as intangible assets at the date of the acquisition;

•	the potential for patent, trademark and other intellectual property infringement claims against the acquired company;

•	the impairment of relationships with customers and partners of the acquired companies or our customers and partners as a result of the integration of acquired operations;

•	the impairment of relationships with employees of the acquired companies or our employees as a result of integration of new management personnel;

•

the difficulty of integrating the acquired company’s accounting, management information, human resources and other administrative systems into existing administrative, financial and managerial controls, reporting systems and procedures, particularly in the case of large acquisitions;

•	the need to implement required controls, procedures and policies at private companies which, prior to acquisition, lacked such controls, procedures and policies;

•

in the case of foreign acquisitions, uncertainty regarding the impact of foreign laws and regulations, currency risks and the particular economic, political and regulatory risks associated with specific countries and the difficulty integrating operations and systems as a result of language, cultural, systems and operational differences;

•	the potential inheritance of the acquired companies’ past financial statements with their associated risks; and

•	the potential need to write-down impaired goodwill associated with any such transaction in subsequent periods, resulting in charges to operations.

We continue to make significant investments in our business and to examine opportunities for growth. These activities may involve significant expenditures and obligations that cannot readily be curtailed or reduced if anticipated demand for the associated products does not materialize or is delayed. The impact of these decisions on future financial results cannot be predicted with assurance, and our commitment to growth may increase our vulnerability to downturns in our markets, technology changes and shifts in competitive conditions.

We are dependent upon hiring and retaining highly qualified employees.

We believe that our future success depends in large part on our continued ability to hire, train, develop, motivate and retain highly qualified employees, including sales, technical and managerial personnel. Competition for highly qualified employees in our industry is significant. We believe that there are only a limited number of individuals with the requisite skills to serve in many of our key positions and it is difficult to hire and retain those individuals. Failure to attract and retain highly qualified employees may have an adverse effect on our ability to develop new products and enhancements for existing products and to successfully market and sell those products.

Environmental and other disasters may adversely impact our business.

Environmental and other disasters, such as flooding, earthquakes, volcanic eruptions or nuclear or other disasters, or a combination thereof, such as experienced in Japan, may negatively impact our business. Environmental and other disasters may cause disruption to our operations in the regions impacted by such disasters and impede our ability to sell our solutions and services. In addition, customers located in countries or regions impacted by environmental and other disasters, may decide to suspend or discontinue projects. The occurrence of any environmental and/or other material disasters may have an adverse impact on our business in the future.

Risks Relating to International Operations

Geopolitical, economic and military conditions in countries in which we operate may adversely affect us.

Geopolitical, economic and military conditions could directly affect our operations. Recent turmoil in the geopolitical environment in many parts of the world, including terrorist activities, military actions or political unrest in countries in which we operate and the nationalization of privately-owned telecommunications companies, may cause disruptions to our business. To the extent that such disruptions result in delays or cancellations of customer orders, or the manufacture or shipment of our products, our business, including revenue, profitability and cash flows, would likely be materially adversely affected. In addition, if these events result in restrictions on travel or unsafe travel conditions, our ability to service our existing clients and secure new business from potential new clients would likely be adversely affected.

We derive a significant portion of our total revenue from customers outside the United States and have significant international sales, which subject us to risks inherent with foreign operations.

For the fiscal year ended January 31, 2012, we derived approximately 88% of our total revenue from customers outside of the United States. In addition, we maintain significant operations in Israel, France, the United Kingdom, India and elsewhere throughout the world. Approximately 76% of our employees and approximately 79% of our facilities were located outside the United States as of January 31, 2012. Conducting business internationally exposes us to particular risks inherent in doing business in international markets, including, but not limited to:

•	lack of acceptance of non-localized products;

•	legal and cultural differences in the conduct of business;

•	difficulties in hiring qualified foreign employees and staffing and managing foreign operations;

•	longer payment cycles;

•	difficulties in collecting accounts receivable and withholding taxes that limit the repatriation of cash;

•	tariffs and trade conditions;

•	currency exchange rate fluctuations;

•	rapid and unforeseen changes in economic conditions in individual countries;

•	increased costs resulting from lack of proximity to customers;

•	difficulties in complying with varied legal and regulatory requirements across jurisdictions, including tax laws, labor laws, employee benefits, customs requirements and currency restrictions;

•	different tax regimes and potentially adverse tax consequences of operating in foreign countries;

•	immigration regulations that limit our ability to deploy our employees;

•	difficulties in complying with applicable export laws and regulations requiring licensure or authorization to sell products;

•	difficulties in repatriating cash held by our foreign subsidiaries on a tax efficient basis; and

•	turbulence in foreign currency and credit markets.

One or more of these factors could have a material adverse effect on our international operations.

Our business in countries with a history of corruption and transactions with foreign governments, including with government owned or controlled communication service providers, increase the risks associated with our international activities.

We are subject to the U.S. Foreign Corrupt Practices Act (or the FCPA) and other laws of the United States and other countries, including the UK Bribery Act 2010 (or the UK Bribery Act), that prohibit improper payments or offers of payments for the purpose of obtaining or retaining business. We have operations, deal with customers and make sales in countries known to experience corruption. Our activities in these countries create the risk of unauthorized payments or offers of payments by one of our employees, consultants, sales agents or distributors that could be in violation of various U.S. and local laws, including the FCPA and the UK Bribery Act, even though these parties are not always subject to our control.

The Audit Committee of the CTI Board previously conducted an internal investigation of alleged improper payments made by certain of our employees and external sales agents in foreign jurisdictions in connection with the sale of certain products. CTI voluntarily disclosed the matter to the SEC and the United States Department of Justice (or the DOJ). In April 2009, the SEC advised CTI that it was investigating the matter and issued a subpoena to CTI in connection with its investigation. In April 2012, CTI entered into agreements with the DOJ and the SEC to resolve allegations that CTI and our company violated the books and records and internal controls provisions of the FCPA by inaccurately recording certain improper payments made from 2003 through 2006 by certain former employees and an external sales agent of Comverse Ltd. (a wholly-owned subsidiary of ours) or its subsidiaries, in connection with the sale of certain products in foreign jurisdictions. Under the non-prosecution agreement with the DOJ, CTI paid a fine of $1.2 million to the DOJ and agreed to continue to implement improvements in our and CTI’s respective internal controls and anti-corruption practices and policies. Under the settlement agreement with the SEC, CTI paid approximately $1.6 million in disgorgement and pre-judgment interest and we and CTI are required under a conduct-based injunction to comply with the books and records and internal controls provisions of the FCPA.

CTI had implemented safeguards in an effort to eliminate improper practices by our employees, consultants, external sales agents and resellers. These safeguards, however, have proven to be ineffective in some instances. In response to the findings of the CTI Audit Committee’s internal investigation, CTI identified a material weakness in our anti-fraud program controls, including those relating to the FCPA, and as part of its remediation our safeguards were modified. However, these modified safeguards, the implementation of these remedial measures and any future improvements may prove to be less than effective, and our employees, consultants, external sales agents or distributors may engage in the future in conduct for which we might be held responsible.

Violations of the FCPA and other laws of the United States and other countries may result in significant civil and/or criminal penalties and other sanctions, which could have a material adverse effect on our business, financial condition and results of operations. In addition, violations of these laws, including the FCPA and the U.K. Bribery Act, may harm our reputation and deter governmental agencies and other existing or potential customers from buying our products and engaging our services.

Currency exchange rates, fluctuations of currency exchange rates and limitations imposed by certain countries on the outflow of their currencies could have a material adverse effect on our results of operations.

Although partially mitigated by our hedging activities, we are impacted by currency exchange rates and fluctuations thereof in a number of ways, including the fact that:

•

A significant portion of our expenses, principally salaries and related personnel expenses, are incurred in new Israeli shekels (or NIS), whereas the currency we use to report our financial results is the U.S. dollar and most of our revenue is generated in U.S. dollars. A significant strengthening of the NIS against the U.S. dollar can considerably increase the U.S. dollar value of our expenses in Israel. Should the NIS increase its strength in comparison to the U.S. dollar our results of operations will be adversely affected;

•	A portion of our international sales is denominated in currencies other than U.S. dollars, such as the euro, thereby exposing us to gains and losses on non-U.S. currency transactions;

•

A substantial portion of our international sales is denominated in U.S. dollars. Accordingly, devaluation in the local currencies of our customers relative to the U.S. dollar may impair the purchasing power of our customers and could cause customers to decrease or cancel orders or default on payment, which could harm our results of operations; and

•

We translate sales and other results denominated in foreign currency into U.S. dollars for our consolidated financial statements. During periods of a strengthening dollar, our reported international sales and earnings could be reduced because foreign currencies may translate into fewer dollars.

As noted above, from time to time, we enter into hedging transactions to attempt to limit the impact of foreign currency fluctuations. However, such hedging transactions may not prevent all exchange rate-related losses and risks. Therefore, our business and profitability may be harmed by such exchange rate fluctuations.

In addition, certain countries limit the outflow of their currencies to purchase products from foreign companies thus limiting the ability of existing or potential customers to purchase our products. As a result, these practices may have a material adverse effect on our business, financial condition and results of operations, including revenue, profitability and cash flows.

Risks Relating to Operations in Israel

Conditions in Israel and the Middle East may materially adversely affect our operations and personnel and may limit our ability to produce and sell our products.

We have significant operations in Israel, including research and development, manufacturing, sales, and support. Approximately 44% of our employees and approximately 50% of our facilities were located in Israel as of January 31, 2012. Since the establishment of the State of Israel in 1948, a number of armed conflicts and terrorist acts have taken place, which in the past did, and in the future may, lead to security and economic problems for Israel. Israel has faced, and continues to face, difficult relations with the Palestinians and the risk of terrorist violence from both Palestinians and Hezbollah. In addition, tensions between Israel and Iran have intensified over Iran’s continued pursuit of nuclear capabilities. Furthermore, certain countries in the Middle East adjacent to Israel, including Egypt and Syria, continue to experience political unrest and instability marked by civil demonstrations and violence, which in some cases resulted in the replacement of governments and regimes. Current and future conflicts and political, economic and/or military conditions in Israel and the Middle East region have affected and may in the future affect our operations in Israel. The exacerbation of violence within

Israel or the outbreak of violent conflicts involving Israel may impede our ability to manufacture, sell, and support our products, engage in research and development, or otherwise adversely affect our business or operations. In addition, many of our employees in Israel are required to perform annual mandatory military service and are subject to being called to active duty at any time under emergency circumstances. The absence of these employees may have an adverse effect on our operations. Hostilities involving Israel that also result in the interruption or curtailment of trade between Israel and its trading partners could materially adversely affect our results of operations.

Certain research and development grants and tax benefits we receive in Israel may be reduced or eliminated in the future, and grants received may limit our ability to transfer know-how and manufacture outside Israel.

We receive certain grants from the Government of Israel through the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor of the State of Israel (or the OCS) for the financing of a portion of our research and development expenditures in Israel. The availability in any given year of these OCS grants depends on OCS approval of the projects and related budgets we submit to the OCS each year. In addition, in recent years, the Government of Israel has reduced the benefits available under these programs and these programs may be discontinued or curtailed in the future. The continued reduction in these benefits or the termination of our eligibility to receive these benefits may adversely affect our financial condition and results of operations.

Investment programs in manufacturing equipment and leasehold improvements at certain of our facilities in Israel have been granted approved enterprise status and we are therefore eligible for tax benefits under the Israeli Law for Encouragement of Capital Investments. The Government of Israel may reduce or eliminate the tax benefits available to approved enterprise programs such as the programs provided to us. These tax benefits may not continue in the future at their current levels or at all. If these tax benefits are reduced or eliminated, the amount of tax that we pay in Israel will increase. In addition, if we fail to comply with any of the conditions and requirements of the investment programs, the tax benefits we have received may be rescinded and we may be required to disgorge the amount of the tax benefit received, together with interest and penalties.

In addition, the OCS grants limit, to a certain extent, our ability to transfer certain technology, know-how and manufacture products outside Israel if such technology, know-how or products were developed using these grants. These limitations may impair our ability to outsource manufacturing, enter into strategic alliances or engage in similar arrangements for those technologies, know-how or products.

The ability of our Israeli subsidiaries to pay dividends is subject to limitations under Israeli law and dividends paid and loans extended by Israeli subsidiaries may be subject to taxes.

The ability of our Israeli subsidiaries to pay dividends is governed by Israeli law, which provides that dividends may be paid by an Israeli corporation only out of its earnings as defined in accordance with the Israeli Companies Law of 1999, provided that there is no reasonable concern that such payment will cause such subsidiary to fail to meet its current and expected liabilities as they come due. Cash dividends paid by an Israeli corporation to a United States resident corporate parent are subject to provisions of the Convention for the Avoidance of Double Taxation between Israel and the United States (referred to as the Convention). Under the terms of the Convention, such dividends are subject to taxation by both Israel and the United States, and, in the case of Israel, such dividends distributed out of income derived for a period for which an Israeli company is entitled to the reduced tax rate applicable to an approved enterprise are generally subject to withholding of Israeli income tax at source at a rate of 15%. In addition, in case the dividend is distributed out of tax exempted income (derived in a period in which a company was entitled to tax exempt income in accordance with the encouragement law), a company will be subject, in the tax year in which the dividend is distributed, to corporate tax on the grossed up transferred amounts, according to the corporate tax rate to which our income was subject under the approved enterprise program (10%). We or any of our U.S. subsidiaries would generally be subject to U.S. tax on receipt of any dividends from our Israeli subsidiaries (to the extent that those earnings have not already been subject to U.S. taxation), but would generally be entitled to claim a U.S. tax credit or deduction for the amount of any Israeli withholding tax or any Israeli income taxes paid by the subsidiary on the dividends distributed. In addition, adverse U.S. tax consequences may apply to loans or credit support arrangements extended by our Israeli subsidiaries to their U.S. shareholders, including us.

Risks Relating to the Share Distribution and Operation as an Independent, Publicly-Traded Company

We may have difficulty operating as an independent, publicly-traded company.

As an independent, publicly-traded company, we believe that our business will benefit from, among other things, allowing us to better focus our financial and operational resources on our specific business, allowing our management to design and implement corporate strategies and policies that are based primarily on the business characteristics and strategic decisions of our business, allowing us to more effectively respond to industry dynamics and allowing the creation of effective incentives for our management and employees that are more closely tied to our business performance. However, we may not be able to achieve some or all of the benefits that we believe we can achieve as an independent, publicly-traded company in the time we expect, if at all. Because our business has previously operated as part of the wider CTI organization, we may not be able to successfully implement the changes necessary to operate independently and may incur additional costs that could adversely affect our business.

As an independent, publicly-traded company, we may not enjoy the same benefits that we did as a subsidiary of CTI.

There is a risk that, by separating from CTI, we may become more susceptible to market fluctuations and other adverse events than we would have been if we were still a part of the current CTI organizational structure. As part of CTI, we have been able to enjoy certain benefits from CTI’s available capital for investments. As an independent, publicly-traded company, we will not have similar available capital and may not have similar access to capital markets. For instance, we will no longer be able to rely on or benefit from the capital resources of CTI, including its significant equity interest in Verint, to cover any shortfall in our working capital, if any. To the extent we had a shortfall in working capital, we may need to sell equity or issue debt in capital market transactions to cover such shortfall. However, we cannot assure you that we would be able to access the debt or equity capital markets on commercially reasonable terms or at all. Furthermore, because our capital structure will be different than CTI’s when we are an independent company, our credit rating is likely to be lower than CTI’s would be, which may affect our ability to access the capital markets on acceptable terms or at all.

Our historical and unaudited pro forma combined financial information is not necessarily representative of the results we would have achieved as an independent, publicly-traded company and may not be a reliable indicator of our future results.

Our historical and unaudited pro forma combined financial information included in this Information Statement does not reflect the financial condition, results of operations or cash flows we would have achieved as an independent, publicly-traded company during the periods presented or that we may achieve in the future. This is primarily a result of the following factors:

•

our historical combined financial results reflect allocations of corporate expenses from CTI, which allocations may be different than the comparable expenses we would have actually incurred as an independent, publicly-traded company;

•	our working capital requirements historically have been satisfied as part of CTI’s corporate-wide cash management policies; and

•	significant changes will occur in our cost structure, management and financing as a result of our separation from CTI.

We have made adjustments based upon available information and assumptions that we believe are reasonable to reflect these factors, among others, in our historical and pro forma combined financial information. However, our assumptions may prove not to be accurate, and accordingly, the combined financial information presented in this Information Statement should not be assumed to be indicative of what our financial condition or results of operations actually would have been as an independent company nor to be a reliable indicator of what our financial condition or results of operations actually may be in the future.

We will experience increased costs as a result of the share distribution.

CTI performs many important corporate functions for our operations, including treasury, accounting, financial reporting and other services. We currently pay CTI for these services on a cost-allocation basis. Following the share distribution, we intend to operate these functions independently with systems and employees previously used by CTI to provide the services and will provide CTI with certain of these functions pursuant to the Transition Services Agreement. We may not be able to operate such functions effectively or at comparable costs, and, as a result, our profitability may decline. Further, to the extent that CTI suffers a loss due to our performance under the Transition Services Agreement, we may be required to indemnify it for such loss or may be subject to claims made by CTI arising from such loss. If we were required to indemnify CTI for a significant loss, it could have a material adverse effect on our results of operations and liquidity.

The cost of compliance or failure to comply with the Sarbanes-Oxley Act of 2002 may adversely affect our business.

As a new reporting company under the Securities and Exchange Act of 1934 (or the Exchange Act), we will be subject to certain provisions of the Sarbanes-Oxley Act of 2002, which may result in higher compliance costs and may adversely affect our financial results. The Sarbanes-Oxley Act affects corporate governance, securities disclosure, compliance practices, internal audits, disclosure controls and procedures, financial reporting and accounting systems. Section 404 of the Sarbanes-Oxley Act, for example, requires companies subject to the reporting requirements of the U.S. securities laws to conduct a comprehensive evaluation of their internal control over financial reporting. We will be required to provide our Section 404 evaluation beginning with our annual report on Form 10-K for the fiscal year ending January 31, 2014. The failure to comply with Section 404, when we are required to comply, may result in investors losing confidence in the reliability of our financial statements (which may result in a decrease in the trading price of our common stock), prevent us from providing the required financial information in a timely manner (which could materially and adversely impact our business, our financial condition, the trading price of our common stock and our ability to access capital markets, if necessary), prevent us from otherwise complying with the standards applicable to us as an independent, publicly-traded company and subject us to adverse regulatory consequences.

CTI’s management concluded that, as of January 31, 2012, a material weakness in internal control over financial reporting existed, including at our company, as a result of not having adequate personnel with sufficient technical expertise to properly account for and disclose income taxes in accordance with U.S. GAAP and ineffective policies and procedures for our income tax provision.

As part of its assessment, CTI’s management concluded that, as of January 31, 2012, a material weakness in internal control over financial reporting existed, including at our company, as a result of not having adequate personnel with sufficient technical expertise to properly account for and disclose income taxes in accordance with accounting principles generally accepted in the United States of America (or U.S. GAAP) and ineffective policies and procedures for our income tax provision. We have adopted, and are in the process of implementing, certain remedial measures that we believe will enable us to address this material weakness by January 31, 2013. However, we may not be able to successfully complete the implementation of these remedial measures by such date. In addition, even if these measures are successfully implemented, the effectiveness of any system of disclosure controls and procedures is subject to limitations, including the exercise of judgment in designing, implementing and evaluating the controls and procedures, the assumptions used in identifying the likelihood of future events and the inability to eliminate misconduct completely. Moreover, additional material weaknesses in our internal control over financial reporting may be identified in the future.

In addition, the inadequacy of internal controls creates an environment that hinders the ability to prepare tax returns in a timely manner and may impact the amounts that we may owe taxing jurisdictions in the U.S. and non-U.S. jurisdictions. We may be subject to material penalties and interest as a result of audits from these taxing jurisdictions.

We may face challenges in producing accurate financial statements and periodic reports as required on a timely basis.

As part of CTI’s efforts to become current in its periodic reporting obligations, we have made changes to our finance organization, adopted new accounting policies, and enhanced many aspects of our internal control over financial reporting. We and CTI are still in the process of assimilating these complex and pervasive changes, continue to have a material weakness in internal control over financial reporting and, as a result, cannot assure you that we will not experience delays in filing our periodic reports in the future. In addition, we and CTI have engaged external accounting consulting firms to assist in completing the preparation of certain portions of our financial statements and preparing our registration statement on Form 10. We have hired and intend to continue to hire experienced finance personnel with a view toward continuing to diminish and ultimately eliminating the use of external consultants in the preparation of financial statements and the timely filing of periodic reports with the SEC. Replacing these consultants with new employees may result in the loss of important institutional knowledge or otherwise create transitional issues that could delay the preparation of financial statements and the filing of periodic reports.

We may continue to incur significant expenses for professional fees in connection with the preparation of our periodic reports.

We and CTI engaged outside accounting consulting firms and other external consultants to assist our finance and accounting personnel in the preparation of financial statements and periodic reports and incurred and continue to incur significant expenses for their services, in addition to incurring substantial expenses for external legal, tax and other professional services. External consultants were initially engaged to assist CTI and us in preparing financial information required for CTI to become current in its periodic reporting obligations under the federal securities laws and for the remediation of material weaknesses in internal control over financial reporting, but have remained to assist with the timely filing of periodic reports and the filing of our registration statement on Form 10 and other activities related to the share distribution. Although we expect these expenses to decline and be eliminated over time as we enhance our internal finance and accounting personnel to replace such external consultants and build these functions as an independent, publicly-traded company, we may continue to incur in the near term significant expenses relating to professional fees in connection with the preparation of periodic reports, which may materially adversely affect our financial condition and cash flows.

The continued ownership of CTI common shares by our post-distribution executive officers and some of our expected directors and the expected membership of some members of the CTI Board on our Board after the share distribution may create, or may create the appearance of, conflicts of interest.

Because of their current or former positions with CTI, substantially all of our executive officers and the non-employee directors of the CTI Board that we expect will become members of our Board own CTI common shares. These holdings in CTI common shares may be significant for some of these persons compared to that person’s total assets. Ownership of CTI common shares by our directors and officers after the share distribution may create, or may create the appearance of, conflicts of interest when these directors and executive officers are faced with decisions that could have different implications for CTI than they do for us.

In addition, it is currently expected that after the share distribution certain members of our Board will also be members of the CTI Board. These common directorships could create, or appear to create, potential conflicts of interest when CTI and our management and directors face decisions that could have different implications for the two companies.

In connection with the share distribution, we will indemnify CTI for certain liabilities. A significant payment by us under these indemnification obligations could have a material adverse affect on our business, results of operations and liquidity.

Pursuant to the share distribution and the agreements we will enter into with CTI to effect the share distribution, we will agree to indemnify CTI from certain liabilities with respect to events that took place prior to, on or after the distribution date. The potential liabilities subject to the indemnity we will provide CTI cannot be predicted or quantified, and such indemnification obligation may be significant. To the extent CTI is the subject of a claim or suffers significant loss for which indemnification may be sought from us under these agreements and CTI makes a claim, our business, results of operations and liquidity could be adversely affected.

Future changes in stock ownership could limit our use of net operating loss carryforwards.

As of January 31, 2012, CTI and its subsidiaries had net operating loss carryforwards of approximately $947.0 million available to offset future federal taxable income. Similarly, CTI and its subsidiaries had net operating loss carryforwards to offset state taxable income in varying amounts. These net operating loss carryforwards will be allocated between CTI and us in accordance with applicable tax law and the Tax Disaffiliation Agreement. As a result of changes in stock ownership that may take place after the share distribution, there may be limitations on CTI’s and our ability to use net operating loss carryforwards. Limitations on CTI’s and our ability to use net operating loss carryforwards to offset future taxable income could reduce the benefit of CTI’s and our net operating loss carryforwards by requiring CTI and/or us, as applicable, to pay federal and state income taxes earlier than otherwise would be required, and causing part of CTI’s and/or our net operating loss carryforwards to expire without having been fully utilized. These various limitations resulting from an ownership change could have a material adverse effect on CTI’s and/or our cash flow and results of operations. We cannot predict the extent to which our net operating loss carryforwards will be limited or the ultimate impact of other limitations that may be caused by future changes in stock ownership, which will depend on various factors.

Under certain circumstances we could be liable for payments related to income taxes owed by CTI’s consolidated group.

We and our controlled domestic subsidiaries are currently members of CTI’s consolidated group for U.S. federal income tax purposes. The share distribution will result in the deconsolidation of us and our controlled domestic subsidiaries from the CTI consolidated group. U.S. federal tax law provides that each member of a consolidated group is jointly and severally liable for the consolidated group’s entire federal income tax obligation. Thus, to the extent CTI fails to make any U.S. federal income tax payments required by law for the period in which we and our controlled domestic subsidiaries were part of the CTI consolidated group, we could be liable for the shortfall. Similar principles may apply for foreign, state or local income tax purposes where CTI had previously filed or may be determined to have been required to file combined, consolidated or unitary returns with us or our subsidiaries for foreign, state or local income tax purposes.

The share distribution may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws and legal dividend requirements.

The share distribution is subject to review under various state and federal fraudulent conveyance laws. Fraudulent conveyance laws generally provide that an entity engages in a constructive fraudulent conveyance when (1) the entity transfers assets and does not receive fair consideration or reasonably equivalent value in return, and (2) the entity (a) is insolvent at the time of the transfer or is rendered insolvent by the transfer, (b) has unreasonably small capital with which to carry on its business, or (c) intends to incur or believes it will incur debts beyond its ability to repay its debts as they mature. An unpaid creditor or an entity acting on behalf of a creditor (including without limitation a trustee or debtor-in-possession in a bankruptcy by us or CTI or any of our respective subsidiaries) may bring an action alleging that the share distribution or any of the related transactions constituted a constructive fraudulent conveyance. If a court accepts these allegations, it could impose a number of remedies, including without limitation, voiding our claims against CTI, requiring our shareholders to return to

CTI some or all of the shares of our common stock issued in the share distribution, or providing CTI with a claim for money damages against us in an amount equal to the difference between the consideration received by CTI and the fair market value of our company at the time of the share distribution.

The measure of insolvency for purposes of the fraudulent conveyance laws will vary depending on which jurisdiction’s law is applied. Generally, an entity would be considered insolvent if (1) the present fair saleable value of its assets is less than the amount of its liabilities (including contingent liabilities); (2) the present fair saleable value of its assets is less than its probable liabilities on its debts as such debts become absolute and matured; (3) it cannot pay its debts and other liabilities (including contingent liabilities and other commitments) as they mature; or (4) it has unreasonably small capital for the business in which it is engaged. We cannot assure you what standard a court would apply to determine insolvency or that a court would determine that we, CTI or any of our respective subsidiaries were solvent at the time of or after giving effect to the share distribution.

Prior to the share distribution, the CTI Board expects that we and CTI will each be solvent and adequately capitalized after the share distribution, will be able to repay our respective debts and obligations as they mature following the share distribution and will have sufficient capital to carry on our respective businesses. We cannot assure you, however, that a court would reach the same conclusions in determining whether CTI or we were insolvent at the time of, or after giving effect to, the share distribution.

Risks Relating to Our Common Stock

There is no existing market for our common stock and we cannot be certain that an active trading market will develop or be sustained after the share distribution, and following the share distribution, our stock price may fluctuate significantly.

There is currently no public market for our common stock. It is anticipated that on or shortly prior to the record date, trading of shares of our common stock would begin on a “when-issued” basis and such trading would continue up to and including the distribution date. However, there can be no assurance that an active trading market for our common stock will develop as a result of the share distribution or be sustained in the future. The lack of an active market may make it more difficult for you to sell our common stock and could lead to the share price for our common stock being depressed or more volatile.

We have not set an initial price for our common stock. The price will be established by the market. We cannot predict the prices at which our common stock may trade after the distribution. Indeed, the combined market prices of our common stock and CTI common shares after the distribution may not equal or exceed the market value of CTI common shares immediately prior to the share distribution. The market price of our common stock may fluctuate widely, depending upon many factors, some of which may be beyond our control, including:

•

changes in expectations concerning our future financial performance and the future performance of the communication industry in general, including financial estimates and recommendations by securities analysts;

•	differences between our actual financial and operating results and those expected by investors and analysts;

•	strategic moves by us or our competitors, such as acquisitions or restructurings;

•	changes in the regulatory framework affecting our international operations; and

•	changes in general economic or market conditions.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock.

Substantial sales of shares of our common stock may occur in connection with the share distribution, which could cause our stock price to decline.

The shares of our common stock that CTI will distribute to its shareholders in the share distribution generally may be sold immediately in the public market. Although we have no actual knowledge of any plan or intention on the part of any significant shareholder to sell shares of our common stock following the share distribution, it is likely that some of CTI’s shareholders will sell shares of our common stock received in the share distribution if, for reasons such as our business profile or market capitalization as an independent company, we do not fit their investment objectives. The sales of significant amounts of our common stock or the perception in the market that this will occur may result in the lowering of the market price of our common stock.

Shares of our common stock to be received by CTI shareholders as a result of the share distribution will have different rights from CTI common shares.

Following completion of the share distribution, CTI shareholders receiving our common stock will be shareholders of Comverse, a Delaware corporation, in addition to being shareholders of CTI, a New York Corporation. There are important differences between the rights of CTI shareholders and the rights of our shareholders. See “Description of Our Capital Stock.”

Holders of our common stock may be adversely affected through dilution.

We may need to issue equity in order to fund working capital, capital expenditures and product development requirements or to make acquisitions and other investments. If we choose to raise funds through the issuance of common equity, the issuance will dilute your ownership interest.

We cannot assure you that we will pay any dividends.

We cannot assure you that we will pay any dividends, or that if we do decide to pay dividends, what the amount of dividends will be or that we will have sufficient surplus under Delaware law to be able to pay any dividends. This may result from extraordinary cash expenses, actual expenses exceeding contemplated costs, funding of capital expenditures, or increases in reserves. If we do not pay dividends, the price of our common stock that you receive in the distribution must appreciate for you to receive a gain on your investment in us. This appreciation may not occur.

Anti-takeover provisions in our organizational documents and Delaware law and in our agreements with CTI could delay or prevent a change in control.

Provisions of our charter and bylaws may delay or prevent a merger or acquisition that a shareholder may consider favorable. For example, our charter and bylaws will authorize our Board to issue one or more series of preferred stock. This provision may also discourage acquisition proposals or delay or prevent a change in control, which could harm our stock price. In addition, Delaware law also imposes some restrictions on mergers and other business combinations between any holder of 15 percent or more of our outstanding common stock and us. See “Description of Our Capital Stock” for additional information.

As a result, our obligations may discourage, delay or prevent a change of control of our company.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements appearing in this Information Statement constitute “forward-looking statements.” Forward-looking statements include financial projections, statements of plans and objectives for future operations, statements of future economic performance, and statements of assumptions relating thereto. In some cases, forward-looking statements can be identified by the use of terminology such as “may,” “expects,” “plans,” “anticipates,” “estimates,” “believes,” “potential,” “projects,” “forecasts,” “intends,” or the negative thereof or other comparable terminology. By their very nature, forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause actual results, performance and the timing of events to differ materially from those anticipated, expressed or implied by the forward-looking statements in this Information Statement. Such risks or uncertainties may give rise to future claims and increase exposure to contingent liabilities. These risks and uncertainties arise from (among other factors) the following:

•

the risk that we will not be able to complete the share distribution due to our inability to satisfy the requisite conditions thereto, including, among others, receipt of CTI shareholder approval, completion of review process of the related registration statement by the SEC or for any other reason, including a decision of the CTI Board not to proceed with the share distribution;

•	the failure of the share distribution to occur for any other reason;

•	the effect of the share distribution on our business relationships, operating results and business generally;

•	general competitive, economic, political and market conditions and fluctuations;

•	actions taken or conditions imposed by the United States and foreign governments;

•

the risk of diminishment in our capital resources as a result of, among other things, potential future negative cash flows, the continued incurrence of professional fees in connection with the filing of periodic reports under the federal securities laws and the remediation of material weaknesses in internal control over financial reporting and the costs associated with the share distribution;

•

the risk that if BSS customer solution order activity does not increase, our revenue and profitability would likely be materially adversely affected and we may be required to implement further cost reduction measures to preserve or enhance our cash position;

•

risks related to the implementation of our strategy to expand our BSS business and pursue primarily higher margin VAS projects that resulted and may continue to result in lower VAS revenue, which may not be offset by increases in BSS revenue, if any;

•

our advanced offerings may not be widely adopted by existing and potential customers and increases in revenue from our advanced offerings, if any, may not exceed or fully offset potential declines in revenue from traditional solutions;

•	the potential loss of business opportunities due to continued concern on the part of customers and partners, about our financial condition;

•

the difficulty in predicting quarterly and annual operating results as a result of a high percentage of orders typically generated late in fiscal quarters and in fiscal years, lengthy and variable sales cycles, the competitive bidding process required by customers, our focus on large customers and installations and short delivery windows required by customers;

•

the effects of any potential decline or weakness in the global economy (due to among other things, the downgrade of the U.S. credit rating and European sovereign debt crisis) on the telecommunications industry, which may result in reduced information technology (or IT) spending and reduced demand for our products and services;

•

risks associated with the share distribution, including, the potential harm to our business as a result of management’s distraction from our business due to our efforts to complete the share distribution, the incurrence of expenses in connection therewith in excess of our expectations, and the risks that if the share distribution is completed, we will be a smaller company that may be subject to increased instability;

•

the continuation of a material weakness related to income taxes or the discovery of additional material weaknesses in our internal control over financial reporting and any delay in the implementation of remedial measures;

•	the risk of disruption in the credit and capital markets which may limit our ability to access capital;

•	rapidly changing technology in our industries and our ability to enhance existing products and develop and market new products;

•

our dependence on contracts for large systems and large installations for a significant portion of our sales and operating results, including, among other things, the lengthy, complex and highly competitive bidding and selection process, the difficulty predicting our ability to obtain particular contracts and the timing and scope of these opportunities;

•

the deferral or loss of one or more significant orders or customers or a delay in an expected implementation of such an order could materially and adversely affect our results of operations in any fiscal period, particularly if there are significant sales and marketing expenses associated with the deferred, lost or delayed sales;

•	the potential incurrence of penalties if our solutions develop operational problems and significant costs to correct previously undetected operational problems in our complex solutions;

•	our dependence on a limited number of suppliers and manufacturers for certain components and third party software could cause a supply shortage and/or interruptions in product supply;

•

the risk that increased competition could force us to lower our prices or take other actions to differentiate our products and changes in the competitive environment in the telecommunications industry worldwide could seriously affect our business;

•

the risk that increased costs or reduced demand for our products resulting from compliance with evolving telecommunications regulations and the implementation of new standards may adversely affect our business and financial condition;

•	the risk that the failure or delay in achieving interoperability of our products with our customers’ systems could impair our ability to sell our products;

•	the competitive bidding process used to generate sales requires us to expend significant resources with no guarantee of recoupment;

•	third parties’ infringement of our proprietary technology and the infringement by us of the intellectual property of third parties, including through the use of free or open source software;

•	risks of certain of our contractual obligations exposing us to uncapped or other significant liabilities;

•

the impact of mergers and acquisitions, including, but not limited to, difficulties relating to integration, the achievement of anticipated synergies and the implementation of required controls, procedures and policies at the acquired company;

•	we may need to recognize future impairment of goodwill and intangible assets;

•

risks associated with significant foreign operations and international sales, including the impact of geopolitical, economic and military conditions in foreign countries, conducting operations in countries with a history of corruption, entering into transactions with foreign governments and ensuring compliance with laws that prohibit improper payments;

•	potential adverse fluctuations of currency exchange rates; and

•

risks relating to our significant operations in Israel, including economic, political and/or military conditions in Israel and the Middle East, and uncertainties relating to research and development grants, tax benefits and the ability of our Israeli subsidiaries to pay dividends.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this Information Statement. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this Information Statement are made only as of the date of this Information Statement, and we undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances or otherwise.

THE SHARE DISTRIBUTION

General

The CTI Board has determined that it is in the best interests of CTI and its shareholders to pursue the share distribution and the spin-off of our company into a separate, independent, publicly-traded company. CTI will accomplish this through a pro rata distribution to CTI’s shareholders of 100% of our outstanding common stock. Following the share distribution, we will be an independent, publicly-traded company owned by the holders of CTI common shares and CTI will not own any our capital stock. We intend to apply to list our common stock on NASDAQ under the symbol “CNSI.” In connection with the share distribution, CTI will also contribute to us Exalink Ltd., its wholly-owned subsidiary. This contribution will occur immediately prior to the completion of the share distribution. Other than holding certain intellectual property rights, Exalink Ltd. has no operations.

Before the share distribution, we will enter into a Distribution Agreement and other agreements with CTI to effect the share distribution and provide a framework for our relationship with CTI after the share distribution. These agreements will govern the relationship between us and CTI up to and subsequent to the completion of the share distribution and provide for the allocation between us and CTI of various assets, liabilities and obligations attributable to periods prior to the share distribution.

The distribution of shares of our common stock as described in this Information Statement is subject to the satisfaction of certain conditions. For a more detailed description of these conditions, see “—Conditions to the Share Distribution.”

Reasons for the Share Distribution

CTI has been evaluating potential transactions involving, and structural alternatives for, us. The CTI Board has determined that pursuing the share distribution is in the best interests of CTI and its shareholders, and that separating us from CTI would provide benefits to both CTI and us, including the following:

•

Focused Management. The share distribution will allow our management to devote its entire time and attention to maximizing our shareholder value by focusing on our growth, improving our operational performance and profitability, implementing our strategies and achieving our business objectives. The share distribution will also allow CTI’s management to focus exclusively on eliminating the holding company structure and seeking ways to maximize shareholder value for CTI’s holdings in Verint.

•

Enhanced Investor Choices by Offering Investment Opportunities in Separate Entities. The CTI Board believes that the share distribution will increase investor understanding of us and our market position within our industry, thereby facilitating the creation of a more natural and interested investor base. The share distribution also will provide investors with two individual investment options that may be more appealing to them than an investment in the current combined company. Separating the businesses will result in each company representing more of a pure-play investment that the CTI Board believes will appeal to the respective investor bases due to each company’s more defined business and assets – an operating business in our case and ownership interests in Verint in the case of CTI. As we and CTI do not share any meaningful synergies, the share distribution will allow investors to make independent decisions with respect to each of us and CTI (and its underlying interests in Verint) based on, among other factors, our different business models, strategies and industries.

•

Enhanced Value. The CTI Board believes that following the share distribution, the combined value of CTI and Comverse common shares should, over time and assuming the same market conditions, be greater than the value of CTI common shares prior to the share distribution, thus resulting in greater long-term value to CTI shareholders.

•

Enhanced Flexibility in Evaluating Acquisitions, including in Using Stock as an Acquisition Consideration. The share distribution will provide us with enhanced flexibility to use our stock as consideration in pursuing certain financial and strategic objectives, including mergers and acquisitions involving other companies or businesses engaged in our industries. We expect that we will be able to more easily facilitate future strategic transactions with similar businesses through the use of our stand-alone stock as consideration. In evaluating such transactions, following the share distribution our Board will be able to focus solely on the benefits of a proposed transaction to us and our shareholders and will no longer be required to evaluate the impact of such transaction on CTI as a whole and its shareholders, who may hold CTI common shares because of its majority interest in Verint.

•

Direct and Differentiated Access to Capital Resources. As an independent company, we will no longer need to compete internally for capital, and will have direct access to capital markets to fund our capital needs. We will have complete control over decisions related to the allocation and raising of capital resources and will be able to make decisions related to strategic investments in our business without the need to consider the effect these decisions would have on CTI and its subsidiaries and its holding company structure. With respect to CTI, following the share distribution, its capital resources will no longer be impacted by our liquidity needs and may be used in their entirety to fund CTI’s operations, including its previously disclosed efforts to eliminate the holding company structure.

•

Improved Management Incentive Tools. We expect to use share-based incentive awards to compensate current and future employees. Following the share distribution, appreciation in the value of shares underlying share-based awards granted to our employees will no longer be impacted by the performance of CTI’s other subsidiaries. Share-based incentive awards granted to our employees following the share distribution will be tied directly to our performance, providing employees with incentives more closely linked to the achievement of our specific performance objectives. This will better align employee interests with the interests of shareholders. We also believe that equity-based compensation arrangements tied more closely to our performance will improve our ability to attract, retain and motivate qualified personnel.

The CTI Board also considered a number of potentially negative factors in evaluating the share distribution, including in the case of both companies, increased costs, disruptions to the businesses as a result of the share distribution, the risk of being unable to achieve expected benefits from the share distribution, the risk that the share distribution might not be completed, the one-time costs of the share distribution and the ongoing incremental costs of operating Comverse as an independent, publicly-traded company.

The CTI Board considered several factors that might have a negative effect on CTI in particular, as a result of the share distribution, including loss of an operating business to generate cash flow. The share distribution would separate from CTI our businesses, which represents significant value and almost all of its cash flow, in a transaction that produces no direct economic consideration for CTI.

The CTI Board considered certain aspects of the share distribution that may be adverse to us, including the loss of ability to obtain capital resources from CTI and limitations placed on us as a result of the Tax Disaffiliation Agreement and other agreements we are expected to enter into with CTI in connection with the share distribution. In addition, our common stock may come under initial selling pressure if certain CTI shareholders sell their shares of our common stock because they are not interested in holding an investment in our businesses.

Notwithstanding these potentially negative factors, however, the CTI Board determined that the share distribution was the best alternative to enhance shareholder value taking into account the factors discussed above.

In view of the wide variety of factors considered in connection with the evaluation of the share distribution and the complexity of these matters, the CTI Board did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to the factors considered.

Manner of Effecting the Share Distribution

Assuming CTI obtains the required shareholder approval for the share distribution, on the distribution date CTI will distribute all of its Comverse common stock and each shareholder holding CTI common shares that are outstanding as of                     , 2012, the record date for the share distribution, will be entitled to receive one share of our common stock for every              CTI common shares. If necessary to satisfy any withholding obligations, the distribution agent will hold back a certain number of shares of our common stock (or proceeds from sale of such shares) and sell those shares on the market. The distribution agent, in its sole discretion, will determine when, how and at what prices to sell these shares. We will be responsible for payment of any brokerage fees, which we do not expect will be material to us.

See “—Certain Material U.S. Federal Income Tax Consequences” for an explanation of the tax consequences of the share distribution.

If you own CTI common shares as of the close of business on the record date, the shares of our common stock that you are entitled to receive in the share distribution will be issued electronically, as of the distribution date, to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. Direct registration refers to a method of recording share ownership when no physical share certificates are issued to shareholders, as is the case in this distribution. We expect that it will take the distribution agent up to 10 days after the distribution date to fully distribute the shares of our common stock to CTI shareholders, but that the ability to trade our common stock will not be affected during that time.

Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your CTI common shares and you are the registered holder of the CTI common shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of shares of our common stock that have been electronically registered in your name.

Most CTI shareholders hold their CTI common shares through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your CTI common shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares of our common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” we encourage you to contact your bank or brokerage firm at any time following the approval of the share distribution.

The distribution will be pro rata to shareholders holding CTI common shares which are outstanding as of the record date for the share distribution. The CTI Board has established a distribution ratio of one share of our common stock for every              CTI common shares outstanding as of the record date. Accordingly, assuming approximately              CTI common shares are outstanding as of the record date for the share distribution, the number of shares of our common stock to be distributed in the share distribution, and the number of shares of our common stock which will be outstanding immediately following the share distribution, will be approximately             . The share distribution will not affect the number of outstanding CTI common shares or any rights of CTI’s shareholders.

Treatment of Fractional Shares

The distribution agent will not distribute any fractional shares of our common stock in the share distribution. Instead, as soon as practicable on or after the distribution date, the distribution agent will aggregate fractional shares of our common stock allocable to holders of record into whole shares, sell them in the open market at the prevailing market prices and then distribute the aggregate sale proceeds ratably to holders of record of CTI Common Shares who would otherwise have received fractional shares of our common stock. The amount of this payment will depend on the prices at which the distribution agent sells the aggregated fractional shares of our common stock in the open market shortly after the distribution date. The distribution agent, in its sole discretion, will determine when, how and at what prices to sell these shares. We will be responsible for payment of any brokerage fees, which we do not expect will be material to us.

Trading of CTI Common Shares Prior to the Share Distribution

It is anticipated that, on or shortly before the record date for the share distribution and continuing up to and including the distribution date, there will be two markets in CTI common shares: a “regular-way” market and an “ex-distribution” market. CTI common shares that trade on the regular-way market will trade with an entitlement to shares of our common stock to be distributed in the share distribution. Shares that trade on the ex-distribution market will trade without an entitlement to shares of our common stock to be distributed in the share distribution. Therefore, if you sell CTI common shares in the regular-way market up to and including the distribution date, you will be selling your right to receive shares of our common stock in the share distribution. However, if you own CTI common shares at the close of business on the record date and sell those shares on the ex-distribution market up to and including the distribution date, you will still receive the shares of our common stock that you would otherwise be entitled to receive pursuant to the share distribution.

Trading and Listing of Our Common Stock

We intend to apply to list our common stock on NASDAQ under the symbol “CNSI.” We also expect that a “when-issued” market in our common stock may develop on or shortly prior to the record date for the share distribution, and we will announce the when-issued trading symbol when and if it becomes available. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The when-issued trading market will be a market for the shares of our common stock that will be distributed to CTI shareholders on the distribution date. If you own CTI common shares at the close of business on the record date for the share distribution, you will be entitled to shares of our common stock distributed pursuant to the share distribution, unless traded in the “regular-way” market as described above. You may trade this entitlement to shares of our common stock, without the CTI common shares you own, on the when-issued market. On the first trading day following the distribution date, we expect that when-issued trading with respect to our common stock will end and regular-way trading will begin.

Relationship of CTI and Comverse Following the Share Distribution

Prior to the share distribution, CTI will enter into a Distribution Agreement and other agreements with us to effect the share distribution and provide a framework for the relationship between CTI and us up to and upon completion of the share distribution. These agreements will provide for the allocation between CTI and us of certain assets, liabilities and obligations attributable to periods prior to the share distribution and will also govern our relationship with CTI subsequent to the share distribution. For a more detailed description of these agreements, see “Certain Relationships and Related Party Transactions—Agreements between CTI and Comverse Relating to the Share Distribution.”

Conditions to the Share Distribution

The share distribution is subject to a number of conditions, including receipt of an opinion with respect to the capital adequacy of CTI and Comverse from a nationally recognized provider of such opinions, final approval of the transaction by the CTI Board, approval of the share distribution by the holders of at least two-thirds of CTI’s common shares, final approval of certain material agreements by the boards of CTI and Comverse and completion of the review process of our registration statement on Form 10 by the SEC. Notwithstanding shareholder approval of the share distribution, the CTI Board may abandon the share distribution without further action by the shareholders, subject to the rights, if any, of third parties under any contract relating to the share distribution.

Certain Material U.S. Federal Income Tax Consequences

This section summarizes certain material U.S. federal income tax consequences to CTI and to the holders of CTI common shares in connection with the share distribution. This summary does not describe all the U.S. federal income tax consequences that may be relevant to the holder in light of its particular circumstance or to holders subject to special rules, such as:

•	dealers and certain traders in securities or currencies,

•	banks, regulated investment companies, real estate investment trusts, and financial institutions,

•	insurance companies,

•	tax-exempt organizations,

•	persons who acquired CTI common shares pursuant to the exercise of employee stock options or otherwise as compensation,

•	persons holding CTI common shares as part of a “straddle,” “hedge,” “conversion” or similar transaction,

•	certain former citizens or long-term residents of the United States,

•	a U.S. Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or

•	persons who own CTI common shares through partnerships or other pass-through entities.

In addition, this summary does not address alternative minimum taxes or state, local or foreign taxes.

This section is based on the Internal Revenue Code (or the Code), judicial decisions, final, temporary and proposed Treasury regulations, published rulings and other administrative pronouncements, changes to any of which subsequent to the date of this Information Statement may affect the tax consequences described herein, possibly with retroactive effect.

Please consult your own tax advisor with respect to the U.S. federal, state and local and non-U.S. tax consequences of the share distribution.

Consequences to CTI

In general, a corporation will recognize gain, but not loss, on the distribution of property to its shareholders. CTI expects that its adjusted basis in the Comverse common stock to be distributed will exceed the fair market value of such shares on the distribution date and thus it does not expect to recognize any gain or loss for the share distribution.

U.S. Holders

This subsection describes certain material U.S. income tax consequences to a U.S. Holder. You are a “U.S. Holder” if you are a beneficial owner of CTI common shares and you are:

•	an individual who is a citizen or resident of the United States;

•	a U.S. domestic corporation;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (x) a court within the United States is able to exercise primary supervision over the administration or the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) that has a valid election under applicable Treasury regulations to be treated as a U.S. person.

If you are not a U.S. Holder, this subsection does not apply to you and you should refer to “Non-U.S. Holders” below.

The fair market value of the Comverse common shares distributed will generally constitute a dividend, taxable as ordinary income, to the extent of CTI’s current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes. CTI believes that it does not have any accumulated earnings and profits as of the end of its fiscal year ended January 31, 2012. CTI’s current earnings and profits will be determined as of the end of its fiscal year ending January 31, 2013.

In the case of a U.S. holder of CTI common shares that is an individual, dividend income should generally be subject to U.S. federal income tax at a maximum rate of 15% (provided that certain holding period requirements are met). To the extent that the fair market value of the Comverse common shares distributed exceeds a holder’s share of CTI’s current and accumulated earnings and profits, the excess will not constitute a dividend but will instead be treated first as a tax-free return of capital, to the extent of the holder’s adjusted basis in its CTI common stock (with a corresponding reduction in such basis), and thereafter as capital gain. Any capital gain recognized by a U.S. holder will generally be long-term capital gain if the holder has held its CTI common shares for more than one year. In the case of a U.S. holder that is an individual, long-term capital gains should generally be subject to U.S. federal income tax at a maximum rate of 15%.

A holder’s tax basis in our common stock received in the share distribution will be equal to the fair market value of our common stock received on the date of the share distribution. Your receipt of cash in lieu of fractional shares of our common stock generally will result in a taxable gain or loss for U.S. federal income tax purposes, but you should consult your own tax advisor as to the receipt of such cash based on your particular circumstances.

Dividends Received Deduction

Corporate shareholders of CTI should be eligible for the dividends received deduction provided by Section 243(a)(1) of the Code equal to 70% of the amount of the share distribution to the extent treated as a dividend as described above (subject to certain holding period requirements).

The benefit of the dividends received deduction to a corporate holder of CTI common shares may be effectively reduced or eliminated by operation of the “extraordinary dividend” provisions of section 1059 of the Code, which require the U.S. corporate recipient to reduce its adjusted tax basis in its stock by the amount excluded from income as a result of the dividends received deduction in certain circumstances. Corporate holders of CTI common shares should consult their tax advisors to determine whether the extraordinary dividend provisions of section 1059 of the Code could apply to the share distribution. In addition, the dividends received deduction is reduced or eliminated for a U.S. corporate recipient that has indebtedness that is “directly attributable” to its investment in CTI common shares.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to the share distribution to U.S. Holders that are not exempt recipients (such as corporations). A backup withholding tax, currently at a rate of 28%, will apply to such payments if the U.S. Holder (i) fails to provide to CTI or its distribution agent a taxpayer identification number, (ii) furnishes an incorrect taxpayer identification number, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the IRS that it is subject to backup withholding.

If necessary to satisfy any withholding obligations, the distribution agent will hold back a certain number of shares of our common stock (or proceeds from sale of such shares) and sell those shares on the market. Such U.S. Holders will recognize short-term capital gain or loss, equal to the difference between the sale price of shares withheld and sold and the fair market value of such shares upon the share distribution.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

Non-U.S. Holders

The following is a general discussion of the material U.S. federal income tax consequences to Non-U.S. Holders of CTI common shares in connection with the share distribution. A “Non-U.S. Holder” is an individual, corporation, trust or estate that is a beneficial owner of CTI common shares, holds such shares as a capital asset and is not a U.S. Holder.

U.S. Trade or Business Income

For purposes of the discussion below, dividends and gain in respect of the share distribution will be considered “U.S. trade or business income” to a Non-U.S. Holder if such dividends or gains are:

•	effectively connected with the Non-U.S. Holder’s conduct of a U.S trade or business; or

•	in the case of a treaty resident, attributable to a U.S. permanent establishment (or in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States.

Generally, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates. Moreover, U.S. trade or business income received by a Non-U.S. Holder that is a corporation may, under specific circumstances, be subject to an additional tax—the “branch profits tax”—at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Share Distribution

The fair market value of the Comverse common shares distributed will generally constitute a dividend to the extent CTI’s current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes. To the extent that the fair market value of the Comverse common shares distributed exceeds a holder’s share of CTI’s current and accumulated earnings and profits, the excess will not constitute a dividend but will instead be treated first as a return of capital, to the extent of the holder’s adjusted basis in its CTI common shares (with a corresponding reduction in such basis), and thereafter as capital gain.

Dividends paid to a Non-U.S. Holder generally are subject to withholding of U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). However, if such dividends are U.S. trade or business income, they are not subject to withholding, provided the Non-U.S. Holder provides the certification described below.

In order to secure an exemption from withholding or a reduction in the rate of withholding, a Non-U.S. Holder must provide to us or our distribution agent, prior to the share distribution, a properly executed IRS form. In the case of a claimed exemption by reason of U.S. trade or business income, the required form is IRS Form W-8ECI (or any successor form specified by the IRS). In the case of a claimed exemption from or reduction in the rate of withholding on the grounds of an applicable income tax treaty, the required form is IRS Form W-8BEN. A Non-U.S. Holder that claims benefits under an applicable tax treaty may, in certain circumstances, in lieu of providing the required IRS Form, claim treaty benefits by demonstrating residence in a foreign jurisdiction by providing documentation issued by the government of such jurisdiction. Also, applicable Treasury regulations require special procedures for payments through qualified intermediaries.

If necessary to satisfy any withholding obligations, the distribution agent will hold back a certain number of shares of our common stock (or proceeds from sale of such shares) and sell those shares on the market.

Except as described below under the foregoing discussion concerning backup withholding, gain realized by a Non-U.S. Holder on the share distribution (including gain realized on the sale of fractional shares) generally will not be subject to U.S. federal income tax or withholding, unless:

•	the gain is U.S. trade or business income;

•

subject to certain exceptions, the Non-U.S. Holder is an individual who holders CTI common shares as a capital asset, is present in the United States for 183 days or more in the taxable year of the share distribution and meets certain other requirements; or

•

CTI is or has been a “U.S. real property holding corporation” for federal income tax purposes at any time during the shorter of the five-year period ending on the date of the share distribution and the Non-U.S. Holder’s holding period in the CTI common shares, and the Non-U.S. Holder does not fall within a de minimis exemption.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses from the same taxable year (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

We believe that we have not been and are not currently a U.S. real property holding corporation.

Information Reporting and Backup Withholding

We must provide information returns to the IRS and to each Non-U.S. Holder concerning any dividend that has been paid to such Non-U.S. Holder. In addition, a specific treaty or other agreement may require that copies of these information returns be made available to the tax authorities of the foreign jurisdiction in which the Non-U.S. Holder resides. Treasury regulations provide that backup withholding (currently at a rate of 28%) and certain information reporting will not apply to the share distribution provided that the Non-U.S. Holder, prior to the share distribution, provides a properly executed IRS Form W-8BEN certifying that the Non-U.S. Holder is not a U.S. person, or otherwise establishes an exemption, and provided that neither we nor our distribution agent have actual knowledge, or reason to know, that the purported Non-U.S. Holder is actually a U.S. person or that the conditions of any other exemption are not in fact satisfied.

The making of the share distribution to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. holder, prior to the share distribution, certifies as to its non-U.S. status under penalties or perjury or otherwise establishes an exemption, and provided that the broker does not have actual knowledge, or reason to know, that the purported Non-U.S. Holder is actually a U.S. person or that the conditions of any other exemption are not in fact satisfied. The making of the share distribution to or through a non-U.S. office of a non-U.S. broker, will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S.-related person”). The making of the share distribution to or through a non-U.S. office of a broker that is either a U.S. person or a U.S.-related person, Treasury regulations do not require backup withholding but do require information reporting on the distribution unless the broker, prior to the share distribution (a) has documentary evidence in its files that the owner is a Non-U.S. Holder, and (b) has no knowledge, or reason to know, to the contrary.

If necessary to satisfy any withholding obligations, the distribution agent will hold back a certain number of shares of our common stock (or proceeds from sale of such shares) and sell those common shares on the market.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

The preceding discussion of certain material U.S. federal income tax consequences is general information only and is not tax advice. Accordingly, each holder of CTI common shares should consult that holder’s own tax advisor as to the particular tax consequences to that holder of the share distribution, including the applicability and effect of any state, local or non-U.S. tax laws and of any changes or proposed changes to applicable law.

Regulatory Matters Related to the Share Distribution

Approval of the share distribution is being sought from the holders of CTI common shares at a Special Meeting of CTI’s shareholders to be held on                     , 2012 at 10:00 a.m., New York City time, at                     . In connection with and prior to the Special Meeting, CTI will be distributing the CTI Proxy Statement to all holders of CTI’s common shares. The CTI Proxy Statement will contain a proxy and will describe the procedures for voting your CTI common shares and other details regarding the Special Meeting. In addition, we are required to file with the SEC a registration statement on Form 10 together with certain exhibits thereto, including the final version of this Information Statement to be delivered to CTI shareholders holding CTI common shares on the record date for the share distribution, in order to register our common stock under the Exchange Act.

Apart from the matters described above, CTI is not aware of any other material state or federal regulatory requirements or approvals that must be complied with or obtained in connection with the share distribution.

Appraisal Rights

If the share distribution is completed, you will have certain rights under New York law to dissent and demand appraisal of, and payment in cash of the fair value of, your CTI common shares. Any holder of CTI common shares who does not vote in favor of the share distribution, demands appraisal of such CTI common shares and complies with the applicable provisions of New York law will not be entitled to receive the shares of Comverse common stock distributed in the share distribution. Such appraisal rights, if the statutory procedures are complied with, will lead to a judicial determination of the fair value (excluding any increase or decrease in value arising from the completion or expectation of the share distribution) required to be paid in cash to such dissenting shareholders for their CTI common shares. The value so determined could be more or less than, or the same as, the combined market prices of Comverse common stock and CTI common shares after the share distribution. See “Appraisal Rights.”

Treatment of Stock-Based Awards

In connection with the share distribution, we currently expect that, subject to approval of the CTI Board, CTI’s equity-based compensation awards will generally be treated as follows:

Stock Option Awards

As of the distribution date, CTI options held by our officers and employees and CTI officers and employees who become our officers or employees will be converted to options for shares of our common stock. The exercise price and the number of shares subject to these options will be adjusted such that the economic value of the options is not less than the value of the CTI options. All other terms of the options will remain the same. The formulas based on which the exercise price and the number of shares underlying the options will be adjusted will be determined by the CTI Board prior to the mailing of the CTI Proxy Statement. Once a final determination is made, we will update this Information Statement to reflect the determination.

As of the distribution date, CTI options held by CTI directors, officers and employees who remain directors, officers or employees of CTI following the share distribution will remain as options for CTI common shares. The formulas based on which the exercise price and the number of shares underlying such options will be adjusted will be determined by the CTI Board prior to the mailing of the CTI Proxy Statement. Once a final determination is made, we will update this Information Statement to reflect the determination. All other terms of the options will remain the same.

Restricted Stock Units (RSUs) and Deferred Stock Units (DSUs)

We expect that as of the distribution date, CTI RSUs and CTI DSUs held by our officers and employees and CTI officers and employees who become our officers or employees will be converted to our DSUs and RSUs. The CTI RSUs and CTI DSUs held as of the distribution date will be converted into our RSUs or DSUs based on an adjustment formula to be determined by the CTI Board prior to the mailing of the CTI Proxy Statement. Once a final determination is made, we will update this Information Statement to reflect the determination. All other terms and conditions of our RSUs and DSUs will be substantially similar to those applicable to the corresponding CTI RSUs and CTI DSUs converted as described.

As of the distribution date, CTI RSUs and CTI DSUs held by CTI directors, officers and employees who remain a director, officer or employee of CTI will remain CTI RSUs or DSUs.

Reason for Furnishing this Information Statement

This Information Statement is being furnished solely to provide information to CTI shareholders who will receive shares of our common stock in the share distribution. It is not to be construed as an inducement or encouragement to buy or sell any of our securities or any securities of CTI, nor is it to be construed as a solicitation of proxies for the proposed distribution or any other matter. A separate CTI Proxy Statement is being distributed to CTI shareholders in connection with the Special Meeting scheduled for                     , 2012. We believe that the information contained in this Information Statement is accurate as of the date set forth on the cover. Changes to the information contained in this Information Statement may occur after that date, and neither we nor CTI undertake any obligation to update the information except in the normal course of our respective public disclosure obligations and practices.

DIVIDEND POLICY

Holders of shares of our common stock are entitled to receive dividends when, or if, declared by our Board out of funds legally available for that purpose. Future dividends will be dependent on our earnings, financial condition, cash flow and business requirements, as determined by our Board. We cannot assure you that we will pay any dividends, or that if we do decide to pay dividends, what the amount of dividends will be or that we will have sufficient surplus under Delaware law to be able to pay any dividends.

CAPITALIZATION

The following table presents our cash and cash equivalents and capitalization as of January 31, 2012 on a historical basis and on a pro forma basis to give effect to the share distribution and the related transactions described in the notes to our unaudited pro forma combined balance sheet as if the share distribution and the related transactions, had occurred on January 31, 2012. The historical information presented in the table below is derived from the combined financial statements appearing elsewhere in this Information Statement. You should read the information presented below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Combined Financial Statements” and the combined financial statements appearing elsewhere in this Information Statement

We are providing the information presented in the table below for informational purposes only. It should not be construed to be indicative of our cash and cash equivalents, capitalization or financial condition had the share distribution and related transactions been completed on January 31, 2012. Further, the information presented in the table below may not reflect our capitalization or financial condition that would have resulted had we been operating as a separate, independent entity at that date and is not necessarily indicative of our future cash and cash equivalents, capitalization or financial condition.

	As of January 31, 2012
	Historical	Pro Forma
		(Unaudited)
	(In thousands, except share data)
Cash and cash equivalents	$160,726		$(1)

Capitalization(2):
Long-term debt:
Note payable to CTI	$8,536	$—
Equity:
Common stock, no par value, authorized, issued and outstanding on a pro forma basis	—
Additional paid-in capital	—
Net investment of CTI	(113,408)
Accumulated other comprehensive income	21,001

Total equity	(92,407)

Total capitalization	$(83,871)	$

(1)	Reflects our anticipated receipt of a cash contribution of $ million from CTI concurrently with or prior to the share distribution.
(2)	We have not yet finalized our capitalization upon completion of the share distribution. We intend to update this Information Statement to reflect our anticipated capitalization.

SELECTED HISTORICAL FINANCIAL DATA

The following table presents selected historical combined financial data as of and for the fiscal years ended January 31, 2012, 2011, 2010, 2009 and 2008. The selected historical combined financial data as of January 31, 2012 and 2011 and for the fiscal years ended January 31, 2012, 2011 and 2010 were derived from the combined financial statements appearing elsewhere in this Information Statement. The selected historical combined financial data as of January 31, 2010, 2009 and 2008 and for the fiscal years ended January 31, 2009 and 2008 were derived from our unaudited combined financial statements that are not included in this Information Statement. Our historical financial statements combine, on the basis of common control, the results of operations and financial position of Comverse, Inc. and its subsidiaries with Exalink Ltd., a CTI wholly-owned subsidiary that will be contributed to us by CTI immediately prior to the share distribution. Other than holding certain intellectual property rights, Exalink Ltd. has no operations. See note 1 to the combined financial statements appearing elsewhere in this Information Statement. Our financial information reflects historical results and may not be indicative of our future performance.

The comparability of the selected historical combined financial data as of and for the fiscal years ended January 31, 2012, 2011, 2010, 2009 and 2008 has been materially affected primarily by significant compliance-related professional fees and compliance-related compensation and other expenses recorded for each of the fiscal years presented in connection with the investigations conducted by a Special Committee of the CTI Board and remediation of material weaknesses, evaluations of our revenue recognition practices and the preparation of our financial information as part of CTI’s efforts to become current in periodic reporting obligations under the federal securities laws, the impairment of goodwill and intangible assets in each of the fiscal years ended January 31, 2009 and 2008, and our adoption of the new accounting guidance relating to revenue recognition for the fiscal year ended January 31, 2012. For more information relating to CTI’s Special Committee and its investigations, see “Business—Legal Proceedings—Proceedings Related to CTI’s Special Committee Investigations” and note 23 to the combined financial statements appearing elsewhere in this Information Statement. The selected combined financial data presented should be read together with the section of this Information Statement captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements appearing elsewhere in this Information Statement.

	Fiscal Years Ended January 31,
	2012	2011	2010	2009	2008
				(UNAUDITED)	(UNAUDITED)
	(In thousands)
Combined Statement of Operations Data:
Total revenue(1)	$771,157	$862,836	$794,787	$920,605	$1,093,229
Income (loss) from operations(2)(3)	11,442	(59,776)	(214,216)	(160,243)	(258,656)
Net loss(2)(3)	(20,648)	(92,741)	(221,970)	(76,841)	(255,734)

	As of January 31,
	2012	2011	2010	2009	2008
			(UNAUDITED)	(UNAUDITED)	(UNAUDITED)
	(In thousands)
Combined Balance Sheet Data:
Total assets	$853,213	$1,004,183	$1,278,752	$1,507,399	$1,866,724
Indebtedness, including note payable to CTI	8,536	13,019	—	—	—

(1)	Total revenue for the fiscal year ended January 31, 2012 includes an additional $48.9 million of revenue recognized as a result of the adoption of the new revenue recognition guidance. See, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Executive Summary—Adoption of New Revenue Recognition Guidance.”
(2)	For the fiscal years ended January 31, 2012, 2011, 2010, 2009 and 2008, we recorded compliance-related professional fees of $10.9 million, $82.1 million, $113.3 million, $32.3 million and $43.0 million, respectively.
(3)	For the fiscal years ended January 31, 2012, 2011, 2010, 2009 and 2008, we recorded compliance-related compensation and other expenses of $6.7 million, $4.5 million, $10.7 million, $11.9 million and $35.5 million, respectively.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements give effect to the share distribution and the related transactions described below, based on assumptions and adjustments set forth in the accompanying notes.

The unaudited pro forma combined financial statements presented below consist of an unaudited pro forma combined balance sheet as of January 31, 2012 and an unaudited pro forma combined statement of operations for the fiscal year ended January 31, 2012. The following unaudited pro forma combined financial statements should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined financial statements appearing elsewhere in this Information Statement.

The unaudited pro forma combined financial statements have been derived from our historical combined financial statements appearing elsewhere in this Information Statement and are not intended to be a complete presentation of our financial condition or results of operations had the share distribution and related transactions occurred as of that date and for the period presented. In addition, they are provided for illustrative and informational purposes only and are not necessarily indicative of our future financial condition or results of operations as an independent, publicly-traded company. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable, that reflect the expected impacts of events directly attributable to the share distribution and related transactions, and that are factually supportable and for purposes of the statement of operations, are expected to have a continuing impact. However, such adjustments are subject to change based on the finalization of the terms of the share distribution and related transactions.

The unaudited pro forma combined balance sheet as of January 31, 2012 has been prepared as if the share distribution and related transactions occurred on January 31, 2012. The unaudited pro forma combined statement of operations for the fiscal year ended January 31, 2012 has been prepared as if the share distribution and related transactions had occurred as of February 1, 2011.

The unaudited pro forma combined financial statements give effect to the following significant transactions:

•	the distribution of one share of our common stock for every CTI common shares outstanding as of the record date;

•	cash and asset capital contributions by CTI; and

•	the settlement of borrowings under a note payable by us to CTI dated January 11, 2011 through a capital contribution to our equity by CTI.

We have not yet determined the treatment of outstanding share-based awards and we intend to update this Information Statement, including the unaudited pro forma financial statements, to reflect this information after such treatment is finalized. See “The Share Distribution—Treatment of Stock-Based Awards.”

The following unaudited pro forma combined financial statements do not give pro forma effect to:

•	estimated transaction costs associated with the share distribution of $ million, which will be paid by CTI;

•

the settlement of borrowings, if any, under the revolving loan agreement with CTI dated May 9, 2012 through a capital contribution to our equity by CTI. Any borrowings contributed will have the effect of reducing CTI’s cash capital contribution presented as a pro forma adjustment to cash and cash equivalents in the unaudited pro forma combined balance sheet; and

•

estimated incremental annual aggregate costs of $16.5 million associated with operating as an independent, publicly-traded company, including accounting and financial reporting, legal, investor relations, treasury and information technology expenses.

Unaudited Pro Forma Combined Balance Sheet as of January 31, 2012

	Historical	Pro forma adjustments		Note	Pro forma
	(In thousands, except share data)
ASSETS
Current Assets:
Cash and cash equivalents	$160,726	$		a	$	[160,726 ]
Restricted cash and bank time deposits	28,893		—			28,893
Accounts receivable, net	132,003		—			132,003
Inventories, net	27,275		—			27,275
Deferred cost of revenue	34,364		—			34,364
Deferred income taxes	8,441		—	i		8,441
Prepaid expenses and other current assets	53,074		—			53,074
Receivables from affiliates	2,576		—			2,576

Total current assets	447,352		—			447,352
Property and equipment, net	44,687		1,564	b		46,251
Goodwill	155,517		—			155,517
Intangible assets, net	22,034		—			22,034
Deferred cost of revenue	107,878		—			107,878
Deferred income taxes	10,153		—	i		10,153
Other assets	65,592		785	c		66,377

Total assets	$853,213		$2,349			$855,562

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$187,773		$2,360	d		$190,133
Deferred revenue	347,891		—			347,891
Deferred income taxes	8,742		—	i		8,742
Income taxes payable	2,647		—			2,647

Total current liabilities	547,053		2,360			549,413
Deferred revenue	201,998		—			201,998
Deferred income taxes	40,595		—	i		40,595
Note payable to CTI	8,536		(8,536)	e		—
Other long-term liabilities	147,438		—	i		147,438

Total liabilities	945,620		(6,176)			939,444

Equity:
Common Stock, no par value, authorized; issued and outstanding on a pro forma basis	—			f
Additional paid-in capital	—			f
Net investment of CTI	(113,408)		8,525	f		(104,883)
Accumulated other comprehensive income	21,001		—			21,001

Total equity	(92,407)		8,525			(83,882)

Total liabilities and equity	$853,213		$2,349			$855,562

Unaudited Pro Forma Combined Statement of Operations for the Fiscal Year ended January 31, 2012

	Historical	Pro forma adjustments	Note	Pro forma
	(In thousands, except share and per share data)
Revenue:
Product revenue	$276,459	$—			$276,459
Service revenue	494,698	—			494,698

Total revenue	771,157	—			771,157

Costs and expenses:
Product costs	136,024	—			136,024
Service costs	332,843	—			332,843
Research and development, net	94,238	—			94,238
Selling, general and administrative	175,882	202	g		176,084

Other operating expenses:
Restructuring charges	20,728	—			20,728

Total costs and expenses	759,715	202			759,917

Income from operations	11,442	(202)			11,240
Interest income	1,755	—			1,755
Interest expense	(953)	—			(953)
Interest expense on note payable to CTI	(409)	409	h		—
Other expense, net	(7,192)	—			(7,192)

Income before income tax provision	4,643	207			4,850
Income tax provision	(25,291)	—	i		(25,291)

Net loss	$(20,648)	$207			$(20,441)

Common shares outstanding
Basic and diluted			j

Loss per share
Basic and diluted			j	$

Notes to Unaudited Pro Forma Combined Financial Statements

Adjustments to Unaudited Pro Forma Combined Balance Sheet:

a.	Reflects receipt by us of a cash contribution by CTI concurrently with or prior to the share distribution.

b.	Reflects the contribution to us of property and equipment by CTI concurrently with or prior to the share distribution. The assets primarily consist of equipment, software and leasehold improvements of facilities.

c.	Reflects the transfer to us of lease deposits from CTI concurrently with or prior to the share distribution.

d.	Reflects the assumption by us of employee-related liabilities attributable to employees expected to be transferred to us from CTI concurrently with or prior to the share distribution.

e.	Reflects the settlement of borrowings under a note payable by us to CTI through a capital contribution to our equity by CTI concurrently with or prior to the share distribution.

f.	Reflects an increase in equity due to the adjustments identified in notes a. through e. above and the reclassification of net investment of CTI into common stock and additional paid-in capital.

Adjustments to Unaudited Pro Forma Combined Statement of Operations:

g.	Reflects incremental depreciation related to property and equipment of CTI that will be contributed to us concurrently with or prior to the share distribution.

h.	Reflects the elimination of interest expense on borrowings under a note payable by us to CTI that will be settled through a capital contribution to our equity by CTI concurrently with or prior to the share distribution.

i.	Reflects the tax effect of the pro forma adjustments to the “Unaudited Pro forma Combined Balance Sheet” and “Unaudited Pro forma Combined Statement of Operations,” as discussed above. The tax effect has been calculated using the statutory tax rate in effect in the respective jurisdictions adjusted to 0% for the impact of non-deductible items and the utilization or creation of valuation allowances.

j.	The number of shares used to compute pro forma basic earnings per share is based on the number of shares of our common stock estimated by management to be outstanding on the distribution date. Management’s estimate is based on the number of shares of our common stock outstanding on , 2012 and a distribution ratio of one share of our common stock for every CTI common shares outstanding. As a result of net loss, the diluted loss per share computation excludes of contingently issuable shares of our common stock issuable upon exercise of outstanding stock options or in settlement of other share-based awards granted under CTI’s equity-based compensation plans, because the effect would be antidilutive.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with the sections of this Information Statement captioned “Business,” “Selected Historical Financial Data,” and the combined financial statements and related notes appearing elsewhere in this Information Statement. This discussion and analysis contains forward-looking statements based on current expectations relating to future events and our future financial performance that involve risks and uncertainties. See “Cautionary Statement Concerning Forward-Looking Statements.” Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under the section of this Information Statement captioned “Risk Factors,” and elsewhere in this Information Statement.

The Share Distribution

On January 11, 2012, CTI announced its plan to spin-off our company as an independent, publicly-traded company, to be accomplished by means of a pro rata distribution of 100% of our outstanding common shares to CTI’s shareholders.

Upon completion of the share distribution, each holder of CTI common shares outstanding as of the record date for the share distribution will be entitled to receive one share of our common stock for every                      CTI common shares held thereby, subject, if necessary, to the holdback of a certain number of shares of our common stock by the distribution agent to satisfy any withholding obligations. Following the share distribution, CTI will no longer hold any of our outstanding capital stock, all of which will be held by CTI shareholders as of the record date, and we will be an independent, publicly-traded company.

The share distribution is subject to a number of conditions, including receipt of an opinion with respect to the capital adequacy of CTI and Comverse from a nationally recognized provider of such opinions, final approval by the CTI Board, the approval of the share distribution by holders of at least two-thirds of CTI’s common shares, final approval of certain material agreements by the boards of each of CTI and Comverse and the completion of the review process of our registration statement on Form 10 by the SEC.

Immediately prior to the share distribution, CTI will contribute to us Exalink Ltd., its wholly-owned subsidiary. Other than holding certain intellectual property rights, Exalink Ltd. has no operations. Our historical financial statements combine, on the basis of common control, the results of operations and financial position of Comverse, Inc. and its subsidiaries with Exalink Ltd. See note 1 to the combined financial statements appearing elsewhere in this Information Statement.

Following the share distribution, we and CTI will operate independently, and neither will have any ownership interest in the other. In order to govern certain ongoing relationships between CTI and us after the share distribution and to provide mechanisms for an orderly transition, we intend to enter into agreements with CTI pursuant to which certain services and rights will be provided for following the share distribution, and we will indemnify each other against certain liabilities arising from our respective businesses and the services that will be provided under such agreements.

Subsequent to the share distribution, we expect to incur increased costs as a result of becoming an independent, publicly-traded company, including compensation costs attributable to the enhancement of our senior management, compensation of non-employee directors and compensation expense and professional fees related to financial reporting and compliance with our periodic reporting obligations under federal securities laws. We believe our cash flow from operations will be sufficient to fund these additional costs.

EXECUTIVE SUMMARY

Overview

We are a leading provider of software-based products, systems and related services that:

•

provide converged, prepaid and postpaid billing and active customer management systems (referred to as Business Support Systems or BSS) for wireless, wireline and cable network operators delivering a value proposition designed to ensure timely and efficient service monetization, consistent customer experience, reduced complexity and cost, and enable real-time marketing based on all relevant customer profile information;

•

enable wireless and wireline (including cable) network-based Value-Added Services (or VAS), comprised of two categories—Voice and Messaging—that include voicemail, visual voicemail, call completion, short messaging service (or SMS) text messaging (or texting), multimedia picture and video messaging, and Internet Protocol (or IP) communications; and

•	provide wireless users with optimized access to Internet websites, content and applications, manage and enforce policy and generate data usage and revenue for wireless operators.

Our products and services are used by more than 450 wireless, wireline and cable network communication service provider customers in more than 125 countries, including the majority of the world’s 100 largest wireless network operators. Our products and services are designed to generate voice and data network traffic, increase revenue and customer loyalty, monetize services and improve operational efficiency.

Our reportable segments are:

•	Comverse BSS—comprised of Comverse’s BSS operating segment; and

•	Comverse VAS—comprised of Comverse’s VAS operating segment.

The results of operations of all of our other operations, including the Comverse Mobile Internet (or Comverse MI) operating segment, our Netcentrex operations (or Netcentrex ), our global corporate functions that support our business units and Exalink Ltd. are included in the column captioned “Comverse Other” as part of our business segment presentation.

Significant Events

During the fiscal year ended January 31, 2012 and subsequent thereto, the following significant events occurred:

Timely Filing of Periodic Reports; Resolution of SEC Section 12(j) Administrative Proceeding. During the second quarter of the fiscal year ended January 31, 2012, CTI completed the filing with the SEC of the delinquent periodic reports that were required to be filed by it under a settlement with the SEC. In September 2011, CTI resumed the timely filing of its periodic reports commencing with the filing of its Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2011. With the filing of the delinquent reports and the timely filing of the Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2011, CTI satisfied the terms of the settlement with the SEC which resolved an administrative proceeding instituted by the SEC pursuant to Section 12(j) of the Exchange Act to revoke or suspend the registration of CTI’s common shares because of CTI’s failure to file certain periodic reports. Accordingly, in September 2011, the SEC ordered termination of the administrative proceeding.

Our expenses for accounting, tax and legal fees incurred during the fiscal year ended January 31, 2012 in connection with CTI’s filing of periodic reports and remediation of material weaknesses in internal control over financial reporting declined compared to the fiscal year ended January 31, 2011 but continued to be significant. During the fiscal year ended January 31, 2012, compliance-related professional fees were $10.9 million. Subsequent to the share distribution, we will no longer incur expenses in connection with CTI’s periodic reporting requirements. However, we expect that following the share distribution, our accounting, tax and legal fees associated with compliance with our periodic reporting obligations under federal securities laws and maintenance of internal control over financial reporting will increase.

Implementation of the Phase II Business Transformation. During the fiscal year ended January 31, 2012, we implemented the Phase II Business Transformation that focuses on process reengineering to maximize business performance, productivity and operational efficiency as part of our efforts to solidify our leadership in BSS and leverage the growth in mobile data usage, while maintaining our leading market position in VAS and implementing further cost savings through operational efficiencies and strategic focus. For more information, see “Business—Phase II Business Transformation,” “—Liquidity and Capital Resources—Restructuring Initiatives—Business Transformation” and note 10 to the combined financial statements appearing elsewhere in this Information Statement.

FCPA Litigation Settlement. In April 2011, we and CTI entered into a non-prosecution agreement with the DOJ and a settlement agreement with the SEC. These agreements resolved allegations that CTI and certain of our foreign subsidiaries violated the books and records and internal controls provisions of the FCPA by inaccurately recording certain improper payments made from 2003 through 2006 by certain former employees and an external sales agent of Comverse Ltd. or its subsidiaries, in connection with the sale of certain products in foreign jurisdictions.

Under the non-prosecution agreement with the DOJ, CTI paid a fine of $1.2 million to the DOJ and we and CTI agreed to continue to implement improvements in our internal controls and anti-corruption practices and policies. Under the settlement agreement with the SEC, CTI paid approximately $1.6 million in disgorgement and pre-judgment interest and we and CTI are required under a conduct-based injunction to comply with the books and records and internal controls provisions of the FCPA. For a more detailed discussion, see “Business—Legal Proceedings—Investigation of Alleged Unlawful Payments” and note 23 to the combined financial statements appearing elsewhere in this Information Statement.

Appointment of Chief Executive Officer. Effective March 4, 2011, Charles Burdick was appointed as CTI’s Chief Executive Officer and as our President and Chief Executive Officer, replacing Andre Dahan. Prior to his appointment, Mr. Burdick served as CTI’s non-executive Chairman of the Board. Effective May 21, 2012, Philippe Tartavull was appointed as our President, Chief Executive Officer and director, replacing Mr. Burdick. Mr. Burdick continues to serve as CTI’s Chairman of the Board and Chief Executive Officer.

CTI’s Settlement Agreement with Cadian Capital. On May 30, 2012, the CTI Board entered into a letter agreement (referred to as the Letter Agreement) with Cadian Capital Management, LLC and certain of its affiliates (referred to collectively as the Cadian Group) with respect to Cadian Group’s solicitation for the election of CTI director nominees at CTI’s upcoming election of directors at the Annual Meeting of Shareholders scheduled for June 28, 2012 (referred to as the CTI AGM) pursuant to the proxy statement filed with the SEC on March 28, 2012.

Pursuant to the terms and conditions of the Letter Agreement, the parties agreed, among other things, (a) that the Cadian Group immediately abandon its solicitation for the election of its or any other person’s nominees as directors of CTI other than those nominees proposed by CTI in connection with the CTI AGM and that the Cadian Group vote all securities of CTI over which it has beneficial ownership in favor of the slate of directors named in CTI’s proxy statement filed in connection with the CTI AGM and in favor of the share distribution (provided, that the terms and conditions of the share distribution are, in the reasonable business judgment of Cadian Capital, fair and reasonable to, and in the best interests of, CTI shareholders) and (b) to take various actions with respect to the composition of the Board of Directors of each of CTI, Verint and, if the share distribution is consummated, Comverse. For a more detailed discussion of the Letter Agreement, see note 24 to the combined financial statements appearing elsewhere in this Information Statement. For more information regarding the terms of the Letter Agreement as they relate to the composition of our initial Board, see “Management—Our Board Following the Share Distribution.”

Liquidity Forecast

We currently forecast that available cash and cash equivalents will be sufficient to meet our liquidity needs, including capital expenditures, for at least the next 12 months. For a more comprehensive discussion of our liquidity forecast, see “—Liquidity and Capital Resources—Financial Condition—Liquidity Forecast.”

Adoption of New Revenue Recognition Guidance

On February 1, 2011, we adopted new accounting guidance relating to revenue recognition on a prospective basis. This guidance amends the criteria for allocating consideration in multiple-deliverable revenue arrangements consisting of tangible products by establishing a selling price hierarchy. For the fiscal year ended January 31, 2012, combined total revenue included $48.9 million of additional revenue that was recognized as a result of the adoption of the new guidance, of which $42.7 million, $5.8 million and $0.4 million was recognized by Comverse BSS, Comverse VAS and Comverse MI, respectively. For more information, see “—Critical Accounting Estimates and Judgments—Revenue Recognition” and note 1 to the combined financial statements appearing elsewhere in this Information Statement. Such additional revenue included $40.9 million, $39.4 million, $1.1 million, and $0.4 million of revenue recognized by our company (on a combined basis), Comverse BSS, Comverse VAS and Comverse MI, respectively, under the new guidance as compared to the revenue that would have been recognized under prior accounting guidance for the fiscal year ended January 31, 2012 resulting from material modifications of certain existing contracts, which were entered into in connection with change orders that included the purchase of additional customer solutions and services and the expansion of projects by customers.

Material Weakness in Internal Controls

As part of its assessment, CTI’s management concluded that, as of January 31, 2012, a material weakness in internal control over financial reporting existed, including at our company, as a result of not having adequate personnel with sufficient technical expertise to properly account for and disclose income taxes in accordance with accounting principles generally accepted in the United States of America (or U.S. GAAP) and ineffective policies and procedures for our income tax provision. We have adopted, and are in the process of implementing, certain remedial measures that we believe will enable us to address this material weakness by January 31, 2013. However, we may not be able to successfully complete the implementation of these remedial measures by such date. For additional information, see “Risk Factors—Risks Relating to the Share Distribution and Operation as an Independent, Publicly-Traded Company—CTI’s management concluded that, as of January 31, 2012, a material weakness in internal control over financial reporting existed, including at our company, as a result of not having adequate personnel with sufficient technical expertise to properly account for and disclose income taxes in accordance with U.S. GAAP and ineffective policies and procedures for our income tax provision.”

Combined Financial Highlights

The following table presents, for the fiscal years ended January 31, 2012, 2011 and 2010, total revenue, gross margin, income (loss) from operations, operating margin, Comverse performance, a non-GAAP measure, and Comverse performance margin (reflecting Comverse performance as a percentage of revenue) for our company on a combined basis:

	Fiscal Years Ended January 31,
	2012	2011	2010
	(Dollars in thousands)
Total revenue	$771,157	$862,836	$794,787
Gross margin	39.2%	45.1%	40.5%
Income (loss) from operations	11,442	(59,776)	(214,216)
Operating margin	1.5%	(6.9)%	(27.0)%
Comverse performance	73,845	74,007	(41,783)
Comverse performance margin	9.6%	8.6%	(5.3)%

Reconciliation of Income (Loss) from Operations to Comverse Performance

Comverse performance, a non-GAAP financial measure, represents our operating results without the impact of significant expenditures incurred by us in connection with CTI’s efforts to become or remain current in periodic reporting obligations under the federal securities laws and the remediation of material weaknesses in internal control over financial reporting, certain non-cash charges, and certain other gains and charges.

We provide Comverse performance, a non-GAAP financial measure, as additional information for our operating results. This measure is not in accordance with, or an alternative for, GAAP financial measures and may be different from, or not comparable to similarly titled or other non-GAAP financial measures used by other companies. We believe that the presentation of this non-GAAP financial measure provides useful information to investors regarding certain additional financial and business trends relating to our results of operations as viewed by management in monitoring our businesses, reviewing our financial results and for planning purposes.

As previously disclosed by CTI, during the fiscal year ended January 31, 2012, CTI changed its reportable segments as a result of the implementation of the Phase II Business Transformation and the manner in which its chief operating decision maker reviews our financial results and allocates resources to CTI’s operating segments. Prior to the change in its reportable segments, we were a reportable segment of CTI and CTI used the financial measure of segment performance to present the results of operations of its previous Comverse reportable segment. As a result of the change in reportable segments, each of our BSS and VAS businesses became a separate reportable segment of CTI, and the results of operations of all of our other operations were included in the column captioned “All Other” as part of CTI’s business segment presentation. Following the change in reportable segments at CTI, the measure segment performance as used with respect to our company was renamed Comverse performance (as our company was no longer a CTI reportable segment) but its calculation continued to be made consistent with prior practice. We believe that the presentation of Comverse performance provides useful information to investors regarding our performance, including comparability with financial information previously reported by CTI.

The following table provides a reconciliation of income (loss) from operations to Comverse performance for the fiscal years ended January 31, 2012, 2011 and 2010:

	Fiscal Years Ended January 31,
	2012	2011	2010
	(In thousands)
Income (loss) from operations	$11,442	$(59,776)	$(214,216)

Expense Adjustments:
Stock-based compensation expense	3,660	2,439	4,170
Amortization of acquisition-related intangibles	17,308	18,505	21,958
Compliance-related professional fees	10,901	82,136	113,306
Compliance-related compensation and other expenses	6,719	4,542	10,737
Impairment charges	—	—	3,356
Impairment of property and equipment	2,331	—	2,906
Litigation settlements and related costs	804	—	—
Acquisition-related charges	—	—	(103)
Restructuring and integration charges	20,728	29,934	15,272
Gain on sale of land	—	(2,371)	—
Other	(48)	(1,402)	831

Total expense adjustments	62,403	133,783	172,433

Comverse performance	$73,845	$74,007	$(41,783)

Segment Performance

We evaluate our business by assessing the performance of each of our operating segments. Our Chief Executive Officer is our chief operating decision maker (or CODM). The CODM uses segment performance, as defined below, as the primary basis for assessing the financial results of the operating segments and for the allocation of resources. Segment performance, as we define it in accordance with the Financial Accounting Standard Board’s (or the FASB) guidance relating to segment reporting, is not necessarily comparable to other similarly titled captions of other companies.

Segment performance is computed by management as income (loss) from operations adjusted for the following: (i) stock-based compensation expense; (ii) amortization of acquisition-related intangibles; (iii) compliance-related professional fees; (iv) compliance-related compensation and other expenses; (v) impairment charges; (vi) impairment of property and equipment; (vii) litigation settlements and related costs; (viii) acquisition-related charges; (ix) restructuring and integration charges; and (x) certain other gains and charges. Compliance-related professional fees and compliance-related compensation and other expenses relate to fees and expenses recorded in connection with CTI’s efforts to (a) complete current and previously issued financial statements and audits of such financial statements, (b) become current in periodic reporting obligations under the federal securities laws, and (c) remediate material weaknesses in internal control over financial reporting. Compliance-related professional fees and compliance-related compensation and other expenses recorded for the fiscal year ended January 31, 2012 also relate to fees and expenses incurred in connection with the timely filing of certain periodic reports of CTI. Although following the share distribution, we will not continue to incur compliance-related professional fees and compliance-related compensation and other expenses for the filing of CTI’s periodic reports, we do expect to incur significant fees and expenses related to compliance with our periodic reporting obligations under federal securities laws. For additional information on how we apply segment performance to evaluate the operating results of our segments for each of the fiscal years ended January 31, 2012, 2011 and 2010, see notes 1 and 20 to the combined financial statements appearing elsewhere in this Information Statement.

In evaluating each segment’s performance, management uses segment revenue, which consists of revenue generated by the segment, including intercompany revenue. Certain segment performance adjustments relate to expenses included in the calculation of income (loss) from operations, while, from time to time, certain segment performance adjustments may be presented as adjustments to revenue. We had no intercompany revenue or segment performance adjustments to revenue for the fiscal years ended January 31, 2012, 2011 and 2010.

Segment Financial Highlights

The following table presents, for the fiscal years ended January 31, 2012, 2011 and 2010, segment revenue, gross margin, income (loss) from operations, operating margin, segment performance and segment performance margin (reflecting segment performance as a percentage of segment revenue) for each of our reportable segments and Comverse Other:

	Fiscal Years Ended January 31,
	2012	2011	2010
	(Dollars in thousands)
Comverse BSS
Segment revenue	$365,008	$340,502	$349,089
Gross margin	45.3%	43.5%	41.7%
Income from operations	77,095	56,354	44,165
Operating margin	21.1%	16.6%	12.7%
Segment performance	96,776	76,416	65,770
Segment performance margin	26.5%	22.4%	18.8%

Comverse VAS
Segment revenue	$356,413	$460,899	$384,965
Gross margin	45.3%	56.7%	50.9%
Income from operations	123,936	175,327	93,748
Operating margin	34.8%	38.0%	24.4%
Segment performance	125,963	175,657	96,210
Segment performance margin	35.3%	38.1%	25.0%

Comverse Other
Segment revenue	$49,736	$61,435	$60,733
Gross margin	(48.7)%	(33.2)%	(32.7)%
Loss from operations	(189,589)	(291,457)	(352,129)
Operating margin	(381.2)%	(474.4)%	(579.8)%
Segment performance	(148,894)	(178,066)	(203,763)
Segment performance margin	(299.4)%	(289.8)%	(335.5)%

For a discussion of the results of our segments, see “—Results of Operations” and note 20 to the combined financial statements appearing elsewhere in this Information Statement.

Business Trends and Uncertainties

During the second half of the fiscal year ended January 31, 2011, we commenced certain initiatives to improve our cash position, including a plan to restructure our operations with a view towards aligning operating costs and expenses with anticipated revenue. We successfully implemented the first phase of such plan commencing in the third quarter of the fiscal year ended January 31, 2011, significantly reducing our annualized operating costs. During the fiscal year ended January 31, 2012, we implemented the Phase II Business Transformation. As part of the Phase II Business Transformation, we are seeking to achieve long-term improved operating performance and sustainable positive operating cash flows. We believe that during the fiscal year ended January 31, 2012, we realized some of the benefits of these initiatives. In the fiscal year ended January 31, 2012, we had income from operations, a change from loss from operations for the prior fiscal year, and significantly reduced our negative cash flows from operations despite a decline in revenue. We believe that the improvement in performance and cash flows is attributable, to a large extent, to management’s enhanced focus on profitability, improved cash collections and cost reduction measures.

As part of the Phase II Business Transformation we have achieved cost reduction through process reengineering to maximize business performance, productivity and operational efficiency. In addition, compliance-related professional fees declined significantly during the fiscal year ended January 31, 2012 compared to the fiscal year ended January 31, 2011.

These cost reductions may be partially offset by, among other factors, the increasing complexity of project deployment which may result in higher product delivery costs and expenses expected to be incurred in connection with our compliance with periodic reporting obligations under the federal securities laws as an independent, publicly-traded company following the share distribution.

During the three months ended April 30, 2012 as compared to the three months ended April 30, 2011, our revenue decreased, which decrease was more than fully offset by a decrease in costs and operating expenses, resulting in a reduction in loss from operations. However, Comverse performance loss for the three months ended April 30, 2012 increased compared to the three months ended April 30, 2011 as the decrease in costs and operating expenses primarily consisted of decreases in expense adjustments related to compliance-related professional fees and restructuring and integration charges. In addition, during three months ended April 30, 2012, we experienced a decrease in cash collections compared to the three months ended April 30, 2011.

The decrease in revenue was primarily attributable to changes in scope and settlement of certain customer contracts, customer acceptances in large-scale deployments in the three months ended April 30, 2011, with no comparable acceptances in the three months ended April 30, 2012 and adverse impact of the timing of acceptances in certain projects and the timing of completion of project milestones. The implementation of our strategy to pursue higher margin Comverse VAS projects also contributed, as expected, to lower revenue. The decrease in cash collections was primarily attributable to the adverse impact of the timing of acceptances in certain projects and the timing of completion of project milestones.

Our costs, operating expenses and disbursements decreased during the three months ended April 30, 2012 primarily due to our continued focus on closely monitoring our costs and operating expenses as part of our efforts to improve our cash position and achieve long-term improved operating performance and sustainable positive operating cash flows. In addition, professional fees decreased significantly during the three months ended April 30, 2012 compared to the three months ended April 30, 2011.

As part of the Phase II Business Transformation, we restructured our operations into new business units. As a result, our principal business activities are reported through the following segments:

•

Comverse BSS, which conducts our converged, prepaid and postpaid billing and active customer management systems business and includes groups engaged in product management, professional services, research and development and product sales support; and

•

Comverse VAS, which conducts our value-added services business and includes groups engaged in VAS delivery, voice product research and development, messaging product research and development and product sales support.

Comverse BSS

During the fiscal year ended January 31, 2012, Comverse BSS experienced an increase in maintenance revenue and a significant decline in BSS customer solutions orders. The increase in BSS maintenance revenue was primarily attributable to an increase in the installed base of Comverse BSS customer solutions and increased collections that resulted in the recognition of additional revenue. We believe the decrease in orders for BSS customer solutions was attributable mainly to the deferral of BSS projects by customers, primarily in the fourth quarter. In addition, we believe that BSS customer solutions order activity was adversely affected during the fiscal year by uncertainty in economic conditions, which also contributed to the deferral by existing and potential customers of significant capital investments involved in deploying our BSS solutions and upgrading existing prepaid or postpaid systems to our converged BSS solution and concerns on the part of customers about our financial condition. We believe a portion of the decline was also attributable to the maturation of certain markets that historically accounted for a significant portion of our BSS growth. The decline in orders for BSS customer solutions during the fiscal year continued the previously disclosed adverse business trend that began in 2008.

In the three months ended April 30, 2012, customer orders for BSS customer solutions increased compared to the three months ended April 30, 2011. We believe that this increase was primarily attributable to certain purchasing decisions that had been delayed by customers and the decrease in customer concerns about our financial condition.

We expect orders for BSS customer solutions to continue to increase as customers make certain purchasing decisions that had been delayed. In addition, we anticipate that customers will become increasingly willing to contract with us for Comverse BSS’s solutions as concerns about our financial condition are lessened following our successful implementation of initiatives to improve our cash position, CTI becoming current in its reporting obligations under the federal securities laws, the resolution of an administrative proceeding brought by the SEC, the payment of all amounts due under the consolidated shareholder class action settlement agreement and the relisting of CTI’s common stock on NASDAQ. We believe customer concerns will further ease following the completion of the contemplated share distribution and the listing of our common stock on NASDAQ. In addition, we believe that customers will begin to more fully recognize that Comverse BSS’s solutions offer several advantages over competitors’ offerings. We also continue to pursue growth opportunities in certain emerging markets, including Africa, south Asia and Latin America, with existing and potential customers as they expand their market reach. However, if BSS customer solutions order activity does not increase, our revenue and profitability would likely be materially adversely affected and we may be required to implement further cost reduction measures and other initiatives to preserve and enhance our cash position. Any such measures may limit or hinder our ability to execute our strategy and achieve our objectives, thereby adversely affecting our business.

Revenue from BSS customer solutions for the three months ended April 30, 2012 decreased compared to the three months ended April 30, 2011. The decrease in revenue from Comverse BSS customer solutions was primarily attributable to changes in scope and settlements of certain customer contracts in the three months ended April 30, 2012 compared to the three months ended April 30, 2011. Revenue from Comverse BSS customer solutions continued to be adversely affected by (i) the increasing complexity of project deployment resulting in extended periods of time required to complete project milestones and receive customer acceptance and (ii) lower volume of BSS projects in the current fiscal quarter resulting from reduced customer order activity in recent years.

As part of its strategy, Comverse BSS is continuing its efforts to expand its presence and market share in the BSS market with BSS solutions that we believe offer several advantages over competitors’ offerings, including faster time to market and lower total cost of ownership. Comverse BSS continues to offer its existing prepaid and postpaid customer base upgrades to its Comverse ONE converged billing solution, which we believe better addresses the enhanced business needs of communication service providers. In addition, Comverse BSS continues to aggressively pursue opportunities to market its BSS solutions, primarily Comverse ONE, to new customers as part of its efforts to increase its customer base. As a result, Comverse BSS is currently beginning to experience a shift in product mix as the portion of sales of its advanced Comverse ONE converged billing solution continues to increase and the portion of sales of its traditional stand-alone prepaid and postpaid BSS solutions continues to decline. In addition, to maintain its market leadership in BSS convergence and monetization of new business models, Comverse BSS continues to expend significant resources on research and development to further enhance the functionality of Comverse ONE and its advanced machine to machine monetization capability.

Communication service providers are experiencing growth in global wireless subscriptions and traffic and a rapid growth in the use of advanced services, such as data services and Internet browsing. In response to these market trends, communication service providers require enhanced BSS system functionality to accommodate their business needs. As a result, Comverse BSS is facing increasing complexity of project deployment resulting in extended periods of time required to complete project milestones and receive customer acceptance which are generally required for revenue recognition and receipt of payment. To address these challenges, Comverse BSS continues its efforts to improve its delivery and implementation capabilities which resulted in reduced costs and expenses. In addition, Comverse BSS continues to focus on increasing revenue and improving its margins by broadening its customer solution and service offerings to existing and new customers.

As part of its service offering, Comverse BSS offers a suite of managed services that enable it to assume responsibility for the operation and management of its customers’ billing systems. Our managed services suite is designed to provide customers with improved efficiencies relating to the operation and management of their systems, thereby allowing them to focus on their own internal business needs and strengths with reduced management distraction. Managed services provide us with recurring and predictable revenue and are used by us to create and establish long-term relationships with customers as well as cross-sell additional solutions and system enhancements. We believe that the longevity of our customer relationships and the recurring revenue that such relationships generate provide us with stability and a competitive advantage in marketing our solutions to our existing customer base.

We believe that Comverse BSS’s solutions offering has the potential to become a key driver of growth going forward. We expect that Comverse BSS will continue to build on the strength of its Comverse ONE solution, particularly in the converged billing segment of the BSS market, which is expected to grow rapidly over the next few years. We also expect that growth in mobile data traffic will increase the demand for Comverse’s mobile Internet solutions, which include policy management and enforcement, deep packet inspection, traffic management and video optimization capabilities, all of which are integrated into our BSS solution.

Comverse VAS

Revenue and orders related to VAS customer solutions for the fiscal year ended January 31, 2012 decreased compared to the fiscal year ended January 31, 2011. Revenue and orders related to VAS customer solutions for the three months ended April 30, 2012 decreased compared to the three months ended April 30, 2011. These declines are attributable in part to Comverse’s strategy to pursue primarily higher margin VAS projects which contributed to lower levels of VAS revenue and customer order activity. Due to the implementation of our strategy, we expect that VAS revenue and customer order activity may continue to decline.

Comverse VAS continues to maintain its market leadership in voice-based products, such as voicemail and call completion. However, in the VAS market, wireless subscriber preferences have changed in recent years as consumers transitioned to alternative messaging applications, such as SMS text messaging, in part as a substitute for voicemail usage, and increased use of data in connection with the deployment of smartphones and other devices, such as tablets. This transition resulted in intensified competition due to the change in the business mix of Comverse VAS from the voicemail product line, in which it continues to hold a leading market position, to other applications and products, in which it is continuing to face significant competitive challenges as part of its efforts to increase market share. In addition, Comverse VAS faces increasing competition from changing technologies that may provide alternatives to its products and services. For example, the introduction of open access to web-based applications from wireless devices allows end users to utilize web-based services, such as Facebook, Google, Yahoo or Hotmail, to access, among other things, instant messaging and electronic mail free of charge rather than use wireless carriers’ service offerings. Furthermore, Comverse VAS continues to face competition from low cost competitors from emerging markets. We believe these changes have reduced demand for Comverse VAS’s products and services and increased pricing pressures, which have in turn reduced revenue and margins. Although we believe that Comverse VAS’s products and services are superior to those of its low-cost competitors in emerging markets, as a result of these adverse trends, Comverse VAS conducted an extensive evaluation of its cost structure and implemented measures to increase efficiency and significantly reduce the costs of providing its products and services. In addition, Comverse VAS is continuing to implement its strategy to pursue primarily higher margin VAS projects.

At the same time, the growth in global wireless subscriptions and traffic and emerging wireless segments, such as data services and Internet browsing, support demand for several of our products. As part of its efforts to maintain its market position and leverage these recent trends, Comverse VAS is engaged in the promotion of advanced offerings, such as visual voicemail, call management, IP Engine (an IP-based messaging platform) and a Service Enablement Middleware cloud-based solution. We believe demand for advanced offerings may grow due to the increasing deployment of smartphones by wireless communication service providers. Accordingly, we continue to expend significant resources on VAS research and development activities in order to enhance existing products and develop new solutions. For additional information, see “Business—Products—Comverse Value-Added Services Solutions—Next Generation VAS Solutions.”

Uncertainties Impacting Future Performance

Mix of Revenue

As part of our strategy, we continue our efforts to expand our BSS business and pursue primarily higher margin VAS projects which have resulted in lower VAS revenue. Currently, we are unable to predict whether increases in BSS revenue, if any, will exceed or fully offset declines in VAS revenue. If BSS revenue does not increase, or if increases in BSS revenue do not exceed or fully offset declines in VAS revenue, our revenue, profitability and cash flows would likely be materially adversely affected.

Due to current market trends and consumer preferences, we expect that the advanced offerings of Comverse BSS and Comverse VAS will account for a larger portion of their revenue. Although the advanced offerings of Comverse BSS and Comverse VAS have proven to be initially successful, it is unclear whether such advanced offerings will be widely adopted by existing and potential customers. Currently, we are unable to predict whether increases in sales of advanced offerings will exceed or fully offset declines that Comverse BSS and Comverse VAS may experience in the sale of traditional solutions. If sales of advanced offerings do not increase or if increases in sales of advanced offerings do not exceed or fully offset any declines in sales of traditional solutions, due to adverse market trends or changes in consumer preferences, the revenue, profitability and cash flows of Comverse BSS and Comverse VAS would likely be materially adversely affected.

Customer Confidence

We believe that Comverse BSS and Comverse VAS may have lost business opportunities due to concerns on the part of customers about our and CTI’s financial condition. We anticipate that these concerns will ease as a result of the successful implementation of initiatives to improve our cash position, CTI becoming current in its reporting obligations, the resolution by CTI of the administrative proceeding under Section 12(j) of the Exchange Act with the SEC and the payment of all amounts due under the consolidated shareholder class action settlement agreement. We also believe that the relisting of CTI’s common stock on NASDAQ has enhanced, and the completion of the contemplated share distribution and the listing of our common stock on NASDAQ will enhance, our market perception and will increase the willingness of customers and partners to purchase our solutions and services.

Global Economic Conditions

The business of Comverse BSS and Comverse VAS is impacted by general economic conditions. The weakness in the global economy in recent years has materially and adversely affected the telecommunications industry. Many customers experienced significant declines in revenue and profitability and some customers were required to reduce excessive debt levels. In response to these challenges, many customers of Comverse BSS and Comverse VAS have implemented cost cutting measures, including more closely managing their operating expenses and capital investment budgets. This resulted in reduced demand for our products, services and solutions, longer customer purchasing decisions and pricing pressures.

During the three months ended April 30, 2012 and fiscal year ended January 31, 2012, the global economy experienced a gradual recovery resulting in a moderate increase in levels of spending by customers. Concurrently, however, there have been adverse developments in global debt markets (including European sovereign debt) and other indications of a slowdown in the global economic recovery. These conditions have adversely impacted financial markets and have created substantial volatility and uncertainty, and will likely continue to do so. If the recovery in the global economy is curtailed and market conditions worsen, our existing and potential customers could reduce their spending, which, in turn, could reduce the demand for our products and services.

Difficulty in Forecasting Operating Results

Our operating results are difficult to predict. A high percentage of our customer orders has typically been generated late in fiscal quarters. In addition, based on historical industry spending patterns of communication service providers, we typically forecast our highest customer order activity to occur in our fourth fiscal quarter. This trend makes it difficult for us to forecast our annual customer order activity and to implement effective measures to cover any shortfalls of prior fiscal quarters if customer orders for the fourth fiscal quarter fail to meet our expectations. Furthermore, we continue to emphasize large capacity systems in our product development and marketing strategies. Contracts for BSS and VAS installations typically involve a lengthy, complex and highly competitive bidding and selection process, and our ability to obtain particular contracts is inherently difficult to predict. A delay, cancellation or other factor resulting in the postponement or cancellation of significant orders may cause us to miss our financial projections, which may not be discernible until the end of a financial reporting period.

RESULTS OF OPERATIONS

The following discussion provides an analysis of our combined results and the results of operations of each of our segments for the fiscal years presented. The discussion of the results of operations of each of our segments provides a more detailed analysis of the results of each segment presented. Accordingly, the discussion of our combined results should be read in conjunction with the discussions of the results of operations of our segments.

Fiscal Year Ended January 31, 2012 Compared to Fiscal Year Ended January 31, 2011

Combined Results

	Fiscal Years Ended January 31,		Change
	2012	2011	Amount	Percent
	(Dollars in thousands)
Total revenue	$771,157	$862,836	$(91,679)	(10.6)%

Costs and expenses:
Cost of revenue	468,867	473,888	(5,021)	(1.1)%
Research and development, net	94,238	148,817	(54,579)	(36.7)%
Selling, general and administrative	175,882	269,973	(94,091)	(34.9)%
Other operating expenses	20,728	29,934	(9,206)	(30.8)%

Total costs and expenses	759,715	922,612	(162,897)	(17.7)%

Income (loss) from operations	11,442	(59,776)	71,218	(119.1)%

Interest income	1,755	1,717	38	2.2%
Interest expense	(953)	(900)	(53)	5.9%
Interest expense on note payable to CTI	(409)	(19)	(390)	N/M
Other expense, net	(7,192)	(3,645)	(3,547)	97.3%
Income tax provision	(25,291)	(30,118)	4,827	(16.0)%

Net loss	$(20,648)	$(92,741)	$72,093	(77.7)%

Total Revenue

Management analyzes our revenue by: (i) revenue generated from customer solutions, and (ii) maintenance revenue. Revenue generated from customer solutions consists primarily of the licensing of our customer solutions, hardware and related professional services and training. Professional services primarily include installation, customization and consulting services. Maintenance revenue consists primarily of post-contract customer support (or PCS), including technical software support services, unspecified software updates or upgrades to customers on a when-and-if-available basis. Maintenance revenue is typically less susceptible to changes in market conditions as it generally represents a stable revenue stream from recurring renewals of contracts with our existing customer base.

Total revenue for the fiscal year ended January 31, 2012 includes $48.9 million of additional revenue that was recognized as a result of the adoption of the new accounting guidance relating to revenue recognition. For a more comprehensive discussion, see “—Executive Summary—Adoption of New Revenue Recognition Guidance” and note 1 to the combined financial statements appearing elsewhere in this Information Statement.

Revenue from customer solutions was $448.8 million for the fiscal year ended January 31, 2012, a decrease of $83.0 million, or 15.6%, compared to the fiscal year ended January 31, 2011. The decrease was attributable to an $82.4 million and $11.7 million decline in customer solutions revenue at the Comverse VAS segment and Comverse Other, respectively, partially offset by an $11.1 million increase in customer solutions revenue at the Comverse BSS segment.

Maintenance revenue was $322.4 million for the fiscal year ended January 31, 2012, a decrease of $8.6 million, or 2.6%, compared to the fiscal year ended January 31, 2011. This decrease was attributable to a $22.1 million decline in maintenance revenue at the Comverse VAS segment, partially offset by a $13.4 million increase in maintenance revenue at the Comverse BSS segment.

Revenue by Geographic Region

Revenue in the Americas, Europe, Middle East and Africa (or EMEA) and Asia Pacific (or APAC) represented approximately 25%, 50%, and 25% of our revenue, respectively, for the fiscal year ended January 31, 2012 compared to approximately 33%, 44%, and 23% of our revenue, respectively, for the fiscal year ended January 31, 2011. The presentation of revenue by geographic region is based on the location of customers.

Foreign Currency Impact on Revenue

Our functional currency for financial reporting purposes is the U.S. dollar. The majority of our revenue for the fiscal year ended January 31, 2012 was derived from transactions denominated in U.S. dollars. All other revenue was derived from transactions denominated in various foreign currencies, primarily the euro. Fluctuations in the U.S. dollar relative to foreign currencies in which we conducted business for the fiscal year ended January 31, 2012 compared to the fiscal year ended January 31, 2011 favorably impacted revenue by $10.2 million.

Foreign Currency Impact on Costs

A significant portion of our expenses, principally personnel-related costs, is incurred in new Israeli shekel (or NIS), whereas our functional currency for financial reporting purposes is the U.S. dollar. A strengthening of the NIS against the U.S. dollar would increase the U.S. dollar value of our expenses in Israel. We enter into foreign currency forward contracts to mitigate risk attributable to foreign currency exchange rate fluctuations.

Cost of revenue

Cost of revenue primarily consists of hardware and software material costs and compensation and related expenses for personnel involved in the customization of our products for customer delivery, contractor costs, maintenance and professional services, such as installation costs and training, royalties and license fees, depreciation of equipment used in operations, amortization of capitalized software costs and certain purchased intangible assets and related overhead costs.

Cost of revenue was $468.9 million for the fiscal year ended January 31, 2012, a decrease of $5.0 million, or 1.1%, compared to the fiscal year ended January 31, 2011. The decrease was attributable to declines in costs of $4.4 million and $7.9 million at the Comverse VAS segment and Comverse Other, respectively, partially offset by an increase in costs of $7.3 million at the Comverse BSS segment for the fiscal year ended January 31, 2012 compared to the fiscal year ended January 31, 2011.

Research and Development, Net

Research and development expenses, net, primarily consist of personnel-related costs involved in product development, net of reimbursement under government programs. Research and development expenses also include third party development and programming costs and the amortization of purchased software code and services content used in research and development activities.

Research and development expenses, net, were $94.2 million for the fiscal year ended January 31, 2012, a decrease of $54.6 million, or 36.7%, compared to the fiscal year ended January 31, 2011. The decrease was primarily attributable to a decline of $34.7 million and $16.9 million at the Comverse VAS segment and Comverse Other, respectively.

Selling, General and Administrative

Selling, general and administrative expenses consist primarily of compensation and related expenses of personnel, professional services, sales and marketing expenses, facility costs and unallocated overhead expenses.

Selling, general and administrative expenses were $175.9 million for the fiscal year ended January 31, 2012, a decrease of $94.1 million, or 34.9%, compared to the fiscal year ended January 31, 2011. The decrease was primarily attributable to a decline of $79.5 million and $13.9 million at Comverse Other and the Comverse VAS segment, respectively.

Other Operating Expenses

Other operating expenses consist of operating expenses not included in research and development, net and selling, general and administrative expenses and for the fiscal years presented include primarily restructuring charges and impairments of intangible assets.

Other operating expenses were $20.7 million for the fiscal year ended January 31, 2012, a decrease of $9.2 million, or 30.8% compared to the fiscal year ended January 31, 2011. The decrease was attributable to a decline at Comverse Other.

Income (loss) from Operations

Income from operations was $11.4 million for the fiscal year ended January 31, 2012, a change of $71.2 million compared to a loss from operations of $59.8 million for the fiscal year ended January 31, 2011. The increase was primarily attributable to a decrease in loss from operations of $101.9 million at Comverse Other and an increase in income from operations of $20.7 million at the Comverse BSS segment, partially offset by a decrease in income from operations of $51.4 million at the Comverse VAS segment.

Interest Income

Interest income was $1.8 million for the fiscal year ended January 31, 2012, an increase of 2.2%, compared to the fiscal year ended January 31, 2011.

Interest Expense

Interest expense was $1.0 million for the fiscal year ended January 31, 2012, an increase of $0.1 million, or 5.9%, compared to the fiscal year ended January 31, 2011.

Interest Expense on Note Payable to CTI

Interest expense on note payable to CTI was $0.4 million for the fiscal year ended January 31, 2012, an increase of $0.4 million compared to fiscal year ended January 31, 2011. For more information about this note, see “—Liquidity and Capital Resources—Indebtedness—Note Payable to CTI.”

Other Expense, Net

Other expense, net was $7.2 million for the fiscal year ended January 31, 2012, an increase of $3.5 million, or 97.3%, compared to the fiscal year ended January 31, 2011. The increase was primarily attributable to a $1.7 million increase in foreign currency transaction losses.

Income Tax Provision

Income tax provision was $25.3 million for the fiscal year ended January 31, 2012, representing an effective tax rate of 544.7%, compared to income tax provision of $30.1 million, representing an effective tax rate of (48.1)% for the fiscal year ended January 31, 2011. During the fiscal year ended January 31, 2012 the effective tax rate was higher than the U.S. federal statutory rate of 35% and during the fiscal year ended January 31, 2011 the effective tax rate was negative primarily due to the mix of income and losses by jurisdiction and because we did not record an income tax benefit of losses in certain jurisdictions in which we maintain valuation allowances against certain of our U.S. and foreign net deferred tax assets. The income tax provision for the period is comprised of income tax expense recorded in non-loss jurisdictions, withholding taxes, and certain tax contingencies recorded in the fiscal years ended January 31, 2012 and 2011.

The change in our effective tax rate for the fiscal year ended January 31, 2012, compared to the fiscal year ended January 31, 2011 was primarily attributable to changes in the relative mix of income and losses across various jurisdictions.

Net Loss

Net loss was $20.6 million for the fiscal year ended January 31, 2012, a decrease in loss of $72.1 million, or 77.7%, compared to the fiscal year ended January 31, 2011 due primarily to the reasons discussed above.

Segment Results

Comverse BSS

	Comverse BSS
	Fiscal Years Ended January 31,		Change
	2012	2011	Amount	Percent
		(Dollars in thousands)
Revenue:
Total revenue	$365,008	$340,502	$24,506	7.2%

Costs and expenses:
Cost of revenue	199,811	192,516	7,295	3.8%
Research and development, net	60,473	63,357	(2,884)	(4.6)%
Selling, general and administrative	27,629	28,275	(646)	(2.3)%

Total costs and expenses	287,913	284,148	3,765	1.3%

Income from operations	$77,095	$56,354	$20,741	36.8%

Computation of segment performance:
Segment revenue	$365,008	$340,502	$24,506	7.2%

Total costs and expenses	$287,913	$284,148	$3,765	1.3%

Segment expense adjustments:
Amortization of acquisition-related intangibles	17,308	18,505	(1,197)	(6.5)%
Compliance-related compensation and other expenses	2,203	1,557	646	41.5%
Impairment of property and equipment	170	—	170	N/M

Segment expense adjustments	19,681	20,062	(381)	(1.9)%

Segment expenses	268,232	264,086	4,146	1.6%

Segment performance	$96,776	$76,416	$20,360	26.6%

Revenue

Total revenue for the fiscal year ended January 31, 2012 includes $42.7 million of additional revenue that was recognized as a result of the adoption of the new accounting guidance relating to revenue recognition. For a more comprehensive discussion, see “—Executive Summary—Adoption of New Revenue Recognition Guidance” and note 1 to the combined financial statements appearing elsewhere in this Information Statement.

Revenue from Comverse BSS customer solutions was $210.0 million for the fiscal year ended January 31, 2012, an increase of $11.1 million, or 5.6%, compared to the fiscal year ended January 31, 2011. The increase in revenue from Comverse BSS customer solutions was primarily attributable to $42.7 million of additional revenue that was recognized as a result of the adoption of the new accounting guidance relating to revenue recognition. The increase was partially offset by lower volume of customer acceptances for the fiscal year ended January 31, 2012 compared to the fiscal year ended January 31, 2011. Revenue from Comverse BSS customer solutions continued to be adversely affected by (i) the increasing complexity of project deployment resulting in extended periods of time required to complete project milestones and receive customer acceptance and (ii) lower volume of BSS projects in the current fiscal year resulting from lower customer order activity in recent years due to the global economic weakness.

Comverse BSS maintenance revenue was $155.0 million for the fiscal year ended January 31, 2012, an increase of $13.4 million, or 9.4%, compared to the fiscal year ended January 31, 2011. The increase was primarily attributable to an increase in the installed base of Comverse BSS customer solutions and increased collections that resulted in the recognition of additional revenue.

Revenue by Geographic Region

Revenue in the Americas, EMEA and APAC represented approximately 19%, 53%, and 28% of Comverse BSS’s revenue, respectively, for the fiscal year ended January 31, 2012 compared to approximately 17%, 60%, and 23% of Comverse BSS’s revenue, respectively, for the fiscal year ended January 31, 2011.

The increase in revenue as a percentage of the total revenue for Comverse BSS in APAC was primarily attributable to significant revenue recognized due to customer acceptances in certain large-scale projects in the fiscal year ended January 31, 2012, with no comparable customer acceptances in the fiscal year ended January 31, 2011. Europe continued to suffer from significant weakness in market conditions and, accordingly, European customers continued to closely monitor their costs and maintain lower levels of spending. As a result, Comverse BSS’s revenue from its European customers declined during the fiscal year ended January 31, 2012 compared to the fiscal year ended January 31, 2011.

Foreign Currency Impact on Revenue

Fluctuations in the U.S. dollar relative to foreign currencies in which Comverse BSS conducted business for the fiscal year ended January 31, 2012 compared to the fiscal year ended January 31, 2011 favorably impacted revenue by $4.7 million.

Cost of Revenue

Cost of revenue was $199.8 million for the fiscal year ended January 31, 2012, an increase of $7.3 million, or 3.8%, compared to the fiscal year ended January 31, 2011. The increase was primarily attributable to:

•	an $18.8 million increase in material costs and overhead due to increased revenue and lower margin projects; and

•	a $1.9 million increase in travel and entertainment expenses.

These increases were partially offset by:

•	a $10.8 million decrease in contractor costs due to increased use of company employees in lieu of contractors as part of cost savings initiatives; and

•	a $3.5 million decrease in allocated overhead costs relating to cost of revenue.

Research and Development, Net

Research and development expenses, net were $60.5 million for the fiscal year ended January 31, 2012, a decrease of $2.9 million, or 4.6%, compared to the fiscal year ended January 31, 2011. The decrease was primarily attributable to a $2.7 million decrease in personnel-related costs principally due to workforce reductions and a decline in compensation levels.

Selling, General and Administrative

Selling, general and administrative expenses were $27.6 million for the fiscal year ended January 31, 2012, a decrease of $0.6 million, or 2.3%, compared to the fiscal year ended January 31, 2011. The decrease was primarily attributable to workforce reductions and an overall reduction in sales commissions due to lower bookings.

Income from Operations

Income from operations was $77.1 million for the fiscal year ended January 31, 2012, an increase of $20.7 million, or 36.8%, compared to the fiscal year ended January 31, 2011 due primarily to the reasons described above.

Segment Performance

Segment performance was $96.8 million for the fiscal year ended January 31, 2012 based on segment revenue of $365.0 million, representing a segment performance margin of 26.5% as a percentage of segment revenue. Segment performance was $76.4 million for the fiscal year ended January 31, 2011 based on segment revenue of $340.5 million, representing a segment performance margin of 22.4% as a percentage of segment revenue. The increase in segment performance margin was primarily attributable to the increase in segment revenue partially offset by the increase in segment expenses for the fiscal year ended January 31, 2012 compared to the fiscal year ended January 31, 2011.

Comverse VAS

	Comverse VAS
	Fiscal Years Ended January 31,		Change
	2012	2011	Amount	Percent
		(Dollars in thousands)
Revenue:
Total revenue	$356,413	$460,899	$(104,486)	(22.7)%

Costs and expenses:
Cost of revenue	195,088	199,537	(4,449)	(2.2)%
Research and development, net	25,416	60,156	(34,740)	(57.7)%
Selling, general and administrative	11,973	25,879	(13,906)	(53.7)%

Total costs and expenses	232,477	285,572	(53,095)	(18.6)%

Income from operations	$123,936	$175,327	$(51,391)	(29.3)%

Computation of segment performance:
Segment revenue	$356,413	$460,899	$(104,486)	(22.7)%

Total costs and expenses	$232,477	$285,572	$(53,095)	(18.6)%
Segment expense adjustments:
Compliance-related compensation and other expenses	1,789	330	1,459	N/M
Impairment of property and equipment	238	—	238	N/M

Segment expense adjustments	2,027	330	1,697	N/M

Segment expenses	230,450	285,242	(54,792)	(19.2)%

Segment performance	$125,963	$175,657	$(49,694)	(28.3)%

Revenue

Total revenue for the fiscal year ended January 31, 2012 includes $5.8 million of additional revenue that was recognized as a result of the adoption of the new accounting guidance relating to revenue recognition. For a more comprehensive discussion see “—Executive Summary—Adoption of New Revenue Recognition Guidance” and note 1 to the combined financial statements appearing elsewhere in this Information Statement.

Revenue from Comverse VAS customer solutions was $202.3 million for the fiscal year ended January 31, 2012, a decrease of $82.4 million, or 28.9%, compared to the fiscal year ended January 31, 2011. The decrease in revenue from Comverse VAS customer solutions was primarily attributable to a number of customer acceptances of large-scale deployments of next generation voicemail products (including visual voicemail) in connection with the launch of new smartphones and increasing use of smartphones by subscribers during the fiscal year ended January 31, 2011 with no comparable customer acceptances in the fiscal year ended January 31, 2012. In addition, revenue was impacted by the timing of customer acceptances in certain projects and the timing of completion of project milestones. Further, the implementation of Comverse’s strategy to pursue higher margin Comverse VAS projects led, as expected, to lower revenue.

Comverse VAS maintenance revenue was $154.1 million for the fiscal year ended January 31, 2012, a decrease of $22.1 million, or 12.5%, compared to the fiscal year ended January 31, 2011. The decrease was mainly due to a decline in maintenance revenue attributable to maintenance services provided to customers during the initial service period corresponding to the decline in revenue from VAS customer solutions and a decline in installed base value.

Revenue by Geographic Region

Revenue in the Americas, EMEA and APAC represented approximately 30%, 45%, and 25% of Comverse VAS’s revenue, respectively, for the fiscal year ended January 31, 2012 compared to approximately 41%, 34%, and 25% of Comverse VAS’s revenue, respectively, for the fiscal year ended January 31, 2011.

The decrease in revenue as a percentage of total revenue for Comverse VAS in the Americas was primarily attributable to (i) significant revenue recognized due to customer acceptances in certain large-scale projects in the fiscal year ended January 31, 2011, with no comparable customer acceptances in the fiscal year ended January 31, 2012, and (ii) the implementation of our strategy to pursue higher margin Comverse VAS projects which, as expected, led to lower revenue. The increase in revenue for Comverse VAS in EMEA was primarily attributable to timing of certain acceptances.

Foreign Currency Impact on Revenue

Fluctuations in the U.S. dollar relative to foreign currencies in which Comverse VAS conducted business for the fiscal year ended January 31, 2012 compared to the fiscal year ended January 31, 2011 favorably impacted revenue by $4.2 million.

Cost of Revenue

Cost of revenue was $195.1 million for the fiscal year ended January 31, 2012, a decrease of $4.4 million, or 2.2%, compared to the fiscal year ended January 31, 2011.

The decrease was primarily attributable to:

•	a $14.7 million decrease in material costs and overhead primarily as a result of decreased revenue and inventory obsolescence; and

•	a $1.3 million decrease in travel and entertainment expenses as a result of cost saving initiatives.

The decrease was partially offset by increases in cost of revenue due to the transfer of certain research and development personnel to specific projects in connection with processes to improve operational efficiency as part of the implementation of the Phase II Business Transformation with the costs attributable to such personnel being recorded as cost of revenue in lieu of research and development expenses, net. These increases included:

•	a $9.0 million increase in allocated overhead costs relating to cost of revenue;

•	a $2.5 million increase in contractor costs recorded based on progress of projects related to customer solutions; and

•	a $0.8 million increase in personnel-related costs.

Research and Development, Net

Research and development expenses, net, were $25.4 million for the fiscal year ended January 31, 2012, a decrease of $34.7 million, or 57.7%, compared to the fiscal year ended January 31, 2011. Research and development expenses, net were impacted by the transfer of certain research and development personnel to specific projects in connection with processes to improve operational efficiency as part of the implementation of the Phase II Business Transformation with the costs attributable to such personnel being recorded as cost of revenue in lieu of research and development expenses, net. The decrease in research and development expenses, net was primarily attributable to:

•	a $20.9 million decrease in personnel-related costs primarily due to workforce reductions, a decline in compensation levels and a decrease in research and development activity;

•	a $7.9 million decrease in allocated overhead costs relating to research and development due to a workforce reduction; and

•	a $4.0 million decrease in contractor costs due to a decrease in research and development activity.

Selling, General and Administrative

Selling, general and administrative expenses were $12.0 million for the fiscal year ended January 31, 2012, a decrease of $13.9 million, or 53.7%, compared to the fiscal year ended January 31, 2011. The decrease was primarily attributable to:

•	a $12.4 million decrease in personnel-related costs primarily due to workforce reductions and a decline in compensation levels; and

•	a $2.4 million decrease in overhead allocations related to selling, general and administrative expenses.

Income from Operations

Income from operations was $123.9 million for the fiscal year ended January 31, 2012, a decrease of $51.4 million, or 29.3% compared to the fiscal year ended January 31, 2011 due primarily to the reasons described above.

Segment Performance

Segment performance was $126.0 million for the fiscal year ended January 31, 2012 based on segment revenue of $356.4 million, representing a segment performance margin of 35.3% as a percentage of segment revenue. Segment performance was $175.7 million for the fiscal year ended January 31, 2011 based on segment revenue of $460.9 million, representing a segment performance margin of 38.1% as a percentage of segment revenue. The decrease in segment performance margin was primarily attributable to the decrease in segment revenues partially offset by the decrease in segment expenses for the fiscal year ended January 31, 2012 compared to the fiscal year ended January 31, 2011.

Comverse Other

	Comverse Other
	Fiscal Years Ended January 31,		Change
	2012	2011	Amount	Percent
		(Dollars in thousands)
Revenue:
Total revenue	$49,736	$61,435	$(11,699)	(19.0)%

Costs and expenses:
Cost of revenue	73,968	81,835	(7,867)	(9.6)%
Research and development, net	8,349	25,304	(16,955)	(67.0)%
Selling, general and administrative	136,280	215,819	(79,539)	(36.9)%
Other operating expenses	20,728	29,934	(9,206)	(30.8)%

Total costs and expenses	239,325	352,892	(113,567)	(32.2)%

Loss from operations	$(189,589)	$(291,457)	$101,868	(35.0)%

Computation of segment performance:
Segment revenue	$49,736	$61,435	$(11,699)	(19.0)%

Total costs and expenses	$239,325	$352,892	$(113,567)	(32.2)%
Segment expense adjustments:
Stock-based compensation expense	3,660	2,439	1,221	50.1%
Compliance-related professional fees	10,901	82,136	(71,235)	(86.7)%
Compliance-related compensation and other expenses	2,727	2,655	72	2.7%
Impairment of property and equipment	1,923	—	1,923	N/M
Litigation settlements and related costs	804	—	804	N/M
Restructuring and integration charges	20,728	29,934	(9,206)	(30.8)%
Gain on sale of land	—	(2,371)	2,371	N/M
Other	(48)	(1,402)	1,354	(96.6)%

Segment expense adjustments	40,695	113,391	(72,696)	(64.1)%

Segment expenses	198,630	239,501	(40,871)	(17.1)%

Segment performance	$(148,894)	$(178,066)	$29,172	(16.4)%

Revenue

Revenue for the fiscal years ended January 31, 2012 and 2011 includes revenue generated primarily by Comverse MI and Netcentrex.

Total revenue was $49.7 million for the fiscal year ended January 31, 2012, a decrease of $11.7 million, or 19.0%, compared to the fiscal year ended January 31, 2011. The decrease was primarily attributable to a $13.2 million revenue decline at Comverse MI partially offset by an increase in revenue of $3.3 million at Netcentrex. The decrease in revenue at Comverse MI was primarily attributable to a large customer acceptance of Comverse MI solutions during the fiscal year ended January 31, 2011 with no comparable customer acceptance in the fiscal year ended January 31, 2012. For the fiscal years ended January 31, 2012 and 2011, Comverse MI’s total revenue were $23.9 million and $37.1 million, respectively, and Netcentrex’ total revenue were $23.4 million and $20.1 million, respectively. Total revenue of Comverse MI for the fiscal year ended January 31, 2012 includes $0.4 million of additional revenue that was recognized as a result of the adoption of the new accounting guidance relating to revenue recognition. For a more comprehensive discussion, see “—Executive Summary—Adoption of New Revenue Recognition Guidance” and note 1 to the combined financial statements appearing elsewhere in this Information Statement.

Cost of Revenue

Cost of revenue for the fiscal years ended January 31, 2012 and January 31, 2011 was primarily attributable to Comverse MI and Netcentrex. Cost of revenue also includes shared services costs associated with percentage of completion projects, including at Comverse BSS and Comverse VAS.

Cost of revenue was $74.0 million for the fiscal year ended January 31, 2012, a decrease of $7.9 million, or 9.6%, compared to the fiscal year ended January 31, 2011. The decrease was primarily attributable to:

•	a $6.7 million decrease in material costs primarily due to a decrease in provision for contract loss compared to the fiscal year ended January 31, 2011;

•	a $1.7 million decrease in contractor costs;

•	a $1.6 million decrease in allocated overhead costs relating to cost of revenue; and

•	a $1.5 million decrease in travel and entertainment expenses as a result of cost saving initiatives.

The decrease was partially offset by a $5.5 million increase in personnel-related costs due to the transfer of certain research and development personnel to specific projects in connection with processes to improve operational efficiency as part of the implementation of the Phase II Business Transformation with the personnel-related costs attributable to such personnel being recorded as cost of revenue in lieu of research and development expenses, net.

Research and Development, Net

Research and development expenses, net, primarily include expenses incurred by our global corporate functions in connection with shared services provided to our operations, including Comverse BSS and Comverse VAS.

Research and development expenses, net, were $8.3 million for the fiscal year ended January 31, 2012, a decrease of $17.0 million, or 67.0%, compared to the fiscal year ended January 31, 2011. The decrease was primarily attributable to:

•

a $6.2 million decrease in personnel-related costs due to a decrease in research and development activity, resulting in the transfer of certain research and development personnel to specific projects in connection with processes to improve operational efficiency as part of the implementation of the Phase II Business Transformation with the personnel-related costs attributable to such personnel being recorded in cost of revenue in lieu of research and development expenses, net; and

•	a $9.0 million decrease in personnel-related costs primarily due to a workforce reduction.

Selling, General and Administrative

Selling, general and administrative include expenses incurred by our global corporate functions in connection with shared services provided to our operations, including Comverse BSS and Comverse VAS.

Selling, general and administrative expenses were $136.3 million for the fiscal year ended January 31, 2012, a decrease of $79.5 million, or 36.9%, compared to the fiscal year ended January 31, 2011. The decrease was primarily attributable to a $71.2 million decrease in compliance-related professional fees. During the fiscal year ended January 31, 2012, compliance-related professional fees were incurred primarily in connection with the preparation of CTI’s 2010 Form 10-K (which was filed with the SEC on May 31, 2011), the Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2011 (which was filed with the SEC on June 22, 2011), the Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2010, July 31, 2010 and October 31, 2010 (which were filed with the SEC on July 28, 2011), the Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2011 (which was filed timely with the SEC on September 8, 2011) and the Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2011 (which was filed timely with the SEC on December 12,

2011). Such fees were lower than the compliance-related professional fees incurred during the fiscal year ended January 31, 2011 in connection with CTI’s efforts to complete adjustments to its consolidated historical financial statements and evaluations of the application of U.S. GAAP, which were ultimately concluded with the filing of the Comprehensive Form 10-K with the SEC on October 4, 2010.

Other Operating Expenses

Other operating expenses were $20.7 million for the fiscal year ended January 31, 2012, a decrease of $9.2 million, or 30.8%. The decrease was primarily attributable to a decrease in restructuring and integration charges due to higher personnel-related expenses incurred during the fiscal year ended January 31, 2011.

Loss from Operations

Loss from operations was $189.6 million for the fiscal year ended January 31, 2012, a decrease in loss of $101.9 million, or 35.0%, compared to the fiscal year ended January 31, 2011 due primarily to the reasons discussed above. For the fiscal year ended January 31, 2012, Comverse MI had a loss from operations of $0.7 million compared to income from operations of $15.5 million for the fiscal year ended January 31, 2011. The change was attributable to a $13.2 million decrease in total revenue and increases in cost of revenue and research and development expense, net. For the fiscal years ended January 31, 2012 and 2011, Netcentrex had a loss from operations of $4.3 million and $19.6 million, respectively. The decrease in loss was primarily attributable to a $3.3 million increase in total revenue, and $8.7 million decrease in selling general and administrative expenses, and a $5.3 million decrease in research and development expenses, net.

Segment Performance

Segment performance was a $148.9 million loss for the fiscal year ended January 31, 2012, a decrease in loss of $29.2 million, or 16.4%, compared to the fiscal year ended January 31, 2011. The decrease in loss was attributable to a decrease in segment expenses partially offset by a decrease in segment revenue.
Fiscal Year Ended January 31, 2011 Compared to Fiscal Year Ended January 31, 2010

Combined Results

	Fiscal Years Ended January 31,		Change
	2011	2010	Amount	Percent
		(Dollars in thousands)
Total revenue	$862,836	$794,787	$68,049	8.6%

Costs and expenses:
Cost of revenue	473,888	473,132	756	0.2%
Research and development, net	148,817	175,949	(27,132)	(15.4)%
Selling, general and administrative	269,973	341,294	(71,321)	(20.9)%
Other operating expenses	29,934	18,628	11,306	60.7%

Total costs and expenses	922,612	1,009,003	(86,391)	(8.6)%

Loss from operations	$(59,776)	$(214,216)	$154,440	(72.1)%

Interest income	1,717	3,169	(1,452)	(45.8)%
Interest expense	(900)	(314)	(586)	186.6%
Interest (expense) income on notes (payable) receivable with CTI	(19)	4,845	(4,864)	N/M
Other (expense) income, net	(3,645)	476	(4,121)	N/M
Income tax provision	(30,118)	(15,930)	(14,188)	89.1%

Net loss	$(92,741)	$(221,970)	$129,229	(58.2)%

Total Revenue

Revenue from customer solutions was $531.8 million for the fiscal year ended January 31, 2011, an increase of $64.3 million, or 13.7%, compared to the fiscal year ended January 31, 2010. The increase was primarily attributable to a $78.6 million increase in customer solutions revenue at the Comverse VAS segment, partially offset by a $17.3 million decrease in customer solutions revenue at the Comverse BSS segment.

Maintenance revenue was $331.1 million for the fiscal year ended January 31, 2011, an increase of $3.8 million, or 1.2%, compared to the fiscal year ended January 31, 2010. This increase was primarily attributable to an $8.7 million increase in maintenance revenue at the Comverse BSS segment, partially offset by a $2.6 million decrease in maintenance revenue at the Comverse VAS segment.

Revenue by Geographic Region

Revenue in the Americas, EMEA and APAC represented approximately 33%, 44%, and 23% of our revenue, respectively, for the fiscal year ended January 31, 2011 compared to approximately 27%, 54%, and 19% of our revenue, respectively, for the fiscal year ended January 31, 2010.

Foreign Currency Impact on Revenue

Our functional currency for financial reporting purposes is the U.S. dollar. The majority of our revenue for the fiscal year ended January 31, 2011 was derived from transactions denominated in U.S. dollars. All other revenue was derived from transactions denominated in various foreign currencies, primarily the euro. Fluctuations in the U.S. dollar relative to foreign currencies in which we conducted business for the fiscal year ended January 31, 2011 compared to the fiscal year ended January 31, 2010 unfavorably impacted revenue by $3.5 million.

Foreign Currency Impact on Costs

A significant portion of our expenses, principally personnel-related costs, is incurred in NIS, whereas our functional currency for financial reporting purposes is the U.S. dollar. A strengthening of the NIS against the U.S. dollar would increase the U.S. dollar value of our expenses in Israel. We enter into foreign currency forward contracts to mitigate risk attributable to foreign currency exchange rate fluctuations.

Cost of revenue

Cost of revenue was $473.9 million for the fiscal year ended January 31, 2011, an increase of $0.8 million, or 0.2%, compared to the fiscal year ended January 31, 2010. The increase was attributable to increase in costs of $10.7 million and $1.2 million at the Comverse VAS segment and Comverse Other, respectively, partially offset by a decrease in costs of $11.1 million at the Comverse BSS segment for the fiscal year ended January 31, 2011 compared to the fiscal year ended January 31, 2010.

Research and Development, Net

Research and development expenses, net were $148.8 million for the fiscal year ended January 31, 2011, a decrease of $27.1 million, or 15.4%, compared to the fiscal year ended January 31, 2010. The decrease was primarily attributable to declines at the Comverse VAS segment and Comverse Other of $11.6 million and $9.9 million, respectively.

Selling, General and Administrative

Selling, general and administrative expenses were $270.0 million for the fiscal year ended January 31, 2011, a decrease of $71.3 million, or 20.9%, compared to the fiscal year ended January 31, 2010. The decrease was primarily attributable to a $62.6 million decline at Comverse Other.

Other Operating Expenses

Other operating expenses were $29.9 million for the fiscal year ended January 31, 2011, an increase of $11.3 million, or 60.7%, compared to the fiscal year ended January 31, 2010. The increase was attributable to Comverse Other.

Loss from Operations

Loss from operations was $59.8 million for the fiscal year ended January 31, 2011, a decrease in loss of $154.4 million, or 72.1%, compared to the fiscal year ended January 31, 2010. The decrease was primarily attributable to $81.6 million, $60.7 million and $12.2 million decreases in loss at the Comverse VAS segment, Comverse Other and the Comverse BSS segment, respectively.

Interest Income

Interest income was $1.7 million for the fiscal year ended January 31, 2011, a decrease of $1.5 million, or 45.8%, compared to the fiscal year ended January 31, 2010. The decrease was primarily attributable to lower cash and cash equivalents during the fiscal year ended January 31, 2011 compared to the prior fiscal year.

Interest Expense

Interest expense was $0.9 million for the fiscal year ended January 31, 2011, an increase of $0.6 million, or 186.6%, compared to the fiscal year ended January 31, 2010.

Interest (Expense) Income on Notes (Payable) Receivable with CTI

Interest expense on note payable to CTI was $19,000 for the fiscal year ended January 31, 2011, a change of $4.9 million, compared to interest income on note receivable from CTI of $4.9 million for the fiscal year ended January 31, 2010. The change was attributable to the repayment of a promissory note by CTI in October 2009.

Other (Expense) Income, Net

Other expense, net was $3.6 million for the fiscal year ended January 31, 2011, a change of $4.1 million compared to other income, net of $0.5 million for the fiscal year ended January 31, 2010. The change was primarily attributable to a $3.3 million increase in currency translation losses.

Income Tax Provision

Income tax provision was $30.1 million for the fiscal year ended January 31, 2011, representing an effective tax rate of (48.1)%, compared to an income tax provision of $15.9 million, representing an effective tax rate of (7.7)% for the fiscal year ended January 31, 2010. The effective tax rate for both fiscal years was negative primarily due to the mix of income and losses by jurisdiction and because we did not record an income tax benefit of losses in certain jurisdictions in which we maintain valuation allowances against certain of our U.S. and foreign net deferred tax assets. The income tax provision for the period is comprised of income tax expense recorded in non-loss jurisdictions, withholding taxes, and certain tax contingencies recorded in the fiscal years ended January 31, 2011 and 2010.

The change in our effective tax rate for the fiscal year ended January 31, 2011, compared to the fiscal year ended January 31, 2010 is primarily attributable to changes in the relative mix of income and losses across various jurisdictions.

Net Loss

Net loss was $92.7 million for the fiscal year ended January 31, 2011, a decrease in loss of $129.2 million, or 58.2%, compared to the fiscal year ended January 31, 2010 due primarily to the reasons discussed above.

Segment Results

Comverse BSS

	Comverse BSS
	Fiscal Years Ended January 31,		Change
	2011	2010	Amount	Percent
	(Dollars in thousands)
Revenue:
Total revenue	$340,502	$349,089	$(8,587)	(2.5)%

Costs and expenses:
Cost of revenue	192,516	203,644	(11,128)	(5.5)%
Research and development, net	63,357	68,996	(5,639)	(8.2)%
Selling, general and administrative	28,275	32,284	(4,009)	(12.4)%

Total costs and expenses	284,148	304,924	(20,776)	(6.8)%

Income from operations	$56,354	$44,165	$12,189	27.6%

Computation of segment performance:
Segment revenue	$340,502	$349,089	$(8,587)	(2.5)%
Total costs and expenses	$284,148	$304,924	$(20,776)	(6.8)%
Segment expense adjustments:
Amortization of acquisition-related intangibles	18,505	18,672	(167)	(0.9)%
Compliance-related compensation and other expenses	1,557	2,879	(1,322)	(45.9)%
Acquisition-related charges	—	54	(54)	N/M

Segment expense adjustments	20,062	21,605	(1,543)	(7.1)%

Segment expenses	264,086	283,319	(19,233)	(6.8)%

Segment performance	$76,416	$65,770	$10,646	16.2%

Revenue

Revenue from Comverse BSS customer solutions was $198.8 million for the fiscal year ended January 31, 2011, a decrease of $17.3 million, or 8.0%, compared to the fiscal year ended January 31, 2010. The decrease in revenue from Comverse BSS customer solutions was primarily attributable to (i) increasing complexity of project deployment resulting in extended periods of time required to complete project milestones and receive customer acceptance, and (ii) lower volume of Comverse BSS projects in the fiscal year ended January 31, 2011 resulting from reduced customer order activity in the preceding years due to the global economic weakness.

Comverse BSS maintenance revenue was $141.7 million for the fiscal year ended January 31, 2011, an increase of $8.7 million, or 6.6%, compared to the fiscal year ended January 31, 2010. The increase was primarily attributable to an increase in the installed base of Comverse BSS customer solutions.

Revenue by Geographic Region

Revenue in the Americas, EMEA and APAC represented approximately 17%, 60%, and 23% of Comverse BSS’s revenue, respectively, for the fiscal year ended January 31, 2011 compared to approximately 17%, 63%, and 20% of Comverse BSS’s revenue, respectively, for the fiscal year ended January 31, 2010. During the fiscal year ended January 31, 2011, revenue by geographic region was impacted by the market conditions therein. Europe continued to suffer from significant weakness in market conditions and, accordingly, European customers continued to closely monitor their costs and maintain lower levels of spending. As a result, Comverse BSS’s revenue from its European customers declined during the fiscal year ended January 31, 2011 compared to the fiscal year ended January 31, 2010.

Foreign Currency Impact on Revenue

Fluctuations in the U.S. dollar relative to foreign currencies in which Comverse BSS conducted business for the fiscal year ended January 31, 2011 compared to the fiscal year ended January 31, 2010 unfavorably impacted revenue by $1.2 million.

Cost of Revenue

Cost of revenue was $192.5 million for the fiscal year ended January 31, 2011, a decrease of $11.1 million, or 5.5%, compared to the fiscal year ended January 31, 2010. The decrease was primarily attributable to:

•	a $7.4 million decrease in contractor costs due to project completion and increased use of company employees in lieu of contractors as part of cost saving initiatives;

•	a $2.7 million decrease in general and administrative expense related to cost of revenue;

•

a $1.0 million decrease in personnel-related costs principally due to a $2.3 million decrease in workforce reductions associated with restructuring initiatives and a decline in compensation levels, partially offset by fluctuations in foreign currency exchange rates which had an unfavorable impact on personnel-related costs of approximately $1.3 million for the fiscal year ended January 31, 2011; and

•	a $0.9 million decrease in travel and entertainment expenses as a result of cost saving initiatives.

Research and Development, Net

Research and development expenses, net, were $63.4 million for the fiscal year ended January 31, 2011, a decrease of $5.6 million, or 8.2%, compared to the fiscal year ended January 31, 2010. The decrease was primarily attributable to:

•

a $4.8 million decrease in personnel-related costs primarily due to workforce reductions associated with restructuring initiatives and a decline in compensation levels. Fluctuations in foreign currency exchange rates had an unfavorable impact on personnel-related costs of approximately $0.5 million for the fiscal year ended January 31, 2011;

•	a $1.0 million decrease in general and administrative expenses relating to research and development; and

•	a $0.4 million decrease in other costs, including travel and entertainment and depreciation, as a result of cost saving initiatives and reduced capital expenditures.

These decreases were partially offset by a $0.6 million increase in contractor costs.

Selling, General and Administrative

Selling, general and administrative expenses were $28.3 million for the fiscal year ended January 31, 2011, a decrease of $4.0 million, or 12.4%, compared to the fiscal year ended January 31, 2010. The decrease was primarily attributable to:

•

a $1.7 million decrease in agent and employee sales commissions principally due to a decrease in bookings generated from certain projects and in certain geographic locations with respect to which Comverse BSS pays higher commissions to sales agents and, to a lesser extent, a decrease in sales commissions paid to employees as a result of a shift in product and project mix due to products and projects with respect to which Comverse BSS pays lower sales commissions compared to the fiscal year ended January 31, 2010;

•

a $0.8 million decrease in personnel-related costs primarily due to workforce reductions associated with restructuring initiatives and a decline in compensation levels. Fluctuations in foreign currency exchange rates had an immaterial impact on personnel-related costs for the fiscal year ended January 31, 2011;

•	a $0.7 million decrease in bad debt expense primarily due to an improved collection process and fluctuations in foreign currency exchange rates; and

•	a $0.4 million decrease in marketing and advertising costs as a result of cost saving initiatives.

Income from Operations

Income from operations was $56.4 million for the fiscal year ended January 31, 2011, an increase of $12.2 million, or 27.6%, compared to the fiscal year ended January 31, 2010 due primarily to the reasons described above.

Segment Performance

Segment performance was $76.4 million for the fiscal year ended January 31, 2011 based on segment revenue of $340.5 million, representing a segment performance margin of 22.4% as a percentage of segment revenue. Segment performance was $65.8 million for the fiscal year ended January 31, 2010 based on segment revenue of $349.1 million, representing a segment performance margin of 18.8% as a percentage of segment revenue. The increase in segment performance margin was primarily attributable to the decrease in segment expenses for the fiscal year ended January 31, 2011 compared to the fiscal year ended January 31, 2010.

Comverse VAS

	Comverse VAS
	Fiscal Years Ended January 31,		Change
	2011	2010	Amount	Percent
	(Dollars in thousands)
Revenue:
Total revenue	$460,899	$384,965	$75,934	19.7%

Costs and expenses:
Cost of revenue	199,537	188,885	10,652	5.6%
Research and development, net	60,156	71,779	(11,623)	(16.2)%
Selling, general and administrative	25,879	30,553	(4,674)	(15.3)%

Total costs and expenses	285,572	291,217	(5,645)	(1.9)%

Income from operations	$175,327	$93,748	$81,579	87.0%

Computation of segment performance:
Segment revenue	$460,899	$384,965	$75,934	19.7%
Total costs and expenses	$285,572	$291,217	$(5,645)	(1.9)%
Segment expense adjustments:
Compliance-related compensation and other expenses	330	2,462	(2,132)	(86.6)%

Segment expense adjustments	330	2,462	(2,132)	(86.6)%

Segment expenses	285,242	288,755	(3,513)	(1.2)%

Segment performance	$175,657	$96,210	$79,447	82.6%

Revenue

Revenue from Comverse VAS customer solutions was $284.8 million for the fiscal year ended January 31, 2011, an increase of $78.6 million, or 38.1%, compared to the fiscal year ended January 31, 2010. The increase in revenue from Comverse VAS customer solutions was primarily attributable to a number of large deployments of next generation voicemail products (including visual voicemail) by customers in connection with the launch of new smartphones and increasing use of smartphones by subscribers. During the fiscal year ended January 31, 2011, however, revenue from VAS customer solutions continued to be adversely affected by (i) the continuance of the weakness in the global economy in certain regions and the resulting lower levels of spending by telecommunication service providers located in such regions, (ii) the continued proliferation of alternative messaging applications, such as SMS text messaging, in part as an attractive substitute for voicemail usage, (iii) the continued maturation of the wireless services industry, particularly as it relates to voice-based services such as voicemail, resulting in a decreasing rate of growth in the subscriber base of Comverse’s telecommunication service provider customers and in their capital spending budgets, and (iv) increased competition in certain product areas from low-cost service providers, particularly in emerging markets.

Comverse VAS maintenance revenue was $176.1 million for the fiscal year ended January 31, 2011, a decrease of $2.6 million, or 1.4%, compared to the fiscal year ended January 31, 2010. The decrease was mainly due to a decline in maintenance revenue attributable to maintenance services provided to customers during the initial service period as a result of a slight decline in the installed base value.

Revenue by Geographic Region

Revenue in the Americas, EMEA and APAC represented approximately 41%, 34%, and 25% of Comverse VAS’s revenue, respectively, for the fiscal year ended January 31, 2011 compared to approximately 34%, 46%, and 20% of Comverse VAS’s revenue, respectively, for the fiscal year ended January 31, 2010.

During the fiscal year ended January 31, 2011, revenue by geographic region was impacted by the market conditions therein. Comverse VAS’s revenue increased in North America and APAC, regions in which general market conditions improved. The increase in revenue in North America was primarily attributable to a number of large deployments of next generation voicemail products (including visual voicemail) by customers in connection with the launch of new smartphones and increasing use of smartphones by subscribers. Europe continued to suffer from significant weakness in market conditions and, accordingly, European customers continued to closely monitor their costs and maintain lower levels of spending. As a result, Comverse VAS’s revenue from its European customers declined during the fiscal year ended January 31, 2011 compared to the fiscal year ended January 31, 2010.

Foreign Currency Impact on Revenue

Fluctuations in the U.S. dollar relative to foreign currencies in which Comverse VAS conducted business for the fiscal year ended January 31, 2011 compared to the fiscal year ended January 31, 2010 unfavorably impacted revenue by $1.7 million.

Cost of Revenue

Cost of revenue was $199.5 million for the fiscal year ended January 31, 2011, an increase of $10.7 million, or 5.6%, compared to the fiscal year ended January 31, 2010. The increase was primarily attributable to a $15.7 million increase in material costs and overhead, of which $25.7 million was attributable to increased revenue, partially offset by a decline in cost of revenue due to higher margin projects.

This increase was partially offset by:

•	a $2.6 million decrease in allocated overhead costs relating to cost of revenue;

•	a $2.1 million decrease in other costs, including travel and entertainment and depreciation, as a result of cost saving initiatives and reduced capital expenditures; and

•	a $0.9 million decrease in personnel-related costs primarily due to fluctuations in foreign currency exchange rates.

Research and Development, Net

Research and development expenses, net, were $60.2 million for the fiscal year ended January 31, 2011, a decrease of $11.6 million, or 16.2%, compared to the fiscal year ended January 31, 2010. The decrease was primarily attributable to:

•	a $3.2 million decrease in depreciation as a result of reduced capital expenditures and write-off of assets no longer in use;

•	a $3.0 million decrease in contractor costs due to a decrease in research and development activity;

•	a $2.8 million decrease in allocated overhead costs relating to research and development due to workforce reductions; and

•

a $2.3 million decrease in personnel-related costs primarily due to workforce reductions associated with restructuring initiatives and a decline in compensation levels. Fluctuations in foreign currency exchange rates had an unfavorable impact on personnel-related costs of approximately $1.7 million for the fiscal year ended January 31, 2011.

Selling, General and Administrative

Selling, general and administrative expenses were $25.9 million for the fiscal year ended January 31, 2011, a decrease of $4.7 million, or 15.3%, compared to the fiscal year ended January 31, 2010. The decrease was primarily attributable to:

•

a $4.3 million decrease in personnel-related costs primarily due to workforce reductions associated with restructuring initiatives and a decline in compensation levels. Fluctuations in foreign currency exchange rates had an unfavorable impact on personnel-related costs of approximately $0.6 million for the fiscal year ended January 31, 2011;

•	a $1.2 million decrease in overhead allocations related to selling, general and administrative expenses; and

•	a $1.0 million decrease in bad debt expense primarily due to an improved collection process and fluctuations in foreign currency exchange rates.

These decreases were offset primarily by a $2.8 million increase in agent and employee sales commissions principally due to overall increase in business activities.

Income from Operations

Income from operations was $175.3 million for the fiscal year ended January 31, 2011, an increase of $81.6 million, or 87.0%, compared to the fiscal year ended January 31, 2010 due primarily to the reasons described above.

Segment Performance

Segment performance was $175.7 million for the fiscal year ended January 31, 2011 based on segment revenue of $460.9 million, representing a segment performance margin of 38.1% as a percentage of segment revenue. Segment performance was $96.2 million for the fiscal year ended January 31, 2010 based on segment revenue of $385.0 million, representing a segment performance margin of 25.0% as a percentage of segment revenue. The increase in segment performance margin was primarily attributable to the increase in segment revenue as well as a decrease in segment expenses for the fiscal year ended January 31, 2011 compared to the fiscal year ended January 31, 2010.

Comverse Other

	Comverse Other
	Fiscal Years Ended January 31,		Change
	2011	2010	Amount	Percent
		(Dollars in thousands)
Revenue:
Total revenue	$61,435	$60,733	$702	1.2%

Costs and expenses:
Cost of revenue	81,835	80,603	1,232	1.5%
Research and development, net	25,304	35,174	(9,870)	(28.1)%
Selling, general and administrative	215,819	278,457	(62,638)	(22.5)%
Other operating expenses	29,934	18,628	11,306	60.7%

Total costs and expenses	352,892	412,862	(59,970)	(14.5)%

Loss from operations	$(291,457)	$(352,129)	$60,672	(17.2)%

Computation of segment performance:
Segment revenue	$61,435	$60,733	$702	1.2%

Total costs and expenses	$352,892	$412,862	$(59,970)	(14.5)%
Segment expense adjustments:
Stock-based compensation expense	2,439	4,170	(1,731)	(41.5)%
Amortization of acquisition-related intangibles	—	3,286	(3,286)	(100.0)%
Compliance-related professional fees	82,136	113,306	(31,170)	(27.5)%
Compliance-related compensation and other expenses	2,655	5,396	(2,741)	(50.8)%
Impairment charges	—	3,356	(3,356)	N/M
Impairment of property and equipment	—	2,906	(2,906)	N/M
Acquisition-related charges	—	(157)	157	N/M
Restructuring and integration charges	29,934	15,272	14,662	96.0%
Gain on sale of land	(2,371)	—	(2,371)	N/M
Other	(1,402)	831	(2,233)	(268.7)%

Segment expense adjustments	113,391	148,366	(34,975)	(23.6)%

Segment expenses	239,501	264,496	(24,995)	(9.5)%

Segment performance	$(178,066)	$(203,763)	$25,697	(12.6)%

Revenue

Total revenue was $61.4 million for the fiscal year ended January 31, 2011, an increase of $0.7 million, or 1.2%, compared to the fiscal year ended January 31, 2010. The increase was primarily attributable to a $7.2 million increase in Comverse MI’s total revenue and a $2.4 million increase in total revenue from other miscellaneous operations, partially offset by an $8.9 million decrease in Netcentrex’s total revenue. The increase in Comverse MI revenue was mainly attributable to a large customer acceptance of Comverse MI solutions during the fiscal year ended January 31, 2011. The decline in Netcentrex’s revenue was mainly due to continued weakness in market conditions, increased competition from low-cost service providers and resulting pricing pressures. For the fiscal years ended January 31, 2011 and 2010, Comverse MI’s total revenue were $37.1 million and $29.9 million, respectively, and Netcentrex’s total revenue were $20.1 million and $29.0 million, respectively.

Cost of Revenue

Cost of revenue was $81.8 million for the fiscal year ended January 31, 2011, an increase of $1.2 million, or 1.5%, compared to the fiscal year ended January 31, 2010. The increase was primarily attributable to:

•	a $7.2 million increase in material and overhead costs primarily due to an increase in provision for contract loss; and

•

a $5.6 million increase in overhead allocations relating to research and development due to an increase in percentage of completion projects in the fiscal year ended January 31, 2011 compared to the fiscal year ended January 31, 2010.

The increase was partially offset by:

•	a $3.3 million decrease in Netcentrex’s amortization as a result of impairment of intangible assets in the fiscal year ended January 31, 2010;

•	a $3.7 million decrease in certain VAT exposures that met the statute of limitations in the current fiscal year; and

•	a $1.9 million decrease in overhead allocation.

Research and Development, Net

Research and development expenses, net, were $25.3 million for the fiscal year ended January 31, 2011, a decrease of $9.9 million, or 28.1%, compared to the fiscal year ended January 31, 2010. The decrease was primarily attributable to:

•

a $5.7 million decrease in personnel-related costs due to a decrease in research and development activity, resulting in the transfer of certain research and development personnel to specific projects in connection with processes to improve operational efficiency as part of the implementation of the Phase II Business Transformation with the personnel-related costs attributable to such personnel being recorded in cost of revenue in lieu of research and development expenses and workforce reduction associated with restructuring initiatives;

•	a $1.7 million decrease in overhead allocation relating to research and development; and

•	a $1.2 million decrease in personnel-related costs primarily due to workforce reductions.

Selling, General and Administrative

Selling, general and administrative expenses were $215.8 million for the fiscal year ended January 31, 2011, a decrease of $62.6 million, or 22.5%, compared to the fiscal year ended January 31, 2010.

The decrease was primarily attributable to:

•

a $31.2 million decrease in compliance-related professional fees due to lower overall compliance-related professional fees and a decline in the percentage of costs allocated to Comverse Other in connection with CTI’s efforts to complete adjustments to its consolidated historical financial statements and evaluations of the application of U.S. GAAP, which were ultimately concluded in the filing with the SEC of the Comprehensive Form 10-K for the fiscal years ended January 31, 2009, 2008, 2007 and 2006 on October 4, 2010 and the Annual Report on Form 10-K for the fiscal year ended January 31, 2010 on January 25, 2011. The decrease in the percentage of compliance-related professional fees allocated to Comverse Other is attributable to the completion of most of the work required for the preparation of our financial information in the fiscal year ended January 31, 2010;

•

an $18.7 million decrease in agent and employee sales commissions principally due to a decrease in bookings generated from certain projects and in certain geographic locations with respect to which we pay higher commissions to sales agents and, to a lesser extent, a decrease in sales commissions paid to employees principally as a result of a shift in product and project mix during the fiscal year ended January 31, 2011 to products and projects with respect to which we pay lower sales commissions compared to the fiscal year ended January 31, 2010;

•	a $9.3 million decrease in personnel-related costs primarily due to workforce reductions associated with restructuring initiatives and a decline in compensation levels; and

•	a $4.5 million decrease in contractor costs due to increased use of company employees in lieu of contractors as part of cost savings initiatives.

Other Operating Expenses

Other operating expenses were $29.9 million for the fiscal year ended January 31, 2011, an increase of $11.3 million, or 60.7%, compared to the fiscal year ended January 31, 2010. The increase was primarily attributable to a $14.7 million increase in restructuring and integration charges due to higher personnel-related expenses incurred during the fiscal year ended January 31, 2010, partially offset by a $3.4 million reduction in charges for impairment of other intangible assets that we recorded for the fiscal year ended January 31, 2010.

Loss from Operations

Loss from operations was $291.5 million for the fiscal year ended January 31, 2011, a decrease in loss of $60.7 million, or 17.2%, compared to the fiscal year ended January 31, 2010 primarily due to the reasons described above. For the fiscal years ended January 31, 2011 and 2010, Comverse MI had income from operations of $15.5 million and $8.5 million, respectively. The increase was primarily attributable to a $7.2 million increase in Comverse MI total revenue. For the fiscal years ended January 31, 2011 and 2010, Netcentrex had loss from operations of $19.6 million and $24.8 million, respectively. The decrease in loss was primarily attributable to a decrease in research and development expenses, net and selling, general and administrative expenses, partially offset by an $8.8 million decrease in total revenue.

Segment Performance

Segment performance was a $178.1 million loss for the fiscal year ended January 31, 2011, a decrease in loss of $25.7 million, or 12.6%, compared to the loss for the fiscal year ended January 31, 2010. The decrease in loss was attributable to a decrease in segment expenses and a slight increase in segment revenue.

LIQUIDITY AND CAPITAL RESOURCES

Overview

Our principal sources of liquidity historically have consisted of cash and cash equivalents, cash flows from operations, including changes in working capital, borrowings from CTI, our parent company, and the sale of investments and assets. We believe that our future sources of liquidity will include cash and cash equivalents, and may include new borrowings, cash generated from asset divestitures, or proceeds from the issuance of equity or debt securities.

During the fiscal year ended January 31, 2012, our principal uses of liquidity were to fund operating expenses, make capital expenditures, repay indebtedness, make cash payments, and pay significant professional fees and other expenses in connection with CTI’s efforts to become current in, and continue to meet its periodic reporting obligations under, the federal securities laws. In addition, we expended resources and made investments to improve our internal control over financial reporting through the hiring of additional experienced finance and accounting personnel, redesigning of processes, implementing accounting and finance systems and performing additional business analytics. These expenses declined significantly in the fiscal year ended January 31, 2012 compared to the fiscal year ended January 31, 2011. Following the share distribution, we will not incur expenses in connection with CTI’s periodic reporting requirements. However, we expect that following the share distribution, our accounting, tax and legal fees associated with compliance with our periodic reporting obligations under federal securities laws and maintenance of internal control over financial reporting will increase.

Financial Condition

Cash and Cash Equivalents

As of January 31, 2012, we had cash, cash equivalents, bank time deposits and restricted cash of approximately $189.6 million, compared to approximately $217.9 million as of January 31, 2011. Cash, cash equivalents, bank time deposits and restricted cash as of January 31, 2011 reflects the acceleration of collections of certain receivables originally due in the fiscal year ended January 31, 2012 to the three months ended January 31, 2011. No corresponding acceleration of collections was pursued for the fiscal year ended January 31, 2012. Upon completion of the share distribution, we expect to receive from CTI a cash capital contribution of $             million and all indebtedness payable to CTI are expected to be settled through a capital contribution to our equity by CTI.

During the fiscal year ended January 31, 2012, we made the following significant disbursements:

•	approximately $22.9 million in restructuring payments, including workforce reduction initiatives;

•

approximately $10.4 million paid for professional fees primarily in connection with CTI’s efforts to become current in its periodic reporting obligations under federal securities laws, the timely filing of certain periodic reports and to remediate material weaknesses in internal control over financial reporting;

•	$6.4 million of net intercompany cash transfers to CTI;

•	repayment of borrowings of $6.0 million by Comverse Ltd. (our wholly-owned subsidiary) under an existing line of credit; and

•	approximately $5.8 million paid for special retention bonuses.

These declines in cash and cash equivalents were partially offset primarily by cash inflows from collections net of disbursements paid during the fiscal year ended January 31, 2012 and the receipt of approximately $1.6 million of remaining proceeds from the sale of land in Ra’anana, Israel.

Restricted Cash

Restricted cash aggregated $38.6 million and $34.5 million as of January 31, 2012 and 2011, respectively. Restricted cash includes compensating cash balances related to existing lines of credit and deposits that are pledged as collateral or restricted for use to settle specified performance guarantees to customers and vendors, letters of credit, foreign currency transactions in the ordinary course of business and pending tax judgments.

Liquidity Forecast

We currently forecast that available cash and cash equivalents will be sufficient to meet the liquidity needs, including capital expenditures, for at least the next 12 months.

Management’s current forecast is based upon a number of assumptions including, among others: the implementation of the Phase II Business Transformation and continued focus on reducing operating costs; restricted cash and bank time deposits in amounts consistent with current levels; slight reductions in the unrestricted cash levels required to support the working capital needs of the business; reductions in compliance-related costs; and intra-quarter working capital fluctuations consistent with historical trends. Management believes that the above-noted assumptions are reasonable. However, should one or more of the assumptions prove incorrect, or should one or more of the risks or uncertainties described in “Risk Factors” materialize, we may experience a shortfall in the cash required to support working capital needs.

Sources of Liquidity

The following is a discussion that highlights our primary sources of liquidity, cash and cash equivalents, and changes in those amounts due to operations, financing, and investing activities and the liquidity of our investments.

Cash Flows

Fiscal Year Ended January 31, 2012 Compared to Fiscal Year Ended January 31, 2011

	Fiscal Years Ended January 31,
	2012	2011
	(In thousands)
Net loss	$(20,648)	$(92,741)
Non-cash charges	49,808	50,549

Net income (loss) after non-cash charges add-back	29,160	(42,192)
Changes in operating assets and liabilities	(42,521)	(65,202)

Net cash used in operating activities	(13,361)	(107,394)
Net cash (used in) provided by investing activities	(8,210)	38,855
Net cash used in financing activities	(12,392)	(59,146)
Effects of exchange rates on cash and cash equivalents	2,860	2,981

Net decrease in cash and cash equivalents	(31,103)	(124,704)
Cash and cash equivalents, beginning of period	191,829	316,533

Cash and cash equivalents, end of period	$160,726	$191,829

Operating Cash Flows

Our operating cash flows vary significantly from period to period based on timing of collections of accounts receivable, receipts of deposits on work-in-process and achievement of milestones. During the fiscal year ended January 31, 2012, we used net cash of $13.4 million for operating activities. Net cash used in operating activities was primarily attributable to:

•	a $70.9 million decrease in deferred revenue; and

•	a $33.4 million decrease in accounts payable and accrued expenses.

Cash used in operating activities was partially offset by:

•	a $37.8 million decrease in deferred cost of revenue;

•	$29.2 million of net income after non-cash charges add-back; and

•	a $22.2 million decrease in accounts receivable.

Investing Cash Flows

During the fiscal year ended January 31, 2012, net cash used in investing activities was $8.2 million. Net cash used in investing activities was primarily attributable to (i) $5.4 million of cash used for capital expenditures and (ii) $4.4 million net increase in restricted cash and bank time deposits. These cash outflows were partially offset by asset sale proceeds of $1.4 million.

Financing Cash Flows

During the fiscal year ended January 31, 2012, net cash used in financing activities was $12.4 million. Net cash used in financing activities was primarily attributable to (i) a $7.9 million decrease in net investment of CTI, and (ii) $6.0 million of repayment of borrowings under a line of credit. These cash outflows were partially offset by $1.5 million of borrowing under a note payable to CTI.

Effects of Exchange Rates on Cash and Cash Equivalents

The majority of our cash and cash equivalents are denominated in the U.S. dollar. However, due to the nature of our global business, we also hold cash denominated in other currencies, primarily the euro, the NIS and the British pound Sterling. For the fiscal year ended January 31, 2012, the fluctuation in foreign currency exchange rates had a favorable impact of $2.9 million on cash and cash equivalents.

Fiscal Year Ended January 31, 2011 Compared to Fiscal Year Ended January 31, 2010

	Fiscal Years Ended January 31,
	2011	2010
	(In thousands)
Net loss	$(92,741)	$(221,970)
Non-cash charges	50,549	81,683

Net loss after non-cash charges add-back	(42,192)	(140,287)
Changes in operating assets and liabilities	(65,202)	(37,937)

Net cash used in operating activities	(107,394)	(178,224)
Net cash provided by investing activities	38,855	96,716
Net cash used in financing activities	(59,146)	(5,156)
Effects of exchange rates on cash and cash equivalents	2,981	5,059

Net decrease in cash and cash equivalents	(124,704)	(81,605)
Cash and cash equivalents, beginning of period	316,533	398,138

Cash and cash equivalents, end of period	$191,829	$316,533

Operating Cash Flows

During the fiscal year ended January 31, 2011, we used net cash of $107.4 million for operating activities. Net cash used in operating activities was primarily attributable to a $112.9 million decrease in deferred revenue, a $30.1 million decrease in accounts payable and accrued expenses and $42.2 million net loss after non-cash charges add-back. Cash used in operating activities was partially offset by a $27.2 million decrease in deferred cost of revenue, a $19.6 million decrease in prepaid expenses and other current assets, a $16.6 million decrease in accounts receivable and a $13.6 million decrease in other assets and liabilities.

Investing Cash Flows

During the fiscal year ended January 31, 2011, cash provided by investing activities was $38.9 million. Net cash provided by investing activities was primarily attributable to proceeds of $27.3 million received from asset sales mainly related to the sale of land in Ra’anana, Israel and a $22.7 million decrease in restricted cash and bank time deposits. These increases were partially offset by $11.2 million of cash used for capital expenditures.

Financing Cash Flows

During the fiscal year ended January 31, 2011, cash used in financing activities was $59.1 million primarily attributable to $72.1 million decrease in investment by CTI and $6.0 million of cash used to repay borrowings under a line of credit. These cash outflows were partially offset by $12.0 million of proceeds from new borrowings under a line of credit and $7.0 million of borrowing under a note payable to CTI.

Effects of Exchange Rates on Cash and Cash Equivalents

The majority of our cash and cash equivalents are denominated in the U.S. dollar. However, due to the nature of our global business, we also hold cash denominated in other currencies, primarily the euro, the NIS and the British pound sterling. For the fiscal year ended January 31, 2011, the fluctuation in foreign currency exchange rates had a favorable impact of $3.0 million on cash and cash equivalents primarily due to the weakening of the U.S. dollar relative to the major foreign currencies we held during the fiscal year.

Indebtedness

Comverse Ltd. Lines of Credit

As of January 31, 2011, Comverse Ltd., our wholly-owned Israeli subsidiary, had a $10.0 million line of credit with a bank to be used for various performance guarantees to customers and vendors, letters of credit and foreign currency transactions in the ordinary course of business. This line of credit is not available for borrowings. The line of credit bears no interest and is subject to renewal on an annual basis. Comverse Ltd. is required to maintain cash balances with the bank of no less than the capacity under the line of credit at all times regardless of amounts utilized under the line of credit. In June 2011, the line of credit increased to $20.0 million with a corresponding increase in the cash balances that Comverse Ltd. is required to maintain with the bank to $20.0 million. As of January 31, 2012 and 2011, Comverse Ltd. had utilized $17.8 million and $4.0 million, respectively, of capacity under the line of credit for guarantees and foreign currency transactions.

As of January 31, 2011, Comverse Ltd. had an additional line of credit with a bank for $15.0 million, to be used for borrowings, various performance guarantees to customers and vendors, letters of credit and foreign currency transactions in the ordinary course of business. The line of credit bears no interest other than on borrowings thereunder and is subject to renewal on an annual basis. Borrowings under the line of credit bear interest at an annual rate of London Interbank Offered Rate (or LIBOR) plus a variable margin determined based on the bank’s underlying cost of capital. Comverse Ltd. is required to maintain cash balances with the bank of no less than the capacity under the line of credit at all times regardless of amounts borrowed or utilized under the line of credit. As of January 31, 2011, Comverse Ltd. had outstanding borrowings of $6.0 million under the line of credit which was repaid in full during the first quarter of the fiscal year ended January 31, 2012. In December 2011, the line of credit decreased to $8.0 million with a corresponding decrease in the cash balances that Comverse Ltd. is required to maintain with the bank to $8.0 million. As of January 31, 2012 and 2011, Comverse Ltd. had utilized $3.3 million and $7.3 million, respectively, of capacity under the line of credit for guarantees and foreign currency transactions.

Other than Comverse Ltd.’s requirement to maintain cash balances with the banks as discussed above, the lines of credit have no financial covenants. These cash balances required to be maintained with the banks were classified as “Restricted cash and bank time deposits” within the combined balance sheets as of January 31, 2012 and 2011.

Note Payable to CTI

On January 11, 2011, we entered into a promissory note to borrow $7.0 million from CTI, with the note scheduled to mature on January 11, 2016. The contractual interest rate applicable to borrowings under this promissory note is LIBOR plus 4.0%. The interest expense for the fiscal year ended January 31, 2012 was negligible and the amount owed to CTI as of January 31, 2012, including accrued interest, was approximately $8.5 million. Upon completion of the share distribution, this note will be settled through a capital contribution to our equity by CTI.

Loan Agreement with CTI

On May 9, 2012, we entered into a revolving loan agreement (referred to as the loan agreement) with CTI, pursuant to which CTI extended us a $25.0 million revolving credit facility. Borrowings under the loan agreement are to be used to fund our operational expenses and working capital needs. Loans disbursed under the loan agreement mature on May 9, 2013, unless extended by CTI.

The commitment period under the loan agreement terminates on the earlier of (a) November 9, 2012, (b) the date upon which we and CTI cease to be affiliates, (c) the effective date of the share distribution, and (d) CTI’s contribution to our capital of substantially all of CTI’s cash in anticipation of the share distribution. CTI’s funding obligation under the loan agreement is subject to certain conditions, including us providing CTI with a budget acceptable to CTI in its sole and absolute discretion.

Borrowings under the loan agreement bear interest at the one-month LIBOR plus 4.00%. The loan agreement provides for the mandatory prepayment of the principal and interest outstanding under the loan agreement with all cash swept from our bank accounts from time to time in accordance with our cash management operations with CTI.

Our obligations under the loan agreement are unsecured. The loan agreement does not contain any restrictive covenants but does contain customary events of default.

Upon completion of the share distribution, loans outstanding under the loan agreement will be settled through a capital contribution to our equity by CTI.

Restructuring Initiatives

We review our business, manage costs and align resources with market demand and in conjunction with various acquisitions. As a result, we have taken several actions to improve our cash position, reduce fixed costs, eliminate redundancies, strengthen operational focus and better position us to respond to market pressures or unfavorable economic conditions. While such restructuring initiatives are expected to have positive impact on our operating cash flows in the long term, they also have led and will lead to some charges. For more information relating to our restructuring initiatives, including our financial obligations in respect thereof, see note 10 to the combined financial statements appearing elsewhere in this Information Statement.

Business Transformation

During the second half of the fiscal year ended January 31, 2011, we commenced certain initiatives to improve our cash position, including a plan to restructure our operations with a view towards aligning operating costs and expenses with anticipated revenue. We successfully implemented the first phase of such plan commencing in the third quarter of the fiscal year ended January 31, 2011, significantly reducing our annualized operating costs. During the fiscal year ended January 31, 2012, we implemented the Phase II Business Transformation that focuses on process reengineering to maximize business performance, productivity and operational efficiency. As part of the Phase II Business Transformation, we restructured our operations into new business units that are designed to improve operational efficiency and business performance. One of the primary purposes of the Phase II Business Transformation is to solidify our leadership in BSS and leverage the growth in mobile data usage, while maintaining our leading market position in VAS and implementing further cost savings through operational efficiencies and strategic focus. In relation to these restructuring plans, we recorded severance-related costs of $12.6 million and $11.6 million for the fiscal years ended January 31, 2012 and 2011, respectively, and facilities-related costs of $0.2 million for each such fiscal year. During the fiscal years ended January 31, 2012 and 2011, we paid severance-related costs of $12.4 million and $9.1 million, respectively, and facilities-related costs of $0.3 million and $0.1 million, respectively. The remaining costs of $2.5 million are expected to be paid by January 31, 2013. We substantially completed our implementation of the Phase II Business Transformation. In the fiscal year ending January 31, 2013, we expect to continue to evaluate the implementation of certain measures of the Business Transformation.

Netcentrex 2010 Initiative

During the fiscal year ended January 31, 2011, our management, as part of initiatives to improve focus on our core business and to maintain our ability to face intense competitive pressures in our markets, approved the first phase of a restructuring plan to eliminate staff positions primarily located in France. During the fiscal year ended January 31, 2012, we began the second phase of our Netcentrex restructuring plan. In relation to these initiatives, we recorded severance-related costs of $7.6 million and $10.9 million for the fiscal years ended January 31, 2012 and 2011, respectively, and facilities-related costs of $0.1 million in the fiscal year ended January 31, 2012. During the fiscal years ended January 31, 2012 and 2011, we paid severance-related costs of $9.3 million and $8.0 million, respectively. The remaining costs of $1.2 million relating to the Netcentrex second phase are expected to be substantially paid by January 31, 2013. As part of its commitment to its customers, Netcentrex is providing, and is expected to continue to provide, maintenance, support and certain other services to address the ongoing needs of its existing customer base.

Guarantees and Restrictions on Access to Subsidiary Cash

Guarantees

We provide certain customers in the ordinary course of business with financial performance guarantees, which in certain cases are backed by standby letters of credit or surety bonds, the majority of which are cash collateralized and accounted for as restricted cash and bank time deposits. We are only liable for the amounts of those guarantees in the event of our nonperformance, which would permit the customer to exercise the guarantee. As of January 31, 2012 and 2011, we believe that we were in compliance with our performance obligations under all contracts for which there is a financial performance guarantee, and that any liabilities arising in connection with these guarantees will not have a material adverse effect on our combined results of operations, financial position or cash flows. We also obtained bank guarantees primarily to provide customer assurance relating to the performance of certain obligations required by customer agreements for the guarantee of certain payment obligations. These guarantees, which aggregated $27.2 million as of January 31, 2012, are generally scheduled to be released upon our performance of specified contract milestones, a majority of which are scheduled to be completed at various dates through January 31, 2016.

Dividends from Subsidiaries

The ability of our Israeli subsidiaries to pay dividends is governed by Israeli law, which provides that dividends may be paid by an Israeli corporation only out of earnings as defined in accordance with the Israeli Companies Law of 1999, provided that there is no reasonable concern that such payment will cause such subsidiary to fail to meet its current and expected liabilities as they come due.

We operate our business internationally. A significant portion of our cash and cash equivalents are held outside of the United States by various foreign subsidiaries. If cash and cash equivalents held outside the United States are distributed to the United States resident corporate parents in the form of dividends or otherwise, we may be subject to additional U.S. income taxes (subject to an adjustment for foreign tax credits) and foreign withholding taxes. We may incur substantial withholding taxes if we repatriate our cash from certain foreign subsidiaries.

OFF-BALANCE SHEET ARRANGEMENTS

We lease certain of our current facilities, furniture, and equipment under non-cancelable operating lease agreements. We are typically required to pay property taxes, insurance, and normal maintenance costs for these facilities.

We provide certain customers in the ordinary course of business with financial performance guarantees. See “—Liquidity and Capital Resources—Guarantees and Restrictions on Access to Subsidiary Cash—Guarantees” and note 23 to the combined financial statements appearing elsewhere in this Information Statement.

In the normal course of business, we provide indemnifications of varying scopes to customers against claims of intellectual property infringement made by third parties arising from the use of our products. In addition, to the extent permitted under state laws or other applicable laws, following the share distribution, we intend to enter into agreements in which we will agree to indemnify our directors and officers for certain events or occurrences while the director or officer is, or was, serving at our request in such capacity. For more information relating to indemnification agreements, see note 23 to the combined financial statements appearing elsewhere in this Information Statement.

As of January 31, 2012, we did not have any off-balance sheet arrangements that we believe have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

CONTRACTUAL OBLIGATIONS

The following table presents our contractual obligations as of January 31, 2012:

	Payments due by period
Contractual obligations	Total	< 1 year	1–3 years	3–5 years	> 5 years
	(In thousands)
Long-term debt obligations(1)	$8,536	$—	$—	$8,536	$—
Operating lease obligations	50,775	18,734	22,785	8,191	1,065
Purchase obligations(2)	29,112	23,177	5,935	—	—
Other current and long-term liabilities	247	30	—	217	—

Total(3)	$88,670	$41,941	$28,720	$16,944	$1,065

(1)	Consists of borrowings under the note payable to CTI dated January 11, 2011. Excludes any potential borrowings under the loan agreement with CTI, dated May 9, 2012. Immediately prior to the share distribution, borrowings under the note payable to CTI and the loan agreement will be settled through a capital contribution to our equity by CTI. See “—Liquidity and Capital Resources—Indebtedness.”
(2)	Purchase obligations include agreements to purchase goods or services that are enforceable, legally binding and specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions, and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancelable without penalty.
(3)	Our combined balance sheet as of January 31, 2012 includes $96.5 million of non-current tax liabilities for uncertain tax positions. The specific timing of any cash payments, if any, relating to this obligation cannot be projected with reasonable certainty and, therefore, no amounts for this obligation are included in the table set forth above.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risk from changes in interest rates and foreign currency exchange rates, which may adversely affect our combined financial position and results of operations. We seek to minimize these risks through regular operating and financing activities, and when deemed appropriate, through the use of derivative financial instruments, including foreign currency forward contracts and interest swap agreements. It is our policy to enter into derivative transactions only to the extent considered necessary to meet our risk management objectives. We do not purchase, hold or sell derivative financial instruments for trading or speculative purposes.

Investments

Cash, Cash Equivalents, Restricted Cash and Bank Time Deposits

We invest in cash, cash equivalents and short-term investments. Cash primarily consists of cash on hand and bank deposits. Cash equivalents primarily consist of interest-bearing money market accounts, commercial paper, agency notes and other highly liquid investments with an original maturity of three months or less when purchased. Restricted cash and bank time deposits include compensating cash balances related to existing lines of credit and deposits that are pledged as collateral or restricted for use to settle specified performance guarantees to customers and vendors, letters of credit, foreign currency transactions in the ordinary course of business and pending tax judgments. Restricted bank time deposits generally consist of certificates of deposit with original maturities of twelve months or less. Interest rate changes could result in an increase or decrease in interest income we generate from these interest-bearing assets. Our cash, cash equivalents, restricted cash and bank time deposits are primarily maintained at high credit-quality financial institutions around the world. We maintain cash and cash equivalents in U.S. dollars and in foreign currencies, which are subject to risks related to foreign currency exchange rate fluctuations. The primary objective of our investment activities is the preservation of principal while maximizing investment income in accordance with our prescribed risk management profile. We have investment guidelines relative to diversification and maturities designed to maintain safety and liquidity.

As of January 31, 2012, we had cash and cash equivalents totaling approximately $160.7 million and restricted cash and bank time deposits of $28.9 million. In addition, we had $9.8 million of restricted cash classified as a long-term asset as of January 31, 2012.

Interest Rate Risk on Our Investments

To provide a meaningful assessment of the interest rate risk associated with our investment portfolio, we performed a sensitivity analysis to determine the impact a change in interest rates would have on the value of the investment portfolio assuming, during the fiscal year ended January 31, 2012, average short-term interest rates increase or decrease by 0.5%, or 50 basis points, relative to average rates realized during the fiscal year ended January 31, 2012. Such a change would cause our projected interest income from cash and cash equivalents and short-term investments to increase by approximately $0.9 million or decrease by approximately $0.7 million assuming a similar level of investments in the fiscal year ending January 31, 2013.

Foreign Currency Exchange Rate Risk

Although we engage in hedging activities, we are subject to risk related to foreign currency exchange rate fluctuations. The functional currency for most of our significant foreign subsidiaries is the respective local currency, of which the notable exceptions are our subsidiaries in Israel, whose functional currencies are the U.S. dollar. We are exposed to foreign currency exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars for reporting purposes. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars results in a gain or loss which is recorded as a component of accumulated other comprehensive income within equity.

Our international operations subject us to risks associated with currency fluctuations. Most of our revenue is denominated in U.S. dollars, while a significant portion of our operating expenses, primarily labor expenses, are denominated in the local currencies where our foreign operations are located, primarily Israel. As a result, our combined U.S. dollar operating results are subject to the potentially adverse impact of fluctuations in foreign currency exchange rates between the U.S. dollar and the other currencies in which we conduct business.

In addition, we have certain assets and liabilities that are denominated in currencies other than the respective entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that result in gains or losses. We recorded foreign currency transaction gains and losses, realized and unrealized, in other income (expense), net in the combined statements of operations. We recorded net foreign currency transaction losses of $5.9 million in the fiscal year ended January 31, 2012.

As of January 31, 2012, we had $36.6 million notional amount of foreign currency forward contracts.

A sensitivity analysis was performed on all of our foreign exchange derivatives as of January 31, 2012. A 10% increase in the value of the U.S. dollar would lead to a decrease in the fair value of our hedging instruments by approximately $2.9 million. Conversely, a 10% decrease in the value of the U.S. dollar would result in an increase in the fair value of these financial instruments by approximately $4.5 million.

The counterparties to these foreign currency forward contracts are multinational commercial banks. While we believe the risk of counterparty nonperformance, including our own, is not material, the recent volatility in the global financial markets has impacted some of the financial institutions with which we do business. A sustained decline in the financial stability of financial institutions as a result of volatility in the financial markets could affect our ability to secure creditworthy counterparties for our foreign currency hedging programs.

European Debt Exposure

As of January 31, 2012, we did not have any direct or indirect investments in the sovereign debt, corporations, or financial institutions in Greece, Portugal, Italy or Spain. We do maintain cash balances with European financial institutions as part of our European operations.

CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

The accounting estimates and judgments discussed in this section are those that we consider to be most critical to understand our combined financial statements (or the financial statements), because they involve significant judgments and uncertainties. More specifically, the accounting estimates and judgments outlined below are critical because they can materially affect our operating results and financial condition, inasmuch as they require management to make difficult and subjective judgments regarding uncertainties. Many of these estimates include determinations of fair value. All of these estimates reflect our best judgment about current and, for some estimates, future, economic and market conditions and effects based on information available to us as of the date of the accompanying financial statements. As a result, the accuracy of these estimates and the likelihood of future changes depend on a range of possible outcomes and a number of underlying variables, some of which are beyond our control. See also note 1 to the combined financial statements appearing elsewhere in this Information Statement for additional information on the significant accounting estimates and judgments underlying the financial results disclosed in our combined financial statements.

Please note that the following discussion of critical accounting estimates and judgments contains references to the FASB’s guidance in effect, and applicable to our combined financial statements on or before January 31, 2012 (the end of the most recent fiscal year covered by this Information Statement).

Revenue Recognition

We report our revenue in two categories: (i) product revenue, including hardware and software products; and (ii) service revenue, including revenue from professional services, training services and post-contract customer support (or PCS). Professional services primarily include installation, customization and consulting services. Revenue arrangements may include one of these single elements, or may incorporate one or more elements in a single transaction or combination of related transactions.

In September 2009, the FASB issued revenue recognition guidance applicable to multiple element arrangements, which:

•

applies to multiple element revenue arrangements that contain both software and hardware elements, focusing on determining which revenue arrangements are within the scope of the software revenue guidance; and

•

addresses how to separate consideration related to each element in a multiple element arrangement, excluding software arrangements, and establishes a hierarchy for determining the selling price of an element. It also eliminates the residual method of allocation by requiring that arrangement consideration be allocated at the inception of the arrangement to all elements using the relative selling price method.

We adopted this guidance on a prospective basis for revenue arrangements entered into, or materially modified, on or after February 1, 2011.

Multiple element arrangements entered into or materially modified on or after February 1, 2011 that include hardware which functions together with software to provide the essential functionality of the product are accounted under the FASB’s new guidance applicable to multiple element arrangements. Multiple element arrangements entered into prior to February 1, 2011 and not materially modified on or after February 1, 2011 are accounted for in accordance with the FASB’s guidance relating to revenue recognition for software arrangements as the software component of most of our multiple element arrangements is more than incidental to the products being sold.

For arrangements that do not require significant customization of the underlying software, we recognize revenue when we have persuasive evidence of an arrangement, the product has been shipped and the services have been provided to the customer, the sales price is fixed or determinable, collectability is probable, and all pertinent criteria are met as required by the FASB’s guidance.

For multiple element arrangements entered into prior to February 1, 2011 and not materially modified on or after February 1, 2011, we allocate revenue to the delivered elements of the arrangement using the residual method, whereby revenue is allocated to the undelivered elements based on vendor specific objective evidence (or VSOE) of fair value of the undelivered elements with the remaining arrangement fee allocated to the delivered elements and recognized as revenue assuming all other revenue recognition criteria are met. If we are unable to establish VSOE of fair value for the undelivered elements of the arrangement, revenue recognition is deferred for the entire arrangement until all elements of the arrangement are delivered. However, if the only undelivered element is PCS, we recognize the arrangement fee ratably over the PCS period.

For multiple element arrangements entered into or materially modified after February 1, 2011 that include hardware which functions together with software to provide the essential functionality of the product, we allocate revenue to each element based on its selling price. The selling price used for each element is based on VSOE of fair value, if available, third party evidence (“TPE”) of fair value if VSOE is not available, or our best estimate of selling price (“BESP”) if neither VSOE nor TPE is available. In determining the units of accounting for these arrangements, we evaluate whether each element has stand-alone value as defined in the FASB’s guidance. Professional services performed prior to the product’s acceptance do not have stand-alone value and are therefore combined with the related hardware and software as one non-software deliverable. After determining the fair value for each deliverable, the arrangement consideration is allocated using the relative selling price method. Revenue is recognized accordingly for each deliverable once the respective revenue recognition criteria are met for that deliverable.

The timing of recognition for our revenue transactions involves numerous judgments, estimates and policy determinations. The most significant are summarized as follows:

PCS revenue is derived primarily from providing technical software support services, unspecified software updates and upgrades to customers on a when and if available basis. PCS revenue is recognized ratably over the term of the PCS period.

When PCS is included within a multiple element arrangement and the arrangement is within the scope of the software revenue guidance, we primarily utilize the substantive renewal rate to establish VSOE of fair value for the PCS.

When using the substantive renewal rate method, we may be unable to establish VSOE of fair value for PCS because the renewal rate is deemed to be non-substantive or there are no contractually-stated renewal rates. If the stated renewal rate is non-substantive, the entire arrangement fee is recognized ratably over the estimated economic life of the product (five to eight years) beginning upon delivery of all elements other than PCS. We believe that the estimated economic life of the product is the best estimate of how long the customer will renew PCS. If there is no contractually stated renewal rate, the entire arrangement fee is recognized ratably over the relevant contractual PCS term beginning upon delivery of all elements other than PCS.

For arrangements that include a stated renewal rate, determining whether the actual renewal rate is substantive is a matter of judgment. For each group of our products, we stratify our customers based on the size of the installed base and the geographic location of the customer. Based on our historical negotiations and contract experience we believe that our customers behave differently and perceive different values for PCS based on these two main factors.

We evaluate many factors in determining the estimated economic life of our products, including the support period of the product, technological obsolescence, average time between new product releases and upgrade activity by customers. We have concluded that the estimated economic lives of our key software products range from five to eight years.

Our policy for establishing VSOE of fair value for professional services and training is based upon an analysis of separate sales of services, which are then compared with the fees charged when the same elements are included in a multiple element arrangement. Comverse has not yet established VSOE of fair value for any element other than PCS.

In certain multiple element arrangements, we are obligated to provide training services to customers related to the operation of our software products. These training services are either provided to the customer on a “defined” basis (limited to a specified number of days or training classes) or on an “as-requested” basis (unlimited training over a contractual period).

For multiple element arrangements containing as-requested training obligations that are within the scope of the software revenue guidance, we recognize the total arrangement consideration ratably over the contractual period during which we are required to “stand ready” to perform such training, provided that all other criteria for revenue recognition have been met.

For multiple element arrangements containing defined training obligations, the training services are typically provided to the customer prior to the completion of the installation services. For arrangements that are within the scope of the software revenue guidance, because revenue recognition does not commence until the completion of installation, the defined training obligations do not impact the timing of recognition of revenue. In certain circumstances in which training is provided after the end of the installation period, we commence revenue recognition upon the completion of training, provided that all other criteria for revenue recognition have been met.

Some of our arrangements require significant customization of the product to meet the particular requirements of the customer. For these arrangements, revenue is recognized, in accordance with the FASB’s guidance for long-term construction type contracts using the percentage-of-completion (or POC) method.

The determination of whether services entail significant customization requires judgment and is primarily based on alterations to the features and functionality to the standard release, complex or unusual interfaces as well as the amount of hours necessary to complete the customization solution relative to the size of the contract. Revenue from these arrangements is recognized on the POC method based on the ratio of total hours incurred to date compared to estimated total hours to complete the contract. We are required to make judgments to estimate the total estimated costs and progress to completion. Changes to such estimates can impact the timing of the revenue recognition period to period. We use historical experience, project plans, and an assessment of the risks and uncertainties inherent in the arrangement to establish these estimates. Uncertainties in these arrangements include implementation delays or performance issues that may or may not be within our control. If some level of profitability is assured, but the related revenue and costs cannot be reasonably estimated, then revenue is recognized to the extent of costs incurred until such time that the project’s profitability can be estimated or the services have been completed. Subsequent to the fiscal year ended January 31, 2012, we entered into a contract modification with a customer in our Comverse BSS segment accounted for using the POC method of revenue recognition which is expected to result in approximately $9.7 million of incremental revenue in the fiscal year ending January 31, 2013. The contract modification and the related changes in estimate to complete the arrangement are expected to decrease combined revenue during the three months ended April 30, 2012 by $6.6 million. Revenue in the nine months following April 30, 2012 related to this modified arrangement is expected to total $16.3 million.

If VSOE of fair value of PCS does not exist, all revenue will be deferred until completion of the professional services and recognized ratably over the respective PCS period. If we determine that based on our estimates our costs exceed the sales price, the entire amount of the estimated loss is accrued in the period that such losses become known.

When revenue is recognized over multiple periods in accordance with our revenue recognition policies, the material cost, including hardware and third party software license fees are deferred and amortized over the same period that product revenue is recognized. These costs are recognized as “Deferred cost of revenue” on the combined balance sheets. However, we have made an accounting policy election whereby the cost for installation and other service costs are expensed as incurred, except for arrangements recognized in accordance with the FASB’s guidance for long-term construction type contracts.

In the combined statements of operations, we classify revenue as product revenue or service revenue as prescribed by SEC Rules and Regulations. For multiple element arrangements that include both product and service elements, management evaluates various available indicators of fair value and applies its judgment to reasonably classify the arrangement fee between product revenue and service revenue. The amount of multiple element arrangement fees classified as product and service revenue based on management estimates of fair value when VSOE of fair value for all elements of an arrangement does not exist could differ from amounts classified as product and service revenue if VSOE of fair value of all elements existed. The allocation of multiple element arrangement fees between product revenue and service revenue, when VSOE of fair value of all elements does not exist, is for combined financial statement presentation purposes only and does not affect the timing or amount of revenue recognized.

In determining the amount of a multiple element arrangement fee that should be classified between product revenue and service revenue, we first allocate the arrangement fee to product revenue and PCS (PCS is classified as service revenue) based on management’s estimate of fair value for those elements. The remainder of the arrangement fee, which is comprised of all other service elements, is allocated to service revenue. The estimate of fair value of the product element is based primarily on management’s evaluation of direct costs and reasonable profit margins on those products. This was determined to be the most appropriate methodology as we have historically been product oriented with respect to pricing policies which facilitates the evaluation of product costs and related margins in arriving at a reasonable estimate of the product element fair value. Management’s estimate of reasonable profit margins requires significant judgment and consideration of various factors, such as the impact of the economic environment on margins, the complexity of projects, the stability of product profit margins and the nature of products. The estimate of fair value for PCS is based on management’s evaluation of weighted average PCS rates for arrangements for which VSOE of fair value of PCS exists.

Extended Payment Terms

One of the critical judgments that we make, related to revenue recognition, is the assessment that collectability is probable. Our recognition of revenue is based on our assessment of the probability of collecting the related accounts receivable balance at the onset of a sales arrangement. Certain of our arrangements include payment terms that depart from our customary practice. In these situations, if a customer does not have an adequate history of abiding by its contractual payment terms without concessions, the sales price is not considered fixed or determinable and revenue is recognized upon collection provided all other revenue recognition criteria have been met. We consider payment terms where more than 5% of the arrangement fees are due 120 days from customer acceptance to be extended. If the arrangement is with a new customer and the payment terms are extended, there is no evidence of collecting under the original payment terms without making concessions and therefore the presumption that the fee is not fixed and determinable cannot be overcome. If this arrangement is with an existing customer, an evaluation of the customer’s payment history will take place to determine if the fee is fixed.

Expense Allocations

CTI provides a variety of services to us. CTI directly assigned, where possible, certain general and administrative costs to us based on actual use of those services. Where direct assignment of costs is not possible, or practical, CTI uses other indirect methods, including time studies, to estimate the allocation of costs. Allocated costs include general support services such as information technology, legal services, human resource services, general accounting and finance, and executive support. Other allocations also include costs for stock-based compensation. Substantially all of these allocations are reflected in “Selling, general, and administrative” expenses in our combined statements of operations.

We considered these expense allocations to be a reasonable reflection of the utilization of services provided. The allocations may not, however, reflect the expense we would have incurred as an independent company. Actual costs which may have been incurred if we had been a stand-alone company for the fiscal years ended January 31, 2012, 2011 and 2010 would depend on a number of factors, including how we chose to organize our self, what if any functions were outsourced or performed by our employees and strategic decisions made in areas such as information technology systems and infrastructure.

Stock-Based Compensation

We account for share-based payment awards, including employee stock options, restricted stock, restricted stock units, deferred stock units and employee stock purchases, made to employees and directors in accordance with the FASB’s guidance for share-based payment and related interpretative guidance, which requires the measurement and recognition of compensation expense for all such awards based on estimated fair value. Share-based awards are granted by CTI.

CTI estimates the fair value of share-based payment awards on the date of grant using an option-pricing model. Under the FASB’s guidance, stock-based compensation expense is measured at the grant date based on the fair value of the award, and the cost is recognized as expense ratably over the award’s vesting period. CTI uses the Black-Scholes option-pricing model to measure fair value of these stock option awards. The Black-Scholes model requires judgments regarding the assumptions used within the model, the most significant of which are the stock price volatility assumption over the term of the awards and the expected life of the option award based on the actual and projected employee stock option behaviors. The inputs noted below that are factored into the option valuation model we use to measure the fair value of our stock awards are subjective estimates. Changes to these estimates could cause the fair value of our stock awards and related stock-based compensation expenses to vary materially. Except as noted below, the following key assumptions are used for all of CTI stock-based compensation awards:

•	The risk-free interest rate assumption we use is based upon U.S. Treasury interest rates appropriate for the expected life of the awards.

•	CTI’s expected dividend rate is zero since CTI does not currently pay cash dividends on their common stock and do not anticipate doing so in the foreseeable future.

CTI is also required to estimate expected forfeitures of stock-based awards at the grant date and recognize compensation cost only for those awards expected to vest. Although CTI estimates forfeitures based on historical experience and future expectation, actual forfeitures may differ. The forfeiture assumption is adjusted to the actual forfeitures that occur.

During the fiscal years ended January 31, 2012, 2011 and 2010, our combined stock-based compensation expense was $3.7 million, $2.4 million and $4.2 million, respectively. We expect to employ following the share distribution certain CTI personnel engaged in functions required for our operation as an independent, publicly-traded company and accordingly, our combined stock-based compensation expense may be higher in future fiscal periods.

Recoverability of Goodwill

Goodwill represents the excess of the fair value of consideration transferred in the business combination over the fair value of tangible and intangible assets acquired net of the fair value of liabilities assumed and the fair value of any noncontrolling interest in the acquiree.

We apply the FASB’s guidance when testing goodwill for impairment which permits management to make a qualitative assessment of whether goodwill is impaired, or opt to bypass the qualitative assessment, and proceed directly to performing the first step of the two-step impairment test. If management performs a qualitative assessment and concludes it is more likely than not that the fair value of a reporting unit exceeds its carrying value, goodwill is not considered impaired and the two-step impairment test is unnecessary. However, if management concludes otherwise, it is then required to perform the first step of the two-step impairment test.

For reporting units where we decide to perform a qualitative assessment, our management assesses and makes judgments regarding a variety of factors which potentially impact the fair value of a reporting unit, including general economic conditions, industry and market-specific conditions, customer behavior, cost factors, our financial performance and trends, our strategies and business plans, capital requirements, management and personnel issues, and our stock price, among others. Management then considers the totality of these and other factors, placing more weight on the events and circumstances that are judged to most affect a reporting unit’s fair value or the carrying amount of its net assets, to reach a qualitative conclusion regarding whether it is more likely than not that the fair value of a reporting unit exceeds its carrying amount.

For reporting units where we perform the two-step goodwill impairment test, the first step requires us to compare the fair value of each reporting unit to the carrying value of its net assets. Management considers both an income-based approach using projected discounted cash flows and a market-based approach using multiples of comparable companies to determine the fair value of its reporting units. Management’s estimate of fair value of each reporting unit is based on a number of subjective factors, including: (i) the appropriate weighting of valuation approaches (income-based approach and market-based approach), (ii) estimates of the future revenue and cash flows, (iii) discount rate for estimated cash flows, (iv) selection of peer group companies for the market-based approach, (v) required levels of working capital, (vi) assumed terminal value, (vii) the time horizon of cash flow forecasts, and (viii) control premium.

We use the work of an independent third party appraisal firm to assist us in considering our determination of the implied fair value of our goodwill. The fair values are calculated using the income approach and a market approach based on comparable companies. The income approach, more commonly known as the discounted cash flow approach, estimates fair value based on the cash flows that an asset can be expected to generate over its useful life. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then an impairment charge equal to the difference is recorded. Assumptions and estimates about future values of our reporting units and implied goodwill are complex and subjective. They can be affected by a variety of factors, including external factors such as industry and economic trends, and internal factors such as changes in our business strategy and our internal forecasts. Although we believe the historical assumptions and estimates we have made are reasonable and appropriate, different assumptions and estimates could materially impact our reported financial results.

The determination of reporting units also requires management judgment. We assess whether a reporting unit exists within a reportable segment by identifying the unit, determining whether the unit qualifies as a business under U.S. GAAP, and assessing the availability and regular review by segment management of discrete financial information for the unit.

We did not record any impairment of goodwill for the fiscal years ended January 31, 2012, 2011 and 2010. For more information, see note 1 to the combined financial statements appearing elsewhere in this Information Statement.

Management’s forecasts and estimates are based on assumptions that are consistent with the plans and estimates used to manage the business. Changes in these estimates could change the conclusion regarding an impairment of goodwill.

Impairment of Long-Lived and Intangible Assets

We review the recoverability of our long-lived assets, such as property and equipment, and intangible assets with finite lives, whenever events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. Any impairment of these assets must be considered prior to our impairment review of goodwill. The assessment of impairment is based on our ability to recover the carrying value of the asset by analyzing the expected future undiscounted pre-tax cash flows specific to the asset or asset group.

Circumstances which could trigger a review include, but are not limited to, significant decreases in the market price of the asset, significant adverse changes in the business climate or legal factors, accumulation of costs significantly in excess of the amount expected for the acquisition of a long-lived asset, current period negative cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset.

We assess the recoverability of the carrying value of long-lived assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. If these undiscounted cash flows are less than the carrying value of such asset or asset group, an impairment loss is measured based on the difference between estimated fair value and carrying value. Assets to be disposed of are written-down to the greater of their fair value or salvage value. Estimated fair values are based on assumptions regarding the amount and timing of estimated future cash flows and appropriate discount rates to reflect varying degrees of perceived risk. Significant management judgment is involved in estimating these factors, and they include inherent uncertainties. Measurement of the recoverability of these assets is dependent upon the accuracy of the assumptions used in making these estimates, as well as how the estimates compare to the eventual future operating performance of the specific reporting unit to which the assets are attributed.

In connection with the testing of the goodwill of the Netcentrex reporting unit, we recorded charges of $3.4 million relating to finite-lived intangible assets during the fiscal year ended January 31, 2010. This write-down reflected the impairment of all of the reporting unit’s intangible assets.

Allowance for Doubtful Accounts

We estimate the collectability of our accounts receivable balances for each accounting period and adjust the allowance for doubtful accounts accordingly. We exercise judgment in assessing the collectability of accounts receivable, including consideration of the current economic conditions, creditworthiness of customers, their collection history and the related aging of past due receivables balances. We evaluate specific accounts when we become aware that a customer may be experiencing a deterioration of its financial condition due to lower credit ratings, bankruptcy or other factors that may affect such customer’s ability to meet its payment obligations. Management has used all available information subsequent to the balance sheet date to evaluate the reasonableness of its estimates. We charge off uncollectible trade receivables when all collection efforts have been exhausted and we believe the amount will not be collected.

As of January 31, 2012 and 2011, the accounts receivable balance was $132.0 million and $160.3 million, net of allowance for doubtful accounts of $9.2 million and $7.7 million, respectively.

Unanticipated events and circumstances may occur that affect the accuracy or validity of such assumptions, estimates or actual results.

Income Taxes

Income taxes are provided using the asset and liability method, such that income taxes (i.e., deferred tax assets, deferred tax liabilities, taxes currently payable/refunds receivable and tax expense/benefit) are recorded based on amounts refundable or payable in the current year and include the results of any difference between U.S. GAAP and tax reporting. Deferred income taxes reflect the tax effect of net operating losses, capital losses and general business credit carryforwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under enacted tax laws and rates. Valuation allowances are established when management determines that it is more-likely-than-not that some portion or all of the deferred tax asset will not be realized. The financial effect of changes in tax laws or rates is accounted for in the period of enactment. The subsequent realization of net operating loss and general business credit carryforwards acquired in acquisitions accounted for using the acquisition method of accounting is recognized in the combined statement of operations.

We are included in the CTI consolidated federal and certain combined state income tax returns. As such, we are not a separate taxable entity for U.S. federal and certain state income tax purposes. In addition, we do not have a written tax sharing agreement with CTI. Our provisions for income taxes and related balance sheet accounts are presented as if we were a separate taxpayer (“separate return method”). This method of allocating the CTI consolidated current and deferred income taxes is systematic, rational and consistent with the asset and liability method. The separate return method represents a hypothetical computation assuming that our reported revenue and expenses were incurred by a separate taxable entity. Accordingly, the reported provision for income taxes and the related balance sheet account balances (including but not limited to the NOL deferred tax assets) will not equal the amounts that are allocable to us under the applicable consolidated federal and state tax laws. Further, as we do not have a tax-sharing agreement with CTI in place, the expected payable or receivable is treated as a dividend or a capital contribution to the parent. Immediately following our separation from CTI, the consolidated CTI tax attributes will be allocated between CTI and us based on the applicable tax laws. The tax law allocations in conjunction with the Tax Disaffiliation Agreement may result in changes to our reported tax amounts. Furthermore, it is possible that the tax assertions regarding the permanent reinvestment of foreign earnings and assumptions with respect to the realization of certain deferred tax assets could change after our separation from CTI.

From time to time, we have business transactions in which the tax consequences are uncertain. Significant judgment is required in assessing and estimating the tax consequences of these transactions. We prepare and file tax returns based on our interpretation of tax laws. In the normal course of business, our tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax, interest and penalty assessments. In determining our tax provision for financial reporting purposes, we establish a liability for uncertain tax positions unless such positions are determined to be more-likely-than-not of being sustained upon examination, based on their technical merits. That is, for financial reporting purposes, we only recognize tax benefits that we believe are more-likely-than-not of being sustained and then recognize the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. There is considerable judgment involved in determining whether positions taken on the tax return are more-likely-than-not of being sustained and determining the likelihood of various potential settlement outcomes.

We adjust our estimated liability for uncertain tax positions periodically because of new information discovered as a function of ongoing examinations by, and settlements with, the various taxing authorities, as well as changes in tax laws, regulations and interpretations. The combined tax provision of any given year includes adjustments to prior year income tax accruals that are considered appropriate as well as any related estimated interest. Our policy is to recognize all appropriately accrued interest and penalties on uncertain tax positions as part of income tax expense. For further information, see note 19 to the combined financial statements appearing elsewhere in this Information Statement.

As part of our accounting for business combinations, some of the purchase price is allocated to goodwill and intangible assets. Impairment charges associated with goodwill are generally not tax deductible and will result in an increased effective income tax rate in the quarter any impairment is recorded. Amortization expenses associated with acquired intangible assets are generally not tax deductible pursuant to our existing tax structure; however, deferred taxes have been recorded for non-deductible amortization expenses as a part of the purchase price allocation process. We have taken into account the allocation of these identified intangibles among different taxing jurisdictions, including those with nominal or zero percent tax rates, in establishing the related deferred tax liabilities. Under the FASB’s guidance, the income tax benefit from future releases of the acquisition date valuation allowances or income tax contingencies, if any, are reflected in the income tax provision in the combined statements of operations, rather than as an adjustment to the purchase price allocation.

Litigation and Contingencies

Contingencies by their nature relate to uncertainties that require management to exercise judgment both in assessing the likelihood that a liability has been incurred as well as in estimating the amount of potential loss, if any. We accrue for costs relating to litigation, claims and other contingent matters when such liabilities become probable and reasonably estimable. We expense legal fees associated with consultations with outside counsel and defense of lawsuits as incurred. Such estimates may be based on advice from third parties or solely on management’s judgment, as appropriate. Actual amounts paid may differ materially from amounts estimated, and such differences will be charged to operations in the period in which the final determination of the liability is made.

From time to time, we receive notices that our products or processes may be infringing the patent or intellectual property rights of others; notices of shareholder litigation; and notices of other lawsuits or other claims against us. We assess each matter in order to determine if a contingent liability should be recorded. In making this determination, management may, depending on the nature of the matter, consult with internal and external legal counsel. Based on the information obtained combined with management’s judgment regarding all the facts and circumstances of each matter, we determine whether a contingent loss is probable and whether the amount of such loss can be estimated. Should a loss be probable and estimable, we record a contingent loss. Should the judgments and estimates made by management not coincide with future events, such as a judicial action against us where we expected no merit on the part of the party bringing the action against us, we may need to record additional contingent losses that could materially adversely impact our results of operations. Alternatively, if the judgments and estimates made by management are incorrect and a particular contingent loss does not occur, the contingent loss recorded would be reversed thereby favorably impacting our results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

Standards Implemented

Revenue recognition

As previously discussed, in September 2009, the FASB issued revenue recognition guidance applicable to multiple element arrangements. We adopted this guidance on a prospective basis for revenue arrangements entered into, or materially modified, on or after February 1, 2011. For a more comprehensive discussion, see “—Critical Accounting Estimates and Judgments—Revenue Recognition” and note 1 to the combined financial statements appearing elsewhere in this Information Statement.

Goodwill Impairment

In September 2011, the FASB issued new accounting guidance on testing goodwill for impairment. The new guidance provides an entity the option to first perform a qualitative assessment to determine whether a reporting unit’s fair value is more likely than not less than its carrying value, including goodwill. In performing its qualitative assessment, an entity considers the extent to which adverse events or circumstances (or factors) identified, such as changes in economic conditions, industry and market conditions or entity specific events, could affect the comparison of the reporting unit’s fair value with its carrying amount. If an entity concludes that the fair value of a reporting unit is more likely than not less than its carrying amount, the entity is required to perform the currently prescribed two-step goodwill impairment test to identify potential goodwill impairment and, accordingly, measure the amount, if any, of goodwill impairment loss to be recognized for that reporting unit. The guidance is effective for us for interim and annual periods commencing February 1, 2012.

In the fourth quarter of the fiscal year ended January 31, 2012, in conjunction with management’s annual testing of goodwill, we early adopted the new accounting guidance.

Under the qualitative assessment, various factors that would affect the estimated fair value of a reporting unit are identified. These factors are then classified by the type of impact they would have on the estimated fair value using positive, neutral, and adverse categories based on current business conditions. Additionally, an assessment of the level of impact that a particular factor would have on the estimated fair value is determined using high, medium, and low weighting.

Other Standards Implemented

In January 2010, the FASB issued guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. The guidance requires new disclosures on the transfers of assets and liabilities between Level 1 (quoted prices in an active market for identical assets or liabilities) and Level 2 (significant other observable inputs) of the fair value measurement hierarchy, including the reasons and the timing of the transfers. Additionally, the guidance requires a gross presentation of activity within the Level 3 (significant unobservable inputs) roll forward, presenting information on purchases, sales, issuance, and settlements separately. The guidance was effective for us for interim and annual periods that commenced February 1, 2010, except for the gross presentation of the Level 3 roll forward, which became effective for us for interim and annual periods that commenced February 1, 2011. The adoption of this guidance did not have a material impact on our combined financial statements.

In December 2010, the FASB issued updated accounting guidance to clarify that pro forma disclosures should be presented as if a business combination occurred at the beginning of the prior annual period for purposes of preparing both the current reporting period and the prior reporting period pro forma financial information. These disclosures should be accompanied by a narrative description about the nature and amount of material, nonrecurring pro forma adjustments. This new accounting guidance is effective for business combinations consummated in periods beginning after December 15, 2010 and should be applied prospectively as of the date of adoption, although early adoption is permitted. We adopted this new guidance effective February 1, 2011. We had no business combinations during any period presented, accordingly the adoption of this guidance did not have a material impact on the combined financial statements.

In December 2010, the FASB issued guidance on when to perform step two of the goodwill impairment test for reporting units with zero or negative carrying amounts. Upon adoption, if the carrying amount of the reporting unit is zero or negative, the reporting entity must perform step two of the goodwill impairment test if it is more likely than not that goodwill is impaired as of the date of adoption. In determining if it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating an impairment may exist. Goodwill impairment recognized upon adoption of the guidance should be presented as a cumulative-effect adjustment to opening retained earnings as of the adoption date reflecting a change in accounting principle. This guidance was effective for us for interim and annual periods that commenced on February 1, 2011. Because the carrying value of our a reporting unit (which included all our operations other than Netcentrex) was negative as of February 1, 2011 and the existence of adverse qualitative factors indicated potential impairment, step two of the goodwill impairment test was performed as of such date which did not result in an impairment. The adoption of this guidance did not have a material impact on the combined financial statements for the fiscal year ended January 31, 2012.

Standards to be Implemented

In May 2011, the FASB issued updated accounting guidance to amend existing requirements for fair value measurements and disclosures. The guidance expands the disclosure requirements around fair value measurements categorized in Level 3 of the fair value hierarchy and requires disclosure of the level in the fair value hierarchy of items that are not measured at fair value but whose fair value must be disclosed. It also clarifies and expands upon existing requirements for fair value measurements of financial assets and liabilities as well as instruments classified in shareholders’ equity. The guidance was effective for the Company for the interim period ended April 30, 2012. We believe the application of this guidance will not have a material impact on our combined financial statements.

In June 2011, the FASB issued accounting guidance, which revises the manner in which entities present comprehensive income in their financial statements. The new guidance eliminates the option to present components of other comprehensive income as part of the combined statements of equity. Under the new guidance, entities are required to present net income and other comprehensive income in either a single continuous statement or in two separate, but consecutive, statements of net income and other comprehensive income. In December 2011, the FASB amended the updated the guidance issued in June 2011 to defer certain presentation requirements. The amended updated guidance was effective for the Company for interim and annual periods commencing February 1, 2012. We believe that other than changes in presentation, the adoption of this guidance will not have a material impact on our combined financial statements.

BUSINESS

Overview

We are a leading provider of software-based products, systems and related services that:

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provide converged, prepaid and postpaid billing and active customer management systems (referred to as Business Support Systems or BSS) for wireless, wireline and cable network operators delivering a value proposition designed to ensure timely and efficient service monetization, consistent customer experience, reduced complexity and cost, and enable real-time marketing based on all relevant customer profile information;

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enable wireless and wireline (including cable) network-based Value-Added Services (or VAS), comprised of two categories—Voice and Messaging—that include voicemail, visual voicemail, call completion, short messaging service (or SMS) text messaging (or texting), multimedia picture and video messaging, and Internet Protocol (or IP) communications; and

•	provide wireless users with optimized access to Internet websites, content and applications, manage and enforce policy and generate data usage and revenue for wireless operators.

Our products and services are used by more than 450 wireless, wireline and cable network communication service providers in more than 125 countries, including the majority of the world’s 100 largest wireless network operators. Our products and services are designed to generate voice and data network traffic, increase revenue and customer loyalty, monetize services and improve operational efficiency.

Comverse was incorporated in the State of Delaware in November 1997 as a wholly-owned subsidiary of CTI. We have not made any material acquisitions or dispositions, other than in the ordinary course of business, within the past five years.

Our Strengths

We believe that the following competitive strengths will enable us to sustain our leadership position in our markets:

Leading position in the high-growth converged billing market segment. We have a leading industry position in the converged, prepaid and postpaid BSS market with over 150 customers and have been named by Infonetics as the leading provider of converged billing solutions with more than 30 customers. We believe that we could leverage our leading market position and BSS solution offering to take advantage of the growth in the emerging converged BSS market segment. According to Infonetics, the converged BSS market segment is projected to grow at a 27% compound annual growth rate (or CAGR) through 2015 as communications services providers are electing to upgrade their existing separate prepaid and postpaid billing systems to unified converged billing solutions to address their enhanced business needs.

Differentiated single system converged BSS solution offering. We believe that our Comverse ONE Billing and Active Customer Management solution is differentiated in the market through its single-system approach to BSS convergence, which provides communication service providers with a strong BSS foundation to ensure timely, accurate billing and fee collection and a high level of overall customer care satisfaction. We also believe that our BSS solutions offer several advantages over competitors’ offerings, including faster time to market and lower total cost of ownership.

BSS integrated mobile Internet solution offering Internet policy data management and control. As part of our BSS solutions, we offer mobile Internet solutions that allow communication service providers to manage, control and charge for traffic generated by a wide range of mobile devices, such as smartphones, tablets and laptops. Our mobile internet solutions offer wireless operators a comprehensive solution comprised of enforcement, central policy management and broadband data charging services. We believe that our mobile internet solutions provide the enhanced BSS systems functionality necessary for communication service providers to leverage and monetize the rapid growth in traffic and the use of advanced services, such as data services and Internet browsing.

Leadership position in the VAS market. We are a leader in voice-based value-added services, including call answering and next generation visual voicemail which has benefitted from the increasing deployment of smartphones, such as the iPhone, by wireless communication service providers. In addition, we are a leading provider of SMS solutions enabling text and multimedia messaging. We believe that we are well positioned to take advantage of recent market trends through our advanced VAS offering, which are designed to address the enhanced business needs of communication service providers seeking to transition their existing network infrastructure and attached systems to IP as part of their efforts to reduce costs and provide next generation services.

Large recurring stream of revenue, including maintenance and managed services, provide stability and enhanced future opportunity. A significant portion of our revenue is attributable to revenue generated by maintenance and managed services, which provides a stable revenue stream from recurring renewals of contracts with our existing customer base. As part of our service offering, we offer a suite of managed services that relate primarily to our BSS solutions, which we use to create and establish long-term relationships with our customers as well as to cross-sell additional solutions and system enhancements. We believe that the longevity of our customer relationships and the recurring revenue that such relationships generate provide us with stability and a competitive advantage in marketing our solutions to our existing customer base.

Global, established, large customer base. We market our solutions to communication service providers, such as wireless and wireline network operators, cable operators and content service providers. Our customer base is global and diverse and includes more than 450 communication service providers across more than 125 countries, including the majority of the world’s 100 largest wireless operators.

Our Strategy

There are several key elements to our overall strategy, including:

Expand relationships with existing customers. We intend to continue to leverage our large customer base of more than 450 communications service providers, by offering to our existing customers upgrades and expansions, enhanced maintenance plans, professional and managed services, and cross-sell our solution portfolio. We will also continue to market aggressively next generation solutions to existing customers.

Expand customer base and market share. We intend to continue our efforts to expand our customer base and market shares by leveraging relationships with multinational operators seeking to acquire or establish offshore operations. We also seek engagements with newly established communication service providers and will continue our efforts to displace competitors in engagements with established providers.

There are several key elements to our BSS strategy, including:

Expand our presence and market share in the BSS market. We believe our BSS solutions offer customers several advantages over competitors’ solutions, including faster time to market and lower total cost of ownership. We intend to focus on expanding our position in the converged billing market through new engagements with large and established communication service providers.

Upgrade our customer base to Comverse ONE. We intend to continue to aggressively market Comverse ONE to communication service providers seeking to upgrade their existing prepaid and postpaid systems to converged billing solutions.

Focus on offering managed services. We intend to continue to offer our customers managed services. Managed services enable us to assume responsibility for the operation and management of our customers’ billing systems. Our customers receive improved efficiencies relating to the operation and management of their systems, thereby allowing them to focus on their own internal business needs and strengths with reduced management distraction. Professional and managed services also represent a source of predictable revenue and long-term relationships.

There are several key elements to our VAS strategy, including:

Build on our market leadership in voice-based services. We intend to maintain our strong market leadership position in voice-based services, such as voicemail and call completion, in part through the promotion of advanced offerings such as visual voicemail and call management.

Leverage communication service providers’ transition to IP networks. We plan to continue to market our next generation VAS products to communication service providers seeking to transition their networks to newer IP technology, such as 4G LTE. Our next generation VAS solution portfolio is designed to provide our customers with the flexibility of effecting a VAS IP transition either by leveraging their existing systems or through the gradual deployment of “all-IP” VAS infrastructure. Furthermore, we intend to market our IP messaging and Service Enablement Middleware solutions to customers seeking to deploy next generation all IP capabilities.

Phase II Business Transformation

During the second half of the fiscal year ended January 31, 2011, we commenced certain initiatives to improve our cash position, including a plan to restructure our operations a view towards aligning operating costs and expenses with anticipated revenue. We successfully implemented the first phase of such plan commencing in the third quarter of the fiscal year ended January 31, 2011, significantly reducing our annualized operating costs. During the fiscal year ended January 31, 2012, we implemented a second phase of measures (referred to as the Phase II Business Transformation) that focuses on process reengineering to maximize business performance, productivity and operational efficiency. One of the primary purposes of the Phase II Business Transformation is to solidify our leadership in BSS and leverage the growth in mobile data usage, while maintaining our leading market position in VAS and implementing further cost savings through operational efficiencies and strategic focus.

As part of the Phase II Business Transformation, we restructured our operations into new business units that are designed to improve operational efficiency and business performance. Our business units consist of the following:

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Comverse BSS, which conducts our converged, prepaid and postpaid billing and active customer management systems business and includes groups engaged in product management, professional services, research and development and product sales support;

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Comverse VAS, which conducts our value-added services business and includes groups engaged in VAS delivery, voice product research and development, messaging product research and development and product sales support; and

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Mobile Internet (or Comverse MI), which is responsible for our mobile Internet products and includes groups engaged in product management, solution engineering, delivery, research and development and product sales support.

In addition, we created Global Services (or Comverse GLS), which provides customer post-delivery services and includes groups engaged in support services for BSS, VAS and mobile Internet products, services sales and product management.

Certain of our business operations are conducted through the following global corporate functions:

•	Customer Facing Group, which is primarily engaged in providing overall customer account management and sales for all product lines;

•	Operations Group, which provides centralized information technology, procurement, supply chain management and global business operations services to all business units; and

•	Strategy and planning, finance, legal and human resources groups, which continue to support all business operations.

Products

Our software-based products, systems and related services enhance wireless, wireline and cable networks both for end users and the carriers themselves. For end users, we make use of the knowledge regarding the end user acquired throughout the network to provide an enhanced, intuitive and personalized experience to the end user to access a broad array of services. For carriers, the enhanced end user experience is expected to result in greater customer loyalty, lower customer churn and higher adoption of new services to support average revenue per user (or ARPU) levels. By leveraging the unique and valuable end user information residing in their networks, carriers can take advantage of a key strategic strength as they compete with other carriers and new entrants such as Internet-based competitors. We express this leadership capability with the branded phrase “Making Your Network Smarter.”

Our portfolio is comprised of the following product categories:

Comverse BSS Solutions

Communication service providers typically rely on third party software vendors to provide the back-end billing solutions for their subscribers’ usage as well as front-end services to support customers through call centers, online and through other channels. Billing is divided into three categories depending on subscriber usage and services: prepaid, postpaid or converged. Prepaid billing is utilized when a subscriber purchases credit in advance of service use. Postpaid billing is provided when a subscriber enters into a long-term billing arrangement with a communication service provider and is billed after the fact according to their use at the end of each period. Converged billing is a solution that enables management of multiple services for operators, including payment for prepaid and postpaid subscribers across fixed and mobile communication, broadband, TV and other emerging services. As communication service providers expand their services, we expect that the converged billing market will grow rapidly.

Our BSS solutions enable our customers to: (i) introduce new products quickly, (ii) charge for a broad range of services or content delivered over their networks, (iii) perform real-time marketing to take advantage of more opportunities for upselling, cross-selling and supporting higher ARPU levels and (iv) automate sales and marketing activities. In addition, the solution is designed to accommodate the customer’s growth or business model changes through the ability to add functionality over time.

Comverse ONE Billing and Active Customer Management Solution

Comverse ONE Billing and Active Customer Management solution is differentiated in the market through its single-system approach to BSS convergence. Communication, e-commerce and content service providers require a strong BSS foundation to ensure timely, accurate billing and fee collection, and a high level of overall customer care and satisfaction.

Our Comverse ONE Billing and Active Customer Management solution is a single product that provides billing and customer relationship management (or CRM) for communication service providers. The solution can be deployed in various ways to meet the specific needs of communication service providers. Deployment modes include:

•

Comverse ONE Converged Billing and Active Customer Management solution, which can support a combination of real-time prepaid charging, postpaid billing, and converged (hybrid) charging on a single platform and provides subscriber management;

•	Comverse ONE Real-Time Billing for prepaid billing;

•	Comverse ONE Online & Converged Charging to bring real-time charging to customers’ existing postpaid billing systems; and

•	Comverse ONE Postpaid Billing and Active Customer Management solution for postpaid billing and subscriber management.

The Comverse ONE Billing and Active Customer Management solution provides comprehensive BSS functionality, including real-time rating, charging, promotions and session control for both prepaid and postpaid subscribers, mediation and content partner settlements, roaming support, sales force automation, campaign management, case and interaction management, customer self-service and order management, and converged billing for hybrid prepaid/postpaid wireless and triple play/quad play (wireless/wireline telephone/Internet/TV) services.

Real-time rating, charging and account re-charging capabilities are particularly valuable to service providers, to reduce revenue loss by ensuring that prepaid subscribers do not exceed their account balances and postpaid subscribers do not exceed credit limits, and to promote continuous revenue generation by providing user-friendly tools for end user balance awareness and account replenishment. These and other end user self-service features give subscribers greater control over their accounts, services and applications, increase service provider revenue and end user satisfaction, and reduce the costs associated with network operator-assisted service.

The Comverse ONE Billing and Active Customer Management solution is based on an architecture that features a single data model, a single product catalog, and an open application program interface framework. This solution is developed as a single code set, providing communication service providers with the ability to use one system to manage all subscriber accounts consistently, regardless of payment or service type. Our single system, product-based architecture also provides superior future expansion flexibility, lower total cost of ownership, and faster time-to-market for new services, plans and campaigns, relative to multiple disparate billing systems, or highly customized billing systems from professional services-oriented vendors.

Comverse ONE is designed to support all aspects of convergence: network, service (such as, wireless, wireline, PayTV and content) and payment (such as prepaid, postpaid and hybrid). In addition, Comverse ONE is designed to bridge network and IT infrastructures by providing end-to-end flows and flexible technology and business models. In addition, it provides communication service providers with the benefit of lower operating expenses through simplification due to fewer systems and data duplications, virtualization and a unified platform manager.

Comverse Value-Added Services Solutions

Communication service providers engage external software vendors to provide the gateways to facilitate mobile Value-Added Services, including voice and messaging. Voice solutions include voicemail, call completion and visual voicemail. Messaging solutions include SMS services, messaging gateway and Multimedia Messaging Service (or MMS). IP, middleware and applications provide the transition from traditional voice and messaging to the next generation of messaging services over IP-based fourth generation (or 4G) networks. As communication service providers upgrade to these 4G networks, middleware and application services are expected to drive significant growth in the overall market.

Our VAS products and services enhance operators’ service offerings to end users, reduce operating expenses and assist operators in capturing a key position in the changing industry value-chain by permitting them to leverage their unique assets to provide new product and service offerings to their end users.

Comverse Value-Added Services 3.0 consists of the following:

Comverse Voice

Comverse Voice enables the following services:

•

Comverse Next-Generation Voicemail provides call answering functionality to telecom users, ensures a higher level of call completion and returned calls for wireless and wireline network operators and thereby often generates additional minutes of use. Comverse Next-Generation Voicemail leverages multimedia platforms through Comverse’s Videomail solution and is designed to support Mobile Advertising, thereby creating new revenue opportunities from existing network traffic. Voicemail is offered by most of the world’s wireless network operators as part of a bundled package of communication services and is offered by wireline network operators on a more limited basis and often for an additional fee.

•

Visual Voicemail provides users with a visual inbox user interface for more convenient and appealing message management, including address book integration for “record-and-send” one-to-one and one-to-many voice messaging. Visual Voicemail continues to be launched in a number of networks and its deployment corresponds to the continued proliferation of “smartphones.” Popularized by the iPhone, Visual Voicemail has been launched by many iPhone carriers and a number of additional smartphone carriers. Communication service providers are expected to continue launching next generation visual voicemail given the continued proliferation of “smartphones” and their ability to offer enhanced visual experiences to users.

•

Call Completion services notify users of missed inbound calls via text message, offer convenient one-touch call return functionality, and notify callers when previously unavailable parties become available to accept calls. These services increase the likelihood that call attempts ultimately result in a successful connection, and thereby often result in additional minutes of use. In addition, these services are designed to integrate with mobile advertising solutions to offer communication service providers with advertising channels.

Comverse Messaging

Comverse Messaging enables the following services:

•

Short Message Service Center (or SMSC) and Messaging Router enable texting which is used for an expanding range of purposes, including person-to-person messaging, televoting, application-to-person messaging such as information and entertainment alerts, and social network-based messaging, such as Twitter updates. Texting has achieved mass market mobile end user adoption levels, and is currently one of the world’s most popular wireless enhanced services.

•	Messaging Gateway provides a secure and managed multi-channel entry point into the operator’s network for external messaging content and applications, user-generated content and social networking.

•

Multimedia Messaging Service Center (or MMSC) enables the sharing and messaging of pictures and video over wireless networks, including person-to-person and application-to-person multimedia messaging. These services have become feasible and more functional with the proliferation of next-generation networks and “smartphones” thereby making them potentially more attractive to a greater number of subscribers. For example, the growth in mobile camera-phones and video recorder phones has led to an increase in MMS-based picture and video messaging adoption and traffic.

•

Converged Messaging leverages the multi-channel, multi-screen and cross-device user experience. It is designed to offer full IP Multimedia Subsystem/Long-Term Evolution (or IMS/LTE) compatibility to facilitate a smooth transition to future networks. In addition, Converged Messaging enables presentation and management of messages of various types, including voice, text, email, picture, and video, in a single consolidated visual user interface. Converged Messaging can also leverage social networking and community-building features, such as address books, presence and location awareness, further promoting subscriber satisfaction and loyalty, while driving network usage and revenue.

Next Generation VAS Solutions

We believe that communication service providers will transition their network infrastructure and attached systems to IP as part of their efforts to reduce cost and provide next generation services. As new network technology, such as 4G LTE, is deployed, communication service providers are seeking to take advantage of its cost and flexibility potential by converting their traffic from traditional SS7 signaling to newer IP. We expect that IP system deployments will continue for the next few years and believe that during this time, communication service providers will operate both SS7 and IP systems.

We believe that through the adoption of IP messaging, communication service providers can expand their addressable market with emerging IP device types, such as e-readers, tablets and machine-to-machine devices, and can allow users to connect with social networks, reaching more devices, generating more traffic, and creating opportunities for providing a broader range of services.

We intend to meet the needs of our communication service provider customers for this VAS IP transition by:

•	Leveraging customers’ existing installed systems of messaging and voicemail equipment so that it works efficiently with new IP networks; and

•	Gradually deploying “all-IP” VAS infrastructure that can support both messaging and voicemail in a highly efficient and scalable manner.

As part of the implementation of our strategy to leverage customers’ existing installed systems, we have developed a Service Enablement Middleware (or SEM) solution that, in addition to supporting our existing equipment, is compatible with communication service providers’ existing equipment and systems installed by other vendors. The SEM solution is designed to securely externalize communication service providers’ messaging and related assets, such as SMSCs, MMSCs, voicemail, videomail, location services, network-based address book, and BSS/OSS (Operations Support Systems), to third party application developers. Through the SEM solution’s open Application Programming Interfaces (or APIs), third parties, such as healthcare providers, advertisers, publishers, government agencies, financial institutions and other enterprises, can more easily develop applications that use network assets, while allowing communication service providers to maintain control over each application’s policy, flow, capacity, and subscriber usage. The SEM solution also allows communications service providers to offer converged communications services, such as visual voicemail on Facebook, and converged messaging and social inbox, which collects messages from all network and Internet-based messaging sources, and displays them all in a single inbox.

The SEM solution is designed to allow legacy equipment to function in an IP-like manner that supports advanced functions, such as visual voicemail, multi-party chat and a broad range of third party applications that we believe are rapidly growing. The SEM solution serves as a connectivity layer bridging service interoperability between next-generation smartphones and legacy feature phones, providing common service delivery and access to subscribers who use multiple devices (such as laptops, tablets, smartphones and feature phones), and allowing legacy feature phone users to access advanced internet-based applications, such as social networking.

In addition, to meet the needs of customers seeking to deploy next generation all-IP capabilities, we are currently engaged in the development of the Comverse IP Messaging solution and deployments are anticipated in the fiscal year ending January 31, 2013. Comverse IP Messaging uses Internet Protocol as a common infrastructure for messaging, while allowing interconnectivity and interoperability between next-generation 4G LTE networks and existing legacy network resources through the Comverse SEM Solution. Comverse IP

Messaging is designed to enable advanced services such as Converged Messaging with an address book synchronized with social networks, group communication and chat, threaded messaging, and multimedia file sharing within messaging conversations.

Comverse Mobile Internet Solutions

Our mobile Internet solutions enable wireless users with optimized access to mobile Internet websites, content and applications, and generate data usage and revenue for wireless operators. These solutions enhance the mobile user Internet experience and help wireless network operators leverage their unique assets beyond connectivity, adapting content for each handset type, providing traffic control and optimization, content filtering, and advanced charging and monitoring.

Our mobile Internet solutions control and manage traffic generated by a wide range of mobile devices, such as smartphones, tablets and laptops. Comverse MI offers wireless operators a comprehensive solution comprised of Enforcement, Central Policy Management, and Broadband Data Charging services.

•

Enforcement Services. Comverse Mobile Internet’s Enforcement Services are designed to improve wireless operators’ mobile broadband traffic management, monetization and network control, utilizing advanced Deep Packet Inspection (or DPI) technology, maximize network utilization and enhance the user experience. These services include Traffic Management & Optimization, Mobile Browsing & Streaming, and Content Adaptation & Filtering solutions. Comverse’s Traffic Management & Optimization solution includes Video Optimization designed to provide wireless operators with the end-to-end intelligence needed for efficient delivery of video traffic. The solution allows wireless operators to reduce data volume and response time, enhance the subscriber experience and provide a set of policies and tariffs.

•

Central Policy Management. Comverse Mobile Internet’s Central Policy Management facilitates definition of complex policies and data plans, supporting wireless operators’ efforts to increase data revenues and enhance network control. This solution makes real-time policy decisions based on information retrieved from multiple data sources, including session, transaction, device, subscriber database, billing servers and network and subscriber intelligence received from the mobile analytics service described below. This solution also uses DPI to facilitate cross-service decision making, and can also instruct the DPI to change its local policies based on external network and subscriber information. In addition, this solution provides wireless operators with mobile analytics with enhanced monitoring and usage analysis capabilities that improve reporting, decision-making and network planning.

•

Broadband Data Charging. Comverse Mobile Internet’s Broadband Data Charging supports real-time and near real-time data charging services, providing differentiated charging capabilities for both prepaid and postpaid subscribers. It facilitates smart quota management, contributing both to an enhanced user experience and increased revenue streams.

Comverse Netcentrex IP Enterprise Solutions

Our Netcentrex IP Enterprise solutions resulted from our acquisition of Netcentrex in May 2006. As part of its commitment to its customers, Netcentrex is providing, and is expected to continue to provide, maintenance, support and certain other services to address the ongoing needs of its existing customer base.

Service and Support

We have a strong commitment to provide high quality managed and support services to our customers. As part of the Phase II Business Transformation, we created Comverse GLS, which provides customer post-delivery services, including managed services, and includes groups engaged in support services for our BSS, VAS and mobile Internet solutions, services sales and product management.

We are committed to the service and support of our customers because of the critical functionalities performed by our solutions, and customers’ need for high system performance and availability and minimum system interruptions. The principal business objectives of Comverse GLS are to:

•	build and strengthen long-term partnerships with customers, provide high-quality maintenance and ongoing support; and

•	maximize customer performance by enabling customers to fully utilize the potential of their Comverse solutions through a suite of managed services.

Maintenance and Support Services

Through our service and support organization, we leverage our product knowledge, broad industry expertise, and field-tested methodologies to efficiently maintain our solutions within various markets and operational environments and provides a continuous approach to service. These services are delivered globally through centralized centers of expertise and local support professionals. This service category includes:

•	Software Support Services: Post-deployment support, including 24-hours a day seven days a week call center and online support and maintenance releases;

•	Hardware Support Services: For selected products, associated hardware support services, including spare parts inventory management service; and

•

Proactive Maintenance: Specialized preventive maintenance activities designed to enhance communication service providers’ operational performance, including system health-check audits and continuous engineering activities.

We offer levels of maintenance and services packages, with varying levels of access to a Technical Assistance Center hotline for remote support, committed response times for critical maintenance and support issues, hardware repair and replacement, and other proactive tools and a la carte support services to address the needs of our customers.

We offer up to a one year limited warranty on all products and offer broader warranty and service coverage in certain cases.

Managed Services

As part of the implementation of our business strategy and our commitment to our customers, Comverse GLS provides communication service providers with a suite of managed services that cover our BSS, VAS and mobile Internet solutions. This service category includes:

•

Business Processes Outsourcing Services: Manage and operate customers’ Comverse solutions to allow customers to leverage our expertise and maximize the operational performance and utilization of their Comverse systems;

•

Applications Management Services: These services are designed to assist communication service providers to maintain, operate and enhance their business applications, as well as develop new applications in an orderly manner, while attaining high performance and satisfaction. These services include applications enhancements, subject matter expert services, release and program management, integration management and testing services;

•

Infrastructure Management Services: Our service experts manage customers’ various environments (such as production, test, disaster recovery and development site), conduct systems health-checks and maintain our solutions through our System Care Service; and

•	Professional Resourcing: Short-term and long-term engagements of experts, often at clients’ sites.

Training Services

We provide training services primarily (i) in our facilities in Wakefield, Massachusetts and Tel Aviv, Israel and (ii) on site at customers’ facilities.

Markets

Our products help our communication service provider customers generate and monetize billable traffic, usage, subscription and other service-related fees. Our products are designed to:

•	generate carrier voice and data network traffic and revenue;

•	improve ARPU;

•	strengthen end user satisfaction and loyalty by promoting retention and minimizing customer churn;

•	monetize services through timely and accurate rating, charging, mediation and billing; and

•	improve operational efficiency to reduce service provider network operating costs.

We market our product and service portfolio primarily to communication service providers, such as wireless and wireline network operators, cable operators and content service providers. Our product and service portfolio generates fees for our customers on a subscription, pay-per-usage or advertising-supported basis.

Our entire portfolio of software, systems and related services has been designed and packaged to meet the capacity, reliability, availability, scalability and maintainability, and the network and operations, maintenance, administration, and provisioning interfaces and physical requirements of large telecommunications network operators. Our products support flexible deployment models, including in-network, hosted and managed services, and can run on circuit-switched, IP, IMS, and converged network environments. The systems are offered in a variety of sizes and configurations, and are available with redundancy of critical components, so that no single failure will interrupt the service.

Traditionally, communication service providers derived their revenue almost exclusively through voice calling. Voice telephony services, however, have become increasingly commoditized, and this trend has led service providers to seek new sources of revenue and service differentiation, by offering messaging, data, content and other value-added enhanced services and by improving the overall end user experience, through superior relationship management and service.

Sales and Marketing

We market our products throughout the world, primarily through our own direct sales force, and also in cooperation with a number of partners in specified markets. These partners include systems integrators, telecommunications infrastructure suppliers and independent sales representatives.

Our sales force is deployed globally. Account management teams are supported by product sales experts from the business units and solution architects who collaborate to specify our solutions to fit the needs of our current and prospective customers.

We also provide customers with marketing consultation, seminars and materials designed to assist them in marketing value-added enhanced communication services, and further undertake an ongoing role supporting their business and market planning processes. These services are designed to promote the successful launch, execution, and end user adoption of Comverse-enabled applications to stimulate ongoing service provider customer capacity expansion orders.

Customers

We market our product portfolio primarily to communication service providers, such as wireless and wireline network operators, cable operators and content service providers. More than 450 service providers in more than 125 countries, including a majority of the 100 largest wireless network operators in the world, have selected our products.

For the fiscal year ended January 31, 2011, Cellco Partnership (d/b/a as Verizon Wireless) accounted for approximately 15% of our revenue. No other customer, including system integrators and value-added resellers, individually accounted for more than 10% of our consolidated revenue for any of the fiscal years ended January 31, 2012, 2011 or 2010.

For the fiscal year ended January 31, 2012, a single customer accounted for approximately 13% of Comverse BSS’s revenue. For the fiscal year ended January 31, 2010, another customer accounted for approximately 10% of Comverse BSS’s revenue. No other customer individually accounted for more than 10% of Comverse BSS’s revenue for any of the fiscal years ended January 31, 2012, 2011 or 2010.

For the fiscal year ended January 31, 2011 and 2010, a single customer accounted for approximately 22% and 13% of Comverse VAS’s revenue, respectively. No other customer individually accounted for more than 10% of Comverse VAS’s revenue for any of the fiscal years ended January 31, 2012, 2011 or 2010.

Competition

The market for our converged, prepaid and postpaid, messaging and voice value-added services, mobile Internet and IP communication solutions is highly competitive, and includes numerous products offering a broad range of features and capacities. Our primary competitors are suppliers of turnkey systems and software, and indirect competitors that supply certain components to systems integrators. Many of our competitors specialize in a subset of our portfolio of products. Competitors of Comverse BSS include, Amdocs, CSG Systems, Ericsson, HP, Huawei, NEC, Nokia Siemens Networks, Oracle and ZTE. Competitors of Comverse VAS include, Acision, Alcatel-Lucent, Convergys, Ericsson, HP, Huawei, Mavenir, Movius, NEC, Nokia Siemens Networks, Openwave, Oracle, Tecnotree, Unisys and ZTE. Competitors in Comverse MI include Amdocs, Ericsson, Huawei, Nokia Siemens Networks, Openet and ZTE. Our competitors that manufacture other network telecommunications equipment may derive a competitive advantage in selling systems to customers that are purchasing, or have previously purchased, other compatible network equipment from such manufacturers.

Participants in the BSS market have traditionally provided postpaid only (IT-based) BSS solutions, or in-network-based prepaid/real-time systems. In recent years, the BSS market has changed to require market participants to offer converged BSS solutions to address the evolving needs of communication service providers. In addition, due to the increased use of data in connection with the deployment of smartphones and other devices, such as tablets, BSS solutions are now focused on data monetization. Generally, our competitors offer multi-system solutions for convergence while we offer a unified BSS solution to address both prepaid and postpaid, as well as combined (converged) accounts. We believe that our unified BSS solution, which is designed to lower total cost of ownership and facilitate faster time to launch new services, plans and campaigns, is superior to the multi-system solutions offered by our competitors. In addition, we offer a subscriber-based approach to data monetization by linking Comverse ONE with our mobile Internet solutions. However, communication service providers may not acknowledge the benefits of our BSS and mobile Internet solutions and elect to purchase alternative solutions offered by our competitors. In addition, competitors may develop internally or acquire BSS and mobile Internet solutions that could allow them to offer unified solutions, which may result in a decline in our competitive position and market share.

In the VAS market, wireless subscriber preferences have changed in recent years as consumers transitioned to alternative messaging applications, such as SMS text messaging, in part as a substitute for voicemail usage, and increased use of data in connection with the deployment of smartphones and other devices, such as tablets. This transition resulted in intensified competition due to the change in our business mix from the voicemail product line, in which we continue to hold a leading market position, to other applications and products in which we are continuing to face significant competitive challenges as part of our efforts to increase market share. In addition, we face increasing competition from changing technologies that may provide alternatives to our products and services. For example, the introduction of open access to web-based applications from wireless devices allows end users to utilize web-based services, such as Facebook, Google, Yahoo or Hotmail, to access, among other things, instant messaging and electronic mail free of charge rather than use wireless carriers’ service offerings.

We believe that competition in the sale of our products is based on a number of factors, the most important of which are product features and functionality, system capacity and reliability, marketing and distribution capability and price. Other important competitive factors include service and support and the capability to integrate systems with a variety of telecom networks, IP networks and Operation and Support Systems. We believe that the range of capabilities provided by, and the ease of use of, our systems compare favorably with other products currently marketed. We anticipate that competition will increase, and that a number of our direct and indirect competitors will introduce new or improved systems during the next several years.

Manufacturing and Sources of Supplies

Our manufacturing operations consist primarily of installing software on externally purchased hardware components and final assembly and testing, which involves the application of extensive quality control procedures to materials, components, subassemblies and systems. We primarily use third parties to perform modules and subsystem assembly, component testing and sheet metal fabrication. These manufacturing operations are performed primarily in the United States, Israel, France, Germany, Hong Kong, Japan, Russia and The Netherlands.

Although we generally use standard parts and components in our products, certain components and subassemblies are presently available only from a limited number of sources. To date, we have been able to obtain adequate supplies of all components and subassemblies in a timely manner from existing sources or, when necessary, from alternative sources or redesign the system to incorporate new modules, when applicable.

We maintain organization-wide quality assurance procedures, coordinating the quality control activities of our research and development, manufacturing and service departments that comply with the requirements of the international standards ISO 9001, ISO 14001, ISO 17799/27001, OHSAS 18001:2007, and eTOM certification for our BSS solutions.

Backlog

As of January 31, 2012 and 2011, we had a backlog of approximately $982 million and $1,173 million, respectively. Approximately 55% of our backlog as of January 31, 2012 is not expected to be filled in the fiscal year ending January 31, 2013. We define “backlog” as projected revenue from signed orders not yet recognized, excluding revenue from maintenance agreements. Orders constituting backlog may be reduced, cancelled or deferred by customers. Approximately $20 million of the decline in backlog is attributable to order cancellations by customers due to project cancellations and project size reductions.

Properties

We lease office space and manufacturing and storage facilities for our operations worldwide. We also have leases for our various sales offices worldwide. The following table presents, as of January 31, 2012, the country location and size (expressed in square feet) of the facilities leased by us:

Location	Size
Israel	413,133
United States	173,433
France	48,097
United Kingdom	35,087
India	25,267
Italy	18,557
Australia	10,471
Japan	9,964
Singapore	9,623
Brazil	9,187
Canada	7,165
China	6,759
Hong Kong	2,825
Other	53,760

Total	823,328

(1)	Our Canadian facilities are used by Comverse VAS and our operations included in the column captioned “Comverse Other” as part of our business segment presentation. All of our other facilities are used by Comverse BSS, Comverse VAS and the operations included in Comverse Other.

For the fiscal year ended January 31, 2012, the aggregate base annual rent for the facilities under lease, net of sub-lease income, was approximately $19.7 million, and such leases may be subject to various pass-throughs and escalation adjustments. For more detailed information about our leases, see note 15 to the consolidated financial statements appearing elsewhere in this Information Statement.

We believe that our facilities are adequate for our current operations. We may endeavor to selectively reduce or expand our existing lease commitments as circumstances warrant.

Research and Development

We continue to enhance the features and performance of existing solutions and introduce new solutions through extensive research and development activities. We believe that our future success depends on a number of factors, which include the ability to:

•	identify and respond to emerging technological trends in our target markets;

•	develop and maintain competitive solutions that meet or exceed customers’ changing needs; and

•	enhance existing products by adding features and functionality that differentiate our products from those of our competitors.

As a result, we have made and intend to continue to make investments in research and development. Research and development resources are allocated in response to market research and customer demands for additional features and products. The development strategy involves rolling out initial releases of products and adding features over time. We continuously incorporate customer feedback into the product development process. While we expect that new products will continue to be developed internally, we may, based on timing and cost considerations, acquire or license technologies, products or applications from third parties.

Significant research and development activity occurs in the United States and Israel with additional research and development offices in Canada, China, the Czech Republic, France, India, and the United Kingdom. Research and development leverages broad industry expertise, which includes, computer architecture, telephony, IP, data networking, multi-processing, databases, real time software design and application software design.

A portion of our research and development operations benefit from financial incentives provided by government agencies to promote research and development activities performed in Israel. The cost of such operations is, and will continue to be, affected by the continued availability of financial incentives under such programs. During the fiscal year ended January 31, 2012, as in many prior years, our research and development activities included projects submitted for partial funding under a program administered by the Office of the Chief Scientist of the Ministry of Industry and Trade of the State of Israel (or the OCS), under which reimbursement of a portion of our research and development expenditures is made subject to final approval of project budgets. Although the Government of Israel does not own proprietary rights in the OCS-funded Products and there is no specific restriction by the OCS with regard to the export of the OCS-funded Products, under certain circumstances, there may be limitations on the ability to transfer technology, know-how and manufacture of OCS-funded Products outside of Israel. Such limitations could result in the requirement to pay significantly increased royalties or a redemption fee calculated according to the applicable regulations. The difficulties in obtaining the approval of the OCS for the transfer of technology, know-how, manufacturing activities and/or manufacturing rights out of Israel could impair the ability of some of our subsidiaries to outsource manufacturing, enter into strategic alliances or engage in similar arrangements for those technologies, know-how or products.

Our gross research and development expenses for the fiscal years ended January 31, 2012, 2011 and 2010 were $94.3 million, $150.3 million and $177.8 million, respectively. Amounts reimbursable by the OCS and others for the fiscal years ended January 31, 2012, 2011 and 2010 were $0.1 million, $1.5 million and $1.9 million, respectively.

Patents and Intellectual Property Rights

Our success depends to a significant degree on the legal protection our software and other proprietary technology rights. We rely on a combination of patent, trade secret, copyright, and trademark laws and confidentiality and non-disclosure agreements with employees and third parties to establish and protect our proprietary rights.

Substantial litigation regarding intellectual property rights exists in technology related industries, and our products are increasingly at risk of third party infringement claims as the number of competitors in our industry segments grows and the functionality of software products in different industry segments overlaps. In the event of an infringement claim, we may be forced to seek expensive licenses, reengineer our products, engage in expensive and time-consuming litigation or stop marketing those products. We have been party to patent litigations. In the fiscal years ended January 31, 2012 and 2010, in connection with claims asserted, we entered into several settlements.

Licenses and Royalties

Licenses to third parties by us are designed to prohibit unauthorized use, copying, and disclosure of our software and other proprietary technology rights. We also license from third parties certain software, technology, and related rights for use in manufacture and marketing of our products, and pay royalties under such licenses and other agreements. We believe that the rights under such licenses and other agreements are sufficient for the manufacture and marketing of our products and, in the case of licenses, extend for periods at least equal to the estimated useful lives of the related technology and know-how.

Segment and Supplementary Information

For a presentation of revenue from external customers, income (loss) from operations and certain other financial information for the fiscal years ended January 31, 2012, 2011 and 2010, see note 20 to the combined financial statements included elsewhere in this Information Statement.

Domestic and International Sales and Long-Lived Assets

For a presentation of domestic and international sales for the fiscal years ended January 31, 2012, 2011 and 2010 and long-lived assets as of January 31, 2012 and 2011, see note 20 to the combined financial statements included elsewhere in this Information Statement. Our international operations are subject to certain risks. For a description of risks attendant to our foreign operations, see “Risk Factors—Risks Relating to International Operations.”

Export Regulations

We are subject to export control regulations in countries from which we export goods and services. These controls may apply by virtue of the country in which the products are located or by virtue of the origin of the content contained in the products. If the controls of a particular country apply, the level of control generally depends on the nature of the goods and services in question. Where controls apply, the export of our products generally requires an export license or authorization (either on a per-product or per transaction basis) or that the transaction qualify for a license exception or the equivalent, and may also be subject to corresponding reporting requirements.

Operations in Israel

A substantial portion of our research and development, manufacturing and other operations are located in Israel and, accordingly, may be affected by economic, political and military conditions in that country. We benefit from certain trade agreements and arrangements providing for reduced or duty-free tariffs for certain exports from Israel. Our business is dependent to some extent on trading relationships between Israel and other countries. Certain of our products incorporate imported components into Israel and most of our products are sold outside of Israel. We could be materially adversely affected by hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners, or a significant downturn in the economic or financial condition of Israel. In addition, the sale of products manufactured in Israel may be materially adversely affected in certain countries by restrictive laws, policies or practices directed toward Israel or companies having operations in Israel. In addition, many of our Israeli employees are required to perform annual mandatory military service in Israel, and are subject to being called to active duty at any time under emergency circumstances. The absence of these employees may have an adverse effect upon our operations.

We benefit from various policies of the Government of Israel, including reduced taxation and special subsidy programs, such as those administered by the OCS. For a more detailed discussion of the terms of these programs, see “—Research and Development.”

Our results of operations have been favorably affected by participation in Israeli government programs related to research and development, as well as utilization of certain tax incentives and other incentives available under applicable Israeli laws and regulations, some of which have been reduced, discontinued or otherwise modified in recent years. In addition, our ability to obtain benefits under various discretionary funding programs has declined and may continue to decline. Our results of operations could be adversely affected if these programs were further reduced or eliminated and not replaced with equivalent programs or if our subsidiaries’ ability to participate in these programs were to be further reduced significantly.

Environmental Regulations

Our operations are subject to certain foreign, federal, state and local regulatory requirements relating to environmental, waste management, labor and health and safety matters. Management believes that our business is operated in material compliance with all such regulations. To date, the cost of such compliance has not had a material impact on our capital expenditures, earnings or competitive position or that of our subsidiaries. However, violations may occur in the future as a result of human error, equipment failure or other causes. Further, we cannot predict the nature, scope or effect of environmental legislation or regulatory requirements that could be imposed or how existing or future laws or regulations will be administered or interpreted. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of regulatory agencies, could require substantial expenditures by us and could have a material impact on our business, financial condition and results of operations.

Employees

As of January 31, 2012, we employed approximately 2,600 individuals. Approximately 44%, 24% and 32% of our employees are located in Israel, the United States and other regions, including Europe and Asia Pacific (or APAC), respectively.

Our U.S. employees are not covered by collective bargaining agreements. Employees based in certain countries in Europe, including France, Italy and Spain, and in the Americas (other than the U.S.), including Brazil, are covered by collective bargaining agreements. These collective agreements typically cover work hour, working conditions, disability, vacation, severance and other employment terms.

We are not a party to any collective bargaining or other agreement with any labor organization in Israel. However, certain provisions of the collective bargaining agreements between the Histadrut (General Federation of Labor in Israel) and the Coordinating Bureau of Economic Organizations (including the Manufacturers’ Association of Israel) are applicable to our Israeli employees by virtue of an expansion order of the Israeli Ministry of Industry, Trade and Labor. Under Israeli law, we are required to maintain employee benefit plans for the benefit of our employees (referred to as the employee benefit plans). Each month, both we and our employees contribute sums to the employee benefit plans. The employee benefit plans provide a combination of savings plan, insurance and severance pay benefits to participating employees. Some of the sums we contribute monthly to the employee benefit plans are used to satisfy in part severance pay to which the employees may be entitled under Israeli law. Under Israeli law, we are obligated to make severance payments to employees of our Israeli subsidiaries on the basis of each individual’s current salary and length of employment. Under Israel’s Severance Pay Law, employees are entitled to one month’s salary for each year of employment or a portion thereof. Israeli employees are required to make, and employers are required to pay and withhold, certain payments to the National Insurance Institute (similar, to some extent, to the United States Social Security Administration), on account of social security and health tax payments, for national health insurance and social security benefits.

We consider our relationship with our employees to be good.

Legal Proceedings

Proceedings Related to CTI’s Special Committee Investigations

Overview

On March 14, 2006, CTI announced the creation of a Special Committee of its Board of Directors (referred to as the Special Committee) composed of outside directors to review CTI’s historic stock option grant practices and related accounting matters, including, but not limited to, the accuracy of the stated dates of option grants and whether all proper corporate procedures were followed. In November 2006, the Special Committee’s investigation was expanded to other financial and accounting matters, including the recognition of revenue related to certain contracts, errors in the recording of certain deferred tax accounts, the misclassification of certain expenses, the misuse of accounting reserves and the misstatement of backlog. The Special Committee issued its report on January 28, 2008. Following the commencement of the Special Committee’s investigation, CTI, certain of its subsidiaries and some of CTI’s former directors and officers were named as defendants in several class and derivative actions, and CTI commenced direct actions against certain of its former officers and directors.

Beginning on or about April 19, 2006, class action lawsuits were filed by persons identifying themselves as CTI shareholders, purportedly on behalf of a class of CTI’s shareholders who purchased its publicly-traded securities. The actions were later consolidated and adjudicated at the United States District Court for the Eastern District of New York. The complaint named CTI and certain of its former officers and directors as defendants and alleged, among other things, violations of Sections 10(b) and 14(a) of the Exchange Act, Rule 10b-5 promulgated thereunder and Section 20(a) of the Exchange Act in connection with prior statements made by CTI with respect to, among other things, its accounting treatment of stock options. The action sought compensatory damages in an unspecified amount.

The parties to this action entered into a settlement agreement on December 16, 2009, which was amended on June 19, 2010 and approved by the court in which such action was pending on June 23, 2010. Under the settlement agreement, CTI paid the plaintiffs $160.2 million, of which $82.5 million was paid through the issuance of 12,462,236 CTI common shares and the remainder was paid in cash.

Israeli Optionholder Class Actions

CTI and certain of its subsidiaries, including Comverse Ltd. (a subsidiary of ours), were named as defendants in four potential class action litigations in the State of Israel involving claims to recover damages incurred as a result of purported negligence or breach of contract that allegedly prevented certain current or former employees from exercising certain stock options. We intend to vigorously defend these actions.

Two cases were filed in the Tel Aviv District Court against CTI on March 26, 2009, by plaintiffs Katriel (a former Comverse Ltd. employee) and Deutsch (a former Verint Systems Ltd. employee). The Katriel case (Case Number 1334/09) and the Deutsch case (Case Number 1335/09) both seek to approve class actions to recover damages that are claimed to have been incurred as a result of CTI’s negligence in reporting and filing its financial statements, which allegedly prevented the exercise of certain stock options by certain employees and former employees. By stipulation of the parties, on September 30, 2009, the court ordered that these cases, including all claims against CTI in Israel and the motion to approve the class action, be stayed until resolution of the actions pending in the United States regarding stock option accounting, without prejudice to the parties’ ability to investigate and assert the unique facts, claims and defenses in these cases. On April 4, 2012, plaintiffs filed a motion to lift the stay based on the resolution of the actions in the United States. On May 7, 2012, the court lifted the stay, and the case will proceed with plaintiffs’ filing of an amended complaint.

Two cases were also filed in the Tel Aviv Labor Court by plaintiffs Katriel and Deutsch, and both seek to approve class actions to recover damages that are claimed to have been incurred as a result of breached employment contracts, which allegedly prevented the exercise by certain employees and former employees of certain CTI and Verint Systems stock options, respectively. The Katriel litigation (Case Number 3444/09) was filed on March 16, 2009, against Comverse Ltd., and the Deutsch litigation (Case Number 4186/09) was filed on March 26, 2009, against Verint Systems Ltd. The Tel Aviv Labor Court has ruled that it lacks jurisdiction, and both cases have been transferred to the Tel Aviv District Court. These cases have been consolidated with the Tel Aviv District Court cases discussed above.

Investigation of Alleged Unlawful Payments

On March 16, 2009, CTI disclosed that the Audit Committee of its Board of Directors was conducting an internal investigation of alleged improper payments made by certain of our employees and external sales agents in foreign jurisdictions in connection with the sale of certain products. The Audit Committee also reviewed our other existing and prior arrangements with agents. When CTI’s Audit Committee commenced the investigation, CTI voluntarily disclosed to the SEC and the DOJ these facts and advised that the Audit Committee had initiated an internal investigation and that the Audit Committee would provide the results of its investigation to the agencies. On April 27, 2009, the SEC advised CTI that it was investigating the matter and issued a subpoena to CTI in connection with its investigation. The Audit Committee provided information to, and cooperated fully with, the DOJ and the SEC with respect to its findings of the internal investigation and resulting remedial action.

On April 7, 2011, we and CTI entered into a non-prosecution agreement with the DOJ and the SEC submitted a settlement agreement with CTI and us to the United States District Court for the Eastern District of New York for its approval, which was obtained on April 12, 2011. These agreements resolved allegations that CTI and certain of our foreign subsidiaries violated the books and records and internal controls provisions of the FCPA by inaccurately recording certain improper payments made from 2003 through 2006 by certain former employees and an external sales agent of Comverse Ltd. or its subsidiaries, in connection with the sale of certain products in foreign jurisdictions.

Under the non-prosecution agreement with the DOJ, CTI paid a fine of $1.2 million to the DOJ and we and CTI agreed to continue to implement improvements in our internal controls and anti-corruption practices and policies. Under the settlement agreement with the SEC, CTI paid approximately $1.6 million in disgorgement and pre-judgment interest and we and CTI are required under a conduct-based injunction to comply with the books and records and internal controls provisions of the FCPA.

Other Legal Proceedings

From time to time, we and our subsidiaries are subject to claims in legal proceedings arising in the normal course of business. We do not believe that we or our subsidiaries are currently party to any pending legal action not described herein or disclosed in the financial statements that could reasonably be expected to have a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT

Executive Officers

Our executive officers are listed below.

Name	Age	Position
Philippe Tartavull	54	President and Chief Executive Officer
John Bunyan	59	Senior Vice President, Strategy & Planning
Oded Golan	42	Senior Vice President, Chief Operating Officer
Eric S. Koza	38	Senior Vice President, Corporate Development and Financial Strategy
Joel E. Legon	61	Senior Vice President, Chief Financial Officer
Aharon Levy	52	Senior Vice President, BSS General Manager
Gabriel Matsliach	45	Senior Vice President, Chief Product Officer
Shefali A. Shah	40	Senior Vice President, General Counsel and Secretary

The following is a summary of the qualifications and experience of our executive officers, other than Philippe Tartavull, whose qualifications and experience are set forth in “—Our Board Following the Share Distribution.”

John Bunyan. Mr. Bunyan has served as CTI’s Senior Vice President, Strategy & Planning since March 2011 and will serve in the same position at our company. From October 2007 to February 2011, Mr. Bunyan served as CTI’s Chief Marketing Officer. Prior to joining CTI, Mr. Bunyan was President of Intelliventure LLC, a marketing and strategy firm, of which he remains a member, although the company is currently inactive. From November 2001 to April 2005, Mr. Bunyan served as Senior Vice President of Mobile Multimedia Services at AT&T Wireless and was responsible for the consumer wireless data business. Before then, Mr. Bunyan served as Senior Vice President of Marketing at Dun & Bradstreet, and prior to that, as Executive Vice President of Marketing at Reuters Americas, and as Senior Vice President Electronic Information Services of McGraw-Hill | Standard & Poors. Mr. Bunyan currently serves as a member of the Board of Directors of Starhome, B.V. and formerly served as a member of the Board of Directors of Verint Systems and Ulticom, Inc. within the last five years. Mr. Bunyan holds a BA with Distinction from Stanford University.

Oded Golan. Mr. Golan has served as our Senior Vice President, Chief Operating Officer since July 2011. From August 2010 to July 2011, Mr. Golan served as our Senior Vice President, Business Transformation. Mr. Golan joined us in 2000 and served in various positions, including as Vice President and General Manager, Asia Pacific from January 2009 to July 2010 and President and Representative Director, Japan and Korea. Prior thereto, Mr. Golan has served in other positions with us, including Assistant Vice President, Regional Technical Director, Japan and Korea and Project Manager and Customer Support Director, Japan and Korea. Mr. Golan holds a B.A. degree in International Relations from the Hebrew University and an M.B.A. from Tel Aviv University.

Eric S. Koza. Mr. Koza has served as CTI’s Senior Vice President, Corporate Development and Financial Strategy since June 2011 and will serve in the same position at our company. From March 2009 to May 2011, Mr. Koza worked at Zolfo Cooper, a provider of restructuring, financial and corporate advisory solutions, most recently as a Director. From November 2008 to March 2009, Mr. Koza served as a Senior Research Analyst at Pardus Capital Management L.P., a hedge fund. From March 2006 to present, Mr. Koza was a founding partner and member of Verax Capital, LLC and its affiliates, a controlled private investment firm. From October 1999 to February 2006, Mr. Koza worked for W.R. Huff Asset Management, LLC, a multi-billion dollar investment advisor, in various capacities including: a partner in an alternative investment fund which invested in both public and private securities, a partner in a global securities fund and a distressed/high yield research analyst. Mr. Koza currently serves as member of the Board of Directors of GoodRadio.tv, a private broadcasting company focused on acquiring and operating radio and television properties in small and medium-sized markets and as a member of the Board of Directors of Starhome B.V. Mr. Koza formerly served as a member of the Board of Directors and

Audit Committee of Impsat Fiber Networks, a provider of private telecommunications network and internet services in Latin America within the last five years. Mr. Koza is a CFA charter holder and holds a B.S. from Boston College and an M.B.A. from Boston University.

Joel E. Legon. Mr. Legon has served as our Senior Vice President, Chief Financial Officer (formerly known as Global Finance Officer) and CTI’s Senior Vice President and Interim Chief Financial Officer since October 2010. From February 2009 until October 2010, Mr. Legon served as the Chief Accounting Officer of CTI. Prior to joining CTI, Mr. Legon served in several finance roles at Avid Technology, Inc. from March 2006 through December 2008, including as its Vice President and Principal Accounting Officer from July 2008 to December 2008, Chief Financial Officer from December 2007 to July 2008, Chief Financial Officer and Principal Accounting Officer from July 2007 to December 2007, Acting Chief Financial Officer and Vice President, Corporate Controller and Principal Accounting Officer from March 2007 to July 2007 and Vice President, Corporate Controller and Principal Accounting Officer from March 2006 to March 2007. From January 1998 through March 2006, Mr. Legon served in several finance roles, including Senior Vice President and Corporate Controller from January 2004 to March 2006 at Parametric Technology Corporation. Prior to that, Mr. Legon held finance positions at Computervision, Inc., NEC Corporation of America, Chesebrough-Ponds USA Co. and Richardson-Vicks Inc. Mr. Legon formerly served as a member of the Board of Directors of Ulticom, Inc. within the last five years. Mr. Legon is a Certified Public Accountant in the State of Connecticut and holds a B.A. in Business Administration from the University of Oklahoma.

Aharon Levy. Mr. Levy has served as our Senior Vice President, BSS General Manager since March 2011. Prior thereto, Mr. Levy spent more than ten years working in several executive positions at Amdocs Limited, a provider of software and services for communications, media and entertainment industry service providers, most recently serving as Regional Vice President, Customer Business Executive for Germany, Austria and Eastern Europe from September 2009 to March 2011. From September 2007 to September 2009, Mr. Levy served as Vice President, Customer Business Executive for Canada and from October 2005 to April 2007 managed the Infra-Competency Center and Deployment Center of Excellence at Amdocs. Mr. Levy holds a degree in Computer Practical Engineering from Jerusalem Givat Ram College and a B.A in Business Management from Derby University.

Gabriel Matsliach. Dr. Matsliach has served as our Senior Vice President, Chief Product Officer since October 2011. From March 2011 to October 2011, Dr. Matsliach served as our Senior Vice President, BSS Chief Products Officer. From November 2009 to February 2011, Dr. Matsliach served as our Senior Vice President, President, Global Products and Operations and from August 2008 to November 2009, as its General Manager, Billing and Active Customer Management. Dr. Matsliach has served in other positions with us, including Chief Product Officer, Converged Billing Solution Group of Comverse from January 2006 to August 2008, and as Chief Technology Officer, Real-Time Billing Division from January 2003 to December 2005. Dr. Matsliach served as Chief Technology Officer and Co-Founder of Odigo Inc. (or Odigo), a supplier of instant messaging and presence software, until Odigo was acquired by Comverse in June 2002. Dr. Matsliach holds a B.A., M.Sc. and Ph.D. in Computer Science from Technion, Israeli Institute of Technology.

Shefali A. Shah. Ms. Shah has served as our Senior Vice President, General Counsel (formerly known as Global Legal Officer) and Secretary and as CTI’s Senior Vice President, General Counsel and Corporate Secretary since March 2010. Ms. Shah served as CTI’s Acting General Counsel and Corporate Secretary from March 2009 until March 2010. From June 2006 through March 2009, Ms. Shah served as CTI’s Associate General Counsel and Assistant Secretary. Prior thereto, Ms. Shah was an associate with Weil, Gotshal & Manges LLP from September 2002 to June 2006 and Hutchins, Wheeler & Dittmar, P.C. from September 1996 to August 2002. Ms. Shah serves as a director of Verint Systems and Starhome B.V. Ms. Shah formerly served as a member of the Board of Directors of Ulticom, Inc. within the last five years. Ms. Shah holds a J.D. from Duke University School of Law and a B.S. in Business Administration from Boston University.

Our Board Following the Share Distribution

Our board of directors currently consists of certain executive officers of CTI. After the share distribution, we expect to have a board of directors initially consisting of seven directors. Our proposed bylaws will vest in the Board the authority to fix the number of directors as long as there are not fewer than three or more than eleven.

Pursuant to the Letter Agreement entered into between the CTI Board and the Cadian Group, CTI has agreed that, immediately prior to the share distribution, CTI will cause our Board to be comprised of seven directors, one of whom will be our chief executive officer, Philippe Tartavull, three of whom will be designated by the CTI Board (initially Charles J. Burdick, Susan D. Bowick and Mark C. Terrell, each of whom currently serves, and is expected to continue to serve, on the CTI Board after the share distribution), and three of whom will be designated by Cadian Capital and acceptable to the CTI Board acting reasonably and in good faith but in no event constrained from exercising its fiduciary duties (initially expected to be James Budge, Steven Andrews and Doron Inbar).

In the event that prior to the share distribution, the rights and obligations of the CTI Board under the Letter Agreement are terminated for any reason, including but not limited to the Cadian Group ceasing to own, in the aggregate, at least 1,000,000 CTI common shares or in the event that any member of the Cadian Group breaches in any material respect certain of its obligations under the Letter Agreement and the breach remains uncured after receipt of notice, we expect that Susan D. Bowick, Charles J. Burdick, Philippe Tartavull, Mark C. Terrell, Robert Dubner, Augustus K. Oliver and Theodore H. Schell, all of whom (other than Mr. Tartavull) are on the current CTI Board, will be appointed to serve on our Board.

Below is a summary of the qualifications and experience of each of the individuals who are expected to be appointed as directors pursuant to the terms of the Letter Agreement, including biographical data for at least the last five years and an assessment of the experience, qualifications and skills of each such nominee.

Steven Andrews. Mr. Andrews, age 54, has been an independent Technology, Media & Telecommunications advisor and investor at AbbeyBarn Communications Limited since June 2009 and in such capacity has served as the Chairman of a Global TelCo Consortia (TelCo Futures Forum), sponsored by Deutsche Telekom and Swisscom. During this time he has also been an Executive Advisor to companies such as: Microsoft (UK), Qsensei (Germany/USA), Mimedia (USA), Aap3 (UK/USA), and Elinia (UK). From 2003 to April 2009, Mr. Andrews served as the Group Managing Director of BT Mobility & Convergence and Managing Director of Strategy and Products at BT Retail, a division of BT Group plc, a global communications services provider, where he supervised approximately 500 employees and executives. From 2000 to 2003, Mr. Andrews was the President of the International Carrier and Networks Business of BT Global Services, a division of BT Group plc. From 1999 to 2000, Mr. Andrews was the President of BT European Broadband Network Services, a division of BT Group plc. From 1996 to 1999, Mr. Andrews was a Director of European Alliances responsible for investments in joint ventures and 100% owned TMT companies at BT Europe, a division of BT Group plc. Mr. Andrews holds a Full Technological Certificate in Advanced Telecommunications from Bristol College (UK) and a Certificate in Industrial Management from Kingston upon Thames Management College. Mr. Andrews’ qualifications to serve on the Board include his over 25 years of global experience as an executive in the telecommunications and IT industry and significant business and management experience.

Susan D. Bowick. Ms. Bowick, age 64, has served as a member of the CTI Board since December 2006. Ms. Bowick served as a consultant to the joint venture of Nokia Corporation and Siemens A.G. during 2006. From 2004 to 2007, Ms. Bowick served as an independent consultant to SAP A.G., a provider of software solutions, and Nokia Corporation, a manufacturer of mobile devices. From 1977 to 2004, Ms. Bowick served at various executive positions with Hewlett-Packard Company, a provider of information technology, infrastructure, personal computing and global services and imaging and printing products and services, most recently as its Executive Vice President, Human Resources and Workforce Development. Ms. Bowick serves as a director and the Chair of the Compensation Committee of each of Verint Systems, a majority-owned subsidiary of CTI, and EarthLink, Inc., an Internet service provider. In addition, Ms. Bowick served as a guest lecturer at Stanford Graduate School of Business and was a founding Board member of the Washington state M.E.S.A. program engaged in the identification and retention of high potential junior high school students. Ms. Bowick holds a B.S., Business Administration and Education from the University of Nebraska. Ms. Bowick’s qualifications to serve on the Board include her leadership, operational and global experience as a consultant and executive in the area of executive compensation and human resources at publicly-held companies. Ms. Bowick also has public company board and corporate governance experience attributable to her service as an independent director of a NASDAQ-listed company.

James Budge. Mr. Budge, age 45, has served as the Chief Operating Officer and Chief Financial Officer of Genesys Telecommunications Laboratories, Inc., a producer of call center software, since May 2012. Previously, Mr. Budge served as the Chief Financial Officer of Rovi Corporation (NASDAQ:ROVI), a global provider of digital entertainment technology solutions, from September 2005 to May 2012 and as its Chief Financial Officer and Chief Operating Officer from February 2012 to May 2012. Mr. Budge served as Chief Financial Officer of Trados, Inc., an enterprise management software provider, from January 2004 until its merger with SDL International in August 2005. From August 2002 until joining Trados, Inc., Mr. Budge served as Chief Financial Officer of Sendmail, Inc., a secure email provider, and from April 1999 until its merger with IBM in January 2002, Mr. Budge served as Chief Financial Officer of CrossWorlds Software, Inc., a provider of business infrastructure software. Mr. Budge holds a B.S. in Accounting from Brigham Young University. Mr. Budge’s qualifications to serve on the Board include his significant operational and financial expertise.

Charles J. Burdick. Mr. Burdick, age 61, has served as CTI’s Chairman and Chief Executive Officer since March 2011, as a member of the CTI Board since December 2006 and as Chairman of the CTI Board since March 2008. From March 2011 through May 2012, Mr. Burdick also served as our President and Chief Executive Officer. From March 2011 to May 2012, Mr. Burdick served as our President and Chief Executive Officer and CTI’s Chief Executive Officer. Until July 2005, he was Chief Executive Officer of HIT Entertainment Plc, a publicly listed provider of pre-school children’s entertainment. From 1996 to 2004, Mr. Burdick worked for Telewest Communications, the second largest cable television company in the United Kingdom, serving as Chief Financial Officer and Chief Executive Officer. In these roles, Mr. Burdick oversaw the financial and operational restructuring of Telewest and was responsible for leading and financing the acquisitions of a number of cable companies. Mr. Burdick has also held a series of financial positions with TimeWarner, US WEST and MediaOne, specializing in corporate finance, mergers and acquisitions, and international treasury. During the last five years, Mr. Burdick served as a director of Bally Total Fitness Holding Corporation, HIT Entertainment plc, QXL plc, Singer and Friedlander (owned by the Kaupthing Group), CTC Media, Transcom WorldWide S.A. and as the Chairman of the Board of Directors of Verint Systems. Mr. Burdick holds a M.B.A. from the University of California, Los Angeles and a B.A. in Economics from the University of California, Santa Barbara. Mr. Burdick’s qualifications to serve on the Board include his leadership, financial and accounting, industry, operational, global and public company board and corporate governance experience attributable to his service as CTI’s Chief Executive Officer and as an executive officer and director of telecommunications and media companies with more than 25 years in the industry.

Doron Inbar. Mr. Inbar, age 62, has been a Venture Partner at Carmel Ventures, an Israeli-based venture capital firm that invests primarily in early stage companies in the fields of Software, Communications, Semiconductors, Internet, Media, and Consumer Electronics, since 2006. Previously, Mr. Inbar served as the President of ECI Telecom Ltd., a global telecom networking infrastructure provider, from November 1999 to December 2005 and its Chief Executive Officer from February 2000 to December 2005. Mr. Inbar joined ECI Telecom Ltd. in 1983 and during his first eleven years with the company, served in various positions at its wholly-owned U.S. subsidiary, ECI Telecom, Inc., in the U.S., including Executive Vice President and General Manager. In July 1994, Mr. Inbar returned to Israel to become Vice President, Corporate Budget, Control and Subsidiaries of ECI Telecom Ltd. In June 1996, Mr. Inbar was appointed Senior Vice President and Chief Financial Officer of ECI Telecom Ltd., and he became Executive Vice President of ECI Telecom Ltd. in January 1999. Mr. Inbar has served on the board of directors of Alvarion Ltd. (NASDAQ: ALVR), a company that designs and sells broadband wireless and Wi-Fi products, since September 2009 and is a member of its audit committee. Mr. Inbar also serves on the board of directors of SolarEdge Technologies Inc., an innovative start up in the photovoltaic industry, as Chairman of the Board of Archimedes Global Ltd., a company which provides health insurance and health provision in East Europe, and on the board of directors of Maccabi dent Ltd., the largest chain of dental service clinics in Israel. Previously, Mr. Inbar served as Chairman of the Board of C-nario Ltd., a global provider of digital signage software solutions, Chairman of the Board of Followap Inc., which was sold to Neustar, Inc. in November 2006, and Chairman of the Board of Enure Networks Ltd. Mr. Inbar holds a B.A. in Economics and Business Administration from Bar-Ilan University, Israel. Mr. Inbar’s qualifications to serve on the Board include his extensive management and financial expertise, in addition to his experience serving as a director and the Chairman of the Board of several companies.

Philippe Tartavull. Mr. Tartavull was appointed our President and Chief Executive Officer, effective May 2012. From December 2007 to August 2011, Mr. Tartavull served as President and Chief Executive Officer of Hypercom Corporation, a publicly-traded global leader in high security, end-to-end electronic payment products and services, and from February 2007 to November 2007 served as its President and Chief Operating Officer. From 1998 to 2007, Mr. Tartavull served as President of Oberthur Card Systems of America Corp., following a year as that company’s chief operating officer. Oberthur is one of the world’s leading providers of card-based solutions including SIM (Subscriber Identity Module) and multi-application smart cards as well as related software, applications and services. From 1988 to 1998, Mr. Tartavull served as President and Chief Executive Officer of Thales/Syseca Inc., a provider of systems integration services and mission critical software for the transportation and utilities industries. His previous positions included several management positions at Syseca/Thales, Compagnie Internationale Des Services Informatiques, Baker International and European Management Oil & Gas Investment. Mr. Tartavull formerly served as a director of Hypercom Corporation and MRV Communications, Inc. within the last five years. Mr. Tartavull earned an MBA from the Institut d’Administration des Enterprises, Sorbonne University, an MS in Engineering from Ecole Nationale Superieure des Petroles et de Moteurs, and a BS in Engineering from the Centre d’Etudes Superieures des Techniques Industrielles, all in Paris, France. He is also a graduate of the Executive Program at the UCLA Anderson School of Management. Mr. Tartavull’s qualifications to serve on the Board include his leadership, operational, financial, global business and global strategy experience attributable to his service as Chief Executive Officer. Mr. Tartavull also has corporate governance experience attributable to his service as a director in publicly-traded companies.

Mark C. Terrell. Mr. Terrell, age 66, has served as a member of the CTI Board since July 2006. From December 2006 to March 2008, Mr. Terrell served as non-executive Chairman of the Board for CTI. Mr. Terrell served as the Partner in Charge and Executive Director of KPMG’s Audit Committee Institute (or ACI) from 2000 to 2004, in which capacity he established the ACI mission and strategy. Mr. Terrell was a KPMG audit engagement partner from 1979 to 2000 and acted, from 1985 to 2000, as the Office Managing Partner of three KPMG offices – El Paso, Texas; Albuquerque, New Mexico; and St. Petersburg, Florida. During Mr. Terrell’s thirty-five year career in public accounting he served on a number of not-for-profit boards in each of the communities in which he practiced, and he has spoken extensively on both audit committee and broader corporate governance issues. Mr. Terrell currently serves as a director of Verint Systems. Since his retirement from KPMG in 2004, Mr. Terrell has participated extensively as a faculty member of the National Association of Corporate Directors. Mr. Terrell received his Bachelor of Business Administration degree from the University of Texas at El Paso in 1967. Mr. Terrell’s qualifications to serve on the Board include his financial and accounting experience attributable to his service as a senior partner at a prominent accounting firm. In addition, Mr. Terrell has public company and corporate governance experience as a director for not-for-profit corporations and through his involvement in corporate governance activities.

Director Independence

Assuming the members of the initial Board are appointed pursuant to the Letter Agreement, we expect that Ms. Bowick and Messrs. Terrell, Andrews, Budge and Inbar will qualify as independent under our independence standards and the listing standards of the NASDAQ Marketplace Rules once appointed to our Board. Our Board will make the final determination as to independence of its members shortly before the share distribution.

Mr. Tartavull can not be considered an independent director due to his employment as our President and Chief Executive Officer and Mr. Burdick can not be considered independent because he served as our President and Chief Executive Officer within the past three years.

Under the Corporate Governance Guidelines and Principles that we expect to adopt prior to the share distribution, for a director to be considered independent, he or she cannot be an officer or employee of our company and the Board must affirmatively determine that the director lacks a “material relationship” with us (either directly or as a partner, controlling shareholder or executive officer of an organization that has a material relationship with us) and with members of our senior management team. A “material relationship” is defined as a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, to be considered independent, a director will need to meet the listing standards of the NASDAQ Marketplace Rules.

In addition to the above analysis, the definition used by the Board to determine director independence (subject to the guidance provided by NASDAQ Marketplace Rules) will include certain transactions, relationships and arrangements specified in Section V(C) of our proposed Corporate Governance Guidelines and Principles. Shareholders will be able to access the Corporate Governance Guidelines and Principles on our website prior to the share distribution.

Furthermore, all members of the Audit Committee and the Corporate Governance and Nominating Committee will be required to be independent in accordance with our Board’s definition of the term “independence” and with the applicable rules of the SEC and NASDAQ. All members of the Compensation and Leadership Committee will be required to be independent in accordance with the applicable rules of the SEC and NASDAQ.

In addition to the independence standards set forth above, each director will be expected to act with integrity and to adhere to the policies set forth in the Code of Conduct we will adopt in connection with the share distribution. Under the Corporate Governance Guidelines and Principles that we expect to adopt prior to the share distribution, any waiver of the requirements of the Code of Conduct for any director or executive officer will need to be approved by our Board and promptly disclosed on our website.

Under the Corporate Governance Guidelines and Principles that we expect to adopt prior to the share distribution, directors will have a personal obligation to disclose actual or potential conflicts of interest to the Corporate Governance and Nominating Committee and the Chairman, prior to any Board decision related to the matter and, if in consultation with legal counsel it is determined a conflict exists or the perception of a conflict is likely to be significant, to recuse themselves from any discussion or vote related to the matter.

Committees of Our Board

Effective upon the completion of the share distribution, our Board will have the following committees, each of which will operate under a written charter that will be posted to our website prior to the share distribution.

Audit Committee

Prior to the share distribution, the Audit Committee will be established in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Exchange Act. The Audit Committee will assist the board of directors in fulfilling its oversight responsibilities regarding:

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the conduct and integrity of our accounting and financial reporting processes, audits of our financial statements and reports made to any governmental or regulatory body, shareholders, the public or other users thereof;

•	our compliance with legal and regulatory requirements;

•	the qualifications, engagement, compensation, independence and performance of our independent auditors, their conduct of the annual audit, and their engagement for any other services;

•	the performance of our internal audit function and our systems of internal accounting and financial and disclosure controls and procedures;

•	related-person transactions (as defined in the Exchange Act);

•	our code of business conduct and ethics as established by our Board;

•	the Audit Committee report required to be included in our annual proxy statement; and

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review and discussion with management and our independent registered public accounting firm of any major financial risk exposures and assessment of the steps and processes management has implemented to monitor and control such exposures.

The Audit Committee will be comprised of members that meet the independence requirements set forth in the NASDAQ Marketplace Rules and in accordance with the Audit Committee charter. The Audit Committee charter will be posted on our website prior to the share distribution. Each of the members of the Audit Committee will be financially literate and have accounting or related financial management expertise as such terms are interpreted by the Board in its business judgment and we expect that each member will meet the definition of audit committee financial expert. None of our Audit Committee members will simultaneously serve on more than two other public company audit committees unless the Board specifically determines that it would not impair the ability of an existing or prospective member to serve effectively on the Audit Committee. The initial members of the Audit Committee will be determined by our Board after the share distribution.

Compensation and Leadership Committee

Prior to the share distribution, we will establish the Compensation and Leadership Committee. The purposes and responsibilities of the Compensation and Leadership Committee will include, among other things:

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determining and recommending for Board approval, which approval must include the affirmative vote of the majority of the independent directors, the compensation of our Chief Executive Officer and other executive officers;

•	reviewing, approving or otherwise recommending to the Board for approval, management incentive compensation policies and programs;

•	reviewing, approving or otherwise recommending to the Board for approval, equity compensation programs for employees;

•	reviewing and recommending to the Board the submission to shareholders of votes on executive compensation matters, including advisory votes and the frequency of such votes;

•	reviewing from a risk management perspective our compensation policies and practices for executives, management and employees generally; and

•	the Compensation Committee Report required to be included in our annual proxy statement.

The Compensation and Leadership Committee will be comprised of members that meet the independence requirements set forth by the SEC and in the NASDAQ Marketplace rules. The Compensation and Leadership Committee charter will be posted on our website. The members of the Compensation and Leadership Committee will be “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act) and “outside directors” (within the meaning of Section 162(m) of the Code). The initial members of the Compensation and Leadership Committee will be determined by our Board after the share distribution. None of our directors has interlocking or other relationships with other boards, compensation committees or our executive officers that would require disclosure under Item 407(e)(4) of Regulation S-K.

Corporate Governance and Nominating Committee

Prior to the share distribution, we will establish the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will, among other things, be responsible for:

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identifying individuals qualified to serve as directors and recommending to the Board the nominees for all directorships and reviewing the process and criteria used to review and evaluate director candidates;

•	developing and recommending to the Board, and overseeing the implementation of, our Corporate Governance Guidelines and Principles;

•	reviewing, on a regular basis, our overall corporate governance, including the board of directors’ leadership structure, and recommending improvements, when necessary; and

•	undertaking such other matters as it, with the concurrence of the board of directors, deems necessary.

The Corporate Governance and Nominating Committee will be comprised of members that meet the independence requirements set forth by the SEC and in the NASDAQ Marketplace Rules and in accordance with the Corporate Governance and Nominating Committee charter. The Corporate Governance and Nominating Committee charter will be posted on our website. The initial members of the Corporate Governance and Nominating Committee will be determined by our Board after the share distribution.

Code of Business Conduct and Ethics

Prior to the completion of the share distribution, we intend to adopt a written code of ethics to promote commitment to honesty, ethical behavior and lawful conduct. All directors, officers and employees will be required to abide by the Code of Business Conduct and Ethics, which will provide the foundation for compliance with all corporate policies and procedures and best business practices. The policies and procedures will address a wide array of professional conduct, including

•	maintaining a safe, healthy and affirmative workplace and environment;

•	methods for avoiding and resolving conflicts of interest;

•	integrity and security;

•	safeguarding intellectual property;

•	protecting confidential information;

•	privacy and company assets;

•	network use;

•	prohibiting insider trading;

•	ensuring fair disclosure;

•	adhering to fair trade practices and anti-trust compliance;

•	prohibiting impermissible payments and ensuring Foreign Corrupt Practices Act compliance;

•	restricting political contributions and activities;

•	maintaining accounting practices;

•	reporting of audit and accounting concerns, books and records;

•	record retention; and

•	ensuring strict compliance with all laws and regulations applicable to the conduct of business.

A copy of our code of ethics will be posted on our website immediately prior to the share distribution.

Director Nomination Process

As previously discussed, the CTI Board has agreed to the composition of our initial Board under the terms of the Letter Agreement. In the event the Letter Agreement is terminated prior to the share distribution, our initial Board will be selected through a process involving both us and CTI.

With regard to the criteria for our Board members, we intend to seek to ensure that each director has the personal characteristics (such as integrity, business judgment, intellectual ability and capacity to work as part of a team), as well as the time and commitment, to serve effectively and contribute meaningfully as a director. In addition, we will endeavor to provide that the board of directors, overall, has the appropriate set of professional skills, industry experience and diversity of perspectives to fulfill roles of the board and its committees. These include skills in the areas of finance, accounting, technology, marketing and general executive management. We also intend to seek to have a sufficient number of our Board members where such directors have prior experience working closely with, or serving on, the board of a public company.

Communications with Non-Management Members of the Board of Directors

Generally, it is the responsibility of management to speak for us in communications with outside parties, but we intend to set forth, in our corporate governance policies, certain processes by which shareholders and other interested third parties may communicate with non-management members of our Board.

Board Leadership Structure

Following the share distribution, we expect our Board to retain discretion and authority to modify the board’s leadership structure to best address our circumstances from time to time. The Corporate Governance and Nominating Committee is expected to have the responsibility to review the board’s leadership structure in light of our specific characteristics and recommend any changes to the board for approval. Our Corporate Governance Guidelines and Principles, which we expect to be adopted prior to the share distribution, will set forth, among other things, the board’s belief that the Chairman of the board should be an independent director.

Our Corporate Governance Guidelines and Principles will also provide that when the board determines that the positions of Chairman of the board and Chief Executive Officer are to be held by the same person or the Chairman of the board is a non-independent director, the board will appoint an Independent Lead Director, who shall have certain responsibilities, including the following:

•	convening and presiding at meetings of the board at which the Chairman is not present, including executive sessions of the independent and non-management directors;

•	serving as liaison between the Chief Executive Officer and the independent and non-management directors and providing the Chief Executive Officer with feedback from executive sessions;

•	approving in consultation with the Chairman/Chief Executive Officer information flow to the board;

•	approving in consultation with the Chairman/Chief Executive Officer Board meeting agendas and schedules;

•	recommending retention of outside advisors and consultants;

•	consulting with the Corporate Governance and Nominating Committee on the appointment of chairs and members for board committees; and

•	being available for consultation and communication with shareholders in appropriate circumstances, as instructed by the Board.

Executive Sessions and Self-Evaluation

The independent directors will meet without members of management present in “executive session” at every regularly scheduled meeting of the Board (unless they affirmatively determine that such a session is not necessary) and as otherwise determined by such directors, with the independent lead director as chair. In addition, the Board will undertake self-evaluations of the performances of the Board, its committees and, as appropriate, periodic evaluations of individual directors.

Majority Voting for Directors

We expect our bylaws to provide for the election of directors by a “majority of votes cast” in uncontested elections and plurality voting in any election that is contested. An election will be considered “contested” if, as determined by the Board, the number of nominees exceeds the number of directors to be elected. A “majority of votes” cast will mean that the number of shared voted “for” a director exceeds the number of votes cast “against” that director. Abstentions, if any, will not be counted as votes cast and therefore will have no effect. Our Corporate Governance Guidelines and Principles will provide that a nominee, who does not receive a majority of the votes cast shall immediately tender his or her resignation, and the Board shall decide, through a process managed by the Corporate Governance and Nominating Committee and excluding the nominee in question, whether to accept the resignation at its next regularly scheduled meeting and in any event within 90 days after the certification of the election results. Absent a compelling reason for the director to remain on the Board, it is expected that the Board will accept the resignation. The Board’s explanation of its decision shall be promptly disclosed in a Current Report on Form 8-K filed with the SEC.

The Board’s Role in Risk Oversight

Our Board will have overall responsibility for overseeing risk assessment, protection and mitigation processes. The Board and the committees to which it has delegated responsibility meet regularly to review and discuss specific risks facing us. Throughout the year, the Board and its committees will meet regularly to review and discuss with management our financial performance, strategic plans and prospects and other important issues facing us. The Board will delegate responsibility for the oversight of specific risks to certain committees of the Board. The Board will be kept abreast of the activities of its committees through reports of the committee chairperson to the full Board at regularly scheduled meetings of the Board. Specifically, the Audit Committee will have the responsibility to review and discuss with management and our independent registered public accounting firm any major financial risk exposures and assess the steps and processes management has implemented to monitor and control such exposures. We expect that the Corporate Governance and Nominating Committee will have the responsibility to review the Board’s leadership structure and its impact on the Board’s role in risk oversight. We expect that the Compensation and Leadership Committee will oversee risks related to our compensation policies and practices, with respect to executive compensation and compensation generally, including any incentives established for risk taking, the manner in which any risks arising out of our compensation policies and practices are monitored and mitigated and any adjustments necessary to address changes in our risk profile.

We expect our Board and the relevant committees on our Board to exercise the same power over, and maintain the same policies with respect to, risk assessment, protection and mitigation immediately following the share distribution. We believe that our leadership structure as described above supports the risk oversight function.

COMPENSATION OF DIRECTORS

Director Compensation

Following the share distribution, director compensation will be determined by our Board with the assistance of its Compensation and Leadership Committee. The director compensation will be developed with the assistance of Frederic W. Cook & Co. (referred to as Cook), an independent compensation consultant that is expected to advise our Board after the share distribution. Our non-employee director compensation will be designed to provide compensation and benefits that will attract and retain high quality directors, target director compensation at a level that is consistent with our compensation objectives and encourage ownership of our common stock to further align directors’ interests with those of our stockholders.

It is anticipated that such compensation will consist of an annual retainer and a restricted stock unit (or RSU) award with a one year vesting term. In addition, we anticipate that the non-employee chairman of the Board, the chairs of the Audit, Compensation and Leadership and Corporate Governance and Nominating Committees will receive an additional cash retainer. The specific amounts of the retainers and RSU will be determined by our Board after the share distribution. We will not provide directors who are also our employees any additional compensation for serving as a director.

Director Compensation Table

The following table sets forth information regarding the compensation earned in fiscal 2011 by non-employee directors of CTI who in accordance with the Letter Agreement with Cadian Group are expected to serve as non-employee directors of our company after the share distribution.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Total ($)
Susan D. Bowick	$195,000	$114,285	$309,285
Mark C. Terrell	$195,833	$114,285	$310,118

(1)	The amounts reported in the Stock Awards column represent the grant date fair value of the stock-based awards made to the non-employee directors during fiscal 2011 calculated in accordance with guidance from the Financial Accounting Standards Board (or FASB), related to share-based payment awards. The grant date fair value of these stock-based awards is calculated by multiplying the number of shares in each award by the fair market value of CTI common shares on the award’s date of grant. The amounts reported in this column reflect the compensation expense CTI expects to record in its financial statements over the vesting schedule of these stock-based awards, and do not correspond to the actual economic value that may be received by the non-employee directors from the awards.
(2)	The following table sets forth (a) the grant date of the DSU awards granted to Ms. Bowick and Mr. Terrell in fiscal 2011, (b) the grant date fair value, calculated in accordance with the FASB’s guidance related to share-based payment awards, of the DSU awards granted to Ms. Bowick and Mr. Terrell in fiscal 2011, (c) the aggregate number of unvested DSUs held by Ms. Bowick and Mr. Terrell at fiscal year-end, January 31, 2012 and (d) the aggregate number of stock options held by Ms. Bowick and Mr. Terrell at fiscal year-end, January 31, 2012. For equity awards granted to Mr. Burdick during fiscal year 2011 as CTI’s Executive Chairman and Chief Executive Officer and awards held by Mr. Burdick at fiscal year end, January 31, 2012, see “Compensation of Executive Officers—Grants of Plan-Based Awards Table” and “Compensation of Executive Officers—Outstanding Equity Awards at Fiscal Year-End Table.”

Director Name	Grant Date	Grant Date Fair Value of Stock Awards Granted during Fiscal 2011	Number of Unvested Stock Awards Held at End of Fiscal 2011	Number of Stock Options Held at End of Fiscal 2011
Susan D. Bowick	12/08/2011	$114,285	18,026	—
Mark C. Terrell	12/08/2011	$114,285	18,026	—

(3)	The amounts reported in the Stock Awards column represent the grant date fair value of the stock based awards. However, the RSUs awarded to Ms. Bowick and Mr. Terrell were equal to the quotient obtained by dividing $120,000 by the average of the closing price per CTI common share for the 30 consecutive trading days ending on December 8, 2011, pursuant to the Comverse Technology, Inc. 2011 Stock Incentive Compensation Plan for the period commencing January 1, 2012.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes CTI’s compensation philosophy for our named executive officers listed below (who were also CTI’s named executive officers for fiscal 2011) and are referred to throughout this discussion as the “Named Executive Officers.” Initially, we expect our compensation program to be similar to those applicable to the executive officers at CTI and do not anticipate that there will be many differences immediately following the share distribution. Our Compensation and Leadership Committee will review, in due course, the impact of the share distribution on our compensation and may make appropriate adjustments.

The discussion describes the various compensation elements and the plans and arrangements in which the Named Executive Officers participated, the factors considered and the approach taken by the CTI Board and the Compensation and Leadership Committee of the CTI Board (referred to as the CTI Compensation Committee) in designing the executive compensation program and how this program supports our and CTI’s overall business objectives and financial and strategic goals. Prior to the share distribution, the CTI Board and the CTI Compensation Committee determined the compensation of the Named Executive Officers.

For fiscal 2011, the Named Executive Officers were:

•	Charles J. Burdick, our President, Chief Executive Officer and director and CTI’s Chairman of the Board and Chief Executive Officer;

•	Joel E. Legon, our Global Finance Officer and CTI’s Senior Vice President, Interim Chief Financial Officer;

•	Oded Golan, our Senior Vice President, Chief Operating Officer;

•	Aharon Levy, our Senior Vice President, Business Support Systems (or BSS) General Manager;

•	Gabriel Matsliach, our Senior Vice President, Chief Product Officer; and

•	Andre Dahan, our and CTI’s former President, Chief Executive Officer and former board member.

In March 2011, Mr. Burdick was appointed as CTI’s Executive Chairman and Chief Executive Officer and as our President, Chief Executive Officer and director, replacing Mr. Dahan who resigned his positions with CTI and us. In addition, Mr. Levy joined us in March 2011. Prior to his appointment, Mr. Burdick served as CTI’s non-executive Chairman of the Board.

The terms and conditions of Mr. Dahan’s separation are set forth in the Separation and Consulting Agreement between CTI and Mr. Dahan dated February 25, 2011 (or the Separation Agreement). Neither the CTI Board nor the CTI Compensation Committee made any compensation determinations with respect to Mr. Dahan for fiscal 2011 other than the approval of the Separation Agreement, and any references to the Named Executive Officers in the following discussion, unless specified otherwise, exclude Mr. Dahan.

Effective May 21, 2012, Mr. Philippe Tartavull was named our President, Chief Executive Officer and director. For a summary of the employment agreement with Mr. Tartavull see “—Employment Agreement with New Chief Executive Officer of Comverse.”

Executive Summary

The weakness in the global economy in recent years has adversely affected our communication service provider customers, who, in response to market conditions, decreased their spending levels. This trend resulted in reduced demand for our products, services and solutions, longer customer purchasing decisions and pricing pressures. During the fiscal year ended January 31, 2012 (referred to as fiscal 2011), the global economy experienced a gradual recovery resulting in a moderate increase in levels of spending by customers. Concurrently, however, there have been adverse developments in global debt markets (including European sovereign debt) that created substantial volatility and uncertainty.

Communication service providers are experiencing growth in global wireless subscriptions and traffic and rapid growth in the use of advanced services, such as data services and Internet browsing. In response to these market trends, communication service providers require enhanced BSS system functionality to accommodate their business needs. As a result, Comverse BSS is facing increasing complexity of project deployment resulting in extended periods of time required to complete project milestones and receive customer acceptance which are generally required for revenue recognition and receipt of payment. During fiscal 2011, Comverse BSS experienced a significant decline in BSS customer solutions orders, which we believe was attributable mainly to the deferral of BSS projects by customers, primarily in the fourth quarter. In addition, we believe that BSS customer solutions order activity was adversely affected during the fiscal year by uncertainty in economic conditions that prompted existing and potential customers to defer significant capital investments involved in deploying our BSS solutions and upgrading existing prepaid or postpaid systems to our converged BSS solution and concerns on the part of customers about our financial condition. We believe a portion of the decline was also attributable to the maturation of certain markets that historically accounted for a significant portion of our BSS growth.

Revenue and orders related to VAS customer solutions for fiscal 2011 declined compared to fiscal 2010. These declines are attributable in part to our strategy to pursue primarily higher margin VAS projects which led to lower levels of VAS revenue and customer order activity consistent with our expectations. In addition, in the VAS market, wireless subscriber preferences have changed in recent years as consumers transitioned to alternative messaging applications, such as SMS text messaging, in part as a substitute for voicemail usage, and increased the use of data in connection with the deployment of smartphones and other devices, such as tablets. This transition resulted in intensified competition due to the change in our business mix from the voicemail product line, in which we continue to hold a leading market position, to other applications and products in which Comverse VAS is continuing to face significant competitive challenges as part of its efforts to increase market share. In addition, Comverse VAS faces increasing competition from changing technologies that may provide alternatives to our products and services. For example, the introduction of open access to web-based applications from wireless devices allows end users to utilize web-based services, such as Facebook, Google, Yahoo or Hotmail, to access, among other things, instant messaging and electronic mail free of charge rather than use wireless carriers’ service offerings. We believe these changes have reduced demand for VAS’s products and services and increased pricing pressures, which have in turn reduced revenue and margins.

During fiscal 2011, in addition to addressing market and industry challenges, CTI continued its efforts to become current in its periodic reporting obligations under the federal securities laws, resolve significant litigation matters, including an administrative proceeding initiated by the SEC pursuant to Section 12(j) of the Exchange Act to revoke the registration of our securities (or the Section 12(j) Proceeding). During the second quarter of fiscal 2011, CTI completed the filing with the SEC of the delinquent periodic reports that were required to be filed under a settlement with the SEC. In September 2011, CTI resumed the timely filing of its periodic reports under the federal securities laws and satisfied the terms of the settlement with the SEC which resolved the Section 12(j) Proceeding. On September 23, 2011, CTI’s common shares were relisted, and trading in such shares resumed on The NASDAQ Global Select Market.

During the second half of the fiscal year ended January 31, 2011 (referred to as fiscal 2010), we commenced certain initiatives to improve our cash position, including a plan to restructure our operations with a view towards aligning operating costs and expenses with anticipated revenue. We successfully implemented the first phase of such plan commencing in the third quarter of fiscal 2010, significantly reducing our annualized operating costs. During fiscal 2011, we implemented a second phase of measures (referred to as the Phase II Business Transformation) seeking to achieve long-term improved operating performance and sustainable positive operating cash flows by reducing costs through process reengineering to maximize business performance, productivity and operational efficiency. We believe that during fiscal 2011, we realized some of the benefits of these initiatives. In fiscal 2011, we had income from operations, a change from loss from operations for fiscal year 2010, and significantly reduced our negative cash flows from operations despite a decline in revenue. We believe that the improvement in performance and cash flows is attributable, to a large extent, to management’s enhanced focus on profitability, improved cash collections and cost reduction measures.

Compensation Highlights

Throughout this challenging period, the CTI Compensation Committee prioritized the attraction and retention of talented and seasoned executives required to manage CTI’s business, including us, and complete its complex financial reporting activities. During fiscal 2011, CTI implemented the following actions with respect to the three primary elements of its executive compensation program:

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Base salaries, representing the fixed component of total direct compensation, were maintained at fiscal 2010 levels for the continuing Named Executive Officers and set for newly-hired or promoted executives at generally lower levels than continuing executives and the executives they replaced, consistent with the CTI Compensation Committee’s intention to moderate back towards the median market rate for base salaries as CTI’s situation normalized and the challenges associated with CTI’s unique circumstances were successfully addressed.

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Consistent with CTI’s compensation philosophy, payouts under the fiscal 2011 annual performance-based cash incentive awards plan for the Named Executive Officers were based upon actual achievement against specified pre-established financial performance objectives and a qualitative assessment of the achievement of individual performance objectives by each Named Executive Officer. In light of the ongoing challenges and the risks in successfully implementing the Phase II Business Transformation, the percentage of the annual cash incentive award opportunity based on financial performance objectives was decreased from eighty percent (80%) in fiscal 2010 to sixty percent (60%) in fiscal 2011 and the percentage based on achievement against individual performance objectives was increased from twenty percent (20%) in fiscal 2010 to forty percent (40%) in fiscal 2011. Key objectives furthering our and CTI’s short-term operating plan and long-term strategic goals were achieved as a result of the combination of the gradual recovery of the global economy and the Phase II Business Transformation. Key objectives achieved included maximum adjusted cash flow levels for CTI and us, above target BSS adjusted maintenance revenue, threshold but below target revenue, adjusted maintenance revenue, performance margin and BSS adjusted customer solutions revenue. Key objective that did not exceed threshold included our product bookings, BSS’s product bookings and BSS adjusted segment performance. As a result, the CTI Compensation Committee, after taking into account our overall performance, approved awarding a payment of $540,015 to Mr. Burdick and payments ranging from $108,624 to $230,319 to the other Named Executive Officers in accordance with the terms of CTI’s annual performance-based cash incentive awards plan.

After successfully addressing many of the challenges in fiscal 2011 and the implementation of the Phase II Business Transformation, for the fiscal year ending January 31, 2013 (referred to as fiscal 2012), the percentage of the annual cash incentive award opportunity based upon financial performance objectives has been increased to eighty percent (80%) and the percentage based on achievement against individual performance objectives has been decreased to twenty percent (20%).

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Time-vested equity incentive awards in the form of deferred stock unit (referred to as DSU) awards were awarded to align the interests of the Named Executive Officers with CTI’s shareholders, to recognize their performance and, in part, to facilitate their retention at a challenging time as a result of global economic, industry and company-specific conditions. DSU awards granted during fiscal 2011 included aggregate awards covering 170,116 of CTI common shares granted to Mr. Burdick and awards ranging from 40,000 to 100,000 of CTI common shares granted to other Named Executive Officers. In fiscal 2012, the annual broad-based long-term incentive employee equity grant, including the Named Executive Officer participants, was time-vested restricted stock unit of CTI common shares (referred to as RSU) awards. Similar to DSU awards, each RSU award represents a right to receive one CTI common share on a designated future date, contingent on vesting. One of the primary reasons for using time-vested DSU and RSU awards has been the difficulty in setting multi-year performance goals in the uncertain business environment in which CTI’s businesses operate and within the context of the planning and execution of CTI’s publicly disclosed intention to complete the share distribution in the second half of fiscal 2012.

Following the completion of the implementation of the Phase II Business Transformation and the share distribution, beginning in the fiscal year ending January 31, 2014 (referred to as fiscal 2013), CTI intends to condition the vesting of at least 50% of its senior executives’ long-term incentive equity on the achievement of predetermined, objectively measurable performance metrics. We anticipate that after the share distribution such awards will be made for our common stock and we expect that the vesting of a portion of such awards will be conditioned on the achievement of identified performance metrics.

While several executives previously hired were provided with limited perquisites and other personal benefits consistent with prior practice, such perquisites and personal benefits are being systematically phased out.

Reduction in Chief Executive Officer Compensation

The target total direct compensation, including base salary, target annual cash incentive award opportunity and equity awards, of Mr. Burdick, who was appointed as CTI’s and our Chief Executive Officer following Mr. Dahan’s resignation, was lower than Mr. Dahan’s target total compensation and consistent with the 25th percentile compensation practices of the Peer Group (as defined under “—Competitive Positioning”).

During fiscal 2011, the CTI Board, upon the recommendation of the CTI Compensation Committee, approved the terms and conditions in connection with the resignation of Mr. Dahan. The terms and conditions with respect to Mr. Dahan’s severance compensation contained in the Separation Agreement were structured based on the provisions set forth in his employment agreement dated April 11, 2007.

Executive Compensation Objectives and Principles

Compensation Objectives

CTI and its subsidiaries operate in the highly complex and competitive telecommunications industry. This requires a highly talented and seasoned team of telecommunications and business professionals capable of managing a complex global business. Consequently, CTI’s primary compensation objective is and ours will be to attract and retain the executives needed to manage a sophisticated global business operation in a rapidly changing segment of the telecommunications industry and to ensure that they are compensated commensurate with results and paid for performance.

CTI designed its executive compensation program to:

•	attract, retain and motivate highly-skilled executives by providing a total compensation package that is competitive in the market in which CTI and its subsidiaries compete for talent;

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support and reward the attainment of short-term and long-term financial and strategic objectives through the use of variable pay in which realized compensation fluctuates based on (a) the degree to which key financial and strategic goals are achieved and (b) positive changes in shareholder value;

•	provide differentiated pay based on executives’ contributions to company performance, role within CTI and skill set;

•	create commonality of interest between management and shareholders through the use of equity-based compensation and by encouraging executives to accumulate substantial ownership in CTI;

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foster a balanced focus among executives to ensure that they are held accountable for the long-term consequences of their business decisions and to avoid the incentive to take risks that are inconsistent with CTI’s financial and strategic goals; and

•	maximize the financial efficiency of the overall program from tax, accounting and cash flow perspectives.

Elements of Direct Compensation

Historically, CTI’s executive compensation packages have been, and continue to be, comprised of a mix of base salary, annual cash bonus and annual equity awards, plus limited perquisites. CTI believes that this relatively simple mix of compensation elements allows it to successfully achieve the compensation objectives outlined above; however, the CTI Compensation Committee periodically re-evaluates CTI’s compensation philosophy, objectives and tools. We expect that initially our compensation packages will be designed in a similar manner, will be comprised of base salary, annual cash bonus and annual equity awards and that levels for each component of compensation will be determined consistent with the philosophy used by the CTI Compensation Committee.

Base Salaries

As base salaries represent the fixed component of each Named Executive Officer’s total compensation, the CTI Compensation Committee set base salaries at a level that balanced the competing objectives of attracting and retaining high-quality executives with minimizing CTI’s overall fixed cost structure. The underlying philosophy adopted by the CTI Compensation Committee was to set base salaries, on average, at the median market rate. The CTI Compensation Committee maintained prior year base salaries for continuing executives and set base salaries at similar or lower levels for newly-hired or promoted executives.

The CTI Compensation Committee set, reviewed and approved any changes to base salaries for the Named Executive Officers annually, taking into account both the competitive positioning of each individual’s base salary relative to the indicated market rates; the individual skills and experience of the executive; the annual budget for base salary adjustments, if any, that had been established for the fiscal year; the positioning of each executive relative to others with comparable levels of responsibility; corporate financial performance in the prior fiscal year and expectations for the current fiscal year; and the difficulty of replacing the executive and relative importance of the position to CTI.

Annual Cash Incentive Awards

CTI believed that a significant portion of cash compensation for the Named Executive Officers should be “at-risk” by being linked to achievement of key objectives that furthered CTI’s short-term operating plan and long-term strategic goals. Consequently, CTI provided the Named Executive Officers with the opportunity to realize variable cash awards each year based on performance against a series of pre-established financial performance and individual objectives, for which the CTI Compensation Committee (and, in the case of the Chief Executive Officer, the CTI Board) established target and maximum award opportunities.

In designing the annual cash incentive awards, the CTI Compensation Committee was guided by the following overarching principles:

•	the performance measures were tied to key indicators of success and drivers of shareholder value, consistent with CTI’s business strategy and objectives;

•	the performance targets were reasonably achievable and viewed as fair, while at the same time encouraging stretch performance;

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the performance targets included a review of year-over-year performance and aligned with the annual operating plan approved by the CTI Board so that aggregate costs were supported by financial results;

•	the performance measures were simple to understand and within the control of the Named Executive Officer receiving the award;

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the portion of a Named Executive Officer’s target annual cash compensation attributable to his target annual cash incentive award opportunity increased with successively higher levels of responsibility; and

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the payouts reflected CTI’s performance and, if applicable, the performance of business unit to which the Named Executive Officer is affiliated, as well as such executive’s achievement of pre-established individual objectives.

Equity Incentive Awards

To support the objective of aligning the interests of the Named Executive Officers with shareholders and to ensure that realized compensation reflects long-term changes in shareholder value, CTI believed that the long-term incentives for the Named Executive Officers should be delivered primarily in the form of equity. In designing the long-term incentives, the CTI Compensation Committee was guided by the following principles:

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long-term incentives functioned to align the interests of the Named Executive Officers with CTI shareholders as appreciation of the underlying CTI common shares enhanced the value of these awards and therefore enhanced the focus on improvements in operating performance and the creation of shareholder value;

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the portion of a Named Executive Officer’s total compensation opportunity attributable to long-term incentives increased with increasingly higher levels of responsibility to ensure that the executives most responsible for changes in shareholder value were held most accountable for results;

•	awards supported long-term retention of key contributors through vesting and other benefit provisions, creating enough “hold” to provide stability of the executive team;

•	the aggregate annual share usage in employee equity plans was carefully managed to avoid excessive levels of potential shareholder dilution; and

•	the aggregate cost of long-term incentives was reasonable in comparison to peer companies, and the cost implications of such plans were supported by CTI’s annual and longer-term operating plans.

In recent years, the primary equity vehicle for delivering long-term incentives to the Named Executive Officers has been time-vested DSU awards. Each DSU represents a right to receive one CTI common share on a designated future date, contingent on continued service to CTI or us, as applicable. The primary reasons that CTI used DSU awards were:

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attraction and retention of talent, which, while always an important objective, had been critically important and especially challenging while CTI worked to become current in its periodic reporting obligations under the federal securities laws;

•

the prohibition on exercise of vested stock options by all employees, including the Named Executive Officers, until October 5, 2011, the date on which CTI filed with the SEC an effective registration statement on Form S-8 after filing all periodic reports required to be filed by it in a 12-month period;

•

the ability to defer the delivery of the shares in settlement of DSU awards (and a significant portion of the associated tax liability) until such time as the award recipients are able to sell the underlying CTI common share to cover tax liabilities;

•	the difficulty in setting multi-year performance goals in the uncertain business environment in which CTI and its subsidiaries currently operate and within the context of the share distribution; and

•	the perception of CTI employees that, in the context of the prohibition on stock option exercises and business environment uncertainty, stock options have limited value.

See “The Share Distribution—Treatment of Stock-Based Awards.”

Executive Compensation-Setting Process

The following is a summary of the process followed by the CTI Board and the CTI Compensation Committee in setting executive compensation. We anticipate that our Board and its Compensation and Leadership Committee will initially follow a similar process for setting executive compensation after the share distribution.

Roles and Responsibilities

The CTI Compensation Committee oversaw and administered CTI’s executive compensation program. The CTI Compensation Committee met near the beginning of fiscal 2011 to:

•	review base salaries to determine whether any adjustments were necessary or appropriate;

•	determine the payments, if any, under the annual cash incentive award plan for the prior fiscal year;

•	approve the target and maximum annual cash incentive award opportunities;

•	review and, if appropriate, recommend for approval by the CTI Board, including a majority of the independent directors, equity incentive awards; and

•

establish the corporate and individual performance objectives and related target levels for the current fiscal year and the respective target levels for each quantifiable performance objective for that fiscal year.

In making these compensation-related decisions, the CTI Compensation Committee reviewed the total compensation for the Named Executive Officers to ensure consistency with the compensation philosophy and considered developments in compensation market practices. In addition, the CTI Compensation Committee was provided with certain compensation recommendations formulated by management and the compensation data described below provided by its executive compensation consultant. Although the CTI Compensation Committee received these recommendations and data, this information provided only a reference point for its deliberations. Ultimately, the CTI Compensation Committee applied its own business judgment and experience to determine the form and amount of compensation for the Named Executive Officers.

The CTI Compensation Committee worked with Mr. Dahan until his separation and, after he was appointed Chief Executive Officer, Mr. Burdick and other senior executives to ensure that its decisions and recommendations to the CTI Board were consistent with its compensation philosophy and policies. Prior to his separation, Mr. Dahan conducted an annual performance evaluation of each Named Executive Officer (other than himself) for fiscal 2010 performance and, based on that evaluation, made recommendations as to any and all adjustments that should be made in each executive’s base salary, annual cash incentive award opportunity and the value of any annual equity award for fiscal 2011. Mr. Burdick made these recommendations going forward for the balance of fiscal 2011. During the first quarter of fiscal 2012, Mr. Burdick conducted an annual performance evaluation of each Named Executive Officer (other than himself) for fiscal 2011 and, based on that evaluation, made recommendations as to each executive’s annual cash incentive award payouts for fiscal 2011 and base salary, annual cash incentive award opportunity, and the value of any annual equity award for fiscal 2012.

The CTI Compensation Committee supplemented Messrs. Dahan and Burdick’s recommendations with its own evaluation and that of other members of the Board of the senior executives’ performance in finalizing its compensation actions and decisions. The CTI Board made the decisions about (a) Mr. Burdick’s compensation and (b) Mr. Dahan’s compensation in connection with the Separation Agreement. Neither Mr. Burdick nor Mr. Dahan was present during any discussion or determination of his compensation by the CTI Board or the CTI Compensation Committee.

The CTI Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. Since August 2007, the CTI Compensation Committee has engaged Frederic W. Cook & Co. (referred to as Cook), a national executive compensation consulting firm, to support its oversight and management of the executive compensation program. Cook provides the CTI Compensation Committee and the

CTI Board with guidance regarding the amount and types of compensation that CTI provides to its executives and how these compare to other compensation practices, and advice regarding other compensation-related matters.

During fiscal 2011, Cook provided the following services to the CTI Compensation Committee:

•	assisted in developing and refining the executive compensation philosophy;

•	assisted in structuring the severance compensation for Mr. Dahan in connection with the negotiation of the Separation Agreement based on the provisions set forth in his employment agreement;

•

assisted in structuring the compensation package for Mr. Burdick upon his appointment as Chief Executive Officer, and further assisted in structuring subsequent revisions in connection with his relocation to the United States;

•	assisted in structuring the severance compensation for Mr. Dahan based on the provisions set forth in his employment agreement;

•	assisted in reviewing potential changes to the CTI Compensation Committee Charter;

•	provided market data with regard to peer levels of annual share usage and potential share dilution attributable to equity compensation awards;

•	assisted in the design of the annual incentive plan and the equity compensation incentive plan submitted for shareholder approval;

•	developed a peer frame and assisted in determining market compensation rates for the position of our Chief Executive Officer in connection with the share distribution;

•

assisted in the assessment of risk in relation to the compensation plans to determine whether any policies or practices were reasonably likely to have a material adverse effect on CTI and its subsidiaries; and

•	assisted in the review and design of CTI’s annual cash and long-term incentive compensation plans.

Representatives of Cook attended meetings of the CTI Compensation Committee as requested and also communicated with committee members outside of meetings. Cook reported to the CTI Compensation Committee and worked with management only under the direction of the Chair of the CTI Compensation Committee on projects in which the CTI Compensation Committee retains responsibility under its Charter. The CTI Compensation Committee may replace Cook or hire additional advisors at any time. During fiscal 2011, Cook did not provide any other services to CTI and has received no compensation other than with respect to the services described above. The charter for our Compensation and Leadership Committee permits such committee to engage its own advisors to assist in carrying out its responsibilities and setting executive compensation. It is expected that upon completion of the share distribution, the committee will retain Cook as an advisor and to provide it with services similar to the services provided to the CTI Compensation Committee.

Competitive Positioning

As the market for experienced executives in the telecommunications industry is highly competitive, and includes several well-established, international organizations, as well as CTI’s and its subsidiaries’ direct business competitors, the CTI Compensation Committee monitored the executive compensation practices of these companies, as well as those within CTI’s industry generally, to ensure that its executive compensation program reflects current market trends and to use as a resource in its deliberations.

In February 2010, at the request of the CTI Compensation Committee, Cook presented an updated group of peer companies to be used for comparative purposes in its executive compensation deliberations and a comparative analysis of the executive compensation program based on compensation information drawn from the pay practices of a group of publicly-traded companies (referred to as the Peer Group), within the telecommunications industry with revenues and market capitalizations comparable to CTI’s. This information was used to match the Named Executive Officer positions with the competitive marketplace on the basis of job functions and responsibilities. Market compensation data was derived from these market matches, and statistical reference points (such as median and 25th and 75th percentile rates) were calculated for total compensation and for each of the principal elements of the executive compensation program.

At that time, the Peer Group consisted of the following companies:

BMC Software	Neustar
Brocade Communications	Polycom
Ciena Corporation	Sybase, Inc.
Citrix Systems	Syniverse Holdings
Convergys Corporation	Tekelec
JDS Uniphase Corporation	Verisign
Juniper Networks, Inc.

This peer group was used in making compensation determinations throughout fiscal 2011. In July 2011, however, Cook updated the competitive analysis for the position of CTI’s and our Chief Executive Officer solely to assist the CTI Compensation Committee in making determinations with respect to Mr. Burdick’s compensation upon his appointment as Chief Executive Officer. Cook used the above Peer Group with the exception of the elimination of Sybase, Inc. and Syniverse Holdings as a result of their acquisitions by other companies. Although the CTI Compensation Committee received various recommendations and the data described above, this information provided only a reference point for its deliberations. Ultimately, the CTI Compensation Committee applied its own business judgment and experience to determine the form and amount of compensation for the Named Executive Officers.

Executive Compensation Elements

Base Salary

In March 2011, the CTI Compensation Committee decided to maintain the annual base salaries of the Named Executive Officers for fiscal 2011 at their fiscal 2010 levels. This decision was based, in part, on the CTI Compensation Committee’s recognition that CTI had previously established “above market” base salaries to recruit the management team. Consistent with this approach, in fiscal 2012, base salaries of the Named Executive Offices (other than Mr. Golan) were maintained at existing levels.

Promotions

Mr. Golan’s base salary was increased to $320,000 effective March 3, 2011 in recognition of his expanded responsibilities at that time in the position as our Senior Vice President, Business Transformation and Operations. In March 2012, Mr. Golan’s base salary was reviewed by the CTI Compensation Committee and increased to $400,000 in recognition of his expanded responsibilities upon being named our Senior Vice President, Chief Operating Officer in July 2011.

New Hires

On March 4, 2011, upon Mr. Dahan’s resignation as President and Chief Executive Officer, Mr. Burdick, the Chairman of the CTI Board, was appointed as its Chief Executive Officer and as our President, Chief Executive Officer and director. In connection with his appointment, the CTI Compensation Committee set Mr. Burdick’s annual base salary at $700,000, which, when taken together with the Mr. Burdick’s target annual cash incentive award opportunity and equity awards, was consistent with Peer Group median practice. On November 16, 2011, the Board, upon the recommendation of the CTI Compensation Committee and after determining that a temporary relocation of Mr. Burdick from London, England, to New York City would be in CTI’s and our best interests, approved an amendment to Mr. Burdick’s employment terms and conditions (or the Relocation Amendment) to implement a change in Mr. Burdick’s work location for a period of up to 12 months commencing on December 1, 2011. To offset the costs incurred by Mr. Burdick for the duration of this relocation, Mr. Burdick’s annual base salary was increased from $700,000 to $820,000 effective December 1, 2011.

On March 27, 2011, upon Mr. Levy’s appointment as our Senior Vice President, BSS General Manager, the CTI Compensation Committee set his annual base salary at $320,000. At this time, it was contemplated that Mr. Levy would be relocated to the United States and his employment agreement provided that his base salary would be increased to $350,000 upon his relocation. Mr. Levy relocated to the United States on January 3, 2012 and, consistent with the terms of his employment agreement, his base salary was increased to $350,000 upon relocation.

Annual Cash Incentive Awards

Individual Target Award Opportunities

The target annual cash incentive award opportunity for fiscal 2011 for each Named Executive Officer was determined by the CTI Compensation Committee (and, in the case of Mr. Burdick, by the Board) based on each executive’s anticipated contributions during fiscal 2011, the market rate of compensation for executives in comparable positions, job functions, internal pay equity and business unit performance.

Mr. Burdick’s target annual cash incentive award opportunity was originally set to equal his annual base salary and, in connection with the Relocation Amendment and increase in his base salary from $700,000 to $820,000 during the duration of the relocation, his target annual cash incentive award opportunity was established at $730,000 for fiscal 2011 and was contractually set to equal his actual annual base salary for subsequent fiscal years. Thus, the fiscal 2011 annual cash incentive award opportunities for the Named Executive Officers were as follows:

Named Executive Officer	Target Annual Cash Incentive Award Opportunity
Charles J. Burdick	$730,000
Joel Legon	$200,000
Oded Golan	$220,000
Aharon Levy	$250,000	(1)
Gabriel Matsliach	$320,000

(1)	Mr. Levy was hired on March 27, 2011 to serve as our Senior Vice President, BSS General Manager. His target annual cash incentive award opportunity for fiscal 2011 was established at $250,000 with the actual award to be determined on a pro rata basis for the remainder of the fiscal year and subject to a minimum guaranteed contractual payment of $100,000 for fiscal 2011.

Incentive Award Design

Sixty percent (60%) of each Named Executive Officer’s annual cash incentive award opportunity was based upon financial performance objectives, and forty percent (40%) of the target annual cash incentive award opportunity was based on a qualitative assessment of the individual’s performance in managing his business unit or function as measured against his individual performance objectives for the fiscal year, based on the specific responsibilities of the individual. The financial performance objectives for the Named Executive Officers (other than Mr. Levy) were based on CTI’s performance measured against the corporate financial objectives described below, and, in the case of Mr. Levy, his financial performance objectives were based equally on the corporate financial objectives described below and on the performance of the Comverse BSS segment measured against the BSS performance objectives described below. The CTI Compensation Committee determined these allocations to be appropriate because they linked a substantial portion of each Named Executive Officer’s award opportunity to financial performance, thereby motivating him to focus his efforts on successfully executing the annual operating plan, while also providing a significant financial incentive to effectively manage his respective business unit or function and achieve his personal objectives for the year.

Corporate Financial Objectives

The fiscal 2011 annual cash incentive awards were based, in part, on the level of achievement of the following pre-established corporate financial criteria, each of which was selected by the CTI Compensation Committee because they are tied to external key performance indicators and are considered to be critical to enhancing shareholder value:

•	Comverse’s revenue;

•	Comverse’s adjusted maintenance revenue;

•	Comverse’s product bookings;

•	Comverse performance margin;

•	the adjusted cash flow of Comverse (for the Named Executive Officers, other than Messrs. Burdick and Legon); and

•	the adjusted cash flow of CTI and Comverse for Messrs. Burdick and Legon.

The calculations of the achievement of Comverse’s revenue and Comverse performance margin objectives were to be based on the amounts and margin reported in CTI’s fiscal 2011 Form 10-K.

Comverse’s adjusted maintenance revenue is calculated by adjusting maintenance revenue as publicly disclosed to exclude the value assigned to services to be provided to customers during initial warranty periods as part of project deployments (referred to as the initial warranty period value).

The Comverse product bookings objective was to be measured based on Comverse’s fiscal 2011 annual product bookings, calculated as the aggregate projected revenue from purchase orders executed during the fiscal year, excluding revenue from maintenance agreements.

The calculation of the achievement of the adjusted cash flow objective of Comverse was to be made by determining the difference between collections and disbursements at Comverse for fiscal 2011 and adjusting the amount by adding the amount of accelerated collections of certain fiscal 2011 receivables to the prior year’s fourth quarter (referred to as the accelerated collections) and excluding certain extraordinary items, including:

•

professional fees in excess of $7.0 million paid primarily in connection with the efforts to become current in periodic reporting obligations under federal securities laws, the timely filing of certain periodic reports and the remediation of material weaknesses in internal control over financial reporting;

•	restructuring payments, including workforce reduction initiatives;

•	special retention bonuses;

•	repayment of borrowings by Comverse Ltd. under an existing line of credit;

•	remaining proceeds received by Comverse from the sale of land in Ra’anana, Israel;

•	interest income; and

•	other miscellaneous items.

The calculation of the achievement of the adjusted cash flow objective of CTI and Comverse was to be made by determining the difference between collections and disbursements at CTI and Comverse for fiscal 2011 and adjusting the amount by adding the amount of the accelerated collections and excluding (i) the extraordinary items applicable to Comverse disclosed above and (ii) certain extraordinary items attributable to CTI, including:

•	payments made by CTI in settlement of shareholder litigations;

•

professional fees in excess of $3.0 million paid by CTI primarily in connection with the efforts to become current in periodic reporting obligations under federal securities laws, the timely filing of certain periodic reports and the remediation of material weaknesses in internal control over financial reporting;

•	professional fees and other expenses paid in connection with the evaluation of strategic alternatives;

•	payments made by CTI in connection with a separation agreement with, Andrew Dahan, its former President and Chief Executive Officer;

•	payments made by CTI in connection with settlement agreements with the SEC and the U.S. Department of Justice resolving allegations of improper payments; and

•	proceeds received from sales and redemptions of ARS.

Comverse BSS Performance Objectives

The fiscal 2011 annual cash incentive award for Mr. Levy was based on the level of achievement of the following pre-established financial objectives of the Comverse BSS segment, each of which the CTI Compensation Committee selected because they are tied to external key performance indicators and are considered to be critical to enhancing shareholder value:

•	Comverse BSS adjusted customer solutions revenue;

•	Comverse BSS adjusted maintenance revenue;

•	Comverse BSS’s product bookings; and

•	Comverse BSS’s adjusted segment performance margin.

The Comverse BSS adjusted customer solutions revenue objective was to be measured based on the amount of Comverse BSS’s customer solutions revenue reported in CTI’s fiscal 2011 Form 10-K, adjusted to include the value assigned to services to be provided to customers during initial warranty periods as part of project deployments (referred to as the initial warranty period value). The Comverse BSS adjusted maintenance revenue objective was to be measured based on the amount of Comverse BSS’s maintenance revenue reported in CTI’s fiscal 2011 Form 10-K, adjusted to exclude the initial warranty period value.

The Comverse BSS product bookings objective was to be measured based on Comverse BSS’s fiscal 2011 product bookings, calculated as the aggregate projected revenue from BSS purchase orders executed during the fiscal year, excluding revenue from maintenance agreements.

The calculation of the achievement of the Comverse BSS adjusted segment performance margin reflects the percentage that Comverse BSS’s adjusted segment performance constitutes of Comverse BSS’s adjusted customer solutions revenue. Comverse BSS’s adjusted segment performance was to be measured based on Comverse BSS’s segment performance reported in CTI’s fiscal 2011 Form 10-K, adjusted to exclude maintenance revenue, costs and expenses.

Individual Performance Objectives

In June 2011, the CTI Compensation Committee approved the recommendations for individual performance objectives submitted by Mr. Burdick for the other Named Executive Officers. The CTI Compensation Committee formulated its own recommendations with respect to the individual performance objectives for Mr. Burdick, which were approved by the Board in July 2011.

In the case of Mr. Burdick, his individual performance objectives included timely filing with the SEC of quarterly and annual financial statements, developing a leadership team and strengthening our operations, facilitating the Board’s review of strategic alternatives to eliminate the holding company structure and developing CTI’s finance organization and its processes.

In the case of Mr. Legon, his individual performance objectives included developing the finance organization to ensure regular completion of all financial processes on a timely basis, developing a process for timely completion of quarterly and annual tax provision work, implementation of monthly internal financial reporting packages and reduction of SEC compliance-related costs and expenses.

In the case of Mr. Golan, his individual performance objectives included executing the business transformation plan, providing operational and managerial support to identify and address risks and challenges in connection with the execution of the business transformation plan, developing a three year business plan in coordination with finance and strategy, implementing the appropriate governance structure for the business in collaboration with our Chief Executive Officer and enhancing employee engagement as evidenced by reduced voluntary attrition.

In the case of Mr. Levy, his individual performance objectives included developing additional reference customer sites for our Comverse ONE solution, implementing processes and programs to enhance change request revenue, building best in class delivery practices, implementing project profitability measures and enhancing employee engagement to be evidenced by reduced voluntary attrition.

In the case of Dr. Matsliach, his individual performance objectives included developing additional reference customer sites for our Comverse ONE solution, coordinating with industry analysts with respect to the Comverse product roadmap, supporting critical BSS customer deployments, achieving product roadmap milestones and enhancing employee engagement to be evidenced by reduced voluntary attrition.

Payout Calculations

Awards were to range from 0% to a maximum of 200% of target level to ensure that the actual payment, if any, reflected both typical market practice as well as the degree to which each objective was achieved. A 50% payout was assigned for each financial objective if a specified threshold performance level was achieved, and a 200% payout was tied to achievement of a specified maximum performance level.

Under the terms of the fiscal 2011 cash incentive awards, the achievement of our fiscal 2011 operating plan would result in 100% payout for each financial objective, reflecting the CTI Compensation Committee’s intention that the awards payout for “on target” performance if we achieved on our operating plans for the fiscal year.

Payouts are calculated on a straight line basis for performance between the applicable performance levels (threshold, target and maximum) for each financial objective. Actual awards were to be determined after the end of the fiscal year based on the actual performance against each of these financial objectives.

No payouts were to be made against the financial objectives (including, with respect to Mr. Levy, the BSS financial objectives), unless we achieved at least the threshold adjusted cash flow level for fiscal 2011. The CTI Compensation Committee believed that this would encourage executives to improve our cash flow from business operations. If this threshold performance level had not been achieved, although no amounts for the financial objectives would be payable, the Named Executive Officers would be eligible to receive payouts for their achievement of their individual performance objectives.

The relative weightings for each of the corporate financial objectives for fiscal 2011, together with the payout percentages at different levels of achievement (relative to target performance level), were as follows (dollars in thousands):

Objective	Weighting	50% Threshold performance	60%	Target 100%	150%	200%
Comverse’s revenue	10%	$736,000	$785,000	$818,000	$859,000	$900,000
Comverse’s adjusted maintenance revenue	10%	$257,000	$265,000	$270,000	$277,000	$284,000
Comverse’s product bookings	40%	89.98%	95.99%	100%	104.90%	110.02%
Comverse performance margin	10%	8.0%	8.5%	10.4%	11.2%	12.0%
Adjusted cash flow of Comverse	30%	—	$18,000	$29,000	$44,000	$59,000
	(other than for Messrs. Burdick and Legon)
Adjusted cash flow of CTI and Comverse	30%	$(30,000)	$(18,000)	$(1,000)	$16,000	$30,000
	(only for Messrs. Burdick and Legon)

The relative weightings for each of the Comverse BSS financial objectives for Mr. Levy, together with the payout percentages at different levels of achievement (relative to target performance level), were as follows (dollars in thousands):

Objective	Weighting	50% Threshold performance	60%	Target 100%	150%	200%
Comverse BSS adjusted customer solutions revenue	20%	$222,000	$236,000	$246,000	$259,000	$271,000
Comverse BSS adjusted maintenance revenue	20%	$119,000	$123,000	$126,000	$129,000	$132,000
Comverse BSS’s product bookings	40%	90.00%	96.15%	100%	105.00%	110.00%
Comverse BSS’s adjusted segment performance margin	20%	17.9%	19.8%	21.1%	22.7%	24.3%

In considering the challenge presented by these target performance levels for the financial objectives, the CTI Compensation Committee determined that because our actual financial performance in any given fiscal year is dependent on a variety of conditions and factors, including (a) our size and operating history relative to our competitors, (b) the competitive environment for customers and industry volatility, (c) the extended sales cycle for new business and (d) the overall financial climate, and with respect to fiscal 2011 specifically, the implementation of the Phase II Business Transformation, the proposed revenue, bookings and collections target levels for the year and achieving profitability would present a significant challenge for the executives.

Decisions and Analysis

On March 28, 2012, the CTI Board, upon recommendation of the CTI Compensation Committee, in consultation with and based upon the recommendations of Mr. Burdick and Cook, determined the amount of the annual cash incentive awards for fiscal 2011 for the Named Executive Officers.

With respect to the financial objectives, the CTI Compensation Committee determined we had achieved at least the threshold adjusted cash flow level for fiscal 2011 such that payouts could be made against the financial objectives. With respect to the corporate financial objectives, the CTI Compensation Committee determined that (i) the threshold for our product bookings was not exceeded; (ii) the thresholds for our revenue, adjusted maintenance revenue and our performance margin had been exceeded but were below target; and (iii) adjusted cash flow at each of us and CTI had been at the maximum level. As a result, the corporate financial objectives paid out at 79.96% of target for each of the Named Executive Officers, as reflected in the following table:

Objective	Weighting	Percentage Achievement	Corporate Percentage
Comverse’s revenue	10%	57.20%	5.72%
Comverse’s adjusted maintenance revenue	10%	59.70%	5.97%
Comverse’s product bookings	40%	—	—
Comverse performance margin	10%	82.70%	8.27%
Adjusted cash flow of Comverse(1)	30%	200.00%	60.00%
Adjusted cash flow of CTI and Comverse(2)	30%	200.00%	60.00%
			79.96%

(1)	Applicable to the Named Executive Officers, other than Messrs. Burdick and Legon.
(2)	Applicable to Messrs. Burdick and Legon.

With respect to the Comverse BSS financial objectives for Mr. Levy, the CTI Compensation Committee determined that the thresholds for Comverse BSS adjusted customer solutions revenue and Comverse BSS adjusted maintenance revenue had been exceeded, the Comverse BSS adjusted customer solutions revenue was below target, BSS adjusted maintenance revenue exceeded target and the thresholds for Comverse BSS’s product bookings and adjusted segment performance margin had not been exceeded. As a result, the Comverse BSS financial objectives paid out at 36.70% of target, as reflected in the following table:

Objective	Weighting	Percentage Achievement	BSS Percentage
Comverse BSS adjusted customer solutions revenue	20%	59.10%	11.80%
Comverse BSS adjusted maintenance revenue	20%	124.50%	24.90%
Comverse BSS’s product bookings	40%	—	—
Comverse BSS’s adjusted segment performance margin	20%	—	—

			36.70%

With respect to individual performance, after considering the recommendations of Mr. Burdick with respect to the Named Executive Officers (other than himself), the CTI Compensation Committee assessed each executive’s individual performance for purposes of determining the actual amount of this portion of the award. The financial objective achievement for each Named Executive Officer (other than Mr. Levy) was multiplied by sixty percent (60%) (relative weighting). Mr. Levy’s financial objective achievement was calculated (i) based on the average of (A) the corporate financial objective achievement of 79.97% described above, and (B) the BSS financial objective of 36.70%, as described above, and (ii) pro rated equivalent to 85.2% of his opportunity, to reflect the fact that Mr. Levy joined us on March 27, 2011. The individual objective achievement for each Named Executive officer was multiplied by forty percent (40%) (relative weighting). Based on its assessment, including a comprehensive review of all the facts and circumstances related to performance, the CTI Compensation Committee determined the amount of the annual incentive compensation award for each of the Named Executive Officers as follows:

Named Executive Officer	Target Award Opportunity	Final Payout Percentage	Final Award
Charles Burdick	$730,000	73.97%	$540,015
Joel Legon	$200,000	63.97%	$127,949
Oded Golan	$220,000	79.97%	$175,944
Aharon Levy	$250,000	51.00%	$108,624
Gabriel Matsliach	$320,000	71.97%	$230,319

Equity Incentive Awards

In March 2011, the CTI Compensation Committee approved the following DSU awards for the Named Executive Officers (other than Mr. Burdick):

Named Executive Officer (1)	Time- Based DSUs
Joel Legon	40,000
Oded Golan	60,000
Aharon Levy(2)	100,000
Gabriel Matsliach	40,000

(1)	Other than as described in footnote (2) below, each of these DSU awards provided for a three-year vesting schedule, with 40% vesting on the first anniversary of the date of grant and 30% vesting on each of the second and third anniversaries of the date of grant, subject to accelerated vesting under certain circumstances.
(2)	Mr. Levy was granted two DSU awards—one regular DSU award covering 70,000 CTI common shares vesting as set forth in footnote (1) above and a second make-whole award covering 30,000 CTI common share vesting in three, equal installments on the first, second and third anniversaries of the date of grant.

These awards were granted, in part, in recognition of each Named Executive Officer’s performance and, in part, as a means of retaining each executive over the intermediate and long term as the CTI Compensation Committee determined that each of them was important to efforts to reposition CTI and us for profitable growth.

In addition, in March, 2011, the CTI Board approved Mr. Burdick’s terms of employment as CTI’s Executive Chairman and Chief Executive Officer. These terms contemplated that, during his period of service as CTI’s Executive Chairman and Chief Executive Officer, he would receive DSU awards for a number of CTI common shares equal to a value of $400,000 per fiscal quarter, which, when taken together with the Mr. Burdick’s base salary and target annual cash incentive award opportunity, was consistent with the 25th percentile compensation practices of the Peer Group. The number of CTI common shares subject to each DSU award to be awarded would be based upon the closing price per CTI’s common share on the last trading day of each fiscal quarter with the DSU awards to be granted quarterly in arrears and prorated for any partial quarters. for the period from March 4, 2011 through December 31, 2011, the value of the CTI’s common shares underlying the DSU awards to be granted would be reduced by $52,500 per quarter to offset the value of DSU award granted to Mr. Burdick on December 2, 2010 for his service as a director and non-executive Chairman of the Board during calendar year 2011. Pursuant to this arrangement, Mr. Burdick was granted a DSU award covering 29,719 CTI common shares on April 29, 2011 for his service during the first fiscal quarter of fiscal 2011.

In July, 2011, the Board approved changes to Mr. Burdick’s terms of employment such that, in place of the future DSU awards that Mr. Burdick was eligible to receive under the original employment terms, Mr. Burdick received for his service for the remainder of fiscal 2011, a DSU award covering 140,397 CTI common shares, representing a market value of $1,060,000 as of the close of business on July 27, 2011. The change was made to ensure that Mr. Burdick would receive his entire equity award for service during fiscal 2011, the vesting of which would have accelerated had a change of control of CTI occurred during such fiscal year. For the period from and after February 1, 2012, Mr. Burdick is eligible to receive, consistent with the original employment terms, grants of DSU awards covering CTI common shares equal to the value of $400,000 per fiscal quarter, with such DSU awards to be granted quarterly in arrears and prorated for any partial quarters.

The DSU awards granted to Mr. Burdick vest and the underlying CTI common shares are to be delivered on the first anniversary of the date of grant of each respective award, subject to acceleration of vesting in certain circumstances.

In July 2011, the CTI Board, upon recommendation of the CTI Compensation Committee, approved a DSU award to Mr. Golan covering 40,000 CTI common shares in recognition of his promotion and assumption of expanded responsibilities upon being named our Chief Operating Officer. This award will vest as to 40% on July 27, 2012 with the remainder vesting in two equal installments on July 27, 2013 and July 27, 2014, subject to accelerated vesting under certain circumstances.

Other Executive Compensation Matters

Health, Welfare and Other Employee Benefits

CTI maintains an array of benefit programs to meet the health care and welfare needs of its employees, including medical and prescription drug coverage, dental and vision programs, short-term disability insurance, long-term disability insurance and group life insurance, as well as customary vacation, paid holiday, leave of absence and other similar policies. The Named Executive Officers are eligible to participate in these programs on the same basis as CTI’s other salaried employees. After the share distribution, we expect to maintain similar benefit programs for our salaried employees and the Named Executive Officers will be eligible to participate in these programs on the same basis as our other salaried employees.

In addition, a Section 401(k) tax-qualified retirement savings plan is maintained for salaried U.S. employees. The Named Executive Officers are eligible to participate in this plan on the same basis as other salaried employees. 50% of each employee-participant’s individual contributions to the plan is matched, up to an annual maximum of $2,000 per participant. After the share distribution, we expect to maintain a similar plan for our salaried employees and the Named Executive Officers will be eligible to participate in the plan on the same basis as our other salaried employees.

Finally, Comverse Ltd., a subsidiary of Comverse, maintains managers’ insurance (“bituach minahalim”) and advanced study (“keren hishtalmut”) funds for its Israeli-based employees, including Mr. Golan and, prior to his relocation to the United States, Mr. Levy. These are customary benefits provided to all employees based in Israel (other than those in very junior positions). A managers’ insurance fund is a combination of severance savings (in accordance with Israeli law), defined contribution tax-qualified pension savings and disability insurance premiums. An advanced study fund is a savings fund of pre-tax contributions to be used after a specified period of time for educational or other permitted purposes.

Perquisites and other Personal Benefits

Although, historically, a limited number of perquisites and other personal benefits were provided to certain senior executives, these items have been eliminated using, in some cases, corresponding appropriate adjustments to the other cash and equity components of the executive compensation program to both streamline the program and allow for more effective cost control, consistent with the agreements reached with the senior executives.

We provide Mr. Golan and, prior to his relocation to the United States, Mr. Levy and other eligible Israeli-based employees with the use of a company car consistent with customary compensation practices in Israel.

Upon the CTI Board’s determination that a temporary relocation of CTI’s Chief Executive Officer from London, England, to New York City would be in the best interests of CTI and us, for the duration of the period of the relocation, Mr. Burdick is eligible to receive the benefits under the standard short-term international assignments policy, which include per diem allowances for hotel and food, certain travel expenses and a tax equalization payment sufficient to pay or reimburse covered employees for any increase in personal income taxes resulting from such assignment. In the case of Mr. Burdick, the tax equalization provision is expected to relate solely to income imputed on the value of allowances for hotel, food and travel expenses.

Under Mr. Levy’s employment agreement, dated March 6, 2011, he was entitled to reimbursement of relocation-related services in an amount up to $50,000 and reimbursement of legal fees and expenses incurred in connection with the negotiation of his employment agreement in an amount up to $5,000.

Employment Agreements

CTI and Comverse, as applicable, have entered into written employment agreements with each of the Named Executive Officers. These employment agreements contain the terms of employment of each executive, including base salary, annual cash incentive award opportunity, long-term equity incentive awards, perquisites, in-service benefits and, other than for Mr. Burdick, post-employment benefits. These agreements provide each Named Executive Officer (other than Mr. Burdick) with job security for the term of the agreement or the pendency of his employment, as applicable, by specifying the reasons for which his employment may be terminated and providing him with certain severance payments and benefits under certain circumstances.

The employment agreements for the Named Executive Officers (other than Mr. Burdick) protect CTI and our interests during and following termination of employment by providing for payments and benefits only in the event of a termination of employment by CTI or us without cause or by the Named Executive Officer for good reason and by prohibiting the Named Executive Officer from engaging directly or indirectly in competition with CTI and us, from recruiting or soliciting any officer or employee, from diverting customers to a competitor or from disclosing confidential information or business practices. We are continuing to assess the treatment of employment agreements with the Named Executive Officers in connection with the share distribution. Once a final determination is made, we will update this Information Statement to reflect the determination.

For a discussion of the employment agreements with the Named Executive Officers, see “—Employment Agreements and Arrangements with Named Executive Officers.”

Severance Payments and Benefits Following a Change in Control

CTI has provided for severance payments and benefits to the Named Executive Officers (other than Mr. Burdick) in connection with a termination of employment under certain circumstances following a change in control of CTI. The purposes of doing so are to:

•	foster the retention of senior executives by providing a sufficient economic incentive for them to remain with CTI through a change in control and in support of an acquirer;

•	promote the orderly succession of talent; and

•	encourage objectivity and independence among the senior leadership team with regard to considering various corporate transactions.

In addition, this protection also serves as an incentive for the Named Executive Officers to remain employed during the threat or negotiation of a change-in-control transaction, which preserves CTI’s value and the potential benefit to be received by CTI’s shareholders in the transaction.

Typically, these payments and benefits have been provided as part of a Named Executive Officer’s employment agreement or through a senior executive’s participation in the Executive Severance Protection Plan. As discussed below, each senior executive is eligible for these payments and benefits. For a discussion of the payments and benefits provided to the Named Executive Officers, see “—Potential Payments upon Termination or upon Change in Control.” We are continuing to assess whether following the share distribution severance payments and benefits will be provided in connection with a termination of employment under certain circumstances following a change in control of Comverse. Once a final determination is made, we will update this Information Statement to reflect the determination.

Equity Award Grant Practices

A Special Committee of the CTI Board established in March 2006 to investigate CTI’s historical stock option grant practices, made recommendations for remedial measures relating to the grant of equity-based compensation awards. On November 6, 2009, based on the recommendations of the Special Committee, the CTI Compensation Committee adopted an equity award grant policy that includes the following requirements:

•

all grants of equity awards must be (i) approved and recommended for approval by the Board by the CTI Compensation Committee and (ii) approved by the Board, which approval must include the affirmative vote of the majority of the independent directors;

•	annual grants are intended to be made on the fifth business day after release of annual results, provided CTI is not otherwise in possession of material non-public information at that time;

•	the date of grant of annual awards and ad hoc awards will be the approval date by the Board, which approval will include the affirmative vote of the majority of the independent directors;

•

the date of grant of new hire equity awards will be the later of the approval date by the Board, which approval will include the affirmative vote of the majority of the independent directors, or the first day of employment;

•	the exercise price of a stock option will be no less than the fair market value of CTI common share on the date of grant; and

•	fair market value will be determined based on the closing price of CTI common shares on the date of grant.

This equity award grant policy also includes procedures relating to management’s recommendations regarding grants of equity awards to the CTI Compensation Committee, communication of award grants to grantees, acceptance of equity awards by grantees, exercise of option awards and restrictions on trading securities during “blackout” periods. In addition, the policy provides for management’s responsibilities in the equity grant process. Following the share distribution, we intend to adopt a similar policy for the granting of equity awards.

Stock Ownership Policy

In December 2009, the CTI Compensation Committee adopted a stock ownership policy for executives to encourage them to build their ownership position in CTI’s common shares over time by retaining the shares they acquire through the equity incentive plans. The guidelines are presented as stock values based upon a multiple of base salary providing that the Chief Executive Officer maintain equity ownership in CTI with a value equal to three times his base salary and that each of the other executive maintain equity ownership in CTI with a value equal to two times his base salary.

In recognition of the fact that each of the Named Executive Officers would need to build his ownership of CTI’s equity securities to comply with these requirements, prior to achieving the desired ownership levels, each Named Executive Officer is required to hold at least 50% of the CTI common shares issued upon the exercise of vested stock options or the vesting and delivery of DSU or RSU awards, less any shares sold or withheld to satisfy any associated tax obligations or, in the case of an option exercise, payment of the exercise price. Upon achieving the desired ownership level, this restriction will lapse and each Named Executive Officer will be required to maintain his required ownership level.

The stock ownership of each Named Executive Officer is reviewed in December of each year for compliance (or progress towards compliance) with the relevant ownership level. For purposes of the policy, CTI common shares that count towards satisfaction of the requisite stock ownership levels include shares directly owned by an executive, shares subject to “in-the-money” stock options that are currently exercisable, and shares that were acquired through the vesting and delivery of DSU awards. Shares subject to “out-of-the-money” stock options that are currently exercisable, shares underlying unvested DSU awards and shares that are otherwise subject to a risk of forfeiture do not count towards satisfaction of the requisite ownership levels.

Following the share distribution, we intend to adopt a similar stock ownership policy.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code imposes limitations on the deductibility for federal income tax purposes of remuneration in excess of $1 million paid to certain executive officers in a taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. The CTI Compensation Committee monitors the application of Section 162(m) and the associated Treasury regulations on an ongoing basis and is aware of the benefit of assuring that executive compensation qualifies for deductibility. The CTI Compensation Committee’s policy is to qualify the executive compensation for deductibility under applicable tax laws to the extent practicable. The CTI Compensation Committee also believes that it is in CTI’s best interests to have the flexibility to pay compensation that is not deductible under the limitations of Section 162(m) when circumstances warrant. Generally, compensation income realized upon the exercise of stock options granted under the stock option plans will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied. Compensation income realized by certain Named Executive Officers upon the vesting of time-based DSU awards will not be deductible to the extent the compensation income realized from such DSU awards, together with all other compensation not qualifying as “performance-based” under the Code, exceeds $1 million in the taxable year. We expect that our Compensation and Leadership Committee will adopt similar policies and practices with respect to Section 162(m) of the Code following the share distribution.

Accounting for Stock-Based Compensation

Since fiscal 2006, CTI has followed the FASB’s guidance, related to share-based payment awards, for the DSU awards. The FASB’s guidance requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and DSU awards, based on the grant date “fair value” of these share-based compensation awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though the recipients may never realize any value from their awards. The FASB’s guidance also requires companies to recognize the compensation cost of their stock-based compensation awards in their statement of operations over the vesting period of the award. We expect to follow similar policies and practices with respect to the accounting treatment of our equity-based awards following the share distribution.

Compensation and Risk

Following the share distribution, we intend to establish and continuously review our compensation policies and practices to ensure that they do not encourage employees to take, or reward employees for taking, inappropriate or excessive risks or create risks that are reasonably likely to have a material adverse effect on us. In May 2011, the CTI Compensation Committee, with the assistance of Cook, reviewed the compensation policies and practices for employees, including the elements of the executive compensation program and the various factors that have the effect of mitigating risk, to determine whether any portion of such compensation encourages excessive risk-taking. Based on such review, we expect that the following characteristics of our compensation programs will work to reduce the possibility of employees, including executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value:

•	We intend to base our compensation policies and practices on a well-defined and appropriate pay philosophy, peer group and market positioning for each employee group.

•

We will attempt to structure employee compensation packages to reflect an effective balance between cash and equity-based compensation, and short-term and long-term performance focus, based on the nature of each employee groups’ responsibilities and market practices.

•	Performance objectives are expected to be set with a reasonable probability of achievement and tied to the annual operating budget and long-term strategic planning objectives approved by the Board.

•

Subject to regional differences, we will attempt to structure our compensation policies and practices that are based on performance goals uniformly across our company, using quarterly or annual targets that are based on company performance or unit performance and/or sales commissions.

•	In the case of the executive compensation program:

•	We intend to use multiple performance measures in the annual cash incentive award plan.

•	The annual cash incentive award plan is expected to be subject to annual maximum payouts.

•

Our Compensation and Leadership Committee is expected to have the discretion to reduce earned annual incentive compensation awards based on its evaluation of the quality of earnings, individual performance and other factors.

•

Equity-based incentives are expected to vest over a multi-year period to ensure that compensation realized by executives reflects changes in shareholder value over time and senior executives are subject to minimum stock ownership requirements that are based on a multiple of base salary.

•

We expect that our Compensation and Leadership Committee will retain an external, independent executive compensation consultant that does no other work for us to advise on market practices and the suitability of its compensation actions and decisions.

Executive Compensation Tables

Summary of Executive Compensation

The following table presents, for each of the fiscal years ended January 31, 2012, 2011 and 2010, summary information regarding the total compensation awarded to, earned by or paid to the Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2)(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Charles J. Burdick,	2011	$665,505	—	$1,286,456	$540,015	$15,110	$2,507,086
President, Chief Executive Officer and director of Comverse and Chairman of the Board and Chief Executive Officer of CTI(6)

Joel E. Legon,	2011	$414,000	$44,688	$290,800	$127,949	$8,077	$885,514
Global Finance Office of Comverse and Senior Vice President and Interim Chief Financial Officer of CTI	2010	$350,673	$52,475	$541,050	$58,051	$30,000	$1,032,249

Oded Golan,	2011	$319,796	—	$738,200	$175,944	$103,553	$1,337,493
Senior Vice President, Chief Operating Officer of Comverse(7)

Aharon Levy,	2011	$268,065	—	$746,000	$108,624	$121,104	$1,243,793
Senior Vice President, BSS General Manager of Comverse(8)

Gabriel Matsliach,	2011	$320,008	$320,000	$290,800	$230,319	$16,846	$1,177,973
Senior Vice President, Chief Product Officer of Comverse(9)	2010	$305,243	—	$819,000	$258,016	$21	$1,382,280
	2009	$262,338	$65,000	$370,740	—	—	$698,078

Andre Dahan,	2011	$115,385	—	—	—	$9,084,397	$9,199,782
Then-President, Chief Executive Officer and director of CTI and Comverse	2010	$907,692	—	$1,365,000	$800,000	$30,000	$3,102,692
	2009	$992,308	—	$2,877,000	—	$28,575	$4,397,883

(1)	The payments to the Named Executive Officers under the annual cash incentive plan for fiscal 2011, fiscal 2010 and fiscal 2009 are reported in the Non-Equity Incentive Plan Compensation column. CTI paid no discretionary bonuses to the Named Executive Officers for fiscal 2011 and fiscal 2010. The amount reported in the Bonus column in fiscal 2011 for Dr. Matsliach represents the retention payments, which were paid in equal installments on June 3, 2011 and September 2, 2011, respectively, that he was entitled to receive under his amended employment agreement dated March 30, 2011. The amount reported in the Bonus column for Mr. Legon in fiscal 2011 and fiscal 2010 represents the amount that he received under a separate non-executive bonus plan for service prior to his appointment as CTI’s Senior Vice President and Interim Chief Financial Officer.
(2)	The amounts reported in the Stock Awards column represent the grant date fair value of the stock-based awards made to the Named Executive Officers during fiscal 2011, fiscal 2010 and fiscal 2009 in accordance with the FASB’s guidance, related to share-based payment awards. The grant date fair value of these stock-based awards was calculated by multiplying the number of shares in each award by the fair market value of CTI common shares on the award’s date of grant. See “—Grants of Plan-Based Awards Table” for additional information on the stock-based awards made to the Named Executive Officers during fiscal 2011. The amounts reported in this column reflect the compensation expense CTI expects to record in its financial statements over the vesting schedule of these stock-based awards, and do not correspond to the actual economic value that may be received by the Named Executive Officers from the awards.
(3)	The amounts reported for Mr. Dahan for fiscal 2009 include performance-based DSU awards granted on April 6, 2009, for which the number of shares and the grant date fair value (assuming the highest level of performance conditions would be achieved) was 100,000 and $685,000, respectively. The performance levels associated with these awards were not achieved for fiscal 2009 and, accordingly, the performance based DSU awards were forfeited.

(4)	The amounts reported in the Non-Equity Incentive Plan Compensation column represent the payments earned by the Named Executive Officers for fiscal 2011, fiscal 2010 and fiscal 2009 under the annual cash incentive plan (less any discretionary payments, which are reported in the Bonus column). The amounts for fiscal 2011 were paid in fiscal 2012, the amounts for fiscal 2010 were paid in fiscal 2011 and the amounts for fiscal 2009 were paid in fiscal 2010.
(5)	The amounts reported in the All Other Compensation column for the Named Executive Officers are as follows:

Named Executive Officer	401(k) Match	Auto Expenses	Vacation Pay Out	Education Fund	Social Security	Management Insurance— Pension Fund	Other Payments		Total
Charles Burdick	$2,000	—	—	—	—	—	$13,110	(a)	$15,110
Joel E. Legon	$2,000	—	$6,077	—	—	—	—		$8,077
Oded Golan	—	$16,682	—	$7,650	$13,382	$60,041	$5,798		$103,553
Aharon Levy	—	$15,084	$7,239	$20,966	$11,515	$35,414	$30,886	(b)	$121,104
Gabriel Matsliach	$2,000	—	$9,846	—	—	—	$5,000	(c)	$16,846
Andre Dahan	—	—	$128,000	—	—	—	$8,956,397	(d)	$9,084,397

(a)	The amount reported consists of payments to Mr. Burdick under CTI’s short-term international assignment policy in connection with his relocation to the United States, which include per diem allowances for hotel and food, certain travel expenses and a tax equalization payment sufficient to pay or reimburse Mr. Burdick for any increase in personal income taxes resulting from such assignment.
(b)	The amount reported primarily relates to the severance payment made to Mr. Levy on his termination of employment from Comverse Ltd. on January 2, 2012 and to a payment equal to $2,970 as reimbursement for legal fees and expenses incurred in connection with negotiating and executing his employment agreement. On January 3, 2012, Mr. Levy relocated to the United States where he continued to serve as Senior Vice President, BSS General Manager of Comverse. In addition to this severance payment, Mr. Levy was entitled to receive the release of all monies accrued in his managers’ insurance—pension fund, social security and education fund deposited by him and Comverse Ltd. during his employment and accrued but unused vacation.
(c)	The amount reported consists of a reimbursement for legal fees and expenses incurred in connection with negotiating and executing Dr. Matsliach’s amended employment agreement.
(d)	The amount reported consists of the severance payments made to Mr. Dahan as set forth in the Separation and Consulting Agreement between CTI and Mr. Dahan dated February 25, 2011, which are described under “—Potential Payments and Benefits Upon Termination of Employment or Change in Control of CTI Prior to the Share Distribution—Former Executive Officer—Termination Payments.” This amount does not include a cash payment of $800,000 representing the cash incentive award earned with respect to fiscal 2010 and reported in the “Non-Equity Incentive Plan Compensation” column for that fiscal year.
(6)	On February 25, 2011, the Board appointed Charles Burdick, CTI’s non-executive Chairman of the Board, as Executive Chairman and Chief Executive Officer of CTI and our President, Chief Executive Officer and director, effective March 4, 2011. The amount reported in the Salary column includes $26,505 which relates to compensation received by Mr. Burdick for his service as a non-employee director during fiscal 2011 prior to his appointment as Executive Chairman and Chief Executive Officer of CTI and our President, Chief Executive Officer and director. Mr. Burdick received no other compensation in fiscal 2011 for his service as a director or Chairman of the Board. Effective May 21, 2012, Mr. Philippe Tartavull was named our President and Chief Executive Officer. In addition, in May 2012 Mr. Tartavull became a member of our Board and Mr. Burdick resigned from our Board. Mr. Burdick remains as Executive Chairman and Chief Executive Officer of CTI and a director of Comverse. For a summary of Mr. Tartavull’s compensation see “—Employment Agreement with New Chief Executive Officer of Comverse.”
(7)	Mr. Golan, as an Israeli-based employee, was paid in new Israeli shekels (or NIS). In calculating the U.S. dollar equivalent for disclosure purposes, each payment was converted into dollars based on the exchange rate in effect at the end of the month in which the payment was made. For fiscal 2011, the average monthly exchange rate for purposes of converting his base salary into U.S. dollars from NIS was approximately NIS 3.58 per U.S. dollar.
(8)	Mr. Levy became Senior Vice President, BSS General Manager of Comverse on March 6, 2011, in Tel Aviv, Israel. On January 3, 2012, Mr. Levy was relocated to the United States where he continued to serve as Senior Vice President, BSS General Manager of Comverse. Prior to relocating to New York, as an Israeli-based employee Mr. Levy was paid in NIS. In calculating the U.S. dollar equivalent for disclosure purposes, each payment during this period was converted into dollars based on the exchange rate in effect at the end of the month in which the payment was made. During this period, the average monthly exchange rate for purposes of converting his payments into U.S. dollars from NIS was approximately NIS 3.57 per U.S. dollar.
(9)	Dr. Matsliach became the Senior Vice President, Chief Product Officer of Comverse effective October 3, 2011.

Grants of Plan-Based Awards Table

The following table presents, for each of the Named Executive Officers, information concerning cash awards under the CTI annual cash incentive plan for fiscal 2011 and grants of DSU awards made during fiscal 2011. CTI made no stock option grants to any of the Named Executive Officers during fiscal 2011. In addition, Mr. Dahan did not receive any plan-based awards in fiscal 2011.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards(3)
		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Charles Burdick	—	$219,000	$730,000	$1,460,000	—	—
	4/29/2011	—	—	—	29,719	$226,459
	7/27/2011	—	—	—	140,397	$1,059,997

Joel Legon	—	$60,000	$200,000	$300,000	—	—
	3/3/2011	—	—	—	40,000	$290,800

Oded Golan	—	$66,000	$220,000	$440,000	—	—
	3/3/2011	—	—	—	60,000	$436,200
	7/27/2011	—	—	—	40,000	$302,000

Aharon Levy	—	$75,000	$250,000	$500,000	—	—
	3/27/2011	—	—	—	100,000	$746,000

Gabriel Matsliach	—	$96,000	$320,000	$640,000	—	—
	3/3/2011	—	—	—	40,000	$290,800

(1)	The amounts reported in these columns reflect the threshold, target and maximum annual cash incentive award opportunities for each of the Named Executive Officers. Award payouts were made in March 2012 based on the CTI Compensation Committee’s determinations as discussed in “—Compensation Discussion and Analysis.” The actual cash incentive award payouts for fiscal 2011 for each of the Named Executive Officers are reported in the Non-Equity Incentive Plan Compensation column of “—Summary Compensation Table.”
(2)	The stock awards reported in this column for Messrs. Burdick, Legon and Matsliach consist of DSU awards made during fiscal 2011 under the Comverse Technology, Inc. 2004 Stock Incentive Compensation Plan. The stock awards reported in this column for Messrs. Levy and Golan consist of DSU awards made during fiscal 2011 under the Comverse Technology, Inc. 2005 Stock Incentive Compensation Plan. These awards have the vesting terms set forth in footnote (1) to the Outstanding Equity Awards at Fiscal Year-End Table set forth under “—Outstanding Equity Awards at Fiscal Year-End Table.” The awards also provided for accelerated automatic vesting in full under the following circumstances:

Mr. Burdick:

•

In the event of that his employment was terminated by CTI and director service was terminated due to death, disability, mandatory retirement pursuant to Board policy or failure of to be re-nominated or re-elected to the Board (provided such he has indicated his willingness to stand for re-nomination or re-election, as the case may be).

Mr. Legon:

•	In the event that his employment was terminated by CTI without cause or by him with good reason within 24 months following a change in control of CTI.

Mr. Golan:

•	In the event that his employment was terminated by Comverse Ltd. without cause or by him with good reason within 24 months following a change in control of CTI.

Mr. Levy:

•	In the event that his employment was terminated by Comverse, Inc. without cause or by him with good reason within 24 months following a change in control of CTI.

Dr. Matsliach:

•	In the event that his employment was terminated by Comverse, Inc. without cause or by him with good reason within 24 months following a change in control of CTI.

Mr. Dahan:

•	In the event that his employment was terminated by CTI without cause, by him with good reason, or upon his death or disability.

(3)	The amounts reported in this column represent the grant date fair value of the equity awards granted to the Named Executive Officers during fiscal 2011 computed in accordance with the FASB’s guidance related to share based payment awards.

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents, for each of the Named Executive Officers, information regarding outstanding stock options and DSU awards held as of January 31, 2012. The market value of the CTI common shares reflected in the table is based upon the closing market price of CTI common shares on January 31, 2012, the last trading day of the fiscal year, as quoted on the NASDAQ Global Select Market, which was $6.30 per share. Mr. Dahan did not hold any outstanding equity awards as of January 31, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Charles Burdick	—	—	—	—	29,719	(a)	$187,230
	—	—	—	—	140,397	(b)	$884,501

Joel E. Legon	—	—	—	—	6,666	(c)	$41,996
	—	—	—	—	14,400	(d)	$90,720
	—	—	—	—	27,000	(e)	$170,100
	—	—	—	—	40,000	(f)	$252,000

Oded Golan	3,500	—	$16.70	12/19/2013	6,667	(g)	$42,002
	7,000	—	$22.39	12/6/2014	18,000	(g)	$113,400
	6,000	—	$24.04	10/14/2015	60,000	(f)	$378,000
	6,000	3,000	$7.10	5/28/2019	40,000	(h)	$252,000

Aharon Levy	—	—	—	—	30,000	(i)	$189,000
	—	—	—	—	70,000	(j)	$441,000

Gabriel Matsliach	40,000	—	$7.11	10/1/2012	6,000	(k)	$37,800
	6,000	—	$5.60	12/19/2013	6,000	(l)	$37,800
	15,000	—	$22.39	12/06/2014	4,000	(m)	$25,200
	30,000	—	$24.04	10/14/2015	54,000	(d)	$340,200
					40,000	(f)	$252,000

(1)	The DSU awards held by the Named Executive Officers as of January 31, 2012 that vested or were scheduled to vest are as follows:
a)	Vested on April 30, 2012.
b)	Scheduled to vest on July 27, 2012.
c)	Vested on February 23, 2012.
d)	Half of these DSU awards vested on March 11, 2012 and the other half is scheduled to vest on March 11, 2013.
e)	Scheduled to vest in two equal installments on October 10, 2012 and October 10, 2013.
f)	Vested as to 40% on March 3, 2012 and scheduled to vest as to 30% on each of March 3, 2013 and March 3, 2014.
g)	Scheduled to vest in two equal installments on June 27, 2012 and June 27, 2013.
h)	Scheduled to vest in three installments of 40%, 30% and 30% on July 27, 2012, July 27, 2013 and July 27, 2014, respectively.
i)	Vested as to one-third on March 27, 2012 and scheduled to vest as to one-third on each of March 27, 2013 and March 27, 2014.
j)	Vested as to 40% on March 27, 2012 and scheduled to vest as to 30% on each of March 27, 2013 and March 27, 2014.
k)	Vested on April 6, 2012.
l)	Scheduled to vest on September 15, 2012.
m)	Scheduled to vest on December 3, 2012.

Option Exercises and Stock Vested Table

The following table presents, for each of the Named Executive Officers, the number of CTI common shares acquired upon the vesting of DSU awards during the fiscal year ended January 31, 2012, and the value realized upon the vesting of such awards. For purposes of the table, the value realized is based upon the closing market price of CTI common shares on the vesting date.

As a result of the delinquency in the filing of periodic reports, CTI was ineligible to use registration statements on Form S-8 and, to ensure CTI did not violate the federal securities laws, in April 2006, CTI prohibited any exercise of stock options by employees, including the Named Executive Officers, until October 2011, the date CTI filed all periodic reports required in a 12-month period and had an effective registration statement on Form S-8 on file with the SEC. No stock options were exercised by the Named Executive Officers in fiscal 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)
Charles Burdick	27,487	$188,561
Joel E. Legon	34,267	$233,976
Oded Golan	15,333	$113,464
Aharon Levy	—	$—
Gabriel Matsliach	12,000	$89,100
Andre Dahan(1)	619,490	$4,547,057

(1)	Represents the accelerated vesting of all outstanding unvested DSUs awarded to Mr. Dahan upon his resignation. These shares had a value of $7.34 per share (the closing market price of CTI common shares on February 25, 2011) and were delivered on September 6, 2011.

Pension Benefits

We and CTI did not sponsor any defined benefit pension or other actuarial plan for the Named Executive Officers during fiscal 2011.

Nonqualified Deferred Compensation

We and CTI did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for the Named Executive Officers during fiscal 2011.

Employment Agreements and Arrangements with Named Executive Officers

Mr. Burdick and Mr. Legon have entered into written employment agreements with CTI, while Mr. Golan has entered into a written employment agreement with Comverse Ltd. and Dr. Matsliach and Mr. Levy have entered into written employment agreements with Comverse. These agreements are described in this section. We are continuing to assess the treatment of employment agreements with the Named Executive Officers in connection with the share distribution. Once a final determination has been made, we will update this Information Statement to reflect that determination.

These agreements contain the terms of their employment, including base salary, annual cash incentive award opportunity, long-term equity incentive awards, perquisites, in-service benefits and post-employment benefits (other than for Mr. Burdick), and provide job security by specifying the reasons for which their employment may be terminated and providing them with certain severance payments and benefits (other than for Mr. Burdick) under certain circumstances.

These employment agreements (other than Mr. Burdick’s agreement) protect the interests of CTI, Comverse Ltd. and Comverse, as applicable, in the event of a termination of employment by stipulating the rights and responsibilities of the parties and prohibiting these individuals from engaging in certain specific harmful activities, including engaging directly or indirectly in competitive activities, from recruiting or soliciting any officer or employee, from diverting customers to a competitor or from disclosing confidential information or business practices.

The following narrative summarizes the material terms and conditions of these employment agreements. Each of these agreements (other than Mr. Burdick’s agreement) includes provisions relating to specific payments and benefits in the event of the Named Executive Officer’s termination of employment under specified circumstances, including following a change in control of CTI. For a summary of the material terms and conditions of these provisions, an estimate of the potential payments and benefits payable to the Named Executive Officers and the actual payments and benefits paid to Mr. Dahan upon his termination of employment, see “—Potential Payments upon Termination or upon Change in Control.” In connection with the share distribution, we are continuing to develop our policy for severance payments and benefits, including following a change in control of Comverse. Once a final determination is made, we will update this Information Statement to reflect that determination.

Current Named Executive Officers

Charles Burdick

Mr. Burdick, who became CTI’s Executive Chairman and Chief Executive Officer and our President and Chief Executive Officer effective March 4, 2011, has an employment agreement with CTI. Effective May 21, 2012, Mr. Burdick was replaced as our President and Chief Executive Officer by Mr. Tartavull. Following the share distribution, Mr. Burdick will not serve as one of our Named Executive Officers, but he will continue to serve as Executive Chairman and Chief Executive Officer of CTI and we expect him to serve as one of our directors. The agreement provides that such employment is terminable at will by either CTI or Mr. Burdick. Pursuant to the agreement, Mr. Burdick’s initial base salary was at a rate of $700,000 per annum. He is eligible to receive an annual cash incentive award, with the target annual incentive award opportunity equal to $700,000, pro-rated for his tenure as Executive Chairman and Chief Executive Officer (the payment of which will depend on the achievement of metrics to be determined by the Board or its Compensation and Leadership Committee), and to participate in any plan or arrangement (other than severance plans or arrangements) offered from time to time to other similarly situated executive officers. In addition, Mr. Burdick was based in London, United Kingdom, but traveled between London and New York, New York, Tel Aviv, Israel or as otherwise required and was entitled to the reimbursement of reasonable business expenses for such travel and related lodging.

During his period of service as Executive Chairman and Chief Executive Officer, Mr. Burdick is also entitled to receive equity awards in the form of DSUs under CTI’s stock incentive plans for a number of CTI common shares equal to a value of $400,000 per quarter (with the number of DSUs to be awarded to be based upon the closing price per CTI common share on the last trading day of each fiscal quarter and with the DSUs to be issued quarterly in arrears and prorated for any partial quarters); provided that for the period March 4, 2011 through December 31, 2011, the value of the common shares underlying DSUs to be granted will be reduced by $52,500 per quarter to offset the value of DSUs awarded to Mr. Burdick on December 2, 2010 for his service as a director and non-executive Chairman of the Board during calendar year 2011. Such DSUs will vest on the first anniversary of the date of grant, subject to acceleration in certain circumstances. Shares underlying such DSUs will be delivered on the first anniversary of the date of grant. In accordance with Mr. Burdick’s employment agreement, on April 29, 2011, CTI granted to Mr. Burdick a DSU award covering 29,719 CTI common shares, which in accordance with its terms vested in its entirety on the first anniversary of the date of grant.

Mr. Burdick’s employment agreement was amended on July 27, 2011. Mr. Burdick’s amended employment agreement provides that, in place of the future awards of DSUs to which Mr. Burdick was entitled, Mr. Burdick received for his service as Executive Chairman and Chief Executive Officer for the remainder of fiscal 2011, a

DSU award covering CTI common shares having a market value of $1,060,000 as of the close of business on July 27, 2011 (140,397 shares), with such shares to vest and be delivered on the first anniversary of the date of grant. For the period from and after February 1, 2012, Mr. Burdick will be entitled to receive, consistent with the terms of original employment agreement, grants of DSU awards under CTI’s stock incentive plans covering CTI common shares equal to the value of $400,000 per quarter (with the number of DSUs to be awarded to be based on the closing price per share of CTI’s common stock on the last trading day of each fiscal quarter), with such DSU awards to be issued quarterly in arrears and prorated for any partial quarters.

In addition, pursuant to the July 27, 2011 amended employment letter, if Mr. Burdick’s employment is terminated by CTI without cause in connection with or within one year after a change in control of CTI, Mr. Burdick will be entitled to a pro rata share of his on-target bonus opportunity for the fiscal year in which such termination occurs based on the number of days employed during such year to the extent that the bonus with respect to such fiscal year has not been paid.

Mr. Burdick’s employment agreement was also amended on November 17, 2011. Mr. Burdick’s amended employment agreement provides for an increase in his base salary to $820,000 per annum and an increase in his target incentive award opportunity to $730,000. Furthermore, his target incentive award opportunity for each future fiscal year will be equal to his earned annual base salary for such fiscal year. In addition, pursuant to the amendment, Mr. Burdick agreed to change his location to the New York City offices so long as circumstances require but not to exceed a period of twelve consecutive months commencing December 1, 2011. In conjunction with this change in location, Mr. Burdick is entitled to receive benefits under CTI’s short-term international assignment policy for the duration of the assignment.

Joel Legon

Mr. Legon’s employment agreement with us was executed on February 13, 2009 and sets forth his initial base salary, target bonus opportunity, certain severance provisions and reimbursement of relocation-related services in an amount up to $80,000. The agreement was amended on March 29, 2010 to reflect his relocation to Comverse’s offices at Wakefield, Massachusetts effective March 1, 2010 and one-time relocation bonus of $30,000 in connection therewith and was further amended on October 12, 2010 to reflect the increase in his base salary, increases in his target and maximum bonus opportunity and certain severance provisions approved by the CTI Board on October 10, 2010. Mr. Legon’s base salary was increased to $400,000. During the term of his employment, Mr. Legon is also eligible to receive an annual additional supplemental payment to cover perquisites of $14,000, payable as additional base salary. The agreement also provides that Mr. Legon is eligible to receive an annual cash incentive award, with the target annual incentive award opportunity equal to $200,000, subject to a maximum of $300,000. The actual amount of any annual cash incentive award would be determined based upon the level of achievement of certain performance objectives, as developed by the Chief Executive Officer.

Pursuant to his agreement, management recommended that Mr. Legon receive a DSU award in connection with his initial employment covering 20,000 CTI common shares. This DSU award, which was granted on March 12, 2009, vested as to one-third (1/3) on the first, second and third anniversaries of February 23, 2009, Mr. Legon’s employment start date. In addition, during the term of his employment, Mr. Legon is eligible to receive equity-based awards under the CTI stock incentive plans based on his performance and that of CTI. Following the share distribution, it is expected that Mr. Legon’s DSU awards will be converted into awards of our DSUs as described more fully in “The Share Distribution—Treatment of Stock-Based Compensation.” In addition, Mr. Legon will be eligible to receive future equity-based awards under Comverse’s stock incentive plan.

Oded Golan

Mr. Golan has an employment agreement with Comverse Ltd. and is based in Tel Aviv, Israel. This agreement was executed on June 15, 2010 and is for a term of twelve months, provided, that the term may be extended for an additional twelve month period by Comverse Ltd. Mr. Golan’s employment agreement sets forth his initial base salary of $275,000, annual target incentive award opportunity of $180,000, subject to a maximum of $300,000, and certain severance provisions. The actual amount of any annual incentive award would be determined based upon the level of achievement of certain performance objectives, as developed by Comverse Ltd. Mr. Golan is eligible to participate in all of the employee welfare and pension benefit plans, programs and arrangements that CTI makes available to its senior-level executives, and to participate in the fringe benefit programs applicable to senior-level executives (if any) and to be reimbursed for reasonable business expenses. In addition, Mr. Golan was entitled to be reimbursed for up to $5,000 of his reasonable legal fees and expenses incurred in connection with negotiating and executing his employment agreement.

Pursuant to his agreement, management recommended that Mr. Golan receive a DSU award in connection with his initial employment covering 30,000 CTI common shares and a special one-time grant covering an additional 10,000 CTI’s common shares. The initial DSU award, which was granted on September 1, 2010, vested as to 40% on the first anniversary of June 27, 2010, Mr. Golan’s employment start date and will vest and be delivered as to 30% on the second and third anniversaries of June 27, 2010. The special DSU award, which was also granted on September 1, 2010, vested as to one-third (1/3) on the first anniversary of June 27, 2010 and will vest as to an additional one-third (1/3) on each of the second and third anniversaries of June 27, 2010. The vesting of these awards is contingent upon Mr. Golan’s continued employment with Comverse and is subject to acceleration under certain circumstances. In addition, during the term of his employment, Mr. Golan is eligible to receive equity-based awards under the CTI stock incentive plans based on his performance and that of Comverse. Following the share distribution, it is expected that Mr. Golan’s DSU awards will be converted into awards of our DSUs as described more fully in “The Share Distribution—Treatment of Stock-Based Compensation.” In addition, Mr. Golan will be eligible to receive future equity-based awards under Comverse’s stock incentive plan.

On March 3, 2011, Mr. Golan’s employment agreement was amended to reflect an increase in his base salary to $320,000, an increase in his annual target incentive award opportunity to $220,000, subject to a maximum of $440,000, and changes to certain severance provisions. In addition, Mr. Golan’s employment agreement was further amended on September 22, 2011 to reflect a change in title from Senior Vice President, Business Transformation to Senior Vice President, Chief Operating Officer, effective July 2011, and his employment will now continue until termination of employment.

On March 29, 2012, Mr. Golan’s employment agreement was amended to reflect an increase in his base salary to $400,000, an increase in his annual target incentive award opportunity to $300,000, subject to a maximum of $600,000 in recognition of his promotion to Senior Vice President, Chief Operating Officer and the assumption of expanded responsibilities.

Aharon Levy

Mr. Levy initially had an employment agreement with Comverse Ltd. and was based in Tel Aviv, Israel. Mr. Levy’s agreement was executed on March 6, 2011 and sets forth his initial base salary of $320,000, annual target incentive award opportunity of $250,000, subject to a maximum of $500,000, and certain severance provisions. The actual amount of any annual target incentive award would be determined based upon the level of achievement of certain performance objectives, as developed by Comverse Ltd. Mr. Levy received a DSU award in connection with his initial employment covering 70,000 CTI common shares and a special one-time DSU award covering an additional 30,000 CTI common shares. These DSU awards, which were granted on March 27, 2011, vested as to 40% and one-third (1/3), respectively, on the first anniversary of March 27, 2011 and will vest as to an additional 30% and one-third (1/3), respectively, on each of the second and third anniversaries of March 27, 2011. The vesting of these awards is contingent upon Mr. Levy’s continued employment with Comverse and is subject to acceleration under certain circumstances. Following the share distribution, it is expected that Mr. Levy’s DSU awards will be converted into awards of our DSUs as described more fully in “The Share Distribution—Treatment of Stock-Based Compensation.”

On January 3, 2012, Mr. Levy was relocated to the United States. As part of this relocation, Mr. Levy executed a new employment agreement with Comverse, Inc. which supersedes the terms of his employment agreement dated March 6, 2011 with us. This new agreement sets forth Mr. Levy’s base salary of $350,000, annual target incentive award opportunity of $250,000, subject to a maximum of $500,000, and certain severance provisions. The actual amount of annual incentive award would be determined based upon the level of achievement of certain performance objectives; provided, however, that for the fiscal year 2011, Mr. Levy’s annual incentive award would not be less than $100,000. In addition, during the term of his employment, Mr. Levy is eligible to receive equity-based awards under the CTI stock incentive plans based on his performance and that of ours. In addition, Mr. Levy will be eligible to receive future equity-based awards under our stock incentive plan.

In conjunction with Mr. Levy’s relocation to the United States, Comverse. paid for certain relocation services up to an amount of $50,000 and following the completion of twelve months after his relocation and once in every twelve month period thereafter, Mr. Levy, and his family members are entitled to round-trip airfares to Israel. In addition, for the first six months of his employment, Mr. Levy is entitled to be reimbursed by us. for housing, lodging and car expenses of up to $3,000 per month. In the event of voluntary termination or termination for cause within one year from January 3, 2012, Mr. Levy is required to re-pay the costs of all relocation services and other costs directly associated with his relocation, paid for or reimbursed by us. Furthermore, Mr. Levy was entitled to receive payment for unused vacation days and all amounts accumulated under his employee benefits plan pursuant to his March 6, 2011 employment agreement with Comverse Ltd. In addition, Mr. Levy was entitled to be reimbursed for up to $5,000 of his reasonable legal fees and expenses incurred in connection with negotiating and executing his employment agreement.

Mr. Levy is eligible to participate in all of the employee welfare and pension benefit plans, programs and arrangements that are made available to senior-level executives, and to participate in the fringe benefit programs applicable to senior-level executives (if any) and to be reimbursed for reasonable business expenses.

Gabriel Matsliach

Dr. Matsliach’s employment agreement with us provides the initial annual base salary of Dr. Matsliach, and contemplates that this base salary will be reviewed at least annually and may be increased by the CTI Compensation Committee or the Board and may be decreased under certain circumstances as specified in his agreement. The agreement also provides that Dr. Matsliach is eligible to receive an annual cash incentive award, with the target annual incentive award opportunity equal to 100% of his base salary, subject to a maximum of 200% of his base salary. The actual amount of any annual cash incentive award would be determined based upon the level of achievement of certain performance objectives, as developed by the Chief Executive Officer. During the term of his employment, Dr. Matsliach is eligible to participate in the long-term incentive compensation plans, programs and arrangements, including equity-based plans, applicable to senior-level executives. In addition, Dr. Matsliach is eligible to receive equity-based awards at a level commensurate with his positions when other senior-level executives received such awards. Further, Dr. Matsliach is eligible to participate in all of the employee welfare and pension benefit plans, programs and arrangements that are made available to senior-level executives, to participate in the fringe benefit programs applicable to senior-level executives (if any) and to be reimbursed for reasonable business expenses. In addition, Dr. Matsliach was entitled to be reimbursed for up to $10,000 of his reasonable legal fees and expenses incurred in connection with negotiating and executing his employment agreement.

On March 30, 2011, Dr. Matsliach’s employment agreement was amended to provide that Dr. Matsliach is entitled to retention payments of $160,000 on each of June 3, 2011 and September 2, 2011, unless Dr. Matsliach terminates his employment without good reason or his employment is terminated by Comverse for cause. Dr. Matsliach’s employment agreement was further amended to provide that if his employment was terminated by us. without cause prior to September 1, 2012 other than a termination in connection with a change in control on or after October 1, 2011, the amount of certain severance payments that would otherwise be made to him pursuant to his employment agreement (as discussed below) would be reduced by the amount of the retention payments made on or prior to the date of termination. In addition, Dr. Matsliach was entitled to be reimbursed for up to $5,000 of his reasonable legal fees and expenses incurred in connection with negotiating and executing his amended employment agreement.

Other Provisions Applicable to Employment Agreements

The agreements impose certain obligations on each of Messrs. Legon, Golan and Levy and Dr. Matsliach with respect to maintaining confidential information (both during their employment and following termination of employment), and contain an assignment of intellectual property rights provision and non-solicitation provisions applicable during their employment and for a one-year period following termination of employment. In addition, Messrs. Legon, Golan and Levy and Dr. Matsliach’s agreements impose upon each executive certain non-competition provisions applicable during his employment and for a one-year period following termination of employment.

Former Executive Officer

Mr. Dahan had an employment agreement providing for his employment with CTI. Mr. Dahan resigned from his positions as CTI’s President and Chief Executive Officer of CTI and Comverse and terminated his employment with CTI effective March 4, 2011.

On February 25, 2011, CTI and Mr. Dahan entered into a Separation and Consulting Agreement (referred to as the Separation Agreement), pursuant to which, by mutual agreement, Mr. Dahan agreed to (i) resign as President and Chief Executive Officer and as a member of the Board of Directors of CTI and each of its subsidiaries effective March 4, 2011 (or the Separation Date) and (ii) serve as a consultant for a period of 90 days from the Separation Date (or the Consulting Period).

Employment Agreement with New Chief Executive Officer of Comverse

We and CTI entered into an employment agreement with Mr. Tartavull pursuant to which he will serve as our Chief Executive Officer commencing on May 21, 2012 and continuing for a term of three years. Pursuant to the terms of the employment agreement, Mr. Tartavull receives an annual base salary of $700,000, subject to increase at the discretion of the Compensation and Leadership Committee of our Board, and will be eligible to receive an annual performance-based cash bonus in a target amount equal to 100% of his base salary and a maximum of 200% of his base salary.

Upon commencing employment, Mr. Tartavull received (i) an RSU award for 131,441 CTI common shares, which shares will vest and be delivered in three equal annual installments commencing May 21, 2013, and (ii) stock options to purchase 788,644 CTI common shares at the price of such common shares at the close of business on May 21, 2012, which options will vest in three equal annual installments commencing May 21, 2013 and will expire on May 21, 2022, subject to his continuing employment on each vesting date. During the term of employment, Mr. Tartavull will also be eligible to receive subsequent equity awards consistent with those provided to our other senior executives. Mr. Tartavull will also be eligible to participate in any benefit plans, including medical, disability and life insurance, offered by CTI on the same basis as those generally made available to other senior executives at CTI. Following the share distribution, it is expected that Mr. Tartavull’s RSU awards and stock options will be converted into awards of our RSU and stock options as described more fully in “The Share Distribution—Treatment of Stock-Based Compensation.” In addition, Mr. Tartavull will be eligible to receive future equity-based awards under our stock incentive plan.

If Mr. Tartavull’s employment is terminated by us without “cause” or he resigns for “good reason” (each as defined in the employment agreement), subject to his execution of a release of claims against us, he will be entitled to receive any accrued but unpaid base salary, a lump sum severance payment equal to two times his annual base salary then in effect, any earned but not yet paid cash bonus for a fiscal year ending prior to the date of termination, a pro-rata cash bonus for the fiscal year in which the termination occurs based on actual performance, and a lump sum payment equal to 24 months of the COBRA continuation coverage premium as if he were still an active employee. In addition, if Mr. Tartavull’s employment is terminated by us without cause, he will be entitled to immediate vesting of any portion of the equity awards described above that would have vested during the one year period following termination had he continued to be employed, or, if Mr. Tartavull resigns for good reason, he will be entitled to immediate vesting in full of such awards. If such termination occurs either prior to, but in contemplation of, a “change of control” (as defined in the employment agreement), or within 24 months following a change of control, the severance payment amount will be increased to 150% of the sum of his annual base salary and target cash bonus and the equity awards will vest in full.

Mr. Tartavull will be entitled to be reimbursed for reasonable business expenses and for reasonable legal fees and expenses up to $25,000 incurred in connection with the negotiation and execution of his employment agreement.

Mr. Tartavull is subject to ongoing covenants not to disparage us or disclose its confidential information and to assign to us all intellectual property created during employment. During employment and for one year thereafter, he is required not to compete with us or solicit its employees, consultants, customers or clients.

Potential Payments upon Termination or upon Change in Control

Prior to the share distribution, each of the Named Executive Officers (other than Mr. Burdick) was eligible to receive certain severance payments and benefits in connection with his termination of employment under various circumstances, including following a change in control of CTI. For a summary of the material terms and conditions of the employment agreements that govern the disposition of these payments and benefits for the Named Executive Officers, see “—Employment Agreements and Arrangements with Named Executive Officers.” For a summary of the material terms and conditions of CTI’s Executive Severance Protection Plan, which governs the disposition of payments and benefits for Messrs. Legon, Golan and Levy and Dr. Matsliach, see below.

The following summarizes the estimated potential severance payments and benefits payable to each Named Executive Officer in the event of termination of his employment as of January 31, 2012 pursuant to his individual employment agreement or the Executive Severance Protection Plan, as applicable, and the actual payments and benefits, if any, paid or provided to Mr. Dahan upon termination of employment, are described below. We are continuing to assess our employment agreements with the Named Executive Officers and our policy related to potential payments upon termination or upon our change in control. We expect to implement similar severance arrangements after the share distribution. Once a final determination is made, we will update this Information Statement to reflect that determination.

The actual amounts that would be paid or distributed to the Named Executive Officers as a result of one of the termination events occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the Named Executive Officer’s base salary and the market price of our common shares. In addition, although CTI, Comverse Ltd. or Comverse, as applicable, has entered into individual employment agreements providing severance payments and benefits to the Named Executive Officers in connection with a termination of employment under particular circumstances, CTI, Comverse Ltd. or Comverse, as applicable, may mutually agree with the Named Executive Officers on severance terms that vary from those provided in the pre-existing agreements. Finally, in addition to the amounts presented below, each Named Executive Officer would also receive any DSUs that vested on or before his termination date and would be able to exercise any vested stock options that he held as of his termination date. For more information about the Named Executive Officers outstanding equity awards as of January 31, 2012, see “—Outstanding Equity Awards At Fiscal Year-End Table.”

In addition to the severance payments and benefits described in the Named Executive Officers’ individual employment agreements, these executives are eligible to receive any benefits accrued under broad-based benefit plans, such as disability benefits and accrued vacation pay, in accordance with those plans and policies.

Each of the Named Executive Officers, other than Mr. Burdick, is subject to compliance with certain restrictive covenants set forth in his individual employment agreement that continue following his termination of employment. Generally, these covenants prohibit the Named Executive Officers from disclosing proprietary or confidential information, developing certain intellectual property rights following termination of their employment and from competing with CTI for a certain period after termination of their employment. Each of the Named Executive Officers, other than Mr. Burdick, is prohibited for one year after termination of his employment from soliciting any of CTI’s employees to leave employment or any of its customers or suppliers to do business with any of its competitors.

Named Executive Officers

Under their employment agreements, the Named Executive Officers are eligible to receive certain severance payments and benefits in the event their employment is terminated under various circumstances, including following a change in control of CTI, as follows:

Termination Upon Death or Disability

In the event of a termination of employment and service as a director due to death or disability, Mr. Burdick will be entitled to receive immediate vesting of all of his outstanding DSU awards.

In the event of a termination of employment due to death or disability, Mr. Golan will be entitled to receive his earned but unpaid annual incentive award for the immediately preceding fiscal year and other benefits, if any, as may be provided under applicable plans, programs and arrangements of Comverse Ltd.

In the event of a termination of employment due to death or disability, Dr. Matsliach will be entitled to receive his earned but unpaid base salary, earned but unpaid annual incentive award and such other and additional benefits, if any, as may be provided under applicable plans, programs and arrangements of Comverse.

Termination for Cause, Without Good Reason or by Executive Nonrenewal

In the event of a termination of employment by CTI for cause or voluntarily by Mr. Burdick, all of Mr. Burdick’s unvested DSU awards shall be immediately forfeited as of the termination date.

In the event of a termination of employment by us for cause or by Dr. Matsliach without good reason, Dr. Matsliach will be entitled to receive his earned but unpaid base salary, earned but unpaid annual incentive award and such other and additional benefits, if any, as may be provided under applicable plans, programs and arrangements of us.

In the event of a termination of employment by CTI for cause or voluntarily by Mr. Legon, Mr. Legon will be entitled to receive his earned but unpaid base salary, earned but unpaid annual incentive award and such other and additional benefits, if any, as may be provided under applicable plans, programs and arrangements of us.

In the event of termination of employment by us for cause or by Mr. Levy without good reason within one year from his relocation to the United States, effective January 3, 2012, Mr. Levy will be required to repay the costs of all relocation services provided to him.

Termination Without Cause, for Good Reason or by Company Nonrenewal

Pursuant to the amendment to his employment agreement, dated October 12, 2011, in the event of a termination of employment by CTI without cause or by Mr. Legon for good reason, Mr. Legon will be entitled to receive a payment equal to (i) 50% of his base salary in effect immediately prior to the termination date and (ii) 50% of his target annual incentive award, regardless of any performance requirements.

In the event of a termination of employment by Comverse Ltd. without cause or by Mr. Golan for good reason, Mr. Golan will be entitled to receive the following payments and benefits:

•	any annual bonus earned, but unpaid, as of the termination date for the immediately preceding fiscal year;

•	75% of his target annual incentive award, regardless of any performance requirements;

•	such other or additional benefits, if any, as may be provided under applicable plans, programs and arrangements of Comverse Ltd.; and

•	earned, but unpaid, vacation days.

In the event of a termination of employment by us without cause, Mr. Levy will be entitled to receive the following payments and benefits:

•	a lump sum payment equal to the sum of 50% of his annual base salary and target annual incentive award;

•

the amount, to the extent not previously paid by Comverse Ltd. and to the extent that he did not receive from his employer prior to Comverse Ltd., he is entitled to upon termination (equal to one month of base salary for each month of prior service), up to an amount not to exceed NIS 230,000 (approximately USD $61,000); and

•	any annual bonus earned, but unpaid, as of the termination date for the immediately preceding fiscal year.

In the event of a termination of employment by us without cause or by Dr. Matsliach for good reason, Dr. Matsliach will be entitled to receive the following benefits and payments:

•	his earned, but unpaid, base salary and earned, but unpaid annual incentive award for the immediately preceding fiscal year;

•

100% of his base salary in effect immediately prior to the termination date and 100% of his target annual incentive award, regardless of any performance requirements; provided, however, that if the termination of employment is by Dr. Matsliach for good reason, the applicable percentages for the calculation of this payment will be reduced from 100% to 50%; and

•	such other or additional benefits, if any, as may be provided under applicable plans, programs and arrangements.

In addition to the foregoing and pursuant to his employment agreement dated June 1, 2010, Dr. Matsliach will be entitled to a payment equal to (i) 100% of his base salary in effect immediately prior to the termination date and (ii) 100% of his target annual incentive award, regardless of any performance requirements; provided, however, that if the termination of employment is by Dr. Matsliach for good reason, the applicable percentages for the calculation of this payment will be reduced from 100% to 50%.

Termination in Connection With or Following a Change in Control of CTI Prior to Share Distribution

In the event Mr. Burdick’s employment is terminated without cause in connection with or within one year after a change in control of CTI, Mr. Burdick will be entitled to a pro-rata share of his annual target incentive award opportunity for the fiscal year in which such termination occurs to the extent that the award with respect to such fiscal year has not yet been paid.

In the case of Dr. Matsliach, in the case of a change in control of CTI, in the event that he were to receive any payment or benefit that would be subject to the excise tax imposed by Section 4999 of the Code, or any related interest or penalties, then, under the terms of his employment arrangements, he would be entitled to receive such payments and benefits either in full or in such lesser amount which would result in no portion of such payments or benefits being subject to such excise taxes; whichever of the foregoing amounts, taking into account such excise taxes, results in his receipt on an after-tax basis of the greatest amount of benefits, notwithstanding that all or a portion of such payments and benefits may be taxable under Section 4999 of the Code.

Executive Severance Protection Plan

The Executive Severance Protection Plan provides for the payment of severance and other benefits to designated executives of CTI and its subsidiaries and affiliates in the event of their termination of employment in certain situations upon, following or in connection with a change in control of CTI (as defined in the plan). On November 11, 2008, the plan was amended by the CTI Compensation Committee to change certain provisions, including the potential payout formulas, to comply with the requirements of Sections 162(m) and 409A of the Code, and to make certain other changes involving the administration of the plan. Pursuant to the current terms of the plan, upon the execution of an appropriate release of claims against us and the continued obligations under certain restrictive covenants regarding confidentiality, non-competition and non-solicitation, an eligible executive would be entitled to receive:

•

a cash severance payment consisting of a percentage of his base salary, a percentage of his target bonus and a pro rata portion of the actual bonus that he would have earned for the period during which he provides services during the year of termination;

•

continued medical, dental and life insurance benefits at the same benefit level as provided immediately prior to the change in control and at the same cost as is generally provided to active employees for the period of time set forth in the Plan Notification;

•	accrued but unpaid base salary and bonus through the date of termination of employment;

•

reimbursement of unreimbursed expenses and such other compensation (including any stock options or other equity-related payments) and benefits, if any, to which the executive may be entitled from time to time pursuant to the terms and conditions of the employee compensation, incentive, equity, benefit or fringe benefit plans, policies or programs; and

•	accelerated vesting of any outstanding equity awards then held by the executive.

During fiscal 2011, Messrs. Legon, Golan and Levy and Dr. Matsliach were the only Named Executive Officers eligible to participate in the Executive Severance Protection Plan.

As of January 31, 2012, Messrs. Legon and Golan and Dr. Matsliach were entitled to participate at a level of 100% of base salary and target annual cash incentive award opportunity and Mr. Levy as entitled to participate at a level of 75% of base salary and target annual cash incentive award opportunity.

Potential Payments and Benefits

Upon Termination of Employment

or Change in Control of CTI Prior to the Share Distribution

The following table sets forth the potential (estimated) payments and benefits to which each Named Executive Officer would have been entitled assuming termination of his employment or a change in control of CTI as of January 31, 2012, as specified under his employment agreement.

Triggering Event(1)	Charles Burdick(3)	Joel E. Legon(4)	Oded Golan(5)	Aharon Levy(6)	Gabriel Matsliach(7)(8)
Termination Upon Death or Disability
Base Salary	$—	$—	$—	$—	$—
Annual Incentive Award(2)	$—	$—	$—	$—	$—
Accelerated Vesting of DSU Awards	$1,071,731	$—	$—	$—	$—
Severance Payment	$—	$—	$—	$—	$—
Health Benefit Payments	$—	$—	$—	$—	$—
TOTAL	$1,071,731	$—	$—	$—	$—
Termination Without Cause, for Good Reason or Company Nonrenewal
Base Salary	$—	$—	$—	$—	$—
Annual Incentive Award(2)	$—	$—	$—	$—	$—
Accelerated Vesting of DSU Awards	$—	$—	$—	$—	$—
Severance Payment	$—	$300,000	$405,000	$300,000	$640,000
Health Benefit Payments	$—	$4,137	$—	$2,890	$16,892
TOTAL	$—	$304,137	$405,000	$302,890	$656,892
Termination in Connection With Change in Control
Base Salary	$—	$—	$—	$—	$—
Annual Incentive Award(2)	$730,000	$200,000	$220,000	$250,000	$320,000
Accelerated Vesting of DSU Awards	$1,071,731	$554,816	$785,402	$630,000	$693,000
Severance Payment	$—	$600,000	$540,000	$450,000	$640,000
Health Care Benefits	$—	$16,489	$—	$4,302	$16,892
TOTAL	$1,801,731	$1,371,305	$1,545,402	$1,334,302	$1,669,892

(1)	Assumes the date of termination of employment was January 31, 2012 and that the market price of CTI common shares on January 31, 2012 (the last trading day of the fiscal year) was $6.30 per share (the closing market price of CTI common shares as quoted on the NASDAQ Global Select Market).
(2)	For purposes of these estimates, the pro rata portion of the actual annual cash incentive award payable assumes on-target achievement of the performance goals established for the Named Executive Officer for fiscal 2011 and payment of 100% of the target annual cash incentive award opportunity to each Named Executive Officer.
(3)	For the purpose of these estimates, Mr. Burdick’s compensation is as follows: current base salary equal to $820,000, a targeted annual cash incentive award opportunity equal to $730,000 and outstanding unvested DSU awards covering 170,116 CTI common shares.
(4)	For the purposes of these estimates, Mr. Legon’s compensation is as follows: current base salary equal to $400,000, a targeted annual cash incentive award opportunity equal to $200,000 and outstanding unvested DSU awards covering 88,067 CTI common shares.

(5)	For the purpose of these estimates, Mr. Golan’s compensation is as follows: current base salary equal to $320,000, a targeted annual cash incentive award opportunity equal to $220,000 and outstanding unvested DSU awards covering 124,666 CTI common shares. Upon termination of employment other than in connection with a change in control of CTI or other than for cause, Mr. Golan remains an employee of Comverse Ltd. until the ninth month anniversary of the notice of termination date and he is entitled to receive the release of all monies accrued in his managers insurance fund and advanced education fund deposited by him and Comverse Ltd. during his employment. These amounts are not included in the estimates reported in the foregoing table.
(6)	For the purpose of these estimates, Mr. Levy’s compensation is as follows: current base salary equal to $350,000, a targeted annual cash incentive award opportunity equal to $250,000 and outstanding unvested DSU awards covering 100,000 CTI common shares.
(7)	For the purpose of these estimates, Dr. Matsliach’s compensation is as follows: current base salary equal to $320,000, a targeted annual cash incentive award opportunity equal to $320,000 and outstanding unvested DSU awards covering 110,000 CTI common shares.
(8)	On March 30, 2011, Dr. Matsliach’s employment agreement was amended to provide for aggregate retention payments of $320,000 which were paid in equal installments on each of June 3, 2011 and September 2, 2011. In the event Dr. Matsliach’s employment is terminated by Comverse, Inc., without cause prior to September 1, 2012, this severance payment would be reduced by $320,000, the aggregate amount of the retention payments made prior to the date of termination.

Former Executive Officer

Termination Payments. Pursuant to the Separation Agreement, Mr. Dahan agreed to (i) resign as President and Chief Executive Officer and as a member of the CTI Board and each of its subsidiaries effective March 4, 2011 and (ii) serve as a consultant to CTI for a period of 90 days from March 4, 2011. In addition, pursuant to the Separation Agreement, upon execution of a release of claims against CTI, Mr. Dahan received the following severance payments and benefits (which had an approximate aggregate value of $9,607,822):

•	a cash payment of $800,000 representing the cash incentive award for fiscal 2010 in accordance with terms previously agreed with CTI after waiving any payments based on his individual performance;

•

a lump sum cash payment equal to the sum of (a) $1,500,000 (representing 150% of his annual base salary at its then-current rate) and (b) $1,500,000 (representing 150% of his target annual cash incentive award opportunity);

•	a lump sum payment of $128,000 with respect to 32 accrued but unused vacation days as of the effective date of termination;

•

medical, dental and life insurance coverage continuation for him and his covered beneficiaries under COBRA for a period of 18 months following the date of termination (which coverage cost an aggregate of $40,719); and

•

the delivery of CTI common shares underlying vested DSU awards that were subject to deferred delivery, which had a net value of $1,092,046 or $7.10 per share (the per share closing market price of CTI common shares on February 24, 2011, the delivery date) and the immediate vesting of all outstanding unvested DSUs awarded to Mr. Dahan, which had a value of $4,547,057 or $7.34 per share (the per share closing market price of CTI common shares on February 25, 2011). These shares were delivered on September 6, 2011 and the associated withholding taxes determined (net shares calculated) at such time.

CTI also paid an amount of $30,000 for reasonable attorneys’ fees and disbursements incurred by Mr. Dahan in connection with the negotiation of the Separation Agreement and related documents on April 15, 2011.

During the consulting period, Mr. Dahan had the duties, responsibilities and authority assigned to him by the Chairman and Chief Executive Officer, received a fee of $246,575, paid in six equal installments and was entitled to reimbursement of reasonable business expenses incurred in connection with the performance of these consulting services.

APPRAISAL RIGHTS

Holders of CTI common shares entitled to vote on the share distribution have rights to dissent from the share distribution and obtain the fair value of their CTI common shares in cash in accordance with the procedures established by New York law.

Sections 623 and 910 of the New York Business Corporation Law (or the NYBCL) provide that if the share distribution is completed, holders of CTI common shares entitled to vote on the share distribution who object to the share distribution in writing prior to the Special Meeting or at the Special Meeting, but before the vote and who follow the procedures specified in Section 623 (summarized below) will have the right to receive cash payment of the fair value of their CTI common shares. The express procedures of Section 623 must be followed precisely; if they are not, holders of CTI common shares will lose their right to dissent. As described more fully below, such “fair value” would potentially be determined in judicial proceedings, the result of which cannot be predicted. We cannot assure you that holders of CTI common shares exercising dissenters’ rights will receive consideration equal to or greater than the combined market prices of Comverse common stock and CTI common shares after the share distribution.

The statutory procedures outlined below are complex. What follows is a summary and is qualified in its entirety by reference to the full text of Section 623 and Section 910 of the NYBCL. Holders of CTI common shares wishing to exercise their dissenters’ rights should consult their own legal advisors to ensure that they fully and properly comply with the requirements of New York law.

Any holder of CTI common shares who is entitled to vote on the share distribution will have the right to receive cash payment of the fair value of his or her CTI common shares and the other rights and benefits provided in Section 623 if such shareholder:

•

files with CTI a written objection to the share distribution prior to the vote by the CTI shareholders on the share distribution. The written objection must include: (1) notice of the shareholder’s election to dissent; (2) the shareholder’s name and residence address; (3) the number of CTI common shares as to which the shareholder dissents; and (4) a demand for payment of the fair value of such CTI common shares if the share distribution is completed; and

•	does not vote in favor of the share distribution.

A vote against the share distribution will not satisfy the requirement of filing a written objection. Failure to vote against the share distribution will not waive the right of a holder of CTI common shares to receive payment if such holder has filed a written objection in accordance with Section 623 and has not voted in favor of the share distribution. If a holder of CTI common shares abstains from voting on the share distribution, this will not waive his or her dissenters’ rights so long as the appropriate written objection to the share distribution is properly and timely filed. Since a proxy left blank will be voted for the share distribution, any holder of CTI common shares who wishes to exercise his or her dissenters’ rights must either vote against the share distribution or abstain. Written objection prior to the vote by the CTI shareholders on the share distribution may not be required from any holder of CTI common shares to whom CTI did not give proper notice of the Special Meeting.

A holder of CTI common shares may not dissent as to less than all CTI common shares held of record by him or her that he or she owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner of CTI common shares as to less than all CTI common shares of such owner held of record by the nominee or fiduciary.

All written objections to the share distribution and notices of election to dissent should be addressed to:

Comverse Technology, Inc.

810 Seventh Avenue

New York, New York 10019

Attention: Chairman

If the share distribution is approved by CTI’s shareholders, within 10 days after such action CTI will give written notice of such approval by registered mail to each holder of CTI common shares who filed a timely written objection, except for any holder of CTI common shares who voted in favor of the share distribution. Any holder of CTI common shares from whom objection was not required and who elects to dissent must file with CTI, within 20 days after the giving of notice to him or her, a written notice of election to dissent, stating his or her name and residence address, the number of CTI common shares as to which he or she dissents and a demand for payment of the fair value for his or her CTI common shares.

Either at the time of filing of the notice of election to dissent or within one month after the filing of the notice of election to dissent, a dissenting holder of CTI common shares must submit the certificates representing the dissenting CTI common shares to CTI, or to CTI’S transfer agent, which shall note conspicuously on the certificates that a notice of election has been filed and will then return such certificates to such holder. Any holder of CTI common shares who fails to submit his or her certificates for notation within one month after the filing of the notice of election to dissent shall, at the option of CTI upon written notice to such holder of CTI common shares within 45 days from the date of filing such notice of election to dissent, lose his or her dissenters’ rights unless a court, for good cause shown, otherwise directs.

Within 15 days after the expiration of the period within which holders of CTI common shares may file their notices of election to dissent, or within 15 days after the completion of the share distribution, whichever is later (but in no case later than 90 days after the CTI shareholders approve the share distribution), CTI will make a written offer by registered mail to each holder of CTI common shares who has filed a notice of election to pay for his or her dissenting shares at a specified price which CTI considers to be their fair value. If the share distribution has occurred, CTI must accompany the offer by an advance payment to each holder of CTI common shares who has submitted his or her share certificates to CTI of an amount equal to 80% of the amount of the offer or, if such holder has not submitted his or her share certificates, a statement that an advance payment equal to 80% of the offer will be made by CTI promptly upon submission of his or her certificates.

Acceptance of such payment does not constitute a waiver of any dissenter’s rights. The offer must be made at the same price per share to all the dissenting holders of CTI common shares. If, within 30 days after the making of an offer, CTI and any dissenting holder of CTI common shares agree on the price to be paid for dissenting shares, the balance of payment for such shares must be made within 60 days after the making of the offer or the completion of the share distribution, whichever is later, and upon surrender of the certificates representing such CTI common shares.

If CTI fails to make an offer to dissenting holders of CTI common shares within the 15-day period described above, or if it makes the offer and any dissenting holder of CTI common shares fails to agree with CTI within 30 days thereafter upon the price to be paid for his or her shares, CTI is required, within 20 days after the expiration of whichever is the applicable of the two periods, to institute a special proceeding in the Supreme Court of the State of New York in the judicial district required by New York corporate law to determine the rights of dissenting holders of CTI common shares and to fix the fair value of their CTI common shares. If CTI fails to institute a proceeding within the 20-day period, any dissenting holder of CTI common shares may institute a proceeding for the same purpose not later than 30 days after the expiration of the 20-day period. If a dissenting holder of CTI common shares does not institute a proceeding within the 30-day period, all dissenters’ rights are lost unless the court, for good cause shown, otherwise directs.

During each proceeding, the court will determine whether each dissenting holder of CTI common shares who has not agreed to an offer by CTI is entitled to receive payment for his or her shares and, if so, will fix the value of such shares as of the close of business on the day prior to the date the CTI shareholders voted to approve the share distribution, taking into consideration the nature of the transactions giving rise to the right of the holder of CTI common shares to receive payment for his or her dissenting shares and its effect on CTI and its shareholders, the concepts and methods then customary in relevant securities and financial markets for determining the fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the CTI common shares without a jury and without referral to an appraiser or referee. The court will also award interest on such amount to be paid from the date of the completion of the share distribution to the date of payment unless the court finds that the refusal by a holder of CTI common shares to accept CTI’s offer of payment was arbitrary, vexatious or otherwise not in good faith. Each party to such proceeding will bear its own costs and expenses unless the court finds the refusal of payment by the holders of CTI common shares arbitrary, vexatious or otherwise not in good faith, in which case CTI’s costs will be assessed against any or all dissenting holders of CTI common shares who are party to such proceeding. The court, in its discretion, may also apportion or assess any part of the costs of dissenting holders of CTI common shares against CTI if it finds that the fair value of the shares as determined materially exceeds the amount which CTI offered to pay, or that no offer or advance payment was made by CTI, or that CTI failed to institute such special proceeding within the specified period, or that the actions of CTI in complying with its obligations under Section 623 were arbitrary, vexatious or otherwise not in good faith. Within 60 days following the final determination of the applicable proceeding, CTI shall pay to each dissenting holder of CTI common shares the amount found to be due him or her upon the surrender by such holder of all certificates representing dissenting shares.

The enforcement by a holder of CTI common shares of his or her right to receive payment for shares in accordance with Section 623 excludes the enforcement by such holder of CTI common shares of any other right to which he or she might otherwise be entitled by virtue of his or her ownership of CTI common shares (unless such holder of CTI common shares withdraws his or her notice of election or the share distribution is abandoned), except that the holder of CTI common shares will retain the right to bring or maintain an appropriate action to obtain relief on the grounds that the share distribution will be or is unlawful or fraudulent as to him or her. A notice of election by a holder of CTI common shares may be withdrawn at any time prior to his or her acceptance in writing of an offer to purchase his or her dissenting CTI common shares by CTI, but no withdrawal may be made later than 60 days from the completion of the share distribution (unless CTI failed to make a timely offer) without the consent of CTI.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this Information Statement, all of the outstanding shares of our common stock are beneficially owned by CTI. After the share distribution, CTI will not own any shares of our common stock. The following table provides information with respect to the anticipated beneficial ownership of our common stock following the share distribution by:

•	each person who we believe (based on the assumptions described below) will beneficially own more than 5% of our outstanding shares of common stock;

•	each person we expect will be a director of ours following the share distribution;

•	each Named Executive Officer; and

•	all of our expected directors and executive officers following the share distribution as a group.

Except as otherwise noted below, we based the share amounts on each person’s beneficial ownership of CTI common shares on April 30, 2012, giving effect to a distribution ratio of one share of our common stock for every             CTI common shares held by such person (including shares held back by the distribution agent).

To the extent our directors and executive officers own CTI common shares at the record date of the share distribution, they will participate in the distribution on the same terms as other holders of CTI common shares.

Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities they hold.

Immediately following the share distribution, we estimate that             million shares of our common stock will be issued and outstanding, based on the number of CTI common shares expected to be outstanding as of the record date. The actual number of our outstanding shares of common stock following the share distribution will be determined on                     , the record date for the share distribution.

Name and Address(1)	Amount and Nature of Beneficial Ownership(2)		Percentage of Outstanding Shares(3)
Principal Shareholders:
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109		(4)	13.4%

Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210		(5)	7.6%

Artis Capital Management, L.P. Artis Capital Management, Inc. Stuart L. Peterson One Market Plaza Steuart Street Tower, Suite 2700 San Francisco, California 94105		(6)	6.7%

Soros Fund Management LLC and related parties 888 Seventh Avenue, 33rd Floor New York, New York 10106		(7)	6.7%

Expected or Potential Directors and Named Executive Officers:
Steven Andrews			—
Susan D. Bowick			*
James Budge			—
Charles J. Burdick			*
Doron Inbar			—
Philippe Tartavull			—
Mark C. Terrell			*
Joel E. Legon			*
Oded Golan		(8)	*
Aharon Levy			*
Gabriel Matsliach		(9)	*
Andre Dahan		(10)	*
All directors and executive officers as a group (14 individuals)(11)		(12)	*

*	Less than one percent.
(1)	Unless otherwise indicated, the address of each of the persons whose name appears in the table above, other than Messrs. Andrews, Budge and Inbar, is: c/o Comverse, Inc. 810 Seventh Avenue, New York, New York 10019. The address of Mr. Andrews is c/o AbbeyBarn Communications Limited, Old Abbey Barn, Turf House Lane, Bremhill, Calne, Wiltshire, UK SN11 9HG. The address of Mr. Budge is c/o Genesys Telecommunications Laboratories, 2001 Junipero Serra Blvd., Daly City, CA 94014. The address of Mr. Inbar is c/o Carmel Ventures, 12 Abba Even Avenue, Ackerstein Towers Bldg. D, Herzeliya 46120 Israel.
(2)	The information contained in the table above reflects “beneficial ownership” of common stock within the meaning of Rule 13d-3 under the Exchange Act. Beneficial ownership reflected in the table above includes shares (a) issuable upon the exercise of stock options that are exercisable within 60 days of April 30, 2012 and (b) deliverable in settlement of DSU awards within 60 days of April 30, 2012.
(3)	Shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of April 30, 2012 and shares of commons tock deliverable in settlement of DSU awards that are scheduled to vest within 60 days of April 30, 2012 are deemed outstanding for computing the ownership percentage of the person holding such stock options or DSU awards, as applicable, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages are based on the assumption that approximately shares of our common stock will be issued and outstanding after completion of the share distribution and the adjustment formulas approved by the CTI Board.
(4)

Reflects beneficial ownership as reported on a Schedule 13G/A filed with the SEC on February 14, 2012 by FMR LLC (or FMR 13G) and report sole voting power with respect to 339,486 CTI common shares and sole dispositive power with respect to 29,429,937 CTI common shares. The FMR 13G reported beneficial ownership of shares of common stock by Fidelity Management & Research

Company, Edward C. Johnson 3d, FMR LLC and Pyramis Global Advisors Trust Company. The voting and investment power of the various holders with respect to these shares of common stock is as set forth in the FMR 13G. The information in the table is based on the information contained in the FMR 13G and assumes that the aforesaid filer will own all such shares on the record date for the share distribution and receive one share of our common stock for every CTI common shares held on such date (including any shares held back by the distribution agent).
(5)	Reflects beneficial ownership as reported on a Schedule 13G/A filed with the SEC on February 14, 2012 by Wellington Management Company, LLP (or Wellington 13G). The Wellington 13G reports that Wellington Management Company, LLP has shared voting power and shared dispositive power with respect to 13,953,101 CTI common shares and 16,716,857 CTI common shares, respectively. The information in the table is based on the Wellington 13G and assumes that it will own all such shares on the record date for the share distribution and receive one share of our common stock for every CTI common shares held on such date (including any shares held back by the distribution agent).
(6)	Reflects beneficial ownership as reported on a Schedule 13G/A filed with the SEC on February 14, 2012 by Artis Capital Management, L.P. (or Artis 13G). The Artis 13G reports sole voting and dispositive power with respect to all of these shares of common stock. The information in the table is based on the information contained in the Artis 13G and assumes that the aforesaid filer will own all such shares on the record date for the share distribution and receive one share of our common stock for every CTI common shares held on such date (including any shares held back by the distribution agent).
(7)	Reflects beneficial ownership as reported on a Schedule 13G/A filed with the SEC on January 6, 2012 by Soros Fund Management LLC, George Soros, Robert Soros and Jonathan Soros (or Soros 13G). The Soros 13G reports that Soros Fund Management LLC, George Soros and Robert Soros share voting and dispositive power with respect to all of these shares. The information in the table is based on the information contained in the Soros 13G and assumes that the aforesaid filer will own all such shares on the record date for the share distribution and receive one share of our common stock for every CTI common shares held on such date (including any shares held back by the distribution agent).
(8)	Includes (i) shares of our common stock issuable upon exercise of stock options that are currently exercisable and options that are exercisable within 60 days of April 30, 2012 and (ii) shares of our common stock deliverable in settlement of DSU awards that are scheduled to vest within 60 days of April 30, 2012. See “The Share Distribution—Treatment of Stock-Based Awards—Restricted Stock Units (RSUs) and Deferred Stock Units (DSUs).”
(9)	Includes shares of our common stock issuable upon exercise of stock options that are currently exercisable.
(10)	Mr. Dahan resigned from his position as CTI President and Chief Executive Officer effective March 4, 2011 and served as a consultant until June 4, 2011. Therefore, CTI is unable to provide a current address or confirm Mr. Dahan’s beneficial ownership.
(11)	Includes (i) the following directors: Ms. Bowick, and Messrs. Andrews, Budge, Burdick, Inbar and Terrell and (ii) the following executive officers: Ms. Shah, Messrs. Bunyan, Golan, Koza, Legon, Levy and Tartavull, and Dr. Matsliach.
(12)	Includes (i) shares of our common stock issuable upon exercise of stock options that are currently exercisable and options that are exercisable within 60 days of April 30, 2012 and (ii) shares of our common stock deliverable in settlement of DSU awards scheduled to vest within 60 days of April 30, 2012. See “The Share Distribution—Treatment of Stock-Based Awards—Restricted Stock Units (RSUs) and Deferred Stock Units (DSUs).”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements between CTI and Comverse Relating to the Share Distribution

Following the share distribution, we and CTI will operate independently, and neither will have any ownership interest in the other. In order to govern certain ongoing relationships between CTI and Comverse after the share distribution and to provide mechanisms for an orderly transition, we and CTI intend to enter into agreements pursuant to which certain services and rights will be provided for following the share distribution, and CTI and Comverse will indemnify each other against certain liabilities arising from their respective businesses and the services that will be provided under such agreements. The following is a summary of the terms of the material agreements we expect to enter into with CTI.

Neither this summary nor the summary set forth in the CTI Proxy Statement purports to be complete and may not contain all of the information about these agreements that is important to you. These summaries are subject to, and qualified in their entirety by reference to, the agreements described below, the form of each of which will be an exhibit to the Form 10. You are encouraged to read each of these agreements carefully and in their entirety, as they are the primary legal documents governing the relationship between CTI and Comverse following the share distribution.

Except for matters covered by the Distribution Agreement, the Transition Services Agreement, the Tax Disaffiliation Agreement and the other agreements we intend to enter into with CTI in connection with the share distribution or other arm’s-length transactions entered into in the ordinary course of business, any and all agreements, arrangements, commitments and understandings, between us and our subsidiaries and other affiliates, on the one hand, and CTI and its subsidiaries and other affiliates, on the other hand, will terminate as of the distribution date of our common stock.

We do not expect that any material changes will be made to the Distribution Agreement or any of the ancillary agreements following distribution of the Information Statement. In the event, however, that any material change is made to the Distribution Agreement or any ancillary agreement following distribution of the Information Statement, the parties will disclose such change in accordance with applicable law, including for example, by mailing a supplement to shareholders or by filing a Form 8-K.

Distribution Agreement

We intend to enter into a Distribution Agreement with CTI before the payment of the share distribution to CTI’s shareholders. The Distribution Agreement will set forth our agreement with CTI regarding the principal transactions necessary to separate us from CTI. It also will set forth other agreements that govern certain aspects of our relationship with CTI after the completion of the share distribution.

In general, we will not make any representations or warranties regarding the transactions contemplated by the Distribution Agreement or the business, assets, liabilities, condition or prospects of CTI or Comverse. Except as expressly set forth in the Distribution Agreement or in any ancillary agreement, all assets will be transferred on an “as is,” “where is” basis.

Transfer of Assets and Assumptions of Liabilities. The Distribution Agreement will identify certain transfers of assets and assumptions of liabilities that are necessary in advance of the share distribution so that each of us and CTI retains the assets of, and the liabilities associated with, our respective businesses. The Distribution Agreement will also provide for the settlement or extinguishment of certain liabilities and other obligations between us and CTI.

Removal of Guarantees and Releases from Liabilities. The Distribution Agreement will provide for the removal of guarantees that are necessary in advance of the share distribution. The Distribution Agreement will also provide for the settlement or extinguishment of certain liabilities and other obligations between us and CTI.

Termination. The Distribution Agreement will provide that it may be terminated by CTI at any time prior to the share distribution by and in the sole discretion of CTI without the approval of us or the shareholders of CTI.

Release of Claims. We will agree to broad releases pursuant to which we will release CTI and its affiliates, successors and assigns from, and indemnify and hold harmless all such persons against and from, any claims against any of them that arise out of or relate to the management of our business, certain events that took place prior to the share distribution, the share distribution, the terms of the Distribution Agreement and the other agreements being entered into in connection with the share distribution, our post-share distribution certificate of incorporation and the bylaws, and any other decision made or action taken relating to us.

Indemnification. We and CTI will agree to indemnify each other and each of our respective affiliates and representatives, and each of the heirs, executors, successors and assigns of such representatives against certain liabilities in connection with certain events that took place prior to the share distribution, the share distribution, any breach by such company of the Distribution Agreement, and any untrue statements in the public filings made by that company in connection with the share distribution.

Exchange of Information. We and CTI will agree to provide each other with information relating to the other party or the conduct of its business prior to the share distribution, and information reasonably necessary to prepare financial statements and any reports or filings to be made with any governmental authority. We and CTI will also agree to retain such information in accordance with our respective record retention policies as in effect on the date of the Distribution Agreement.

Further Assurances. We and CTI will agree to take all actions reasonably necessary or desirable to consummate and make effective the transactions contemplated by the Distribution Agreement and the ancillary agreements related thereto, including using commercially reasonable efforts to promptly obtain all consents and approvals, to enter into all agreements and to make all filings and applications that may be required for the consummation of such transactions.

Transition Services Agreement

We intend to enter into a Transition Services Agreement with CTI pursuant to which we will provide CTI with certain services on an interim basis following the share distribution. The charges for the transition services generally are intended to allow us to fully recover the costs directly associated with providing the services, plus all out-of-pocket costs and expenses, generally without profit.

Tax Disaffiliation Agreement

We intend to enter into a Tax Disaffiliation Agreement with CTI that will govern the respective rights, responsibilities and obligations of CTI and us after the share distribution with respect to tax liabilities and benefits, tax attributes, tax contests and other tax matters regarding income taxes, other taxes and related tax returns.

Employee Matters Agreement

We intend to enter into an employee matters agreement with CTI, which will allocate liabilities and responsibilities relating to employee compensation and benefit plans and programs.

Other Agreements

Immediately prior to the share distribution, CTI will contribute to us Exalink Ltd., a CTI wholly-owned subsidiary. Other than holding certain intellectual property rights, Exalink Ltd. has no operations.

We may also enter into certain other agreements with CTI as are necessary to complete the share distribution, which will govern certain ongoing relationships between us and CTI.

CTI’s Settlement Agreement with Cadian Capital

On May 30, 2012, the CTI Board entered into the Letter Agreement with the Cadian Group, which are shareholders of CTI, with respect to the solicitation for the election of CTI director nominees at the upcoming election of directors at the CTI AGM by the Cadian Group pursuant to the proxy statement filed with SEC on March 28, 2012. For a more detailed discussion of the Letter Agreement, see note 24 to the combined financial statements appearing elsewhere in this Information Statement. For more information regarding the terms of the Letter Agreement as they relate to the composition of our initial Board, see “Management—Our Board Following the Share Distribution.”

Review and Approval of Related Person Transactions

Recognizing that related person transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception or appearance thereof), in connection with the share distribution our Board will adopt a Related Person Transactions Policy to provide guidance in identifying, reviewing and, where appropriate, approving or ratifying a related person transaction.

For purposes of the policy, a “related person” will be any person or entity who is, or at any time since the beginning of our last fiscal year was:

•	a director or executive officer or director nominee of ours;

•	any shareholder who is known to us to beneficially own more than 5% of our total outstanding common stock;

•	an immediate family member of the foregoing; or

•

any entity that is owned or controlled by any of the foregoing or with respect to which any of the foregoing serves as an officer or general partner or an entity in which any of the foregoing has a substantial ownership interest.

For purposes of the policy, a “related person transaction” will be any transaction or series of similar or related transactions (including any amendment to a previously approved related person transaction) in which we or any of our subsidiaries is a participant (other than transactions by and among us and our direct and indirect wholly-owned subsidiaries), in which the aggregate amount involved exceeds or is reasonably expected to exceed $120,000 and any related person has or will have a direct or indirect material interest (including, but not limited to, ownership interests, investments or positions of interest), as determined by our Board.

We expect that our Board will determine that the Audit Committee, in conjunction with our legal staff, will be best suited to review and, when appropriate, approve and ratify related person transactions. In approving or ratifying a related person transaction, the Audit Committee must determine, based on the facts and circumstances, whether such related person transaction is:

•	consistent with our best interests;

•	fair and reasonable to us (without requiring the Audit Committee to obtain a fairness opinion or other third party support or advice);

•	would not impair or jeopardize the independence of an outside director; and

•	would not present an improper conflict of interest for any director or executive officer of ours after taking into account the factors set forth below.

The Audit Committee will take into consideration all facts and circumstances when making a determination whether to approve or ratify a related person transaction, as applicable, including the following factors:

•	the related person’s relationship to us and interest in the related person transaction;

•	the material facts of the related person transaction, including the proposed aggregate value, purpose and proposed benefits to us;

•	the materiality of the related person transaction to the related person and us;

•	whether the related person transaction is on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	whether the related person transaction is in the ordinary course of our business;

•	whether the related person transaction would violate any provision of our Code of Conduct;

•	the effect of the related person transaction on our business and operations, including our internal control over financial reporting and system of disclosure controls and procedures;

•	whether the related person transaction was initiated by us or the related person; and

•	any other information regarding the related person transaction or the related person that would be material to investors in light of the circumstances of the particular related person transaction.

Transactions with Related Persons

Other than compensation agreements and other arrangements described under the sections titled “Compensation of Directors” and “Compensation of Executive Officers,” there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we have been or will be a participant:

•	in which the amount involved exceeded or will exceed $120,000; and

•	in which any director, nominee, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

DESCRIPTION OF OUR CAPITAL STOCK

General

The following is a summary of information concerning our capital stock following the share distribution. The summary below does not purport to be a complete statement of the relevant provisions of our certificate of incorporation, bylaws or Delaware law. The summary is qualified in its entirety by reference to these documents, which we urge you to read for complete information on our capital stock. The certificate of incorporation and bylaws that CTI and our Board will adopt prior to the share distribution are included as exhibits to our Registration Statement on Form 10, of which this Information Statement is part.

Authorized Capital Stock

Immediately following the share distribution, our authorized capital stock will consist of             shares of common stock, with no par value per share and             shares of preferred stock, with             par value per share.

Common Stock

Shares Outstanding. Immediately following the share distribution, the actual number of shares of our common stock outstanding will depend on the actual number of CTI common shares outstanding on the record date for the share distribution. Assuming approximately             CTI common shares are outstanding as of the record date for the share distribution, the number of shares of our common stock to be distributed in the share distribution, and the number of shares of our common stock which will be outstanding immediately following the share distribution, will be approximately             .

Dividends. Holders of shares of our common stock are entitled to receive dividends when, or if, declared by our Board out of funds legally available for that purpose. Future dividends will be dependent on our earnings, financial condition, cash flow and business requirements, as determined by our Board.

Voting Rights. The holders of our common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders.

Other Rights. Subject to any preferential liquidation rights of holders of preferred stock that may be outstanding, upon our liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in our assets legally available for distribution to our shareholders.

Fully Paid. The issued and outstanding shares of our common stock are fully paid and non-assessable. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

Preemptive Rights. The holders of our common stock will not have preemptive rights or preferential rights to subscribe for shares of our capital stock.

Preferred Stock

Our certificate of incorporation will authorize our Board to designate and issue from time to time one or more series of preferred stock without shareholder approval. Our board may fix and determine the preferences, limitations and relative rights of each series of preferred stock. There are no present plans to issue any shares of preferred stock.

Certain Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws

Certificate of Incorporation and Bylaws

We expect our bylaws to provide for the election of directors by a “majority of votes cast” in uncontested elections and plurality voting in any election that is contested. An election is considered “contested” if, as determined by the board, the number of nominees exceeds the number of directors to be elected. A “majority of votes” cast will mean that the number of shares voted “for” a director exceeds the number of votes cast “against” that director. Abstentions, if any, will not be counted as votes cast and therefore will have no effect. Our Corporate Governance Guidelines and Principles will provide that a nominee who does not receive a majority of the votes cast shall immediately tender his or her resignation, and the Board shall decide, through a process managed by the Corporate Governance and Nominating Committee and excluding the nominee in question, whether to accept the resignation at its next regularly scheduled meeting and in any event within 90 days after the certification of the election results. Absent a compelling reason for the director to remain on the Board, it is expected that the Board will accept the resignation. The Board’s explanation of its decision shall be promptly disclosed in a Current Report on Form 8-K filed with the SEC.

Certain provisions in our proposed certificate of incorporation and bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by shareholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control.

Our certificate of incorporation will contain provisions that permit the Board of Directors to issue, without any further vote or action by the shareholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. The ability to issue such preferred stock could discourage potential acquisition proposals and could delay or prevent a change in control.

Delaware Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any “interested shareholder” (as defined below) for a period of three years following the date that such shareholder became an interested shareholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; (2) on consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder.

Section 203 of the Delaware General Corporation Law defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested shareholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested shareholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder; or (5) the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested shareholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

After the distribution, the transfer agent and registrar for our common stock will be American Stock Transfer and Trust company.

Listing

We intend to apply to list our common stock on NASDAQ under the trading symbol “CNSI.”

INDEMNIFICATION AND LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

Under Delaware law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if (1) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by our certificate of incorporation or bylaws, a vote of shareholders or disinterested directors, agreement or otherwise.

Under Delaware law, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision may not limit the liability of a director for (1) any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) unlawful payment of dividends or stock purchases or redemptions or (4) any transaction from which the director derived an improper personal benefit. Our certificate of incorporation will provide that, to the fullest extent permitted under Delaware law, no Comverse director shall be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director.

Our bylaws will require indemnification, to the fullest extent permitted under Delaware law or other applicable law, of any person who is or was a director or officer of ours and who is or was involved in any manner or threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer, employee or agent of ours or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding; provided that the foregoing shall not apply to a director or officer with respect to a proceeding that was commenced by such director or officer except under certain circumstances.

In addition, our bylaws will provide that all reasonable expenses incurred by or on behalf of a director or officer in connection with any investigation, claim, action, suit or proceeding will be advanced to the director or officer by us upon the request of the director or officer, which request, if required by law, will include an undertaking by or on behalf of the director or officer to repay the amounts advanced if ultimately it is determined that the director or officer was not entitled to be indemnified against the expenses.

The indemnification rights to be provided in our bylaws will not be exclusive of any other right to which persons seeking indemnification may otherwise be entitled.

As permitted by Delaware law, our bylaws will authorize us to purchase and maintain insurance to protect any director, officer, employee or agent against claims and liabilities that such persons may incur in such capacities.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form 10 with the SEC with respect to the shares of our common stock being distributed as contemplated by this Information Statement. This Information Statement is a part of, but does not contain all of the information set forth in, the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to our company and our common stock, please refer to the Registration Statement, including its exhibits and schedules. Statements made in this Information Statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, as well as on the Internet website maintained by the SEC at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. Information contained on any website referenced in this Information Statement does not and will not constitute a part of this Information Statement or the Registration Statement on Form 10 of which this Information Statement is a part.

As a result of the share distribution, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC.

You may request a copy of any of our filings with the SEC at no cost, by writing or telephoning us at the following address:

Investor Relations

Comverse, Inc.

810 Seventh Avenue

New York, New York 10019

Telephone: (212) 739-1000

We intend to furnish holders of our common stock with annual reports containing consolidated financial statements prepared in accordance with United States generally accepted accounting principles and audited and reported on, with an opinion expressed thereto, by an independent registered public accounting firm.

You should rely only on the information contained in this Information Statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this Information Statement.

INDEX TO COMBINED FINANCIAL STATEMENTS

COMVERSE, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2
COMBINED BALANCE SHEETS	F-3
COMBINED STATEMENTS OF OPERATIONS	F-4
COMBINED STATEMENTS OF EQUITY	F-5
COMBINED STATEMENTS OF CASH FLOWS	F-6
NOTES TO COMBINED FINANCIAL STATEMENTS	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Comverse, Inc.

New York, New York

We have audited the accompanying combined balance sheets of Comverse, Inc. and subsidiaries and Exalink Ltd. (the “Company”) as of January 31, 2012 and 2011, and the related combined statements of operations, equity, and cash flows for each of the three years in the period ended January 31, 2012. Our audits also included the financial statement schedule listed in the Index at page F-1. These combined financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of Comverse, Inc. and subsidiaries and Exalink Ltd. as of January 31, 2012 and 2011, and the combined results of their operations and their combined cash flows for each of the three years in the period ended January 31, 2012, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the combined financial statements, the Company changed its method of recognizing revenue for multiple element arrangements for the year ended January 31, 2012 in accordance with the Financial Accounting Standards Board’s Accounting Standards Update (ASU) 2009-13, Multiple-Deliverable Revenue Arrangements and ASU 2009-14, Certain Revenue Arrangements that include Software Elements.

Also, as discussed in Note 1 to the combined financial statements, the Company is comprised of Comverse, Inc. and subsidiaries and Exalink Ltd. The combined financial statements also include allocations from Comverse Technology, Inc. and subsidiaries. These allocations may not be reflective of the actual level of costs which would have been incurred had the Company operated as a separate entity apart from Comverse Technology, Inc.

/s/ DELOITTE & TOUCHE LLP

New York, New York

June 7, 2012

COMVERSE, INC.

COMBINED BALANCE SHEETS

(In thousands)

	January 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$160,726	$191,829
Restricted cash and bank time deposits	28,893	26,111
Accounts receivable, net of allowance of $9,168 and $7,669, respectively	132,003	160,348
Inventories, net	27,275	47,117
Deferred cost of revenue	34,364	44,032
Deferred income taxes	8,441	14,943
Prepaid expenses and other current assets	53,074	56,543
Receivables from affiliates	2,576	2,961

Total current assets	447,352	543,884
Property and equipment, net	44,687	40,639
Goodwill	155,517	155,694
Intangible assets, net	22,034	39,389
Deferred cost of revenue	107,878	135,975
Deferred income taxes	10,153	9,664
Other assets	65,592	78,938

Total assets	$853,213	$1,004,183

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$187,773	$225,589
Deferred revenue	347,891	401,344
Deferred income taxes	8,742	11,494
Line of credit	—	6,000
Income taxes payable	2,647	5,229

Total current liabilities	547,053	649,656
Deferred revenue	201,998	221,042
Deferred income taxes	40,595	41,359
Note payable to CTI	8,536	7,019
Other long-term liabilities	147,438	156,595

Total liabilities	945,620	1,075,671

Commitments and contingencies
Equity:
Net investment of CTI	(113,408)	(88,559)
Accumulated other comprehensive income	21,001	17,071

Total equity	(92,407)	(71,488)

Total liabilities and equity	$853,213	$1,004,183

The accompanying notes are an integral part of these combined financial statements.

COMVERSE, INC.

COMBINED STATEMENTS OF OPERATIONS

(In thousands)

	Fiscal Years Ended January 31,
	2012	2011	2010
Revenue:
Product revenue	$276,459	$300,902	$244,417
Service revenue	494,698	561,934	550,370

Total revenue	771,157	862,836	794,787

Costs and expenses:
Product costs	136,024	138,378	117,412
Service costs	332,843	335,510	355,720
Research and development, net	94,238	148,817	175,949
Selling, general and administrative	175,882	269,973	341,294
Other operating expenses:
Restructuring charges	20,728	29,934	15,272
Impairment of intangible assets	—	—	3,356

Total other operating expense	20,728	29,934	18,628

Total costs and expenses	759,715	922,612	1,009,003

Income (loss) from operations	11,442	(59,776)	(214,216)
Interest income	1,755	1,717	3,169
Interest expense	(953)	(900)	(314)
Interest (expense) income on notes (payable) receivable with CTI	(409)	(19)	4,845
Other (expense) income, net	(7,192)	(3,645)	476

Income (loss) before income tax provision	4,643	(62,623)	(206,040)
Income tax provision	(25,291)	(30,118)	(15,930)

Net loss	$(20,648)	$(92,741)	$(221,970)

The accompanying notes are an integral part of these combined financial statements.

COMVERSE, INC.

COMBINED STATEMENTS OF EQUITY

(In thousands)

	Accumulated Other Comprehensive Income (Loss)
	Net Investment of CTI	Unrealized Gains (Losses) on Available-for-Sale Securities	Unrealized (Losses) Gains on Derivatives	Cumulative Translation Adjustment	Total Equity
Balance, January 31, 2009	$296,845	$155	$(3,086)	$20,791	$314,705
Comprehensive loss:
Net loss	(221,970)	—	—	—	(221,970)
Unrealized losses on available-for-sale securities, net of reclassification adjustments and tax	—	(143)	—	—	(143)
Unrealized gains for cash flow hedge positions, net of reclassification adjustments and tax	—	—	3,810	—	3,810
Foreign currency translation adjustment	—	—	—	(1,181)	(1,181)

Total comprehensive loss					(219,484)
Decrease in net investment of CTI	(5,156)	—	—	—	(5,156)
Stock-based compensation expense	4,170	—	—	—	4,170

Balance, January 31, 2010	$73,889	$12	$724	$19,610	$94,235
Comprehensive loss:
Net loss	(92,741)	—	—	—	(92,741)
Unrealized losses on available-for-sale securities, net of reclassification adjustments and tax	—	(12)	—	—	(12)
Unrealized gain for cash flow hedge positions, net of reclassification adjustments and tax	—	—	105	—	105
Foreign currency translation adjustment	—	—	—	(3,368)	(3,368)

Total comprehensive loss					(96,016)
Decrease in net investment of CTI	(72,146)	—	—	—	(72,146)
Stock-based compensation expense	2,439	—	—	—	2,439

Balance, January 31, 2011	$(88,559)	$—	$829	$16,242	$(71,488)
Comprehensive loss:
Net loss	(20,648)	—	—	—	(20,648)
Unrealized losses on available-for-sale securities, net of reclassification adjustments and tax	—	—	—	—	—
Unrealized gain for cash flow hedge positions, net of reclassification adjustments and tax	—	—	(593)	—	(593)
Foreign currency translation adjustment	—	—	—	4,523	4,523

Total comprehensive loss					(16,718)
Decrease in net investment of CTI	(7,861)	—	—	—	(7,861)
Stock-based compensation expense	3,660	—	—	—	3,660

Balance, January 31, 2012	$(113,408)	$—	$236	$20,765	$(92,407)

The accompanying notes are an integral part of these combined financial statements.

COMVERSE, INC.

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Years Ended January 31,
	2012	2011	2010
Cash flows from operating activities:
Net loss	$(20,648)	$(92,741)	$(221,970)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash items	49,808	50,549	81,683
Changes in operating assets and liabilities:
Accounts receivable	22,150	16,567	13,559
Inventories	(2,788)	3,092	(10,215)
Deferred cost of revenue	37,760	27,185	(1,477)
Prepaid expenses and other current assets	4,852	19,642	3,538
Accounts payable and accrued expenses	(33,377)	(30,059)	(37,722)
Deferred revenue	(70,894)	(112,860)	14,616
Other assets and liabilities	(224)	13,565	(20,706)
Other, net	—	(2,334)	470

Net cash used in operating activities	(13,361)	(107,394)	(178,224)

Cash flows from investing activities:
Proceeds from sales and maturities of investments	—	—	148,836
Advances under promissory note to CTI	—	—	(200,000)
Proceeds from repayment of promissory note by CTI	—	—	200,000
Purchase of property and equipment	(5,371)	(11,169)	(16,952)
Net change in restricted cash and bank time deposits	(4,432)	22,691	(35,221)
Proceeds from asset sales	1,421	27,345	60
Other, net	172	(12)	(7)

Net cash (used in) provided by investing activities	(8,210)	38,855	96,716

Cash flows from financing activities:
Decrease in net investment by CTI	(7,861)	(72,146)	(5,156)
Borrowing under note payable to CTI	1,500	7,000	—
Borrowings under lines of credit	—	12,000	—
Repayment of lines of credit	(6,031)	(6,000)	—

Net cash used in financing activities	(12,392)	(59,146)	(5,156)

Effects of exchange rates on cash and cash equivalents	2,860	2,981	5,059
Net decrease in cash and cash equivalents	(31,103)	(124,704)	(81,605)
Cash and cash equivalents, beginning of year	191,829	316,533	398,138

Cash and cash equivalents, end of year	$160,726	$191,829	$316,533

The accompanying notes are an integral part of these combined financial statements.

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

1.	ORGANIZATION, BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Company Background

Comverse, Inc. (the “Company”) is a wholly-owned subsidiary of Comverse Technology, Inc. (“CTI”) organized as a Delaware corporation in November 1997.

The Company is a leading provider of software-based products, systems and related services that:

•

provide converged, prepaid and postpaid billing and active customer management systems (“Business Support Systems” or “BSS”) for wireless, wireline and cable network operators delivering a value proposition designed to ensure timely and efficient service monetization, consistent customer experience, reduced complexity and cost, and enable real-time marketing based on all relevant customer profile information;

•

enable wireless and wireline (including cable) network-based Value-Added Services (“VAS”), comprised of two categories—Voice and Messaging—that include voicemail, visual voicemail, call completion, short messaging service (“SMS”) text messaging (“texting”), multimedia picture and video messaging, and Internet Protocol (“IP”) communications; and

•	provide wireless users with optimized access to Internet websites, content and applications, manage and enforce policy and generate data usage and revenue for wireless operators.

The Company’s products and services are used by more than 450 wireless, wireline and cable network communication service provider customers in more than 125 countries, including the majority of the world’s 100 largest wireless network operators. The Company’s products and services are designed to generate voice and data network traffic, increase revenue and customer loyalty, monetize services and improve operational efficiency.

The Share Distribution

On January 11, 2012, CTI announced its plan to spin–off the Company as an independent, publicly-traded company, to be accomplished by means of a pro rata distribution of 100% of the Company’s outstanding common shares to CTI’s shareholders (the “share distribution”). Following the share distribution, CTI will cease to own any equity interest in the Company, and the Company will operate as an independent, publicly-traded company.

The share distribution is subject to a number of conditions, including receipt of an opinion with respect to the capital adequacy of CTI and Comverse from a nationally recognized provider of such opinions, final approval of the transaction by CTI’s Board, the approval of the share distribution by holders of at least two-thirds of the CTI common shares, final approval of certain material agreements by the boards of each of CTI and the Company and completion of the review of the Company’s registration statement on Form 10 by the Securities and Exchange Commission (the “SEC”).

Immediately prior to the share distribution, CTI will contribute to the Company Exalink Ltd. (“Exalink”), its wholly-owned subsidiary. Other than holding certain intellectual property rights, Exalink has no operations. Following the share distribution, the Company and CTI will operate independently, and neither will have any ownership interest in the other. In order to govern certain ongoing relationships between CTI and the Company after the share distribution and to provide mechanisms for an orderly transition, the Company intends to enter into agreements with CTI pursuant to which certain services and rights will be provided for following the share distribution, and the Company and CTI will indemnify each other against certain liabilities arising from their respective businesses and the services that will be provided under such agreements.

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Basis of Presentation

The combined financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The Company’s combined financial statements have been derived from the consolidated financial statements and accounting records of CTI, using the historical results of operations, and historical basis of assets and liabilities of the Company’s business. The Company’s combined financial statements combine, on the basis of common control, the results of operations and financial position of Comverse, Inc. and its subsidiaries with Exalink Ltd. Management believes the assumptions and methodologies underlying the allocation of general, corporate expenses from CTI are reasonable (see Note 3, Expense Allocations). However, such expenses may not be indicative of the actual level of expense that would have been incurred by the Company if it had operated as an independent, publicly-traded company or of the costs expected to be incurred in the future. As such, the combined financial statements included herein may not necessarily reflect the Company’s results of operations, financial position or cash flows in the future or what its results of operations, financial position or cash flows would have been had the Company been an independent company during the periods presented.

Transactions between the Company and CTI and CTI’s other subsidiaries have been identified in the combined financial statements as transactions between related parties (see Note 22, Related Party Transactions).

For the purposes of the combined statements of cash flows, the Company reflects transactions with CTI as a financing activity.

Intercompany accounts and transactions within the Company have been eliminated.

Segment Reporting

The Company determines its reportable segments in accordance with the Financial Accounting Standards Board’s (the “FASB”) guidance relating to disclosures about segments of an enterprise and related information. The Company’s Chief Executive Officer is its chief operating decision maker (the “CODM”). The CODM uses segment performance as its primary basis for assessing the financial results of the operating segments and for the allocation of resources (see Note 20, Business Segment Information, for additional discussion, including the definition of segment performance).

The Company’s reportable segments consist of Comverse BSS and Comverse VAS. The results of operations of all the other operations of the Company are included in the column captioned “Comverse Other” as part of the Company’s business segment presentation. The operating segments included in “Comverse Other” do not meet the quantitative thresholds required for a separate presentation or the aggregation criteria under segment reporting guidance. Specifically, they do not have similar economic characteristics with any separately presented reportable segment.

The Company’s business units consist of the following:

•

BSS, which conducts the Company’s converged, prepaid and postpaid billing and active management systems business and includes groups engaged in product management, professional services, research and development and product sales support;

•

VAS, which conducts the Company’s value-added services business and includes groups engaged in VAS delivery, voice product research and development, messaging product research and development and product sales support; and

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

•

Mobile Internet (“Comverse MI”), which is responsible for the Company’s mobile Internet products and includes groups engaged in product management, solution engineering, delivery, research and development and product sales support.

In addition, the Company’s Global Services (“Comverse GLS”) provides customer post-delivery services and includes groups engaged in support services for BSS, VAS and mobile Internet products, services sales and product management.

Certain of the Company’s business operations are conducted through the following global corporate functions:

•	Customer Facing Group, which is primarily engaged in providing overall customer account management and sales for all product lines;

•	Operations Group, which provides centralized information technology, procurement, supply chain management and global business operations services to all business units; and

•	Strategy and planning, finance, legal and human resources groups, which continue to support all business operations.

Comverse BSS, Comverse VAS and Comverse MI are operating segments of the Company. The revenue of each of Comverse BSS, Comverse VAS and Comverse MI includes the revenue generated by Comverse GLS that is attributable to the operations of each such operating segment. The costs and expenses of each of Comverse BSS, Comverse VAS and Comverse MI are comprised of direct costs, such as product materials and personnel-related costs, and costs and expenses incurred by Comverse GLS in connection with the operations of each such operating segment. The CODM uses the segment performance of Comverse BSS, Comverse VAS and Comverse MI, after including the amounts attributable to Comverse GLS, for assessing the financial results of the segments and for the allocation of resources. The discrete financial information of Comverse GLS is not used by the CODM for the assessment of financial results or the allocation of resources.

The Company does not maintain balance sheets for the Comverse BSS, Comverse VAS and Comverse MI operating segments.

The Company’s reportable segments are as follows:

•	Comverse BSS—comprised of the Company’s BSS operating segment; and

•	Comverse VAS—comprised of the Company’s VAS operating segment.

Comverse Other is comprised of all the Company’s other operations, including the Comverse MI operating segment, the Company’s Netcentrex operations, the Company’s global corporate functions that support its business units, and Exalink Ltd.

Use of Estimates

The preparation of the combined financial statements and the accompanying notes in conformity with U.S. GAAP requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses.

The most significant estimates include:

•

Estimates relating to the recognition of revenue, including the determination of vendor specific objective evidence (“VSOE”) of fair value or the determination of best estimate of selling price for multiple element arrangements;

•	Inventory reserves;

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NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

•	Allowance for doubtful accounts;

•	Fair value of CTI stock-based compensation plans;

•	Allocation of expenses by CTI to the Company;

•	Fair value of reporting units for the purpose of goodwill impairment test;

•	Valuation of intangible assets;

•	Valuation of investments and financial instruments;

•	Realization of deferred tax assets; and

•	The identification and measurement of uncertain tax positions.

The Company’s actual results may differ from its estimates.

Functional Currency and Foreign Currency Translation and Transactions

The determination of the functional currency for the Company’s foreign subsidiaries is made based on appropriate economic factors, including the currency in which the subsidiary sells its products, the sales market in which the subsidiary operates and the currency in which the subsidiary’s financing is denominated. For foreign subsidiaries, whose functional currency is not the U.S. dollar, assets and liabilities are translated using current exchange rates at the balance sheet date, and income and expense accounts using average exchange rates for the period, except revenue previously deferred which is translated using historical rates. The resulting foreign currency translation adjustments are reported as a separate component of “Total comprehensive loss” in the combined statements of equity. For foreign subsidiaries, whose functional currency is not the local currency, remeasurement gains and losses are recorded during each period in “Other (expense) income, net” in the combined statements of operations.

Unrealized and realized foreign currency transaction gains and losses on transactions denominated in currencies other than the functional currency of the entity are included in the combined statements of operations in “Other (expense) income, net” for the period in which the exchange rates changed.

Business Combinations

The Company allocates the fair value of consideration transferred in a business combination to the estimated fair value at the acquisition date of the tangible and intangible assets acquired, the liabilities assumed and any non-controlling interest. Acquisition costs are expensed as incurred. Any residual consideration is recorded as goodwill. The fair value of consideration includes cash, equity securities, other assets and contingent consideration. The Company remeasures the fair value of contingent consideration at each reporting period and any change in the fair value from either the passage of time or events occurring after the acquisition date, is recorded in earnings. The Company’s determination of the fair values of assets acquired and liabilities assumed requires the Company to make significant estimates, primarily with respect to intangible assets. These estimates can include, but are not limited to, cash flow projections for the acquired business, and the appropriate weighted-average cost of capital. The results of operations of the acquired business are included in the Company’s combined results of operations from the date of the acquisition. The Company had no business combinations in any period presented.

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NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Cash and Cash Equivalents

Cash primarily consists of cash on hand and bank deposits. Cash equivalents primarily consist of interest-bearing money market accounts, commercial paper, agency notes and other highly liquid investments with an original maturity of three months or less when purchased. The Company maintains cash and cash equivalents in U.S. dollars and in foreign currencies, which are subject to risks related to foreign currency exchange rate fluctuations.

Restricted Cash and Bank Time Deposits

Restricted cash and bank time deposits include compensating cash balances related to existing lines of credit and deposits that are pledged as collateral or restricted for use to settle specified performance guarantees to customers and vendors, letters of credit, foreign currency transactions in the ordinary course of business and pending tax judgments. If cash is restricted for more than one year from the balance sheet date, it is classified within “Other assets” as long-term restricted cash. Restricted bank time deposits generally consist of certificates of deposit with original maturities of twelve months or less.

Accounts Receivable, Net

The application of revenue recognition guidance often results in circumstances for which the Company is unable to recognize revenue relating to sales transactions that have been billed. In these circumstances, the Company does not recognize the deferred revenue or the related account receivable and no amounts are recognized in the combined balance sheets for such transactions with the exception of certain arrangements recognized in accordance with the FASB’s guidance relating to accounting for performance of construction-type and certain production-type contracts. Only to the extent that the Company has recognized revenue and not received cash for such transactions are amounts included in “Accounts receivable, net.” Also, only to the extent that the Company has received cash for such transactions is the amount included in “Deferred revenue” in the combined balance sheets.

Allowance for Doubtful Accounts

The Company estimates the collectability of its accounts receivable balances for each accounting period and adjusts its allowance for doubtful accounts accordingly. The Company exercises judgment in assessing the collectability of accounts receivable, including consideration of current economic conditions, the creditworthiness of customers, their collection history and the related aging of past due receivables balances. The Company evaluates specific accounts when it becomes aware that a customer may be experiencing a deterioration of its financial condition due to lower credit ratings, bankruptcy or other factors that may affect such customer’s ability to meet its payment obligations. The Company charges off uncollectible trade receivables when all collection efforts have been exhausted and the Company believes the amount will not be collected.

Investments

The Company accounts for investments in accordance with the FASB’s guidance relating to accounting for certain investments in debt and equity securities. Purchases are recorded on the settlement date.

Interest on short-term investments is recognized in the combined statements of operations when earned. Realized gains and losses on available-for-sale securities are recognized when securities are sold and are calculated using the specific identification method, and are recorded in “Other (expense) income, net” in the combined statements of operations. Unrealized gains and losses, net of taxes, are recorded as a component of “Total comprehensive loss” in the combined statements of equity.

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NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Generally, investments with original maturities of greater than three months and remaining maturities of less than one year are classified as short-term investments.

The Company reviews its investments for indications of impairment in value on a quarterly basis. The Company considers an investment to be impaired when the fair value is less than the carrying value (or amortized cost). The Company evaluates each impaired investment individually to determine whether such investment is other-than-temporarily impaired.

Inventories, Net

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out and weighted-average methods. The Company reduces the carrying value of inventory when it holds excess or obsolete inventories which is determined through an evaluation of both historical usage and expected future demand. Such charges are included as a component of “Product costs” in the combined statements of operations.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. The Company depreciates and amortizes its property and equipment on a straight-line basis. Leasehold improvements are capitalized and amortized over the shorter of their estimated useful lives or the related lease term. The cost of maintenance and repairs is expensed as incurred. The estimated useful lives of property and equipment are as follows:

	Useful Life in Years
	Shortest	Longest
Fixtures and equipment	1	15
Software	1	5
Leasehold improvements	3	15

Goodwill

Goodwill represents the excess of the fair value of consideration transferred in a business combination over the fair value of tangible and intangible assets acquired net of the fair value of liabilities assumed and the fair value of any noncontrolling interest in the acquiree. The Company has no indefinite-lived intangible assets other than goodwill. The carrying amount of goodwill is reviewed annually for impairment on November 1 and whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

The Company applies the FASB’s guidance when testing goodwill for impairment which permits the Company to make a qualitative assessment of whether goodwill is impaired, or opt to bypass the qualitative assessment, and proceed directly to performing the first step of the two-step impairment test. If the Company performs a qualitative assessment and concludes it is more likely than not that the fair value of a reporting unit exceeds its carrying value, goodwill is not considered impaired and the two-step impairment test is unnecessary. However, if the Company concludes otherwise, it is then required to perform the first step of the two-step impairment test.

The Company has the unconditional option to bypass the qualitative assessment for any reporting unit and proceed directly to performing the first step of the goodwill impairment test. The Company may resume performing the qualitative assessment in any subsequent period.

For reporting units where the Company decides to perform a qualitative assessment, the Company’s management assesses and makes judgments regarding a variety of factors which potentially impact the fair value

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

of a reporting unit, including general economic conditions, industry and market-specific conditions, customer behavior, cost factors, financial performance and trends, strategies and business plans, capital requirements, management and personnel issues, and stock price, among others. Management then considers the totality of these and other factors, placing more weight on the events and circumstances that are judged to most affect a reporting unit’s fair value or the carrying amount of its net assets, to reach a qualitative conclusion regarding whether it is more likely than not that the fair value of a reporting unit exceeds its carrying amount.

For reporting units where the Company performs the two-step goodwill impairment test, the first step requires the Company to compare the fair value of each reporting unit to the carrying value of its net assets. The Company considers both an income-based approach using projected discounted cash flows and a market-based approach using multiples of comparable companies to determine the fair value of its reporting units. The Company’s estimate of fair value of each reporting unit is based on a number of subjective factors, including: (i) the appropriate weighting of valuation approaches (income-based approach and market-based approach), (ii) estimates of the future revenue and cash flows, (iii) discount rate for estimated cash flows, (iv) selection of peer group companies for the market-based approach, (v) required levels of working capital, (vi) assumed terminal value, (vii) the time horizon of cash flow forecasts; and (viii) control premium.

If the fair value of the reporting unit exceeds its carrying value, goodwill is not considered impaired and no further evaluation is necessary. If the carrying value of the reporting unit is greater than the estimated fair value of the reporting unit, there is an indication that impairment may exist and the second step is required. In the second step, the implied fair value of goodwill is calculated as the excess of the fair value of a reporting unit over the fair value assigned to its assets and liabilities. If the implied fair value of goodwill is less than the carrying value of the reporting unit’s goodwill, the difference is recognized as an impairment charge.

The Company did not record any impairment of goodwill for the fiscal years ended January 31, 2012, 2011 and 2010.

The Company’s forecasts and estimates are based on assumptions that are consistent with the plans and estimates used to manage the business. Changes in these estimates could change the conclusion regarding an impairment of goodwill.

Impairment of Long-Lived and Intangible Assets

The Company reviews the recoverability of its long-lived assets, such as property and equipment and intangible assets with finite lives, whenever events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. Any impairment of these assets must be considered prior to the Company’s impairment review of goodwill. The assessment of impairment is based on the Company’s ability to recover the carrying value of the asset by analyzing the expected future undiscounted pre-tax cash flows specific to the asset or asset group.

Circumstances which could trigger a review include, but are not limited to, significant decreases in the market price of the asset, significant adverse changes in the business climate or legal factors, accumulation of costs significantly in excess of the amount expected for the acquisition of a long-lived asset, current period negative cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset.

The Company assesses the recoverability of the carrying value of long-lived assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. If undiscounted cash flows are less than the carrying value of such asset or asset group, an impairment loss is measured based on the difference between estimated fair value and carrying value. An impairment loss on

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

intangible assets is reported as “Impairment of intangible assets” in the combined statements of operations. Assets to be disposed of are written-down to the greater of fair value or salvage value. Estimated fair values are based on assumptions regarding the amount and timing of estimated future cash flows and appropriate discount rates to reflect varying degrees of perceived risk.

Fair Value Measurements

Under the FASB’s guidance, fair value is defined as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., “the exit price”).

In determining fair value, the Company uses various valuation approaches, including quoted market prices and discounted cash flows. The FASB’s guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect a company’s judgment concerning the assumptions that market participants would use in pricing the asset or liability developed based on the best information available under the circumstances. The fair value hierarchy is broken down into three levels based on the reliability of inputs as follows:

•

Level 1—Valuations based on quoted prices in active markets for identical instruments that the Company is able to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these instruments does not entail a significant degree of judgment.

•

Level 2—Valuations based on quoted prices in active markets for instruments that are similar, or quoted prices in markets that are not active for identical or similar instruments, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an asset or liability is classified in its entirety based on the lowest level of input that is significant to the measurement of fair value.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including during periods of market dislocation.

The FASB’s guidance requires that the valuation techniques used are consistent with at least one of the three possible approaches: the market approach, income approach, and/or cost approach. The Company’s Level 2 valuations use the market approach and are based on significant other observable inputs such as quoted prices for financial instruments not traded on a daily basis.

The FASB’s guidance relating to the fair value option for financial assets and financial liabilities permits an instrument-by-instrument irrevocable election to account for selected financial instruments at fair value. The Company elected not to apply the fair value option to any eligible financial assets or financial liabilities.

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

The Company also elected not to apply the fair value option for non-financial assets and non-financial liabilities.

Derivative Instruments and Hedge Accounting

As part of the Company’s risk management strategy, it uses derivative financial instrument, primarily forward contracts to hedge against certain foreign currency exposures. The Company recognizes all derivatives as either assets or liabilities in the combined balance sheets at their fair value on a trade date basis. Short-term derivatives in a gain position are reported in “Prepaid expenses and other current assets” in the combined balance sheets and derivatives in a loss position are recorded in “Other current liabilities” in the combined balance sheets. The Company does not have long-term derivatives as of January 31, 2012, and 2011.

In order to qualify for hedge accounting, the Company formally documents at the inception of each hedging relationship the hedging instrument, the hedged item, the risk management objective and strategy for undertaking each hedging relationship, and the method used to assess hedge effectiveness, which includes the Company’s assessment of the creditworthiness of each party and their ability to comply with the contractual terms of the hedging derivative.

When derivative financial instruments qualify for cash flow hedge accounting, the Company records the effective portion of changes in fair value as part of other comprehensive income (loss) in the combined statements of equity. When the hedged item is recognized in the combined statements of operations, the related derivative gain or loss is reclassified from “Accumulated other comprehensive income (loss)” in the combined statements of equity to the combined statements of operations within the line item in which the hedged item is recorded. The cash flows from a derivative financial instrument qualifying for cash flow hedge accounting are classified in the combined statements of cash flows in the same category as the cash flows from the hedged item.

If a derivative financial instrument does not qualify for hedge accounting, the Company records the changes in fair value of derivative instruments in “Other (expense) income, net” in the combined statements of operations.

The Company does not purchase, hold or sell derivative financial instruments for trading and speculative purposes.

Concentration of Credit Risk

Financial instruments, which potentially expose the Company to credit risk, consist primarily of investments, derivatives and accounts receivable. From time to time, the Company invests excess cash in high credit-quality financial institutions and invests primarily in money market funds placed with major banks and financial institutions and corporate commercial paper. The Company believes no significant concentration of credit risk exists with respect to these investments.

A significant portion of accounts receivable are with communication service providers. However, the concentration of credit risk is diversified due to the large number of commercial and government entities comprising the Company’s customer base and their dispersion across different industries and geographic regions. The Company manages credit risk on trade accounts receivable by performing ongoing credit evaluations of its customers’ financial condition and limiting the extension of credit when deemed necessary.

For the fiscal year ended January 31, 2011, one customer represented approximately 15% of total revenue. No customer accounted for 10% or more of total revenue for the fiscal years ended January 31, 2012 and 2010. No customer accounted for more than 10% of combined accounts receivable as of January 31, 2012 or 2011. The Company believes that no significant customer credit risk exists.

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Revenue Recognition

The Company reports its revenue in two categories: (i) product revenue, including hardware and software products; and (ii) service revenue, including revenue from professional services, training services and post-contract customer support (“PCS”). Professional services primarily include installation, customization and consulting services.

A majority of the Company’s revenue is accounted for in accordance with the FASB’s guidance relating to revenue recognition for software arrangements as the software component of most of the Company’s multiple element arrangements are more than incidental to the products being sold. However, multiple element arrangements entered into or materially modified on or after February 1, 2011 that include hardware which functions together with software to provide the essential functionality of the product are accounted under the FASB’s new guidance applicable to multiple element arrangements. In applying the FASB’s guidance, the Company exercises judgment and uses estimates in determining the revenue to be recognized in each accounting period.

For arrangements that do not require significant customization of the underlying software, the Company recognizes revenue when it has persuasive evidence of an arrangement, the product has been shipped and the services have been provided to the customer, the sales price is fixed or determinable, collectability is probable, and all other pertinent criteria are met as required by the FASB’s guidance.

In certain instances, payment terms extend beyond the Company’s customary practices. In these situations, if a customer does not have an adequate history of abiding by its contractual payment terms without concessions, the sales price is not considered fixed or determinable. As such, revenue recognition commences upon collection, provided all other revenue recognition criteria have been met.

Under certain contractual arrangements, the Company is required to pay a penalty or liquidated damages if delivery of the Company’s products and installation services are not completed by a certain date. In other arrangements, the Company has guaranteed product performance and warranty service response rates, which, if not met, can result in penalties. The Company accounts for such penalties or liquidated damages in accordance with the FASB’s guidance relating to contingencies.

Shipping and handling amounts billed to the Company’s customers are included in product revenue and the related shipping and handling costs are included in product costs.

The Company reports revenue net of any revenue-based taxes assessed by governmental authorities that are imposed on and concurrent with specific revenue producing transactions.

The following are the specific revenue recognition policies for each major category of revenue.

Multiple Element Arrangements

Revenue arrangements may incorporate one or more elements in a single transaction or combination of related transactions. In September 2009, the FASB issued revenue recognition guidance applicable to multiple element arrangements, which:

•

applies to multiple element revenue arrangements that contain both software and hardware elements, focusing on determining which revenue arrangements are within the scope of the software revenue guidance; and

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

•

addresses how to separate consideration related to each element in a multiple element arrangement, excluding software arrangements, and establishes a hierarchy for determining the selling price of an element. It also eliminates the residual method of allocation by requiring that arrangement consideration be allocated at the inception of the arrangement to all elements using the relative selling price method.

The Company adopted this guidance on a prospective basis for revenue arrangements entered into, or materially modified, on or after February 1, 2011.

Certain of the Company’s multiple element arrangements include hardware that functions together with software to provide the essential functionality of the product. Therefore, such arrangements entered into or materially modified on or after February 1, 2011 are no longer accounted for in accordance with the FASB’s software accounting guidance. Accordingly, the selling price used for each deliverable is based on vendor specific objective evidence (“VSOE”) of fair value, if available, third party evidence (“TPE”) of fair value if VSOE is not available, or the Company’s best estimate of selling price (“BESP”) if neither VSOE nor TPE is available. In determining the units of accounting for these arrangements, the Company evaluates whether each deliverable has stand-alone value as defined in the FASB’s guidance. Professional services performed prior to the product’s acceptance do not have stand-alone value and are therefore combined with the related hardware and software as one non-software deliverable. After determining the fair value for each deliverable, the arrangement consideration is allocated using the relative selling price method. Revenue is recognized accordingly for each deliverable once the respective revenue recognition criteria are met for that deliverable.

The Company has not yet established VSOE of fair value for any element other than PCS for a portion of its arrangements. Generally, the Company is not able to determine TPE because its offerings contain a significant level of differentiation such that the comparable pricing of substantially similar products or services cannot be obtained. When the Company is unable to establish fair value of its non-software deliverables using VSOE or TPE, it uses BESP in its allocation of arrangement consideration. The objective of BESP is to determine the price at which it would transact a sale if the product or service were sold on a stand-alone basis, which requires significant judgment. The Company determines BESP for a product or service by considering multiple factors, including, but not limited to, cost of products, gross margin objectives, pricing practices, geographies and customer classes. The Company exercises judgment and uses estimates in determining the revenue to be recognized in each accounting period.

With the exception of arrangements that require significant customization of the product to meet the particular requirements of the customer, which are accounted for using the percentage-of-completion method, the initial revenue recognition for each non-software product deliverable is generally upon completion of the related professional services. The impact of implementing the guidance was significant for the fiscal year ended January 31, 2012. For the fiscal year ended January 31, 2012, an additional $48.9 million of revenue was recognized as a result of the adoption of the new guidance. Such additional revenue included $40.9 million of additional revenue recognized under the new guidance as compared to the revenue that would have been recognized under prior accounting guidance for the fiscal year ended January 31, 2012 resulting from material modifications of certain existing contracts. Deferred revenue associated with those contracts that were modified during the fiscal year ended January 31, 2012, were $19.3 million and $8.2 million as of January 31, 2012 and 2011, respectively.

For all transactions entered into prior to February 1, 2011 that have not been subsequently materially modified, as well as multiple element arrangements without hardware, the Company allocates revenue to the delivered elements of the arrangement using the residual method, whereby revenue is allocated to the undelivered elements based on VSOE of fair value of the undelivered elements with the remaining arrangement fee allocated to the delivered elements and recognized as revenue assuming all other revenue recognition criteria are met. If

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NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

the Company is unable to establish VSOE of fair value for the undelivered elements of the arrangement, revenue recognition is deferred for the entire arrangement until all elements of the arrangement are delivered. However, if the only undelivered element is PCS, the Company recognizes the arrangement fee ratably over the PCS period.

PCS revenue is derived primarily from providing technical software support services, unspecified software updates and upgrades to customers on a when and if available basis. PCS revenue is recognized ratably over the term of the PCS period. When PCS is included within a multiple element arrangement and the arrangement is within the scope of the software revenue guidance, the Company primarily utilizes the substantive renewal rate to establish VSOE of fair value for PCS.

The Company’s policy for establishing VSOE of fair value for professional services and training is based upon an analysis of separate sales of services, which are then compared with the fees charged when the same elements are included in a multiple element arrangement. The Company has not yet established VSOE of fair value for any element other than PCS.

When using the substantive renewal rate method, the Company may be unable to establish VSOE of fair value for PCS because the renewal rate is deemed to be non-substantive or there are no contractually-stated renewal rates. If the stated renewal rate is non-substantive, the entire arrangement fee is recognized ratably over the estimated economic life of the product (five to eight years) beginning upon delivery of all elements other than PCS. The Company believes that the estimated economic life of the product is the best estimate of how long the customer will renew PCS. If there is no contractually stated renewal rate, the entire arrangement fee is recognized ratably over the relevant contractual PCS term beginning upon delivery of all elements other than PCS.

In certain multiple element arrangements, the Company is obligated to provide training services to customers related to the operation of the Company’s software products. These training services are either provided to the customer on a “defined” basis (limited to a specified number of days or training classes) or on an “as-requested” basis (unlimited training over a contractual period).

For multiple element arrangements containing as-requested training obligations that are within the scope of the software revenue guidance, the Company recognizes the total arrangement consideration ratably over the contractual period during which the Company is required to “stand ready” to perform such training, provided that all other criteria for revenue recognition have been met.

For multiple element arrangements containing defined training obligations, the training services are typically provided to the customer prior to the completion of the installation services. For arrangements that are within the scope of the software revenue guidance, because revenue recognition does not commence until the completion of installation, the defined training obligations do not impact the timing of recognition of revenue. In certain circumstances in which training is provided after the end of the installation period, the Company commences revenue recognition upon the completion of training, provided that all other criteria for revenue recognition have been met.

In its multiple element arrangements the Company may offer a discount on future purchases of products and services. A discount is considered an additional element of an arrangement if the discount is considered more than insignificant. A more-than-insignificant discount with respect to future purchases is a discount that is: (i) incremental to the range of discounts reflected in the pricing of the other elements of the arrangement, (ii) incremental to the range of discounts typically given in comparable transactions, and (iii) significant. Insignificant discounts and discounts that are not incremental do not affect revenue recognition. If the discount is considered more than insignificant, then a portion of the fee received is deferred and recognized as revenue as the future purchases are made by the customer or upon expiration of the period that the discount is available.

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Some of the Company’s arrangements require significant customization of the product to meet the particular requirements of the customer. For these arrangements, revenue is typically recognized in accordance with the FASB’s guidance for long-term construction type contracts using the percentage-of-completion (“POC”) method.

The determination of whether services entail significant customization requires judgment and is primarily based on alterations to the features and functionality to the standard release, complex or unusual interfaces as well as the amount of hours necessary to complete the customization solution relative to the size of the contract. Revenue from these arrangements is recognized on the POC method based on the ratio of total hours incurred to date compared to estimated total hours to complete the contract.

Management is required to make judgments to estimate the total estimated costs and progress to completion. Changes to such estimates can impact the timing of the revenue recognition period to period. The Company uses historical experience, project plans, and an assessment of the risks and uncertainties inherent in the arrangement to establish these estimates. Uncertainties in these arrangements include implementation delays or performance issues that may or may not be within the Company’s control. If some level of profitability is assured, but the related revenue and costs cannot be reasonably estimated, then revenue is recognized to the extent of costs incurred until such time that the project’s profitability can be estimated or the services have been completed. If VSOE of fair value of PCS does not exist, all revenue will be deferred until completion of the professional services and recognized ratably over the respective PCS period. If the Company determines that based on its estimates its costs exceed the sales price, the entire amount of the estimated loss is accrued in the period that such losses become known.

Revenue derived from sales to distributors, resellers, and value-added resellers are recognized when the resellers in turn sell the software product to their customers and installation of the software product has occurred, provided all other revenue recognition criteria are met. This is commonly referred to as the sell-through method. The contractual arrangements between the reseller and end user, or between the reseller and the Company, generally obligate the Company to provide services to the end user that are subject to end user acceptance. Further, payment terms are generally subject to the reseller’s receiving payment from the end user and the end user’s acceptance of the product. Therefore, the Company defers recognition until there is a “sell-through” by the reseller to an actual end user customer and acceptance by the end user.

In the combined statements of operations, the Company classifies revenue as product revenue or service revenue. For multiple element arrangements that include both product and service elements, management evaluates various available indicators of fair value and applies its judgment to reasonably classify the arrangement fee between product revenue and service revenue. The amount of multiple element arrangement fees classified as product and service revenue based on management estimates of fair value when VSOE of fair value for all elements of an arrangement does not exist could differ from amounts classified as product and service revenue if VSOE of fair value for all elements existed. The allocation of multiple element arrangement fees between product revenue and service revenue, when VSOE of fair value for all elements does not exist, is for combined financial statement presentation purposes only and does not affect the timing or amount of revenue recognized.

In determining the amount of a multiple element arrangement fee that should be classified between product revenue and service revenue, the Company first allocates the arrangement fee to product revenue and PCS (PCS is classified as service revenue) based on management’s estimate of fair value for those elements. The remainder of the arrangement fee, which is comprised of all other service elements, is allocated to service revenue. The estimate of fair value of the product element is based primarily on management’s evaluation of direct costs and reasonable profit margins on those products. This was determined to be the most appropriate methodology as the Company has historically been product-oriented with respect to pricing policies which facilitates the evaluation

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

of product costs and related margins in arriving at a reasonable estimate of the product element fair value. Management’s estimate of reasonable profit margins requires significant judgment and consideration of various factors, such as the impact of the economic environment on margins, the complexity of projects, the stability of product profit margins and the nature of products. The estimate of fair value for PCS is based on management’s evaluation of the weighted-average of PCS rates for arrangements for which VSOE of fair value of PCS exists.

Post-Contract Customer Support Renewals

The Company’s multiple element arrangements typically provide for renewal of PCS terms upon expiration of the original term. The amounts of these PCS renewals are recognized as revenue ratably over the specified PCS renewal period.

Professional Services Only Arrangements

Based on the type and nature of its professional-services-only arrangements, the Company recognizes revenue using either the proportional performance method, completed performance method or on a time and materials basis. For fixed-fee arrangements recognized based on the proportional performance method, the Company typically measures progress to completion based on the ratio of hours incurred to total estimated project hours, an input method. For fixed-fee arrangements recognized based on the completed performance method, the Company recognizes revenue once the services are completed and there are no other obligations of the Company. The Company recognizes revenue for time and materials arrangements as the services are performed based on contractually stipulated billing rates.

Product and Service Costs

The Company’s product and service cost of revenue primarily consists of hardware and software material costs and compensation and related expenses for personnel involved in the customization of the Company’s products for customer delivery, contractor costs, maintenance and professional services, such as installation costs and training, royalties and license fees, depreciation of equipment used in operations, amortization of capitalized software costs and certain purchased intangible assets and related overhead costs.

When revenue is recognized over multiple periods in accordance with the Company’s revenue recognition policies, the material cost, including hardware and third party software license fees are deferred and amortized over the same period that product revenue is recognized. These costs are recognized as “Deferred cost of revenue” on the combined balance sheets. However, the Company has made an accounting policy election whereby the cost for installation and other service costs are expensed as incurred, except for arrangements recognized in accordance with the FASB’s guidance for long-term construction type contracts.

For certain contracts where revenue is recognized in accordance with the FASB’s guidance for long-term construction type contracts, revisions in estimates of costs are reflected in the accounting period in which the facts that require the revision become known. These costs include all direct material and labor costs and overhead related to contract performance.

Research and Development, Net

Research and development expense primarily consists of personnel-related costs involved in product development. Research and development expense also includes third party development and programming costs and the amortization of purchased software code and services content used in research and development activities. Research and development costs are expensed as incurred.

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

The Company receives non-refundable grants that fund a portion of research and development expenditures. These grants are recorded as a reduction to “Research and development, net” in the combined statements of operations.

Software Costs

Costs of software developed for internal use are capitalized in accordance with the FASB’s guidance during the application development stage and are then amortized over the estimated useful life of the software, which to date has been four years or less once the software is ready for its intended use. These costs are included in “Property and equipment, net” in the combined balance sheets.

Costs of software developed for sale to customers are capitalized in accordance with the FASB’s guidance relating to costs of computer software to be sold, leased, or otherwise marketed to customers. Software costs incurred are capitalized subsequent to establishing technological feasibility and continue through general release of the software products. These capitalized costs are included in “Other assets” in the combined balance sheets. Amortization of capitalized costs begins in the period in which the related product is available for general release to customers and is recorded on a straight-line basis over the estimated economic life of the related software products, which approximates the pattern in which the economic benefits are expected to be realized. The economic life of the related software products is generally seven years or less. The Company did not have unamortized software development cost as of January 31, 2012 and 2011.

Sales and Marketing

Sales and marketing expenses include payroll, employee benefits, stock-based compensation, and other headcount-related expenses associated with sales and marketing personnel, and the costs of advertising, promotions and other programs. In addition, the Company, records customer acquisition and origination costs, including sales commissions as incurred, with the exception of certain sales referral fees that are capitalized and amortized ratably over the revenue recognition period. Advertising costs are expensed as incurred.

Stock-Based Compensation

Certain employees of the Company have historically participated in various plans of CTI that provided options to acquire shares of CTI and deferred stock awards. The Company’s combined statements of operations include expenses related to the Company’s employee participation in CTI plans.

Stock-based compensation expense is measured at the grant date based on the fair value of the award derived using the Black-Scholes option-pricing model and the cost is recognized as expense ratably over the award’s vesting period. The Black-Scholes model requires making certain assumptions used within the model, the most significant of which are the CTI stock price volatility assumption over the term of the awards and the expected life of the option award based on the actual and projected employee stock option behaviors. Other assumptions include the risk-free rate of return and CTI’s dividends during the expected term.

CTI estimates expected forfeitures of stock-based awards at the grant date and recognize compensation cost only for those awards expected to vest. Forfeiture rates are estimated based on historical experience. The forfeiture assumption is adjusted to the actual forfeitures that occur. Therefore, changes in the forfeiture assumptions may impact the amount and timing of the total amount of expense recognized over the vesting period. Estimated forfeitures are reassessed in subsequent periods and may change based on new facts and circumstances.

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

The fair value of equity instruments issued to a nonemployee is measured by using the stock price and other measurement assumptions as of the date earlier of either: (i) a commitment for performance by the nonemployee has been reached; or (ii) the counterparty’s performance is complete. Expenses related to nonemployee awards are generally recognized in the same period and in the same manner as the Company incurs the related liability for goods and services received.

APIC Pool

The long form method is used to determine the Company’s pool of excess tax benefits available within CTI’s additional paid-in capital. Excess tax benefits resulting from stock option exercises are recognized as additions to CTI’s APIC in the period the benefit is realized. In the event of a shortfall (that is, the tax benefit realized is less than the amount previously recognized through periodic stock-based compensation expense recognition and related deferred tax accounting), the shortfall is charged against APIC to the extent of previous excess benefits, if any, including the hypothetical APIC pool, and then to tax expense.

Income Taxes

Income taxes are provided using the asset and liability method, such that income taxes (i.e., deferred tax assets, deferred tax liabilities, taxes currently payable/refunds receivable and tax expense/benefit) are recorded based on amounts refundable or payable in the current year and include the results of any difference between U.S. GAAP and tax reporting. Deferred income taxes reflect the tax effect of net operating losses, capital losses and general business credit carryforwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under enacted tax laws and rates. Valuation allowances are established when management determines that it is more-likely-than-not that some portion or all of the deferred tax asset will not be realized. The financial effect of changes in tax laws or rates is accounted for in the period of enactment. The subsequent realization of net operating loss and general business credit carryforwards acquired in acquisitions accounted for using the acquisition method of accounting is recognized in the combined statement of operations.

The Company is included in the CTI consolidated federal and certain combined state income tax returns. As such, the Company is not a separate taxable entity for U.S. federal and certain state income tax purposes. In addition, the Company does not have a written tax sharing agreement with CTI. The Company’s provisions for income taxes and related balance sheet accounts are presented as if the Company were a separate taxpayer (“separate return method”). This method of allocating the CTI consolidated current and deferred income taxes is systematic, rational and consistent with the asset and liability method. The separate return method represents a hypothetical computation assuming that the reported revenue and expenses of the Company were incurred by a separate taxable entity. Accordingly, the reported provision for income taxes and the related balance sheet accounts (including but not limited to the NOL deferred tax assets) will not equal the amounts that are allocable to the Company under the applicable consolidated federal and state tax laws. Further, as the Company does not have a tax-sharing agreement with CTI in place, the expected payable or receivable is treated as a dividend or capital contribution to the parent.

From time to time, the Company has business transactions in which the tax consequences are uncertain. Significant judgment is required in assessing and estimating the tax consequences of these transactions. The Company prepares and files tax returns based on its interpretation of tax laws. In the normal course of business, the Company’s tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax, interest and penalty assessments. In determining the Company’s tax provision for financial reporting purposes, the Company establishes a liability for uncertain tax positions unless such positions are determined to be more-likely-than-not of being sustained upon examination, based on their technical merits. That

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

is, for financial reporting purposes, the Company only recognizes tax benefits that it believes are more-likely-than-not of being sustained and then recognizes the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. There is considerable judgment involved in determining whether positions taken on the tax return are more-likely-than-not of being sustained and determining the likelihood of various potential settlement outcomes.

The Company adjusts its estimated liability for uncertain tax positions periodically because of new information discovered as a function of ongoing examinations by, and settlements with, the various taxing authorities, as well as changes in tax laws, regulations and interpretations. The combined tax provision of any given year includes adjustments to prior year income tax accruals that are considered appropriate as well as any related estimated interest. The Company’s policy is to recognize, when applicable, interest and penalties on uncertain tax positions as part of income tax expense (see Note 19, Income Taxes).

As part of the Company’s accounting for business combinations, some of the purchase price is allocated to goodwill and intangible assets. Impairment charges associated with goodwill are generally not tax deductible and will result in an increased effective income tax rate in the quarter any impairment is recorded. Amortization expenses associated with acquired intangible assets are generally not tax deductible pursuant to the Company’s existing tax structure; however, deferred taxes have been recorded for non-deductible amortization expenses as a part of the purchase price allocation process. The Company has taken into account the allocation of these identified intangibles among different taxing jurisdictions, including those with nominal or zero percent tax rates, in establishing the related deferred tax liabilities. Under the FASB’s guidance, the income tax benefit from future releases of the acquisition date valuation allowances or income tax contingencies, if any, are reflected in the income tax provision in the combined statements of operations, rather than as an adjustment to the purchase price allocation.

Contingencies

Contingencies by their nature relate to uncertainties that require management to exercise judgment both in assessing the likelihood that a liability has been incurred as well as in estimating the amount of potential loss, if any. The Company accrues for costs relating to litigation, claims and other contingent matters when such liabilities become probable and reasonably estimable.

Cash Position

The Company incurred substantial losses and had negative cash flows during the three fiscal years ended January 31, 2012.

The Company forecasts that available cash and cash equivalents will be sufficient to meet its liquidity needs, including capital expenditures, for at least the next 12 months. The Company’s forecast is based upon a number of assumptions, which the Company believes are reasonable. However, should one or more of the assumptions prove incorrect, or should one or more of the risks or uncertainties attendant to the Company and its business materialize, the Company’s business and operations could be materially adversely affected and, in such event, the Company may need to seek new borrowings, asset sales or the issuance of equity or debt securities. Management believes that sources of liquidity could be identified.

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

2. RECENT	ACCOUNTING PRONOUNCEMENTS

Standards Implemented

Revenue Recognition

In September 2009, the FASB issued revenue recognition guidance applicable to multiple element arrangements. The Company adopted this guidance on a prospective basis for revenue arrangements entered into, or materially modified, on or after February 1, 2011 (see Note 1, Organization, Business and Summary of Significant Accounting Policies—Revenue Recognition).

Goodwill Impairment

In September 2011, the FASB issued new accounting guidance on testing goodwill for impairment. The new guidance provides an entity the option to first perform a qualitative assessment to determine whether a reporting unit’s fair value is more likely than not less than its carrying value, including goodwill. In performing its qualitative assessment, an entity considers the extent to which adverse events or circumstances (or factors) identified, such as changes in economic conditions, industry and market conditions or entity specific events, could affect the comparison of the reporting unit’s fair value with its carrying amount. If an entity concludes that the fair value of a reporting unit is more likely than not less than its carrying amount, the entity is required to perform the currently prescribed two-step goodwill impairment test to identify potential goodwill impairment and, accordingly, measure the amount, if any, of goodwill impairment loss to be recognized for that reporting unit. The guidance is effective for the Company for interim and annual periods commencing February 1, 2012.

In the fourth quarter of the fiscal year ended January 31, 2012, in conjunction with management’s annual testing of goodwill, the Company early adopted the new accounting guidance.

Under the qualitative assessment, various factors that would affect the estimated fair value of a reporting unit are identified. These factors are then classified by the type of impact they would have on the estimated fair value using positive, neutral, and adverse categories based on current business conditions. Additionally, an assessment of the level of impact that a particular factor would have on the estimated fair value is determined using high, medium, and low weighting.

Other Standards Implemented

In January 2010, the FASB issued guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. The guidance requires new disclosures on the transfers of assets and liabilities between Level 1 (quoted prices in an active market for identical assets or liabilities) and Level 2 (significant other observable inputs) of the fair value measurement hierarchy, including the reasons and the timing of the transfers. Additionally, the guidance requires a gross presentation of activity within the Level 3 (significant unobservable inputs) roll forward, presenting information on purchases, sales, issuance, and settlements separately. The guidance was effective for the Company for interim and annual periods that commenced February 1, 2010, except for the gross presentation of the Level 3 roll forward, which became effective for the Company for interim and annual periods that commenced February 1, 2011. The adoption of this guidance did not have a material impact on the combined financial statements.

In December 2010, the FASB issued updated accounting guidance to clarify that pro forma disclosures should be presented as if a business combination occurred at the beginning of the prior annual period for purposes of preparing both the current reporting period and the prior reporting period pro forma financial information. These disclosures should be accompanied by a narrative description about the nature and amount of material, nonrecurring pro forma adjustments. This new accounting guidance is effective for business

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

combinations consummated in periods beginning after December 15, 2010 and should be applied prospectively as of the date of adoption, although early adoption is permitted. The Company adopted this new guidance effective February 1, 2011. The adoption of this guidance did not have a material impact on the combined financial statements.

In December 2010, the FASB issued guidance on when to perform step two of the goodwill impairment test for reporting units with zero or negative carrying amounts. Upon adoption, if the carrying amount of the reporting unit is zero or negative, the reporting entity must perform step two of the goodwill impairment test if it is more likely than not that goodwill is impaired as of the date of adoption. In determining if it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating an impairment may exist. Goodwill impairment recognized upon adoption of the guidance should be presented as a cumulative-effect adjustment to opening retained earnings as of the adoption date reflecting a change in accounting principle. This guidance was effective for the Company for interim and annual periods that commenced on February 1, 2011. Because the carrying value of the reporting unit (which included all the Company’s operations other than Netcentrex) was negative as of February 1, 2011 and the existence of adverse qualitative factors indicated potential impairment, step two of the goodwill impairment test was performed as of such date and did not result in an impairment. The adoption of this guidance did not have a material impact on the combined financial statements for the fiscal year ended January 31, 2012.

Standards to be Implemented

In May 2011, the FASB issued updated accounting guidance to amend existing requirements for fair value measurements and disclosures. The guidance expands the disclosure requirements around fair value measurements categorized in Level 3 of the fair value hierarchy and requires disclosure of the level in the fair value hierarchy of items that are not measured at fair value but whose fair value must be disclosed. It also clarifies and expands upon existing requirements for fair value measurements of financial assets and liabilities as well as instruments classified in shareholders’ equity. The guidance was effective for the Company for the interim period ended April 30, 2012. The Company believes that application of this guidance will not have a material impact on its combined financial statements.

In June 2011, the FASB issued accounting guidance, which revises the manner in which entities present comprehensive income in their financial statements. The new guidance eliminates the option to present components of other comprehensive income as part of the combined statements of equity. Under the new guidance, entities are required to present net income and other comprehensive income in either a single continuous statement or in two separate, but consecutive, statements of net income and other comprehensive income. In December 2011, the FASB amended and updated the guidance issued in June 2011 to defer certain presentation requirements. The amended and updated guidance was effective for the Company for interim and annual periods commencing February 1, 2012. The Company believes that, other than changes in presentation, the adoption of this guidance will not have a material impact on its combined financial statements.

3.	EXPENSE ALLOCATIONS

CTI provides a variety of services to the Company. CTI directly assigned, where possible, certain general and administrative costs to the Company based on actual use of those services. Where direct assignment of costs is not possible, or practical, CTI uses other indirect methods, including time studies, to estimate the allocation of costs. Allocated costs include general support services such as information technology, legal services, human resource services, general accounting and finance, and executive support. Substantially all of these allocations are reflected in “Selling, general, and administrative” expenses in the Company’s combined statements of operations.

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

The Company considered these expense allocations to be a reasonable reflection of the utilization of services provided. The allocations may not, however, reflect the expense the Company would have incurred as an independent company. Actual costs which may have been incurred if the Company had been an independent company for the fiscal years ended January 31, 2012, 2011 and 2010 would depend on a number of factors, including how the Company chose to organize itself, what, if any, functions were outsourced or performed by the Company’s employees.

The following table presents the expense allocations from CTI reflected in the Company’s combined statements of operations:

	Fiscal Years Ended January 31,
	2012	2011	2010
	(In thousands)
Employee’s compensation expenses	$6,665	$8,845	$5,060
Overhead expenses	2,988	3,346	2,341
External vendor expenses	5,812	70,704	107,853

Total	$15,465	$82,895	$115,254

Net Investment of CTI

CTI primarily uses a centralized approach for cash management and for financing of its operations with all related activity between the Company and CTI, reflected as equity transactions in “Net investment of CTI” in the combined statements of equity. Intercompany transactions between the Company and CTI primarily include: (i) borrowings from CTI used to fund operations and capital expenditures, as well as repayment thereof and (ii) allocations of CTI’s corporate expenses identified above.

Certain loan arrangements between CTI and the Company not included in “Net investment of CTI” are disclosed in Note 11, Debt and Note 22, Related Party Transactions.

4.	INVENTORIES, NET

Inventories, net of reserves as of January 31, 2012 and 2011 consist of:

	January 31,
	2012	2011
	(In thousands)
Raw materials	$35,971	$40,057
Work in process	9,171	25,771
Finished goods	150	408

Total inventories	45,292	66,236
Less: reserves for excess and obsolete inventories	(18,017)	(19,119)

Inventories, net	$27,275	$47,117

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

5.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net as of January 31, 2012 and 2011 consist of:

	January 31,
	2012	2011
	(In thousands)
Fixtures and equipment	$171,579	$243,310
Software	14,853	18,707
Leasehold improvements	14,980	17,884

	201,412	279,901
Less: accumulated depreciation and amortization	(156,725)	(239,262)

Total	$44,687	$40,639

Depreciation and amortization expense of property and equipment was $16.9 million, $20.2 million, and $28.7 million for the fiscal years ended January 31, 2012, 2011 and 2010, respectively. The Company also wrote off and disposed of property and equipment, net of $2.3 million, $0.9 million and $5.8 million during the fiscal years ended January 31, 2012, 2011 and 2010, respectively.

On September 16, 2010, Comverse Ltd., an Israeli company and a wholly owned subsidiary of the Company entered into an agreement for the sale of land in Ra’anana, Israel to a third party for approximately $28.5 million. Approximately $27.1 million of such proceeds were received in the fiscal year ended January 31, 2011. The balance, originally held in escrow to cover, to the extent necessary, any applicable taxes and levies, was received during the fiscal year ended January 31, 2012. The Company recorded a net gain of $2.4 million on the sale of this land in the fiscal year ended January 31, 2011.

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

6.	GOODWILL

The changes in the carrying amount of goodwill in the Company’s reportable segments for the fiscal years ended January 31, 2012, 2011 and 2010 are as follows:

	Comverse BSS	Comverse VAS	Comverse Other(1)	Total
	(In thousands)
For the Year Ended January 31, 2010
Goodwill, gross, at January 31, 2009	$83,522	$65,625	$162,023	$311,170
Accumulated impairment losses at January 31, 2009	—	—	(156,455)	(156,455)

Goodwill, net, at January 31, 2009	83,522	65,625	5,568	154,715
Effect of changes in foreign currencies and other	525	412	35	972

Goodwill, net, at January 31, 2010	$84,047	$66,037	$5,603	$155,687

For the Year Ended January 31, 2011
Goodwill, gross, at January 31, 2010	$84,047	$66,037	$162,058	$312,142
Accumulated impairment losses at January 31, 2010	—	—	(156,455)	(156,455)

Goodwill, net, at January 31, 2010	84,047	66,037	5,603	155,687
Effect of changes in foreign currencies and other	3	3	1	7

Goodwill, net, at January 31, 2011	$84,050	$66,040	$5,604	$155,694

For the Year Ended January 31, 2012
Goodwill, gross, at January 31, 2011	$84,050	$66,040	$162,059	$312,149
Accumulated impairment losses at January 31, 2011	—	—	(156,455)	(156,455)

Goodwill, net, at January 31, 2011	84,050	66,040	5,604	155,694
Effect of changes in foreign currencies and other	(95)	(74)	(8)	(177)

Goodwill, net, at January 31, 2012	$83,955	$65,966	$5,596	$155,517

Balance at January 31, 2012
Goodwill, gross, at January 31, 2012	$83,955	$65,966	$162,051	$311,972
Accumulated impairment losses at January 31, 2012	—	—	(156,455)	(156,455)

Goodwill, net, at January 31, 2012	$83,955	$65,966	$5,596	$155,517

(1)	The amount of goodwill in “Comverse Other” is attributable to Comverse MI and Netcentrex. The goodwill associated with Netcentrex was fully impaired during the fiscal year ended January 31, 2009 and prior fiscal years.

The Company tests goodwill for impairment annually as of November 1 or more frequently if events or circumstances indicate the potential for an impairment exists. The Company performed its goodwill impairment tests for each of its reporting units as of November 1, 2011, 2010 and 2009.

During the fiscal year ended January 31, 2012, the Company identified circumstances that required goodwill to be tested three times for impairment. Because the fair value of a reporting unit that included all of the Company’s operations other than Netcentrex was negative as of February 1, 2011 and the existence of adverse qualitative factors indicated potential impairment, step two of the goodwill impairment test was performed as of such date. The Company determined that the reporting unit’s fair value exceeded its carrying value, and such goodwill impairment test did not result in an impairment charge for the three months ended April 30, 2011. Due to a change in CTI’s reportable segments that occurred during the fiscal year ended January 31, 2012, the

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Company performed an interim goodwill impairment test as of October 31, 2011. Such goodwill impairment test did not result in an impairment charge during the three months ended October 31, 2011. The Company also identified circumstances that required the goodwill to be tested for impairment after the November 1, 2011 annual impairment testing date. As a result, the Company performed an impairment test of its goodwill as of January 31, 2012 and determined that the fair value exceeded the carrying value and goodwill was not impaired as of that date.

7.	INTANGIBLE ASSETS, NET

Intangible assets, net as of January 31, 2012 and 2011 are as follows:

		January 31,
	Useful Life	2012	2011
		(In thousands)
Gross carrying amount:
Acquired technology	5 to 7 years	$98,002	$98,002
Customer relationships	6 to 10 years	35,784	35,889
Trade names	3 to 10 years	3,400	3,400

Total intangible assets		137,186	137,291
Accumulated amortization:
Acquired technology		86,977	73,161
Customer relationships		24,775	21,341
Trade names		3,400	3,400

		115,152	97,902

Total		$22,034	$39,389

Acquired intangible assets, net relate to Comverse BSS segment as of January 31, 2012 and 2011.

Amortization of intangible assets was $17.3 million, $18.5 million, and $22.0 million for the fiscal years ended January 31, 2012, 2011 and 2010, respectively. In connection with its testing of goodwill for impairment, the Company also tested long-lived assets, including finite-lived intangible assets. The Company did not record an impairment charge related to finite-lived intangible assets for the fiscal years ended January 31, 2012 and 2011. The Company recorded non-cash, pre-tax impairment charges to finite-lived intangible assets of the Netcentrex reporting unit of $3.4 million for the fiscal year ended January 31, 2010, representing the remainder of the Netcentrex reporting unit’s intangible assets.

Estimated future amortization expense on finite-lived acquisition-related assets for each of the four succeeding fiscal years is as follows:

Fiscal Years Ending January 31,	(In thousands)
2013	$14,033
2014	2,792
2015	2,792
2016	2,417

$22,034

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

8.	OTHER ASSETS

Other assets as of January 31, 2012 and 2011 consist of:

	January 31,
	2012	2011
	(In thousands)
Severance pay fund(1)	$35,510	$44,674
Deposits	1,545	6,536
Long-term tax receivable	18,338	18,209
Long-term restricted cash	9,753	8,406
Other	446	1,113

	$65,592	$78,938

(1)	Represents deposits into insurance policies to fund severance liability (see Note 15, Other Long-Term Liabilities).

9.	ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses as of January 31, 2012 and 2011 consist of:

	January 31,
	2012	2011
	(In thousands)
Accrued compensation and benefits	$60,374	$70,787
Accounts payable	42,641	52,447
Accrued legal, audit and professional fees	4,530	10,953
Accrued taxes—other than income taxes	34,500	41,950
Accrued commissions	16,370	22,009
Accrued outside services—contractors	11,485	13,278
Accrued workforce reduction and restructuring	3,672	5,813
Accrued travel and entertainment	3,862	2,860
Other accrued expenses(1)	10,339	5,492

	$187,773	$225,589

(1)	Includes liabilities related to the Company’s 401(k) Plans.

The Company maintains a 401(k) plan for its full-time employees. These plans allow eligible employees to elect to contribute up to 60% of their annual compensation, subject to the prescribed maximum amount. The Company matches employee contributions at a rate of 50%, limited to a maximum annual matched contribution of $2,000 per employee. Employee contributions are always fully vested. The Company’s matching contributions for each year vest on the last day of the calendar year providing the employee remains employed with the Company on that day. The Company’s matching contributions to the 401(k) plan amounted to $0.9 million, $1.0 million, and $1.2 million for the fiscal years ended January 31, 2012, 2011 and 2010, respectively.

10.	RESTRUCTURING

The Company reviews its business, manages costs and aligns resources with market demand and in conjunction with various acquisitions. As a result, the Company has taken several actions to improve its cash position, reduce fixed costs, eliminate redundancies, strengthen operational focus and better position itself to respond to market pressures or unfavorable economic conditions.

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

First Quarter 2010 Restructuring Initiative

During the first quarter of the fiscal year ended January 31, 2011, the Company’s management approved a restructuring plan to eliminate staff positions and close certain facilities in order to streamline the Company’s activities. The aggregate cost of the plan of $7.0 million was recorded during the fiscal year ended January 31, 2011. Severance-related and facilities-related costs of $6.0 million and $0.9 million, respectively, were paid during the fiscal year ended January 31, 2011. The remaining costs of $0.1 million were paid during the fiscal year ended January 31, 2012.

Third Quarter 2010 Restructuring Initiatives and Business Transformation

During the second half of the fiscal year ended January 31, 2011, the Company commenced certain initiatives to improve its cash position, including a plan to restructure its operations with a view towards aligning operating costs and expenses with anticipated revenue. The Company implemented the first phase of such plan commencing in the third quarter of the fiscal year ended January 31, 2011, reducing its annualized operating costs. During the fiscal year ended January 31, 2012, the Company implemented a second phase of measures (the “Phase II Business Transformation”) that focuses on process reengineering to maximize business performance, productivity, and operational efficiency. As part of the Phase II Business Transformation, the Company restructured its operations into new business units that are designed to improve operational efficiency and business performance. One of the primary purposes of the Phase II Business Transformation is to solidify the Company’s leadership in BSS and leverage the growth in mobile data usage, while maintaining its leading market position in VAS and implementing further cost savings through operational efficiencies and strategic focus. In relation to these restructuring plans, the Company recorded severance-related costs of $12.6 million and $11.6 million for the fiscal years ended January 31, 2012 and 2011, respectively, and facilities-related costs of $0.2 million for each such fiscal year. During the fiscal years ended January 31, 2012 and 2011, the Company paid severance-related costs of $12.4 million and $9.1 million, respectively, and facilities-related costs of $0.3 million and $0.1 million, respectively. The remaining costs of $2.5 million are expected to be paid by January 31, 2013. The Company substantially completed its implementation of the Phase II Business Transformation. In the fiscal year ending January 31, 2013, the Company expects to continue to evaluate the implementation of certain measures of the Business Transformation.

Netcentrex 2010 Initiative

During the fiscal year ended January 31, 2011, management, as part of initiatives to improve focus on the Company’s core business and to maintain its ability to face intense competitive pressures in its markets, approved the first phase of a restructuring plan to eliminate staff positions primarily located in France. During the fiscal year ended January 31, 2012, the Company began the second phase of its Netcentrex restructuring plan. In relation to these initiatives, the Company recorded severance-related costs of $7.6 million and $10.9 million for the fiscal years ended January 31, 2012 and 2011, respectively, and facilities-related costs of $0.1 million in the fiscal year ended January 31, 2012. During the fiscal years ended January 31, 2012 and 2011, the Company paid severance-related costs of $9.3 million and $8.0 million, respectively. The remaining costs of $1.2 million relating to the Netcentrex second phase are expected to be substantially paid by January 31, 2013. As part of its commitment to its customers, Netcentrex is providing, and is expected to continue to provide, maintenance, support and certain other services to address the ongoing needs of its existing customer base.

Pre 2010 Initiatives

During prior fiscal years, management implemented a number of restructuring programs. These programs had various objectives, including changes to organizational structure and product offerings, to better align its cost structure with the business environment and to improve the efficiency of its operations through reductions in

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

workforce, restructuring of operations, abandoning and closing certain facilities, innovations to enhance the quality of its product offerings to better meet its customers’ needs and improve delivery and service capabilities. The remaining costs related to these initiatives were paid during the fiscal year ended January 31, 2012.

The following table represents a roll forward of the workforce reduction and restructuring activities noted above:

	Third Quarter 2010 Initiative		Netcentrex 2010 Initiative		First Quarter 2010 Initiative		Pre 2010 initiatives
	Severance Related	Facilities Related	Severance Related	Facilities Related	Severance Related	Facilities Related	Severance Related	Facilities Related	Total
	(In thousands)
January 31, 2009	$—	$—	$—	$—	$—	$—	$1,746	$8,670	$10,416
Charges	—	—	—	—	—	—	13,019	2,558	15,577
Change in assumptions	—	—	—	—	—	—	(32)	(273)	(305)
Paid or utilized	—	—	—	—	—	—	(14,034)	(6,468)	(20,502)

January 31, 2010	$—	$—	$—	$—	$—	$—	$699	$4,487	$5,186

Charges	11,600	191	10,885	—	6,035	1,007	18	314	30,050
Change in assumptions	—	—	—	—	—	—	(120)	4	(116)
Paid or utilized	(9,138)	(105)	(7,975)	—	(6,029)	(913)	(370)	(4,776)	(29,306)

January 31, 2011	$2,462	$86	$2,910	$—	$6	$94	$227	$29	$5,814

Charges	12,611	211	7,621	52	16	13	274	82	20,880
Change in assumptions	(140)	—	(12)	—	(3)	—	1	2	(152)
Translation adjustments	—	—	(7)	—	—	—	—	—	(7)
Paid or utilized	(12,447)	(289)	(9,334)	(52)	(19)	(107)	(502)	(113)	(22,863)

January 31, 2012	$2,486	$8	$1,178	$—	$—	$—	$—	$—	$3,672

(1)	Includes charges attributable to the Phase II Business Transformation.

11.	DEBT

Debt incurred by the Company was primarily extended by CTI.

Comverse Ltd. Lines of Credit

As of January 31, 2011, Comverse Ltd., the Company’s wholly-owned Israeli subsidiary, had a $10.0 million line of credit with a bank to be used for various performance guarantees to customers and vendors, letters of credit and foreign currency transactions in the ordinary course of business. This line of credit is not available for borrowings. The line of credit bears no interest and is subject to renewal on an annual basis. Comverse Ltd. is required to maintain cash balances with the bank of no less than the capacity under the line of credit at all times regardless of amounts utilized under the line of credit. In June 2011, the line of credit increased to $20.0 million with a corresponding increase in the cash balances that Comverse Ltd. is required to maintain with the bank to $20.0 million. As of January 31, 2012 and 2011, Comverse Ltd. had utilized $17.8 million and $4.0 million, respectively, of capacity under the line of credit for guarantees and foreign currency transactions.

As of January 31, 2011, Comverse Ltd. had an additional line of credit with a bank for $15.0 million, to be used for borrowings, various performance guarantees to customers and vendors, letters of credit and foreign currency transactions in the ordinary course of business. The line of credit bears no interest other than on borrowings thereunder and is subject to renewal on an annual basis. Borrowings under the line of credit bear

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

interest at an annual rate of London Interbank Offered Rate (“LIBOR”) plus a variable margin determined based on the bank’s underlying cost of capital. Comverse Ltd. is required to maintain cash balances with the bank of no less than the capacity under the line of credit at all times regardless of amounts borrowed or utilized under the line of credit. As of January 31, 2011, Comverse Ltd. had outstanding borrowings of $6.0 million under the line of credit which was repaid in full during the first quarter of the fiscal year ended January 31, 2012. In December 2011, the line of credit decreased to $8.0 million with a corresponding decrease in the cash balances that Comverse Ltd. is required to maintain with the bank to $8.0 million. As of January 31, 2012 and 2011, Comverse Ltd. had utilized $3.3 million and $7.3 million, respectively, of capacity under the line of credit for guarantees and foreign currency transactions.

Other than Comverse Ltd.’s requirement to maintain cash balances with the banks as discussed above, the lines of credit have no financial covenants. These cash balances required to be maintained with the banks were classified as “Restricted cash and bank time deposits” within the combined balance sheets as of January 31, 2012 and 2011.

Note Payable to CTI

On January 11, 2011, the Company entered into a promissory note to borrow $7.0 million from CTI, with the note scheduled to mature on January 11, 2016. The contractual interest rate applicable to borrowings under this promissory note is LIBOR plus 4.0%. The interest expense for the fiscal year ended January 31, 2012 was negligible and the amount owed to CTI as of January 31, 2012, including accrued interest, was approximately $8.5 million.

Loan Agreement with CTI

On May 9, 2012, the Company entered into a revolving loan agreement (the “Loan Agreement”) with CTI, pursuant to which CTI extended the Company a $25.0 million revolving credit facility. Borrowings under the Loan Agreement are to be used to fund the Company’s operational expenses and working capital needs (see Note 24, Subsequent Events).

12.	DERIVATIVES AND FINANCIAL INSTRUMENTS

The Company entered into derivative arrangements to manage a variety of risk exposures during the fiscal years ended January 31, 2012, 2011 and 2010 foreign currency risk related to forecasted foreign currency denominated payroll costs. The Company assessed the counterparty credit risk for each party related to its derivative financial instruments for the periods presented.

Forward Contracts

During the fiscal years ended January 31, 2012, 2011 and 2010, the Company entered into a series of short-term foreign currency forward contracts to limit the variability in exchange rates between the U.S. dollar (the “USD”) and the new Israeli shekels (“NIS”) to hedge probable cash flow exposure from expected future payroll expense. The transactions qualified for cash flow hedge accounting under the FASB’s guidance and there was no hedge ineffectiveness. Accordingly, the Company recorded all changes in fair value of the forward contracts as part of other comprehensive income (loss) in the combined statements of equity. Such amounts are reclassified to the combined statements of operations when the effects of the item being hedged are recognized in the combined statements of operations. The derivatives outstanding as of January 31, 2012 are short-term in nature and are due to contractually settle within the next twelve months.

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

The following tables summarize the Company’s derivative positions and their respective fair value as of January 31, 2012 and 2011:

	January 31, 2012
Type of Derivative	Notional Amount	Balance Sheet Classification	Fair Value
	(In thousands)
Assets
Derivatives designated as hedging instruments
Short-term foreign currency forward	$36,600	Prepaid expenses and other current assets	$236

Total Assets			$236

	January 31, 2011
Type of Derivative	Notional Amount	Balance Sheet Classification	Fair Value
	(In thousands)
Assets
Derivatives designated as hedging instruments
Short-term foreign currency forward	$16,404	Prepaid expenses and other current assets	$829

Total Assets			$829

The following tables summarize the Company’s classification of gains and losses on derivative instruments for the fiscal years ended January 31, 2012, 2011 and 2010:

	Fiscal Year Ended January 31, 2012
	Gain (Loss)
Type of Derivative	Recognized In Other Comprehensive Income	Reclassified from Accumulated Other Comprehensive Income Into Statement of Operations(1)	Recognized In Other (Expense) Income, Net
	(In thousands)
Derivatives designated as hedging instruments
Foreign currency forward	$1,741	$2,334	$—

Total	$1,741	$2,334	$—

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

	Fiscal Year Ended January 31, 2011
	Gain (Loss)
Type of Derivative	Recognized In Other Comprehensive Income	Reclassified from Accumulated Other Comprehensive Income Into Statement of Operations(1)	Recognized In Other (Expense) Income, Net
	(In thousands)
Derivatives designated as hedging instruments
Foreign currency forward	$1,770	$1,665	$—

Total	$1,770	$1,665	$—

	Fiscal Year Ended January 31, 2010
	Gain (Loss)
Type of Derivative	Recognized In Other Comprehensive Income	Reclassified from Accumulated Other Comprehensive Income Into Statement of Operations(1)	Recognized In Other (Expense) Income, Net
	(In thousands)
Derivatives designated as hedging instruments
Foreign currency forward	$6,423	$2,613	$—

Total	$6,423	$2,613	$—

(1)	Amounts reclassified from accumulated other comprehensive loss into the statement of operations are classified as operating expenses.

The components of other comprehensive income (loss) (“OCI”) related to cash flow hedges are as follows:

	Fiscal Years Ended January 31,
	2012	2011	2010
	(In thousands)
Accumulated OCI related to cash flow hedges, beginning of year	$829	$724	$(3,086)
Unrealized gains on cash flow hedges	1,741	1,770	6,423
Reclassification adjustment for gains included in net loss	(2,334)	(1,665)	(2,613)

Changes in accumulated OCI on cash flow hedges, net of tax(1)	(593)	105	3,810

Accumulated OCI related to cash flow hedges, end of year	$236	$829	$724

(1)	There is no tax impact on OCI related to cash flow hedges for the fiscal years ended January 31, 2012, 2011 and 2010.

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

13.	FAIR VALUE MEASUREMENTS

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The fair value of financial instruments is estimated by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Commercial paper. The Company uses quoted prices for similar assets and liabilities.

Derivative assets. The fair value of derivative instruments is based on quotes or data received from counterparties and third party financial institutions. These quotes are reviewed for reasonableness by discounting the future estimated cash flows under the contracts considering the terms and maturities of the contracts and markets rates for similar contracts using readily observable market prices thereof.

The following tables present financial instruments according to the fair value hierarchy as defined by the FASB’s guidance as of January 31, 2012 and 2011:

Financial Assets Measured at Fair Value on a Recurring Basis as of January 31, 2012

	January 31, 2012
	Quoted Prices to Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value
	(In thousands)
Financial Assets:
Commercial paper(1)	$—	$9,383	$—	$9,383
Derivative assets	—	236	—	236

	$—	$9,619	$—	$9,619

Financial Assets Measured at Fair Value on a Recurring Basis as of January 31, 2011

	January 31, 2011
	Quoted Prices to Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value
	(In thousands)
Financial Assets:
Commercial paper(1)	$—	$9,375	$—	$9,375
Derivative assets	—	829	—	829

	$—	$10,204	$—	$10,204

(1)	As of January 31, 2012 and 2011, $9.4 million of commercial paper were classified in “Cash and cash equivalents” within the combined balance sheets.

The Company did not recognize any transfers between levels of fair value measurement hierarchy during the fiscal years ended January 31, 2012 and 2011.

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Assets and Liabilities Not Measured at Fair Value on a Recurring Basis

In addition to assets and liabilities that are measured at fair value on a recurring basis, the Company also measures certain assets and liabilities at fair value on a nonrecurring basis. The Company measures non-financial assets, including goodwill, intangible assets and property and equipment, at fair value when there is an indication of impairment. These assets are recorded at fair value only when an impairment charge is recognized. The Company also elected not to apply the fair value option for non-financial assets and non-financial liabilities. For further details regarding impairment reviews, see Note 1, Organization, Business and Summary of Significant Accounting Policies.

As of January 31, 2011, the fair value of Comverse Ltd.’s borrowings under its line of credit was estimated to be equal to the principal amount outstanding.

The carrying amounts of cash and cash equivalents, restricted cash and bank time deposits, accounts receivable and accounts payable are reasonable estimates of their fair value.

14.	LEASES

The Company leases office and warehouse space, as well as certain equipment and vehicles, under non-cancelable operating leases. Gross rent expense was $21.6 million, $29.4 million and $34.3 million in the fiscal years ended January 31, 2012, 2011 and 2010, respectively. Sublease income was $2.0 million, $4.2 million and $4.3 million, in the fiscal years ended January 31, 2012, 2011 and 2010 respectively.

The majority of the Company’s leases include options that allow it to renew or extend the lease term beyond the initial lease period, subject to terms and conditions agreed upon at the inception of the lease. Such terms and conditions include rental rates agreed upon at the inception of the lease that could represent below-or above-market rental rates later in the life of the lease, depending upon market conditions at the time of such renewal or extension.

The Company has entered into various sublease agreements to lease excess space. As of January 31, 2012, the minimum annual rent obligations (excluding taxes, maintenance and other pass-throughs), sublease income to be received under non-cancelable subleases, and minimum net rentals of the Company are as follows for the fiscal years ending January 31:

	Minimum Lease Commitments	Noncancelable Subleases	Minimum Net Rentals
	(In thousands)
2013	$18,734	$(1,842)	$16,892
2014	13,436	(1,842)	11,594
2015	9,349	(1,842)	7,507
2016	5,106	(152)	4,954
2017	3,085	—	3,085
2018 and thereafter	1,065	—	1,065

	$50,775	$(5,678)	$45,097

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

15.	OTHER LONG-TERM LIABILITIES

Other long-term liabilities as of January 31, 2012 and 2011 consist of the following:

	January 31,
	2012	2011
	(In thousands)
Liability for severance pay	$47,044	$57,558
Tax contingencies	96,533	92,313
Other long-term liabilities	3,861	6,724

	$147,438	$156,595

Severance

Under Israeli law, the Company is obligated to make severance payments to employees of its Israeli subsidiaries on the basis of each individual’s current salary and length of employment. The Company’s liability for severance pay is calculated pursuant to Israel’s Severance Pay Law based on the most recent monthly salary of the employee multiplied by the number of years of employment, as of the balance sheet date. Employees are entitled to one month’s salary for each year of employment or a portion thereof. The gross severance liability as of January 31, 2012 and 2011 was $47.0 million and $57.6 million, respectively, and is included in “Other long-term liabilities” within the combined balance sheets. A portion of such liability is funded by monthly deposits into insurance policies, which are restricted to only be used to satisfy such severance payments. The amount of deposits is classified in “Other assets” within the combined balance sheets as severance pay fund in the amounts of $35.5 million and $44.7 million as of January 31, 2012 and 2011, respectively (see Note 8, Other Assets).

16.	RESEARCH AND DEVELOPMENT ARRANGEMENTS

A portion of the Company’s research and development operations are located in Israel, where benefits are derived from participation in programs sponsored by the Government of Israel for the support of research and development activities in Israel. Certain of the Company’s research and development activities include projects partially funded by the Office of the Chief Scientist of the Ministry of Industry and Trade of the State of Israel (the “OCS”) under which the funding organization reimburses a portion of the Company’s research and development expenditures under approved project budgets. Although the Government of Israel does not own proprietary rights in the OCS-funded Products and there is no specific restriction by the OCS with regard to the export of the OCS-funded Products, under certain circumstances, there may be limitations on the ability to transfer technology, know-how and manufacture OCS-funded Products outside of Israel. Such limitations could result in the requirement to pay increased royalties or a redemption fee calculated according to the applicable regulations.

The Company’s gross research and development expenses for the fiscal years ended January 31, 2012, 2011, and 2010 were $94.3 million, $150.3 million, and $177.8 million, respectively. Amounts reimbursable by the OCS and others for the fiscal years ended January 31, 2012, 2011, and 2010, were $0.1 million, $1.5 million, and $1.9 million, respectively, which were recorded as a reduction to gross research and development expenses within “Research and development, net.”

17.	STOCK-BASED COMPENSATION

Certain employees of the Company have historically received, under stock incentive compensation plans maintained by CTI, share-based awards, including stock options, deferred stock unit and restricted stock awards, entitling the recipients to acquire or receive shares of CTI common stock. Accordingly, the following presentation reflects the stock-based compensation expense attributable to awards granted by CTI to employees

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

of the Company. Amounts presented may not be indicative of future stock-based compensation expense and may not necessarily reflects the stock-based compensation expense that the Company would have recorded had it been an independent, publicly-traded company for the periods presented.

Stock-based compensation expense associated with awards made by CTI to employees of the Company is included in the Company’s combined statements of operations as follows:

	Fiscal Years Ended January 31,
	2012	2011	2010
	(In thousands)
Stock options:
Product costs	$7	$(26)	$243
Service costs	49	(61)	461
Research and development, net	30	(79)	529
Selling, general and administrative	216	156	1,255

	302	(10)	2,488

Restricted/Deferred stock awards:
Service costs	469	281	66
Research and development, net	322	343	179
Selling, general and administrative	2,567	1,825	1,437

	3,358	2,449	1,682

Total	$3,660	$2,439	$4,170

CTI Plans

Overview of CTI’s Stock Incentive Plans

CTI granted stock options, deferred stock unit (“DSUs”) awards and restricted stock unit (“RSUs”) awards under its various stock incentive plans during the fiscal years ended January 31, 2012, 2011 and 2010. The plans generally permit the issuance of incentive and non-qualified stock options, DSU awards, RSU awards, restricted stock and stock appreciation rights (“SARs”) to employees, officers and directors of CTI and its subsidiaries and terminate in ten years. Termination of a plan does not affect awards outstanding under such plan. These plans generally provide that unexercised options expire within 90 days of termination of service from CTI and its subsidiaries. Under CTI’s 2011 Stock Incentive Compensation Plan (the “2011 Plan”), stock options may be granted with an exercise price of not less than the fair market value of the underlying shares. Under CTI’s other plans (i) stock options which are designated as “incentive stock options” may be granted with an exercise price of not less than the fair market value of the underlying shares on the date of grant and are subject to certain limitations specified in Section 422 of the Internal Revenue Code and (ii) stock options that are not intended to qualify as incentive stock options may be granted at a price below fair market value. The stock options and the underlying shares are subject to adjustment in accordance with the terms of the plans in the event of stock dividends, recapitalizations and similar transactions. Stock options, DSUs and RSUs generally vest over a three or four-year period from the date of grant with the right to exercise up to a maximum term of ten years for all stock options granted. The stock-based compensation expense is recognized on a straight-line basis over the vesting period, reduced by estimated forfeitures and adjusted for actual forfeitures. Upon exercise of stock options, issuance of restricted stock and issuance in settlement of DSU and RSU awards, or issuance of shares under the stock incentive plans, CTI issues authorized but unissued common stock.

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

1996 Stock Option Plan

CTI’s 1996 Stock Option Plan provided that stock options that qualify as incentive stock options under Section 422A of the Internal Revenue Code may be granted to key employees and non-qualifying options may be granted to other employees, independent contractors or directors of CTI and its subsidiaries. The plan authorized up to 3 million shares of CTI’s common stock to be granted. The plan provided that for qualified awards the exercise price was based on fair value of CTI’s common stock at the date of the grant, except for the individuals who hold 10% or more interest in CTI, for whom the exercise price should not be less than 110% of the share price. The plan also provided that for non-qualified awards, the exercise price was not to be lower than $0.10 per share. Due to the lapse of ten years from the date of approval, no awards may be granted by CTI under the plan.

Boston Technology, Inc. 1996 Stock Option Plan

The plan authorized the granting of awards in the form of stock options, both qualified and non-qualified, CTI’s common stock in the form of DSUs, restricted and unrestricted stock awards and SARs. The plan authorized up to 5.85 million shares or options to purchase shares of CTI’s common stock to be granted. The plan provided that for qualified stock option awards, the exercise price be based on the fair value of CTI’s common stock at the date of the grant, except for the individuals who hold more than a 10% interest in CTI, for whom the exercise price should not be less than 110% of the share price. Due to the lapse of ten years from the date of approval, no awards may be granted by CTI under the plan.

1997 and 1999 Stock Incentive Compensation Plans

CTI’s 1997 and 1999 Stock Incentive Compensation Plans, authorized the granting of awards in the form of stock options, both qualified and non-qualified, as well as CTI’s common stock in the form of DSU and restricted stock awards. Additionally, the plan provided that SARs may be issued to any officer or other key employee of CTI and its subsidiaries. The plans authorized up to 7.5 million and 7.0 million shares or options, respectively, to purchase shares of CTI’s common stock to be granted. The plans provided that for qualified awards the exercise price be based on the fair value of CTI’s common stock at the date of the grant, except for the individuals who hold 10% or more interest in CTI, for whom the exercise price should not be less than 110% of the share price. The plans also provided that the exercise price for the non-qualified awards in the form of stock options may be less than the fair market value of CTI’s common stock at the date of the grant as determined by the compensation committee. Due to the lapse of ten years from the dates of approval, no awards may be granted by CTI under these plans.

2000, 2001, 2004 and 2005 Stock Incentive Compensation Plans

CTI’s 2000 and 2001 Stock Incentive Compensation Plan authorized, and the 2004 and 2005 Stock Incentive Compensation Plans authorize the granting of awards in the form of stock options, both qualified and non-qualified, as well as CTI’s common stock in the form of DSUs and restricted stock awards. Additionally, under the plans, SARs may be issued to any officer or other key employee of the Company. The 2000 and 2001 plans authorized up to 9.0 million and 9.7 million and the 2004 and 2005 plans authorize up to 2.5 million and 6.0 million shares or options to purchase shares of CTI’s common stock to be granted, respectively. The plans have a maximum term of ten years. The 2000 and 2001 plans terminated in September 2010 and June 2011, respectively, and, as such, no additional awards may be granted by CTI under such plans. The 2004 and 2005 plans are scheduled to terminate in June 2014 and 2015, respectively. The plans provide that for qualified awards the exercise price be based on the fair value of CTI’s common stock at the date of the grant, except for the individuals who hold a 10% or more interest in CTI, for whom the exercise price should not be less than 110% of the share price. The plans also provide that the exercise price for the non-qualified awards in the form of stock options may be less than the fair market value of CTI’s common stock at the date of the grant, as determined by

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

the compensation committee of CTI’s Board of Directors, provided that the discount is expressly granted in lieu of a reasonable amount of salary or bonus and the discount shall not exceed 15% of the fair market value of CTI’s common stock at the date of the grant.

2011 Stock Inventive Compensation Plan

In September 2011, CTI’s Board approved the 2011 Plan and such plan was approved by CTI’s shareholders at the annual shareholder meeting held on November 16, 2011.

The 2011 Plan provides for the issuance of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, other stock-based awards and performance-based compensation awards. A total of 22,000,000 shares of CTI’s common stock are reserved for issuance under the 2011 Plan. The 2011 Plan is scheduled to terminate in September 2021. Options will be designated as either nonqualified stock options or incentive stock options. An option granted as an incentive stock option will, to the extent it fails to qualify as an incentive stock option, be treated as a nonqualified option. The exercise price of an option, either incentive stock option or nonqualified stock options may not be less than the fair market value of underlying shares on the date of grant, except for individuals who hold a 10% or more interest in CTI, for whom the exercise price may not be less than 110% of the share price. The term of each option may not exceed ten years (or, in the case of an incentive stock option granted to a 10% shareholder, five years). The maximum number of shares with respect to which any options may be granted to any grantee in any consecutive twelve (12) month period shall be 3,000,000 shares. In addition, the maximum number of shares with respect to which any stock appreciation rights may be granted to any grantee in any consecutive twelve (12) month period shall be 3,000,000 Shares. The maximum amount of compensation under an award that is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (“Performance-Based Compensation Awards”) (other than options and stock appreciation rights) granted to any grantee in any consecutive twelve (12) month period shall be 1,500,000 shares and the maximum amount of Performance-Based Compensation Awards granted to any grantee in any consecutive twelve (12) month period shall be $10,000,000 if such Performance-Based Compensation Awards are denominated in cash rather than shares.

CTI intends to grant future equity awards solely under the 2011 Plan. As of January 31, 2012, 21,909,870 shares of CTI common stock were available for issuance under the plan.

CTI’s Restricted Period

As a result of the delinquency in the filing of periodic reports under the Exchange Act since April 2006, CTI had been ineligible to use its registration statements on Form S-8 for the offer and sale of equity securities, including equity securities issuable upon exercise of stock options by employees. Consequently, to ensure that it did not violate the federal securities laws, CTI prohibited the exercise of vested stock options from April 2006, until such time as it was determined that CTI has filed all periodic reports required in a 12-month period and had an effective registration statement on Form S-8 on file with the SEC. This period is referred to as the “restricted period.” In October 2011, CTI resumed option exercises.

April 2006 Modification

During the restricted period, certain employees left the Company whose vested stock options lapsed as a result of the prohibition on exercise of the stock options during the plan-mandated post-employment exercise period. In order to accommodate these former employees, CTI extended their exercise rights with respect to their vested stock options until the later of (i) 90 days after the date of his or her termination of employment, or (ii) 30 days after the restricted period has expired. However, this accommodation did not extend any stock option’s term

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

beyond its contractual termination date; typically ten years after the date of grant. The Company accounted for the additional time to exercise afforded to these employees as modifications of the original awards on the date the restricted period commenced. Certain individuals who received additional time to exercise were terminated employees at the time of the modification. Their modifications were accounted for using the liability method of accounting. This is referred to as the “April 2006 Modification.”

July 2006 Modification

Consistent with its commitment to employees and upon approval by its board of directors, CTI voluntarily compensated, in cash, current employees holding in-the-money options whose original 10-year terms expired during the restricted period, resulting in a modification charge. For the fiscal years ended January 31, 2012 and 2011, changes in fair value of these awards increased (decreased) the Company’s liability and compensation expense by a de minimus amount and $(0.4) million, respectively. CTI made de minimus cash payments for expired stock options to employees of the Company during the fiscal years ended January 31, 2012, 2011 and 2010, respectively. This is referred to as the “July 2006 Modification.”

Liability Awards

Primarily as a result of the aforementioned decision made during the restricted period to cash settle expired CTI options held by current employees and the modification of certain CTI awards held by employees terminated before the April 2006 Modification, but who could still exercise their awards as of the April 2006 Modification, such awards were accounted for under the liability method of accounting. Under the liability method, the award is measured at each balance sheet date based on its estimated fair value. Compensation expense for each period thereafter is based on the change in fair value of the award. The Company’s related stock- based compensation expense for the fiscal years ended January 31, 2012, 2011 and 2010 includes (credits) expense of a de minimus amount $(0.4) million and $0.2 million, respectively.

Restricted Awards and Stock Options

CTI grants restricted stock, DSU awards and RSU awards subject to vesting provisions (collectively, “Restricted Awards”) to certain key employees and directors. For the fiscal years ended January 31, 2012, 2011 and 2010, CTI granted Restricted Awards to employees of the Company valued at $6.4 million, $6.1 million and $2.6 million, respectively, based on the fair market value of CTI’s common stock on the date of grant. The Company’s stock-based compensation associated with Restricted Awards, net of credits for forfeitures, for the fiscal years ended January 31, 2012, 2011 and 2010, was $3.4 million, $2.4 million and $1.7 million, respectively, and was primarily included in “Selling, general and administrative” in the combined statements of operations.

In addition to the Restricted Awards above, CTI granted DSU awards to employees of the Company covering an aggregate 30,000 shares of CTI’s common stock with vesting and delivery conditioned upon the achievement of certain performance criteria (“Performance Awards”) in the fiscal year ended January 31, 2010. These Performance Awards were valued at $0.2 million based on the fair market value of CTI’s common stock on the date of grant. However, CTI later determined that the performance criteria were unlikely to be achieved, and no stock-based compensation expense was recorded for these awards. During the fiscal quarter ended April 30, 2010, it was determined that the performance criteria were not achieved and, accordingly, the Performance Awards were forfeited.

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

As of January 31, 2012, 2,422,693 stock options to purchase CTI’s common stock and 1,198,532 restricted awards were held by employees of the Company under CTI’s Stock Incentive Compensation Plans. The following table summarizes exercisable stock options and vested Restricted Awards:

	Stock Options Exercisable			Restricted Awards Vested
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Shares/Units	Weighted Average Grant Date Fair Value
January 31, 2012	2,290,359	$18.36	3.3	310,400	$8.52
January 31, 2011	9,967,531	$17.54	3.2	146,668	$9.93
January 31, 2010	11,015,455	$18.37	3.7	134,919	$12.61

The following table presents the combined activity of all the CTI Stock Incentive Compensation Plans attributable to employees of the Company for the fiscal years ended January 31, 2012, 2011 and 2010:

	Outstanding Options		Nonvested Restricted/Deferred Stock
	Shares(1)	Weighted Average Exercise Price	Shares	Weighted Average Grant Date Fair Value
Balance, January 31, 2009	11,732,232	$18.24	312,250	$13.56
Options granted	866,800	$7.10	—	$—
Options expired	(687,238)	$15.99	—	$—
Options forfeited	(85,339)	$13.07	—	$—
Deferred shares granted	—	$—	376,000	$6.84
Restricted/deferred shares vested(2)	—	$—	(134,919)	$12.61
Restricted/deferred shares forfeited	—	$—	(109,999)	$10.04

Balance, January 31, 2010	11,826,455	$17.60	443,332	$9.02
Options granted	—	$—	—	$—
Options expired	(1,292,275)	$22.61	—	$—
Options forfeited	(183,581)	$7.16	—	$—
Deferred shares granted	—	$—	732,000	$8.32
Restricted/deferred shares vested(2)	—	$—	(146,668)	$9.93
Restricted/deferred shares forfeited	—	$—	(129,332)	$9.40

Balance, January 31, 2011	10,350,599	$17.15	899,332	$8.25
Options granted	—	$—	—	$—
Options expired	(7,457,467)	$17.64	—	$—
Options forfeited	(111,327)	$8.79	—	$—
Options exercises	(359,112)	$5.60	—	$—
Deferred shares granted	—	$—	880,000	$7.33
Restricted/deferred shares vested(2)	—	$—	(310,400)	$8.52
Restricted/deferred shares forfeited	—	$—	(270,400)	$8.00

Balance, January 31, 2012(3)(4)(5)	2,422,693	$17.74	1,198,532	$7.56

(1)	The fair value of vested stock options was $0.4 million, $0.6 million and $2.2 million during the fiscal years ended January 31, 2012, 2011 and 2010, respectively.
(2)	The total fair value of vested Restricted Awards during the fiscal years ended January 31, 2012, 2011 and 2010 was $2.6 million, $1.5 million and $1.7 million, respectively.

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

(3)	Outstanding stock options held by employees of the Company as of January 31, 2012 include 135,334 nonvested stock options with a weighted-average grant date fair value of $2.34, an expected term of 4.00 years and a total fair value of $0.3 million. The unrecognized compensation expense related to the remaining nonvested stock options was $0.1 million which is expected to be recognized over a weighted-average period of 0.33 years.
(4)	As of January 31, 2012, the unrecognized compensation expense related to nonvested Restricted Awards was $6.2 million, which is expected to be recognized over a weighted-average period of 1.92 years.
(5)	As of January 31, 2012, stock options to purchase an aggregate of 2,290,359 shares of CTI’s common stock held by employees of the Company under the plan were vested and exercisable.

The following table summarizes information relating CTI’s stock options held by employees of the Company as of January 31, 2012:

	As of January 31, 2012
	Options Outstanding				Options Exercisable
Range of Exercise Price	Shares Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$00.01 - $05.60	143,601	1.9	$5.60	143,601	1.9	$5.60
$05.61 - $10.52	500,761	6.0	$7.27	368,427	5.6	$7.34
$10.53 - $17.70	437,052	1.9	$16.72	437,052	1.9	$16.72
$17.71 - $23.35	622,944	2.9	$22.41	622,944	2.9	$22.41
$23.36 - $25.33	718,335	3.7	$24.05	718,335	3.7	$24.05

	2,422,693			2,290,359

As of January 31, 2012, the aggregate intrinsic value was $0.1 million for both outstanding and exercisable stock options.

Fair Value Assumptions

The fair value of stock options was estimated on the date of grant or modification utilizing the Black-Scholes option valuation model. Assumptions for all grants and significant modifications are detailed below.

The fair value assumptions for the July 2006 Modification for the period July 2006 through January 31, 2012 were as follows:

	Minimum	Maximum
Risk-Free Rate	0.15%	5.18%
Volatility	25.64%	67.30%
Expected Term (years)	0.03	4.39
Market Value	$6.32	$22.68

The fair value assumptions for stock options granted during the fiscal year ended January 31, 2010, which had a weighted-average grant date fair value of $2.34, were as follows:

Risk-Free Rate	1.98%
Volatility	38.77%
Expected Term (years)	3.99
Market Value	$7.12

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

CTI based the risk-free interest rate on the implied yields on U.S. Treasury zero-coupon issues with an equivalent remaining term at the time of grant.

The expected term in years represents the period of time that the awards granted are expected to be outstanding based on historical exercise patterns. The assumption for dividend yield is zero because CTI has not historically paid dividends.

During the fiscal year ended January 31, 2012, CTI granted DSU and RSU awards covering an aggregate of 880,000 shares of CTI’s common stock to certain executive officers and key employees of the Company.

18.	OTHER (EXPENSE) INCOME, NET

Other (expense) income, net, for the fiscal years ended January 31, 2012, 2011 and 2010 is comprised of the following:

	Fiscal Years Ended January 31,
	2012	2011	2010
	(In thousands)
Foreign currency transaction losses, net	$(5,897)	$(4,229)	$(1,125)
Other, net	(1,295)	584	1,601

	$(7,192)	$(3,645)	$476

19.	INCOME TAXES

The components of United States and foreign income (loss) from operations before income taxes are as follows:

	Fiscal Years Ended January 31,
	2012	2011	2010
	(In thousands)
United States	$(29,077)	$4,361	$(87,748)
Foreign	33,720	(66,984)	(118,292)

Income (loss) before income taxes	$4,643	$(62,623)	$(206,040)

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

The provision for income taxes consists of the following:

	Fiscal Years Ended January 31,
	2012	2011	2010
	(In thousands)
Current income tax provision (benefit):
U.S. Federal	$456	$713	$2,666
U.S. State	(69)	301	46
Foreign	22,097	24,702	4,497

Total current income tax provision	$22,484	$25,716	$7,209

Deferred income tax provision (benefit):
U.S. Federal, net of federal benefit of state	$2,668	$2,855	$1,194
U.S. State	533	1,415	1,001
Foreign	(394)	132	6,526

Total deferred income tax provision	$2,807	$4,402	$8,721

Total income tax provision	$25,291	$30,118	$15,930

The reconciliation of the U.S. federal statutory income tax rate to the effective tax rate on income (loss) before income tax provision is as follows:

	Fiscal Years Ended January 31,
	2012	2011	2010
	(Dollars in thousands)
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
Income tax provision (benefit) at the U.S. statutory rate	$1,625	$(21,918)	$(72,114)
Valuation allowance	13,253	13,329	14,904
Foreign rate differential	(6,706)	10,263	32,571
U.S. tax effects of foreign operations	(16)	5,087	54,106
Impairment of Goodwill and Intangible assets	—	—	1,156
Tax contingencies	15,059	24,420	(18,524)
Stock based and other employee compensation	9,192	605	1,078
Non-deductible expenses	3,543	2,472	691
Foreign exchange	(505)	(558)	(35)
Change in tax laws	(1,221)	888	—
State tax provision	1,079	1,318	179
Tax credits	3,640	(4,264)	2,529
Return to provision and other adjustments	(13,652)	(1,524)	(611)

Total income tax provision	$25,291	$30,118	$15,930

Effective Income Tax Rate	544.7%	(48.1)%	(7.7)%

The significant differences that impact the effective tax rate relate to changes to the valuation allowance, tax contingencies, the difference between the U.S. federal statutory rate and the rates in foreign jurisdictions, the U.S. tax effect on foreign earnings and the re-measurement of certain foreign assets.

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

The Company’s operations in Israel have been granted “Approved Enterprise” status by the Investment Center for the Israeli Ministry of Industry, Trade and Labor, which makes the Company eligible for tax benefits under the Israeli Law for Encouragement of Capital Investments, 1959. Under the terms of the program, income attributable to an Approved Enterprise is exempt from income tax for a period of two years and is subject to a reduced income tax rate for the subsequent five to fifteen years (generally 10-15%, depending on the percentage of foreign investment in the Company).

Deferred income taxes are provided for the effects of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes. Significant components of the Company’s deferred tax assets and deferred tax liabilities are as follows:

	As of January 31,
	2012	2011
	(In thousands)
Deferred tax assets:
Deferred revenue	$89,368	$87,932
Loss carryforwards	97,979	75,821
Stock-based and other compensation	7,361	21,376
Tax credits- net of foreign withholding taxes	60,672	58,459
Other intangibles	22,751	18,086
Other	5,254	5,138

Total deferred tax assets	$283,385	$266,812

Deferred tax liabilities:
Deferred cost of revenue	$(64,872)	$(55,526)
Goodwill	(18,047)	(15,306)

Total deferred tax liabilities	$(82,919)	$(70,832)

Valuation allowance	(231,209)	(224,226)

Net deferred income tax liability	$(30,743)	$(28,246)

Recognized as:
Current deferred income tax assets	$8,441	$14,943
Noncurrent deferred income tax assets	10,153	9,664
Current deferred income tax liabilities	(8,742)	(11,494)
Noncurrent deferred income tax liabilities	(40,595)	(41,359)

Total	$(30,743)	$(28,246)

U.S. income and foreign withholding taxes have not been recorded on permanently reinvested earnings of certain subsidiaries aggregating $81.9 million, $49.2 million and $105.0 million as of January 31, 2012, 2011 and 2010, respectively. At this time, determination of the amounts of deferred U.S. federal and state income taxes and foreign withholding taxes related to these foreign subsidiaries is not practicable. As of January 31, 2012, $149.0 million of earnings from certain subsidiaries are not considered to be permanently reinvested and therefore, related deferred U.S. income taxes and foreign withholding taxes were provided. A portion of the earnings of subsidiaries in the following countries are not considered permanently reinvested: Australia, Israel, Brazil, Canada, Hong Kong, New Zealand, Mexico, Portugal, Netherlands, and the United Kingdom.

The Company has net operating loss carryforwards (“NOLs”) for tax purposes and other deferred tax benefits that are available to offset future taxable income.

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

The Company’s gross NOLs for tax return purposes are as follows:

	As of January 31,
	2012	2011
	(In thousands)
U.S. Federal NOLs	$487,879	$448,355
U.S. State NOLs	250,617	230,109
Foreign NOLs	791,136	808,854

Total	$1,529,632	$1,487,318

The Company is included in the CTI consolidated federal and certain combined state income tax returns. NOL and other carry forwards are presented on a separate return method and therefore, will not equal the amounts that are allocable to the Company under the applicable federal and state tax laws. The U.S. federal NOL carry forwards expire in various years ending from January 31, 2016 to January 31, 2032. The U.S. state NOL carry forwards expire in various years ending from January 31, 2013 to January 31, 2032. At January 31, 2012, all but $6.9 million of the foreign NOLs have indefinite carryforward periods. The table above reflects gross NOLs for tax return basis which are different from financial statement NOLs, primarily due to the reduction of the financial statement NOLs under the FASB’s guidance on accounting for uncertainty in income taxes. The Company has U.S. federal, state and foreign tax credit carryforwards of approximately $68.7 million and $50.4 million as of January 31, 2012 and 2011, respectively. The utilization of these carryforwards is subject to limitations. The federal AMT credit has no expiration date. The foreign tax credit carryforwards expire in various years ending from January 31, 2012 to 2017.

In accordance with the FASB’s guidance relating to accounting for uncertainty in income taxes, the Company recognizes unrecognized tax benefits in non-current tax liabilities. The following table reconciles the amounts recorded for unrecognized tax benefits for the fiscal years ended January 31, 2012, 2011 and 2010:

	Fiscal Years Ended January 31,
	2012	2011	2010
	(In thousands)
Gross unrecognized tax benefits as of February 1	$280,703	$253,686	$254,725
Increases related to tax positions taken in prior years	6,636	—	4,006
Decreases related to tax positions taken in prior years	(2,549)	(5,007)	(10,858)
Increases related to tax positions in current year	12,769	31,967	16,086
Decreases related to tax positions in current year	—	—	(4,877)
Decreases due to settlements with taxing authorities	(369)	—	(850)
Reductions resulting from lapse in statute of limitations	(6,019)	(1,829)	(10,254)
(Decreases) increases related to foreign currency exchange rate fluctuations	(3,325)	1,886	5,708

Gross unrecognized tax benefits as of January 31	$287,846	$280,703	$253,686

The balances of unrecognized tax benefits as of January 31, 2012, 2011 and 2010 are $287.8 million, $280.7 million and $253.7 million of which $95.2 million, $74.6 million and $59.3 million represent the amounts that, if recognized, may impact the effective income tax rate in future periods.

The Company recognized interest and penalties related to unrecognized tax benefits in its income tax provision. As of January 31, 2012, 2011 and 2010, the Company accrued $43.1 million, $40.5 million and $31.8 million for interest and penalties, respectively.

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

The Company estimates that it is reasonably possible that the balance of unrecognized tax benefits as of January 31, 2012 may decrease by approximately $4.5 million in the next twelve months, as a result of lapse of statutes of limitation and settlements with tax authorities. These unrecognized tax benefits relate to permanent establishment and other tax positions in the amounts of $2.1 million and $2.4 million, respectively.

The significant tax jurisdictions in which the Company is currently under examination by tax authorities include Israel, India, France, Canada, Brazil, the United Kingdom, Hong Kong, New York State, New York City and California. The Company is currently in discussions with the Israeli tax authorities regarding tax adjustments to the fiscal years ended January 31, 2006 through January 31, 2010. The Company anticipates that it is reasonably possible that new tax matters could be raised by tax authorities that may require increases or decreases to the balance of unrecognized tax benefits; however, an estimate of such increases or decreases cannot be made.

The Company files income tax returns in the U.S. federal, various state and local, and foreign tax jurisdictions. As of January 31, 2012, the Company was subject to income tax examination in these major jurisdictions:

Jurisdiction	Tax Years Ended
United States	January 31, 1999—January 31, 2012
Israel	January 31, 2006—January 31, 2012
United Kingdom	December 31, 2005—January 31, 2012
India	March 31, 2002, March 31, 2004—March 31, 2012
France	January 31, 2008—January 31, 2012
Brazil	December 31, 2004—December 31, 2005
December 31, 2007—December 31, 2011
Canada	January 31, 2007—January 31, 2012
Hong Kong	January 31, 2005—January 31, 2012
Various U.S. States	January 31, 1999—January 31, 2012
New York City	January 31, 2000—January 31, 2012

The Company regularly assesses the adequacy of its provisions for income tax contingencies in accordance with the FASB’s guidance. As a result, the Company may adjust the liabilities for unrecognized tax benefits for the impact of new facts and developments, such as changes to interpretations of relevant tax law, assessments from taxing authorities, settlements with taxing authorities, and lapses of statutes of limitations.

The Company maintains valuation allowances in jurisdictions where it is more-likely-than-not that all or a portion of a deferred tax asset may not be realized. In determining whether a valuation allowance is warranted, the Company evaluates factors such as prior earnings history, expected future earnings, reversal of existing taxable temporary differences, carry-back and carry-forward periods and tax strategies that could potentially enhance the likelihood of the realization of a deferred tax asset. Changes in valuation allowances are included in the Company’s tax provision in the period of change except for items related to additional paid-in capital. During the fiscal year ended January 31, 2012, the Company recorded an increase of $7.0 million to its valuation allowance related primarily to net operating losses in the U.S. and foreign jurisdictions. The increase in the valuation allowance is comprised of a $7.4 million charge included in the provision for income taxes and a $(0.4) million charge to the balance sheet.

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

20.	BUSINESS SEGMENT INFORMATION

The Company’s reportable segments consist of Comverse BSS and Comverse VAS. The results of operations of all the other operations of the Company are included in the column captioned “Comverse Other” as part of the Company’s business segment presentation. The operating segments included in “Comverse Other” do not meet the quantitative thresholds required for a separate presentation or the aggregation criteria under segment reporting guidance. Specifically, they do not have similar economic characteristics with any separately presented reportable segment.

During the fiscal year ended January 31, 2012, as part of the Phase II Business Transformation, the Company restructured its operations into new business units that are designed to improve operational efficiency and business performance. For a more comprehensive discussion relating to the Phase II Business Transformation, see Note 10, Restructuring.

Segment Performance

The Company evaluates its business by assessing the performance of each of its operating segments. The Company’s Chief Executive Officer is its chief operating decision maker (“CODM”). The CODM uses segment performance, as defined below, as the primary basis for assessing the financial results of the operating segments and for the allocation of resources. Segment performance, as the Company defines it in accordance with the FASB’s guidance relating to segment reporting, is not necessarily comparable to other similarly titled captions of other companies.

Segment performance is computed by management as income (loss) from operations adjusted for the following: (i) stock-based compensation expense; (ii) amortization of acquisition-related intangibles; (iii) compliance-related professional fees; (iv) compliance-related compensation and other expenses; (v) impairment charges; (vi) impairment of property and equipment; (vii) litigation settlements and related costs; (viii) acquisition-related charges; (ix) restructuring and integration charges; and (x) certain other gains and charges. Compliance-related professional fees and compliance-related compensation and other expenses relate to fees and expenses recorded in connection with CTI’s efforts to (a) complete current and previously issued financial statements and audits of such financial statements, (b) become current in periodic reporting obligations under the federal securities laws, and (c) remediate material weaknesses in internal control over financial reporting. Compliance-related professional fees and compliance-related compensation and other expenses recorded for the fiscal year ended January 31, 2012 also relate to fees and expenses incurred in connection with the timely filing of certain periodic reports of CTI. Although following the share distribution, the Company will not continue to incur compliance-related professional fees and compliance-related compensation and other expenses for the filing of CTI’s periodic reports, the Company expects to incur significant fees and expenses related to compliance with its periodic reporting obligations under federal securities laws.

In evaluating each segment’s performance, management uses segment revenue, which consists of revenue generated by the segment. Certain segment performance adjustments relate to expenses included in the calculation of income (loss) from operations, while, from time to time, certain segment performance adjustments may be presented as adjustments to revenue. The Company had no intercompany revenue or segment performance adjustments to revenue for the fiscal years ended January 31, 2012, 2011 and 2010.

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

The tables below present information about total revenue, total costs and expenses, income (loss) from operations, interest expense, depreciation and amortization, other non-cash items, and segment performance for the fiscal years ended January 31, 2012, 2011 and 2010:

	Comverse BSS	Comverse VAS	Comverse Other	Total
	(In thousands)
Fiscal Year Ended January 31, 2012:
Total revenue(1)	$365,008	$356,413	$49,736	$771,157

Total costs and expenses	$287,913	$232,477	$239,325	$759,715

Income (loss) from operations	$77,095	$123,936	$(189,589)	$11,442

Computation of segment performance:
Segment revenue(1)	$365,008	$356,413	$49,736

Total costs and expenses	$287,913	$232,477	$239,325
Expense adjustments:
Stock-based compensation expense	—	—	3,660
Amortization of acquisition-related intangibles	17,308	—	—
Compliance-related professional fees	—	—	10,901
Compliance-related compensation and other expenses	2,203	1,789	2,727
Impairment of property and equipment	170	238	1,923
Litigation settlements and related costs	—	—	804
Restructuring and integration charges	—	—	20,728
Other	—	—	(48)

Segment expense adjustments	19,681	2,027	40,695

Segment expenses	268,232	230,450	198,630

Segment performance	$96,776	$125,963	$(148,894)

Interest expense	$—	$—	$(953)	$(953)

Depreciation and amortization	$(20,609)	$(4,707)	$(8,849)	$(34,165)

Other non-cash items(2)	$(170)	$(238)	$(1,923)	$(2,331)

(1)	Total and segment revenue of the Comverse BSS and Comverse VAS segments include $42.7 million and $5.8 million, respectively, of additional revenue that was recognized as a result of the adoption of new accounting guidance relating to revenue recognition.
(2)	Other non-cash items consist of write-downs of property and equipment.

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

	Comverse BSS	Comverse VAS	Comverse Other	Total
	(In thousands)
Fiscal Year Ended January 31, 2011:
Total revenue	$340,502	$460,899	$61,435	$862,836

Total costs and expenses	$284,148	$285,572	$352,892	$922,612

Income (loss) from operations	$56,354	$175,327	$(291,457)	$(59,776)

Computation of segment performance:
Segment revenue	$340,502	$460,899	$61,435

Total costs and expenses	$284,148	$285,572	$352,892
Expense adjustments:
Stock-based compensation expense	—	—	2,439
Amortization of acquisition-related intangibles	18,505	—	—
Compliance-related professional fees	—	—	82,136
Compliance-related compensation and other expenses	1,557	330	2,655
Restructuring and integration charges	—	—	29,934
Gain on sale of land	—	—	(2,371)
Other	—	—	(1,402)

Segment expense adjustments	20,062	330	113,391

Segment expenses	264,086	285,242	239,501

Segment performance	$76,416	$175,657	$(178,066)

Interest expense	$—	$—	$(900)	$(900)

Depreciation and amortization	$(23,402)	$(5,505)	$(9,798)	$(38,705)

Other non-cash items(1)	$—	$—	$(923)	$(923)

(1)	Other non-cash items consist of write-downs of property and equipment.

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

	Comverse BSS	Comverse VAS	Comverse Other	Total
	(In thousands)
Fiscal Year Ended January 31, 2010:
Total revenue	$349,089	$384,965	$60,733	$794,787

Total costs and expenses	$304,924	$291,217	$412,862	$1,009,003

Income (loss) from operations	$44,165	$93,748	$(352,129)	$(214,216)

Computation of segment performance:
Segment revenue	$349,089	$384,965	$60,733

Total costs and expenses	$304,924	$291,217	$412,862
Expense adjustments:
Stock-based compensation expense	—	—	4,170
Amortization of acquisition-related intangibles	18,672	—	3,286
Compliance-related professional fees	—	—	113,306
Compliance-related compensation and other expenses	2,879	2,462	5,396
Impairment charges	—	—	3,356
Impairment of property and equipment	—	—	2,906
Acquisition-related charges	54	—	(157)
Restructuring and integration charges	—	—	15,272
Other	—	—	831

Segment expense adjustments	21,605	2,462	148,366

Segment expenses	283,319	288,755	264,496

Segment performance	$65,770	$96,210	$(203,763)

Interest expense	$—	$—	$(314)	$(314)

Depreciation and amortization	$(23,737)	$(10,058)	$(16,842)	$(50,637)

Other non-cash items(1)	$—	$—	$(9,109)	$(9,109)

(1)	Other non-cash items consist of write-downs and impairments of intangible assets and property and equipment.

The Company does not maintain balance sheets for the Comverse BSS, Comverse VAS and Comverse MI operating segments and therefore is unable to present total assets for Comverse BSS, Comverse VAS and Comverse Other.

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Revenue by major geographical region is based upon the geographic location of the customers who purchase the Company’s products and services. The geographical locations of distributors, resellers and systems integrators who purchase products and utilize the Company’s services may be different from the geographical locations of end customers. Revenue by geographic region and revenue by geographic region as a percentage of total revenue, for the fiscal years ended January 31, 2012, 2011 and 2010 was as follows:

	Fiscal Years Ended January 31,
	2012		2011		2010
	(Dollars in thousands)
United States	$93,901	12%	$188,766	22%	$131,424	17%
Russia	73,818	10%	42,922	5%	56,449	7%
India	57,543	7%	46,591	5%	29,119	4%
Australia	43,249	6%	61,541	7%	34,949	4%
Japan	43,243	6%	49,227	6%	25,699	3%
Italy	24,578	3%	46,019	5%	53,695	7%
France	22,827	3%	39,137	5%	50,131	6%
Other foreign(1)	411,998	53%	388,633	45%	413,321	52%

Total	$771,157	100%	$862,836	100%	$794,787	100%

(1)	Other foreign consists of numerous countries, none of which represents more than 5% of total revenue in any fiscal year presented.

Long-lived assets primarily consist of property and equipment, net, capitalized software development costs, net, and deferred costs of revenue. The Company believes that property and equipment, net, is exposed to the geographic area risks and uncertainties more than other long-lived assets, because these tangible assets are difficult to move and are relatively illiquid.

Property and equipment, net, by country of domicile consists of the following as of January 31, 2012 and 2011:

	January 31,
	2012	2011
	(In thousands)
United States	$6,688	$9,259
Israel	33,484	24,910
Other	4,515	6,470

	$44,687	$40,639

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

21.	SUPPLEMENTAL CASH FLOW INFORMATION

	Fiscal Years Ended January 31,
	2012	2011	2010
Non-cash operating items:
Depreciation and amortization	$34,165	$38,705	$50,637
Impairment of intangible assets	—	—	3,356
Provision for doubtful accounts	4,811	(467)	2,402
Stock-based compensation expense	3,660	2,439	4,170
Operating asset write-downs	2,331	923	5,752
Deferred income taxes	2,807	4,402	8,721
Gains on sale of assets	(67)	(2,774)	—
Provision for inventory reserves	4,456	10,734	5,888
Other non-cash items, net	(2,355)	(3,413)	757

Net non-cash operating items	$49,808	$50,549	$81,683

Non-cash investing transactions:
Accrued but unpaid purchases of property and equipment	$(312)	$623	$579

Inventory transfers to property and equipment	$18,190	$3,462	$2,860

Cash paid during the year for interest(1)	$363	$3	$—

Cash paid during the year for income taxes	$4,943	$5,628	$8,314

(1)	Including interest paid to affiliate.

22.	RELATED PARTY TRANSACTIONS

Note Payable to CTI

On January 11, 2011, the Company entered into a promissory note to borrow $7.0 million from CTI, with the note scheduled to mature on January 11, 2016. The contractual interest rate in relation to this promissory note is LIBOR plus 4.0%. The interest expense for the fiscal year ended January 31, 2012 was negligible and the amount owed to CTI as of January 31, 2012, including accrued interest, was approximately $8.5 million.

Loan Agreement with CTI

On May 9, 2012, the Company entered into a revolving loan agreement with CTI, pursuant to which CTI extended the Company a $25.0 million revolving credit facility, the proceeds of which are to be used to fund the Company’s operational expenses and working capital needs (see Note 24, Subsequent Events).

Advances to CTI

On April 13, 2009, the Company entered into a promissory note to advance CTI $200.0 million, with the note scheduled to mature on April 13, 2010. The contractual interest rate in relation to this promissory note was LIBOR plus 2.4%. The promissory note was repaid in full by CTI on October 13, 2009. The Company recognized interest income of $4.8 million for the fiscal year ended January 31, 2010 in relation to this promissory note.

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Transactions with other CTI Subsidiaries

In the ordinary course of business, the Company enters into commercial transactions with Starhome B.V. (“Starhome”) and Verint Systems Inc. (“Verint”), both of which are majority-owned subsidiaries of CTI. The Company recognized $3.1 million, $2.6 million and $1.8 million in revenue and $1.4 million, $0.1 million and $2 thousand in cost of revenue from transactions with Starhome for the fiscal years ended January 31, 2012, 2011 and 2010, respectively. As of January 31, 2012 and 2011, the Company had net receivables of $0.8 million and $1.1 million from Starhome and $1.8 million and $1.9 million from Verint, respectively.

Other Arrangements with CTI

CTI provides a variety of services to the Company (see Note 3, Expense Allocations).

23.	COMMITMENTS AND CONTINGENCIES

Guarantees

The Company provides certain customers in the ordinary course of business with financial performance guarantees, which in certain cases are backed by standby letters of credit or surety bonds, the majority of which are cash collateralized and accounted for as restricted cash and bank time deposits. The Company is only liable for the amounts of those guarantees in the event of its nonperformance, which would permit the customer to exercise the guarantee. As of January 31, 2012 and 2011, the Company believes that it was in compliance with its performance obligations under all contracts for which there is a financial performance guarantee, and that any liabilities arising in connection with these guarantees will not have a material adverse effect on the Company’s combined results of operations, financial position or cash flows. The Company also obtained bank guarantees primarily to provide customer assurance relating to the performance of certain obligations required by customer agreements for the guarantee of certain payment obligations. These guarantees, which aggregated $27.2 million as of January 31, 2012, are generally scheduled to be released upon the Company’s performance of specified contract milestones, a majority of which are scheduled to be completed at various dates through January 31, 2016.

Unconditional Purchase Obligations

In the ordinary course of business, the Company enters into certain unconditional purchase obligations, which are agreements to purchase goods or services that are enforceable, legally binding and specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions, and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancelable without penalty. The Company had unconditional purchase obligations of approximately $29.1 million as of January 31, 2012. Of these obligations, $23.2 million are due in the next twelve months and $5.9 million are due in one to three years.

Litigation Overview

Proceedings Related to CTI’s Special Committee Investigations

Overview

On March 14, 2006, CTI announced the creation of a Special Committee of its Board of Directors (the “Special Committee”) composed of outside directors to review CTI’s historic stock option grant practices and related accounting matters, including, but not limited to, the accuracy of the stated dates of option grants and whether all proper corporate procedures were followed. In November 2006, the Special Committee’s investigation was expanded to other financial and accounting matters, including the recognition of revenue related to certain contracts, errors in the recording of certain deferred tax accounts, the misclassification of

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

certain expenses, the misuse of accounting reserves and the misstatement of backlog. The Special Committee issued its report on January 28, 2008. Following the commencement of the Special Committee’s investigation, CTI, certain of its subsidiaries and some of CTI’s former directors and officers were named as defendants in several class and derivative actions, and CTI commenced direct actions against certain of its former officers and directors.

Beginning on or about April 19, 2006, class action lawsuits were filed by persons identifying themselves as CTI shareholders, purportedly on behalf of a class of CTI’s shareholders who purchased its publicly-traded securities. The actions were later consolidated and adjudicated at the United States District Court for the Eastern District of New York. The complaint named CTI and certain of its former officers and directors as defendants and alleged, among other things, violations of Sections 10(b) and 14(a) of the Exchange Act, Rule 10b-5 promulgated thereunder and Section 20(a) of the Exchange Act in connection with prior statements made by CTI with respect to, among other things, its accounting treatment of stock options. The action sought compensatory damages in an unspecified amount.

The parties to this action entered into a settlement agreement on December 16, 2009, which was amended on June 19, 2010 and approved by the court in which such action was pending on June 23, 2010. Under the settlement agreement, CTI paid the plaintiffs $160.2 million, of which $82.5 million was paid through the issuance of 12,462,236 shares of CTI’s common stock and the remainder was paid in cash.

Israeli Optionholder Class Actions

CTI and certain of its subsidiaries, including Comverse Ltd. (a subsidiary of the Company), were named as defendants in four potential class action litigations in the State of Israel involving claims to recover damages incurred as a result of purported negligence or breach of contract that allegedly prevented certain current or former employees from exercising certain stock options. CTI intends to vigorously defend these actions.

Two cases were filed in the Tel Aviv District Court against CTI on March 26, 2009, by plaintiffs Katriel (a former Comverse Ltd. employee) and Deutsch (a former Verint Systems Ltd. employee). The Katriel case (Case Number 1334/09) and the Deutsch case (Case Number 1335/09) both seek to approve class actions to recover damages that are claimed to have been incurred as a result of CTI’s negligence in reporting and filing its financial statements, which allegedly prevented the exercise of certain stock options by certain employees and former employees. By stipulation of the parties, on September 30, 2009, the court ordered that these cases, including all claims against CTI in Israel and the motion to approve the class action, be stayed until resolution of the actions pending in the United States regarding stock option accounting, without prejudice to the parties’ ability to investigate and assert the unique facts, claims and defenses in these cases. On April 4, 2012, plaintiffs filed a motion to lift the stay based on the resolution of the actions in the United States. On May 7, 2012, the court lifted the stay, and the case will proceed with plaintiffs’ filing of an amended complaint.

Two cases were also filed in the Tel Aviv Labor Court by plaintiffs Katriel and Deutsch, and both seek to approve class actions to recover damages that are claimed to have been incurred as a result of breached employment contracts, which allegedly prevented the exercise by certain employees and former employees of certain CTI and Verint Systems stock options, respectively. The Katriel litigation (Case Number 3444/09) was filed on March 16, 2009, against Comverse Ltd., and the Deutsch litigation (Case Number 4186/09) was filed on March 26, 2009, against Verint Systems Ltd. The Tel Aviv Labor Court has ruled that it lacks jurisdiction, and both cases have been transferred to the Tel Aviv District Court. These cases have been consolidated with the Tel Aviv District Court cases discussed above. The Company did not accrue for these matters as the potential loss is currently not probable or estimable.

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Investigation of Alleged Unlawful Payments

On March 16, 2009, CTI disclosed that the Audit Committee of its Board of Directors was conducting an internal investigation of alleged improper payments made by certain Company employees and external sales agents in foreign jurisdictions in connection with the sale of certain products. The Audit Committee also reviewed the Company’s other existing and prior arrangements with agents. When CTI’s Audit Committee commenced the investigation, CTI voluntarily disclosed to the SEC and the Department of Justice (the “DOJ”) these facts and advised that the Audit Committee had initiated an internal investigation and that the Audit Committee would provide the results of its investigation to the agencies. On April 27, 2009, the SEC advised CTI that it was investigating the matter and issued a subpoena to CTI in connection with its investigation. The Audit Committee provided information to, and cooperated fully with, the DOJ and the SEC with respect to its findings of the internal investigation and resulting remedial action.

On April 7, 2011, the Company and CTI entered into a non-prosecution agreement with the DOJ and the SEC submitted a settlement agreement with CTI and the Company to the United States District Court for the Eastern District of New York for its approval, which was obtained on April 12, 2011. These agreements resolved allegations that CTI and certain of the Company’s foreign subsidiaries violated the books and records and internal controls provisions of the U.S. Foreign Corrupt Practices Act (the “FCPA”) by inaccurately recording certain improper payments made from 2003 through 2006 by certain former employees and an external sales agent of Comverse Ltd. or its subsidiaries, in connection with the sale of certain products in foreign jurisdictions.

Under the non-prosecution agreement with the DOJ, CTI paid a fine of $1.2 million to the DOJ and the Company and CTI agreed to continue to implement improvements in their internal controls and anti-corruption practices and policies. Under the settlement agreement with the SEC, CTI paid approximately $1.6 million in disgorgement and pre-judgment interest and the Company and CTI are required under a conduct-based injunction to comply with the books and records and internal controls provisions of the FCPA.

The Company recorded charges associated with this matter during the fiscal year ended January 31, 2009.

Other Legal Proceedings

In addition to the litigation discussed above, the Company is, and in the future, may be involved in various other lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against the Company, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. The results of these lawsuits, claims and proceedings cannot be predicted with certainty. However, the Company believes that the ultimate resolution of these current matters will not have a material adverse effect on its financial statements taken as a whole.

Indemnifications

In the normal course of business, the Company provides indemnifications of varying scopes to customers against claims of intellectual property infringement made by third parties arising from the use of the Company’s products. The Company evaluates its indemnifications for potential losses and in its evaluation considers such factors as the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. Generally, the Company has not encountered significant charges as a result of such indemnification provisions.

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

24.	SUBSEQUENT EVENTS

Loan Agreement with CTI

On May 9, 2012, the Company entered into a revolving loan agreement (the “Loan Agreement”) with CTI, pursuant to which CTI extended the Company a $25.0 million revolving credit facility. Borrowings under the Loan Agreement are to be used to fund the Company’s operational expenses and working capital needs. Loans disbursed under the Loan Agreement mature on May 9, 2013, unless extended by CTI.

The commitment period under the Loan Agreement terminates on the earlier of (a) November 9, 2012, (b) the date upon which the Company and CTI cease to be affiliates, (c) the effective date of the share distribution, and (d) CTI’s contribution to the Company’s capital of substantially all of CTI’s cash in anticipation of the share distribution. CTI’s funding obligation under the Loan Agreement is subject to certain conditions, including the Company providing CTI with a budget acceptable to CTI in its sole and absolute discretion.

Borrowings under the Loan Agreement bear interest at the one-month London Interbank Offered Rate (or LIBOR) plus 4.00%. The Loan Agreement provides for the mandatory prepayment of the principal and interest outstanding under the Loan Agreement with all cash swept from our bank accounts from time to time in accordance with our cash management operations with CTI.

The Company’s obligations under the Loan Agreement are unsecured. The Loan Agreement does not contain any restrictive covenants but does contain customary events of default.

Appointment of President and Chief Executive Officer

On May 21, 2012, Philippe Tartavull was appointed as the Company’s President and Chief Executive Officer, replacing Mr. Burdick. Mr. Burdick continues to serve as CTI’s Chairman of the Board and Chief Executive Officer.

CTI’s Settlement Agreement with Cadian Capital

On May 30, 2012, the CTI Board entered into a letter agreement with Cadian Capital Management, LLC (“Cadian Capital”), Cadian Fund LP, Cadian Master Fund LP and Cadian GP LLC (Cadian Capital, together with the aforementioned entities other than CTI and Verint being referred to collectively as the “Cadian Group”) with respect to the solicitation for the election of CTI director nominees at the upcoming election of directors at the Annual Meeting of Shareholders of CTI scheduled for June 28, 2012 (the “CTI AGM”) by the Cadian Group pursuant to the proxy statement filed with SEC on March 28, 2012, as amended to date. Such letter agreement is referred to herein as the “Letter Agreement.”

Pursuant to the terms and conditions of the Letter Agreement, the parties agreed, among other things, (a) that Cadian Group immediately abandon its solicitation for the election of its or any other person’s nominees as directors of CTI other than those nominees proposed by CTI in connection with the CTI AGM and that Cadian Group vote all securities of CTI over which it has beneficial ownership in favor of the slate of directors named in CTI’s proxy statement filed in connection with the CTI AGM and (b) to take various actions with respect to the composition of the Board of Directors of Verint Systems (the “Verint Board”), the Board of Directors of the Company (the “Comverse Board”) and the CTI Board.

With respect to the Verint Board, the parties to the Letter Agreement agreed that three nominees designated by Cadian Capital (the “CTI-Cadian Verint Nominees”) and acceptable to the CTI Board will replace Augustus Oliver, Theodore Schell and Mark Terrell, three members of the CTI Board who also currently serve as members

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

of the Verint Board. The parties intend to identify and properly vet the CTI-Cadian Verint Nominees on or before June 15, 2012, subject to the approval of each nominee by each of the CTI Board and the Verint Board under the “Applicable Standard” (as defined below), and CTI agreed to (a) use reasonable best efforts to cause (i) the upcoming annual meeting of Verint stockholders currently scheduled to be held on June 15, 2012 (the “Verint AGM”) to be postponed to a date no later than July 2, 2012, (ii) each of Augustus Oliver, Theodore Schell and Mark Terrell to agree to not stand for reelection at the Verint AGM and (iii) the Verint definitive proxy statement filed with the SEC in connection with the Verint AGM to be amended to include the three CTI-Cadian Verint Nominees for election as directors of Verint and (b) vote all of the shares of common stock and preferred stock of Verint owned by CTI in favor of the election of the CTI-Cadian Verint Nominees at the Verint AGM. If for any reason any CTI-Cadian Verint Nominee is unable to stand for election at the Verint AGM or the CTI Board and/or Verint Board does not accept any CTI-Cadian Verint Nominee prior to June 15, 2012, Cadian Capital will have the opportunity to recommend one or more substitute nominees for any such CTI-Cadian Verint Nominee for approval by each of the CTI Board and the Verint Board under the Applicable Standard. In the event a substitute nominee is not approved by the CTI Board and/or the Verint Board, CTI shall promptly use reasonable best efforts to cause Verint to identify potential individuals to act as a CTI-Cadian Verint Nominee, with such individuals being subject to vetting and approval by the independent directors of the Verint Board (none of whom shall include any directors designated by CTI or the Cadian Group) under the Applicable Standard. Verint is entitled to engage a nationally recognized search firm to assist in identifying such potential individuals. Upon the approval by the independent directors of the Verint Board, CTI shall use reasonable best efforts to cause Verint to use reasonable best efforts to promptly cause Augustus Oliver, Theodore Schell and/or Mark Terrell, to the extent such directors have not earlier resigned, to resign from the Verint Board contemporaneously with the appointment or election of the substitute CTI-Cadian Verint Nominee(s). In the event that CTI causes Verint to remove any of the CTI-Cadian Verint Nominees who were elected to the Verint Board (“New Verint Directors”) without the consent of Cadian Capital, or any New Verint Director nominated by Cadian Capital resigns for any reason during the term of the Letter Agreement, then Cadian Capital will designate a replacement nominee for approval by each of the CTI Board and the Verint Board under the Applicable Standard. CTI agrees to use reasonable best efforts to cause any such mutually agreed replacements to be nominated to the Verint Board as directors.

With respect to the Comverse Board, CTI agreed that, immediately prior to the share distribution, it will cause the Comverse Board to be comprised of seven directors, one of whom shall be the chief executive officer of Comverse, three of whom shall be designated by the CTI Board (which three shall be Charles Burdick, Susan Bowick and Mark Terrell), and three of whom shall be designated by Cadian Capital (which three shall be James Budge, Steven Andrews and Doron Inbar, each of whom as of the date hereof are reasonably acceptable to the CTI Board to serve as directors of the Comverse Board; provided, however, that if any facts or circumstances arise which the CTI Board determines under the Applicable Standard make any Cadian Capital designee unacceptable to serve on the Comverse Board, Cadian Capital will recommend one or more substitute nominees for approval by the CTI Board under the Applicable Standard.

With respect to the CTI Board, in the event that either the share distribution has not occurred by October 31, 2012 or CTI has publicly announced that the share distribution is delayed beyond October 31, 2012 or announced its intent to abandon the share distribution at any time prior to October 31, 2012, CTI shall use reasonable best efforts to cause (a) the CTI Board to be immediately expanded and for each of James Budge, Steven Andrews and Doron Inbar to be promptly appointed to the CTI Board to fill such vacancies, subject to each aforementioned nominee being properly vetted and approved by the CTI Board under the Applicable Standard and (b) each of Augustus Oliver, Theodore Schell and Robert Dubner to resign from the CTI Board by the earlier of (i) the consummation of the share distribution and (ii) January 31, 2013.

COMVERSE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

The “Applicable Standard” means, with respect to any decision of a board of directors or any individual director with regard to whether to approve or find acceptable any nominee or designee for election or appointment as a director, such board of directors or director acting reasonably and in good faith but in no event constrained from exercising its, his or her fiduciary duties.

In connection with the foregoing, each member of the Cadian Group agrees that (a) in connection with the CTI AGM, (i) it will withdraw its letter to CTI dated March 28, 2012, (ii) it will notify the SEC that it shall not proceed with a solicitation of its nominees for election at the CTI AGM, (iii) it will cause its affiliates and associates to, immediately abandon its solicitation for the election of its or any other person’s nominees as directors of CTI other than those nominees proposed by CTI in connection with the CTI AGM, (iv) it will not, and will cause its affiliates and associates not to, solicit for or in any way participate in, directly or indirectly, the election of directors at the CTI AGM and (v) will vote all securities of CTI over which they have beneficial ownership in favor of the slate of directors named in CTI’s proxy statement filed in connection with the CTI AGM, (b) it will vote all securities of CTI over which it has beneficial ownership in favor of the share distribution and publicly announce its intention to vote in favor of the share distribution (provided, that the terms and conditions of the share distribution are, in the reasonable business judgment of Cadian Capital, fair and reasonable to, and in the best interests of, CTI shareholders) and (c) if a merger between CTI and Verint is proposed on terms and conditions that, in the reasonable business judgment of Cadian Capital acting in good faith, are fair and reasonable to, and in the best interests of, both CTI shareholders and Verint stockholders, it will vote all securities of CTI and Verint over which it has beneficial ownership in favor of such merger and publicly announce its intention to vote in favor of such merger.

In consideration of the foregoing, CTI has agreed to reimburse up to $300,000 of the reasonable, out-of-pocket documented expenses of the Cadian Group that have been incurred since March 2012.

The rights and obligations of the Cadian Group and CTI under the Letter Agreement (a) with respect to the CTI Board will terminate and be of no further force or effect in the event that the Cadian Group at any time ceases to own, in the aggregate, at least 1,000,000 shares of CTI common stock, (b) with respect to the Verint Board will terminate and be of no further force and effect (i) in the event that the Cadian Group ceases to own, in the aggregate, at least 1,000,000 shares of Verint common stock or (ii) in the event that CTI ceases to be the beneficial owner of a majority of the outstanding voting securities of Verint. In addition, the Letter Agreement will terminate and be of no further force or effect (x) from and after June 28, 2013 or (y) earlier, in the event that any member of the Cadian Group breaches in any material respect certain of its obligations under the Letter Agreement and such breach remains uncured after receipt of notice.

SCHEDULE II. VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

	Balance at Beginning of Fiscal Year	Additions Charged (Credited) to Expenses	Net Deductions (Recoveries)	Other(1)	Balance at End of Fiscal Year
Allowance for doubtful accounts:
Fiscal Year Ended January 31, 2012	$7,669	$4,811	$(3,166)	$(146)	$9,168
Fiscal Year Ended January 31, 2011	11,981	(467)	(4,721)	876	7,669
Fiscal Year Ended January 31, 2010	9,714	2,402	(483)	348	11,981

Inventory obsolescence:
Fiscal Year Ended January 31, 2012	$19,119	$4,456	$—	$(5,558)	$18,017
Fiscal Year Ended January 31, 2011	20,369	10,734	(6,862)	(5,122)	19,119
Fiscal Year Ended January 31, 2010	21,215	5,888	—	(6,734)	20,369

Valuation allowance on income tax assets:
Fiscal Year Ended January 31, 2012	$(224,226)	$(7,379)	$—	$396	$(231,209)
Fiscal Year Ended January 31, 2011	(210,782)	(14,267)	—	823	(224,226)
Fiscal Year Ended January 31, 2010	(192,045)	(14,904)	—	(3,833)	(210,782)

(1)	Primarily consists of adjustments to equity, inventory write off and other adjustments.

S-1

PROXY CARD

COMVERSE TECHNOLOGY, INC. 810 SEVENTH AVENUE NEW YORK, NY 10019

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends a vote “FOR” each of proposals 1, 2 and 3

1.	Authorization of the distribution to CTI shareholders of 100% of the outstanding shares of Comverse Common Stock.

For	Against	Abstain
☐	☐	☐

2.	Approval of the Comverse, Inc. 2012 Stock Incentive Compensation Plan.

For	Against	Abstain
☐	☐	☐

3.	Approval of a contingent amendment to CTI’s certificate of incorporation to effect a contingent reverse stock split of issued and outstanding CTI common shares.

For	Against	Abstain
☐	☐	☐

4.	Approval of the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to authorize the distribution to CTI shareholders of 100% of the outstanding shares of Comverse Common Stock, to approve the Comverse, Inc. 2012 Stock Incentive Compensation Plan or to approve a contingent amendment to CTI’s certificate of incorporation to effect a contingent reverse stock split of issued and outstanding CTI common shares.

For	Against	Abstain
☐	☐	☐

Note:	In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the Special Meeting and any adjournments or postponements thereof.

(Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.)

Signature	Date	Signature (joint owners)	Date

Signature [PLEASE SIGN WITHIN BOX]

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE

SPECIAL MEETING TO BE HELD ON            , 2012:

The Notice of Special Meeting of Shareholders and Proxy Statement are available at

www.proxyvote.com.

Please detach along perforated line and mail in the envelope provided if you are not voting via the telephone or Internet.

[M38232-P16668]

SPECIAL MEETING OF SHAREHOLDERS OF

COMVERSE TECHNOLOGY, INC.

            , 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder(s) of COMVERSE TECHNOLOGY, INC., a New York corporation, set forth on the reverse side, hereby appoint(s) Mr. Charles J. Burdick and Mr. Joel E. Legon, and each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in name of the shareholder(s) set forth on the reverse side, to represent the shareholder(s) set forth on the reverse side at the Special Meeting of Shareholders of Comverse Technology, Inc. to be held on            , 2012, at 10:00 a.m., New York City time, at                    , and at any adjournments or postponements thereof, and to vote all shares of common stock which the shareholder(s) set forth on the reverse side would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may properly come before the meeting and any adjournments or postponements thereof and revoke(s) all proxies previously given by the shareholder(s) set forth on the reverse side with respect to the shares covered hereby.

This proxy will be voted as directed, or if no direction is indicated, will be voted “FOR” each of Proposal 1, Proposal 2, Proposal 3 and Proposal 4 as specified on the reverse, and as said proxies deem advisable on such other matters as may properly come before the meeting and any adjournments or postponements thereof.

SEE REVERSE SIDE	PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE (Your vote by proxy must be returned prior to the special meeting on , 2012)	SEE REVERSE SIDE